Form 10-K, Exhibit 13
period 1993-12-26
WEYERHAEUSER CO
filed 1994-03-11
CIK 106535

Timberlands and Wood Products

Timberlands and Wood Products reported operating earnings of $891 million in 1993 as compared with $515 million in 1992, a 73 percent increase. Timber-supply restrictions in the public forests of the Pacific Northwest and improving single-family home-building markets bolstered prices in the domestic market during the year. U.S. single-family housing starts reached 1.12 million in 1993 and are expected to move to the 1.2-1.3 million range in 1994. > Prices for logs and building materials were also strong in the Japanese market. Wooden-housing starts in Japan were up in 1993 over 1992 and are expected to at least hold that level in 1994. Government support to upgrade the housing stock, declining interest rates, and a desire to improve living conditions have helped keep housing starts in Japan - especially wooden starts - at a high level despite the continuing recession. >
Weyerhaeuser lumber operations experienced strong markets in 1993 with the slowly improving U.S. economy, but prices were volatile due to the tight supply situation and uncertainty around the strength and pace of the recovery. Record lumber prices were set in both the first and fourth quarters. Markets were strong and prices volatile for structural panels as well. > The Engineered Fiber Products business, producer of oriented strand board, particleboard and other panels, showed strong operating performance during most of the year including significant market

N E T  S A L E S                         1993    1992   1991   1990    1989
                                       ------------------------------------
(Millions of dollars)
Raw materials (logs, chips and timber) $1,021   $ 872  $ 843  $ 834   $ 893
Softwood lumber                         1,669   1,097    938  1,016   1,229
Softwood plywood and veneer               567     498    412    411     490
Oriented strand board, composite
 and other panels                         623     495    383    381     424
Hardwood lumber                           154     127    118    117     119
Hardwood plywood and doors                141     116    117    135     236
Treated products                           84      67     65     80      95
Miscellaneous products                    209     145     72     99     180
                                       ------------------------------------
                                       $4,468  $3,417 $2,948 $3,073  $3,666
                                       ------------------------------------
                                       ------------------------------------

improvement in composite panels after 2 1/2 years of depressed prices. The Plywood business had a good year despite being hampered by delays in receiving air quality permits for newly installed and rebuilt dryers. > The Building Materials Distribution business had another excellent year, topping last year's record sales and earnings. Low interest rates, healthy markets in residential building and repair and remodel, and focus on customer satisfaction benefited business units throughout the system. The outlook is optimistic for 1994 to be even better than 1993 as interest rates are expected to remain low, and building products demand high in both new residential and repair and remodel markets. > WOOD PRODUCTS ACCOMPLISHMENTS Major accomplishments in 1993 included a better than 30 percent improvement

S A L E S  V O L U M E S                    1993   1992   1991   1990   1989
                                           ---------------------------------
(Millions)
Raw materials - cubic feet                   547    545    538    540    587
Softwood lumber - board feet               4,230  3,440  3,269  3,417  4,223
Softwood plywood and veneer -
  square feet (3/8")                       2,435  2,227  2,135  2,212  2,441
Composite panels - square feet (3/4")        626    590    685    641    635
Oriented strand board - square feet (3/8") 1,672  1,484  1,205  1,185  1,180
Hardboard - square feet (7/16")              140    133    114    126    133
Hardwood lumber - board feet                 240    218    219    209    223
Hardwood doors (thousands)                   556    514    525    697  1,146

toward 1995 companywide safety targets; start-up of the Slave Lake, Alberta, oriented strand board (OSB) mill;
achievement of 107 percent of the business improvement target for the Plywood business; record production in OSB, softwood and hardwood lumber; and successful completion of modernizations of lumber mills at Philadelphia, Miss.;
Dierks, Ark.; Bruce, Miss.; Drayton Valley, Alberta; and
Princeton, British Columbia. >  FOREST MANAGEMENT FOCUS
Public attention was again focused on forest management issues in 1993, including President Clinton's forest conference held in Portland, Ore., in April.
Following the conference, a list of options was prepared by the administration, and in July, one was selected. The plan would reduce federal timber harvests from certain national forests in Oregon,

Washington and
northern California to 1.2 billion board feet annually (down from the 4-5 billion board-foot level typical of the 1980s). In December, the Clinton administration proposed to develop a new rule, authorized under Section 4(d) of the Endangered
Species Act, to ease restrictions for protection of the northern spotted owl on non-federal lands. The proposal identifies federal lands as those most important to the protection of the spotted owl and envisions that private and state lands provide supplemental support to the federal lands, where necessary. Weyerhaeuser is working with the U.S. Fish and Wildlife Service to develop a habitat-conservation plan for its timberlands near Coos Bay, Ore.
> TIMBERLANDS ACCOMPLISHMENTS Accomplishments for the year included substantial improvements in all regions against safety-performance goals, further Total Quality education across the business relating to "customer value propositions," the expansion of a commercial thinning program in Oregon's Willamette operations, a major salvage operation in drought- and insect-damaged fir and pine in Oregon's Klamath Falls operation, and commencement of operational pruning on Western timberlands. Timberlands Forest Councils made further headway during 1993 to ensure alignment of Forest Council goals with the overall goals and objectives of the timberlands businesses. The councils were formed in

A N N U A L  P R O D U C T I O N      CAPACITY   1993  1992  1991  1990  1989
                                      ---------------------------------------
(Millions)
Logs - cubic feet                            _    673   749   782   817   839
Softwood lumber - board feet             3,215  3,135 2,782 2,687 2,719 2,759
Softwood plywood and veneer -
 square feet (3/8")                      1,246  1,188 1,125   966 1,076 1,069
Composite panels - square feet (3/4")      609    564   540   493   505   587
Oriented strand board -
 square feet (3/8")                      1,440  1,443 1,234 1,208 1,156 1,121
Hardboard - square feet (7/16")            130    120   118    90   119   131
Hardwood lumber - board feet               255    221   210   196   202   212
Hardwood doors (thousands)                 561    522   469   448   556   833

1992 to guide Weyerhaeuser's efforts, and maintain our industry leadership, into the 21st century.
They focus on adapting forest management practices to meet changing environmental goals and future public expectations related to forestry. The councils operate in all geographic regions and include employees from operations, research and engineering, communications and government affairs. > After Washington's Forest Practices Board adopted a watershed analysis process to address the cumulative effects of forest practices, Weyerhaeuser became the first landowner to launch a full-scale analysis on the Tolt River watershed basin, where Weyerhaeuser is the primary landowner. This process has been widely recognized as a potential model for resolving resource-management issues. In addition, Washington's

P R I N C I P A L   M A N U F A C T U R I N G   F A C I L I T I E S
- -------------------------------------------------------------------
Softwood lumber, plywood and veneer                              35
Composite panels                                                  6
Oriented strand board                                             5
Hardboard                                                         1
Hardwood lumber                                                   8
Hardwood doors                                                    1

Forest Council developed a process - including training in landscape architecture - to manage the aesthetics of harvesting. > 1994 PRIORITIES Safety improvement will top the list of priorities in all timberlands and wood products businesses in 1994 and beyond. Actions designed to eliminate both work- and non-work-related injuries of employees are being implemented in all businesses, and safe work standards are being reinforced with contractors and suppliers. > Customer satisfaction and continuous improvement in business basics also remain high on the list of goals in 1994 for timberlands and wood products businesses. One of our principal strategies is empowering people to use their skills and talents to meet customers' needs, financial goals and productivity-improvement targets.

Pulp, Paper and Packaging

Worldwide oversupply in the pulp and paper industry kept product prices depressed in 1993 - some at their lowest levels in real dollars since World War II. For the year, operating earnings of the company's pulp and paper segment were $61 million as compared with operating earnings of $251 million in 1992, a 76 percent decrease. > Recovery in prices is expected to accelerate in the coming year as the U.S. economy improves even though some weakness will continue in the European and Japanese economies. Worldwide competition will continue as a result, affecting the rate of price improvement. Devaluations of Swedish and Finnish currencies in late 1992 dramatically improved the Scandinavian producers' export cost position and, therefore, their competitiveness in Europe and the United States. Given continuing oversupply in Europe, the devaluations have led to significant penetration of the U.S. market in some paper grades. > The world pulp market was oversupplied throughout 1993, with price pressure increased by excess inventory built in the second half of 1992. Decreased prices during the year led to significant downtime for the pulp industry, including some permanent mill shutdowns. There are many indications that the bottom of the cycle has been reached and that market balance may be achieved by mid-1994.





N E T  S A L E S                   1993     1992     1991     1990     1989
                                 ------------------------------------------
(Millions of dollars)
Pulp                             $  823   $  711   $  803   $  865   $  917
Newsprint                           322      326      288      293      321
Paper                               648      673      655      751      733
Paperboard and containerboard       255      321      361      366      373
Container and packaging products  1,302    1,323    1,175    1,183    1,261
Recycling                            77       93       90       88       85
Chemicals                            32       31       34       28       31
Personal care products                _      514      450      338      347
Miscellaneous products              120      117      147      140      147
                                 ------------------------------------------
                                 $3,579   $4,109   $4,003   $4,052   $4,215
                                 ------------------------------------------
                                 ------------------------------------------

                                  27

Modest growth in paper-grade pulp demand is expected during 1994. > At the same time, little new chemical pulp capacity is expected to start up in 1994. A large part of the capacity that will start up in the next few years will be hardwood from the Southern Hemisphere. Current weak earnings, environmental expenditures required on existing facilities, and increasing environmental regulation related to the construction of new mills should constrain future capacity growth. > Weyerhaeuser's major mill modernizations, announced last year, will put the company in a strong competitive position in terms of product and process quality and the environmental status of our mill system. Parts of the Plymouth, N.C., modernization are scheduled to start up during 1994, including the rebuilt No. 4



S A L E S  V O L U M E S         1993    1992    1991    1990    1989
                               --------------------------------------
(Thousands)
Pulp - air-dry metric tons      1,886   1,238   1,433   1,194   1,116
Newsprint - metric tons           609     575     450     453     473
Paper - tons                      990     966     869     893     849
Paperboard - tons                 222     238     234     220     197
Containerboard - tons             290     318     418     444     497
Packaging - MSF                31,386  29,414  26,525  25,022  24,560
Recycling - tons                  851     778     735     648     633
Personal care products -
 standard cases                     _  17,017  14,929  11,471  12,181


uncoated free-sheet paper machine. The rebuilt machine will increase capacity, product quality and mix capabilities, while lowering costs. Also part of the Plymouth project is a rebuild of the No. 1 linerboard machine, which will be the first Weyerhaeuser linerboard machine to use 100 percent recycled furnish.
> Containerboard prices deteriorated during 1993, forcing many of our competitors to take market-related containerboard mill downtime. Board and box prices began to strengthen in the fourth quarter, continuing into early 1994. The outlook is for improved business conditions in 1994 as we continue to concentrate on the development of key customer partnerships. > Major factors affecting the Fine Paper business in 1993 were industry overcapacity in the uncoated free-sheet market and the slow pace of

U.S. economic growth. The inflow of European-made, particularly Scandinavian, lightweight coated into the U.S. market in the fourth quarter came just as this paper grade was beginning to show some price recovery. The outlook for the Fine Paper business is strengthening demand and slowly improving prices in 1994. > U.S. economic weakness and the Japanese recession resulted in no growth in U.S. newsprint consumption and declines in Japanese consumption during 1993. The decline in Japan was driven by lack of print advertising due to the poor economic climate. There was excess newsprint supply in both markets and newsprint prices continued to decline in North America. Scandinavian imports found their way into eastern U.S. newsprint markets as a result of the devaluations. The outlook is for continued difficult economic conditions and slow domestic recovery in 1994. > Weyerhaeuser's
Recycling business experienced price erosion due to the general weakness in the pulp and paper industry during 1993. Market demand for high grades dropped dramatically as a result of pulp price declines. In addition, as a result of Germany's recycling subsidy program and the oversupply situation throughout
Europe, European exports became a factor in Far East markets. The 1994 outlook for the business is for

A N N U A L  P R O D U C T I O N  CAPACITY   1993   1992   1991   1990   1989
                                  -------------------------------------------
(Thousands)
Pulp - air-dry metric tons           2,130  2,096  1,506  1,527  1,386  1,275
Newsprint - metric tons                675    618    588    461    459    486
Paper - tons                         1,015  1,007    971    889    900    919
Paperboard - tons                      220    217    229    238    217    221
Containerboard - tons                2,360  2,269  2,240  2,224  2,171  2,168
Packaging - MSF                     36,800 32,795 31,040 27,583 26,146 25,764
Recycling - tons                         _  1,847  1,692  1,415  1,204  1,163
Personal care products -
 standard cases                          _      _ 16,743 14,902 11,471 12,019

significant volume growth with three new facilities coming on line. New de-ink market pulp mills starting up in late 1994 and 1995 will strengthen markets for high-grade recyclable fiber. > The bleached paperboard industry experienced significant oversupply for most of 1993 and will continue to do so in 1994. However, the liquid packaging segment of the market has remained relatively firm.
> ACCOMPLISHMENTS In spite of very difficult market challenges, the pulp and paper businesses continued on an improvement track aimed at positioning for the eventual recovery. > The Pulp business accomplished a smooth integration of the Oglethorpe, Ga., and Grande Prairie, Alberta, people and facilities into its system. Containerboard Packaging received major awards of new business from General Mills, Quaker Oats Company and Philip Morris Companies. > The Fine Paper business achieved safety



P R I N C I P A L    M A N U F A C T U R I N G   F A C I L I T I E S
- --------------------------------------------------------------------
Pulp                                                               8
Newsprint                                                          1
Paper                                                              5
Paperboard                                                         1
Containerboard                                                     5
Packaging                                                         36
Recycling                                                         21
Chemicals                                                          7


performance above averages for the industry as well as Weyerhaeuser's major mill average. The business produced in excess of 1 million tons for the first time in 1993 and was one of only a few industry competitors taking no downtime for lack of orders. > The Newsprint business received "#1
North American Supplier" recognition by Gannett Supply
Corporation and increased its western U.S. market share.
The business also used Total Quality Management tools to improve facility production capability to expansion target levels. > The Recycling business continued its growth path, reaching a collection volume of 1.8 million tons of wastepaper. The business acquired CC&C Recycling in Des Moines, Iowa, and reduced fiber costs to Weyerhaeuser mills between 1992 and 1993 by over $5 million.

Real Estate and Financial Services

Weyerhaeuser Real Estate Company (WRECO) earned $18.3 million in 1993, a 42 percent improvement over 1992 earnings of $12.9 million. The company benefited from improving housing market conditions in all regions except Southern California. Consumer confidence and mortgage rates improved during the year, driving a healthy increase in national starts of both single- and multi-family housing. With interest rates continuing at low levels, U.S. single-family housing starts are expected to strengthen further in 1994.
> In 1993 WRECO's Winchester Homes subsidiary was awarded one of the first "National Housing Quality Awards," ever given by the National Association of Home Builders and Professional Builder magazine. > In 1994 WRECO will be emphasizing additional employee education and training in Total Quality principles and processes. Improved safety practices by employees and contractors, as in all other Weyerhaeuser businesses, are receiving special attention. > Weyerhaeuser Financial Services, Inc. (WFS), whose principal subsidiaries are Weyerhaeuser Mortgage Company and Mortgage Securities
Corporations, earned $76.4 million in 1993 as compared with $67.6 million in 1992. Earnings for WFS in 1993 included the gain on the sale, completed in April 1993, of GNA Corporation to General Electric Capital Corporation. Propelled by continued low interest rates and business expansions, Weyerhaeuser



V O L U M E S  S O L D          1993   1992   1991   1990   1989
                               ---------------------------------
Single-family units(1)         3,879  3,917  4,410  5,113  5,858
Multi-family units(1)          1,141     60    317    358    412
Lots(1)                        1,372  2,762  1,138  3,008  2,729
Commercial space
 (thousand square feet)           88    142    269    235    945

(1)Includes one-half of joint-venture sales.

                                  31

Mortgage Company (WMC) set a new record for single-family loan originations in 1993 of $4.4 billion. Falling interest rates during the year spurred further refinance activity as the company's planned expansion came on line. Strong housing sales are forecast for 1994, which should help offset an expected slowdown in refinance activity. Stepped-up customer satisfaction measurement and response and continuous focus on productivity improvement are planned for the year.



N E T  S A L E S  A N D  R E V E N U E S - WRECO   1993  1992  1991 1990 1989
                                                   --------------------------
(Millions of dollars)
Single-family units                                $615  $569  $591 $644 $718
Multi-family units                                   30     4    16   15   12
Residential lots                                     43    39    25   35   44
Commercial lots                                      41     6    17   10   27
Commercial buildings                                  3     5    30   23   66
Acreage                                              27    20    16   31   55
Other                                                70    47    49   53   53
                                                   --------------------------
                                                   $829  $690  $744 $811 $975
                                                   --------------------------
                                                   --------------------------

N E T  S A L E S  A N D  R E V E N U E S - WFS  1993  1992  1991  1990  1989
                                                ----------------------------
(Millions of dollars)
Interest                                        $110  $144  $209  $278  $383
Investment income                                116   452   454   369   314
Loan origination and servicing fees              127   103    98    89    92
Premiums                                          14    21    19    23    21
Other revenues                                    34   112    82    49    41
                                                ----------------------------
                                                $401  $832  $862  $808  $851
                                                ----------------------------
                                                ----------------------------

Description of the Business of the Company





Weyerhaeuser Company (the company) was incorporated in the state of Washington in January 1900 as Weyerhaeuser Timber Company. It is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, real estate development and construction, and financial services.
 The company has 37,000 employees, of which 34,200 are employed in its timber-based businesses, and of this number, approximately 17,000 are covered by collective bargaining agreements, which generally are negotiated on a multi-year basis.
 Approximately 2,800 of the company's employees are involved in the activities of its real estate and financial services subsidiaries.
 The major markets, both domestic and foreign, in which the company sells its products are highly competitive, with numerous strong sellers competing in each. Many of the company's products also compete with substitutes for wood and wood fiber products. The real estate and financial services subsidiaries also operate in highly competitive markets, competing with numerous regional and national firms in real estate development and construction and in financial services.
 In 1993 the company's sales to customers outside the United States totaled $2.2 billion (including $1.8 billion of exports from the United States and Canada), or 23 percent of total consolidated sales and revenues. The company believes these sales contributed a higher proportion of aggregate operating profits (see Note 3 of Notes to Financial Statements). All sales to customers outside the United States are subject to risks related to international trade and to political, economic and other factors that vary from country to country.

Principal Business Segments
Timberlands and Wood Products
The company owns approximately 5.5 million acres of commercial forestland in the United States (50 percent in the South and 50 percent in the Pacific Northwest), most of it highly productive and located extremely well to serve both domestic and international markets. The company has, additionally, long-term license arrangements in Canada covering approximately 17.8 million acres (of which 14 million acres are considered to be productive forestland). The combined total timber inventory on these U.S. and Canadian lands is approximately 245 million cunits (a cunit is 100 cubic feet of solid wood), of which approximately 75 percent is softwood species. The relationship between cubic measurement and the quantity of end products that may be produced from timber varies according to the species, size and quality of timber, and will change through time as the mix of these variables changes. To sustain the timber supply from its fee timberland, the company is engaged in extensive planting, suppression of non-merchantable species, precommercial and commercial thinning, fertilization and operational pruning, all of which increase the yield from its fee timberland acreage.
 The company's wood products businesses produce and sell softwood lumber, plywood and veneer; composite panels;
oriented  strand  board;  hardboard;  hardwood  lumber   and
plywood; doors; treated products; logs; chips and timber. These products are sold primarily through the company's own sales organizations. Building materials are sold to whole salers, retailers and industrial users.

Net sales (millions):
                                 1993  1992   1991   1990   1989
                              ----------------------------------
Raw materials (logs,
 chips and timber)            $1,021 $  872 $  843 $  834 $  893
Softwood lumber                1,669  1,097    938  1,016  1,229
Softwood plywood
 and veneer                      567    498    412    411    490
Oriented strand board,
 composite and other panels      623    495    383    381    424
Hardwood lumber                  154    127    118    117    119
Hardwood plywood
 and doors                       141    116    117    135    236
Treated products                  84     67     65     80     95
Miscellaneous products           209    145     72     99    180
                               ---------------------------------
                              $4,468 $3,417 $2,948 $3,073 $3,666
                               ---------------------------------
                               ---------------------------------

                                1993  1992   1991  1990  1989
                                -----------------------------
Timberlands and wood
 products' approximate contributions
 to earnings (millions):        $891  $515  $155   $300  $299
                                -----------------------------
                                -----------------------------


After net restructuring charges of $152 in 1991 and $96 in 1989.


Pulp and Paper Products
The company's pulp and paper products businesses include:
Pulp, which manufactures chemical wood pulp for world markets; Newsprint, which manufac-tures newsprint at the company's North Pacific Paper Corporation mill and markets it to West Coast and Japanese newspaper publishers; Paper, which manufactures and markets a range of both coated and uncoated fine papers through paper merchants and printers; Containerboard Packaging, which manufactures linerboard and corrugating medium, which is primarily used in the production of corrugated shipping containers, and manufactures and markets corrugated shipping containers for industrial and agricultural packaging; Paperboard, which manufactures bleached paperboard that is used for production of liquid containers and is marketed to West Coast and Pacific Rim customers; Recycling, which operates an extensive wastepaper collection system and mar-kets it to company mills and worldwide customers; Chemicals, which produces chlorine, caustic and tall oil, which are used principally by the company's pulp and paper operations; and Personal Care Products, which manufactures disposable diapers sold under the private-label brands of many of North America's largest retailers (this business was sold in February 1993 through an initial public offering of stock).

Net sales (millions):
                                1993  1992    1991    1990   1989
                              -----------------------------------
Pulp                          $  823 $  711 $  803  $  865 $  917
Newsprint                        322    326    288     293    321
Paper                            648    673    655     751    733
Paperboard and
 containerboard                  255    321    361     366    373
Container and packaging
 products                      1,302  1,323  1,175   1,183  1,261
Recycling                         77     93     90      88     85
Chemicals                         32     31     34      28     31
Personal care products             _    514    450     338    347
Miscellaneous products           120    117    147     140    147
                              -----------------------------------
                              $3,579 $4,109 $4,003  $4,052 $4,215
                              -----------------------------------
                              -----------------------------------

                                1993  1992  1991   1990  1989
                                -----------------------------
Pulp and paper products'
 approximate contributions
 to earnings (millions):         $61  $251  $108   $484  $588
                                -----------------------------
                                -----------------------------

After net restructuring charges of $129 in 1991 and $80 in 1989.

Real Estate
The company, through its real estate subsidiary, Weyerhaeuser Real Estate Company, is a builder/developer of for-sale housing and apartments, de-velops commercial and residential lots for sale to users and other builders, builds commercial buildings for sale to institutional investors, and is an investor in joint ventures and limited partnerships.

Net sales and revenues (millions):
                               1993   1992   1991    1990     1989
                               -----------------------------------

Single-family units            $615   $569   $591    $644     $718
Multi-family units               30      4     16      15       12
Residential lots                 43     39     25      35       44
Commercial lots                  41      6     17      10       27
Commercial buildings              3      5     30      23       66
Acreage                          27     20     16      31       55
Other                            70     47     49      53       53
                               -----------------------------------
                               $829   $690   $744    $811     $975
                               -----------------------------------
                               -----------------------------------

                                       1993   1992   1991  1990  1989
                                       ------------------------------
Real estate's approximate
 contributions to earnings (millions): $ 18   $ 13  $(175) $ 35  $ 26
                                       ------------------------------
                                       ------------------------------

After restructuring charges of $155 in 1991 and $89 in 1989.

Financial Services
The company, through its financial services subsidiary, Weyerhaeuser Financial Services, Inc., is involved in a range of financial services. The principal operating unit is Weyerhaeuser Mortgage Company, which has origination offices in 12 states, with a servicing portfolio of $8.4 bil lion covering approximately 112,000 loans throughout the country. Mortgages are resold in the secondary market through mortgage-backed securities to financial institutions and investors. Through its insurance services organization, it also offers a broad line of property, life and disability insurances.
 GNA Corporation, a subsidiary that specialized in the sale of life insurance annuities and mutual funds to the customers of financial institutions, was sold in April 1993.
 Republic Federal Savings & Loan Association, a subsidiary that operated in Southern California through 1991, was dissolved in 1992.

Net sales and revenues (millions):
                          1993 1992   1991  1990  1989
                          ----------------------------
Premiums                  $ 14 $ 21   $ 19  $ 23  $ 21
Interest                   110  144    209   278   383
Investment income          116  452    454   369   314
Loan origination and
 servicing fees            127  103     98    89    92
Other revenues              34  112     82    49    41
                          ----------------------------
                          $401 $832   $862  $808  $851
                          ----------------------------
                          ----------------------------

                                      1993   1992    1991 1990   1989
                                      -------------------------------
Financial services' approximate
 contributions to earnings (millions):$ 76   $ 68    $ 60 $ 47  $(67)
                                      -------------------------------
                                      -------------------------------

After restructuring charges of $73 in 1989.

Corporate and Other
Corporate and other includes nursery and garden supply products, which are sold primarily to retailers and landscapers by the company's sales force; health and beauty aids; marine transportation; and miscellaneous corporate activities. With one exception, all of the nursery and garden supply operations and the health and beauty aids business have been sold.

Net sales (millions):
                                1993   1992  1991  1990  1989
                                -----------------------------
Nursery and garden supply
 and health and beauty aids     $ 60   $ 62  $ 74  $232  $316
Corporate and miscellaneous
 activities                      209    158   142    91   159
                                -----------------------------
                                $269   $220  $216  $323  $475
                                -----------------------------
                                -----------------------------

Approximate contributions to earnings (millions):
                                1993  1992  1991  1990     1989
                               --------------------------------
Nursery and garden supply
 and health and beauty aids    $ (1) $  (1)  $  1  $  _    $ (60)
Corporate and miscellaneous
 activities                     (46)  (106)  (149)  (115)   (131)
                               ---------------------------------
                               $(47) $(107) $(148) $(115)  $(191)
                               ---------------------------------
                               ---------------------------------

After net restructuring charges of $9 in 1991 and $112 in 1989.

Environmental Matters
In 1990 the northern spotted owl was listed as a threatened species under the Endangered Species Act (ESA). In 1992, the marbled murrelet was listed as a threatened species under the ESA. Certain Snake River salmon runs have been listed as threatened or endangered under the ESA. Petitions have been filed to list certain Pacific Northwest coastal salmon runs as threatened or endangered under the ESA. A consequence of these listings has been, and a possible consequence of future listings may be, reductions in the sale and harvest of timber on federal timberlands in the Pacific Northwest. Uncertainty regarding the provision of habitat for threatened and endangered species on non-federal timberlands has resulted, and may in the future result, in restrictions on timber harvest on some non-federal timberlands in the Pacific Northwest, including some timberlands of the company. The listing of the red-cockaded woodpecker as an endangered species under the ESA has had some impact on the harvest of public and private timber in the southeastern United States, but has had little impact on the company's timberlands. Forest practice acts in some of the states in which the company has timber increasingly impact present or future harvests and forest management activities. In addition, the statutory requirements with respect to the preservation of wetlands and threatened or endangered species may affect future harvest and forest management activities on some of the company's Southern timberlands.
 In July 1993, the Clinton administration announced its plan with respect to management of federal timberlands in the Pacific Northwest. If implemented, this plan will reduce timber sales from certain federal lands in western Washington, western Oregon and northern California by about 75 percent from harvest levels in the 1980s to approximately
1.2 billion board feet per year. If implemented, this reduction in federal timber harvest will seriously reduce log supplies to many independent sawmills that have been important suppliers of wood chips to the company's pulp and paper mills in Washington and Oregon. The company anticipates that there will be alternate sources of wood chips or other fiber to supply its operations.
 The administration also stated in its proposal that reduced timber harvest on federal lands will allow modifications to the current federal requirements for protection of northern spotted owls on private lands. On December 10, 1993, the administration announced that it was taking the first steps in the regulatory process to ease those harvest restrictions. The company believes that the regulatory changes might ultimately allow it to harvest fee timber in some areas where it has not been operating because of uncertainties regarding the provision of habitat for the northern spotted owl. Whether those regulatory changes will be implemented is uncertain. If those regulatory changes are not implemented, the company may not harvest some timber that it otherwise plans to harvest in 1994.
 Because those regulatory changes may not be implemented, and in order to avoid existing uncertainty under the ESA, the company is seeking approval from the United States Fish and Wildlife Service for a permit and associated Habitat Conservation Plan (HCP) with respect to northern spotted owls on a portion of its Oregon coastal timberlands. That HCP would establish a protocol for the harvest of timber and the protection of northern spotted owls on those timberlands. The company believes the most effective way to manage its timberlands for the growth and harvest of timber and the protection of wildlife and fish habitat is to develop a comprehensive plan for the management of all the resources on those timberlands. Accordingly, the company may attempt to develop HCPs for other parts of its Pacific Northwest timberlands that would address the protection of wildlife and fish habitat for both listed and non-listed species.

 The combination of the forest management and harvest restrictions and impacts described in the preceding four paragraphs has increased operating costs, resulted in increases in the value of timber and logs from the company's Pacific Northwest timberlands, and contributed to an increase in prices for wood products. The company does not know whether these effects will continue. If wood products prices remain at their present levels, there may be an increase in substitution of other products for lumber and plywood.
 The company does not believe that the restrictions and impacts described in the above paragraphs have had, or in 1994 or 1995 will have, a significant effect on the company's total harvest of timber, although they may have such an effect in the future.
 In addition to the foregoing, the company is subject to federal, state or provincial, and local air, water and land pollution control, solid and hazardous waste management, disposal and remediation laws and regulations in all areas in which it has operations, and to market demands with respect to chemical content of some products and use of recycled fiber. Compliance with these laws, regulations and demands usually involves capital expenditures as well as operating costs. The company cannot easily quantify future amounts of capital expenditures required to comply with these laws, regulations and demands, or the impact on operating costs, because in some instances compliance standards have not been developed or have not become final or definitive. In addition, compliance with standards frequently serves other purposes such as extension of facility life, increase in capacity, changes in raw material requirements, or increase in economic value of assets or products. While it is difficult to isolate the environmental component of most manufacturing capital projects, the company estimates that capital expenditures for environmental compliance were approximately 8 percent of total capital expenditures in 1992 and 1993, and based on its understanding of current regulatory requirements, the company expects this percentage to increase to approximately 11 percent in 1994 and to range from 13 to 14 percent of total capital expenditures in 1995.
 The company is involved in the environmental remediation of numerous sites, including 37 Superfund sites where the company has been named as a potentially responsible party. Some of the sites are on property presently or formerly owned by the company where the company has the sole obligation to remediate the site or shares that obligation with one or more parties, and others are third-party sites involving several parties who have a joint and several obligation to remediate the site. The company's liability with respect to these sites ranges from insignificant at some to substantial at others, depending on the quantity, toxicity and nature of materials deposited by the company at the site and, with respect to some sites, the number and economic viability of the other responsible parties.
 The company spent $24 million in 1992 and $57 million in 1993, and expects to spend $45 million in 1994 on environmental remediation of these sites. It is the company's policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $140 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based and is based on assumptions less favorable to the company among the range of reasonably possible outcomes.

 The company has completed a review of all its wood products facilities for compliance with the Prevention of Significant Deterioration (PSD) regulations under the Clean Air Act and has disclosed PSD compliance issues to appropriate state agencies and the Environmental Protection Agency (EPA) and is negotiating compliance settlements with those agencies. Based on its understanding of the current status of discussions, the company expects to spend $30-40 million of capital for required installations of emission-control equipment at its wood products facilities during 1994-95. The company anticipates completing a similar review of all its pulp and paper facilities for PSD compliance in 1994.
 A new regulation under Title 5 of the Clean Air Act will require additional operating permits at many of the company's manufacturing operations.
Although significant  work
is required to prepare the permit applications in 1994 and 1995, the company anticipates that it will be able to obtain the necessary permits.
 As a result of advances in measurement technology, minute amounts of dioxin have been detected in wastewater effluent, sludges and pulp from bleached kraft pulp mills, including certain of the company's mills. The company has changed operating procedures, allocated capital, and made very substantial progress in reducing dioxin in the mills' sludge, pulp, effluent and ultimate product.
 The EPA has published proposed regulations, known as the "cluster rules," which would establish maximum achievable control technology standards for non-combustion sources under the Clean Air Act, and the development of revised wastewater effluent limitations under the Clean Water Act. The company's operations are well positioned to meet the proposed limits for dioxin. However, if the cluster rules are adopted as proposed, they will require the company to commit additional capital to further reduce air emissions and wastewater discharges by 1999. Preliminary estimates of that additional capital range as high as $400 million, which may further increase the annual percentage of the company's total capital expenditures devoted to environmental compliance, although that is not anticipated prior to 1996.

Financial Review





1993 versus 1992
Sales and revenues in 1993 were $9.5 billion, an increase of 3 percent over 1992. Net earnings were $579 million, or $2.83 per common share, up from 1992 net earnings of $372 million, or $1.83 per common share. Included in 1993 net earnings are after-tax gains of:
   -$52  million,  or  $.25  per  common  share,  from   the
extinguishment   of   debt,  which   is   reported   as   an
extraordinary item.
   -$44 million, or $.22 per common share, from the sale of the infant diaper business.
   -$36 million, or $.18 per common share, from the sale of GNA Corporation, a wholly owned subsidiary.
 And a charge of $20 million, or $.10 per common share, to reflect the new 1993 federal corporate tax rate in the
company's  deferred and current tax accounts.   This  charge
consists of $.08 per common share due to the effect of the higher rate on the accumulated temporary differences at December 27, 1992, and $.02 per common share related to the current year.
 The net sales and revenues and related costs and expenses of real estate and financial services are substantially less in 1993 as compared with 1992 as a result of the sale of GNA Corporation.
 During 1993 the company refinanced a significant amount of debt, which resulted in a short-term increase in interest
expense.   The  increase in capitalized  interest  over  the
prior year coincides with expanded activity in the company's major capital projects.
 The  significant  decrease in financial  services  interest
expense  is  due  to  the liquidation of  Republic   Federal
Savings & Loan Association during 1992 and the sale of GNA Corporation in early 1993. In addition, accelerated prepayments caused by mortgage refinancings significantly reduced collateralized mortgage obligation bonds.
 Significant items in relation to net earnings included in other income for 1993 were a $70 million pretax gain on the disposal of the company's investment in the infant diaper business through a public offering in a new company, Paragon Trade Brands, Inc., and the real estate and financial services pretax gain of $42 million on the sale of GNA Corporation.
 The  timberlands and wood products operating  earnings  for
1993 were $891 million, an increase of 73 percent over the $515 million recorded in 1992. Prices for logs and lumber continue to exceed 1992 levels due to increasing demand for housing construction materials and raw material supply shortages resulting from reduced harvests in the Western public forests.
 The pulp and paper products segment had a $61 million operating profit in 1993, significantly below the $251 million posted in 1992. Prices for most of the products in this segment continue to be at levels well below the previous year. The personal care products business included in this segment was divested in the first quarter of 1993.
 The   real  estate  and  financial  services  segments  had
operating earnings of $94 million in 1993 compared with  $81 million in 1992.
 As a part of the GNA Corporation sales transaction, the company assumed $225 million of GNA debt.

1992 versus 1991
Sales and revenues in 1992 were $9.3 billion, up 6 percent from 1991. Net earnings were $372 million, or $1.83 per common share, compared with a 1991 loss of $162 million, or $.80 per common share. 1991 results reflected an after-tax special-items charge to earnings of $344 million. 1992 research and development expenses decreased 24 percent from 1991 as a result of the implementation of certain of the company's restructuring and business improvement plans. Interest expense incurred for 1992 was down by $68 million, or 14 percent, primarily due to the dissolution of the company's savings and loan operations in Southern California during the year. Significant changes in other income in 1992, compared with 1991, included a $25 million partial settlement accrued in 1992 with respect to a lawsuit for the refund of federal income taxes, and earnings of $2 million in the company's real estate joint-venture and limited-partnership activities in 1992, after losses of $17 million in 1991, attributable to the restructuring or sale of a number of these investments.

 In 1992 the company purchased two pulp mills, three sawmills, timberlands in Georgia, and a forest management license in Alberta, Canada, from Procter & Gamble.
 The 1992 timberlands and wood products operating earnings were $515 million, compared with $155 million in 1991, which included a restructuring charge of $152 million. This segment posted near-record earnings in the year with strong raw material and converted wood products prices. The curtailment of wood supply from public lands in the western United States, along with increased demand generated by the slowly improving U.S. economy, exerted upward pressure on the value of wood products in both the domestic and export markets.
 Pulp and paper products operating earnings were $251 million for 1992, compared with $108 million in the previous year, which included a restructuring charge of $129 million. While pulp pricing showed some temporary strength due to the mid-year strike in the company's Canadian pulp mills, the overall trend from a year ago was down. Newsprint and paper suffered continued weak prices throughout 1992.
 Real estate posted operating earnings of $13 million in 1992 after recording a loss of $175 million in 1991, which included a $155 million restructuring charge.
 Financial services operating earnings were $68 million in 1992, up 13 percent from the 1991 results of $60 million. While this segment benefited from lower interest rates for most of the year, earnings were affected as a result of reduced investment returns. The dissolution of the company's wholly owned subsidiary Republic Federal Savings & Loan Association, which operated primarily in Southern California, was completed during 1992.

1991 versus 1990
Sales and revenues in 1991 were $8.8 billion, down 3 percent from 1990. The net loss was $162 million, or $.80 per common share, down from 1990 earnings of $394 million, or $1.87 per common share. The 1991 net loss included an after-tax special-items charge of $344 million, or $1.70 per common share. (See Notes 1, 2 and 24 of Notes to Financial Statements.)
 The $344 million special-items charge included:
  -Implementation of two accounting pronouncements relating to postretirement benefits and income taxes. The net effect of the two pronouncements was a charge of $61 million, or $.30 per common share.
  -A special charge to operations of $283 million, or $1.40 per common share, related to the following:

                                                          Millions
                                                     -------------------
                                                     Pretax    After-tax
                                                     -------------------
Weyerhaeuser:
 Sharper contractions in public timber supply
   in the Northwest, causing early closure of some
   manufacturing plants and contributing to losses
   from contractual obligations                      $  95         $  60
 Modernization and/or closure of certain facilities
   with environmental and operational
   deficiencies to achieve updated business
   improvement plans                                    92            58
 Severance and outplacement costs associated
   with closures and realignment of the company's
   support functions                                    21            13
 Environmental remediation costs (including costs
   associated with "Superfund" solid waste
   disposal sites, company-owned facilities
   requiring remediation or removal of underground
   storage tanks, and sites previously owned by the
   company where it has retained an environ-
   mental cleanup liability)                            82            52
                                                      -------------------
                                                       290           183
                                                      -------------------
Real estate and financial services:
 Losses associated with real estate land values and
   partnerships that were affected by the U.S.
   recession, which was longer and deeper
   than expected                                       155           100
                                                      -------------------
                                                      $445          $283
                                                      -------------------
                                                      -------------------

 Timberlands and wood products operating earnings for 1991 were $155 million compared with $300 million in 1990. The decrease from 1990 in operating earnings was due to charges of $152 million for special items. The improvement in operations, exclusive of special-item charges, was due primarily to improvement in manufacturing efficiency and strength in wood products prices reflecting concern about the impact, on raw materials supply, of the restrictions on the harvest of public timber in the Northwest and was accomplished in spite of an economic climate that included the lowest rate of U.S. housing starts since World War II and Japanese housing starts down 20 percent from 1990.
 Pulp and paper products operating earnings for 1991 were $108 million, down 78 percent from 1990. Earnings in all of the company's major pulp and paper products businesses were severely impacted by significant price erosion during the year and by a $129 million charge for special items. In pulp, paper and containerboard, real prices reached their lowest levels since the mid-'80s. Real prices for uncoated paper and newsprint were at their lowest points in 20 years.
 Real estate lost $175 million in 1991 including a $155 million charge for special items, down from the $35 million earned in 1990. In addition to the special items, 1991 results were heavily impacted by the low rate of U.S. housing starts and the capital-constrained banking industry, which made it very difficult for home builders to obtain project financing and to sell finished commercial projects. The company's continuing real estate operations are engaged primarily in single-family home construction. The operating profits from real estate's continuing operations were more than offset by losses and reserves relating to discontinued operations, joint ventures and limited partnerships.
 Financial services operating earnings for 1991 were $60 million, up 28 percent from 1990. Financial services businesses, consisted principally of GNA Corporation, which specialized in the sale of annuities and mutual funds to the customers of financial institutions, and Weyerhaeuser Mortgage Company, a multi-state residential mortgage originator and servicer, posted record profits for the year.

Capital Resources and Liquidity
The company's financial position in 1993 remained strong as it generated $982 million of cash flow from operations before changes in working capital. Cash was also generated from the sale of mortgage-backed securities. Capital expenditures amounted to $967 million during the year and are currently expected to approximate $1.1 billion in 1994; however, the expenditures could be increased or decreased as a consequence of future economic conditions. The company had approximately $600 million in capital expenditures com-mitted on major projects at year-end 1993, representing con-struction activities at its Longview, Wash., and Plymouth, N.C., pulp and paper facilities.

Cash  flow from operations before changes in working capital by business segment (millions):
Business Segment                 1993   1992     1991
                                ---------------------
Timberlands and wood products   $1,052 $  668   $ 473
Pulp and paper products            326    513     487
Real estate                         29     42      28
Financial services                  12     80      69
Corporate and other               (437)  (264)   (221)
                                 --------------------
                                 $ 982 $1,039   $ 836
                                 --------------------
                                 --------------------

Recent capital spending, including acquisitions, has been in the following areas (millions):
Business Segment                  1993   1992       1991
                                  ----------------------
Timberlands and wood products     $241 $  246       $162
Pulp and paper products            652    932        472
Corporate and other                 74     28         29
                                  ----------------------
                                  $967 $1,206       $663
                                  ----------------------
                                  ----------------------

 As a matter of policy, the company is committed to the maintenance of a sound, conservative capital structure. This commitment is based upon two considerations: the obligation to protect the under-
lying interests of its shareholders and lenders, and the desire to have access, at all times, to major financial markets.
 The important elements of the policy governing the company's capital structure are as follows:
   -To   view   separately   the  capital   structures   of
Weyerhaeuser Company, Weyerhaeuser Real Estate Company and Weyerhaeuser Financial Services, Inc., given the very different nature of their assets and business activities. The amount of debt and equity associated with the capital structure of each will reflect the basic earnings capacity, real value and unique liquidity characteristics of the assets dedicated to that business.
   -The combination of maturing short-term debt and the structure of long-term debt will be managed judiciously to minimize liquidity risk. Long-term debt maturities are shown in Notes 16 and 17 of Notes to Financial Statements.
 To ensure its ability to meet future commitments, Weyerhaeuser Company, Weyerhaeuser Real Estate Company and Weyerhaeuser Mortgage Company, a subsidiary of Weyerhaeuser Financial Services, Inc., have established at year-end 1993 unused bank lines of credit in the maximum aggregate sum of approximately $2.2 billion. None of the entities is a guarantor of the borrowings of the others under any of these credit facilities.
 Cash dividends paid on common shares amounted to $246 million in 1993. Although common share dividends have exceeded our target payout ratio in recent years, it is the company's intent, over time, to pay dividends to its common shareholders in a range of 35 to 45 percent of common share earnings.
 During the year, the Accounting and Reporting Standards Committee, comprised of four outside directors, reviewed with the company's management and with its independent public accountants the scope and results of the company's internal and external audit activities and the adequacy of the company's internal accounting controls. The committee also reviewed current and emerging accounting and reporting requirements and practices affecting the company.


Report of Independent Public Accountants



To the shareholders of Weyerhaeuser Company:
We have audited the accompanying consolidated balance sheet of Weyerhaeuser Company (a Washington corporation) and subsidiaries as of December 26, 1993, and December 27, 1992, and the related consolidated statements of earnings, cash flows and shareholders' interest for each of the three years in the period ended December 26, 1993. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Weyerhaeuser Company and subsidiaries as of December 26, 1993, and December 27, 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 26, 1993, in conformity with generally accepted accounting principles.
 As explained in Note 1 of Notes to Financial Statements, effective December 31, 1990, the company changed its method of accounting for income taxes and postretirement benefits other than pensions.

Seattle, Washington,
February 8, 1994.
                                       ARTHUR ANDERSEN & CO.

Consolidated Statement of Earnings




For the three years in the period ended December 26, 1993
Dollar amounts in thousands except per-share figures
                                            1993         1992           1991
                                      --------------------------------------
 Net sales and revenues:
  Weyerhaeuser                        $8,314,368   $7,743,738     $7,165,844
  Real estate and financial services   1,230,424    1,522,731      1,606,769
                                      --------------------------------------
 Net sales and revenues                9,544,792    9,266,469      8,772,613
                                      --------------------------------------
 Costs and expenses:
  Weyerhaeuser:
   Costs of products sold              6,251,612    5,919,199      5,581,388
   Depreciation, amortization and
    fee stumpage                         443,832      446,751        446,282
   Selling, general and
    administrative expenses              592,586      591,845        572,605
   Research and development expenses      44,456       42,981         56,257
   Taxes other than payroll and
    income taxes                         136,897      121,793        120,283
   Restructuring and other
    charges (Note 2)                           _            _        290,000
                                      --------------------------------------
                                       7,469,383    7,122,569      7,066,815
                                      --------------------------------------
  Real estate and financial services:
   Costs and operating expenses          835,400      979,478      1,026,546
   Depreciation and amortization          43,099       55,995         55,040
   Selling, general and
    administrative expenses              206,174      252,337        232,055
   Taxes other than payroll and
    income taxes                           9,191       11,700          9,838
   Restructuring and other
    charges (Note 2)                           _            _        155,000
                                      --------------------------------------
                                       1,093,864    1,299,510      1,478,479
                                      --------------------------------------
 Total costs and expenses              8,563,247    8,422,079      8,545,294
                                      --------------------------------------
     Operating  income                   981,545      844,390        227,319
 Interest expense and other:
  Weyerhaeuser:
   Interest  expense  incurred           214,813      189,648        197,337
   Less interest capitalized              23,179       12,845         18,950
   Other income (expense), net (Note 4)   60,339       35,050          9,977
  Real estate and financial services:
   Interest  expense  incurred           172,955      220,677        280,889
   Less interest capitalized (Note 17)    77,646       72,561         67,903
   Other income (expense), net (Note 4)   53,512        8,828        (23,771)
                                        -------------------------------------
 Earnings (loss) before income taxes,
  extraordinary item and effect of
  accounting changes                     808,453      563,349       (177,848)
 Income taxes before extraordinary
  item and effect of accounting
  changes (Note 5 )                      281,168      191,300        (76,900)
                                        -------------------------------------
 Earnings (loss) before extraordinary
  item and effect of accounting
  changes                                527,285      372,049       (100,948)
 Extraordinary item, net of
  applicable taxes of $33,732 (Note 6)    52,052            _              _
 Effect  of  accounting
  changes (Note  1)                            _            _        (61,000)
                                        -------------------------------------
 Net  earnings  (loss)                 $ 579,337    $ 372,049      $(161,948)
                                        -------------------------------------
                                        -------------------------------------
 Per common share (Note 1):
 Earnings (loss) before extraordinary
  item and  effect of accounting
  changes                              $   2.58     $    1.83      $    (.50)
 Extraordinary item (Note 6)                .25             _              _
 Effect of accounting changes                 _             _           (.30)
                                       --------------------------------------
 Net earnings (loss)                   $   2.83     $    1.83      $    (.80)
                                       --------------------------------------
                                       --------------------------------------
 Dividends paid                        $   1.20     $    1.20      $    1.20
                                       --------------------------------------
                                       --------------------------------------

See notes on pages 52 through 77.

                             45

Consolidated Balance Sheet




Dollar amounts in thousands         December 26, 1993   December 27, 1992
                                    -------------------------------------
Assets
Weyerhaeuser
  Current assets:
   Cash and short-term investments,
    including restricted deposits
    of  $14,351 and $23,706             $    73,257    $    40,985
   Receivables, less allowances
    of $9,798 and $9,614                    782,507        769,910
   Inventories (Note 9)                     762,471        723,904
   Prepaid expenses                         280,511        168,079
                                        --------------------------
    Total current assets                  1,898,746      1,702,878
  Property and equipment (Note 10)        5,606,072      5,612,220
  Construction in progress                  666,177        322,376
  Timber and timberlands at cost,
   less fee stumpage charged to
   disposals                                604,773        591,610
  Other assets and deferred charges         191,946        208,948
                                        --------------------------
    Total assets                          8,967,714      8,438,032
                                        --------------------------
Real estate and financial services
  Cash and short-term investments,
   including restricted deposits
   of $34,042 and $38,432                    86,598        483,340
  Receivables, less discounts and
   allowances of $6,589 and $5,868          135,347        172,897
  Mortgage and construction notes and
   mortgage loans receivable (Note 12)      830,569        857,963
  Investments (Note 13)                      60,355      5,232,428
  Mortgage-backed certificates and
   restricted deposits (Note 14)            349,757        614,252
  Real estate in process of development,
   less reserves of $29,783
   and $76,920 (Note 11)                    738,597        617,087
  Land being processed for development,
   less reserves of $19,132 and $28,053     699,611        711,129
  Deferred acquisition costs                 39,751        295,314
  Other assets                              730,154        735,961
                                         -------------------------
    Total assets                          3,670,739      9,720,371
                                         -------------------------
                                        $12,638,453    $18,158,403
                                         -------------------------
                                         -------------------------
See notes on pages 52 through 77.

Dollar amounts in thousands        December 26, 1993  December 27, 1992
                                   ------------------------------------
Liabilities and
 shareholders' interest
Weyerhaeuser
  Current liabilities:
   Notes payable                       $     4,624    $     14,684
   Current maturities of senior
    long-term debt                          14,522         113,607
   Accounts payable                        492,040         386,561
   Accrued liabilities (Note 15)           565,002         623,163
                                       ---------------------------
    Total current liabilities            1,076,188       1,138,015
  Senior long-term debt (Note 16)        2,997,890       2,658,867
  Convertible subordinated
   debentures (Note 18)                          _         193,035
  Limited recourse income
   debenture (Note 18)                           _         187,963
  Deferred income taxes (Note 5)           904,332         760,876
  Deferred pension and other
   liabilities (Notes 7 and 8)             535,162         511,839
  Minority interest in subsidiaries        109,314          93,476
  Commitments (Note 21)
                                        --------------------------
    Total liabilities                    5,622,886       5,544,071
                                        --------------------------
Real estate and financial services
  Notes and commercial paper               289,038         280,351
  Future annuity and contract reserves           _       5,529,700
  Collateralized mortgage obligation
   bonds (Note 14)                         307,416         543,157
  Long-term debt (Note 17)               1,997,146       2,195,715
  Other liabilities                        455,871         419,420
  Commitments (Note 21)
                                        --------------------------
    Total liabilities                    3,049,471       8,968,343
                                        --------------------------
Shareholders' interest (Note 23):
  Common shares:  authorized 400,000,000
   shares, issued 206,072,890 shares,
   $1.25 par value                         257,591         257,591
  Other capital                            411,096         404,250
  Cumulative translation adjustment        (73,363)        (36,481)
  Retained earnings                      3,391,217       3,057,702
  Treasury common shares,
   at cost: 983,952 and 1,795,595          (20,445)        (37,073)
                                        --------------------------
    Total shareholders' interest         3,966,096       3,645,989
                                        --------------------------
                                       $12,638,453     $18,158,403
                                        --------------------------
                                        --------------------------


Consolidated Statement of Cash Flows




                                                        Consolidated
                                           ----------------------------------
For the three years in the
 period ended December 26, 1993
Dollar amounts in thousands                     1993         1992        1991
                                           ----------------------------------
Cash flows provided by operations:
 Net earnings (loss)                        $ 579,337   $ 372,049   $(161,948)
 Non-cash charges to income:
  Depreciation, amortization and fee stumpage 486,931     502,746     501,322
  Deferred income taxes, net                   93,033     125,300     (43,000)
  Contributions to employee investment plans    2,462      31,577      25,420
  Extraordinary item, including
   current tax benefit                        (90,419)          _           _
  Deferred income taxes on extraordinary item  38,367           _           _
  Effect of accounting change                       _           _     198,000
  Effect of accounting changes-deferred taxes       _           _    (137,000)
  Restructuring and other charges                   _           _     445,000
 Changes in working capital:
  Receivables                                 (93,196)   (191,078)     20,060
  Inventories, prepaid expenses, real estate
   and land                                  (246,356)   (174,519)      3,183
  Mortgages held for sale                      22,758     164,686     168,875
  Other liabilities                           177,629     289,041     372,262
 (Gain) loss on disposition of assets         (16,352)      9,868       7,776
 Gain on sales of businesses                 (111,750)     (2,742)          _
 Other                                         18,826     (17,222)    (67,451)
                                             --------------------------------
Net cash provided by operations               861,270   1,109,706   1,332,499
                                             --------------------------------
Cash flows from investing in the business:
 Property and equipment                      (926,899)   (574,715)   (647,887)
 Timber and timberlands                       (40,582)    (41,436)    (15,484)
 Mortgage  and  investment
  securities  acquired                       (776,424) (4,556,619) (1,765,701)
 Acquisition of businesses                          _    (589,363)          _
 Proceeds from sale of:
  Property and equipment                       53,710      55,362      51,259
  Businesses                                  615,784           _      22,668
  Mortgage  and  investment  securities       509,982   4,276,056   1,280,131
 Other                                        (25,393)    (18,215)    (50,227)
                                            ---------------------------------
Net  cash  flows  from investing
 in the business                             (589,822) (1,448,930) (1,125,241)
                                            ---------------------------------
Cash flows from financing activities:
 Sale of debentures, notes
  and CMO bonds                             1,290,889     782,116     847,002
 Sale of industrial revenue bonds             135,400     151,840      40,900
 Savings deposits, net                              _    (618,467)   (142,465)
 Notes and commercial paper borrowings, net  (659,939)    421,435    (445,004)
 Sales of receivables                               _           _      64,417
 Proceeds  from  issuance of
  investment  contracts                        60,943     430,566     566,469
 Cash dividends on common shares             (245,822)   (243,965)   (241,814)
 Intercompany cash dividends on common shares       _           _           _
 Payments on debentures, notes, bank credit
  agreements, income debenture, capital
  leases and CMO bonds                     (1,243,094)   (692,725)   (502,554)
 Exercise of stock options                     20,571      27,060       4,438
 Other                                          5,134     (10,231)      2,003
                                           ----------------------------------
Net cash flows from financing activities     (635,918)    247,629     193,392
                                           ----------------------------------
Net increase (decrease) in cash and
 short-term investments                      (364,470)    (91,595)    400,650
Cash and short-term investments at
 beginning of year                            524,325     615,920     215,270
                                           ----------------------------------
Cash  and  short-term investments
 at end of  year                           $  159,855  $  524,325  $  615,920
                                           ----------------------------------
                                           ----------------------------------
Cash paid (received) during the year for:
 Interest, net of amount capitalized       $  306,050  $  331,832  $  376,154
                                           ----------------------------------
                                           ----------------------------------
 Income taxes                              $  158,002 $   (17,900) $   73,250
                                           ----------------------------------
                                           ----------------------------------


See notes on pages 52 through 77.

                                                   Real Estate and
             Weyerhaeuser Company                 Financial Services
        ------------------------------        ------------------------------


        1993          1992        1991        1993         1992         1991
 ---------------------------------------------------------------------------

 $   511,594  $    332,043 $   (89,185) $   67,743  $    40,006 $    (72,763)

     443,832       446,751     446,282      43,099       55,995       55,040
     107,591        97,192      (6,530)    (14,558)      28,108      (36,470)
       2,462        31,577      25,420           _            _            _

     (90,419)            _           _           _            _            _
      38,367             _           _           _            _            _
           _             _     187,000           _            _       11,000
           _             _    (122,505)          _            _      (14,495)
           _             _     290,000           _            _      155,000

     (55,155)     (120,186)      5,606     (38,041)     (70,892)      14,454

    (164,475)      (31,551)    (30,341)    (81,881)    (142,968)      33,524
           _             _           _      22,758      164,686      168,875
      61,971       (78,407)     66,676     115,658      367,448      305,586
      (2,741)        9,509       8,476     (13,611)         359         (700)
     (70,199)            _           _     (41,551)      (2,742)           _
      34,325         7,789      27,514     (15,499)     (25,011)     (94,965)
- ----------------------------------------------------------------------------
     817,153       694,717     808,413      44,117      414,989      524,086
- ----------------------------------------------------------------------------

    (907,155)     (564,200)   (636,884)    (19,744)     (10,515)     (11,003)
     (40,582)      (41,436)    (15,484)          _            _            _

           _             _           _    (776,424)  (4,556,619)  (1,765,701)
           _      (589,363)          _           _            _            _

      26,954        52,034      47,703      26,756        3,328        3,556
     204,100             _      22,668     411,684            _            _
           _             _           _     509,982    4,276,056    1,280,131
      (5,675)       58,942      (6,460)    (19,718)     (77,157)     (43,767)
- -----------------------------------------------------------------------------

    (722,358)   (1,084,023)   (588,457)    132,536     (364,907)    (536,784)
- -----------------------------------------------------------------------------


     930,882       117,451     633,755     360,007      664,665      213,247
     135,400       151,840      40,900           _            _            _
           _             _           _           _     (618,467)    (142,465)
    (519,837)      503,813    (585,773)   (140,102)     (82,378)     140,769
           _             _      64,417           _            _            _

           _             _           _      60,943      430,566      566,469
    (245,822)     (243,965)   (241,814)          _            _            _
     435,000        22,300      23,000    (435,000)     (22,300)     (23,000)


    (823,851)     (222,783)    (78,654)   (419,243)    (469,942)    (423,900)
      20,571        27,060       4,438           _            _            _
       5,134       (10,231)       (675)          _            _        2,678
- ----------------------------------------------------------------------------
     (62,523)      345,485    (140,406)   (573,395)     (97,856)     333,798
- ----------------------------------------------------------------------------

      32,272       (43,821)     79,550    (396,742)     (47,774)     321,100

      40,985        84,806       5,256     483,340      531,114      210,014
- ----------------------------------------------------------------------------

  $   73,257  $     40,985  $   84,806  $   86,598   $  483,340  $   531,114
- ----------------------------------------------------------------------------
- ----------------------------------------------------------------------------

  $  203,618  $    181,630  $  160,157  $  102,432   $  150,202  $   215,997
- ----------------------------------------------------------------------------
- ----------------------------------------------------------------------------
  $  161,236  $    (10,138) $   26,056  $   (3,234)  $   (7,762) $    47,194
- ----------------------------------------------------------------------------
- ----------------------------------------------------------------------------

                             49




Consolidated Statement of Shareholders' Interest




                                                            Number of Common
                                                           Shares Outstanding
                                                       ----------------------


For the three years in the period ended December 26, 1993   Issued   Treasury
                                                       ----------------------

  Balance at December 30, 1990                        206,072,890  4,938,461
   Net loss                                                      _          _
   Cash dividends:
    Common - $1.20 a share                                       _          _
   Translation adjustment                                        _          _
   Stock options exercised                                       _   (199,080)
   Contributions to employee
    investment plans                                             _   (946,124)
   Purchases of treasury common shares                           _     22,563
   Other transactions, net                                       _     (1,449)
                                                       ----------------------
  Balance at December 29, 1991                         206,072,890  3,814,371
   Net earnings                                                  _          _
   Cash dividends:
    Common - $1.20 a share                                       _          _
   Translation adjustment                                        _          _
   Stock options exercised                                       _ (1,096,140)
   Contributions to employee
    investment plans                                             _   (919,535)
   Other transactions, net                                       _     (3,101)
                                                       ----------------------
  Balance at December 27, 1992                         206,072,890  1,795,595
   Net earnings                                                  _          _
   Cash dividends:
    Common - $1.20 a share                                       _          _
   Translation adjustment                                        _          _
   Stock options exercised                                       _   (744,206)
   Contributions to employee
    investment plans                                             _    (59,367)
   Other transactions, net                                       _     (8,070)
                                                       ----------------------
  Balance at December 26, 1993                         206,072,890    983,952
                                                       ----------------------
                                                       ----------------------


See notes on pages 52 through 77.

                 Dollar Amounts in Thousands
- -----------------------------------------------------------------------------
                          Cumulative               Treasury             Total
   Common  Other Capital Translation    Retained     Common     Shareholders'
   Shares         Common   Adjustment   Earnings     Shares          Interest
- -----------------------------------------------------------------------------

$ 257,591     $  380,975   $  (6,373) $3,333,380 $(101,769)        $3,863,804
        _              _           _    (161,948)        _           (161,948)

        _              _           _    (241,814)        _           (241,814)
        _              _         (80)          _         _                (80)
        _            334           _           _     4,104              4,438

        _          5,914           _           _    19,506             25,420
        _              _           _           _      (511)              (511)
        _             29           _           _        30                 59
- -----------------------------------------------------------------------------
  257,591        387,252      (6,453)  2,929,618   (78,640)         3,489,368
        _              _           _     372,049         _            372,049

        _              _           _    (243,965)        _           (243,965)
        _              _     (30,028)          _         _            (30,028)
        _          4,501           _           _    22,559             27,060

        _         12,603           _           _    18,974             31,577
        _           (106)          _           _        34                (72)
- -----------------------------------------------------------------------------
  257,591        404,250     (36,481)  3,057,702   (37,073)         3,645,989
        _              _           _     579,337         _            579,337

        _              _           _    (245,822)        _           (245,822)
        _              _     (36,882)          _         _            (36,882)
        _          5,138           _           _    15,433             20,571

        _          1,236           _           _     1,226              2,462
        _            472           _           _       (31)               441
- -----------------------------------------------------------------------------
$ 257,591     $  411,096   $ (73,363) $3,391,217  $(20,445)        $3,966,096
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

                             51

Notes to Financial Statements





For the three years in the period ended December 26, 1993. (Dollar amounts in thousands except per-share figures.)
NOTE 1:
Summary of Significant Accounting and Reporting Policies
Consolidation
The consolidated financial statements include the accounts of Weyerhaeuser Company and all of its majority-owned domestic and foreign subsidiaries. Significant intercompany transactions and accounts are eliminated.
 Certain of the consolidated financial state-
ments and notes to financial statements are pre-
sented in two groupings: (1) Weyerhaeuser Company (Weyerhaeuser, or the company), which is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, and (2) Real estate and financial services, which includes Weyerhaeuser Real Estate Company (WRECO), which is involved in real estate development and construction, and Weyerhaeuser Financial Services, Inc. (WFS),
whose principal subsidiaries are Weyerhaeuser Mortgage Company (WMC) and Mortgage Securities Corporations. Republic Federal Savings & Loan Association (RFS&LA), a sub sidiary of WFS, was dissolved in 1992, and GNA Corporation, a subsidiary of WFS, was sold in April 1993.

Net Earnings (Loss) Per Common Share
Net earnings (loss) per common share are based on the weighted average number of common shares outstanding during the respective periods. Average common equivalent shares (stock options) outstand-
ing have not been included, as the computation would not be dilutive. Weighted average common shares outstanding were 204,866,000, 203,373,000 and 201,578,000 for the years ended
December 26, 1993, December 27, 1992, and December 29, 1991,
respectively.
 Fully   diluted   earnings-per-share   amounts   are    not
applicable because the effect of the conversion of the stock options is not dilutive.

Accounting Changes
During the fourth quarter of 1991, the company implemented, effective with the first quarter of 1991, Statements of Financial Accounting Standards (SFAS) No. 96, "Accounting for Income Taxes," and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The effect of the implementation of SFAS No. 96 was an increase in net earnings of $64,000 ($.32 per common share). The effect of the implementation of SFAS No. 106 for the company's U.S. operations was a charge to net earnings of $198,000 less related tax effect of $73,000, or $125,000 ($.62 per common share).
 SFAS No. 106 is expected to be implemented for the company's wholly owned subsidiary Weyerhaeuser Canada Ltd.
(WCL) in the first quarter of 1995. The company believes that the future implementation of this pronouncement will not have a significant impact on the company's results of operations or its financial position.
 In  February 1992, the Financial Accounting Standards Board
(FASB) issued SFAS No. 109, "Accounting for Income Taxes," superseding SFAS No. 96, but reaffirming the use of the liability method. The company reviewed the provisions of SFAS No. 109 and determined that it did not require any significant adjustments to the deferred tax accounts previously reported under SFAS No. 96. Effective with the beginning of the 1992 fiscal year, the company is determining its income tax accounts in accordance with SFAS No. 109.
 In November 1992, the FASB issued SFAS
No. 112, "Employers' Accounting for Postemploy-ment Benefits," to be effective for fiscal years begin-ning after December 15, 1993. The company believes that the future implementation of this pronouncement will not have a significant impact on the company's results of operations or its financial position.

Inventories
Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (LIFO) method is used to cost the majority of domestic raw materials, in process and finished goods inventories; either the first-in, first-out (FIFO) or average cost method is used to cost all other inventories. Had the FIFO method been used to cost all inventories, the amounts at which product inventories are stated would have been $238,560 and $203,859 greater at December 26, 1993, and December 27,
1992, respectively.

Property and Equipment
The company's property accounts are maintained on an individual asset basis. Betterments and replacements of major units are capitalized. Maintenance, repairs and minor replacements are expensed. Depreciation is provided generally on the straight-line or unit-of-production methods at rates based on estimated service lives. Amortization of logging railroads and truck roads is provided generally as timber is harvested and is based upon rates determined with reference to the volume of timber estimated to be removed over such facilities.
 The cost and related depreciation of property sold or retired is removed from the property and allowance for depreciation accounts and the gain or loss is recorded.

Timber and Timberlands
Timber and timberlands are carried at cost less fee stumpage charged to disposals. Fee stumpage is the cost of standing timber and is charged to fee timber disposals as fee timber is harvested, lost as the result of casualty or sold. Stumpage rates are determined with reference to the cost of timber and the related volume of timber estimated to be recoverable. Timber carrying costs are expensed as incurred.

Income Taxes
Under SFAS Nos. 96 and 109, deferred income taxes are provided to reflect temporary differences between the financial and tax bases of assets and lia-bilities using presently enacted tax rates and laws.

Pension Plans
The company has pension plans covering most of its employees. The U.S. plan covering salaried employees provides pension benefits based on the employee's highest monthly earnings for five consecutive years during the final 10 years before retirement. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. Contributions to U.S. plans are based on funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA).

Postretirement Benefits Other Than Pensions
In addition to providing pension benefits, the company provides certain health care and life insurance benefits for some retired employees and accrues the expected future cost of these benefits for its current eligible retirees and some employees. All of the company's salaried employees and some hourly employees may become eligible for these benefits when they retire.

Cash and Short-Term Investments
For purposes of cash flow and fair value reporting (see Note
19), short-term investments with original maturities of 90 days or less are considered as cash equivalents. Short-term investments are stated at cost, which approximates market.

Foreign Exchange Contracts
The company enters into foreign exchange contracts as a hedge for foreign accounts receivable. Market value gains and losses are recognized and offset against foreign exchange gains or losses on the foreign receivables.

Reclassifications
Certain reclassifications have been made to conform prior years' data to the current format.

Weyerhaeuser Real Estate Company
WRECO recognizes income from the sales of single-family housing units when construction has been completed, required down payments received and title has passed to the customer. Income from the sales of multi-family, commercial properties, developed lots and undeveloped land is recognized when required down payments are received and other income recognition criteria are satisfied.
 Real estate is stated at the lower of cost or net realizable value. The determination of net realizable value is based on WRECO's plans for its property and its financial ability to carry out such plans. Changes in future market demand, interest rates and company plans may affect net realizable value. Land, land development and construction costs, including capitalized carrying costs, are accumulated and allocated to individual units in proportion to relative sales value.

Weyerhaeuser Financial Services
Weyerhaeuser Mortgage Company and its subsidiaries are primarily engaged in the mortgage banking industry and also offer insurance services.
  -Mortgage notes held for sale are stated at the lower of cost or market, which is computed by the aggregate method (unrealized losses are offset by unrealized gains). Hedging transactions are entered into to protect the inventory value from increases in interest rates. Hedge positions are also used to protect the pipeline of loan applications in process from increases in interest rates. Hedging gains and losses realized during the commitment and warehousing period are deferred to the extent of unrealized gains on the related mortgage loans held for sale.
  -The costs associated with purchasing mortgage servicing rights are deferred. Excess service fees result from loan sales in which WMC retains the loan servicing rights and are based on the present value of future servicing revenue less a normal servicing fee, based upon the estimated remaining life of the loans sold.
 The  Mortgage Securities Corporations were formed  for  the
limited   purpose   of   issuing   collateralized   mortgage
obligation bonds (CMO bonds) secured by Government  National
Mortgage   Association   and   Federal   National   Mortgage
Association  certificates.   The  CMO  bonds  are  the  sole
obligation of the issuer, and neither the company nor any affiliated company has guaranteed or is otherwise obligated with respect to the CMO bonds.
  -The mortgage-backed certificates are carried at par value
adjusted  for  any unamortized discount or  premium.   These
discounts  or  premiums are amortized using  a  method  that
approximates   the  effective  interest  method   over   the
estimated life of the underlying mortgage loans.
  -CMO bonds are carried at unamortized cost. Discounts and premiums are amortized using a method that approximates the effective interest method over their estimated life.
 In   March   1992,  Republic  Federal  Savings   and   Loan
Association,  which  was a federally chartered  savings  and
loan   institution  that  operated  primarily  in   Southern
California, sold the remainder of its branches, ceased accepting deposits as a federally chartered savings and loan institution, and filed an application with the Office of Thrift Supervision to undergo a voluntary dissolution, which
was  approved  in  the fourth quarter of 1992.   During  its
operation:
   -Interest income was recorded on the accrual method; however, interest was not accrued on loans that were more than 90 days contractually delinquent and on certain other loans that management felt may not be recoverable.
   -U.S.  government  and other securities  were  carried  at
amortized  cost.   Gains  or  losses  were  recognized  upon
realization.
   -Discounts on loans purchased were amortized into income over the expected average loan lives.
 In April 1993, WFS completed the sale of
GNA   Corporation.    As   a  part  of   that   transaction,
Weyerhaeuser assumed $225 million of outstanding GNA debt. GNA Corporation and its life insurance subsidiaries provided annuities, insurance and securi-
ties  marketed through financial institutions.   During  its
operation:
   -Payments received on investment and limited payment contracts were recorded directly as deposits.
   -Investment income was recorded when earned.
   -Investments in bonds were stated at amortized cost; mortgage loans and other investments were carried at cost.
   -The liability for future annuity and contract reserves on single premium deferred annuities and single premium whole
life policies was the contract holder's account value.   The
reserve for single premium immediate annuity benefits was the present value of such benefits.

NOTE 2:
Restructuring and Other Charges
In the 1991 fourth quarter, the company recorded pretax restructuring and other charges against earnings of $445,000, which was necessitated by the following factors:

                                                               Millions
                                                          -------------------
                                                           Pretax   After-tax
                                                          -------------------
Weyerhaeuser:
Sharper contractions in public timber supply in the
 Northwest, causing early closure of some
 manufacturing plants and contributing to losses
 from contractual obligations                                 $ 95      $ 60
Modernization and/or closure of certain facilities
 with environmental and operational
 deficiencies to achieve updated business
  improvement plans                                             92         58
Severance and outplacement costs associated
 with closures and realignment of the company's
 support functions                                              21         13
Environmental remediation costs (including
 costs associated with "Superfund" solid waste
 disposal sites, company-owned facilities
  requiring remediation or removal of underground
 storage tanks, and sites previously owned by the
 company where it has retained an environ-
 mental cleanup liability)                                      82         52
                                                              ---------------
                                                               290        183
                                                              ---------------
Real estate and financial services:
Losses associated with real estate land values
 and partnerships that were affected by the U.S.
 recession, which was longer and deeper
  than expected                                                155        100
                                                              ---------------
                                                              $445       $283
                                                              ---------------
                                                              ---------------


NOTE 3:
Foreign Operations and Export Sales
The following net assets, net sales and net earnings, related to operations outside the United States, principally
Canada, are included in the company's consolidated financial statements:

                         December 26, 1993 December 27,1992 December 29, 1991
                         ----------------------------------------------------
Net assets:
 Working capital                  $100,419      $   111,593          $105,484
 Timber-cutting rights               1,551            2,296             2,494
 Property and equipment, net       852,963          870,581           726,645
 Other assets                       36,419           36,076            46,930
                                  -------------------------------------------
                                   991,352        1,020,546           881,553
Other liabilities                 (231,865)        (417,197)         (441,671)
                                  -------------------------------------------
Net assets                        $759,487      $   603,349          $439,882
                                  -------------------------------------------
                                  -------------------------------------------

                                      1993             1992              1991
                                  -------------------------------------------
Net sales                         $971,937         $875,215          $830,569
Net earnings (loss)                115,793           16,727           (40,808)

 The company is engaged in the sale of products for export from the United States. These sales consist principally of pulp, newsprint, paperboard, containerboard, logs, lumber and wood chips to Japan; pulp, containerboard, lumber and plywood to Europe; and logs to China and Korea. The fol-lowing table compares the company's export sales from the United States to customers in Japan and elsewhere with its total net sales and revenues.

                                         1993       1992        1991
                                   ---------------------------------
Export sales:
 Customers in Japan                $  952,000 $  912,000  $  887,000
 Customers outside Japan              493,000    589,000     663,000
                                  ----------------------------------
  Total export sales               $1,445,000 $1,501,000  $1,550,000
                                  ----------------------------------
                                  ----------------------------------
Total net sales and revenues       $9,545,000 $9,266,000  $8,773,000
                                  ----------------------------------
                                  ----------------------------------

NOTE 4:
Other Income (Expense), Net
Other income (expense), net, is an aggregation of non-operating income and expense items, both recurring and occasional, and as a result, fluctuates from period to period. No individual income or (expense) item is significant in relationship to net earnings (loss) other than:

                                       1993         1992          1991
                                    ----------------------------------
Weyerhaeuser:
 Interest income                    $ 7,248      $36,368      $ 18,553
 Loss on abandonments                (9,597)      (9,867)      (12,369)
 Gain on sale of capital assets      12,338        2,307         3,943
 Gain on sale of business            70,199            _             _
Real estate and financial services:
 Interest income                      4,647        4,870         4,603
 Gain on sale of businesses          41,551        2,742             _
 Joint venture and limited
  partnership earnings (losses)      (1,379)       1,916       (17,170)


NOTE 5:
Income Taxes
Earnings (losses) before income taxes, extraordinary item and accounting changes are comprised of the following:

                                   1993         1992          1991
                               -----------------------------------
Domestic earnings (losses)     $738,508     $537,354     $(109,752)
Foreign earnings (losses)        69,945       25,995       (68,096)
                               ------------------------------------
                               $808,453     $563,349     $(177,848)
                               ------------------------------------
                               ------------------------------------

                             56

Provisions for income taxes include the following:

                                         1993         1992           1991
                                     ------------------------------------
Federal:
 Current                             $144,935     $ 46,800      $ (23,100)
 Deferred                              81,700      105,400        (29,700)
                                     -------------------------------------
                                      226,635      152,200        (52,800)
                                     -------------------------------------
State:
 Current                               16,500       15,500          3,600
 Deferred                              10,500        9,500         (3,800)
                                     -------------------------------------
                                       27,000       25,000           (200)
                                     -------------------------------------
Foreign:
 Current                               26,700        3,700        (14,400)
 Deferred                                 833       10,400         (9,500)
                                     -------------------------------------
                                       27,533       14,100        (23,900)
                                     -------------------------------------
Income taxes before extraordinary item
 and accounting changes               281,168      191,300        (76,900)
                                     -------------------------------------
Income taxes apportionable to
 extraordinary item:
 Current                               (4,635)           _              _
 Deferred                              38,367            _              _
                                     -------------------------------------
                                       33,732            _              _
                                     -------------------------------------
Deferred income taxes applicable to the
 cumulative effect of accounting changes:
 SFAS No. 96                                _            _        (64,000)
 SFAS No. 106                               _            _        (73,000)
                                      ------------------------------------
                                            _            _       (137,000)
                                      ------------------------------------
                                     $314,900     $191,300      $(213,900)
                                      ------------------------------------
                                      ------------------------------------

 The corporate income tax rate was increased from 34 percent to 35 percent, retroactive to January 1, 1993, by legislation enacted during the third quarter of 1993. This change in tax law increased income taxes in 1993 by $15,400 due to the effect of the higher tax rate on the accumulated temporary differences at December 27, 1992, and $4,500 due to the effect of adjusting the annual effective tax rate used in prior quarters.

A reconciliation between income (losses) taxed at the federal statutory tax rate and the company's tax provision before the extraordinary item and accounting changes follows:

                                                   1993       1992       1991
                                               ------------------------------
Statutory tax on income (loss) before
 extraordinary item and accounting changes     $282,959   $191,539   $(60,468)
State income taxes, net of federal tax benefit   22,017     19,812     (1,300)
Foreign sales corporations                      (18,550)   (19,566)   (17,834)
Partial settlement - lawsuit                          _     (9,900)         _
Tax rate change - SFAS No. 109                   15,400          _          _
All other, net                                  (20,658)     9,415      2,702
                                               ------------------------------
Income taxes before extraordinary item
 and accounting changes                        $281,168   $191,300   $(76,900)
                                               ------------------------------
                                               ------------------------------

The deferred tax (liabilities) assets are comprised of the following:

                                       December 26, 1993   December 27, 1992
                                       -------------------------------------
Depreciation                               $   (998,207)       $   (878,415)
Depletion                                       (86,265)            (79,153)
Capitalized interest and taxes - real
  estate development                            (76,014)            (73,111)
Other                                          (126,471)           (140,442)
                                           ----------------------------------
Total deferred tax (liabilities)             (1,286,957)         (1,171,121)
                                           ----------------------------------
Pension and retiree health care                 118,311             111,633
Restructure reserves                             80,354             127,496
Alternative minimum tax credit carryforward      69,619              33,709
Other                                           209,318             213,112
                                           ----------------------------------
Total deferred tax assets                       477,602             485,950
                                           ----------------------------------
                                           $   (809,355)       $   (685,171)
                                           ----------------------------------
                                           ----------------------------------

 As of December 26, 1993, the company has avail-
able approximately $70 million of alternative minimum tax credit carryover, which does not expire, and $7 million of investment tax credit carryover in
Canada, expiring as follows: $1 million in 1997, $4 million in 1998, and $2 million in 2003.
 The company intends to reinvest undistributed earnings of certain foreign subsidiaries; therefore, no U.S. taxes have been provided. These earnings totaled approximately $318 million at the end of 1993. While it is not practicable to determine the income tax liability that would result from re patriation, it is estimated that withholding taxes payable upon repatriation would approximate $32 million.



NOTE 6:
Extraordinary Item
In 1993 the company realized a net gain of $52,052 ($85,784 less related tax effect of $33,732) as a result of extinguishing certain debt obligations.



NOTE 7:
Pension Plans
Net annual pension cost includes the following components:

                                                  1993      1992        1991
                                              ------------------------------
Service cost-benefits earned during the period $38,563  $ 33,745    $ 27,947
Interest cost on projected benefit obligation   92,688    86,295      78,457
Actual return on plan assets                  (279,563) (123,178)   (236,943)
Net amortization and deferrals                 165,494    16,727     143,942
Pension expense due to sales, closures
 and SFAS No. 88                                (1,302)        _           _
                                              ------------------------------
                                              $ 15,880  $ 13,589    $ 13,403
                                              ------------------------------
                                              ------------------------------

The assumptions used were as follows:

                                                  1993        1992       1991
                                                 ----------------------------
Discount rate                                     7.5%        8.5%      8.75%
Rate of increase in compensation levels           4.5%        6.0%      6.0%
Expected long-term rate of return on plan assets 11.5%       11.5%     11.5%

The following table sets forth the plans' funded status and amounts recognized in the company's consolidated balance sheet for its U.S. and Canadian pension plans:

                                                  December 26, 1993
                                      --------------------------------------
                                           Assets    Accumulated
                                           Exceed       Benefits
                                      Accumulated         Exceed
                                         Benefits         Assets       Total
                                      --------------------------------------
Accumulated benefit obligation:
 Vested                               $ 1,122,684       $ 20,672 $ 1,143,356
 Non-vested                                24,694            340      25,034
                                      --------------------------------------
                                      $ 1,147,378       $ 21,012 $ 1,168,390
                                      --------------------------------------
                                      --------------------------------------
Projected benefit obligation            1,270,151         21,542   1,291,693
Fair value of plan assets              (1,292,344)       (17,755) (1,310,099)
Unrecognized prior service cost           (39,271)        (2,794)    (42,065)
Unrecognized net gain                     105,695          2,643     108,338
Unrecognized net transition asset          42,272         (2,158)     40,114
Additional liability                            _            276         276
                                      --------------------------------------
Accrued pension cost                  $    86,503       $  1,754 $    88,257
                                      --------------------------------------
                                      --------------------------------------

                                                   December 27, 1992
                                     ---------------------------------------
                                           Assets    Accumulated
                                           Exceed       Benefits
                                      Accumulated         Exceed
                                         Benefits         Assets       Total
                                     ---------------------------------------
Accumulated benefit obligation:
 Vested                              $    680,729    $   258,839  $  939,568
 Non-vested                                16,236          2,071      18,307
                                     ---------------------------------------
                                     $    696,965    $   260,910  $  957,875
                                     ---------------------------------------
                                     ---------------------------------------
Projected benefit obligation         $    834,204    $   261,681  $1,095,885
Fair value of plan assets                (848,599)      (242,145) (1,090,744)
Unrecognized prior service cost           (10,640)       (12,241)    (22,881)
Unrecognized net gain                      42,191         12,336      54,527
Unrecognized net transition asset          50,189           (367)     49,822
Additional liability                            _          2,859       2,859
                                     ---------------------------------------
Accrued pension cost                 $     67,345    $    22,123  $   89,468
                                     ---------------------------------------
                                     ---------------------------------------

                                                   December 29, 1991
                                      --------------------------------------
                                           Assets    Accumulated
                                           Exceed       Benefits
                                      Accumulated         Exceed
                                         Benefits         Assets       Total
                                      --------------------------------------
Accumulated benefit obligation:
 Vested                                $  638,462    $   244,606 $   883,068
 Non-vested                                17,668            940      18,608
                                       -------------------------------------
                                       $  656,130    $   245,546 $   901,676
                                       -------------------------------------
                                       -------------------------------------
Projected benefit obligation           $  784,053    $   245,546 $ 1,029,599
Fair value of plan assets                (764,181)      (217,911)   (982,092)
Unrecognized prior service cost            (8,547)       (13,689)    (22,236)
Unrecognized net gain                      30,450         16,980      47,430
Unrecognized net transition asset          57,362         (1,247)     56,115
Additional liability                            _          5,112       5,112
                                       -------------------------------------
Accrued pension cost                   $   99,137    $    34,791 $   133,928
                                       -------------------------------------
                                       -------------------------------------

 The assets of the U.S. and Canadian pension plans, as of December 26, 1993, consist of a highly diversified mix of marketable securities, real estate and private equity securities.
 Approximately 1,700 employees are covered by union-administered multi-employer pension plans to which the company makes negotiated contributions based generally on fixed amounts per hour per employee. Contributions to these plans were $5,780 in 1993, $4,606 in 1992 and $4,372 in
1991.



NOTE 8:
Postretirement Benefits Other Than Pensions
The company sponsors defined benefit postretirement plans that provide medical and life insurance coverage as follows:
   -Two  salaried  retiree  medical  plans  that  cover  sub-
stantially all salaried employees who retire under the company's retirement plan and their spouses. Plan I covers those retired or eligible to retire as of January 1, 1990, and provides full health coverage. Plan II includes those salaried employees not eligible for Plan I, under which the company provides a fixed dollar amount per year of service toward the premium, with the retiree paying the remainder. The company reserves the right to revise the fixed dollar amount.
   -An hourly retiree medical plan that covers approximately 3,700 active hourly employees and their spouses. For some, the coverage stops at age 65, while others have lifetime
coverage.   In some units the retiree must pay a portion  of
the premium, while in others the company pays the full cost. There are approximately 1,000 retired hourly employees and their spouses currently covered under these programs.
   -A salaried retiree life insurance plan that starts at 80 percent of salary at retirement and reduces to six thousand dollars in 20 percent increments. Approximately 5,200 per-sons who are retired or were eligible to retire as of December 31, 1991, are subject to a different schedule.
   -An hourly retiree life insurance plan in which approxi-mately 11,000 active hourly employees are eligible and approximately 2,000 hourly retirees have coverage. Most of these are covered by fixed dollar amount coverage that is graded down after retirement. Some units have pay-related insurance on which the company pays the full cost.

The following table sets forth the plans' combined accrued postretirement benefit costs for its U.S. operations as of December 26, 1993, December 27, 1992, and December 29, 1991:

                                               December 26, 1993
                                        ------------------------------------
                                            Health        Other        Total
                                        ------------------------------------
Accumulated postretirement
benefit obligation:
 Retirees                                $ 127,791     $ 21,945    $ 149,736
 Fully eligible and other active
  plan participants                         96,219       11,661      107,880
                                         -----------------------------------
                                           224,010       33,606      257,616
Unrecognized actuarial gain/(loss)         (30,371)        (951)     (31,322)
                                         -----------------------------------
Accrued postretirement benefit cost      $ 193,639     $ 32,655    $ 226,294
                                         -----------------------------------
                                         -----------------------------------

                                                    December 27, 1992
                                         -----------------------------------
                                            Health       Other         Total
                                         -----------------------------------
Accumulated postretirement
benefit obligation:
 Retirees                                $ 136,808    $ 21,157     $ 157,965
 Fully eligible and other active
  plan participants                         82,970      10,472        93,442
                                         -----------------------------------
                                           219,778      31,629       251,407
Unrecognized actuarial gain/(loss)         (32,220)          8       (32,212)
                                         -----------------------------------
Accrued postretirement benefit cost      $ 187,558    $ 31,637     $ 219,195
                                         -----------------------------------
                                         -----------------------------------

                                                     December 29, 1991
                                         -----------------------------------
                                            Health       Other         Total
                                         -----------------------------------
Accumulated postretirement
 benefit obligation:
 Retirees                                $ 119,109    $ 18,834     $ 137,943
 Fully eligible and other active
  plan participants                         66,393      13,054        79,447
                                         -----------------------------------
                                           185,502      31,888       217,390
Unrecognized actuarial gain/(loss)         (10,364)     (1,526)      (11,890)
                                         -----------------------------------
Accrued postretirement benefit cost      $ 175,138    $ 30,362     $ 205,500
                                         -----------------------------------
                                         -----------------------------------

Net annual postretirement benefit costs included the following components:

                                                       1993
                                           ------------------------------
                                             Health     Other       Total
                                           ------------------------------
Service cost-benefits attributed to
 service during the period                 $  3,547   $   626    $  4,173
Interest cost on accumulated post-
 retirement benefit obligation               16,466     2,538      19,004
Amortization of loss/(gain)                       _        47          47
                                           ------------------------------
Net postretirement benefit cost            $ 20,013   $ 3,211    $ 23,224
                                           ------------------------------
                                           ------------------------------

                                                         1992
                                           ------------------------------
                                             Health     Other       Total
                                           ------------------------------
Service cost-benefits attributed to
 service during the period                 $  3,513   $   584    $  4,097
Interest cost on accumulated post-
 retirement benefit obligation               17,700     2,574      20,274
Amortization of loss/(gain)                   1,003       (49)        954
                                           ------------------------------
Net postretirement benefit cost            $ 22,216   $ 3,109    $ 25,325
                                           ------------------------------
                                           ------------------------------

                                                        1991
                                           -----------------------------
                                             Health     Other      Total
                                           -----------------------------
Service cost-benefits attributed to
 service during the period                 $  2,478   $   659   $  3,137
Interest cost on accumulated post-
 retirement benefit obligation               15,169     2,635     17,804
Amortization of loss/(gain)                       _         _          _
                                           -----------------------------
Net postretirement benefit cost            $ 17,647   $ 3,294   $ 20,941
                                           -----------------------------
                                           -----------------------------

 For measurement purposes, a 12.0, 11.5 and 11.0 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1991, 1992 and 1993, respectively; the rate is assumed to decrease by 0.5 percent annually to a level of 6.0 percent for the year 2003 and all years thereafter. The effect of a one percent increase in the assumed health care cost trend rates would increase the accumulated postretirement benefit obligation as of December 26, 1993, by 11.8 percent, and the aggregate of the service and interest cost components of net annual postretirement benefit cost for 1993 by 14.0 percent.

Other assumptions used were as follows:

                                          1993      1992      1991
                                         -------------------------
Discount rate                             7.5%      8.5%      8.5%
Rate of increase in compensation levels:
 Salaried                                 4.5%      6.0%      6.0%
 Hourly                                   3.0%      3.0%      3.0%

                             61

NOTE 9:
Inventories
Inventories consist of the following:

                                        December 26, 1993  December 27, 1992
                                        ------------------------------------
Logs and chips                                 $  103,195         $   83,563
Lumber, plywood and panels                         92,488             84,247
Pulp, newsprint and paper                         124,131            111,664
Containerboard, paperboard and containers          70,915             80,528
Other products                                    121,949             95,705
Materials and supplies                            249,793            268,197
                                               -----------------------------
                                               $  762,471         $  723,904
                                               -----------------------------
                                               -----------------------------

NOTE 10:
Property and Equipment

                                        December 26, 1993  December 27, 1992
                                        ------------------------------------
Property and equipment, at cost:
 Land                                        $    157,611        $   152,632
 Buildings and improvements                     1,416,740          1,395,142
 Machinery and equipment                        7,839,070          7,768,170
 Rail and truck roads and other                   620,136            609,033
                                             -------------------------------
                                               10,033,557          9,924,977
Less allowance for depreciation and
 amortization                                   4,427,485          4,312,757
                                             -------------------------------
                                             $  5,606,072        $ 5,612,220
                                             -------------------------------
                                             -------------------------------

NOTE 11:
Real Estate in Process of Development
Real estate in process of development includes the following:

                                        December 26, 1993  December 27, 1992
                                        ------------------------------------
Dwelling units:
 Completed                                     $  105,777          $ 108,801
 Under construction                               153,734            116,265
Residential lots:
 Developed                                         71,611             88,393
 Under development                                184,302            138,425
Commercial lots:
 Developed                                         66,620             73,063
 Under development                                 77,050             49,391
Commercial projects:
 Completed                                          3,005              7,578
 Under construction                                14,533             47,480
Acreage listed for sale                            88,912             62,996
Other inventories                                   2,836              1,615
                                                ----------------------------
                                                  768,380            694,007
Less reserves                                      29,783             76,920
                                                ----------------------------
                                                $ 738,597          $ 617,087
                                                ----------------------------
                                                ----------------------------

NOTE 12:
Mortgage and Construction Notes and Mortgage Loans
Receivable
Mortgage and construction notes and mortgage loans receivable are summarized as follows:

                                      December 26, 1993    December 27, 1992
                                      --------------------------------------
Mortgage notes held for sale                 $  520,634           $  475,447
Construction mortgage notes                      43,732               61,069
Mortgage loans receivable:
 First mortgages                                 44,318               52,613
 Second trust deeds                               3,100                1,880
 FHA-VA insured loans                            14,014               13,361
 Income property loans                          224,271              272,491
 Other loans, net                                 1,536                  693
                                             -------------------------------
                                                851,605              877,554
Less allowance for loan losses                   21,036               19,591
                                             -------------------------------
                                             $  830,569           $  857,963
                                             -------------------------------
                                             -------------------------------

NOTE 13:
Investments
Investments are as follows:

                                      December 26, 1993    December 27, 1992
                                      --------------------------------------
U.S. treasury securities and obligations of
 U.S. government corporations and agencies    $       _          $    68,054
State and political subdivision obligations           _                8,500
Foreign government debt securities                    _                6,250
Corporate securities                                  _            2,425,421
Mortgage-backed securities                        2,940            1,655,679
Mortgage loans                                   41,651            1,057,361
Other                                            15,764               11,163
                                              ------------------------------
                                              $  60,355          $ 5,232,428
                                              ------------------------------
                                              ------------------------------

Debt securities held as assets are as follows:

                                              Gross       Gross
                              Amortized  Unrealized  Unrealized
                                   Cost       Gains      Losses   Fair Value
                              ----------------------------------------------
December 26, 1993:
Mortgage-backed securities    $ 290,540    $ 19,543    $   (870) $   309,213
                              ----------------------------------------------
                              ----------------------------------------------
December 27, 1992:
U.S. treasury securities and
 obligations of U.S. government
 corporations and agencies    $  68,054    $  1,706    $ (1,465) $    68,295
State and political subdivision
 obligations                      8,500         475           _        8,975
Foreign government debt
 securities                       6,250           _        (101)       6,149
Corporate securities          2,425,421      63,700     (16,875)   2,472,246
Mortgage-backed securities    2,145,036      66,263     (43,971)   2,167,328
                             -----------------------------------------------
                             $4,653,261   $ 132,144   $ (62,412) $ 4,722,993
                             -----------------------------------------------
                             -----------------------------------------------

 Debt securities held as assets include mortgage-backed certificates, net of unamortized discounts or premiums, pledged as collateral for the CMO bonds totaling $287,600 and $489,357 at December 26, 1993, and December 27, 1992, respectively.
 The amortized cost and estimated market value of debt securities by contractual maturity are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                               December 26, 1993       December 27, 1992
                           ---------------------   --------------------------
                           Amortized               Amortized
                                Cost  Fair Value        Cost       Fair Value
                            -------------------------------------------------
Due in one year or less     $      _   $       _  $   85,103      $    86,898
Due after one year
 through five years                _           _   1,540,361        1,582,569
Due after five years
 through ten years                 _           _     835,729          837,584
Due after ten years                _           _      47,032           48,614
                            -------------------------------------------------
                                   _           _   2,508,225        2,555,665
Mortgage-backed securities   290,540     309,213   2,145,036        2,167,328
                            -------------------------------------------------
                            $290,540   $ 309,213  $4,653,261      $ 4,722,993
                            -------------------------------------------------
                            -------------------------------------------------

 Proceeds from sales of investments in debt securities were $15,052 in 1993, $31,917 in 1992 and $34,633 in 1991. Gross
gains  of $1,426 in 1993, $2,973 in 1992 and $1,491 in  1991
and   gross  losses  of  $122  in  1991  were  realized   on
those sales.



NOTE 14:
Mortgage-Backed Certificates and Restricted Deposits, and
Collateralized Mortgage Obligation Bonds
Mortgage-backed certificates and restricted deposits are as follows:

                                       December 26, 1993    December 27, 1992
                                       --------------------------------------
Mortgage-backed certificates,
 including accrued interest                    $ 290,545            $ 495,117
Trust deeds, including accrued interest           19,155               63,526
Restricted deposits                               40,658               57,791
Unamortized discount, net                           (601)              (2,182)
                                               ------------------------------
                                               $ 349,757            $ 614,252
                                               ------------------------------
                                               ------------------------------

 The  mortgage-backed  certificates,  trust  deeds  and  the restricted deposits are pledged as collateral for the collateralized mortgage obligation bonds. These assets are held by banks as trustees. Principal and interest collections on the certificates are used to meet the interest payments and to reduce the outstanding principal balance of the bonds.

Collateralized mortgage obligation bonds are as follows:

                                         December 26, 1993  December 27, 1992
                                         ------------------------------------
CMO bonds with maturities ranging from
 2003 to 2019, weighted average interest
 rates are approximately 9.2%                   $  318,012         $  563,405
Unamortized discount                               (10,596)           (20,248)
                                                -----------------------------
                                                $  307,416         $  543,157
                                                -----------------------------
                                                -----------------------------

Bond principal payments during the next five years are:

1994                  $ 68,304
1995                    49,812
1996                    37,013
1997                    27,705
1998                    20,955

 The above maturities are calculated based on anticipated prepayments on the certificates. The bonds are the obligation of the issuer, and neither the company nor any affiliated company has guar-anteed or is otherwise obligated with respect to the bonds.



NOTE 15:
Accrued Liabilities
Accrued liabilities are as follows:

                                          December 26, 1993 December 27, 1992
                                          -----------------------------------
Payroll - wages and salaries, incentive
 awards, retirement, vacation pay and
 severance pay                                   $  239,434         $ 235,052
Taxes - social security and real and
 personal property                                   58,952            53,434
Interest                                             66,967            48,189
Other                                               199,649           286,488
                                                 ----------------------------
                                                 $  565,002         $ 623,163
                                                 ----------------------------
                                                 ----------------------------

NOTE 16:
Senior Long-Term Debt
Senior long-term debt obligations, including the current portion, are as follows:

                                       December 26, 1993   December 27, 1992
                                       -------------------------------------
Sinking fund debentures:
 8 5/8% issued 1970                            $       _           $  25,907
 8.90% issued 1974                                     _              82,399
 7.95% issued 1976                                     _             119,840
8 3/8% debentures due 2007                       150,000             150,000
7.50% debentures due 2013                        250,000                   _
7.25% debentures due 2013                        250,000                   _
7 1/8% debentures due 2023                       250,000                   _
9 3/8% notes due 1998                            150,000             150,000
9 1/4% notes due 1995                            200,000             200,000
9.05% notes due 2003                             200,000             200,000
9.36% notes due 1995                             100,000                   _
7.28% note due 1996                               40,000                   _
8.50% notes                                            _              25,000
Industrial revenue bonds, rates from
 2.7% (variable) to 10.0% (fixed),
 due 1994-2028                                   467,085             406,240
Medium-term notes, rates from
 6.43% to 8.98%, due 1996-2005                   427,850             387,850
Commercial paper/credit agreements               378,727             898,565
Other                                            148,750             126,673
                                               -----------------------------
                                               3,012,412           2,772,474
Less portion due within one year                  14,522             113,607
                                               -----------------------------
                                             $ 2,997,890         $ 2,658,867
                                               -----------------------------
                                               -----------------------------

Senior long-term debt maturities during the next five years are:

1994                   $ 14,522
1995                    804,224
1996                    119,676
1997                     69,685
1998                    196,063

 At December 26, 1993, and December 27, 1992, the company's lines of credit include:
   -A four-year competitive advance and revolving credit facility agreement entered into in 1990 with a group of banks, which provides for borrowings of up to the total amount of $1,650,000, all of which can be availed of by the company, and $1,000,000, which can be availed of by WMC, a subsidiary of WFS. Borrowings are at LIBOR or other such interest rates as mutually agreed to between the borrower and lending banks. This credit facility agreement has been extended through November 1995.
   -A one-year evergreen credit commitment entered into in 1990 with a group of banks, which provides for borrowings of up to the amounts, and by the entities, as follows:

                        December 26, 1993  December 27, 1992
                        ------------------------------------
The company
 and:
 WMC and
  WRECO                         $ 215,000          $ 215,000
 WMC                               70,000             70,000
 WRECO                             20,000             20,000
WMC (only)                         35,000             35,000

 At December 26, 1993, and December 27, 1992, respectively, WMC had $35,000 outstanding against this commitment.
   -Short-term bank credit lines, which provide for borrowings of up to the total amount of $200,000, all of which can be availed of by the company and WRECO, and $150,000, which can be availed of by WMC.
 To the extent that these credit commitments expire more than one year after the balance sheet date and are unused, an equal amount of commercial paper is classifiable as long-term debt. Amounts so classified are shown in the tables in this and the following note. No portion of these lines has been availed of by the company, WRECO, WMC or WFS at December 26, 1993, or December 27, 1992, except as noted.
 In 1993, WFS completed the sale of GNA Corporation. As a part of this transaction, the com-pany assumed $225,000 of outstanding GNA debt.



NOTE 17:
Real Estate and Financial Services Long-Term Debt
Real estate and financial services long-term debt, including the current portion, consists of the following:

                                         December 26, 1993  December 27, 1992
                                         ------------------------------------
Notes payable secured principally by
 land and lots under development;
 weighted average interest rates are
 approximately 8.9% and 8.4%                    $   18,107         $   26,948
Notes payable secured principally by
 multi-family projects, on a non-recourse
 basis; weighted average interest
 rates are approximately 10.0% and 10.1%            41,716             61,331
Notes payable, unsecured; weighted average
 interest rates are approximately
 7.4% and 8.2%                                     957,190            716,258
Notes payable secured by first trust
 deeds; weighted average interest rates
 are approximately 9.5% and 7.3%                     3,227             17,876
Bank and other borrowings, unsecured;
 weighted average interest rates are
 approximately 3.3% and 5.5%                       360,000            601,722
Commercial paper/credit agreements                 616,906            771,580
                                                -----------------------------
                                                $1,997,146        $ 2,195,715
                                                -----------------------------
                                                -----------------------------
Portion due within one year                     $  151,998        $   225,261
                                                -----------------------------
                                                -----------------------------

Long-term debt maturities during the next five years are:

1994               $  151,998
1995                1,043,685
1996                  120,877
1997                   98,552
1998                  135,773

 WMC has a revolving credit agreement with a bank to provide for: (1) borrowings of up to $35,000 for three years at prime rate, LIBOR or such other rate as may be agreed upon by WMC and the banks, (2) a commitment fee based on the unused credit, and (3) conversion of the notes as of July 1, 1995, to a five-year term loan payable in equal quarterly installments. At December 26, 1993, and December 27, 1992, $30,000 and $12,000, respectively, were outstanding under the revolving credit agreement.
 During 1992 WFS entered into a three-year term loan facility with a group of banks that provides for: (1)
borrowings of up to $295,000 at December 26, 1993, and $330,000 at December 27, 1992, at LIBOR or other such rates as may be agreed upon by WFS and the banks, and (2) a commitment fee based on the unused credit. $295,000 and $330,000 were outstanding against this facility at December 26, 1993, and December 27, 1992, respectively.
 WMC has short-term special credit lines
that provide for borrowings of up to $265,000 at December 26, 1993, and $205,000 at December 27, 1992. Borrowings
against these lines were
$254,000   and  $204,500  as  of  December  26,  1993,   and
December 27, 1992, respectively.
 In 1985 WRECO entered into an interest rate swap agreement with a major bank. Payments between the parties are calculated by reference to fixed or floating per-annum rates. Under the agreement, the company makes semi-annual payments at a rate of 10.09 percent per annum and receives from the bank a monthly payment at a rate equivalent to the 30-day commercial paper rate. The interest payments are calculated on the notional amount of $25,000. The agreement expires in November 1995. The company is exposed to credit loss in the event of non-performance by the other party to the interest rate swap agreement. However, the company does not anticipate non-performance by the counterparty.
 Total interest costs incurred by WRECO during the three years ended December 26, 1993, have been capitalized and will ultimately be accounted for as an element of operating costs.
 The company's compensating balance agreements were not significant.



NOTE 18:
Subordinated Debentures
The 5 1/4 percent convertible subordinated debentures were issued in 1990 in exchange for the company's outstanding $2.625 convertible exchangeable preference shares. In the first quarter of 1993, the company called this issue in full and paid principal plus premium and accrued interest to those debenture holders who had not previously exercised the option to convert their debentures into common shares.
 The limited recourse income debenture, which was repaid in January 1993, was the obligation of Weyerhaeuser Canada Ltd. and was issued as total consideration for the purchase of a pulp mill, chemical plant and sawmill in Saskatchewan.

NOTE 19:
Disclosure About Fair Value of Financial Instruments
The fair value of the company's financial instruments, and the methods and assumptions used to estimate fair value of each class of financial instruments for which it is practicable to estimate that value, are as follows:
Weyerhaeuser
  -Long-term debt and other liabilities - the
fair value of the company's long-term debt (including WRECO and WFS) is estimated based on quoted market prices for the same issues or on the discounted value of the future cash flows expected to be paid using incremental rates of borrowing for similar liabilities.
  -Foreign exchange contracts - the fair value of the company's $26,500 foreign exchange contracts (see Note 22) was estimated by obtaining quotes from its currency brokers. At December 26, 1993, the fair value of these contracts was approximately $28,000.
  -Notes and contracts receivable - the company and WRECO estimate that the carrying value of their notes and contracts receivable approximates their fair values as of December 26, 1993, and December 27, 1992.

Real Estate and Financial Services
  -Joint venture and partnership guarantees - WRECO has guaranteed certain borrowings of joint ventures in which it is a participant in the aggregate amount of $116,954. During the year, WRECO reduced the maximum aggregate sum available through several bank credit arrangements from $100,000 at December 27, 1992, to $30,000 at December
26,  1993.   These credit arrangements were  established  to
guarantee certain borrow-
ings   made   by   subsidiary  limited   partnerships.    At
December 26, 1993, and December 27, 1992, the amount utilized under these arrangements is
$22,558 and $54,319, respectively. In addition, WRECO has entered into various other contractual obligations to fund, if certain specified events occur, $11,774 to the capital of its real estate partnerships. If funded, these commitments would increase WRECO's equity investment in partnerships and, therefore, are not subject to fair value disclosure.
  -Interest rate swaps - WRECO has an interest rate swap agreement whereby the interest payments under the agreement are calculated on the notional amount of $25,000 (see Note
17). The liquidation cost (which has been estimated using rates currently available for an instrument with similar terms) to WRECO as of December 26, 1993, and December 27, 1992, if the agreement was canceled, would approximate $2,753 and $4,472, respectively.
  -Mortgage notes held for sale - are estimated using the quoted market prices for securities backed by similar loans
adjusted  for  differences  in  loan  characteristics.   The
estimated fair value is net of related hedge instruments, which were estimated based upon quoted market prices for securities.
  -Construction mortgage notes and mortgage loans receivable
- - are based on the discounted value of estimated future cash flows using current rates for loans with similar terms and risks.
  -Investments - are estimated using quoted market prices for similar securities. The fair value of mortgage loans held as investments is based on the discounted value of estimated future cash flows using current rates.
  -Mortgage-backed certificates and restricted deposits - the fair value of mortgage-backed certificates is estimated using the quoted market prices for securities backed by similar loans; restricted deposits are a reasonable estimate of fair value.
  -Notes and commercial paper - WRECO and WFS estimate that the carrying value of their notes and commercial paper approximates their fair value as of December 26, 1993, and December 27, 1992.
  -Future annuity and contract reserves - were the cash surrender value payable on demand.
  -Collateralized mortgage obligation (CMO) bonds - fair value is estimated using analysis of projected cash flows discounted at market yields.
  -Loans sold with recourse - the fair value is estimated based upon market spreads for sales of similar loans without recourse or estimates of the credit risk of the associated recourse obligation. The fair value of the recourse on these loans (see Note 21) is estimated to be $14.8 million.

The carrying and fair values of significant financial instruments are:

                               December 26, 1993       December 27, 1992
                            --------------------    ----------------------
                              Carrying       Fair    Carrying         Fair
                                 Value      Value       Value        Value
                            ----------------------------------------------
Weyerhaeuser:
 Long-term debt             $3,012,412 $3,266,923  $3,153,472   $3,192,846
 Other liabilities              99,624     92,756      13,538       12,445
                            ----------------------------------------------
Real estate and financial
 services:
 Mortgage notes held for sale  520,634    523,563     475,447      478,916
 Construction mortgage notes    43,732     42,434      61,069       53,378
 Mortgage loans receivable     266,203    252,902     321,447      309,348
 Investments                    60,355     56,360   5,232,428    5,274,274
 Mortgage-backed certificates
  and restricted deposits      349,757    365,659     614,252      646,063
 Future annuity and contract
  reserves                           _          _   5,529,700    5,336,046
 Collateralized mortgage
  obligation bonds             307,416    330,644     543,157      581,440
 Long-term debt              1,997,146  2,042,540   2,195,715    2,250,032


NOTE 20:
Legal Proceedings
On November 2, 1992, an action was filed against the company in the Circuit Court for the First Judicial District of Hinds County, Miss., on behalf of a pur-
ported class of riparian property owners in Mississippi and Alabama whose properties are located on the Tennessee Tombigbee Waterway, Aliceville Lake, Cedar Creek and the Magoway Creek. The complaint seeks $1 billion in compensatory and punitive damages for diminution in property value, personal injuries and mental anguish allegedly
resulting from the discharge of purported hazardous substances, including dioxins and furans, by the company's pulp and paper mill in Columbus, Miss., and the alleged fraudulent concealments of such discharge. The complaint also seeks an injunction prohibiting future releases and the removal of hazardous substances allegedly released in the past. On August 20, 1993, a companion action was filed in Green County, Ala., on behalf of a similar purported class of riparian owners with essentially the same claims as the Mississippi case. The action was removed to the federal District Court for the Northern District of Alabama, which subsequently remanded the case to state court.
 The   company   is  a  party  to  other  legal  proceedings
generally incidental to its business. Although the final outcome of any legal proceeding is subject to a great many variables and cannot be predicted with any degree of certainty, the company presently believes that any ultimate liability resulting from the legal proceedings discussed herein, or all of them combined, would not have a material adverse effect on the company's financial position.

NOTE 21:
Commitments and Contingencies
The company's capital expenditures, excluding acquisitions, have averaged about $823,000 in recent years but are expected to approximate $1,100,000 in 1994; however, the 1994 expenditure level could be increased or decreased as a consequence of future economic conditions. The company had approximately $600,000 in capital expenditures committed on major projects at year-end 1993.
 It is the company's policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $140 million over several years. This estimate of the upper end of the range of rea-sonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and is based on assumptions less favorable to the company among the range of reasonably possible outcomes. In estimating both its current reserves for environmental remediation and the possible range of additional future costs, the company has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, based generally on each party's financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.
 WRECO is exposed to contingent liabilities arising from joint-venture participations and real estate limited partnerships as described in Note 19.
 As of December 26, 1993, WFS was committed to fund approximately $397,812 in mortgage loans, of which $111,627 was with affiliates. Included in WFS's funding commitments were approximately $227,324 of commitments to fund mortgage loans at floating prices. WFS had firm agreements with in-vestors for the sale of loans in the aggregate amount of approximately $523,326 as of December 26, 1993. WFS's construction lending program, which was principally in California, was terminated during 1993. All construction loan investments relate to transactions that were originally committed prior to 1993. At December 26, 1993, WFS is com-mitted to fund an additional $13,831 of construction loan advances. Included therein is $9,358 committed to various joint ventures in which WFS is a partner. WFS recorded interest and fee income of $1,903, $2,165 and $3,723 on loans to these partnerships during 1993, 1992 and 1991, respectively.
 During the normal course of business, WFS has sold loans with limited recourse requirements. In accordance with generally accepted accounting principles, estimated probable loan losses and related costs are provided for at the time of such sales when deemed appropriate. At December 26, 1993, the outstanding balance of loans sold by WFS with recourse is approximately $1.1 billion. In the event of borrower non-performance, WFS would assume losses to the extent they exceed the value of the collateral and private mortgage insurance or Veterans Administration guarantees. WFS has not historically experienced material losses on these recourse obligations.

NOTE 22:
Financial Instruments With Credit or Off-Balance Sheet Risk
Receivables
WRECO's accounts receivable and notes and contracts receivable by geographic region, less discounts and allowances, are as follows:

                     1993        1992
                 --------------------
West             $ 53,411    $ 23,456
South              20,487      16,112
East               32,351      21,880
                 --------------------
                 $106,249    $ 61,448
                 --------------------
                 --------------------

 WRECO's policy for requiring collateral is that a secured interest will be established on receivables generated from the sale of inventory and land and that the collateral will be subject to foreclosure in the event of the purchaser's default. Collateral is not required for short-term, general accounts receivable.
 WFS originates and holds loans in a number of states. The remaining gross principal balance of mortgage notes held for sale or investment, construction mortgage notes, mortgage loans receivable and other trust deeds receivable by geographic region are as follows:

                       1993             1992
                   -------------------------
West               $757,353       $1,527,600
South                47,279          155,787
East                 93,621          196,733
Other                16,233          124,209
                   -------------------------
                   $914,486       $2,004,329
                   -------------------------
                   -------------------------

Foreign Exchange Contracts
At December 26, 1993, the company had foreign exchange contracts maturing from January 14, 1994, to September 1,
1994, worth $26,500 in foreign currency.



NOTE 23:
Shareholders' Interest
Preferred and Preference Shares
The company is authorized to issue:
  - 7,000,000 preferred shares having a par value of $1.00 per share, of which none were issued and outstanding at December 26, 1993, and December 27, 1992; and
  - 40,000,000 preference shares having a par value of $1.00 per share, of which none were
issued   and   outstanding  at  December   26,   1993,   and
December 27, 1992.
 The preferred and preference shares may be issued in one or more series with varying rights and preferences including dividend rates, redemption rights, conversion terms, sinking fund provisions, values in liquidation and voting rights. When issued, the outstanding preferred and preference shares rank senior to outstanding common shares as to dividends and assets available on liquidation.
 The company has reserved but not issued 2,000,000 shares of cumulative preference shares, fourth series, for the exercise of the rights described under Common Shares.

Common Shares
Common shares reserved for stock option plans and for conversion of issued and outstanding convertible subordinated debentures were 5,178,000 shares at December
26, 1993, and 9,021,000 shares at December 27, 1992.  As to
the company's various stock option plans, the following information is provided:

                           1993       1992        1991
                      --------------------------------
At end of year:
 Options outstanding  5,177,401  4,999,874   5,414,948
 Options exercisable  3,981,751  3,865,624   4,440,948
During the year:
 Options granted      1,195,650  1,134,250     974,000
 Options exercised      878,755  1,261,212     297,519
 Options forfeited      139,368    288,112     146,900
Average prices per
 share:
 Options outstanding     $32.32     $28.85      $26.00
 Options granted         $42.31     $36.18      $25.22
 Options exercised       $26.72     $24.06      $22.70

 In December 1986, the company adopted a Shareholder Rights Plan (the "Plan") and declared a dividend distribution of
0.6667 right on each outstanding
common share. Each right entitles its holder to purchase after the distribution date and until December 1996 one one-hundredth of a share of the company's cumulative preference shares, fourth series, at a price of $70, subject to adjustment. The distribution date is the earlier of 20 business days after the announcement that a person or group has acquired 20 percent or more of Weyerhaeuser's out standing common shares or 20 business days after a person or group commences a tender or exchange offer that could result in the person or group owning 30 percent or more of the company's outstanding common shares. Following the distribution date, if anyone owning 20 percent or more of the company's outstanding common shares merges with the company, with the company as the survivor, and the company's common shares are not changed or exchanged, or engages in certain self-dealing transactions with the company, or if an event occurs that results in such 20 percent owner's interest being increased by more than one percent (e.g., a reverse stock split), or if anyone acquires 40 percent or more of the company's outstanding common shares, each right holder, other than such person or group, will be able, upon payment of the right's exercise price, to acquire shares of the company's common stock or other securities or assets having an aggregate market value equal to twice the right's purchase price. If, after the company announces that someone owns 20 percent or more of the company's outstanding common shares, the company is acquired in a merger or other business combination, and the company is not the survivor, or the company engages in a merger or other business combination transaction in which the company is the surviving corporation but the company's common shares are changed or exchanged, or if 50 percent of the company's earning power or assets is sold in one or several related transactions, each right holder, other than any 20 percent shareholder, will receive shares of the acquiring company's common stock having a market value equal to twice the right's exercise price. Subject to certain time periods and conditions, the Plan may be amended and the rights may be redeemed at a price of $.05 per right, subject to adjustment.



NOTE 24:
Business Segments
The company is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products. The four principal business segments are timberlands and wood products (including softwood lumber, plywood and veneer; composite panels; oriented strand board; hardboard; logs; chips; timber; doors; hardwood lumber and plywood; and treated products); pulp and paper products (including pulp, newsprint, paper, containerboard, paperboard and shipping containers, recycling and chemicals); real estate development and construction; and financial services.
 The  timber-based  businesses  involve  a  high  degree  of integration  among  timber  operations;  building  materials
conversion   facilities;   and   pulp,   newsprint,   paper,
containerboard  and  paperboard  primary  manufacturing  and
secondary   conversion   facilities,   including   extensive
transfers of raw materials, semi-finished materials and  end
products  between  and among these groups.   Accounting  for
segment profitability involves allocations of joint raw materials and conversion costs and the use of transfer prices that attempt to approximate current market values.

The following table sets forth an analysis of the company's operations by the four principal business segments:

                       Sales to and
                       Revenue from  Intersegment      Total     Approximate
                       Unaffiliated     Sales and  Sales and    Contribution
Business Segments         Customers       Revenue    Revenue     to Earnings
                       -----------------------------------------------------
  1993:
  Timberlands and
   wood products         $4,467,751     $ 352,314 $4,820,065      $  891,431
  Pulp and paper products 3,579,042         6,189  3,585,231          60,854
  Real estate               828,713             _    828,713          18,326
  Financial services        401,711             _    401,711          76,437
  Corporate and other       269,181        28,409    297,590         (46,961)
                         ---------------------------------------------------
                          9,546,398       386,912  9,933,310       1,000,087
  Eliminations               (1,606)     (386,912)  (388,518)              _
  Interest expense                _             _          _        (292,459)
  Less:  capitalized
   interest                       _             _          _         100,825
                                                                     -------
  Income before income
   taxes and extraordinary
   item                           _             _          _         808,453
  Income taxes                    _             _          _        (281,168)
  Extraordinary item              _             _          _          52,052
                       -----------------------------------------------------
                         $9,544,792     $       _ $9,544,792      $  579,337
                       -----------------------------------------------------
                       -----------------------------------------------------
  1992:
  Timberlands and
   wood products         $3,416,832     $ 340,368 $3,757,200      $  515,394
  Pulp and paper products 4,109,080        28,822  4,137,902         251,091
  Real estate               690,342             _    690,342          12,897
  Financial services        832,389             _    832,389          67,633
  Corporate and other       220,032        29,907    249,939        (106,863)
                         ---------------------------------------------------
                          9,268,675       399,097  9,667,772         740,152
  Eliminations               (2,206)     (399,097)  (401,303)              _
  Interest expense                _             _          _        (262,209)
  Less:  capitalized
   interest                       _             _          _          85,406
                                                                   ---------
  Income before income
   taxes                          _             _          _         563,349
  Income taxes                    _             _          _        (191,300)
                         ---------------------------------------------------
                         $9,266,469     $       _ $9,266,469      $  372,049
                         ---------------------------------------------------
                         ---------------------------------------------------
  1991:
  Timberlands and
   wood products         $2,948,358     $ 366,988 $3,315,346      $  155,386
  Pulp and paper products 4,002,738        19,685  4,022,423         108,287
  Real estate               744,366             _    744,366        (175,331)
  Financial services        862,403             _    862,403          60,409
  Corporate and other       215,501        29,062    244,563        (148,212)
                         ---------------------------------------------------
                          8,773,366       415,735  9,189,101             539
  Eliminations                 (753)     (415,735)  (416,488)              _
  Interest expense                _             _          _        (265,240)
  Less:  capitalized
   interest                       _             _          _          86,853
                                                                    --------
  Income (loss) before
   income taxes and effect
   of accounting changes          _             _          _        (177,848)
  Income taxes                    _             _          _          76,900
  Effect of accounting
   changes                        _             _          _         (61,000)
                         ----------------------------------------------------
                         $8,772,613     $       _ $8,772,613      $ (161,948)
                         ----------------------------------------------------
                         ----------------------------------------------------
Interest  expense of $95,309, $151,519 and  $219,441  before the elimination of intercompany
interest  of $0, $3,403 and $6,455 in 1993, 1992  and  1991, respectively, is included in the
determination of "approximate contribution to earnings"  for financial services.
Certain  reclassifications have been made to  conform  prior years' data to the current format.

                         Depreciation,
                          Amortization
                               and Fee            Capital
Business Segments             Stumpage       Expenditures        Assets
                          ---------------------------------------------
  1993:
  Timberlands and
   wood products             $ 161,903          $ 240,760  $  2,582,832
  Pulp and paper products      263,961            652,092     5,731,965
  Real estate                    9,123             15,007     1,863,615
  Financial services            33,976              4,737     1,892,180
  Corporate and other           17,968             54,885     1,274,185
                             ------------------------------------------
                               486,931            967,481    13,344,777
  Eliminations                       _                  _      (706,324)
  Interest expense                   _                  _             _
  Less:  capitalized
   interest                          _                  _             _
  Income before income
   taxes and extraordinary
   item                              _                  _             _
  Income taxes                       _                  _             _
  Extraordinary item                 _                  _             _
                             ------------------------------------------
                             $ 486,931          $ 967,481  $ 12,638,453
                             ------------------------------------------
                             ------------------------------------------
  1992:
  Timberlands and
   wood products             $ 149,504        $   246,096  $  2,374,152
  Pulp and paper products      254,956            931,913     5,614,490
  Real estate                    7,310              7,869     1,693,741
  Financial services            48,685              2,646     8,148,285
  Corporate and other           42,291             16,990     1,201,418
                             ------------------------------------------
                               502,746          1,205,514    19,032,086
  Eliminations                       _                  _      (873,683)
  Interest expense                   _                  _             _
  Less:  capitalized
   interest                          _                  _             _
  Income before income
   taxes                             _                  _             _
  Income taxes                       _                  _             _
                             ------------------------------------------
                             $ 502,746        $ 1,205,514  $ 18,158,403
                             ------------------------------------------
                             ------------------------------------------
  1991:
  Timberlands and
   wood products             $ 157,506          $ 161,589  $  2,223,886
  Pulp and paper products      245,533            472,412     4,928,239
  Real estate                    8,197              7,485     1,500,250
  Financial services            46,843              3,518     7,956,631
  Corporate and other           43,243             18,367     1,186,906
                             ------------------------------------------
                               501,322            663,371    17,795,912
  Eliminations                       _                  _      (810,038)
  Interest expense                   _                  _             _
  Less:  capitalized
   interest                          _                  _             _
  Income (loss) before
   income taxes and effect
   of accounting changes             _                  _             _
  Income taxes                       _                  _             _
  Effect of accounting
   changes                           _                  _             _
                             ------------------------------------------
                             $ 501,322          $ 663,371  $ 16,985,874
                             ------------------------------------------
                             ------------------------------------------

The following table sets forth an analysis of the company's
1991 approximate contribution to earnings by the four principal business segments before and after restructuring and other charges:

                            Approximate
                        Contribution to
                        Earnings Before                          Approximate
                      Restructuring and   Restructuring and     Contribution
Business Segments         Other Charges       Other Charges      to Earnings
                      ------------------------------------------------------
Timberlands and
 wood products               $  307,386         $ (152,000)       $  155,386
Pulp and paper products         237,287           (129,000)          108,287
Real estate                     (20,331)          (155,000)         (175,331)
Financial services               60,409                  _            60,409
Corporate and other            (139,212)            (9,000)         (148,212)
                             -----------------------------------------------
                             $  445,539         $ (445,000)       $      539
                             -----------------------------------------------
                             -----------------------------------------------

NOTE 25:
Unaudited Financial Information
Selected quarterly financial data:

                    First Quarter Second Quarter Third Quarter Fourth Quarter
                    ---------------------------------------------------------
Net sales:
 1993                 $ 2,341,016    $ 2,387,505   $ 2,224,928    $ 2,591,343
 1992                   2,204,904      2,352,356     2,349,107      2,360,102
Operating income:
 1993                     280,469        292,170       183,349        225,557
 1992                     216,484        227,011       214,134        186,761
Earnings before
 income taxes and
 extraordinary item:
 1993                     264,579        272,336       130,018        141,520
 1992                     133,293        142,904       164,917        122,235
Net earnings(1):
 1993                     229,463        181,536        66,618        101,720
 1992                      86,593         92,904       107,217         85,335
Net earnings per
 common share(1):
 1993                        1.12            .89           .32            .50
 1992                         .43            .45           .53            .42
Dividends per
 common share:
 1993                         .30            .30           .30            .30
 1992                         .30            .30           .30            .30
Market prices -
 high/low:
 1993               45 1/2-36 1/4  46 1/2-38 3/4     44-38 1/4  45 5/8-36 7/8
 1992               37 5/8-26 5/8  37 1/2-31 3/8     36-31 1/8  39 1/4-31 3/8

(1)First quarter 1993 results reflect an extraordinary  item
from  the  realization  of  a  net  gain  as  a  result   of
extinguishing certain debt obligations of $52,052,  or  $.25 per common share.

NOTE 26:
Historical Summary

Dollar amounts in thousands except
per-share figures                          1993          1992         1991
                                    --------------------------------------
Per common share:
 Net earnings (loss) from
  continuing operations, before
  extraordinary item and effect
  of accounting changes:            $      2.58          1.83         (.50)
 Extraordinary item(1)              $       .25             _            _
 Effect of accounting changes       $         _             _         (.30)
                                    --------------------------------------
 Net earnings (loss)                $      2.83          1.83         (.80)
                                    --------------------------------------
                                    --------------------------------------

 Dividends paid                     $      1.20          1.20         1.20
 Shareholders'interest (end of year)$     19.34         17.85        17.25
Financial position:
 Total assets:
  Weyerhaeuser                      $ 8,967,714     8,438,032    7,550,490
  Real estate and financial services$ 3,670,739     9,720,371    9,435,384
                                    --------------------------------------
                                    $12,638,453    18,158,403   16,985,874
                                    --------------------------------------
                                    --------------------------------------

 Long-term debt (net of current portion):
  Weyerhaeuser:
   Senior long-term debt            $ 2,997,890     2,658,867    2,195,510
   Capital lease obligations        $       160           222          249
   Convertible subordinated
    debentures                      $         _       193,035      193,035
   Limited recourse income
    debenture                       $         _       187,963      204,027
                                    --------------------------------------
                                    $ 2,998,050     3,040,087    2,592,821
                                    --------------------------------------
                                    --------------------------------------

  Real estate and financial services:
   Collateralized mortgage
    obligation bonds                $   240,794       440,354      701,871
   Long-term debt                   $ 1,845,148     1,970,454    1,718,812
                                    --------------------------------------
                                    $ 2,085,942     2,410,808    2,420,683
                                    --------------------------------------
                                    --------------------------------------

 Redeemable preferred and preference shares:
  Weyerhaeuser                      $         _             _            _
  Real estate and financial services$         _             _            _
 Shareholders' interest             $ 3,966,096     3,645,989    3,489,368
 Percent earned on
  shareholders' interest                   15.2%         10.4%       (4.4)%
Operating results:
 Net sales and revenues:
  Weyerhaeuser                      $ 8,314,368     7,743,738    7,165,844
  Real estate and financial services$ 1,230,424     1,522,731    1,606,769
                                    --------------------------------------
                                    $ 9,544,792     9,266,469    8,772,613
                                    --------------------------------------
                                    --------------------------------------

 Net earnings (loss) from continuing
  operations before extraordinary
  item and effect of accounting
  changes:
  Weyerhaeuser                      $   459,542       332,043      (24,690)
  Real estate and financial services$    67,743        40,006      (76,258)
  Less subsidiaries preferred
   share dividends                  $         _              _           _
                                    --------------------------------------
                                    $   527,285       372,049     (100,948)(2)
 Extraordinary item(1)              $    52,052             _            _
 Effect of accounting changes       $         _             _      (61,000)
                                    --------------------------------------
 Net earnings (loss)                $   579,337       372,049     (161,948)
                                    --------------------------------------
                                    --------------------------------------

Statistics (unaudited):
 Number of employees                     36,748        39,022       38,669
 Salaries and wages                 $ 1,584,770     1,580,005    1,475,950
 Employee benefits                  $   346,528       323,316      321,174
 Total taxes                        $   577,165       442,715      172,758
 Timberlands (thousands of acres):
  Fee ownership                           5,524         5,604        5,517
  Long-term license arrangements         17,845        18,828       13,491
 Number of shareholder accounts
  at year-end:
  Common                                 25,282        26,334       26,937
  Preferred                                   _             _           _
  Preference                                  _             _           _
 Average  common and common
  equivalent shares
  outstanding (thousands)               204,866       203,373     201,578

(1)1993 results reflect an extraordinary item from the realization of a gain as a result of extinguishing certain debt obligations of $85,784 less related tax effect of $33,732, or $52,052.
(2)1991 results reflect restructuring and other charges of $445,000 less related tax effect of $162,000, or $283,000.

Historical Summary

Dollar amounts in thousands except
   per-share figures                             1990          1989
                                        ---------------------------
Per common share:
 Net earnings (loss) from
  continuing operations, before
  extraordinary item and effect
  of accounting changes:                $        1.87          1.56
 Extraordinary item(1)                  $           _             _
 Effect of accounting changes           $           _             _
                                        ---------------------------
 Net earnings (loss)                    $        1.87          1.56
                                        ---------------------------
                                        ---------------------------

 Dividends paid                         $        1.20          1.20
 Shareholders' interest (end of year)   $       19.21         18.55
Financial position:
 Total assets:
  Weyerhaeuser                          $   7,556,078     7,371,069
  Real estate and financial services    $   8,799,741     8,604,883
                                        ---------------------------
                                        $  16,355,819    15,975,952
                                        ---------------------------
                                        ---------------------------

 Long-term debt (net of current portion):
  Weyerhaeuser:
   Senior long-term debt                $   2,168,125     1,501,523
   Capital lease obligations            $       6,794        22,793
   Convertible subordinate
    debentures                          $     193,175             _
   Limited recourse income
    debenture                           $     203,861       204,217
                                        ---------------------------
                                        $   2,571,955     1,728,533
                                        ---------------------------
                                        ---------------------------

  Real estate and financial services:
   Collateralized mortgage
    obligation bonds                    $     837,796       931,019
   Long-term debt                       $   1,798,978     1,074,537
                                        ---------------------------
                                        $   2,636,774     2,005,556
                                        ---------------------------
                                        ---------------------------

  Redeemable preferred and preference shares:
   Weyerhaeuser                         $           _             _
   Real estate and financial services   $           _             _
  Shareholders' interest                $   3,863,804     4,147,566
  Percent earned on
   shareholders' interest                         9.8%          8.3%
Operating results:
 Net sales and revenues:
  Weyerhaeuser                          $   7,447,329     8,355,176
  Real estate and financial services    $   1,618,502     1,826,123
                                        ---------------------------
                                        $   9,065,831    10,181,299
                                        ---------------------------
                                        ---------------------------

  Net earnings (loss) from continuing
   operations before extraordinary
   item and effect of accounting
   changes:
   Weyerhaeuser                         $     340,281       376,838
   Real estate and financial services   $      53,417       (35,767)
   Less subsidiaries preferred
    share dividends                     $           _             _
                                        ---------------------------
                                        $     393,698       341,071(3)
  Extraordinary item(1)                 $           _             _
  Effect of accounting changes          $           _             _
                                        ---------------------------
  Net earnings (loss)                   $     393,698       341,071
                                        ---------------------------
                                        ---------------------------

Statistics (unaudited):
 Number of employees                           40,621        45,214
 Salaries and wages                     $   1,531,220     1,563,194
 Employee benefits                      $     318,055       324,663
 Total taxes                            $     445,804       403,072
 Timberlands (thousands of acres):
  Fee ownership                                 5,621         5,693
  Long-term license arrangements               13,491        13,324
  Number of shareholder accounts
   at year-end:
   Common                                      28,187        29,847
   Preferred                                        _            12
   Preference                                       _           443
 Average  common and common
  equivalent shares
  outstanding (thousands)                     203,673       204,331

(3)1989  results  reflect  net  special  items  charges   of
$401,010 less related tax effect of $140,674, or $260,336.

       1988         1987         1986        1985        1984         1983
 -------------------------------------------------------------------------




       2.68         2.12         1.27          .88       1.01          .90
          _            _            _            _          _            _
          _            _            _            _          _            _
- --------------------------------------------------------------------------
       2.68         2.12         1.27          .88       1.01          .90
- --------------------------------------------------------------------------
- --------------------------------------------------------------------------

       1.15          .90          .87          .87        .87          .87
      18.14        16.54        14.82        14.42      14.50        14.43


  6,982,522    6,418,174    5,888,910    5,495,805  5,641,420    5,649,457
  8,401,629    6,498,557    5,083,296    3,868,861  2,503,358    1,732,635
- --------------------------------------------------------------------------
 15,384,151   12,916,731   10,972,206    9,364,666  8,144,778    7,382,092
- --------------------------------------------------------------------------
- --------------------------------------------------------------------------



  1,643,879    1,540,323    1,411,754    1,156,626  1,066,397    1,217,331
     37,439       51,127       63,751       77,585     93,681      108,968

         _            _            _            _          _            _

    197,734      180,984      171,781            _          _            _
- --------------------------------------------------------------------------
  1,879,052    1,772,434    1,647,286    1,234,211  1,160,078    1,326,299
- --------------------------------------------------------------------------
- --------------------------------------------------------------------------



  1,045,611      840,321      597,723      292,478     98,861            _
  1,272,393    1,290,296    1,101,270      710,676    433,667      384,254
- --------------------------------------------------------------------------
  2,318,004    2,130,617    1,698,993    1,003,154    532,528      384,254
- --------------------------------------------------------------------------
- --------------------------------------------------------------------------


          _            _       14,700       14,700     14,700       14,700
          _            _            _       72,000    223,000      223,000
  4,043,550    3,713,750    3,250,866    3,324,051  3,188,352    3,223,347

       14.6%        12.8%         8.4%         6.1%       7.1%         6.5%


  7,860,727    6,988,213    5,650,391    5,205,579   5,549,738   4,882,629
  1,467,157    1,396,726    1,241,038    1,069,928     892,217     631,374
- --------------------------------------------------------------------------
  9,327,884    8,384,939    6,891,429    6,275,507   6,441,955   5,514,003
- --------------------------------------------------------------------------
- --------------------------------------------------------------------------





    515,796      379,015      179,645      131,678     174,502    167,572
     49,794       67,417       97,040       81,491      74,500     59,885

          _            _            _       13,053      22,815     22,614
- -------------------------------------------------------------------------
    565,590      446,432      276,685      200,116     226,187    204,843
          _            _            _            _           _          _
          _            _            _            _           _          _
- -------------------------------------------------------------------------
    565,590      446,432      276,685      200,116     226,187    204,843
- -------------------------------------------------------------------------
- -------------------------------------------------------------------------


     46,976       45,123       41,757       38,922      40,919     42,751
  1,422,767    1,277,009    1,143,028    1,134,049   1,167,413  1,139,065
    291,938      250,293      224,864      259,233     274,155    250,717
    511,143      466,846      309,547      266,051     269,028    258,823

      5,833        5,871        5,962        5,979       5,915      5,918
     13,324       12,064       12,064        3,590       3,595      4,438


     30,379       32,535       31,682       37,135      40,361     40,586
         25           26        1,825        2,192       2,317      2,290
        351          106            7        2,242       2,213      1,818


    207,785      202,544      195,456      194,828     196,518    196,065

                             77