Form 10-K, Exhibit 13
period 1994-12-25
WEYERHAEUSER CO
filed 1995-03-10
CIK 106535

Timberlands and Wood Products

The company's Timberlands and Wood Products businesses

reported record operating earnings of $1,034 million in 1994 compared with $891 million in 1993 -- a 16 percent increase.

These earnings were achieved through improvements made in

our Timberlands and Wood Products businesses over

the past five years while timber supplies were tight and

markets strong.   >   Although U.S. single-family home

construction is expected to slow, multi-family starts are

expected to increase in 1995, keeping total housing starts

near the 1994 level.  Strong demand in repair, remodeling,

industrial and export markets should also benefit our

businesses in 1995.   >   In spite of a weak economy,

housing starts in Japan were strong, increasing from 1.48

million in 1993 to 1.56 million units in 1994.   >

Timberlands Businesses.  All of the Timberlands businesses'

domestic and export log markets were strong in 1994 --

especially for Douglas fir.  Timber harvest from public

lands continued to decline in 1994, resulting in demand

pressure on private lands, both West and South.  Increased

demand for timber in the Southern United States continues as builders and building materials dealers increasingly look to

the South to compensate for the declines in the West.   >

Near the end of 1994, the company entered into a long-term

cooperative alliance with SAFCOL, a South African forest

products company, to market logs internationally

and wood products in North America.   >   We began

geographic planning in a portion of our Southern operations

in 1994 in preparation for increasing future timber-harvest

volumes from company lands.

>   Safety.  The Timberlands businesses all kept a clear

focus on safety improvement objectives in 1994.  Oregon

Timberlands passed a landmark -- 1 million work hours without a lost-time accident in October -- and Southern Timberlands'

Mississippi/Alabama timberlands operations completed eight

years without a lost-time accident during the year.

Washington Timberlands also made substantial improvements in safety

NET SALES                                   1994      1993      1992      1991      1990
                                         -----------------------------------------------
(Millions of dollars)
Raw materials (logs, chips and timber)   $ 1,091   $ 1,021   $   872   $   843   $   834
Softwood lumber                            1,950     1,669     1,097       938     1,016
Softwood plywood and veneer                  635       567       498       412       411
Oriented strand board, composite
 and other panels                            750       623       495       383       381
Hardwood lumber                              175       154       127       118       117
Hardwood plywood and doors                   159       141       116       117       135
Treated products                             105        84        67        65        80
Miscellaneous products                       127       209       145        72        99
                                         -----------------------------------------------
                                         $ 4,992   $ 4,468   $ 3,417   $ 2,948   $ 3,073
                                         ===============================================

performance in 1994.   >   Environmental Stewardship.

During 1994, Weyerhaeuser adopted a uniform set of goals for the productive management and enhancement of all forest

resources on Weyerhaeuser lands across the United States.

>   These "Forestry Resource Goals" guide our efforts at

protecting

the wide range of natural resources found in our private

forests while we continue to profitably grow,

harvest and utilize trees.  The new goals address water

quality, wildlife habitat, soil productivity and

scenic values.   >   The company's six regional forest

councils are now developing implementation plans and

measurable targets for each goal.  Weyerhaeuser Canada Ltd.

is also developing a goal-setting process for operations in

public forests in Canada.   >   In line with the forestry

goals, we initiated numerous projects during 1994 to address public concerns and continue to profitably manage our

resource.

SALES VOLUMES                                  1994    1993    1992    1991    1990
                                             --------------------------------------
(Millions)
Raw materials -- cubic feet                     564     547     545     538     540
Softwood lumber -- board feet                 4,402   4,230   3,440   3,269   3,417
Softwood plywood and veneer --
 square feet (3/8")                           2,685   2,435   2,227   2,135   2,212
Composite panels -- square feet (3/4")          660     626     590     685     641
Oriented strand board -- square feet (3/8")   1,803   1,672   1,484   1,205   1,185
Hardboard -- square feet (7/16")                167     140     133     114     126
Hardwood lumber -- board feet                   254     240     218     219     209
Hardwood doors (thousands)                      617     556     514     525     697

We have reached agreement with the U.S. Fish and Wildlife

Service on a permit for a long-term

Habitat Conservation Plan for the protection of the northern spotted owl on the company's 209,000-acre Millicoma Tree

Farm near Coos Bay, Ore.  Authorized under the Endangered

Species Act, habitat

conservation plans are agreements between landowners and the federal government to minimize impacts on listed species in

a specific area during normal land-use activities.   >   A

pilot Habitat Management Plan for 107,000 acres in

southwestern Washington was commenced by Washington

Timberlands in 1994 to protect fish and wildlife on those

lands.   >   Ten watershed analyses were completed on

Weyerhaeuser's Washington and Oregon timberlands during the

year.  And our Oregon Timberlands operations implemented the state of Oregon's demanding new stream-protection rules in

addition to

participating in the development of the company's new

resource goals.   >   In Arkansas, Weyerhaeuser is

participating in the Ouachita Mountains Ecosystem Management

Research Project in cooperation with
the U.S. Forest Service, area universities and others.  This project involves landscape-scale research

in four watersheds owned largely by the Ouachita National

Forest and Weyerhaeuser and is planned to cover at least

four years of fieldwork.  Studies are designed to evaluate

forestry-habitat-wildlife

relationships and to develop models for managing wildlife at a landscape scale.  Other topics of research include forest

hydrology, aquatic ecology, vegetation and the human

dimensions of forest management.   >   Wood Products

Businesses.  The Wood Products businesses' outstanding

operating performance

in 1994 was facilitated by improved alignment of resources

with key customers in strategic geographies, better

partnering with suppliers, and clarification of customer

requirements through a structured

value-determination process.  In addition, numerous

important gains were made in safety performance including

the milestone -- 2 million hours without a lost-time accident

- -- reached by the Millport, Ala., wood products facility.   >

The company's lumber businesses -- Western, Southern and

Canadian -- made significant contributions to our 1994

performance.  Western Lumber topped four straight years of

operating performance improvements in 1994 as well as four

years of safety performance improvements.   >   The Southern

Lumber business posted record sales, earnings and

productivity.  The business was

very successful in reducing converting costs in its

manufacturing operations.  The business will continue to

focus on safety improvements, lower converting costs, and

improved recovery in the coming year.

>   Canadian Lumber reported record profitability in 1994

while continuing to focus on manufacturing excellence.  The

business's improvement plan will focus on improving

consistency and reducing variability in mill operations in

1995.   >   The Engineered Fiber Products business, producer

of oriented strand board, particleboard and other panels,

posted record profits in 1994.  Expansion of the Elkin,

N.C.,

ANNUAL PRODUCTION                          CAPACITY    1994    1993    1992    1991    1990
                                           ------------------------------------------------
(Millions)
Logs -- cubic feet                                -     671     673     749     782     817
Softwood lumber -- board feet                 3,353   3,249   3,135   2,782   2,687   2,719
Softwood plywood and veneer --
square feet (3/8")                            1,278   1,249   1,188   1,125     966   1,076
Composite panels -- square feet (3/4")          609     594     564     540     493     505
Oriented strand board -- square feet (3/8")   1,570   1,568   1,443   1,234   1,208   1,156
Hardboard -- square feet (7/16")                130     122     120     118      90     119
Hardwood lumber -- board feet                   270     229     221     210     196     202
Hardwood doors (thousands)                      717     597     522     469     448     556


                                   27

OSB mill yielded process flow improvements and environmental benefits.  The business received

approval for its 500 million-square-foot/year OSB mill in

Braxton County, W. Va., scheduled for start-up in late 1996.

>   Plywood reported record profits and production in 1994

and is currently

finalizing installation of pollution-abatement equipment in

compliance with air-quality regulations.

>   Building Materials Distribution (BMD) expanded into nine

new markets in 1994 and increased

sales by nearly 11 percent.  Facility personnel worked with

customers to develop specific customer

plans and to add new customer services.  Through the

company's strategic alliance with Trus Joist MacMillan,

sales of engineered wood products were expanded to all

distribution centers, and volumes grew significantly.   >

The BMD business was one of the company's Wood Products

businesses

honored by Lowe's "Supplier of the Year" award in 1994.  The business plans to strengthen its national


PRINCIPAL MANUFACTURING FACILITIES
Softwood lumber, plywood and veneer        35
Composite panels                            6
Oriented strand board                       5
Hardboard                                   1
Hardwood lumber                             8
Hardwood doors                              1

dealer program in 1995 and will implement a major

information systems upgrade.  Enhanced communications

technologies within the business will include a businesswide local access network (LAN),

electronic invoicing, bar coding, and inventory-management

software and training.   >   The Hardwoods business,

producer of hardwood lumber and doors, shipped record

volumes in all product lines, bolstered by strong demand for furniture in the U.S. market.  The business sustained its

industry leadership and expects excellent demand, both

domestic and export, in 1995.   >   In 1995 the company's

Timberlands and Wood Products businesses will continue

efforts toward:  - prudent management of the company's

timber and capital resources to sustain top-quartile

financial performance; - achieving an accident-free work

environment; - empowering employees to achieve business

goals; - relentless pursuit of customer satisfaction; -

attaining industry leadership in manufacturing excellence; -

ensuring that information,

skills and reliable methods are in place to achieve full

environmental compliance; and - alignment with public values to ensure continued ability to grow, harvest and utilize our timber resource.

Pulp, Paper and Packaging

The long downturn for Pulp, Paper and Packaging businesses

ended between the fourth quarter of

1993 and early 1994.  The sector has been recovering rapidly since.  For the year, sector operating earnings reached $211 million as compared with $61 million in 1993, with strong

improvement each

quarter.   >   Strong paper demand and economic recovery in

Europe led to a strong turnaround in the Pulp business in

1994.  Tight supply caused by little new capacity during the prolonged downturn led

to significant price improvements through the year as

markets strengthened.  With the completion of major

maintenance and modernization projects, the business is

extremely well positioned for 1995.

>   The Containerboard Packaging business continued a robust

recovery through 1994.  The expanding U.S. economy resulted

in strong corrugated box demand and pricing.  In 1995

increased containerboard volume will allow the business to

continue to grow with its strategic customer alliances as

better understanding of customer product-quality and service needs are gained.  Significant profit improvement in the

business is expected through modernization and improved

reliability of processes.   >   Fine Paper prices recovered

strongly in the third quarter of 1994 and by year-end had

approached late-1980s levels in both lightweight coated and

uncoated freesheet.  In 1995 the business will focus on

maximizing paper output to meet the increasing demand for

printing papers, upgrading paper mix, and making continued

improvements in reliability of manufacturing processes.

While producing higher volumes, the business

NET SALES                            1994     1993     1992     1991     1990
                                   ------------------------------------------
(Millions of dollars)
Pulp                               $1,012   $  823   $  711   $  803   $  865
Newsprint                             356      322      326      288      293
Paper                                 664      648      673      655      751
Paperboard and containerboard         240      255      321      361      366
Container and packaging products    1,495    1,302    1,323    1,175    1,183
Recycling                             121       77       93       90       88
Chemicals                              45       32       31       34       28
Personal care products                  -        -      514      450      338
Miscellaneous products                133      120      117      147      140
                                   ------------------------------------------
                                   $4,066   $3,579   $4,109   $4,003   $4,052
                                   ==========================================

will take steps to reduce waste and optimize costs.   >

The improving U.S. economy and the strong Japanese yen were

the key factors affecting our Newsprint business in 1994.

Tight newsprint supply

and continued growth in demand from publishers led to price

improvement in the second half of 1994.

In conjunction with our joint-venture partner, the Newsprint business has reaffirmed its commitment

to increasing newsprint volume flow to Japan while attaining a low-cost domestic supplier position

in 1995.   >   Weyerhaeuser's Recycling business added six

new facilities in 1994.  The Recycling business's extensive

paper collection system now has 27 facilities and annually

handles more than

2 million tons of recycled fiber.  The growth rate of the

business is expected to increase as we continue to pursue

our goal of building one of the largest, most efficient

recycling systems in North America.

SALES VOLUMES                   1994     1993     1992     1991     1990
                              ------------------------------------------
(Thousands)
Pulp -- air-dry metric tons    2,068    1,886    1,238    1,433    1,194
Newsprint -- metric tons         638      609      575      450      453
Paper -- tons                    998      990      966      869      893
Paperboard -- tons               201      222      238      234      220
Containerboard -- tons           254      290      318      418      444
Packaging -- MSF              34,483   31,386   29,414   26,525   25,022
Recycling -- tons                985      851      778      735      648
Personal care products --
 standard cases                    -        -   17,017   14,929   11,471

>   Safety.  All businesses gave specific attention to

safety improvements across the system in 1994.

The Columbus, Miss., pulp and paper complex achieved 2

million hours without a lost-time accident, and the

Plymouth, N.C., pulp and paper complex passed 1 million

hours without a lost-time accident early in the year.

Numerous other milestones were reached at individual plants

and mills.  Still, there

is much more to be done, and safety improvements will

continue to be given the highest priority.

>   Modernizations.  Pulp, Paper and Packaging's $1 billion

multi-year facility modernization program will be completed

in 1995.  The program, which includes projects at Plymouth,

N.C. ($500 million); Longview, Wash. ($400 million); and

Kamloops, British Columbia ($80 million), constitutes one of the

ANNUAL PRODUCTION           CAPACITY     1994     1993     1992     1991     1990
                            -----------------------------------------------------
(Thousands)
Pulp -- air-dry metric tons    2,130    2,041    2,096    1,506    1,527    1,386
Newsprint -- metric tons         675      651      618      588      461      459
Paper -- tons                  1,047      982    1,007      971      889      900
Paperboard -- tons               220      189      217      229      238      217
Containerboard -- tons         2,380    2,357    2,269    2,240    2,224    2,171
Packaging -- MSF              39,000   36,020   32,795   31,040   27,583   26,146
Recycling -- tons                  -    2,042    1,847    1,692    1,415    1,204
Personal care products --
 standard cases                    -        -        -   16,743   14,902   11,471

company's largest modernization efforts in its history.

Installation of state-of-the-art systems at all three

facilities will allow for the elimination of elemental

chlorine from the kraft pulp-manufacturing process,

significant improvement of air quality, enhanced product

quality to meet ever-increasing customer

requirements, increased output, and reduced manufacturing

costs.   >   Key Priorities.  Key priorities

leading to the attainment of the Pulp, Paper and Packaging

sector business plans in 1995 include:

- - continued commitment to Total Quality; - pursuit of

customer service excellence; - achievement of

superior, waste-free manufacturing through improved

reliability of processes; - focusing management

systems on continuous improvement, cost reductions and

improved return on net assets; - intensified

efforts to establish and maintain an accident-free work

environment supporting a diverse, competent and involved

work force; and - maintaining a leadership position in the

production of environmentally

responsible pulp, paper and packaging products.

PRINCIPAL MANUFACTURING FACILITIES
Pulp                            8
Newsprint                       1
Paper                           5
Paperboard                      1
Containerboard                  5
Packaging                      37
Recycling                      27
Chemicals                       7

Real Estate and Financial Services

Rising interest rates and an abrupt dropoff in mortgage

refinancing activity were the chief factors

affecting Weyerhaeuser's real estate and financial services

businesses in 1994.  The sector earnings were $18 million

for the year compared with 1993 earnings of $94 million.

Earnings in 1993 included four months of contributions from

GNA Corporation and the $42 million gain on the sale of GNA.

>  WRECO home-building subsidiaries sold 4,409 units in

1994, down from 5,020 in 1993.  Weyerhaeuser Real

Estate Company was further downsized with the sale of three

operations:  Scarborough Corporation of

New Jersey, Westminster Homes in North Carolina, and the

utility contracting business of Scarborough Constructors of

Florida.   >   For the mortgage business, the dramatic

slowdown in refinancing activity

in 1994, following three consecutive years of improvement,

resulted in significant industry overcapacity and price

competition.  Higher interest rates in 1995 could further

slow home sales and financing.

VOLUMES SOLD                               1994    1993    1992    1991    1990
                                          -------------------------------------
Single-family units(1)                    3,934   3,879   3,917   4,410   5,113
Multi-family units(1)                       475   1,141      60     317     358
Lots(1)                                   2,157   1,372   2,762   1,138   3,008
Commercial space (thousand square feet)     389      88     142     269     235
                                          -------------------------------------
(1)Includes one-half of joint-venture sales.

NET SALES AND REVENUES -- WRECO            1994    1993    1992    1991    1990
                                           ------------------------------------
(Millions of dollars)
Single-family units                        $686    $615    $569    $591    $644
Multi-family units                           26      30       4      16      15
Residential lots                             65      43      39      25      35
Commercial lots                               7      41       6      17      10
Commercial buildings                         35       3       5      30      23
Acreage                                      20      27      20      16      31
Other                                        72      70      47      49      53
                                           ------------------------------------
                                           $911    $829    $690    $744    $811
                                           ====================================

NET SALES AND REVENUES -- WFS              1994    1993    1992    1991    1990
                                           ------------------------------------
(Millions of dollars)
Interest                                   $ 84    $110    $144    $209    $278
Investment income                             2     116     452     454     369
Loan origination and servicing fees          88     127     103      98      89
Premiums                                     10      14      21      19      23
Other revenues                               22      34     112      82      49
                                           ------------------------------------
                                           $206    $401    $832    $862    $808
                                           ====================================

Description of the Business of the Company





Weyerhaeuser Company (the company) was incorporated in the state of Washington in January 1900 as Weyerhaeuser Timber Company. It is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, real estate development and construction, and financial services.
 The company has 37,000 employees, of whom 35,000 are employed in its timber-based businesses, and of this number, approximately 17,000 are covered by collective bargaining agreements, which generally are negotiated on a multi-year basis.
 Approximately 2,000 of the company's employees are involved in the activities of its real estate and financial services subsidiaries.
 The major markets, both domestic and foreign, in which the company sells its products are highly competitive, with numerous strong sellers competing in each. Many of the company's products also compete with substitutes for wood and wood fiber products. The real estate and financial services subsidiaries also operate in highly competitive markets, competing with numerous regional and national firms in real estate development and construction and in financial services.
 In 1994, the company's sales to customers outside the United States totaled $2.5 billion (including exports of $1.5 billion from the United States and $1 billion export from and domestic sales within Canada), or 24 percent of total consolidated sales and revenues. The company believes these sales contributed a higher proportion of aggregate operating profits (see Note 2 of Notes to Financial Statements).
All sales to customers outside the United States are subject to risks related to international trade and to political, economic and other factors that vary from country to country.

Principal Business Segments

Timberlands and Wood Products

The company owns approximately 5.6 million acres of commercial forestland in the United States (51 percent in the South and 49 percent in the Pacific Northwest), most of it highly productive and located extremely well to serve both domestic and international markets. The company has, additionally, long-term license arrangements in Canada covering approximately 17.8 million acres (of which 14 million acres are considered to be productive forestland). The combined total timber inventory on these U.S. and Canadian lands is approximately 246 million cunits (a cunit is 100 cubic feet of solid wood), of which approximately 75 percent is softwood species. The relationship between cubic measurement and the quantity of end products that may be produced from timber varies according to the species, size and quality of timber, and will change through time as the mix of these variables changes. To sustain the timber supply from its fee timberlands, the company is engaged in extensive planting, suppression of non-merchantable species, precommercial and commercial thinning, fertilization and operational pruning, all of which increase the yield from its fee timberland acreage.
 The company's wood products businesses pro-
duce and sell softwood lumber, plywood and veneer; composite panels; oriented strand board; hardboard; hardwood lumber and plywood; doors; treated products; logs; chips and timber. These products are sold primarily through the company's own sales organizations. Building materials are sold to wholesalers, retailers and industrial users.

Dollar amounts in millions                           1994    1993    1992    1991    1990
                                                   --------------------------------------
Net sales:
 Raw materials (logs, chips and timber)            $1,091  $1,021  $  872  $  843  $  834
 Softwood lumber                                    1,950   1,669   1,097     938   1,016
 Softwood plywood and veneer                          635     567     498     412     411
 Oriented strand board, composite and other panels    750     623     495     383     381
 Hardwood lumber                                      175     154     127     118     117
 Hardwood plywood and doors                           159     141     116     117     135
 Treated products                                     105      84      67      65      80
 Miscellaneous products                               127     209     145      72      99
                                                   --------------------------------------
                                                   $4,992  $4,468  $3,417  $2,948  $3,073
                                                   ======================================
Approximate contributions to earnings(1)           $1,034  $  891  $  515  $  155  $  300
                                                   ======================================
(1)After net restructuring charges of $152 million in 1991.

Pulp, Paper and Packaging

The  company's pulp, paper and packaging businesses include:
Pulp, which manufactures chemical wood pulp for world markets; Newsprint, which manufactures newsprint at the company's North Pacific Paper Corporation mill and markets it to West Coast and Japanese newspaper publishers; Paper, which manufactures and markets a range of both coated and uncoated fine papers through paper merchants and printers; Containerboard Packaging, which manufactures linerboard and corrugating medium, which is primarily used in the production of corrugated shipping containers, and manufactures and markets corrugated shipping containers for industrial and agricultural packaging; Paperboard, which manufactures bleached paperboard that is used for production of liquid containers and is marketed to West Coast and Pacific Rim customers; Recycling, which operates an extensive wastepaper collection system and markets it to company mills and worldwide customers; and Chemicals, which produces chlorine, caustic and tall oil, which are used principally by the company's pulp, paper and packaging operations.
 The Personal Care Products business, which manufactured disposable diapers sold under the private-label brands of many of North America's largest retailers, was sold in February 1993 through an initial public offering of stock.

Dollar amounts in millions                   1994    1993    1992    1991    1990
                                           --------------------------------------
Net sales:
 Pulp                                      $1,012  $  823  $  711  $  803  $  865
 Newsprint                                    356     322     326     288     293
 Paper                                        664     648     673     655     751
 Paperboard and containerboard                240     255     321     361     366
 Container and packaging products           1,495   1,302   1,323   1,175   1,183
 Recycling                                    121      77      93      90      88
 Chemicals                                     45      32      31      34      28
 Personal care products                         -       -     514     450     338
 Miscellaneous products                       133     120     117     147     140
                                           --------------------------------------
                                           $4,066  $3,579  $4,109  $4,003  $4,052
                                           ======================================
Approximate contributions to earnings(1)   $  211  $   61  $  251  $  108  $  484
                                           ======================================

(1)After net restructuring charges of $129 million in 1991.

Real Estate

The company, through its real estate subsidiary, Weyerhaeuser Real Estate Company, is a builder/developer of for-sale housing and apartments, de-velops commercial and residential lots for sale to retail customers and other builders, builds commercial buildings for sale to institutional investors, and is an investor in joint ventures and limited partnerships.

Dollar amounts in millions                  1994    1993    1992    1991    1990
                                          --------------------------------------
Net sales and revenues:
 Single-family units                      $  686  $  615  $  569  $  591  $  644
 Multi-family units                           26      30       4      16      15
 Residential lots                             65      43      39      25      35
 Commercial lots                               7      41       6      17      10
 Commercial buildings                         35       3       5      30      23
 Acreage                                      20      27      20      16      31
 Other                                        72      70      47      49      53
                                          --------------------------------------
                                          $  911  $  829  $  690  $  744  $  811
                                          ======================================
Approximate contributions to earnings(1)  $    7  $   18  $   13  $ (175) $   35
                                          ======================================

(1)After restructuring charges of $155 million in 1991.

Financial Services

The company, through its financial services subsidiary, Weyerhaeuser Financial Services, Inc., is involved in a range of financial services. The principal operating unit is Weyerhaeuser Mortgage Company, which has origination offices in 14 states, with a servicing portfolio of $11.3 billion covering approximately 139,000 loans throughout the country.
Mortgages are resold in the secondary market through mortgage-backed securities to finan-
cial institutions and investors. Through its insurance services organization, it also offers a broad line of property, life and disability insurances.
 GNA Corporation, a subsidiary that specialized in the sale of life insurance annuities and mutual funds to the customers of financial institutions, was sold in April 1993.
 Republic Federal Savings & Loan Association, a subsidiary that operated in Southern California through 1991, was dissolved in 1992.

Dollar amounts in millions                  1994    1993    1992    1991    1990
                                          --------------------------------------
Net sales and revenues:
 Interest                                 $   84  $  110  $  144  $  209  $  278
 Investment income                             2     116     452     454     369
 Loan origination and servicing fees          88     127     103      98      89
 Premiums                                     10      14      21      19      23
 Other revenues                               22      34     112      82      49
                                          --------------------------------------
                                          $  206  $  401  $  832  $  862  $  808
                                          ======================================
Approximate contributions to earnings(1)  $   11  $   76  $   68  $   60  $   47
                                          ======================================

(1)After $42 million gain on sale of GNA Corporation in 1993.

Corporate and Other

Corporate and other includes nursery and garden supply products, which are sold primarily to retailers and landscapers by the company's sales force; marine transportation; and miscellaneous corporate activities.

Dollar amounts in millions                  1994    1993    1992    1991    1990
                                          --------------------------------------

Net sales                                 $  223  $  269  $  220  $  216  $  323
                                          ======================================
Approximate contributions to earnings(1)  $ (142) $  (46) $ (107) $ (148) $ (115)
                                          ======================================

(1)After net restructuring charges of $9 million in 1991 and a $70 million gain on disposal of infant diaper business in 1993.

Environmental Matters

In 1990 the northern spotted owl was listed as a threatened species under the Endangered Species Act (ESA). In 1992 the marbled murrelet was listed as a threatened species under the ESA. Certain Snake River salmon runs have been listed as threatened or endangered under the ESA. Petitions have been filed to list certain Pacific Northwest salmon runs and other fish populations as threatened or endangered under the ESA. A consequence of these listings has been, and a possible consequence of future listings may be, reductions in the sale and harvest of timber on federal timberlands in the
Pacific Northwest. Requirements to protect habitat for threatened and endangered species on non-federal timberlands has resulted, and may in the future result, in restrictions on timber harvest on some non-federal timberlands in the Pacific
Northwest, including some timberlands of the company. The listing of the red-cockaded woodpecker as an endangered species under the ESA has had some impact on the harvest of public and private timber in the southeastern United States, but has had little impact on the company's timberlands. Forest practice acts in some of the states in which the company has timber increasingly impact present or future harvests and forest management activities. In addition, the statutory requirements with respect to the preservation of wetlands and threatened or endangered species may affect future harvest and forest management activities on some of the company's Southern timberlands.
 In April 1994, the Clinton administration adopted its plan with respect to management of federal timberlands in the Pacific Northwest. This plan will reduce timber sales from certain federal lands in western Washington, western Oregon and northern California by more than 75 percent from harvest levels in the 1980s to approximately 1.1 billion board feet per year or less. This reduction in federal timber harvest will seriously reduce log supplies to many independent sawmills that have been important suppliers of wood chips to the company's pulp and paper mills in Washington and Oregon. The company anticipates that there will be alternate sources of wood chips or other fiber.
 The administration also has stated that reduced timber harvest on federal lands will allow modifications to the current federal requirements for protection of northern spotted owls on some private lands. On February 7, 1995, the administration announced that it is proposing a special rule to ease those harvest restrictions on some private lands in Washington and California. The company believes that the regulatory changes might ultimately allow it to harvest fee timber in some areas where it has not been operating because of uncertainties regarding regulations intended to protect the northern spotted owl. Whether those regulatory changes will be implemented is uncertain. If those regulatory changes are not implemented, the company may not harvest some timber that it otherwise might harvest in late 1995 and 1996.

 Because those regulatory changes may not be implemented, and in order to avoid existing uncertainty under the ESA, the company, in February 1995, obtained from the United States Fish and Wildlife Service an Incidental Take Permit and associated Habitat Conservation Plan (HCP) with respect to northern spotted owls on a portion of its Oregon coastal timberlands. That HCP estab-
lishes a protocol for the harvest of timber and the protection of the northern spotted owl on those timberlands and is expected to remain in effect for at least 50 years. The company believes the most effective way to manage its timberlands for the growth and harvest of timber and the protection of wildlife and fish habitat is to develop comprehensive plans for the management of all the resources on those timberlands. Accordingly, the company may develop HCPs or other arrangements with federal and state fish and wildlife agencies for other parts of its Pacific Northwest timberlands that would address the protection of wildlife and fish habitat for both listed and non-listed species.
 The combination of the forest management and harvest restrictions and impacts described in the preceding four paragraphs has increased operating costs, resulted in increases in the value of timber and logs from the company's Pacific Northwest timberlands, and contributed to increases in the prices paid for wood products and wood chips. The company does not know whether these effects will continue. If wood products prices remain at their present levels, there may be an increase in substitution of other products for lumber and plywood.
 The company does not believe that the restrictions and impacts described in the above paragraphs have had, or in 1995 or 1996 will have, a significant effect on the company's total harvest of timber, although they may have such an effect in the future.
 In addition to the foregoing, the company is subject to federal, state or provincial and local air, water and land pollution control, solid and hazardous waste management, disposal and remediation laws and regulations in all areas in which it has operations, and to market demands with respect to chemical content of some products and use of recycled fiber. Compliance with these laws, regulations and demands usually involves capital expenditures as well as operating costs. The company cannot easily quantify future amounts of capital expenditures required to comply with these laws, regulations and demands, or the impact on operating costs, because in some instances compliance standards have not been developed or have not become final or definitive. In addition, compliance with standards frequently serves other purposes such as exten-
sion of facility life, increase in capacity, changes in raw material requirements, or increase in economic value of assets or products. While it is difficult to isolate the environmental component of most manufacturing capital projects, the company estimates that capital expenditures for environmental compliance were approximately 8 percent of total capital expenditures in 1992 and 1993 and 11 percent in 1994. Based on its understanding of current regulatory requirements, the company expects that this percentage will range from 9 to 11 percent of total capital expenditures in 1995 and 1996.
 The company is involved in the environmental remediation of numerous sites, including 36 Superfund sites where the company has been named as a potentially responsible party. Some of the sites are on property presently or formerly owned by the company where the company has the sole obligation to remediate the site or shares that obligation with one or more parties, and others are third-party sites involving several parties who have a joint and several obligation to remediate the site. The company's liability with respect to these sites ranges from insignificant at some sites to substantial at others, depending on the quantity, toxicity and nature of materials deposited by the company at the site and, with respect to some sites, the number and economic viability of the other responsible parties.

 The company spent $57 million in 1993,
$32 million in 1994, and expects to spend $43 million in 1995 on environmental remediation of these sites. It is the company's policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $140 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes.
 The company has completed a review of all its wood products facilities for compliance with the Prevention of Significant Deterioration (PSD) regulations under the Clean Air Act, has disclosed PSD compliance issues to various appropriate state agencies and the Environmental Protection Agency (EPA), and is negotiating compliance settlements with those agencies. The company is currently in the process of completing a similar review of all of its pulp and paper facilities for PSD compliance in 1995.
 A new regulation under Title 5 of the Clean
Air Act will require additional operating permits
at many of the company's manufacturing operations. Although significant work is required to prepare the permit applications in 1995 and 1996, the company anticipates that it will be able to obtain the necessary permits.
 The company has continued to make substantial progress in reducing the minute amount of dioxin that had previously been detected in wastewater effluent, sludge and pulp from the company's bleached kraft pulp mills.
 The EPA has published proposed regulations, known as the "cluster rules," which would establish maximum achievable control technology standards for non-combustion sources under the Clean Air Act, and the development of revised wastewater effluent limitations under the Clean Water Act. The company's operations are well positioned to meet the proposed limits for dioxin. However, if the cluster rules are adopted as proposed, they will require the company to commit additional capital to further reduce air emissions and wastewater discharges by 1999. Preliminary estimates of that additional capital range as high as $400 million, which may further increase the annual percentage of the company's total capital expenditures devoted to environmental compliance, although that is not anticipated prior to 1996.

Financial Review


Results of Operations

1994 Compared With 1993

The company's 1994 consolidated sales and revenues were $10.4 billion, a 9 percent increase over the $9.5 billion reported last year. Net earnings were $589 million, or $2.86 per common share, compared with 1993 net earnings of $579 million, or $2.83 per common share. 1994 earnings include the return of countervailing duty by the U.S. government against Canadian lumber imports and the expected cost of postretirement benefits for Canadian employees. The net effect of these two items contributed $.03 per common share. 1993 earnings included gains of $132 million, or $.65 per common share, from the sale of assets and extinguishment of debt, and a $15 million, or $.08 per common share, charge to earnings to reflect the revised 1993 federal corporate tax rate in the company's deferred tax accounts.
 The continuation in 1994 of the company's
major modernization projects, started in 1993, accounted for the significant increase in capitalized interest from year to year.
 The significant changes from the prior year in other income for the company and real estate and financial services are attributable to the $70 mil-
lion pretax gain on the disposal of the company's investment in the infant diaper business and the real estate and financial services pretax gain of
$42 million on the sale of GNA Corporation, both in 1993.
 The timberlands and wood products segment posted operating earnings of $1 billion in 1994, which is a 16 percent increase over the $891 million reported in 1993. Sales for this segment were $5 bil-
lion, up 12 percent over the $4.5 billion reported last year. This segment posted record performances during the year as the businesses continued to accomplish their business improvement plans, timber supplies remained tight and markets re-
mained strong throughout the year.
 The pulp, paper and packaging segment's 1994 operating earnings were $211 million, up substantially from last year's $61 million. This segment reported sales of $4.1 billion for the year, an increase of 14 percent over the $3.6 billion in 1993. Strong demand coupled with continued price improvement over the prior year in both the domestic and export pulp, paper and packaging markets are the key factors in this recovery.
 The combined real estate and financial services segments earned $18 million in 1994 compared with last year's earnings of $94 million, which included a pretax gain of $42 million on the sale of GNA Corporation as well as one quarter of GNA operating results.

1993 Compared With 1992

Sales and revenues in 1993 were $9.5 billion, an increase of 3 percent over 1992. Net earnings were $579 million, or $2.83 per common share, up from 1992 net earnings of $372 million, or $1.83 per common share. Included in 1993 net earnings were after-tax gains of:
 -   $52  million,  or  $.25  per  common  share,  from  the
extinguishment   of   debt,  which  was   reported   as
an extraordinary item.
 - $44 million, or $.22 per common share, from the sale of the infant diaper business.

 -  $36 million, or $.18 per common share,
from the sale of GNA Corporation, a wholly owned subsidiary.

 And a charge of $20 million, or $.10 per common share, which reflected the revised 1993 federal corporate tax rate in the company's deferred and current tax accounts. This charge consisted of $.08 per common share due to the effect of the higher rate on the accumulated temporary differences at December 27, 1992, and $.02 per common share related to 1993.
 The net sales and revenues and related costs and expenses of real estate and financial services were substantially less in 1993 when compared with 1992 as a result of the sale of GNA Corporation.
 During 1993 the company refinanced a significant amount of debt, which resulted in a short-term increase in interest expense. The increase in capitalized interest over the prior year coincided with expanded activity in the company's major capital projects.
 The  significant  decrease in financial  services  interest expense was due to the liquidation of Republic Federal Savings & Loan Association during 1992 and the sale of GNA Corporation in early 1993. In addition, accelerated prepayments caused by mortgage refinancings significantly reduced collateralized mortgage obligation bonds.
 Significant items in relation to net earnings included in other income for 1993 were a $70 million pretax gain on the disposal of the company's investment in the infant diaper business through a public offering in a new company, Paragon Trade Brands, Inc., and the real estate and financial services pretax gain of $42 million on the sale of GNA Corporation.
 The  timberlands and wood products operating  earnings  for
1993 were $891 million, an increase of 73 percent over the $515 million recorded in 1992. Prices for logs and lumber exceeded 1992 levels due to increasing demand for housing construction materials and raw material supply shortages resulting from reduced harvests in the Western public forests.
 The pulp, paper and packaging segment had a $61 million operating profit in 1993, significantly below the $251 million posted in 1992. Prices for most of the products in this segment were at levels well below the previous year. The personal care products business included in this segment was di-
vested in the first quarter of 1993.
 The real estate and financial services segments had operating earnings of $94 million in 1993 compared with $81 million in 1992.
 As a part of the GNA Corporation sales transaction, the company assumed $225 million of GNA debt.

1992 Compared With 1991

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

 The 1992 timberlands and wood products operating earnings were $515 million, compared with $155 million in 1991, which included a restructuring charge of $152 million. This segment's improved earnings were driven, in part, by strong raw material and converted wood products prices. The curtailment of wood supply from public lands in the western United States, along with increased demand generated by the slowly improving U.S. economy, exerted upward pressure on the value of wood products in both the domestic and export markets.
 Pulp, paper and packaging operating earnings were $251 million for 1992, compared with $108 million in the previous year, which included a restructuring charge of $129 million. While pulp pricing showed some temporary strength due to the mid-year strike in the company's Canadian pulp mills, the overall trend from a year ago was down. Newsprint and paper suffered continued weak prices throughout 1992.
 Real estate posted operating earnings of $13 mil-
lion in 1992 after recording a loss of $175 million in 1991, which included a $155 million restructuring charge.
 Financial services operating earnings were $68 million in 1992, up 13 percent from the 1991 results of $60 million. While this segment benefited from lower interest rates for most of the year, earnings were affected as a result of reduced investment returns. The dissolution of the company's wholly owned subsidiary Republic Federal Savings & Loan Association, which operated primarily in Southern California, was completed during 1992.

Liquidity and Capital Resources

General

The company is committed to the maintenance of
a sound, conservative capital structure. This commitment is based upon two considerations: the obligation to protect the underlying interests of its shareholders and lenders, and the desire to have access, at all times, to major financial markets.
 The   important  elements  of  the  policy  governing   the
company's capital structure are as follows:
 - To view separately the capital structures of Weyerhaeuser Company, Weyerhaeuser Real Estate Company and Weyerhaeuser Financial Services,
Inc.,  given the very different nature of their  assets  and
business   activities.   The  amount  of  debt  and   equity
associated with the capital structure of each will reflect the basic earnings capacity, real value and unique liquidity characteristics of the assets dedicated to that business.
 - The combination of maturing short-term debt and the structure of long-term debt will be managed judiciously to minimize liquidity risk. Long-term debt maturities are shown in Note 16 of Notes to Financial Statements.

Operations

The company's financial position in 1994 remained strong  as it  generated  $1.3  billion of cash  flow  from  operations before  changes  in  working  capital,  compared  with  $982 million in 1993.

Cash flow from operations before changes in working capital by business segment was as follows:

Dollar amounts in millions                     1994    1993     1992
                                             -----------------------

Timberlands and wood products                $1,226  $1,052   $  668
Pulp, paper and packaging                       530     326      513
Real estate                                      16      29       42
Financial services                               33      12       80
Corporate and other                            (545)   (437)    (264)
                                             -----------------------
                                             $1,260  $  982   $1,039
                                             =======================

 Weyerhaeuser    Company's   working    capital    decreased
$512 million   from  the  prior  year-end.   Major   factors
affecting the decline were an increase in the current portion of long-term debt as the 9 1/4 percent and 9.36 percent notes totaling $300 million became due in 1995,
increases  in  accounts   payable  and  accrued  liabilities
amounting  to  $283  million, and an  increase  in  accounts receivable of $126 million.
 In the real estate and financial services seg-
ments,  the  mortgage  operations  built  an  inventory   of
mortgage loans receivable in 1993, which was reversed in 1994 as loan sales exceeded originations.
 Significant non-recurring items that impacted the cash flow from operations in 1993 were the $52 million gain on extinguishment of debt, net of income tax, which was recorded as an extraordinary item; the pretax gain of $70 million from the sale of the company's infant diaper business; and the pretax gain of $42 million from the sale of GNA Corporation.

Investing

Capital expenditures amounted to $1.1 billion in 1994 and $967 million in 1993. They are currently expected to approximate $1.2 billion in 1995; however, the expenditures could be increased or decreased as a consequence of future economic conditions. The company had approximately $306 million in capital expenditures committed on major projects at year-end 1994 representing construction activities at its Longview, Wash., and Plymouth, N.C., pulp and paper facilities and a new oriented strand board mill in West Virginia.


Recent capital spending, including acquisitions, has been in the following areas:

Dollar amounts in millions                   1994     1993     1992
                                           ------------------------
Timberlands and wood products              $  257   $  241   $  246
Pulp, paper and packaging                     794      652      932
Corporate and other                            51       74       28
                                           ------------------------
                                           $1,102   $  967   $1,206
                                           ========================

 Financial services had a decrease from 1993 to 1994 in mortgage and investment securities ac-quired and the related proceeds from the sale of mortgage and investment securities principally as a result of the sale of GNA Corporation.
 The company had proceeds of $616 million from the sale of its infant diaper business and the sale of GNA Corporation in 1993.

Financing

The reductions in both the sales of debentures and the related payments on debentures, commercial paper and other debt by Weyerhaeuser in 1994 as compared with the prior year are a result of the debt restructuring activity in 1993.
 Cash dividends paid on common shares
amounted to $247 million in 1994 and $246 million in 1993. Although common share dividends have exceeded our target payout ratio in recent years, it is the company's intent, over time, to pay dividends to its common shareholders in a range of 35 to 45 percent of common share earnings.
 To ensure its ability to meet future commitments, Weyerhaeuser Company, Weyerhaeuser Real Estate Company and Weyerhaeuser Mortgage Company, a subsidiary of Weyerhaeuser Financial Services, Inc., have established at year-end 1994 unused bank lines of credit in the maximum aggregate sum of approximately $2.5 billion. None of the entities is a guarantor of the borrowings of the others under any of these credit facilities.

Contingencies

The company is a party to legal proceedings and environmental matters generally incidental to its business. Although the final outcome of any legal proceeding or environmental matter is subject to a great many variables and cannot be predicted with any degree of certainty, the company presently believes that the ultimate outcome resulting from these proceedings and matters would not have a material effect on the company's current financial position, liquidity or results of operations; however, in any given future reporting period, such proceedings or matters could have a material effect on results of operations.

Accounting Matters

Pronouncements

During the year, the company implemented:
 - Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," for its wholly owned subsidiary, Weyerhaeuser Canada Ltd.
 - SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which requires accrual accounting to be used for the cost of benefits provided to former and inactive employees who have not yet retired.
 - SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which addresses accounting and reporting for invest-
ments in equity securities that have readily determinable fair values and for all investments in debt securities.
 - SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," which requires more complete disclosures on derivative financial instruments.
  None of these implementations had a significant impact  on
the   company's  results  of  operations  or  its  financial
position.

Accounting and Reporting Standards Committee

During the year, the Accounting and Reporting Standards Committee, comprised of three outside directors, reviewed with the company's management and with its independent public accountants the scope and results of the company's internal and external audit activities and the adequacy of the company's internal accounting controls. The committee also reviewed current and emerging accounting and reporting requirements and practices affecting the company.

Report of Independent Public Accountants





To the shareholders of Weyerhaeuser Company:
We have audited the accompanying consolidated balance sheets of Weyerhaeuser Company (a Washington corporation) and subsidiaries as of December 25, 1994, and December 26, 1993, and the related consolidated statements of earnings, cash flows and shareholders' interest for each of the three years in the period ended December 25, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial state-
ments are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Weyerhaeuser Company and subsidiaries as of December 25, 1994, and December 26, 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 25, 1994, in conformity with generally accepted accounting principles.

Seattle, Washington,
February 7, 1995.                       ARTHUR ANDERSEN LLP

Consolidated Statement of Earnings

For the three-year period ended December 25, 1994
Dollar amounts in millions except per-share figures    1994    1993    1992
                                                     ----------------------

Net sales and revenues:
 Weyerhaeuser                                       $ 9,281 $ 8,315 $ 7,744
 Real estate and financial services                   1,117   1,230   1,522
                                                    -----------------------
Net sales and revenues                               10,398   9,545   9,266
                                                    -----------------------
Costs and expenses:
 Weyerhaeuser:
  Costs of products sold                              6,819   6,252   5,919
  Depreciation, amortization and fee stumpage           504     444     447
  Selling,  general  and  administrative  expenses      615     592     592
  Research and development expenses                      47      44      43
  Taxes other than payroll and income taxes             151     137     122
                                                    -----------------------
                                                      8,136   7,469   7,123
                                                    -----------------------
 Real estate and financial services:
  Costs and operating expenses                          851     836     979
  Depreciation and amortization                          30      43      56
  Selling, general and administrative expenses          152     206     252
  Taxes other than payroll and income taxes               9       9      12
                                                    -----------------------
                                                      1,042   1,094   1,299
                                                    -----------------------
Total costs and expenses                              9,178   8,563   8,422
                                                    -----------------------
Operating income                                      1,220     982     844
Interest expense and other:
 Weyerhaeuser:
  Interest expense incurred                             237     215     190
  Less interest capitalized                              36      23      13
  Other income (expense), net (Note 3)                  (42)     60      35
 Real estate and financial services:
  Interest expense incurred                             154     173     220
  Less interest capitalized (Note 16)                    78      77      72
  Other income (expense), net (Note 3)                   19      54       9
                                                    -----------------------
Earnings before income taxes and extraordinary item     920     808     563
Income taxes (Note 4)                                   331     281     191
                                                    -----------------------
Earnings before extraordinary item                      589     527     372
Extraordinary item, net of applicable taxes of $34        -      52       -
                                                    -----------------------
Net earnings                                        $   589 $   579 $   372
                                                    =======================
Per common share (Note 1):
 Earnings before extraordinary item                 $  2.86 $  2.58 $  1.83
 Extraordinary item                                       -     .25       -
                                                    -----------------------
 Net earnings                                       $  2.86 $  2.83 $  1.83
                                                    =======================
 Dividends paid                                     $  1.20 $  1.20 $  1.20
                                                    =======================

 See notes on pages 53 through 77.

Consolidated Balance Sheet


Dollar amounts in millions                                  December 25, 1994  December 26, 1993
                                                            ------------------------------------

Assets
Weyerhaeuser
 Current assets:
  Cash and short-term investments, including restricted deposits of
   $14 in 1993                                                       $     39           $     73
  Receivables, less allowances of $10 in 1994 and 1993                    909                783
  Inventories (Note 8)                                                    746                762
  Prepaid expenses                                                        284                281
                                                                     ---------------------------
   Total current assets                                                 1,978              1,899
 Property and equipment (Note 9)                                        6,196              5,606
 Construction in progress                                                 603                666
 Timber and timberlands at cost, less fee stumpage charged
  to disposals                                                            610                605
 Other assets and deferred charges                                        212                192
                                                                     ---------------------------
   Total assets                                                         9,599              8,968
                                                                     ---------------------------
Real estate and financial services
 Cash and short-term investments, including restricted deposits of
 $28 and $34                                                               73                 87
 Receivables, less discounts and allowances of $4 and $7                  116                135
 Mortgage and construction notes and mortgage loans
  receivable (Note 10)                                                    472                847
 Investments (Note 11)                                                    247                 60
 Mortgage-backed certificates and other pledged financial
  instruments (Note 12)                                                   211                350
 Real estate in process of development, less reserves of $32 and
  $30 (Note 13)                                                           668                738
 Land being processed for development, less reserves of
  $19 in 1994 and 1993                                                    738                700
 Deferred acquisition costs                                                92                 40
 Investments in and advances to joint ventures and limited
  partnerships, less reserves of $49 and $57                              430                327
 Other assets                                                             361                386
                                                                     ---------------------------
   Total assets                                                         3,408              3,670
                                                                     ---------------------------
                                                                     $ 13,007           $ 12,638
                                                                     ===========================

 See notes on pages 53 through 77.

Dollar amounts in millions                                  December 25, 1994  December 26, 1993
                                                            ------------------------------------------------------------
Liabilities and shareholders' interest
Weyerhaeuser
 Current liabilities:
  Notes payable                                                      $      6           $      5
  Current maturities of long-term debt                                    321                 14
  Accounts payable                                                        645                492
  Accrued liabilities (Note 14)                                           695                565
                                                                     ---------------------------
   Total current liabilities                                            1,667              1,076
 Long-term debt (Note 16)                                               2,713              2,998
 Deferred income taxes (Note 4)                                           986                905
 Deferred pension and other liabilities (Notes 6 and 7)                   525                535
 Minority interest in subsidiaries                                        103                109
 Commitments and contingencies (Note 18)
                                                                     ---------------------------
   Total liabilities                                                    5,994              5,623
                                                                     ---------------------------
Real estate and financial services
 Notes and commercial paper (Note 15)                                     416                289
 Collateralized mortgage obligation bonds (Note 12)                       183                307
 Long-term debt (Note 16)                                               1,770              1,997
 Other liabilities                                                        354                456
 Commitments and contingencies (Note 18)
                                                                     ---------------------------
   Total liabilities                                                    2,723              3,049
                                                                     ---------------------------
Shareholders' interest (Note 20):
 Common shares: authorized 400,000,000 shares, issued 206,072,890
  shares, $1.25 par value                                                 258                258
 Other capital                                                            416                411
 Cumulative translation adjustment                                       (107)               (73)
 Retained earnings                                                      3,733              3,391
 Treasury common shares, at cost:  455,387 and 983,952                    (10)               (21)
                                                                     ---------------------------
  Total shareholders' interest                                          4,290              3,966
                                                                     ---------------------------
                                                                     $ 13,007           $ 12,638
                                                                     ===========================

Consolidated Statement of Cash Flows




                                                                                      Consolidated
                                                                          ------------------------------
For the three-year period ended December 25, 1994
Dollar amounts in millions                                                      1994      1993      1992
                                                                          ------------------------------
Cash flows provided by operations:
 Net earnings                                                             $      589  $    579  $    372
Non-cash charges to income:
 Depreciation, amortization and fee stumpage                                     534       487       503
 Deferred income taxes, net                                                      127        94       125
 Contributions to employee benefit plans                                           -         2        32
 Extraordinary item, including current tax benefit                                 -       (90)        -
 Deferred income taxes on extraordinary item                                       -        38         -
Changes in working capital:
 Accounts receivable                                                            (125)      (93)     (191)
 Inventories, prepaid expenses, real estate and land                              20      (246)     (175)
 Mortgages held for sale                                                         360        23       165
 Other liabilities                                                               166       177       289
(Gain) loss on disposition of assets                                              10       (16)       10
(Gain) on sales of businesses                                                      -      (112)       (3)
Other                                                                            (33)       18       (17)
                                                                           -----------------------------
Net cash provided by operations                                                1,648       861     1,110
                                                                           -----------------------------
Cash flows from investing in the business:
 Property and equipment                                                       (1,061)     (927)     (575)
 Timber and timberlands                                                          (41)      (40)      (42)
 Mortgage and investment securities acquired                                    (260)     (776)   (4,557)
 Acquisition of businesses                                                         -         -      (589)
 Proceeds from sale of:
  Property, equipment, timber and timberlands                                     44        54        56
  Businesses                                                                      14       616         -
  Mortgage and investment securities                                             140       510     4,276
 Other                                                                          (102)      (26)      (18)
                                                                             ---------------------------
Net cash flows from investing in the business                                 (1,266)     (589)   (1,449)
                                                                             ---------------------------
Cash flows from financing activities:
 Sale of debentures, notes and CMO bonds                                        174      1,291       782
 Sale of industrial revenue bonds                                               134        135       152
 Savings deposits, net                                                           -          -       (618)
 Notes and commercial paper borrowings, net                                   (143)      (660)       422
 Proceeds from issuance of investment contracts                                  -         60        430
 Cash dividends on common shares                                              (247)      (246)      (244)
 Intercompany cash dividends on common shares                                    -          -          -
 Payments on debentures, notes, bank credit agreements, income debenture,
  capital leases and CMO bonds                                                (362)    (1,243)      (693)
 Exercise of stock options                                                      16         21         27
 Other                                                                          (2)         5        (10)
                                                                           -----------------------------
Net cash flows from financing activities                                      (430)      (637)       248
                                                                           -----------------------------
Net increase (decrease) in cash and short-term investments                     (48)      (365)       (91)
Cash and short-term investments at beginning of year                           160        525        616
                                                                           -----------------------------
Cash and short-term investments at end of year                            $    112   $    160   $    525
                                                                           =============================
Cash paid during the year for:
 Interest, net of amount capitalized                                      $    279   $    305   $    332
                                                                           =============================
 Income taxes                                                             $    141   $    158   $    (17)
                                                                           =============================

 See notes on pages 53 through 77.

              Weyerhaeuser Company          Real Estate and Financial Services
        --------------------------------    ----------------------------------
            1994        1993        1992        1994       1993         1992
- ------------------------------------------------------------------------------

        $    576    $    511    $    331    $     13   $     68     $     41

             504         444         447          30         43           56
             115         108          97          12        (14)          28
               -           2          32           -          -            -
               -         (90)          -           -          -            -
               -          38           -           -          -            -

            (126)        (55)       (120)          1        (38)         (71)
             (12)       (164)        (32)         32        (82)        (143)
               -           -           -         360         23          165
             240          62         (78)        (74)       115          367
              15          (3)         10          (5)       (13)           -
               -         (70)          -           -        (42)          (3)
             (20)         34           8         (13)       (16)         (25)
        --------------------------------------------------------------------
           1,292         817         695         356         44          415
        --------------------------------------------------------------------

          (1,047)       (907)       (564)        (14)       (20)         (11)
             (41)        (40)        (42)          -          -            -
               -           -           -        (260)      (776)      (4,557)
               -           -        (589)          -          -            -

              20          27          52          24          27           4
               -         204           -          14         412           -
               -           -           -         140         510       4,276
             (49)         (6)         59         (53)        (20)        (77)
        --------------------------------------------------------------------
          (1,117)       (722)     (1,084)       (149)        133        (365)
        --------------------------------------------------------------------

              22         931         117         152         360         665
             134         135         152           -           -           -
               -           -           -           -           -        (618)
             (83)       (520)        504         (60)       (140)        (82)
               -           -           -           -          60         430
            (247)       (246)       (244)          -           -           -
               -         435          22           -        (435)        (22)

             (49)       (824)       (223)       (313)       (419)       (470)
              16          21          27           -           -           -
              (2)          5         (10)          -           -           -
        --------------------------------------------------------------------
            (209)        (63)        345        (221)       (574)        (97)
        --------------------------------------------------------------------
             (34)         32         (44)        (14)       (397)        (47)
              73          41          85          87         484         531
        --------------------------------------------------------------------
        $     39    $     73    $     41    $     73    $     87    $    484
        ====================================================================

        $    201    $    203    $    182    $     78    $    102    $    150
        ====================================================================
        $     92    $    161    $    (10)   $     49    $     (3)   $     (7)
        ====================================================================

Consolidated Statement of Shareholders' Interest




For the three-year period ended December 25, 1994
Dollar amounts in millions                        1994       1993       1992
                                              ------------------------------

Common stock issued:
 Balance at end of year                       $    258   $    258   $    258
                                              ------------------------------
Other capital:
 Balance at beginning of year                      411        404        387
 Stock options exercised                             5          5          5
 Contributions to employee investment plans          -          1         12
 Other transactions (net)                            -          1          -
                                              ------------------------------
Balance at end of year                             416        411        404
                                              ------------------------------
Cumulative translation adjustment:
 Balance at beginning of year                      (73)       (36)        (6)
 Translation adjustment                            (34)       (37)       (30)
                                              ------------------------------
 Balance at end of year                           (107)       (73)       (36)
                                              ------------------------------
Retained earnings:
 Balance at beginning of year                    3,391      3,058      2,930
 Net earnings                                      589        579        372
 Cash dividends on common shares                  (247)      (246)      (244)
                                              ------------------------------
 Balance at end of year                          3,733      3,391      3,058
                                              ------------------------------
Common stock held in treasury:
 Balance at beginning of year                      (21)       (38)       (79)
 Stock options exercised                            11         16         22
 Contributions to employee investment plans          -          1         19
                                              ------------------------------
 Balance at end of year                            (10)       (21)       (38)
                                              ------------------------------
Total shareholders' interest:
 Balance at end of year                       $  4,290   $  3,966   $  3,646
                                              ==============================
Shares of common stock (in thousands):
 Issued at end of year                         206,073    206,073    206,073
                                              ------------------------------
 In treasury:
  Balance at beginning of year                     984      1,796      3,814
  Stock options exercised                         (529)      (744)    (1,096)
  Contributions to employee investment plans         -        (60)      (919)
  Other transactions                                 -         (8)        (3)
                                              ------------------------------
  Balance at end of year                           455        984      1,796
                                              ------------------------------
  Outstanding at end of year                   205,618    205,089    204,277
                                              ==============================

 See notes on pages 53 through 77.

Notes to Financial Statements





For the three-year period ended December 25, 1994

NOTE 1:
Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of Weyerhaeuser Company and all of its majority-owned domestic and foreign subsidiaries. Significant intercompany transactions and accounts are eliminated.
 Certain of the consolidated financial state-
ments and notes to financial statements are pre-
sented in two groupings: (1) Weyerhaeuser Company (Weyerhaeuser, or the company), which is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, and (2) real estate and financial services, which includes Weyerhaeuser Real Estate Company (WRECO), which is involved in real estate development and construction, and Weyerhaeuser Financial Services, Inc. (WFS), whose principal subsidiary is Weyerhaeuser Mortgage Company (WMC). Republic Federal Savings & Loan Association, a subsidiary of WFS, was dissolved in 1992, and GNA Corporation, a subsidiary of WFS, was sold in April 1993.

Changes in Accounting Principles

Statement of Financial Accounting Standards
(SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," was implemented for the company's wholly owned subsidiary, Weyerhaeuser Canada Ltd., in 1994 and did not have a significant impact on the company's results of operations or its financial position.
 In  November 1992, the Financial Accounting Standards Board
(FASB) issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which requires accrual accounting to be used for the cost of benefits provided to former and inactive employees who have not yet retired. The company adopted this pronouncement in the first quarter of 1994 by recording a cumulative catch-
up charge to earnings, which did not have a significant impact on results of operations or financial position.
 In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which addresses accounting and reporting for investments in equity securities that have readily determinable fair values, and for all investments in debt securities, and was effective for fiscal years beginning after December 15, 1993. The adoption of this pronouncement in 1994 did not have a significant effect on the company's results of operations or its financial position.
 In October 1994, the FASB issued SFAS No. 119, "Disclosure about Derivative Financial Instru-ments and Fair Value of Financial Instruments," which requires more complete disclosures on deriva-tive financial instruments. This pronouncement, which was effective for fiscal years ending after December 15, 1994, was implemented by the company in 1994.

Prospective Accounting Changes

In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires creditors to measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate.
 In October 1994, the FASB issued SFAS
No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," which amended SFAS No. 114 to allow creditors to use existing methods for recognizing interest on impaired loans and also requires creditors to disclose certain information about how interest income was recognized on impaired loans.
 Both of these pronouncements become effective for financial statements for fiscal years beginning after December 15, 1994. The company believes that the future adoption of these pronouncements will not have a significant impact on results of operations or financial position.

Net Earnings Per Common Share

Net earnings per common share are based on the weighted average number of common shares outstanding during the respective periods. Average common equivalent shares (stock options) outstand-
ing have not been included, as the computation would not be dilutive. Weighted average common shares outstanding were 205,543,000, 204,866,000 and 203,373,000 for the years ended
December 25, 1994, December 26, 1993, and December 27, 1992,
respectively.
 Fully diluted earnings-per-share amounts are not applicable because the effect of the conversion of the stock options is not dilutive.

Fair Value of Financial Instruments

The company has, where appropriate, estimated the fair value of financial instruments. These fair value amounts may be significantly affected by the assumptions used, including the discount rate and estimates of cash flow. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange. Where these estimates approximate carrying value, no separate disclosure of fair value is shown.

Derivatives

The company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and foreign exchange risks. These include:
 - Foreign exchange contracts, which are hedges for foreign denominated accounts receivable and payable, have gains or losses recognized at settlement date.
 - Interest rate swaps entered into with major banks or financial institutions in which the company pays a fixed rate and receives a floating rate with the interest payments being calculated on a notional amount. The premiums received by the company on the sale of these swaps are treated as deferred income and amortized against interest expense over the term of the agreements.
 - Hedging transactions entered into by the company's mortgage banking subsidiary to protect both the completed loan inventory and loans in process against changes in interest rates. The financial instruments used to manage interest rate risk are forward sales commitments, interest rate futures and options.
 The company's use of derivatives does not have a significant effect on the company's results of opera-tions or its financial position.

Cash and Short-Term Investments

For purposes of cash flow and fair value reporting, short-term investments with original maturities of 90 days or less are considered as cash equivalents. Short-term investments are stated at cost, which approximates market.

Inventories

Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (LIFO) method is used to cost the majority of domestic raw materials, in process and finished goods
inventories;  either  the  first-in,  first-out  (FIFO)   or
average cost method is used to cost all other inventories. Had the FIFO method been used to cost all inventories, the amounts at which product inventories are stated would have been $237 million and $239 million greater at December 25, 1994, and December 26, 1993, respectively.

Property and Equipment

The company's property accounts are maintained on an individual asset basis. Betterments and replacements of major units are capitalized. Maintenance, repairs and minor replacements are expensed. Depreciation is provided generally on the straight-line or unit-of-production method at rates based on estimated service lives. Amortization of logging railroads and truck roads is provided generally as timber is harvested and is based upon rates determined with reference to the volume of timber estimated to be removed over such facilities.
 The cost and related depreciation of property sold or retired is removed from the property and allowance for depreciation accounts and the gain or loss is included in earnings.

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

Income Taxes

Deferred income taxes are provided to reflect temporary differences between the financial and tax bases of assets and liabilities using presently enacted tax rates and laws.

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

Weyerhaeuser Real Estate Company

WRECO recognizes income from the sales of single-family housing units when construction has been completed, required down payments have been received, and title has passed to the customer. Income from the sales of multi-family, commercial properties, developed lots and undeveloped land is recognized when required down payments are received and other income recognition criteria are satisfied.
 Real estate is stated at the lower of cost or net realizable value. The determination of net realizable value is based on WRECO's plans for its property and its financial ability to carry out such plans. Changes in future market demand, interest rates and company plans may affect net realizable value. Land, land development and construction costs, including capitalized carrying costs, are accumulated and allocated to individual units in proportion to relative sales value.

Weyerhaeuser Financial Services

WMC and its subsidiaries are primarily engaged in the mortgage banking industry and also offer insurance services.
 - Mortgage notes held for sale are stated at the lower of cost or market, which is computed by the aggregate method (unrealized losses are offset by unrealized gains). Hedging transactions are entered into to protect the inventory value from changes in interest rates. Hedge positions are also used to protect the pipeline of loan applications in process from changes in interest rates. Hedging gains and losses realized during the commitment and warehousing period are deferred to the extent of unrealized gains on the related mortgage loans held for sale.
 - The costs associated with purchasing mortgage servicing rights are deferred. Excess service fees result from loan sales in which WMC retains the loan servicing rights and are based on the present value of future servicing revenue less a normal servicing fee, based upon the estimated remaining life of the loans sold.

 The Mortgage Securities Corporations were formed for the limited purpose of issuing collateralized mortgage obligation bonds (CMO bonds) secured by Government National Mortgage Association and Federal National Mortgage Association certificates. The CMO bonds are the sole obligation of the issuer, and neither the company nor any affiliated company has guaranteed or is otherwise obligated with respect to the CMO bonds.
 - The mortgage-backed certificates are carried at par value adjusted for any unamortized discount or premium. These discounts or premiums are amortized using a method that approximates the effective interest method over the estimated life of the underlying mortgage loans.
 - CMO bonds are carried at unamortized cost. Discounts and premiums are amortized using a method that approximates the effective interest method over their estimated lives.
 In March 1992, Republic Federal Savings &
Loan Association, which was a federally chartered savings and loan institution that operated primarily in Southern California, sold the remainder of its branches, ceased accepting deposits as a federally chartered savings and loan institution, and filed an application with the Office of Thrift Supervision to undergo a voluntary dissolution, which was approved in the fourth quarter of 1992. During its operation:
 - Interest income was recorded on the accrual method; however, interest was not accrued on loans that were more than 90 days contractually delinquent and on certain other loans that management felt may not be recoverable.
 - Gains or losses on U.S. government and other securities were recognized upon realization.
 - Discounts on loans purchased were amortized into income over the expected average loan lives.
 In April 1993, WFS completed the sale of
GNA Corporation. As a part of that transaction, Weyerhaeuser assumed $225 million of outstanding GNA debt. GNA Corporation and its life insurance subsidiaries provided annuities, insurance and securi-
ties  marketed through financial institutions.   During  its
operation:
 - Payments received on investment and limited payment contracts were recorded directly as deposits.
 - Investment income was recorded when earned.


NOTE 2:

Foreign Operations and Export Sales

The following net assets, net sales and net earnings, related to operations outside the United States, principally
Canada, are included in the company's consolidated financial statements:

Dollar amounts in millions     December 25, 1994  December 26, 1993  December 27, 1992
                               -------------------------------------------------------
Net assets:
 Working capital                        $     29          $    100            $    112
 Timber-cutting rights                         2                 2                   2
 Property and equipment, net                 826               853                 870
 Other assets                                 42                36                  36
                                        ----------------------------------------------
                                             899               991               1,020
Other liabilities                           (235)             (232)               (417)
                                        ----------------------------------------------
Net assets                              $    664          $    759            $    603
                                        ==============================================

Dollar amounts in millions                           1994        1993        1992
                                                 --------------------------------
Net sales                                        $  1,263    $    972    $    875
Net earnings                                          186         116          17
                                                 --------------------------------

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

Dollar amounts in millions                      1994       1993       1992
                                            ------------------------------
Export sales from the United States:
 Customers in Japan                         $  1,123   $    952   $    912
 Customers outside Japan                         417        493        589
                                            ------------------------------
  Total export sales                           1,540      1,445      1,501
                                            ------------------------------
Total net sales and revenues                $ 10,398   $  9,545   $  9,266
                                            ==============================


NOTE 3:

Other Income (Expense), Net

Other income (expense), net, is an aggregation of both recurring and occasional non-operating income and expense items and, as a result, fluctuates from period to period. No individual income or (expense) item is significant other than the $70 million gain on the disposal of the company's investment in the infant diaper business in 1993 and the real estate and financial services gain of $42 million on the sale of GNA Corporation in 1993.


NOTE 4:

Income Taxes

Earnings before income taxes and extraordinary item are comprised of the following:

Dollar amounts in millions                      1994       1993       1992
                                            ------------------------------
Domestic earnings                           $    650   $    738   $    537
Foreign earnings                                 270         70         26
                                            ------------------------------
                                            $    920   $    808   $    563
                                            ==============================

Provisions for income taxes include the following:

Dollar amounts in millions                              1994       1993      1992
                                                    -----------------------------
Federal:
 Current                                            $     84   $    145   $    47
 Deferred                                                114         82       105
                                                    -----------------------------
                                                         198        227       152
                                                    -----------------------------
State:
 Current                                                  17         16        15
 Deferred                                                  7         11        10
                                                    -----------------------------
                                                          24         27        25
                                                    -----------------------------
Foreign:
 Current                                                 103         26         4
 Deferred                                                  6          1        10
                                                    -----------------------------
                                                         109         27        14
                                                    -----------------------------
Income taxes before extraordinary item                   331        281       191
                                                    -----------------------------
Income taxes apportionable to extraordinary item:
 Current                                                   -         (4)        -
 Deferred                                                  -         38         -
                                                    -----------------------------
                                                           -         34         -
                                                    -----------------------------
                                                    $    331   $    315   $   191
                                                    =============================

 The corporate income tax rate was increased from 34 percent to 35 percent, retroactive to January 1, 1993, by legislation enacted during the third quarter of 1993. This change in tax law increased income taxes in 1993 by $15 million due to the effect of the higher tax rate on the accumulated temporary differences at December 27, 1992, and $5 million due to the effect of adjusting the annual effective tax rate used in prior quarters.



A reconciliation between the federal statutory tax rate and the company's effective tax rate before the extraordinary item follows:

                                                      1994     1993    1992
                                                      ---------------------
Statutory tax on income before extraordinary item      35%      35%     34%
State income taxes, net of federal tax benefit          2        3       3
Foreign sales corporations                             (1)      (2)     (3)
Partial settlement -- lawsuit                           -        -      (2)
Effect of tax rate change                               -        2       -
All other, net                                          -       (3)      2
                                                      ---------------------
Effective income tax rate                              36%      35%     34%
                                                      =====================

The deferred tax (liabilities) assets are comprised of the following:

Dollar amounts in millions                              December 25, 1994   December 26, 1993
                                                        -------------------------------------
Depreciation                                                    $ (1,093)           $   (998)
Depletion                                                            (99)                (86)
Capitalized interest and taxes -- real estate development            (79)                (76)
Other                                                               (138)               (127)
                                                                ----------------------------
Total deferred tax (liabilities)                                  (1,409)             (1,287)
                                                                ----------------------------
Pension and retiree health care                                      121                 118
Environmental, obsolescence and restructure reserves                  85                  80
Alternative minimum tax credit carryforward                           64                  70
Other                                                                213                 210
                                                                ----------------------------
Total deferred tax assets                                            483                 478
                                                                ----------------------------
                                                                $   (926)           $   (809)
                                                                ============================

 As of December 25,1994, the company has available approximately $64 million of alternative minimum tax credit carryover, which does not expire, and foreign tax credit carryovers of $1 million and $4 million expiring in 1998 and 1999, respectively. In addition, the company has entities that are not included in the consolidated federal income tax return which have a net operating loss carryover of $21 million expiring in 2009.
 The company intends to reinvest undistributed earnings of certain foreign subsidiaries; therefore, no U.S. taxes have been provided. These earnings totaled approximately $461 million at the end of 1994. While it is not practicable to determine the income tax liability that would result from repatriation, it is estimated that withholding taxes payable upon repatriation would approximate $46 million.


NOTE 5:

Extraordinary Item

In 1993 the company realized a net gain of $52 million ($86 million less related tax effect of $34 million) as a result of extinguishing certain debt obligations.


NOTE 6:

Pension Plans

Net annual pension cost includes the following components:

Dollar amounts in millions                            1994       1993       1992
                                                   -----------------------------

Service cost-benefits earned during the period     $    43    $    39    $    34
Interest cost on projected benefit obligation           96         93         86
Actual return on plan assets                            (9)      (280)      (123)
Net amortization and deferrals                        (121)       165         17
Pension expense due to sales, closures and other         -         (1)         -
                                                   -----------------------------
                                                   $     9    $    16    $    14
                                                   =============================

The assumptions used were as follows:

                                                     1994     1993     1992
                                                    -----------------------

Discount rate                                       8.75%     7.5%     8.5%
Rate of increase in compensation levels              4.5%     4.5%     6.0%
Expected long-term rate of return on plan assets    11.5%    11.5%    11.5%
                                                    -----------------------

The following table sets forth the plans' funded status and amounts recognized in the company's consolidated balance sheet for its U.S. and Canadian pension plans:

                                       December 25, 1994                       December 26, 1993
                              ------------------------------------------------------------------------------
                                   Assets   Accumulated                     Assets  Accumulated
                                   Exceed      Benefits                     Exceed     Benefits
                              Accumulated        Exceed                Accumulated       Exceed
Dollar amounts in millions       Benefits        Assets        Total      Benefits       Assets        Total
                              ------------------------------------------------------------------------------
Accumulated benefit obligation:
 Vested                          $  1,044      $     15     $  1,059      $  1,122     $     21     $  1,143
 Non-vested                            23             -           23            25            -           25
                                 ---------------------------------------------------------------------------
                                 $  1,067      $     15     $  1,082      $  1,147     $     21     $  1,168
                                 ===========================================================================
Projected benefit obligation     $  1,172      $     15     $  1,187      $  1,270     $     22     $  1,292
Fair value of plan assets          (1,238)          (12)      (1,250)       (1,292)         (18)      (1,310)
Unrecognized prior service cost       (49)           (3)         (52)          (39)          (3)         (42)
Unrecognized net gain                 168             2          170           105            3          108
Unrecognized net transition asset      37            (1)          36            42           (2)          40
                                 ---------------------------------------------------------------------------
Accrued pension cost             $     90      $      1     $     91      $     86     $      2     $     88
                                 ===========================================================================

 The assets of the U.S. and Canadian pension plans, as of December 25, 1994, and December 26, 1993, consist of a highly diversified mix of equity, fixed income and real estate securities.
 Approximately 1,550 employees are covered by union-administered multi-employer pension plans to which the company makes negotiated contributions based generally on fixed amounts per hour per employee. Contributions to these plans were $7 million in 1994, $6 million in 1993 and $5 million in 1992.


NOTE 7:

Postretirement Benefits Other Than Pensions

The company sponsors defined benefit post-
retirement plans for its U.S. employees that provide medical and life insurance coverage as follows:
 - Two salaried retiree medical plans that cover substantially all salaried employees who retire under the company's retirement plan and their spouses. Plan I covers those retired or eligible to retire as of January 1, 1990, and provides full health coverage. Plan II includes those salaried employees not eligible for Plan I, under which the company provides a fixed dollar amount per year of service toward the premium, with the retiree paying the remainder. The company reserves the right to revise the fixed dollar amount.
 - An hourly retiree medical plan that covers approximately 3,750 active hourly employees and their spouses. For some, the coverage stops at age 65, while others have lifetime coverage. In some units the retiree must pay a portion of the premium, while in others the company pays the full cost. There are approximately 1,500 retired hourly employees and their spouses currently covered under these programs.
 - A salaried retiree life insurance plan that starts at 80 percent of salary at retirement and reduces to six thousand dollars in 20 percent increments. Approximately 5,200 persons who are retired or were eligible to retire as of December 31, 1991, are subject to a different schedule.

 - An hourly retiree life insurance plan in which approximately 11,000 active hourly employees are eligible and approximately 2,000 hourly retirees have coverage. Most of these are covered by fixed dollar amount coverage that is graded down after retirement. Some units have pay-related insurance on which the company pays the full cost.
 The company sponsors three defined benefit and two defined contribution postretirement plans for its Canadian employees that provide medical and life insurance. Collectively, 320 retired employees are covered and 510 active employees are eligible for coverage in these five plans as of year-end 1994.

The following table sets forth the U.S. and Canadian plans combined accrued postretirement benefit costs as of December
25, 1994, and December 26, 1993:

Dollar amounts in millions                         December 25, 1994   December 26, 1993
                                                   -------------------------------------
Accumulated postretirement benefit obligation:
 Retirees:
  Health                                                     $   120             $   128
  Life                                                            22                  22
 Fully eligible and other active plan participants:
  Health                                                          77                  96
  Life                                                            11                  11
                                                             ---------------------------
                                                                 230                 257
Unrecognized actuarial gain/(loss)                                13                 (31)
                                                             ---------------------------
Accrued postretirement benefit cost                          $   243             $   226
                                                             ===========================

Net   annual  postretirement  benefit  costs  included   the
following components:

Dollar amounts in millions                                        1994      1993    1992
                                                                ------------------------
Service cost benefits attributed to service during the period:
 Health                                                         $    4   $    3   $    3
 Life                                                                1        1        1
Interest cost on accumulated postretirement benefit obligation:
 Health                                                             16       16       18
 Life                                                                2        3        2
Amortization of loss -- health                                       -        -        1
                                                                ------------------------
Net postretirement benefit cost                                 $   23   $   23   $   25
                                                                ========================

 For measurement purposes, an 11.5, 11.0 and 10.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1992, 1993 and 1994, respectively; the rate is assumed to decrease by 0.5 percent annually to a level of 6.0 percent for the year 2003 and all years thereafter. The effect of a one percent increase in the assumed health care cost trend rates would increase the accumulated postretirement benefit obligation as of December 25, 1994, by 11.3 percent, and the aggregate of the service and interest cost components of net annual post-retirement benefit cost for 1994 by 13.2 percent.

Other assumptions used were as follows:

                                            1994     1993     1992
                                           -----------------------
Discount rate                               8.5%     7.5%     8.5%
Rate of increase in compensation levels:
 Salaried                                   4.5%     4.5%     6.0%
 Hourly                                     3.0%     3.0%     3.0%
                                            ----------------------


NOTE 8:

Inventories

Inventories consist of the following:

Dollar amounts in millions                  December 25, 1994    December 26, 1993
                                            --------------------------------------
Logs and chips                                         $  108               $  103
Lumber, plywood and panels                                115                   92
Pulp, newsprint and paper                                  88                  124
Containerboard, paperboard and containers                  56                   71
Other products                                            112                  122
Materials and supplies                                    267                  250
                                                       ---------------------------
                                                       $  746               $  762
                                                       ===========================


NOTE 9:

Property and Equipment

Property and equipment consist of the following:


Dollar amounts in millions                December 25, 1994   December 26, 1993
                                          -------------------------------------
Property and equipment, at cost:
 Land                                              $    159            $    158
 Buildings and improvements                           1,509               1,417
 Machinery and equipment                              8,557               7,839
 Rail and truck roads and other                         628                 620
                                                   ----------------------------
                                                     10,853              10,034
Less allowance for depreciation and amortization      4,657               4,428
                                                   ----------------------------
                                                   $  6,196            $  5,606
                                                   ============================

NOTE 10:

Mortgage and Construction Notes and Mortgage Loans
Receivable

Mortgage   and   construction  notes  and   mortgage   loans
receivable are summarized as follows:

Dollar amounts in millions            December 25, 1994   December 26, 1993
                                      -------------------------------------
Mortgage notes held for sale                    $   209             $   521
Construction mortgage notes                          14                  44
Mortgage loans receivable                           257                 286
                                                ---------------------------
                                                    480                 851
Less allowance for loan losses                        8                   4
                                                ---------------------------
Carrying value                                  $   472             $   847
                                                ===========================
Fair value                                      $   417             $   819
                                                ===========================

 The fair value of mortgage notes held for sale is estimated using the quoted market prices for securi-ties backed by similar loans adjusted for differences in loan characteristics. The estimated fair value is net of related hedge instruments, which were estimated based upon quoted market prices for securities.
 The fair value of construction mortgage notes and mortgage loans receivable is based on the discounted value of estimated future cash flows using current rates for loans with similar terms and risks.


NOTE 11:

Investments

Investments are as follows:

Dollar amounts in millions         December 25, 1994   December 26, 1993
                                   -------------------------------------
Mortgage loans                               $   230             $    42
Other                                             17                  18
                                             ---------------------------
Carrying value                               $   247             $    60
                                             ===========================
Fair value                                   $   238             $    56
                                             ===========================

Fair value is estimated using quoted market prices for similar securities. The fair value of mort-gage loans held as investments is based on the discounted value of estimated future cash flows using current rates.

 The company, through its financial services busi-ness, has investments in debt and equity securities that management intends to hold to maturity.
These consist primarily of mortgage-backed securi-ties that were issued in prior years as collateral against the company's collateralized mortgage obligation bonds (Note
12). In accordance with SFAS No. 119, these securities are included in the balance sheet at amortized cost with gains and losses being recorded as realized.


NOTE 12:

Mortgage-Backed Certificates and Other Pledged Financial
Instruments, and Collateralized Mortgage Obligation Bonds

Mortgage-backed certificates and other financial instruments
pledged   as  collateral  for  the  collateralized  mortgage
obligation bonds are as follows:

Dollar amounts in millions                                           December 25, 1994   December 26, 1993
                                                                     -------------------------------------
Mortgage-backed certificates, net of unamortized discount or premium           $   192             $   287
Other                                                                               19                  63
                                                                               ---------------------------
Carrying value                                                                 $   211             $   350
                                                                               ===========================
Fair value                                                                     $   208             $   366
                                                                               ===========================

 These assets are held by banks as trustees. Principal and interest collections on the certificates are used to meet the interest payments and reduce the outstanding principal balance of the bonds.
 The fair value of mortgage-backed certificates is estimated using the quoted market prices for securities backed by similar loans; restricted deposits are held at cost, which is a reasonable estimate of fair value.

Collateralized mortgage obligation bonds are as follows:

Dollar amounts in millions                                            December 25, 1994   December 26, 1993
                                                                      -------------------------------------
CMO bonds with maturities ranging from 2006 to 2019, weighted average
 interest rates are approximately 9.1%                                          $   191             $   318
Unamortized discount                                                                 (8)                (11)
                                                                                ---------------------------
Carrying value                                                                  $   183             $   307
                                                                                ===========================
Fair value                                                                      $   189             $   331
                                                                                ===========================

Bond principal payments during the next five years are (millions):

 1995                                                     $  22
 1996                                                        20
 1997                                                        17
 1998                                                        15
 1999                                                        13

 The above maturities are calculated based on anticipated prepayments on the certificates. The bonds are the obligation of the issuer, and neither the company nor any affiliated company has guar-
anteed or is otherwise obligated with respect to the bonds.
 The fair value of collateralized mortgage obligation bonds is estimated using analysis of projected cash flows discounted at market yields.


NOTE 13:

Real Estate in Process of Development

Real   estate   in  process  of  development  includes   the
following:

Dollar amounts in millions        December 25, 1994   December 26, 1993
                                  -------------------------------------
Dwelling units                              $   220             $   259
Residential lots                                253                 256
Commercial lots                                 131                 144
Commercial projects                              12                  17
Acreage listed for sale                          83                  89
Other inventories                                 1                   3
                                            ---------------------------
                                                700                 768
Less reserves                                    32                  30
                                            ---------------------------
                                            $   668             $   738
                                            ===========================

NOTE 14:

Accrued Liabilities

Accrued liabilities are as follows:

Dollar amounts in millions                    December 25, 1994   December 26, 1993
                                              -------------------------------------
Payroll -- wages and salaries, incentive awards,
 retirement and vacation pay                            $   217             $   239
Taxes -- Social Security and real and personal property      63                  59
Interest                                                     67                  67
Accrued income taxes                                        105                  12
Other                                                       243                 188
                                                         --------------------------
                                                         $  695             $   565
                                                         ==========================


NOTE 15:

Short-Term Debt

Borrowings

Real estate and financial services short-term borrowings were $416 million with a weighted average interest rate of 6 percent at December 25, 1994, and $289 million with a weighted average interest rate of 1 percent at December 26, 1993.

Lines of Credit

The company has short-term bank credit lines that provide for borrowings of up to the total amount of $725 million, all of which can be availed of by
the company, WRECO and WMC at December 25, 1994, and $200 million, all of which could be availed of by the company and WRECO, and $150 million, which could be availed of by WMC at December 26, 1993. No portion of these lines has been availed of by the company, WRECO or WMC at December 25, 1994, and December 26, 1993. None of the entities referred to herein is a guarantor of the borrowings of the others.
 WMC has short-term special credit lines that provide for borrowings of up to $235 million and $265 million at December 25, 1994, and December 26, 1993, respectively. Borrowings against these lines were $85 million and $254 million as of December 25, 1994, and December 26, 1993, respectively.

NOTE 16:

Long-Term Debt

Debt

Weyerhaeuser  long-term  debt  obligations,  including   the
current portion, are as follows:

Dollar amounts in millions                December 25, 1994    December 26, 1993
                                          --------------------------------------
8 3/8% debentures due 2007                          $   150              $   150
7.50% debentures due 2013                               250                  250
7.25% debentures due 2013                               250                  250
7 1/8% debentures due 2023                              250                  250
9 3/8% notes due 1998                                   150                  150
9 1/4% notes due 1995                                   200                  200
9.05% notes due 2003                                    200                  200
9.36% notes due 1995                                    100                  100
7.28% note due 1996                                      40                   40
Industrial revenue bonds, rates from 5.44%
 (variable) to 10.0% (fixed), due 1995-2028             571                  467
Medium-term notes, rates from 6.43% to
 8.98%, due 1996-2005                                   428                  428
Commercial paper/credit agreements                      411                  378
Other                                                    34                  149
                                                    ----------------------------
Carrying value                                      $ 3,034              $ 3,012
                                                    ============================
Fair value                                          $ 3,015              $ 3,267
                                                    ============================

Portion due within one year                         $   321              $    14
                                                    ============================

Long-term debt maturities during the next five years are (millions):

 1995                                                    $  321
 1996                                                       123
 1997                                                        71
 1998                                                       196
 1999                                                       493

Real estate and financial services long-term debt, including the current portion, is as follows:

Dollar amounts in millions                                 December 25, 1994   December 26, 1993
                                                           -------------------------------------
Notes payable, unsecured; weighted average interest rates
 are approximately 7.4%                                              $   835             $   957
Bank and other borrowings, unsecured; weighted average
 interest rates are approximately 5.5% and 3.3%                          460                 360
Notes payable, secured; weighted average interest rates
 are approximately 9.4% and 9.6%                                          46                  63
Commercial paper/credit agreements                                       429                 617
                                                                     ---------------------------
Carrying value                                                       $ 1,770             $ 1,997
                                                                     ===========================
Fair value                                                           $ 1,722             $ 2,043
                                                                     ===========================

Portion due within one year                                         $     58             $   152
                                                                    ============================

Long-term debt maturities during the next five years are (millions):

 1995                                                       $58
 1996                                                       160
 1997                                                       525
 1998                                                       136
 1999                                                       534

 The fair value of the company's long-term debt is estimated based on quoted market prices for the same issues or on the discounted value of the future cash flows expected to be paid using incremental rates of borrowing for similar liabilities.


Lines of Credit

At December 25, 1994, the company's lines of
credit include a five-year competitive advance and revolving credit facility agreement entered into in July 1994 with a group of banks that provides for borrowings of up to the total amount of $1.55 billion, all of which can be availed of by the company, and $1 billion, which can be availed of by WMC. Borrowings are at LIBOR or other such interest rates as mutually agreed to between the borrower and lending banks. This credit facility agreement replaces a similar agreement for $1.65 billion entered into 1990, which was in place at December 26, 1993.
 At December 25, 1994, and December 26, 1993, WMC had $35 million outstanding against a one-year evergreen credit commitment entered into in 1990.
 WMC has a revolving credit agreement with a bank to provide for: (1) borrowings of up to $35 mil-
lion for two years at prime rate, LIBOR or such other rate as may be agreed upon by WMC and the banks, (2) a commitment fee based on the unused credit, and (3) conversion of the notes as of July 1, 1997, to a five-year term loan payable in equal quarterly installments. At December 25, 1994, and December 26, 1993, $20 million and $30 million, respectively, were outstanding under the revolving credit agreement.
 During 1992 WFS entered into a three-year
term loan facility that was amended in May 1994 and provides for: (1) borrowings of up to $405 mil-
lion at December 25, 1994, and $295 million at December 26, 1993, at LIBOR or other such rates as may be agreed upon by WFS and the banks, and (2) a commitment fee on the unused portion of the credit. $405 million and $295 million were outstanding under this facility at December 25, 1994, and December 26, 1993, respectively.
 To the extent that these credit commitments expire more than one year after the balance sheet date and are unused, an equal amount of com-
mercial paper is classifiable as long-term debt. Amounts so classified are shown in the tables in this note.
 No portion of these lines has been availed of
by the company, WRECO, WMC or WFS at December 25, 1994, or December 26, 1993, except as noted.
 In 1993 WFS completed the sale of GNA Corporation. As a part of this transaction, the com-pany assumed $225 million of outstanding GNA debt.
 Total interest costs incurred by WRECO
during each of the three years ended December 25, 1994, have been capitalized and will be accounted for as an element of operating costs.
 The company's compensating balance agreements were not significant.

NOTE 17:

Fair Value of Financial Instruments

The carrying and fair values of significant financial instruments are:

                                                  December 25, 1994     December 26, 1993
                                                 -------------------------------------------
                                                 Carrying       Fair     Carrying       Fair
Dollar amounts in millions                          Value      Value        Value      Value
                                                 -------------------------------------------
Weyerhaeuser:
 Financial liabilities:
  Long-term debt (including current maturities)   $ 3,034    $ 3,015      $ 3,012    $ 3,267
                                                  ------------------------------------------
Real estate and financial services:
 Financial assets:
  Mortgage and construction notes and mortgage
   loans receivable                                   472        417          847        819
  Investments                                         247        238           60         56
  Mortgage-backed certificates and other pledged
   financial instruments                              211        208          350        366
 Financial liabilities:
  Collateralized mortgage obligation bonds            183        189          307        331
  Long-term debt (including current maturities)     1,770      1,722        1,997      2,043
                                                  ------------------------------------------

 The carrying amounts shown in this table are included in the consolidated balance sheet under the indicated captions. The carrying and fair value amounts, along with the methods and assumptions used to estimate the fair value of each class of financial instruments, are included in the notes to financial statements under the indicated captions.


NOTE 18:

Legal Proceedings, Commitments and Contingencies

Legal Proceedings

On November 2, 1992, an action was filed against the company in the Circuit Court for the First
Judicial District of Hinds County, Miss., on behalf of a purported class of riparian property owners in Mississippi and Alabama whose properties are located on the Tennessee Tombigbee Waterway, Aliceville Lake, Cedar Creek and the Magoway Creek. The complaint seeks $1 billion in compensatory and punitive damages for diminution in property value, personal injuries and mental anguish allegedly resulting from the discharge of pur-
ported hazardous substances, including dioxins and furans, by the company's pulp and paper mill in Columbus, Miss., and the alleged fraudulent concealments of such discharge. The complaint also seeks an injunction prohibiting future releases and the removal of hazardous substances allegedly released in the past. On August 20, 1993, a companion action was filed in Green County, Ala., on behalf of a similar purported class of riparian owners with essentially the same claims as the Mississippi case. On January 20, 1995, the court in the Alabama action certified a class of all persons who, as of the date of the action commenced, were riparian owners, lessees and licensees of properties located on the Tennessee Tombigbee Waterway in Greene, Sumter, Pickens and Marengo counties, Alabama, and Lowndes and Noxubee counties, Mississippi, to determine whether the company is liable to the members of the class for compensa-tory and/or punitive damages and to determine the amount of punitive damages, if any, to be awarded to the class as a whole. The class is estimated to exceed 400 members and may range from 1,000 to 1,500 members. Neither the Mississippi action nor the Alabama action is presently scheduled for trial.

Environmental

It is the company's policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $140 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and utilizes assumptions less favor-
able to the company among the range of reasonably possible outcomes. In estimating both its current accruals for environmental remediation and the pos-
sible range of additional future costs, the company has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, based generally on each party's financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.
 The company is a party to legal proceedings and environmental matters generally incidental to its business. Although the final outcome of any legal proceeding or environmental matter is subject to a great many variables and cannot be predicted with any degree of certainty, the company presently believes that the ultimate outcome resulting from these proceedings and matters would not have a material effect on the company's current financial position, liquidity or results of operations; however, in any given future reporting period, such proceedings or matters could have a material effect on results of operations.

Other Items

The company's capital expenditures, excluding acquisitions, have averaged about $855 million in recent years but are expected to approximate $1.2 billion in 1995; however, the 1995 expenditure level could be increased or decreased as a consequence of future economic conditions. The company had approximately $306 million in capital expenditures committed on major projects at year-end 1994.
 During the normal course of business, the company's real estate and financial services subsidiaries have entered into certain financial commitments comprised primarily of agreements to fund up to $835 million in mortgage loans at fixed and floating prices, guarantees made on $137 million of partnership borrowings, and limited recourse obligations associated with $922 million of sold mortgage loans. The fair value of the recourse on these loans is estimated to be $8 million, which is based upon market spreads for sales of similar loans without recourse or estimates of the credit risk of the associated recourse obligation.

NOTE 19:

Financial Instruments With Credit or Off-Balance Sheet Risk

Receivables

WRECO's   accounts  receivable  and  notes   and   contracts
receivable   by   geographic  region,  less  discounts   and
allowances, are as follows:

Dollar amounts in millions    1994       1993
                             ----------------
 West                         $  50     $  53
 South                           20        21
 East                            10        32
                              ---------------
                              $  80     $ 106
                              ===============

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


Dollar amounts in millions     1994      1993
                              ---------------
 West                         $ 550     $ 757
 South                           63        47
 East                            86        94
 Other                           23        16
                              ---------------
                              $ 722     $ 914
                              ===============


NOTE 20:

Shareholders' Interest

Preferred and Preference Shares

The company is authorized to issue:
 - 7,000,000 preferred shares having a par value of $1.00 per share, of which none were issued and outstanding at December 25, 1994, and December 26, 1993; and
 - 40,000,000 preference shares having a par value of $1.00 per share, of which none were
issued   and   outstanding  at  December   25,   1994,   and
December 26, 1993.
 The preferred and preference shares may be issued in one or more series with varying rights and preferences including dividend rates, redemption rights, conversion terms, sinking fund provisions, values in liquidation and voting rights. When issued, the outstanding preferred and preference shares rank senior to outstanding common shares as to dividends and assets available on liquidation.
 The company has reserved but not issued 2,000,000 shares of cumulative preference shares, fourth series, for the exercise of the rights described under Common Shares.

Common Shares

Common shares reserved for stock option plans were 5,688,000 shares at December 25, 1994, and 5,177,000 shares at December 26, 1993. As to the company's various stock option plans, the following information is provided:

                               1994         1993         1992
                          -----------------------------------
At end of year:
 Options outstanding      5,687,934     5,177,401   4,999,874
 Options exercisable      4,375,234     3,981,751   3,865,624
During the year:
 Options granted          1,312,700     1,195,650   1,134,250
 Options exercised          623,258       878,755   1,261,212
 Options forfeited          178,909       139,368     288,112
Average prices per
 share:
 Options outstanding        $ 36.27       $ 32.32     $ 28.85
 Options granted            $ 47.53       $ 42.31     $ 36.18
 Options exercised          $ 28.06       $ 26.72     $ 24.06
                           ----------------------------------

 In December 1986, the company adopted a Shareholder Rights Plan (the "Plan") and declared a dividend distribution of
0.6667 right on each outstanding common share. Each right entitles its holder to purchase after the distribution date and until December 1996 one one-hundredth of a share of the company's cumulative preference shares, fourth series, at a price of $70, subject to adjustment. The distribution date is the earlier of 20 business days after the announcement that a person or group has acquired 20 percent or more of Weyerhaeuser's outstanding common shares or 20 business days after a person or group commences a tender or exchange offer that could result in the person or group owning 30 percent or more of the company's outstanding common shares. Following the distribution date, if anyone owning 20 percent or more of the company's outstanding common shares merges with the company, with the company as the survivor, and the company's common shares are not changed or exchanged, or engages in certain self-dealing transactions with the company, or if an event occurs that results in such 20 percent owner's interest being increased by more than one percent (e.g., a reverse stock split), or if anyone acquires 40 percent or more of the company's outstanding common shares, each right holder, other than such person or group, will be able, upon payment of the right's exercise price, to acquire shares of the company's common stock or other securities or assets having an aggregate market value equal to twice the right's purchase price. If, after the company announces that someone owns 20 percent or more of the company's outstanding common shares, the company is acquired in a merger or other business combination, and the company is not the survivor, or the company engages in a merger or other business combination transaction in which the company is the surviving corporation but the company's common shares are changed or exchanged, or if 50 percent of the company's earning power or assets is sold in one or several related transactions, each right holder, other than any 20 percent shareholder, will receive shares of the acquiring company's common stock having a market value equal to twice the right's exercise price. Subject to certain time periods and conditions, the Plan may be amended and the rights may be redeemed at a price of $.05 per right, subject to adjustment.

NOTE 21:

Business Segments

The company is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products. The four principal business segments are timberlands and wood products (including softwood lumber, plywood and veneer; composite panels;
oriented strand board; hardboard; logs; chips; timber; doors; hardwood lumber and plywood; and treated products); pulp, paper and packaging (including pulp, newsprint, paper, containerboard, paperboard and shipping containers, recycling and chemicals); real estate development and construction; and financial services.
 The  timber-based  businesses  involve  a  high  degree  of integration  among  timber  operations;  building  materials conversion facilities; and pulp, newsprint, paper, containerboard and paperboard primary manufacturing and secondary conversion facilities, including extensive transfers of raw materials, semi-finished materials and end products between and among these groups. Accounting for segment profitability involves allocations of joint raw materials and conversion costs and the use of transfer prices that attempt to approximate current market values.

The following table sets forth an analysis of the company's operations by the four principal business segments:

Dollar amounts in millions                               1994       1993       1992
                                                      -----------------------------
Sales to and revenues from unaffiliated customers:
 Timberlands and wood products                        $ 4,992   $ 4,468     $ 3,417
 Pulp, paper and packaging                              4,066     3,579       4,109
 Real estate                                              911       829         690
 Financial services                                       206       401         832
 Corporate and other                                      223       269         220
                                                      -----------------------------
                                                       10,398     9,546       9,268
                                                      -----------------------------
Intersegment sales and revenues:
 Timberlands and wood products                            357       352         340
 Pulp, paper and packaging                                 82         6          29
 Corporate and other                                       31        29          30
                                                      -----------------------------
                                                          470       387         399
                                                      -----------------------------
Total sales and revenues                               10,868     9,933       9,667
Eliminations                                             (470)     (388)       (401)
                                                      -----------------------------
                                                      $10,398   $ 9,545     $ 9,266
                                                      =============================
Approximate contribution to earnings:
 Timberlands and wood products                        $ 1,034   $   891     $   515
 Pulp, paper and packaging                                211        61         251
 Real estate                                                7        18          13
 Financial services                                        11        76          68
 Corporate and other                                     (142)      (46)       (107)
                                                      -----------------------------
                                                        1,121     1,000         740
Interest expense                                         (315)     (292)       (262)
Less capitalized interest                                 114       100          85
                                                      -----------------------------
Income before taxes and extraordinary item                920       808         563
Income taxes                                             (331)     (281)       (191)
Extraordinary item                                          -        52           -
                                                      -----------------------------
                                                      $   589   $   579     $   372
                                                      =============================
Depreciation, amortization and fee stumpage:
 Timberlands and wood products                        $   189   $   162     $   150
 Pulp, paper and packaging                                302       264         255
 Real estate                                                7         9           7
 Financial services                                        23        34          49
 Corporate and other                                       13        18          42
                                                      -----------------------------
                                                      $   534   $   487     $   503
                                                      =============================
Capital expenditures:
 Timberlands and wood products                        $   257   $   241     $   246
 Pulp, paper and packaging                                794       652         932
 Real estate                                               10        15           8
 Financial services                                         4         5           3
 Corporate and other                                       37        54          17
                                                      -----------------------------
                                                      $ 1,102   $   967     $ 1,206
                                                      =============================
Assets:
 Timberlands and wood products                        $ 2,713   $ 2,585     $ 2,377
 Pulp, paper and packaging                              6,283     5,730       5,612
 Real estate                                            1,716     1,863       1,694
 Financial services                                     1,730     1,892       8,148
 Corporate and other                                    1,288     1,274       1,201
                                                      -----------------------------
                                                       13,730    13,344      19,032
Eliminations                                             (723)     (706)       (874)
                                                      -----------------------------
                                                      $13,007   $12,638     $18,158
                                                      =============================

Interest expense of $76 million and $96 million in 1994  and
1993,   and   $151   million  before  the   elimination   of
intercompany interest of $3 million in 1992, is included  in the  determination of "approximate contribution to earnings"
for financial services.  Certain reclassifications have been made to conform prior years' data to the current format.

NOTE 22:

Selected Quarterly Financial Information (unaudited)

Dollar amounts in millions except
per-share figures                     First Quarter    Second Quarter     Third Quarter    Fourth Quarter              Year
                                      -------------------------------------------------------------------------------------
Net sales:
 1994                                   $     2,386       $     2,598       $     2,681       $     2,733       $    10,398
 1993                                         2,341             2,388             2,225             2,591             9,545
Operating income:
 1994                                           281               282               294               363             1,220
 1993                                           280               292               183               226               981
Earnings before income taxes and
 extraordinary item:
 1994                                           204               202               224               290               920
 1993                                           265               272               130               141               808
Net earnings(1):
 1994                                           127               129               144               189               589
 1993                                           229               181                67               102               579
Net earnings per common share(1):
 1994                                           .62               .62               .71               .91              2.86
 1993                                          1.12               .89               .32               .50              2.83
Dividends per common share:
 1994                                           .30               .30               .30               .30              1.20
 1993                                           .30               .30               .30               .30              1.20
Market prices -- high/low:
 1994                               50 1/4 - 42 1/8       45 - 39 1/2   46 1/8 - 39 7/8   39 1/8 - 35 7/8   50 1/4 - 35 7/8
 1993                               45 1/2 - 36 1/4   46 1/2 - 38 3/4       44 - 38 1/4   45 5/8 - 36 7/8   46 1/2 - 36 1/4
                                    ---------------------------------------------------------------------------------------
(1)First  quarter 1993 results reflect an extraordinary  net gain  as  a result of extinguishing certain debt obligations of $52 million, or $.25 per common share.

NOTE 23:

Historical Summary

Dollar amounts in millions except per-share figures          1994     1993     1992     1991     1990
                                                         --------------------------------------------
Per common share:
 Net earnings (loss) from continuing operations, before
  extraordinary item and effect of accounting changes:   $   2.86     2.58     1.83     (.50)    1.87
 Extraordinary item(1)                                   $      -      .25        -        -        -
 Effect of accounting changes                            $      -        -        -     (.30)       -
                                                         --------------------------------------------
 Net earnings (loss)                                     $   2.86     2.83     1.83     (.80)    1.87
                                                         ============================================
 Dividends paid                                          $   1.20     1.20     1.20     1.20     1.20
 Shareholders' interest (end of year)                    $  20.86    19.34    17.85    17.25    19.21
Financial position:
 Total assets:
  Weyerhaeuser                                           $  9,599    8,968    8,438    7,551    7,556
  Real estate and financial services                     $  3,408    3,670    9,720    9,435    8,800
                                                         --------------------------------------------
                                                         $ 13,007   12,638   18,158   16,986   16,356
                                                         ============================================
 Long-term debt (net of current portion):
  Weyerhaeuser:
   Long-term debt                                        $  2,713    2,998    2,659    2,195    2,168
   Capital lease obligations                             $      -        -        -        -        7
   Convertible subordinated debentures                   $      -        -      193      193      193
   Limited recourse income debenture                     $      -        -      188      204      204
                                                         --------------------------------------------
                                                         $  2,713    2,998    3,040    2,592    2,572
                                                         ============================================
  Real estate and financial services:
   Collateralized mortgage obligation bonds              $    161      241      440      702      838
   Long-term debt                                        $  1,712    1,845    1,971    1,719    1,799
                                                         --------------------------------------------
                                                         $  1,873    2,086    2,411    2,421    2,637
                                                         ============================================
 Redeemable preferred and preference shares (thousands):
  Weyerhaeuser                                           $      -        -        -        -        -
  Real estate and financial services                     $      -        -        -        -        -
 Shareholders' interest                                  $  4,290    3,966    3,646    3,489    3,864
 Percent earned on shareholders' interest                    14.3%    15.2%    10.4%   (4.4)%     9.8%
Operating results:
 Net sales and revenues:
  Weyerhaeuser                                           $  9,281    8,315    7,744    7,167    7,447
  Real estate and financial services                     $  1,117    1,230    1,522    1,606    1,619
                                                         --------------------------------------------
                                                         $ 10,398    9,545    9,266    8,773    9,066
                                                         ============================================
 Net earnings (loss) from continuing operations before
  extraordinary item and effect of accounting changes:
  Weyerhaeuser                                           $    576      459      332     (25)      340
  Real estate and financial services                     $     13       68       40     (76)       54
 Less subsidiaries preferred share dividends             $      -        -        -       -         -
                                                         --------------------------------------------
                                                         $    589      527      372    (101) (2)  394
 Extraordinary item(1)                                   $      -       52        -       -         -
 Effect of accounting changes                            $      -        -        -     (61)        -
                                                         --------------------------------------------
 Net earnings (loss)                                     $    589      579      372    (162)      394
                                                         ============================================
Statistics (unaudited):
 Number of employees                                       36,665   36,748   39,022  38,669    40,621
 Salaries and wages                                      $  1,610    1,585    1,580   1,476     1,531
 Employee benefits                                       $    357      347      323     321       318
 Total taxes                                             $    618      577      443     173       446
 Timberlands (thousands of acres):
  Fee ownership                                             5,599    5,524    5,604   5,517     5,621
  Long-term license arrangements                           17,849   17,845   18,828  13,491    13,491
 Number of shareholder accounts at year-end:
  Common                                                   24,131   25,282   26,334  26,937    28,187
  Preferred                                                     -        -        -       -         -
  Preference                                                    -        -        -       -         -
 Average common and common equivalent shares
  outstanding (thousands)                                 205,543  204,866  203,373 201,578   203,673
                                                          -------------------------------------------
(1)1993  results  reflect an extraordinary  net  gain  as  a result  of  extinguishing certain debt  obligations  of  $86 million  less  related tax effect of  $34  million,  or  $52 million.
(2)1991  results reflect restructuring and other charges  of
   $445  million  less related tax effect of $162  million,  or
   $283 million.
(3)1989  results reflect net special items charges  of  $401 million  less  related tax effect of $141 million,  or  $260 million.

                    1989     1988     1987     1986     1985     1984
                 ----------------------------------------------------
                    1.56     2.68     2.12     1.27      .88     1.01
                       -        -        -        -        -        -
                       -        -        -        -        -        -
                 ----------------------------------------------------
                    1.56     2.68     2.12     1.27      .88     1.01
                 ====================================================
                    1.20     1.15      .90      .87      .87      .87
                   18.55    18.14    16.54    14.82    14.42    14.50


                   7,371    6,983    6,418    5,889    5,496    5,641
                   8,605    8,401    6,499    5,083    3,869    2,504
                 ----------------------------------------------------
                  15,976   15,384   12,917   10,972    9,365    8,145
                 ====================================================


                   1,502    1,644    1,540    1,412    1,157    1,066
                      23       37       51       63       77       94
                       -        -        -        -        -        -
                     204      198      181      172        -        -
                 ----------------------------------------------------
                   1,729    1,879    1,772    1,647    1,234    1,160
                 ====================================================

                     931    1,046      840      598      292       99
                   1,075    1,272    1,290    1,101      711      434
                 ----------------------------------------------------
                   2,006    2,318    2,130    1,699    1,003      533
                 ====================================================

                       -        -        -   14,700   14,700   14,700
                       -        -        -        -   72,000  223,000
                   4,148    4,044    3,714    3,251    3,324    3,188
                     8.3%    14.6%    12.8%     8.4%     6.1%     7.1%


                   8,355    7,861    6,988    5,650    5,206    5,550
                   1,826    1,467    1,397    1,241    1,070      892
                -----------------------------------------------------
                  10,181    9,328    8,385    6,891    6,276    6,442
                =====================================================


                     377      516      379      180      132      175
                     (36)      50       68       97       81       74
                       -        -        -        -       13       23
                -----------------------------------------------------
                     341 (3)  566      447      277      200      226
                       -        -        -        -        -        -
                       -        -        -        -        -        -
                -----------------------------------------------------
                     341      566      447      277      200      226
                =====================================================

                  45,214   46,976   45,123   41,757   38,922   40,919
                   1,563    1,423    1,277    1,143    1,134    1,167
                     325      292      250      225      259      274
                     403      511      467      310      266      269

                   5,693    5,833    5,871    5,962    5,979    5,915
                  13,324   13,324   12,064   12,064    3,590    3,595

                  29,847   30,379   32,535   31,682   37,135   40,361
                      12       25       26    1,825    2,192    2,317
                     443      351      106        7    2,242    2,213

                 204,331  207,785  202,544  195,456  194,828  196,518
                 ----------------------------------------------------