Form 10-K, Exhibit 13
period 1995-12-31
WEYERHAEUSER CO
filed 1996-03-15
CIK 106535

Pulp, Paper and Packaging Statistical Data

Net Sales                      1995      1994     1993     1992     1991
---------------------         -------   ------   ------   ------   ------
(Millions of dollars)
Pulp                          $ 1,616  $ 1,012   $  823   $  711  $   803
Newsprint                         508      356      322      326      288
Paper                           1,001      664      648      673      655
Paperboard and containerboard     325      240      255      321      361
Packaging                       1,863    1,495    1,302    1,323    1,175
Recycling                         266      121       77       93       90
Chemicals                          63       45       32       31       34
Personal care products            _         _        _       514      450
Miscellaneous products             40      133      120      117      147
                              -------   ------   ------   ------  -------
                              $ 5,682  $ 4,066  $ 3,579  $ 4,109  $ 4,003
                              =======  =======  =======  =======  =======

Sales Volumes                   1995    1994     1993     1992     1991
------------------------      -------  -------  -------  -------  -------
(Thousands)
Pulp -- air-dry metric tons     2,060    2,068    1,886    1,238    1,433
Newsprint -- metric tons          663      638      609      575      450
Paper -- tons                   1,006      998      990      966      869
Paperboard -- tons                230      201      222      238      234
Containerboard -- tons            259      254      290      318      418
Packaging -- MSF               34,342   34,483   31,386   29,414   26,525
Recycling -- tons               1,467      985      851      778      735
Personal care products --
 standard cases                   -         -        -    17,017   14,929

Annual Production           Capacity   1995    1994    1993    1992    1991
--------------------------- --------  ------ ------- ------- ------- -------
(Thousands)
Pulp -- air-dry metric tons    2,130   2,159   2,041   2,096   1,506   1,527
Newsprint -- metric tons         690     687     651     618     588     461
Paper -- tons                  1,075   1,060     982   1,007     971     889
Paperboard -- tons               220     229     189     217     229     238
Containerboard -- tons         2,540   2,329   2,357   2,269   2,240   2,224
Packaging -- MSF              48,000  36,041  36,020  32,795  31,040  27,583
Recycling -- tons                -     2,754   2,042   1,847   1,692   1,415
Personal care products --
 standard cases                  -       -       -       -    16,743  14,902

Principal Manufacturing Facilities
----------------------------------
Pulp                                 8
Newsprint                            1
Paper                                5
Paperboard                           1
Containerboard                       5
Packaging                           45
Recycling                           36
Chemicals                            7

 The Weyerhaeuser Pulp, Paper and Packaging sector reported record earnings in 1995. This accomplishment reflects the strength of the rebound in pulp and paper markets and implementation of business improvement plans. Sector operating earnings for the year reached $1.2 billion as compared with $211 million in 1994.

 As one of the world's largest producers of pulp, paper and packaging products, Weyerhaeuser benefited from the dramatic rise in prices during 1995. As the cycle matures, only those companies that efficiently execute a strategy focused on maximizing return on invested capital will achieve improvements in profitability that create continued, sustained growth in shareholder value.

 Weyerhaeuser, including its Pulp, Paper and Packaging sector, is taking the essential steps to be such a company. The sector's highest priority is to increase the return earned on invested capital across the cycle by improving operating performance of in-place capital and exercising disciplined allocation of new capital.

 The sector has committed to business improvement plans designed to produce $300 million in additional sustainable pretax operating earnings by the end of 1997 based on 1994 prices and costs. In 1995, significant progress was made on these plans that have positively impacted bottom-line results. The plans encompass increasing volume, reducing waste, improving quality and product mix and reducing cost through improved operational efficiency. Progress in high performance work systems is driving these improvements. Changes in the way we do our work are creating an environment of empowerment and teamwork in which employees take ownership of their performance and the performance of the business process. Through increased training, we will improve work processes and alignment to truly empower people to help maximize performance of mills and machines.

 An efficient, up-to-date asset base is key to achieving excellence in manufacturing. Modernization projects were completed in 1995 at three major pulp and paper complexes that enable core businesses - pulp, containerboard and fine paper - to improve product quality to meet customer demands, to increase volume and productivity and to substantially reduce costs. These state-of-the-art upgrades also ensure responsible environmental performance.

 An important part of sector growth will continue to come through strategic acquisitions to enhance core businesses. The purchase of nine box plants from Westvaco in 1995 fits well with the company's fully integrated paper and packaging system, increases internal utilization of Weyerhaeuser containerboard production and adds new markets and customer-service capability while boosting packaging capacity.

 Satisfying customer requirements remains a cornerstone for success. Sector businesses serve customers around the world. Our presence in select international markets brings distinct competitive advantages to the company. Expansion will continue in markets where product specifications are more demanding and market prices less volatile.

 All sector businesses are developing closer partnerships with customers that are based upon a shared quest for world-class quality. Thorough understanding of customers' markets, goals and internal systems creates the framework for such partnerships. Experience shows that this kind of partnership leads to higher levels of innovation and differentiation from the competition. Most importantly, the partnership can generate signficant savings for both companies, enabling Weyerhaeuser to emerge as a preferred partner as customers narrow their number of suppliers.

 All major businesses realized outstanding achievements in 1995:

  - The Pulp business, the world's largest producer of market pulp, attained record financial performance as a result of strong market demand, signficantly improved prices, effective control of operating costs and intense focus by employees upon business improvement plans.

  - Containerboard Packaging, one of North America's largest fully integrated producers of corrugated boxes, continued to grow and deliver solid financial performance and returns on capital during a year of increasingly difficult market conditions and fierce competition. A new containerboard machine at a joint venture, the Cedar River Paper Company, started up three months early, 12 percent below budget and cost, and reached design production level in five months. This facility also won the Occupational Safety and Health Administration's STAR Worksite Award for safety. Nine box plants were acquired from Westvaco. A linerboard machine at Plymouth, North Carolina, was rebuilt to produce 100 percent recycled board. The Valliant, Oklahoma, containerboard mill was honored by the company for surpassing two million work hours without a single lost workday.

  - The Fine Paper business nearly tripled its previous record profits and registered solid returns on capital through a combination of higher prices, record performance on all operating measures, product-mix enhancements and implementation of business improvement plans. Product quality measures and on-time delivery performance also reached record highs.

  - The Recycling business, one of the largest recyclers in North America, increased its volume of paper collected and processed by 35 percent, to
2.8 million tons. This business consistently ensures a steady stream of recycled fiber to Weyerhaeuser mills and strategic third-party customers. During the peak of 1995's volatile recycled fiber market, Weyerhaeuser's Recycling business contributed greatly to the fiber security of company mills while helping the paper industry progress toward its goal of 50 percent paper recovery by the year 2000. Nine new facilities were added in 1995, bringing the number of recycling collection centers to 36. The business plans to improve upon capital returns while doubling volume by 1998.

  - The Newsprint business also benefited from the upswing in prices, further growth with its key customers and operating improvements that helped deliver strong increases in earnings and returns in 1995. Through our newsprint joint venture, the North Pacific Paper Corporation (NORPAC), this business is the leading foreign supplier to markets in Japan. The
U.S. Department of Commerce awarded NORPAC its prestigious E-Award for excellence in export sales. An independent survey of domestic customers also recognized NORPAC as the leader in quality, service and overall customer satisfaction. Located in Longview, Washington, NORPAC also achieved record levels of safety performance, recording a year without a lost-time accident.

  - The Bleached Paperboard business successfully grew its market share throughout the Pacific Rim by increasing focus on customer requirements and new product introductions. It is a leading supplier to liquid packaging markets in Japan. A machine rebuild and the fiberline modernization at the Longview site were completed and will further strengthen Weyerhaeuser's competitive position.

 The sector's goals are to be valued by its customers as a source of world-class quality and distinctive customer service and to be recognized by shareholders as a source of superior returns and the creation of sustained value. These goals will be achieved by leading the industry in product quality through a better understanding of customer needs, cost efficiency through manufacturing excellence, and innovation in marketing, sales and product development.

Timberlands and Wood Products Statistical Data

Net Sales                           1995     1994     1993     1992     1991
--------------------------------  -------  -------  -------  -------  -------
(Millions of dollars)
Raw materials (logs, chips and
 timber)                          $ 1,102  $ 1,091  $ 1,021   $  872   $  843
Softwood lumber                     1,648    1,880    1,704    1,138      978
Softwood plywood and veneer           591      636      567      498      412
Oriented strand board, composite
 and other panel products             752      750      623      495      383
Hardwood lumber                       193      175      154      127      118
Engineered wood products              207      157      100       -        -
Miscellaneous products                438      303      299      287      214
                                  -------  -------  -------  -------  -------
                                  $ 4,931  $ 4,992  $ 4,468  $ 3,417  $ 2,948
                                  =======  =======  =======  =======  =======

Sales Volumes                        1995     1994     1993     1992     1991
---------------------------------   -----    -----    -----    -----    -----
(Millions)
Raw materials -- cubic feet           535      564      547      545      538
Softwood lumber -- board feet       4,515    4,402    4,230    3,440    3,269
Softwood plywood
 and veneer -- square feet (3/8")   2,324    2,685    2,435    2,227    2,135
Composite panels --
 square feet (3/4")                   648      660      626      590      685
Oriented strand board --
 square feet (3/8")                 1,931    1,803    1,672    1,484    1,205
Hardboard -- square feet (7/16")      201      167      140      133      114
Hardwood lumber -- board feet         293      254      240      218      219
Engineered wood products --
 lineal feet                          128       71       47       -        -
Hardwood doors (thousands)            648      617      556      514      525

Annual Production            Capacity   1995    1994    1993    1992    1991
--------------------         --------  ------  ------  ------  ------  ------
(Millions)
Logs -- cubic feet               -        914     671     673     749     782
Softwood lumber -- board feet  3,483    3,419   3,249   3,135   2,782   2,687
Softwood plywood and
 veneer -- square feet (3/8")  1,337    1,292   1,249   1,188   1,125     966
Composite panels --
 square feet (3/4")              607      583     594     564     540     493
Oriented strand board --
 square feet (3/8")            1,670    1,654   1,568   1,443   1,234   1,208
Hardboard --
 square feet (7/16")             130      124     122     120     118      90
Hardwood lumber --
 board feet                      409      278     229     221     210     196
Hardwood doors (thousands)       717      643     597     522     469     448

Principal Manufacturing Facilities
------------------------------------
Softwood lumber, plywood and veneer           35
Composite panels                               6
Oriented strand board                          5
Hardboard                                      1
Hardwood lumber                               11
Hardwood doors                                 1

 The company's Timberlands and Wood Products sector reported operating earnings of $808 million in 1995. While below the record earnings of $1.034 billion achieved in 1994, these results were, by historical standards, very good.

 The decrease from last year's record performance was caused by a drop in domestic housing starts resulting from higher mortgage interest rates in the first half of the year. Lower demand for wood products for North American new home construction was somewhat offset by remodeling and commercial building. The continued decline in western timber harvests coincided with the lower demand for wood products and maintained log and timber prices.

 The strong 1995 performance can be attributed to maintaining business focus and attaining the 1995 targets defined in the sector's 1990 improvement plans. Timberlands and Wood Products will continue this focus by relentlessly pursuing superior understanding of customer requirements and continuous improvements in operating performance. This strategy will also drive the $300 million in new pretax operating profit improvements that the Timberlands and Wood Products sector plans to put in place by the end of 1997.

 In 1995, Wood Products concentrated on reducing its operating costs, improving the recovery of products from raw materials and increasing overall product value. This focus on cost, productivity and value forms the cornerstone of the sector's improvement plans and encompasses thousands of opportunities. For example, improving saw design and the saw-filing process in a single mill eliminated over 700 truckloads of sawdust generated each year while producing higher value lumber and chips and, as a result, improved revenues. Replication of such practices throughout the system will make a major impact on Weyerhaeuser's bottom line.

 To improve productivity at mills, teams are concentrating on preventive maintenance by identifying potential failures before they can occur. To achieve this, Wood Products is installing advanced computer systems. As part of a systematic approach to maintenance, networked personal computers are used to place all vital data at employee fingertips - including safety procedures, work plans, preventive maintenance, scheduling information and parts inventories. The benefits are improved machine reliability, less unscheduled downtime, lower maintenance costs and increased worker safety.

 Markets for lumber softened from 1994 levels. However, by continuing to focus on customers, target segments and improving recovery, Wood Products was able to produce and market higher lumber volumes in all of its product regions. Weyerhaeuser's Wood Products businesses continue to benefit from the company's geographic diversification.

 Structural-panel demand and prices were strong in 1995. This was largely caused by the continued growth of engineered wood products and healthy demand in the repair and remodel market and in nonresidential construction.

 The Hardwood Lumber business delivered excellent returns in 1995, and the company acquired new hardwood facilities. Weyerhaeuser purchased two sawmills and 9,000 acres of forestlands from Diamond Wood Products in Oregon, as well as a mill in Sedro Woolley, Washington.

 The Building Materials Distribution business continues to maximize Weyerhaeuser's strength as an integrated supplier of wood products to North American markets. This business enables the company to meet a wide range of customer requirements and allows Weyerhaeuser-made products to reach their highest-value markets. The distribution business continued to expand its geographic reach by adding five new centers in 1995.

 Success in achieving profit improvements in all our businesses depends heavily on success in achieving work systems improvements. These improvements begin at the executive level, and for that reason, senior managers are modeling desired teaming behaviors and becoming "champions for change."

This is part of a larger strategy that includes benchmarking, training and implementing best work practices to contain cost and improve efficiency. Such training and benchmarking provide Weyerhaeuser people with a greater understanding of what it takes to excel in customer satisfaction, which, in turn, allows decision making at the level closest to the work process. The systems that emerge from such strong employee involvement benefit both customers and shareholders by giving all employees a greater role in meeting customer requirements.

 Weyerhaeuser's Timberlands operations, the world's largest private owner of merchantable softwood timber, provides a substantial portion of the wood fiber used in the company's manufacturing operations - from traditional solid-wood products and engineered fiber products to a variety of paper, pulp and packaging products.

 Since its founding in 1900, Weyerhaeuser has managed its forestlands by the principle of long-term stewardship. Forest-management practices have evolved dramatically in the last 95 years, driven by advances in scientific knowledge and shifts in public expectations. In 1966, for example, Weyerhaeuser began to systematically apply science to its timberlands to encourage the sustainable, vigorous growth of healthy, high-quality trees. The productivity and quality produced by 30 years of intensive forest management will begin to impact Weyerhaeuser's harvests within the next five years. By the year 2020, the company will have a 25 percent increase in yields on its land in the Pacific Northwest and a 70 percent increase in yields on its land base in the South. These high-quality forests should generate tremendous shareholder value in the future as they have done in the past.

 Today the company's vision of stewardship is even broader. Weyerhaeuser is aware of the need to address public expectations for managed industrial forests and the need to do so in a way that protects shareholder value. As a result, Weyerhaeuser is working with regulatory agencies to protect habitat for threatened and endangered species living in Weyerhaeuser forests while protecting the economic value of the land. In 1995, the company passed a major milestone when it obtained approval from the U.S. Fish & Wildlife Service for a Habitat Conservation Plan on 210,000 acres of the company's Millicoma Tree Farm near Coos Bay, Oregon. Under this plan, the company can both continue its harvesting operations and complement federal efforts for the recovery of the northern spotted owl.

 Also in 1995, the company further illustrated its leadership in habitat conservation by conducting the research needed to develop multi-species habitat management plans on 500,000 acres in Washington and Oregon. Working with adjacent landowners and other interested stakeholders, the company continues to conduct watershed analyses in major watersheds where it owns property in Washington and Oregon. These efforts comprise a key part of the solution to address concern over salmon habitat in Northwest forests, and many will eventually be part of the company's multi-species habitat management plans.

 In 1994, Timberlands further strengthened its stewardship commitment with the adoption of the Weyerhaeuser Forestry Resource Strategies. The Resource Strategies provide broad operating guidelines for producing a sustainable supply of wood while protecting the full range of natural resources found in the company's forests, including soil, water and wildlife. In 1995, Timberlands made substantial progress toward establishing specific stewardship goals and measurement standards in each of its operating regions.

 Intensive management of industrial forests has become a global industry.
To increase its competitive position, Weyerhaeuser is forming a joint-venture partnership with institutional investors to acquire timberlands and related assets around the world.

Real Estate and Financial Services.

 Sector earnings before the special charge were $13 million for the year compared with 1994 earnings of $18 million. High home mortgage interest rates in the early months of the year affected Weyerhaeuser's Real Estate and Financial Services businesses in 1995.

 The sector's business improvement plans are based on a dual strategy.
That strategy consists of liquidating assets that are impaired or poorly performing and increasing the focus on primary businesses and markets. Weyerhaeuser Real Estate Company is concentrating on home building and land development in Southern California, Las Vegas, Houston, Washington, D.C. and Puget Sound.

 Weyerhaeuser Financial Services is increasing loan production by using existing locations and expanded strategic alliances. Loan quality, customer satisfaction and cost-effectiveness are being improved by applying state-of-the-art technology to originating, processing and servicing loans.

 In 1995, the company announced that it was taking a charge to earnings to reflect revaluation of certain real estate assets within Weyerhaeuser Real Estate Company and Weyerhaeuser Financial Services. The after-tax amount of the charge was $184 million. The charge was recorded to comply with a Financial Accounting Standards Board statement, which changes the method of valuing long-lived assets and assets to be disposed of, and by the company's decision to accelerate the disposition of some of the affected real estate assets. The company plans to dispose of most of the impaired assets over the next two years.

1995 Events and Accomplishments

People

 Safety remains the highest priority for Weyerhaeuser people. Lost-time accidents decreased 30 percent - from a rate of 1.17 per 100 employees in 1994 to 0.86 per 100 employees in 1995. Over the past five years, the lost-time accident rate has improved 70 percent, a tribute to the efforts and vigilance of Weyerhaeuser employees everywhere.

 Many Weyerhaeuser units achieved outstanding safety milestones in 1995.
The Valliant, Okla., containerboard mill surpassed two million work hours without a single lost workday. The Mississippi/Alabama Timberlands team completed nine years, more than 1.3 million workhours without a lost-time accident or injury. North Carolina Timberlands surpassed five years, or
1.5 million workhours without a lost-time accident. A Weyerhaeuser joint venture, the Cedar River Paper Company, won the U.S. Occupational Safety and Health Administration's STAR Worksite Award for safety, and another joint venture, the North Pacific Paper Corporation, achieved a new record for safety performance and recorded a year without a lost-time accident.

 In May, Weyerhaeuser President John W. Creighton, Jr., formed a task force to help foster diversity in the workplace - a corporate area of emphasis outlined in 1995.

 Two pioneers of High Yield Forestry passed away: George R. Staebler, former director of forestry research, and Royce O. Cornelius, former chief forest engineer. Both were retired.

 Norton Clapp, former Weyerhaeuser president and chairman of the board, died in April. During his 36 years of service to Weyerhaeuser Company, Clapp served as company secretary, vice president, president, director and chairman of the board. Clapp served as president during a pivotal period in its growth - from 1960 to 1966 - and made significant civic contributions both locally and nationally.

Customers

Pulp, Paper and Packaging's box plant in Cedar Rapids, Iowa, achieved a major quality milestone by registering under ISO 9000 standards. ISO, the only internationally recognized quality standard, defines a model for quality systems. The registration process requires extensive documentation of quality processes, direct evidence of quality system effectiveness and periodic audits to ensure conformance with registration requirements.

 Wood Products carried its Manufacturing Excellence Award program into its second year. The award encourages all manufacturing units to attain top-quartile performance in their respective businesses and to raise standards of manufacturing to world-class levels. Winners were the Elkin, N.C., oriented strand board (OSB) mill, which also won the award in 1994; the Grayling, Mich., OSB mill, and the Marshfield, Wis., Steam-Thru particleboard facility, which was a finalist last year.

 Weyerhaeuser Canada's Edson, Alta., OSB mill was awarded the Structural Board Association's Ron Baker Memorial Award for Manufacturing Excellence. The international award recognizes superior quality, productivity, environmental sensitivity and safety. Weyerhaeuser's Drayton Valley, Alta., OSB mill finished second.

 Secretary of Commerce Ron Brown presented the NORPAC newsprint mill in Longview, Wash., with a Presidential "E" Award for Excellence in Exporting. The company was recognized for its success in international markets.
President John W. Creighton, Jr., was named the 1995 recipient of the prestigious Prime Minister's Trade Award by the Japanese government. The award is given annually to an individual whose contributions have helped improve the balance of trade and promote mutual understanding on trade issues.

Citizenship

 Fortune magazine ranked Weyerhaeuser number one among forest products companies for "responsibility to the community and environment" in its
1994 Corporate Reputation Survey. Weyerhaeuser demonstrated its environmental leadership in 1995 by:

  - Completing ten watershed analyses in Washington and Oregon. Weyerhaeuser has completed 21 assessments in the Northwest covering 446,000 acres of its forestland since 1993.

  - Achieving capability to manufacture elemental chlorine-free pulp products at all of its bleached kraft mills.

  - Converting its containerboard machines in Plymouth, N.C., and North Bend, Ore., to use 100 percent recycled wastepaper.

  - Signing a Memorandum of Understanding with the U.S. Forest Service and USFWS to protect the red-cockaded woodpecker by managing habitat on Weyerhaeuser lands near the Croatan National Forest in eastern North Carolina.

  - Receiving the American Forest & Paper Association's Environmental and Energy Achievement Award for air-pollution control at the company's Grayling, Mich., OSB mill.

  - Signing a partnership agreement with the National Wild Turkey Federation to promote conservation of the wild turkey on 2.6 million acres of Weyerhaeuser forestlands in the South. The agreement formalizes a cooperative relationship that Weyerhaeuser has had with the Federation for many years.

  - Reaching agreement with five environmental groups to develop management criteria for protecting wildlife habitat, water quality, unique wetlands sites and rare plants on the company's lands on the Albemarle-Pamlico Peninsula in North Carolina. The agreement with the Environmental Defense Fund, National Audubon Society, Sierra Club, North Carolina Wildlife Federation and North Carolina Coastal Federation brings to a close the groups' legal challenge of the company's forestry practices on those lands.

 The Washington State Department of Transportation, the Rocky Mountain Elk Foundation and Weyerhaeuser Company jointly opened the Charles W. Bingham Forest Learning Center. Located near the Mount St. Helens National Volcanic Monument, the Forest Learning Center was dedicated on May 18, the fifteenth anniversary of the volcano's eruption.

 The Weyerhaeuser Company Foundation, the company's principal vehicle for philanthropy, was recognized by the Professional Educators of North Carolina, Inc., for outstanding service to education. In 1995, the Foundation surpassed the $100 million mark for contributions made since 1948.

1995 Financial Report

Highlights

Dollar amounts in millions except per-share figures         1995       1994
---------------------------------------------------      ---------   --------
Net sales and revenues                                    $11,788    $10,398
Net earnings before special charge                            983        589
Less: special charge(1)                                       184        -
                                                          --------   --------
Net earnings                                                  799        589
                                                          --------   --------
Cash flow from operations, before working capital changes   1,856      1,260
Capital expenditures (including acquisitions in 1995)       1,119      1,102
Total assets                                               13,253     13,158
Shareholders' interest                                      4,486      4,290

                                               1995
                               -------------------------------------
                                   Before      (1) Special
                               Special Charge     Charge       Net      1994
                               --------------  ------------  -------  -------
Net earnings per common share:
 First quarter                     $ 1.00                    $ 1.00      .62
 Second quarter                      1.21                      1.21      .62
 Third quarter                       1.37           (.90)       .47      .71
 Fourth quarter                      1.25                      1.25      .91
                                -------------  ------------  -------  -------
                                   $ 4.83         $ (.90)    $ 3.93   $ 2.86
                                -------------  ------------  -------  -------

(1) The after-tax charge of $184 million ($290 million less income taxes of $106 million) results from two related actions: (1) the implementation of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which required the company to change its method of valuing long-lived assets, and (2) the company's decision to accelerate the disposition of some of the affected assets.

The consolidated financial statements include: (1) Weyerhaeuser Company (Weyerhaeuser), which is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, and
(2) real estate and financial services including Weyerhaeuser Real Estate Company, which is involved in real estate development and construction, and Weyerhaeuser Financial Services, Inc., whose principal subsidiary is Weyerhaeuser Mortgage Company.

Description of the Business of the Company, page 35.  Financial Review, page
40. Report of Independent Public Accountants, page 44. Consolidated Statement of Earnings, page 45. Consolidated Balance Sheet, page 46. Consolidated Statement of Cash Flows, page 48. Consolidated Statement of Shareholders' Interest, page 50. Notes to Financial Statements, page 51. Historical Summary, page 68.