Form 10-K, Exhibit 13
period 1995-12-31
WEYERHAEUSER CO
filed 1996-03-15
CIK 106535

Description of the Business of the Company

Weyerhaeuser Company (the company) was incorporated in the state of Washington in January 1900 as Weyerhaeuser Timber
Company. It is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, real estate development and construction, and financial services.

The company has 39,400 employees, of whom 37,500 are employed in its timber-based businesses, and of this number, approximately 17,000 are covered by collective bargaining agreements, which generally are negotiated on a multi-year basis.

Approximately 1,900 of the company's employees are involved in the activities of its real estate and financial services subsidiaries.

The major markets, both domestic and foreign, in which the company sells its products are highly competitive, with numerous strong sellers competing in each. Many of the company's products also compete with substitutes for wood and wood fiber products. The real estate and financial ser-vices subsidiaries also operate in highly competitive mar-kets, competing with numerous regional and national firms in real estate development and construction and in financial services.

In 1995, the company's sales to customers outside the United States totaled $2.9 billion (including exports of $1.9 bil-lion from the United States and $1 billion of Canadian export and domestic sales), or 25 percent of total consolidated sales and revenues. The company believes these sales contributed a higher proportion of aggregate operating profits (see Note 2 of Notes to Financial Statements). All sales to customers outside the United States are subject to risks related to international trade and to political, economic and other factors that vary from country to country.

Principal Business Segments

Timberlands and Wood Products

The company owns approximately 5.3 million acres of com-mercial forestland in the United States (49 percent in the South and 51 percent in the Pacific Northwest), most of it highly productive and located extremely well to serve both domestic and international markets. The company has, addi-tionally, long-term license arrangements in Canada covering approximately 18.9 million acres (of which 14 million acres are considered to be productive forestland). The combined total timber inventory on these U.S. and Canadian lands is approximately 244 million cunits (a cunit is 100 cubic feet of solid wood), of which approximately 75 percent is soft-wood species. The relationship between cubic measurement and the quantity of end products that may be produced from timber varies according to the species, size and quality of timber, and will change through time as the mix of these variables changes. To sustain the timber supply from its fee timberlands, the company is engaged in extensive planting, suppression of nonmerchantable species, precommercial and commercial thinning, fertilization and operational pruning, all of which increase the yield from its fee timberland acreage.

The company's wood products businesses produce and sell softwood lumber, plywood and veneer; composite panels;
oriented strand board; hardboard; hardwood lumber and plywood; doors; treated products; logs; chips and timber.
These products are sold primarily through the company's own sales organizations. Building materials are sold to whole-salers, retailers and industrial users.

Dollar amounts in millions    1995     1994     1993     1992     1991
--------------------------   ------   ------   ------   ------   ------
Net sales:
Raw materials (logs, chips
 and timber)                 $1,102   $1,091   $1,021   $  872   $  843
Softwood lumber               1,648    1,880    1,704    1,138      978
Softwood plywood and veneer     591      636      567      498      412
Oriented strand board,
 composite and other panels     752      750      623      495      383
Hardwood lumber                 193      175      154      127      118
Engineered wood products        207      157      100       -        -
Miscellaneous products          438      303      299      287      214
                             ------   ------   ------   ------   ------
                             $4,931   $4,992   $4,468   $3,417   $2,948
                             ======   ======   ======   ======   ======
Approximate contributions
 to earnings (1)             $  808   $1,034   $  891   $  515   $  155
                             ======   ======   ======   ======   ======

(1) After net restructuring charges of $152 million in 1991.

Pulp, Paper and Packaging

The company's pulp, paper and packaging businesses include:
Pulp, which manufactures chemical wood pulp for world markets; Newsprint, which manufactures newsprint at the company's North Pacific Paper Corporation mill and markets it to West Coast and Japanese newspaper publishers; Paper, which manufactures and markets a range of both coated and uncoated fine papers through paper merchants and printers; Containerboard Packaging, which manufactures linerboard and corrugating medium, which is primarily used in the production of corrugated packaging, and manufactures and markets industrial and agricultural packaging; Paperboard, which manufactures and markets bleached paperboard, used for production of liquid containers, to West Coast and Pacific Rim customers; Recycling, which operates an extensive wastepaper collection system and markets it to company mills and worldwide customers; and Chemicals, which produces chlorine, caustic and tall oil, which are used principally by the company's pulp, paper and packaging operations.

In 1993, the Personal Care Products business, which manufac-tured disposable diapers sold under the private-label brands of many of North America's largest retailers, was sold through an initial public offering of stock.

Dollar amounts in millions     1995     1994     1993     1992     1991
--------------------------    ------   ------   ------   ------   ------
Net sales:
Pulp                          $1,616   $1,012   $  823   $  711   $  803
Newsprint                        508      356      322      326      288
Paper                          1,001      664      648      673      655
Paperboard and containerboard    325      240      255      321      361
Packaging                      1,863    1,495    1,302    1,323    1,175
Recycling                        266      121       77       93       90
Chemicals                         63       45       32       31       34
Personal care products            -        -        -       514      450
Miscellaneous products            40      133      120      117      147
                              ------   ------   ------   ------   ------
                              $5,682   $4,066   $3,579   $4,109   $4,003
                              ======   ======   ======   ======   ======
Approximate contributions
 to earnings (1)              $1,181   $  211   $   61   $  251   $  108
                              ======   ======   ======   ======   ======

(1) After net restructuring charges of $129 million in 1991.

Real Estate

The company, through its real estate subsidiary, Weyerhaeuser Real Estate Company, is engaged in developing single-family housing and residential lots for sale, including the development of master-planned communities.
Operations are mainly concentrated in selected metropolitan areas in Southern California, Nevada, Washington, Texas,
Maryland and Virginia.

Dollar amounts in millions      1995    1994     1993     1992     1991
--------------------------    -------  -------  -------  -------  -------
Net sales and revenues:
Single-family units           $  563   $  686   $  615   $  569   $  591
Multi-family units                -        26       30        4       16
Residential lots                  60       65       43       39       25
Commercial lots                   29        7       41        6       17
Commercial buildings               4       35        3        5       30
Acreage                           36       20       27       20       16
Other                             31       72       70       47       49
                              -------  -------  -------  -------  -------
                              $  723   $  911   $  829   $  690   $  744
                              =======  =======  =======  =======  =======
Approximate contributions
 to earnings (1)              $ (231)  $    7   $   18   $   13   $ (175)
                              =======  =======  =======  =======  =======

(1) After a special charge of $232 million to dispose of certain real estate assets in 1995 and restructuring charges of $155 million in 1991.

Financial Services

The company, through its financial services subsidiary, Weyerhaeuser Financial Services, Inc., is involved in a range of financial services. The principal operating unit is Weyerhaeuser Mortgage Company, which has origination offices in 14 states, with a servicing portfolio of $11 billion covering approximately 136,000 loans throughout the country. Mortgages are resold in the secondary market through mortgage-backed securities to financial institutions and investors. Through its insurance services organization, it also offers a broad line of property, life and disability insurances.

GNA Corporation, a subsidiary that specialized in the sale of life insurance annuities and mutual funds to the cus-tomers of financial institutions, was sold in April 1993.
Republic Federal Savings & Loan Association, a subsidiary that operated in Southern California through 1991, was dissolved in 1992.

Dollar amounts in millions            1995    1994    1993    1992    1991
--------------------------          ------- ------- ------- ------- -------
Net sales and revenues:
Interest                            $   76  $   84  $  110  $  144  $  209
Investment income                        3       2     116     452     454
Loan origination and servicing fees     84      88     127     103      98
Premiums                                 9      10      14      21      19
Other revenues                          24      22      34     112      82
                                    ------- ------- ------- ------- -------
                                    $  196  $  206  $  401  $  832  $  862
                                    ======= ======= ======= ======= =======
Approximate contributions
 to earnings (1)                    $  (46) $   11  $   76  $   68  $   60
                                    ======= ======= ======= ======= =======

(1) After a special charge of $58 million to dispose of certain real estate assets in 1995 and a $42 million gain on sale of GNA Corporation in 1993.

Corporate and Other

Corporate and other includes nursery and garden supply prod-ucts, which are sold primarily to retailers and landscapers by the company's sales force; marine transportation; and miscellaneous corporate activities.

Dollar amounts in millions    1995     1994     1993     1992     1991
--------------------------  -------  -------  -------  -------  -------
Net sales                   $  256   $  223   $  269   $  220   $  216
                            =======  =======  =======  =======  =======
Approximate contributions
 to earnings (1)            $ (217)  $ (142)  $  (46)  $ (107)  $ (148)
                            =======  =======  =======  =======  =======

(1) After net restructuring charges of $9 million in 1991 and a $70 million gain on disposal of infant diaper business in 1993.

Environmental Matters

In 1990 the northern spotted owl was listed as a threatened species under the Endangered Species Act (ESA).
In 1992 the marbled murrelet was listed as a threatened species under the ESA. Certain Snake River salmon runs have been listed as threatened or endangered under the ESA. The National Marine Fisheries Service has proposed listing coho salmon that spawn in Oregon coastal rivers and some cutthroat trout as a threatened species.
Petitions have been filed to list certain Pacific
Northwest salmon runs and other fish populations as threatened or endangered under the ESA. A consequence of these listings has been, and a possible consequence of future listings may be, reductions in the sale and harvest of timber on federal timberlands in the Pacific Northwest.
Requirements to protect habitat for threatened and endangered species on non-federal timberlands has resulted, and may in the future result, in restrictions on timber harvest on some non-federal timberlands in the Pacific Northwest, including some timberlands of the company. The listing of the red-cockaded woodpecker as an endangered species under the ESA has had some impact on the harvest of public and private timber in the southeastern United States, but has had little impact on the company's timberlands. Forest practice acts in some of the states in which the company has timber increasingly impact present or future harvests and forest management activities. In addition, the statutory requirements with respect to the protection of wetlands and threatened or endangered species may affect future harvest and forest management practices on some of the company's southern timberlands.

In April 1994, the Clinton administration adopted its plan with respect to management of federal timberlands in the Pacific Northwest. This plan has reduced timber sales from certain federal lands in western Washington, western
Oregon and northern California by more than 75 percent from harvest levels in the 1980s. This reduction in federal timber sales will seriously reduce log supplies to many independent sawmills that have been important suppliers of wood chips to the company's pulp and paper mills in Washington and Oregon. The company anticipates that there will be alternate sources of wood chips or other fiber.

The administration also has stated that reduced timber harvest on federal lands will provide the opportunity to clarify the uncertainty surrounding federal policies for protection of northern spotted owls on some private lands. On February 7, 1995, the administration proposed a special rule to clarify federal harvest restrictions on some private lands in Washington and California. The company believes that the regulatory changes might ultimately allow it to harvest fee timber in some areas where it has not been operating because of uncertainties regarding regulations intended to protect the northern spotted owl. Whether those regulatory changes will be implemented is uncertain. If those regulatory changes are not implemented, the company may not harvest some timber that it otherwise might harvest in late 1996 and 1997.

Because those regulatory changes may not be implemented, and in order to avoid existing uncertainty under the ESA, the company, in February 1995, developed a Habitat
Conservation Plan (HCP) and obtained from the United
States Fish and Wildlife Service an Incidental Take Permit with respect to northern spotted owls on most of its Oregon coastal timber lands. That HCP establishes a protocol for the harvest of timber and the protection of the northern spotted owl on those timberlands and is expected to remain in effect for at least 50 years. The company believes the most effective way to manage its timberlands for the growth and harvest of timber and the protection of wildlife and fish habitat is to develop comprehensive plans for the management of all the resources on those timberlands. Accordingly, the company is seeking to develop HCPs or other arrangements with federal and state fish and wildlife agencies for some other parts of its Pacific Northwest timberlands that would address the protection of wildlife and fish habitat for both listed and non-listed species.

The combination of the forest management and harvest restrictions and impacts described in the preceding four paragraphs has increased operating costs, resulted in in-creases in the value of timber and logs from the company's
Pacific Northwest timberlands, and contributed to increases in the prices paid for wood products and wood chips. The company does not know whether these effects will continue. One additional effect may be the continuation of some reduced usage of, and some substitution of other products for, lumber and plywood.

The company does not believe that the restrictions and impacts described in the above paragraphs have had, or in 1996 or 1997 will have, a significant effect on the com-pany's total harvest of timber, although they may have such an effect in the future.

In addition to the foregoing, the company is subject to federal, state or provincial and local air, water and land pollution control, solid and hazardous waste management, disposal and remediation laws and regulations in all areas in which it has operations, and to market demands with respect to chemical content of some products and use of re-cycled fiber. Compliance with these laws, regulations and demands usually involves capital expenditures as well as operating costs. The company cannot easily quantify future amounts of capital expenditures required to comply with these laws, regulations and demands, or the impact on operating costs, because in some instances compliance standards have not been developed or have not become final or definitive. In addition, compliance with standards frequently serves other purposes such as extension of facility life, increase in capacity, changes in raw material requirements, or increase in economic value of assets or products. While it is difficult to isolate the environmental component of most manufacturing capital projects, the company estimates that capital expenditures for environmental compliance were approximately 5 percent of total capital expenditures in 1995. Based on its understanding of current regulatory requirements, the company expects that this percentage will range from 10 to 11 percent of total capital expenditures in 1996 and 1997.

The company is involved in the environmental remediation of numerous sites, including 41 superfund sites where the company has been named as a potentially responsible party.
Some of the sites are on property presently or formerly owned by the company where the company has the sole obligation to remediate the site or shares that obligation with one or more parties, and others are third-party sites involving several parties who have a joint and several obligation to remediate the site. The company's liability with respect to these sites ranges from insignificant at some sites to substantial at others, depending on the quantity, toxicity and nature of materials deposited by the company at the site and, with respect to some sites, the number and economic viability of the other responsible parties.

The company spent $39 million in 1995 and expects to spend
$29 million in 1996 on environmental remediation of these sites. It is the company's policy to accrue for environ-mental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $120 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes.

An Environmental Protection Agency (EPA) regulation under
Title 5 of the Clean Air Act requires additional operating permits at many of the company's manufacturing operations.
Although significant work is required to prepare the permit applications in 1996 and 1997, the company anticipates that it will be able to obtain the necessary permits.

The company has continued to make substantial progress in reducing the minute amount of dioxin that had previously been detected in wastewater effluent, sludge and pulp from the company's bleached kraft pulp mills. Using EPA quantitation limits, the company's analysis of its effluent discharge reveals no detectable levels of dioxin at any of the company's pulp mills.

The EPA published proposed regulations on December 17, 1993, known as the "cluster rules," which would establish maximum achievable control technology standards for non-combustion sources under the Clean Air Act, and the development of revised wastewater effluent limitations under the Clean Water Act. The company's operations are well positioned to meet the proposed limits for dioxin.
However, if the cluster rules are adopted as proposed, they will require the company to commit additional capital to further reduce air emissions and wastewater discharges by 1999. Preliminary estimates of that additional capital range as high as $400 million, which may further increase the annual percentage of the company's total capital expenditures devoted to environmental compliance. The EPA has indicated that it is considering reproposing the cluster rules. If the cluster rules are reproposed, the company's understanding of the potential effect is that it will significantly reduce the amount and timing of capital expenditures to comply with the rules.

Financial Review

Results of Operations

1995 Compared With 1994

The company's consolidated net sales and revenues increased 13 percent to a record $11.8 billion in 1995 compared with $10.4 billion in 1994. The pulp, paper and packaging segment accounted for $5.7 billion of this record performance, 40 percent over its sales of $4.1 billion in 1994, with strong year-to-year improvement in all product lines. These markets have weakened in the fourth quarter, and this weakness may persist in 1996 as customers continue to reduce inventories. The timberlands and wood products segment sales of $4.9 billion approximated last year's. The real estate and financial services segments had combined sales of $919 million, down from last year's $1.1 billion, largely attributable to declines in single-family home sales.

The company also achieved record earnings of $799 million, or $3.93 per common share, in 1995, which was 36 percent over the $589 million, or $2.86 per common share, recorded in 1994. The 1995 earnings were net of an after-tax charge of $184 million ($290 million pretax), or 90 cents per common share, within the real estate and financial services segments. The 1994 earnings included a net contribution of $.03 per common share for the return of countervailing duty by the U.S. government against Canadian lumber imports and the expected cost of postretirement benefits for Canadian employees.

Operating earnings in the timberlands and wood products segment were $808 million, down from the record $1 billion for the previous year. This was attributable to price declines primarily in softwood lumber, caused by a drop in domestic housing starts.

The pulp, paper and packaging segment posted record operat-ing earnings of $1.2 billion in 1995 compared with $211 million earned in 1994. Significant price improvement over the prior year and ongoing improvements in operations were the key factors in recovery in this segment.

The company's real estate and financial services segments recorded a combined operating loss of $277 million for the year after reflecting the $290 million special charge that came from two related actions: (1) the implementation of Statement of Financial Accounting Standards (SFAS) No.
121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which required the company to change its method of valuing long-lived assets, and (2) the company's decision to accelerate the disposition of some of the affected assets. Before these actions, the combined segments earned $13 million compared with $18 million in 1994.

Weyerhaeuser's cost of products sold as a percentage of net sales decreased to 69 percent in 1995 compared with 73 percent in 1994. The company continued to benefit from its mill modernization program and implementation of its business improvement plans, offset in part by the costs associated with higher sales activity, principally in the pulp, paper and packaging segment. Depreciation expense increased over the prior year as a result of the completion and start-up of several mill modernization projects in late 1994 in the pulp, paper and packaging segment. The expansion of the company's Performance Share
Plan to include all employees was the major contributor to the $109 million increase in selling, general and administrative expenses. Contributions made by the company into this plan are invested in company stock on behalf of each employee. The size of the contribution, if any, is decided by the board of directors each year on the basis of that year's profits and the company's performance relative to its competition.

Excluding the revaluation charge, the decrease in costs and operating expenses of the real estate and financial services segments are in line with the reduced sales activity.

Other income (expense) is an aggregation of both recurring and occasional income and expense items and, as a result, fluctuates from period to period. No individual income
(expense) item in 1995 was significant in relation to net earnings.

Weyerhaeuser's interest expense incurred was up $34
million over the prior year as a result of prefunding 1995 debt maturities that were due late in the year as well as an increase in the company's combined long- and short-term debt levels. Capitalized interest was $16 million less than the prior year as mill modernization projects at Longview, Washington, and Plymouth, North Carolina, were completed.


1994 Compared With 1993

The company's 1994 consolidated sales and revenues were $10.4 billion, a 9 percent increase over the $9.5 billion reported last year. Net earnings were $589 million, or $2.86 per common share, compared with 1993 net earnings of $579 million, or $2.83 per common share. 1994 earnings included the return of countervailing duty by the U.S.
government against Canadian lumber imports and the expected cost of postretirement benefits for Canadian employees. The net effect of these two items contributed
$.03 per common share. 1993 earnings included gains of

$132 million, or $.65 per common share, from the sale of assets and extinguishment of debt, and a $15 million, or $.08 per common share, charge to earnings to reflect the revised 1993 federal corporate tax rate in the company's deferred tax accounts.

The continuation in 1994 of the company's major mod-ernization projects, started in 1993, accounted for the significant increase in capitalized interest from year to year.

The significant changes from 1993 in other income were attributable to the $70 million pretax gain on the disposal of the company's investment in the infant diaper business and the real estate and financial services pretax gain of $42 million on the sale of GNA Corporation, both in 1993.

The timberlands and wood products segment posted record operating earnings of $1 billion in 1994, which was a 16 percent increase over the $891 million reported in 1993.
Sales for this segment were $5 billion, up 12 percent over the $4.5 billion reported in 1993. This segment posted record performances during 1994 as the businesses continued to accomplish their business improvement plans, timber supplies remained tight and markets remained strong throughout the year.

The pulp, paper and packaging segment's 1994 operating earnings were $211 million, up substantially from 1993's
$61 million. This segment reported sales of $4.1 billion for the year, an increase of 14 percent over the $3.6 billion in 1993. Strong demand coupled with continued price improvement over the prior year in both the domestic and export pulp, paper and packaging markets were the key factors in this recovery.

The combined real estate and financial services segments earned $18 million in 1994 compared with 1993 earnings of $94 million, which included a pretax gain of $42 million on the sale of GNA Corporation as well as one quarter of GNA operating results.


1993 Compared With 1992

Consolidated sales and revenues in 1993 were $9.5 billion, an increase of 3 percent over 1992. Net earnings were $579 million, or $2.83 per common share, up from 1992 net earnings of $372 million, or $1.83 per common share.
Included in 1993 net earnings were after-tax gains of:

 . $52 million, or $.25 per common share, from the extinguishment of debt, which was reported as an extraordinary item.

 . $44 million, or $.22 per common share, from the sale of the infant diaper business.

 . $36 million, or $.18 per common share, from the sale of GNA Corporation, a wholly owned subsidiary.

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

The significant decrease in financial services interest expense was due to the liquidation of Republic Federal
Savings & Loan Association during 1992 and the sale of GNA
Corporation in early 1993. In addition, accelerated prepay-ments caused by mortgage refinancings significantly reduced collateralized mortgage obligation bonds.

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

The real estate and financial services segments had oper-ating earnings of $94 million in 1993 compared with $81 million in 1992.

As a part of the GNA Corporation sales transaction, the company assumed $225 million of GNA debt.

Liquidity and Capital Resources

General

The company is committed to the maintenance of a sound, conservative capital structure. This commitment is based upon two considerations: the obligation to protect the under lying interests of its shareholders and lenders, and the desire to have access, at all times, to major financial markets.

The important elements of the policy governing the company's capital structure are as follows:

 . To view separately the capital structures of Weyerhaeuser Company, Weyerhaeuser Real Estate Company and Weyerhaeuser Financial Services, Inc., given the very different nature of their assets and business activities. The amount of debt and equity associated with the capital structure of each will reflect the basic earnings capacity, real value and unique liquidity characteristics of the assets dedicated to that business.

 . The combination of maturing short-term debt and the structure of long-term debt will be managed judiciously to minimize liquidity risk. Long-term debt maturities are shown in Note 14 of Notes to Financial Statements.

Operations

The company's consolidated financial position was very strong in 1995 as it generated $1.9 billion of cash flow from operations before working capital changes compared with $1.3 billion in 1994.

Cash flow from operations before changes in working capital by business segment was as follows:

Dollar amounts in millions         1995        1994        1993
-----------------------------    ---------   ---------   ---------
Timberlands and wood products    $ 1,026     $ 1,226     $ 1,052
Pulp, paper and packaging          1,567         530         326
Real estate                           23          16          29
Financial services                    46          33          12
Corporate and other                 (806)       (545)       (437)
                                 ---------   ---------   ---------
                                 $ 1,856     $ 1,260     $   982
                                 =========   =========   =========

Weyerhaeuser's net working capital at December 31, 1995, increased $321 million from the previous year-end. Signifi-cant factors were an increase of $148 million in inventories and prepaid expenses, excluding acquisitions, and a net reduction of $196 million in current portion of long-term debt, as the 9 1/4 percent and 9.36 percent notes totaling $300 million, due in 1995, were paid.

Real estate and financial services segments cash flow from operations was down in 1995. Loan origination activity exceeded loan sales in the mortgage banking operations compared with the previous year when sales exceeded origination activity, creating a net change of $378 million from year to year.

Significant non-recurring items that impacted the cash flow from operations in 1993 were the $52 million gain on extinguishment of debt, net of income tax, which was re-corded as an extraordinary item; the pretax gain of $70 million from the sale of the company's infant diaper business; and the pretax gain of $42 million from the sale of GNA Corporation.


Investing

Capital expenditures amounted to $1.1 billion in 1995, including acquisitions, and $1.1 billion in 1994. They are currently expected to approximate $900 million in 1996;
however, the expenditures could be increased or decreased as a consequence of future economic conditions. The company had approximately $269 million in capital expenditures committed on major projects at year-end 1995 including construction of its new oriented strand board mill in West Virginia as well as environmental and productivity improvement projects at the New Bern, North
Carolina, and Kamloops, British Columbia, pulp and paper complexes. In addition, near year-end, the company announced that it had signed an agreement to acquire
241,000 acres of southern private commercial forestland.
The ultimate purchase price could range up to $275 million.

Recent capital spending, including acquisitions, has been in the following areas:

Dollar amounts in millions           1995      1994      1993
-----------------------------       -------   -------   -------
Timberlands and wood products       $  508    $  257    $  241
Pulp, paper and packaging              562       794       652
Corporate and other                     49        51        74
                                    -------   -------   -------
                                    $1,119    $1,102    $  967
                                    =======   =======   =======

Capital assets acquired in 1995, using $77 million of cash and $46 million of the company's treasury shares, were three hardwood lumber mills, timber and timberlands, nine corrugated packaging plants and five recycling collection facilities.

The change from 1994 to 1995 in the financial services segment was the result of the sale of adjustable-rate mort-gages and partnership distributions in 1995 compared with partnership investments made and the sale of mortgage-backed certificates in 1994.


Financing

The increases in sales of debentures and industrial revenue bonds and related payments on debentures, commercial paper and other debt by Weyerhaeuser in 1995 compared with the prior year are a result of replacing maturing and higher cost debt with lower-priced instruments.

Real estate and financial services segments used the proceeds from the sale of adjustable-rate mortgages and mortgage loans to reduce total debt from the 1994 ending balance.

Cash dividends paid on common shares amounted to $306 million in 1995 and $247 million in 1994. The increase in 1995, compared with 1994, is a result of increasing the quarterly dividend on common shares from 30 cents to 40 cents in the second quarter. Although common share dividends have exceeded the company's target payout ratio in recent years, it is our intent, over time, to pay dividends to our common shareholders in a range of 35 to 45 percent of common share earnings.

As a part of its 10 million share repurchase program an-nounced in the second quarter of 1995, the company had ac-quired 8.5 million common shares by year-end at a cost of $379 million.

To ensure its ability to meet future commitments, Weyerhaeuser Company, Weyerhaeuser Real Estate Company and
Weyerhaeuser Mortgage Company, a subsidiary of Weyerhaeuser Financial Services, Inc., have established at year-end 1995 unused bank lines of credit in the maximum aggregate sum of approximately $2.5 billion. None of the entities is a guarantor of the borrowings of the others under any of these credit facilities.


Contingencies

The company is a party to legal proceedings and environmen-tal matters generally incidental to its business. Although the final outcome of any legal proceeding or environmental matter is subject to a great many variables and cannot be predicted with any degree of certainty, the company presently believes that the ultimate outcome resulting from these proceedings and matters would not have a material effect on the company's current financial position, liquidity or results of operations; however, in any given future reporting period, such proceedings or matters could have a material effect on results of operations.


Accounting Matters

Pronouncements

During the year, the company implemented the following pronouncements of the Financial Accounting Standards Board
(FASB):

 . Statement of Financial Accounting Standards (SFAS) No.
114, "Accounting by Creditors for Impairment of a Loan."

 . SFAS No. 118, "Accounting by Creditors for Impairment of a
Loan -- Income Recognition and Disclosures," which amended
SFAS No. 114.

 . SFAS No. 121, "Accounting for the Impairment of Long-Lived
Assets and for Long-Lived Assets to Be Disposed Of."

 . SFAS No. 122, "Accounting for Mortgage Servicing Rights -- an Amendment of FASB Statement No. 65."

These statements are described in Note 1, Summary of Significant Accounting Policies, of Notes to Financial
Statements.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which requires companies to change what they disclose about their employee stock-based compensation plans, recommends that they change the accounting for these plans to a fair-value based method and requires those companies that do not change their accounting to disclose what their earnings and earnings per share would have been if they had changed. This disclosure is applicable for financial statements for fiscal years beginning after December 15, 1995. The company will continue to account for these plans using the method of accounting prescribed by Accounting Principles Board
Opinion No. 25 and will conform to the disclosure requirements of SFAS No. 123 for the fiscal year 1996.


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

Other

The company has embarked on a new series of business improvement plans which targets $600 million in pretax operating improvements measured in 1994 prices and costs by year-end 1997.

In 1995, the company announced that it is in private discussions with potential financial investors about the possibility of forming a joint-venture partnership that would make investments in timberlands and related assets around the world. The size of the venture, of which the company would be a 50 percent owner, would depend upon the specific investments made, but could ultimately reach
$1.5 billion over time. The company's contribution to the joint venture would be U.S. timberlands (with a market value of approximately $260 million) and cash, while the investors' group would provide cash contributions of an equal amount.


Report of Independent Public Accountants

To the shareholders of Weyerhaeuser Company:

We have audited the accompanying consolidated balance sheets of Weyerhaeuser Company (a Washington corporation) and subsidiaries as of December 31, 1995, and December 25, 1994, and the related consolidated statements of earnings, cash flows and shareholders' interest for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Weyerhaeuser Company and subsidiaries as of December 31, 1995, and December 25, 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


Seattle, Washington,
February 12, 1996                ARTHUR ANDERSEN LLP

Consolidated Statement of Earnings

For the three-year period ended December 31, 1995
Dollar amounts in millions except per-share figures  1995     1994     1993
--------------------------------------------------- -------  -------  -------
Net sales and revenues:
 Weyerhaeuser                                       $10,869  $ 9,281  $ 8,315
 Real estate and financial services                     919    1,117    1,230
                                                    -------  -------  -------
Net sales and revenues                               11,788   10,398    9,545
                                                    -------  -------  -------
Costs and expenses:
 Weyerhaeuser:
  Costs of products sold                              7,516    6,819    6,252
  Depreciation, amortization and fee stumpage           580      504      444
  Selling, general and administrative expenses          724      615      592
  Research and development expenses                      51       47       44
  Taxes other than payroll and income taxes             155      151      137
                                                    -------  -------  -------
                                                      9,026    8,136    7,469
                                                    -------  -------  -------
 Real estate and financial services:
  Costs and operating expenses                          681      851      836
  Depreciation and amortization                          41       30       43
  Selling, general and administrative expenses          139      152      206
  Taxes other than payroll and income taxes               8        9        9
  Charge for impairment of long-lived assets (Note 1)   290       -        -
                                                    -------  -------  -------
                                                      1,159    1,042    1,094
                                                    -------  -------  -------
Total costs and expenses                             10,185    9,178    8,563
                                                    -------  -------  -------
Operating income                                      1,603    1,220      982
Interest expense and other:
 Weyerhaeuser:
  Interest expense incurred                             271      237      215
  Less interest capitalized                              20       36       23
  Other income (expense), net (Note 3)                  (71)     (42)      60
 Real estate and financial services:
  Interest expense incurred                             140      154      173
  Less interest capitalized                              76       78       77
  Other income (expense), net (Note 3)                   27       19       54
                                                    -------  -------  -------
Earnings before income taxes and extraordinary item   1,244      920      808
Income taxes (Note 4)                                   445      331      281
                                                    -------  -------  -------
Earnings before extraordinary item                      799      589      527
Extraordinary item, net of applicable
 taxes of $34 (Note 5)                                   -        -        52
                                                    -------  -------  -------
Net earnings                                        $   799  $   589  $   579
                                                    =======  =======  =======
Per common share (Note 1):
 Earnings before extraordinary item                 $  3.93  $  2.86  $  2.58
 Extraordinary item                                      -        -       .25
                                                    -------  -------  -------
 Net earnings                                       $  3.93  $  2.86  $  2.83
                                                    =======  =======  =======
 Dividends paid                                     $  1.50  $  1.20  $  1.20
                                                    =======  =======  =======

See notes on pages 51 through 69.

Consolidated Balance Sheet

Dollar amounts in millions                December 31, 1995  December 25, 1994
--------------------------                -----------------  -----------------
Assets
Weyerhaeuser
 Current assets:
  Cash and short-term investments (Note 1)      $       34        $       190
  Receivables, less allowances
   of $9 and $10                                       976                909
  Inventories (Note 8)                                 960                746
  Prepaid expenses                                     265                284
                                                -----------       ------------
   Total current assets                              2,235              2,129
  Property and equipment (Note 9)                    6,717              6,196
  Construction in progress                             509                603
  Timber and timberlands at cost, less fee
   stumpage charged to disposals                       666                610
  Other assets and deferred charges                    232                212
                                                -----------       ------------
                                                    10,359              9,750
                                                -----------       ------------
Real estate and financial services
 Cash and short-term investments, including
  restricted deposits of $22 and $28                    50                 73
 Receivables, less discounts and allowances
  of $7 and $4                                          92                116
 Mortgage notes held for sale (Note 15)                332                209
 Mortgage loans receivable (Note 15)                   155                263
 Investments (Note 15)                                  70                247
 Mortgage-backed certificates and other pledged
  financial instruments (Notes 10 and 15)              185                211
 Real estate in process of development and for
  sale, less reserves of $21 and $54 (Note 11)         776                989
 Land being processed for development, less
  reserves of $18 and $19                              688                738
 Deferred acquisition costs                             84                 92
 Investments in and advances to joint ventures
  and limited partnerships, less reserves
  of $38 and $49                                       113                237
 Other assets                                          349                233
                                                -----------       ------------
                                                     2,894              3,408
                                                -----------       ------------
  Total assets                                  $   13,253        $     13,158
                                                ===========       ============

See notes on pages 51 through 69.

Dollar amounts in millions                 December 31, 1995 December 25, 1994
--------------------------                 ----------------- -----------------
Liabilities and shareholders' interest
Weyerhaeuser
  Current liabilities:
   Notes payable                                $       24         $        6
   Current maturities of long-term debt                125                321
   Accounts payable (Note 1)                           747                796
   Accrued liabilities (Note 12)                       707                695
                                                -----------        -----------
    Total current liabilities                        1,603              1,818
  Long-term debt (Notes 14 and 15)                   2,983              2,713
  Deferred income taxes (Note 4)                     1,196                986
  Deferred pension and other liabilities
   (Notes 6 and 7)                                     509                525
  Minority interest in subsidiaries                    111                103
  Commitments and contingencies (Note 16)
                                                -----------        -----------
                                                     6,402              6,145
                                                -----------        -----------
Real estate and financial services
 Notes payable and commercial paper (Note 13)          338                416
 Collateralized mortgage obligation bonds
  (Notes 10 and 15)                                    159                183
 Long-term debt (Note 14)                            1,594              1,770
 Other liabilities                                     274                354
 Commitments and contingencies (Note 16)
                                                -----------        -----------
                                                     2,365              2,723
                                                -----------        -----------
   Total liabilities                                 8,767              8,868
                                                -----------        -----------
Shareholders' interest (Note 18):
 Common shares: authorized 400,000,000 shares,
  issued 206,072,890 shares, $1.25 par value           258                258
 Other capital                                         415                416
 Cumulative translation adjustment                     (90)              (107)
 Retained earnings                                   4,226              3,733
 Treasury common shares, at cost: 7,302,878 and
  455,387                                             (323)               (10)
                                                -----------        -----------
   Total shareholders' interest                      4,486              4,290
                                                -----------        -----------
   Total liabilities and shareholders' interest $   13,253         $   13,158
                                                ===========        ===========

Consolidated Statement of Cash Flows

                                                         Consolidated
For the three-year period ended December 31, 1995   -----------------------
Dollar amounts in millions                           1995    1994    1993
---------------------------------                   ------- ------- -------
Cash flows provided by operations:
 Net earnings (loss)                                $  799  $  589  $  579
Non-cash charges to income:
 Depreciation, amortization and fee stumpage           621     534     487
 Deferred income taxes, net                            103     127      94
 Contributions to employee benefit plans                -       -        2
 Extraordinary item, including current tax benefit      -       -      (90)
 Deferred income taxes on extraordinary item            -       -       38
 Charge for impairment of long-lived assets            290      -       -
Changes in working capital:
 Accounts receivable                                   (33)   (125)    (93)
 Inventories, prepaid expenses, real estate and land  (159)     (6)   (272)
 Mortgage notes held for sale and mortgage loans
  receivable                                           (18)    360      23
 Other liabilities                                    (102)    198     168
(Gain) loss on disposition of assets                    43      10     (16)
(Gain) on sales of businesses                           -       -     (112)
Other                                                   12      (7)     44
                                                    ------- ------- -------
Net cash provided by operations                      1,556   1,680     852
                                                    ------- ------- -------
Cash flows from investing in the business:
 Property and equipment                               (928) (1,061)   (927)
 Timber and timberlands                                (68)    (41)    (40)
 Property and equipment and timber and timberlands
  from acquisitions                                    (77)     -       -
 Mortgage and investment securities acquired           (28)   (260)   (776)
 Proceeds from sale of:
  Property, equipment, timber and timberlands           19      44      54
  Businesses                                            -       14     616
  Mortgage and investment securities                   214     140     510
 Other                                                  30    (102)    (26)
                                                    ------- ------- -------
Net cash flows from investing in the business         (838) (1,266)   (589)
                                                    ------- ------- -------
Cash flows from financing activities:
 Sale of debentures, notes and CMO bonds               723     174   1,291
 Sale of industrial revenue bonds                      150     134     135
 Notes and commercial paper borrowings, net           (439)   (143)   (660)
 Proceeds from issuance of investment contracts         -       -       60
 Cash dividends on common shares                      (306)   (247)   (246)
 Intercompany cash dividends on common shares           -       -       -
 Payments on debentures, notes, bank credit
  agreements, income debenture, capital leases
  and CMO bonds                                       (661)   (362) (1,243)
 Purchase of treasury common shares                   (379)     -       -
 Exercise of stock options                              19      16      21
 Other                                                  (4)     (2)      5
                                                    ------- ------- -------
Net cash flows from financing activities              (897)   (430)   (637)
                                                    ------- ------- -------
Net increase (decrease) in cash and short-term
 investments                                          (179)    (16)   (374)
Cash and short-term investments at beginning of year   263     279     653
                                                    ------- ------- -------
Cash and short-term investments at end of year      $   84  $  263  $  279
                                                    ======= ======= =======
Cash paid during the year for:
 Interest, net of amount capitalized                $  302  $  279  $  305
                                                    ======= ======= =======
 Income taxes                                       $  332  $  141  $  158
                                                    ======= ======= =======

See notes on pages 51 through 69.

  Weyerhaeuser Company     Real Estate and Financial Services
 -----------------------   ----------------------------------
  1995    1994    1993            1995    1994    1993
 ------- ------- -------         ------- ------- -------

 $  981  $  576  $  511          $ (182) $   13  $   68

    580     504     444              41      30      43
    183     115     108             (80)     12     (14)
     -       -        2              -       -       -
     -       -      (90)             -       -       -
     -       -       38              -       -       -
     -       -       -              290      -       -

    (60)   (126)    (55)             27       1     (38)
   (148)    (12)   (164)            (11)      6    (108)

     -       -       -              (18)    360      23
    (82)    272      53             (20)    (74)    115
     43      15      (3)             -       (5)    (13)
     -       -      (70)             -       -      (42)
     14     (20)     34              (2)     13      10
 ------- ------- -------         ------- ------- -------
  1,511   1,324     808              45     356      44
 ------- ------- -------         ------- ------- -------

   (915) (1,047)   (907)            (13)    (14)    (20)
    (68)    (41)    (40)             -       -       -

    (77)     -       -               -       -       -
     -       -       -              (28)   (260)   (776)

     19      20      27              -       24      27
     -       -      204              -       14     412
     -       -       -              214     140     510
    (50)    (49)     (6)             80     (53)    (20)
 ------- ------- -------         ------- ------- -------
 (1,091) (1,117)   (722)            253    (149)    133
 ------- ------- -------         ------- ------- -------

    583      22     931             140     152     360
    150     134     135              -       -       -
   (159)    (83)   (520)           (280)    (60)   (140)
     -       -       -               -       -       60
   (306)   (247)   (246)             -       -       -
     -       -      435              -       -     (435)


   (480)    (49)   (824)           (181)   (313)   (419)
   (379)     -       -               -       -       -
     19      16      21              -       -       -
     (4)     (2)      5              -       -       -
 ------- ------- -------         ------- ------- -------
   (576)   (209)    (63)           (321)   (221)   (574)
 ------- ------- -------         ------- ------- -------

   (156)     (2)     23             (23)    (14)   (397)
    190     192     169              73      87     484
 ------- ------- -------         ------- ------- -------
 $   34  $  190  $  192          $   50  $   73  $   87
 ======= ======= =======         ======= ======= =======

 $  236  $  201  $  203          $   66  $   78  $  102
 ======= ======= =======         ======= ======= =======
 $  346  $   92  $  161          $  (14) $   49  $   (3)
 ======= ======= =======         ======= ======= =======

Consolidated Statement of Shareholders' Interest

For the three-year period ended December 31, 1995
Dollar amounts in millions                          1995     1994      1993
------------------------------------------------- -------   -------   -------
Common stock issued:
 Balance at end of year                           $  258    $  258    $  258
                                                  -------   -------   -------
Other capital:
 Balance at beginning of year                        416       411       404
 Stock options exercised                              (3)        5         5
 Contributions to employee investment plans           -         -          1
 Other transactions (net)                              2        -          1
                                                  -------   -------   -------
 Balance at end of year                              415       416       411
                                                  -------   -------   -------
Cumulative translation adjustment:
 Balance at beginning of year                       (107)      (73)      (36)
 Translation adjustment                               17       (34)      (37)
                                                  -------   -------   -------
 Balance at end of year                              (90)     (107)      (73)
                                                  -------   -------   -------
Retained earnings:
 Balance at beginning of year                      3,733     3,391     3,058
 Net earnings                                        799       589       579
 Cash dividends on common shares                    (306)     (247)     (246)
                                                  -------   -------   -------
 Balance at end of year                            4,226     3,733     3,391
                                                  -------   -------   -------
Common stock held in treasury:
 Balance at beginning of year                        (10)      (21)      (38)
 Purchases of treasury common shares                (379)       -         -
 Stock options exercised                              22        11        16
 Contributions to employee investment plans           -         -          1
 Used in acquisition of capital assets                44        -         -
                                                  -------   -------   -------
 Balance at end of year                             (323)      (10)      (21)
                                                  -------   -------   -------
Total shareholders' interest:
 Balance at end of year                           $4,486    $4,290    $3,966
                                                  =======   =======   =======
Shares of common stock (in thousands):
 Issued at end of year                            206,073   206,073   206,073
                                                  -------   -------   -------
 In treasury:
  Balance at beginning of year                        455       984     1,796
  Purchases of treasury common shares               8,494        -         -
  Stock options exercised                            (648)     (529)     (744)
  Contributions to employee investment plans           -         -        (60)
  Used in acquisition of capital assets              (998)       -         -
  Other transactions                                   -         -         (8)
                                                  -------   -------   -------
  Balance at end of year                            7,303       455       984
                                                  -------   -------   -------
  Outstanding at end of year                      198,770   205,618   205,089
                                                  =======   =======   =======

See notes on pages 51 through 69.

Notes to Financial Statements

For the three-year period ended December 31, 1995

Note 1. Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of Weyerhaeuser Company and all of its majority-owned domestic and foreign subsidiaries. Significant intercompany transactions and accounts are eliminated.

Certain of the consolidated financial statements and notes to financial statements are presented in two groupings:
(1) Weyerhaeuser Company (Weyerhaeuser, or the company), which is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, and (2) real estate and financial services, which includes Weyerhaeuser Real Estate Company
(WRECO), which is involved in real estate development and construction, and Weyerhaeuser Financial Services, Inc.
(WFS), whose principal subsidiary is Weyerhaeuser Mortgage
Company (WMC). GNA Corporation, a subsidiary of WFS, was sold in April 1993.


Nature of Operations

The company's principal business segments, which account for the majority of sales and earnings and 70 percent of the asset base, are:

 . Timberlands and wood products, which is engaged in the management of 5.3 million acres of company-owned forestland in the United States and 18.9 million acres of forestland in Canada under long-term licensing arrangements and the production of a full line of solid wood products that are sold primarily through the company's own sales organizations to wholesalers, retailers and industrial users in North America, the Pacific Rim and Europe.

 . Pulp, paper and packaging, which manufactures and sells pulp, newsprint, paper, paperboard and containerboard in North American, Pacific Rim and European markets, and packaging products for the domestic markets, and which operates an extensive wastepaper recycling system that serves company mills and worldwide markets.


Fiscal Year-End

The company's fiscal year ends on the last Sunday of the year. Fiscal year 1995 had 53 weeks, and fiscal years 1994 and 1993 had 52 weeks.


Changes in Accounting Principles

In 1994, the company implemented the following pronounce-ments by the Financial Accounting Standards Board (FASB):

 . Statement of Financial Accounting Standards (SFAS) No.
106, "Employers' Accounting for Postretirement Benefits
Other Than Pensions," for its wholly owned subsidiary, Weyerhaeuser Canada Ltd. The adoption of this pronouncement did not have a significant impact on the company's results of operations or its financial position.

 . SFAS No. 112, "Employers' Accounting for Postemployment
Benefits," which requires accrual accounting to be used for the cost of benefits provided to former or inactive employees who have not yet retired. The adoption of this pronouncement, which required a cumulative catch-up charge to earnings, did not have a significant impact on the company's results of operations or its financial position.

 . SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which addresses accounting and reporting for investments in equity securities that have readily determinable fair values, and for all investments in debt securities. The adoption of this pronouncement did not have a significant impact on the company's results of operations or its financial position.

In 1995, the company also implemented:

 . SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires creditors to measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan
- Income Recognition and Disclosures," which amended SFAS
No. 114 to allow creditors to use existing methods for recognizing interest on impaired loans and also requires creditors to disclose certain information about how interest income was recognized on impaired loans. The adoption of these pronouncements did not have a significant impact on results of operations or financial position.

 . SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires companies to change their method of valuing long-lived assets. The implementation of this pronouncement, along with the company's decision to accelerate the dispo-sition of some of those real estate assets, resulted in a charge of $290 million to operations. The company currently plans to dispose of most of the impaired assets over the next two years. The carrying value of the affected assets at December 31, 1995, is approximately $291 million.

 . SFAS No. 122, "Accounting for Mortgage Servicing Rights -- an Amendment of FASB Statement No. 65," which modifies the treatment of the capitalization of servicing rights by mortgage banking enterprises. The change constitutes a simplification in procedures, eliminating the separate treatment of servicing rights acquired through loan origina-tion and those acquired through purchasing transactions, as previously required under SFAS No. 65. The change also requires that the enterprise periodically evaluate servicing rights for impairment. The adoption of this pronouncement by WMC did not have a significant impact on results of operations or financial position.

Prospective Accounting Changes

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which requires companies to change what they disclose about their employee stock-based compensation plans, recommends that they change the accounting for these plans to a fair-value based method and requires those companies that do not change their accounting to disclose what their earnings and earnings per share would have been if they had changed. This disclosure is applicable for financial statements for fiscal years beginning after December 15, 1995. The company will continue to account for these plans using the method of accounting prescribed by Accounting Principles
Board Opinion No. 25 and will conform to the disclosure requirements of SFAS No. 123 for the fiscal year 1996.


Net Earnings Per Common Share

Net earnings per common share are based on the weighted average number of common shares outstanding during the respective periods. Average common equivalent shares
(stock options) outstanding have not been included, as the computation would not be dilutive. Weighted average common shares outstanding were 203,525,000, 205,543,000 and 204,866,000 for the years ended December 31, 1995, December 25, 1994, and December 26, 1993, respectively.


Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.


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


Derivatives

The company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and foreign exchange risks. These include:

 . Foreign exchange contracts, which are hedges for foreign denominated accounts receivable and payable, have gains or losses recognized at settlement date.

 . Interest rate swaps entered into with major banks or financial institutions in which the company pays a fixed rate and receives a floating rate with the interest payments being calculated on a notional amount. The premiums received by the company on the sale of these swaps are treated as deferred income and amortized against interest expense over the term of the agreements.

 . Hedging transactions entered into by the company's mortgage banking subsidiary to protect both the completed loan inventory and loans in process against changes in interest rates. The financial instruments used to manage interest rate risk are forward sales commitments, interest rate futures and options. Hedging gains and losses realized during the commitment and warehousing period are deferred to the extent of unrealized gains on the related mortgage loans held for sale.

The company is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments but does not expect any counterparties to fail to meet their obligations. The company deals only with highly rated counterparties.

The notional amount of these derivative financial in-struments is $891 million at December 31, 1995. The company's use of derivatives does not have a significant effect on the company's results of operations or its financial position.


Cash and Short-Term Investments

For purposes of cash flow and fair value reporting, short term investments with original maturities of 90 days or less are considered as cash equivalents. Short-term investments are stated at cost, which approximates market.


Inventories

Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (LIFO) method is used to cost the majority of domestic raw materials, in process and finished goods inven-tories; either the first-in, first-out (FIFO) or average cost method is used to cost all other inventories. Had the FIFO method been used to cost all inventories, the amounts at which product inventories are stated would have been $267 million and $237 million greater at December 31, 1995, and December 25, 1994, respectively.


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


Accounts Payable

The company's banking system provides for the daily replenishment of major bank accounts as checks are presented. Accordingly, there were negative book cash balances of $149 million and $151 million at December 31, 1995, and December 25, 1994, respectively. Such balances result from outstanding checks that had not yet been paid by the bank and are reflected in accounts payable in the consolidated balance sheets.


Income Taxes

Deferred income taxes are provided to reflect temporary differences between the financial and tax bases of assets and liabilities using presently enacted tax rates and laws.


Pension Plans

The company has pension plans covering most of its em-ployees. The U.S. plan covering salaried employees provides pension benefits based on the employee's highest monthly earnings for five consecutive years during the final 10 years before retirement. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. Contributions to U.S. plans are based on funding standards established by the Employee
Retirement Income Security Act of 1974 (ERISA).


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


Weyerhaeuser Real Estate Company

Real estate held for sale is stated at the lower of cost or fair value. The determination of fair value is based on market pricing of comparable assets when available, or the present value of expected future cash flows from these assets. Real estate held for development is stated at cost to the extent it does not exceed the future undiscounted net cash flows.


Weyerhaeuser Financial Services

The company's financial services businesses are engaged in the mortgage banking industry, hold mortgage-backed certificates and other financial instruments pledged as collateral for collateralized mortgage obligation (CMO) bonds, and also offer insurance services.

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

Note 2. Foreign Operations and Export Sales

The following net assets, net sales and net earnings, related to operations outside the United States, principally Canada, are included in the company's consolidated financial statements:

                                 December 31,   December 25,   December 26,
Dollar amounts in millions          1995            1994            1993
--------------------------       ------------   ------------   ------------
Net assets:
 Working capital                  $     72       $     29        $    100
 Timber-cutting rights                   2              2               2
 Property and equipment, net           894            826             853
 Other assets                           40             42              36
                                 ------------   ------------   ------------
                                     1,008            899             991
Other liabilities                     (253)          (235)           (232)
                                 ------------   ------------   ------------
Net assets                        $    755       $    664        $    759
                                 ============   ============   ============

Dollar amounts in millions            1995           1994          1993
--------------------------         ---------      ---------      --------
Net sales                          $  1,582       $  1,390       $   972
Net earnings                            282            186           116

The company is engaged in the sale of products for export from the United States. These sales consist principally of pulp, newsprint, paperboard, containerboard, logs, lumber and wood chips to Japan; pulp, containerboard, lumber and plywood to Europe; and logs to China and Korea. The following table compares the company's export sales from the United States to customers in Japan and elsewhere with its total net sales and revenues.

Dollar amounts in millions                1995         1994         1993
--------------------------             ---------    ---------    ---------
Export sales from the United States:
 Customers in Japan                    $  1,173     $  1,034     $    952
 Customers outside Japan                    763          506          493
                                       ---------    ---------    ---------
  Total export sales                      1,936        1,540        1,445
                                       ---------    ---------    ---------
Total net sales and revenues           $ 11,788     $ 10,398     $  9,545
                                       =========    =========    =========

Note 3. Other Income (Expense), Net

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

Note 4. Income Taxes

Earnings before income taxes and extraordinary item are comprised of the following:

Dollar amounts in millions      1995       1994       1993
--------------------------    --------   --------   --------
Domestic earnings             $   845    $   650    $   738
Foreign earnings                  399        270         70
                              --------   --------   --------
                              $ 1,244    $   920    $   808
                              ========   ========   ========

Provisions for income taxes include the following:

Dollar amounts in millions                          1995      1994       1993
---------------------------                      ---------  ---------  ---------
Federal:
 Current                                         $   177    $    84    $   145
 Deferred                                             92        114         82
                                                 ---------  ---------  ---------
                                                     269        198        227
                                                 ---------  ---------  ---------
State:
 Current                                              31         17         16
 Deferred                                              4          7         11
                                                 ---------  ---------  ---------
                                                      35         24         27
                                                 ---------  ---------  ---------
Foreign:
 Current                                             134        103         26
 Deferred                                              7          6          1
                                                 ---------  ---------  ---------
                                                     141        109         27
                                                 ---------  ---------  ---------
Income taxes before extraordinary item               445        331        281
                                                 ---------  ---------  ---------
Income taxes apportionable to extraordinary item:
 Current                                              -          -          (4)
 Deferred                                             -          -          38
                                                 ---------  ---------  ---------
                                                      -          -          34
                                                 ---------  ---------  ---------
                                                 $   445    $   331    $   315
                                                 =========  =========  =========

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

A reconciliation between the federal statutory tax rate and the company's effective tax rate before the extraordinary item follows:

                                                    1995    1994    1993
                                                   ------  ------  ------
Statutory tax on income before extraordinary item    35%     35%     35%
State income taxes, net of federal tax benefit        2       2       3
Foreign sales corporations                           (1)     (1)     (2)
Effect of tax rate change                             -       -       2
All other, net                                        -       -      (3)
                                                   ------  ------  ------
Effective income tax rate                            36%     36%     35%
                                                   ======  ======  ======

The net deferred income tax (liabilities) assets include the following components:

Dollar amounts in millions            December 31, 1995   December 25, 1994
--------------------------            -----------------   -----------------
Current (included in prepaid expenses)      $     75            $    68
Noncurrent                                    (1,196)              (986)
Real estate and financial services                72                 (8)
                                      -----------------   -----------------
Total                                       $ (1,049)           $  (926)
                                      =================   =================

The deferred tax (liabilities) assets are comprised of the following:

Dollar amounts in millions              December 31, 1995   December 25, 1994
--------------------------              -----------------   -----------------
Depreciation                                $   (1,220)         $   (1,093)
Depletion                                         (115)                (99)
Capitalized interest and taxes -
 real estate development                           (77)                (79)
Other                                             (140)               (138)
                                            -------------       -------------
Total deferred tax (liabilities)                (1,552)             (1,409)
                                            -------------       -------------
Pension and retiree health care                    121                 121
Charges for impairment of long-lived assets         93                  -
Environmental, obsolescence and
 restructure reserves                               78                  85
Alternative minimum tax credit carryforward         20                  64
Other                                              191                 213
                                            -------------       -------------
Total deferred tax assets                          503                 483
                                            -------------       -------------
                                            $   (1,049)         $     (926)
                                            =============       =============

As of December 31, 1995, the company has available approximately $20 million of alternative minimum tax credit carryforward, which does not expire, and foreign tax credit carryforwards of $1 million, $4 million and $1 million expiring in 1998, 1999 and 2000, respectively.

The company intends to reinvest undistributed earnings of certain foreign subsidiaries; therefore, no U.S. taxes have been provided. These earnings totaled approximately
$734 million at the end of 1995. While it is not practicable to determine the income tax liability that would result from repatriation, it is estimated that withholding taxes payable upon repatriation would approximate $73 million.


Note 5. Extraordinary Item

In 1993 the company realized a net gain of $52 million
($86 million less related tax effect of $34 million) as a result of extinguishing certain debt obligations.


Note 6. Pension Plans

Net annual pension cost (income) includes the following components:

Dollar amounts in millions                          1995      1994      1993
--------------------------                        --------  --------  --------
Service cost-benefits earned during the period    $    37   $    43   $    39
Interest cost on projected benefit obligation         104        96        93
Actual return on plan assets                         (466)       (9)     (280)
Net amortization and deferrals                        323      (121)      165
Pension expense due to sales, closures and other       -         -         (1)
                                                  --------  --------  --------
                                                  $    (2)  $     9   $    16
                                                  ========  ========  ========

The assumptions used were as follows:

                                                    1995     1994     1993
                                                  -------- -------- --------
Discount rate                                       7.75%    8.75%     7.5%
Rate of increase in compensation levels              4.5%     4.5%     4.5%
Expected long-term rate of return on plan assets    11.5%    11.5%    11.5%

The following table sets forth the plans' funded status and amounts recognized in the company's consolidated balance sheet for its U.S. and Canadian pension plans:

                               December 31, 1995        December 25, 1994
                            ------------------------ -----------------------
                              Assets  Accumu-          Assets  Accumu-
                              Exceed    lated          Exceed    lated
                             Accumu- Benefits         Accumu- Benefits
                               lated   Exceed           lated   Exceed
Dollar amounts in millions  Benefits   Assets  Total Benefits   Assets Total
------------------------------------------------------------------------------
Accumulated benefit
 obligation:
 Vested                      $ 1,254 $   28   $ 1,282 $ 1,044 $    15 $ 1,059
 Non-vested                       27     -         27      23      -       23
                             ------- -------  ------- ------- ------- --------
                             $ 1,281 $   28   $ 1,309 $ 1,067 $    15 $ 1,082
                             ======= =======  ======= ======= ======= ========
Projected benefit obligation $ 1,413 $   34   $ 1,447 $ 1,172 $    15 $ 1,187
Fair value of plan assets     (1,627)   (24)   (1,651) (1,238)    (12) (1,250)
Unrecognized prior service
 cost                            (57)   (12)      (69)    (49)     (3)    (52)
Unrecognized net gain            316      5       321     168       2     170
Unrecognized net transition
 asset                            32     (2)       30      37      (1)     36
                             ------- -------  ------- ------- ------- --------
Accrued pension cost         $    77 $    1   $    78 $    90 $     1 $    91
                             ======= =======  ======= ======= ======= ========

The assets of the U.S. and Canadian pension plans, as of December 31, 1995, and December 25, 1994, consist of a highly diversified mix of equity, fixed income and real estate securities.

Approximately 1,750 employees are covered by union-administered multi-employer pension plans to which the com-pany makes negotiated contributions based generally on fixed amounts per hour per employee. Contributions to these plans were $7 million in 1995, $7 million in 1994 and $6 million in 1993.


Note 7. Postretirement Benefits Other Than Pensions

The company sponsors defined benefit postretirement plans for its U.S. employees that provide medical and life insur-ance coverage as follows:
 . Two salaried retiree medical plans that cover substantially all salaried employees who retire under the company's retirement plan and their spouses. Plan I covers those retired or eligible to retire as of January 1, 1990, and provides full health coverage. Plan II includes those salaried employees not eligible for Plan I, under which the company provides a fixed dollar amount per year of service toward the premium, with the retiree paying the remainder.
The company reserves the right to revise the fixed dollar amount.
 . An hourly retiree medical plan that covers approximately
3,700 active hourly employees and their spouses. For some, the coverage stops at age 65, while others have lifetime coverage. In some units the retiree must pay a portion of the premium, while in others the company pays the full cost. There are approximately 1,800 retired hourly employees and their spouses currently covered under these programs.
 . A salaried retiree life insurance plan that starts at 80 percent of salary at retirement and reduces to six thousand dollars in 20 percent increments. Approximately 4,700 persons who are retired or were eligible to retire as of December 31, 1991, are subject to a different schedule.
 . An hourly retiree life insurance plan in which approxi-mately 11,000 active hourly employees are eligible and approximately 2,000 hourly retirees have coverage. Most of these are covered by fixed dollar amount coverage that is graded down after retirement. Some units have pay-related insurance on which the company pays the full cost.

The company sponsors three defined benefit and two defined contribution postretirement plans for its Canadian employees that provide medical and life insurance.
Collectively, 320 retired employees are covered and 510 active employees are eligible for coverage in these five plans as of year-end 1995.

The following table sets forth the U.S. and Canadian plans' combined accrued postretirement benefit obligation as of December 31, 1995, and December 25, 1994:

                                                 December 31,    December 25,
Dollar amounts in millions                           1995            1994
--------------------------                       ------------    ------------
Accumulated postretirement benefit obligation:
 Retirees:
  Health                                           $    119        $    120
  Life                                                   22              22
 Fully eligible and other active plan
  participants:
  Health                                                 87              77
  Life                                                   12              11
                                                 ------------    ------------
                                                        240             230
Unrecognized actuarial gain/(loss)                        9              13
                                                 ------------    ------------
Accrued postretirement benefit obligation          $    249        $    243
                                                 ============    ============

Net annual postretirement benefit costs included the following components:

Dollar amounts in millions                   1995      1994      1993
--------------------------                 -------   -------   -------
Service cost benefits attributed to
 service during the period:
 Health                                    $    3    $    4    $    3
 Life                                           -         1         1
Interest cost on accumulated postretirement
 benefit obligation:
 Health                                        16        16        16
 Life                                           3         2         3
Amortization of loss - health                  (1)       -         -
                                           -------   -------   -------
Net postretirement benefit cost            $   21    $   23    $   23
                                           =======   =======   =======

For measurement purposes, an 11.0, 10.5 and 8.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1993, 1994 and 1995, respectively. Beginning in 1996, the rate is assumed to decrease by 0.5 percent annually to a level of 5.5 percent for the year 2001 and all years thereafter. The effect of a one percent increase in the assumed health care cost trend rates would increase the accumulated postretirement benefit obligation as of December 31, 1995, by 10.3 percent, and the aggregate of the service and interest cost components of net annual postretirement benefit cost for 1995 by 11.9 percent.

Other assumptions used were as follows:

                                           1995     1994     1993
                                          ------   ------   ------
Discount rate                              7.75%    8.5%     7.5%
Rate of increase in compensation levels:
 Salaried                                  4.5%     4.5%     4.5%
 Hourly                                    3.0%     3.0%     3.0%

Note 8. Inventories

Dollar amounts in millions              December 31, 1995  December 25, 1994
--------------------------              -----------------  -----------------
Logs and chips                               $    173           $    108
Lumber, plywood and panels                        135                115
Pulp, newsprint and paper                         158                 88
Containerboard, paperboard and packaging          107                 56
Other products                                    117                112
Materials and supplies                            270                267
                                        -----------------  -----------------
                                             $    960           $    746
                                        =================  =================

Note 9. Property and Equipment

Dollar amounts in millions              December 31, 1995  December 25, 1994
--------------------------              -----------------  -----------------
Property and equipment, at cost:
 Land                                        $    167           $    159
 Buildings and improvements                     1,582              1,509
 Machinery and equipment                        9,253              8,557
 Rail and truck roads and other                   615                628
                                        -----------------  -----------------
                                               11,617             10,853
Less allowance for depreciation
 and amortization                               4,900              4,657
                                        -----------------  -----------------
                                            $   6,717          $   6,196
                                        =================  =================

Note 10. Mortgage-Backed Certificates and Other Pledged
Financial Instruments, and Collateralized Mortgage
Obligation Bonds

The company's financial services businesses hold mortgage-backed certificates and other financial instruments pledged as collateral for the collateralized mortgage obligation (CMO) bonds. These assets are held by banks as trustees. Principal and interest collections on the certificates are used to meet the interest payments and reduce the outstanding principal balance of the bonds.

The CMO bonds are the obligation of the issuer, and neither the company nor any affiliated company has guaranteed or is otherwise obligated with respect to the bonds.


Note 11. Real Estate in Process of Development and for
Sale

Properties held by the company's real estate and financial services businesses include:

Dollar amounts in millions    December 31, 1995   December 25, 1994
--------------------------    -----------------   -----------------
Dwelling units                     $    236            $    282
Residential lots                        222                 265
Commercial lots                         136                 131
Commercial projects                     125                 281
Acreage                                  77                  83
Other inventories                         1                   1
                              -----------------   -----------------
                                        797               1,043
Less reserves                            21                  54
                              -----------------   -----------------
                                   $    776           $     989
                              =================   =================

Note 12. Accrued Liabilities

                                                 December 31,  December 25,
Dollar amounts in millions                           1995          1994
--------------------------                       ------------  ------------
Payroll -- wages and salaries, incentive awards,
 retirement and vacation pay                      $    265      $    217
Taxes -- Social Security and real and
 personal property                                      50            63
Interest                                                82            67
Accrued income taxes                                   117           105
Other                                                  193           243
                                                 ------------  ------------
                                                  $    707      $    695
                                                 ============  ============

Note 13. Short-Term Debt


Borrowings

Real estate and financial services short-term borrowings were $338 million with a weighted average interest rate of
4.3 percent at December 31, 1995, and $416 million with a weighted average interest rate of 6 percent at December
25, 1994.


Lines of Credit

The company has short-term bank credit lines that provide for borrowings of up to the total amount of $725 million, all of which was available to the company, WRECO and WMC at December 31, 1995, and December 25, 1994. No portion of these lines has been availed of by the company, WRECO or WMC at December 31, 1995, or December 25, 1994. None of the entities referred to herein is a guarantor of the borrowings of the others.

WMC has short-term special credit lines that provide for borrowings of up to $230 million and $235 million at December 31, 1995, and December 25, 1994, respectively.
Borrowings against these lines were $115 million and $85 million as of December 31, 1995, and December 25, 1994, re-spectively.


Note 14. Long-Term Debt


Debt

Weyerhaeuser long-term debt, including the current portion, is as follows:

                                                  December 31,   December 25,
Dollar amounts in millions                            1995           1994
--------------------------                        ------------   ------------
8 3/8% debentures due 2007                          $  150         $  150
7.50% debentures due 2013                              250            250
7.25% debentures due 2013                              250            250
7 1/8% debentures due 2023                             250            250
9 3/8% notes                                            -             150
9 1/4% notes                                            -             200
9.05% notes due 2003                                   200            200
9.36% notes                                             -             100
7.28% note due 1996                                     40             40
8 1/2% debentures due 2025                             300             -
7.95% debentures due 2025                              250             -
Industrial revenue bonds, rates from 2.8% (variable)
 to 10.0% (fixed), due 1996-2028                       717            571
Medium-term notes, rates from 6.43% to 8.98%,
 due 1996-2005                                         428            428
Commercial paper/credit agreements                     252            411
Other                                                   21             34
                                                 ------------   ------------
                                                  $  3,108       $  3,034
                                                 ============   ============

Portion due within one year                       $    125       $    321
                                                  =========      =========

Long-term debt maturities during the next five years are (millions):

  1996                                         $    125
  1997                                               74
  1998                                               47
  1999                                              335
  2000                                               98

Real estate and financial services long-term debt, including the current portion, is as follows:

                                                   December 31,   December 25,
Dollar amounts in millions                             1995           1994
--------------------------                         ------------   ------------
Notes payable, unsecured; weighted average
 interest rates are approximately 7.3% and 7.4%     $    780       $    835
Bank and other borrowings, unsecured; weighted
 average interest rates are approximately 5.7%
 and 5.5%                                                505            460
Notes payable, secured; weighted average interest
 rates are approximately 8.5% and 9.4%                    46             46
Commercial paper/credit agreements                       263            429
                                                   ------------   ------------
                                                    $  1,594       $  1,770
                                                   ============   ============

Portion due within one year                         $    125       $     58
                                                    =========      =========

Long-term debt maturities during the next five years are (millions):

 1996                                              $    125
 1997                                                   585
 1998                                                   156
 1999                                                   375
 2000                                                   128


Lines of Credit

At December 31, 1995, the company's lines of credit include a five-year competitive advance and revolving credit facility agreement entered into in July 1994 with a group of banks that provides for borrowings of up to the total amount of $1.55 billion, all of which can be availed of by the company, and $1 billion, which can be availed of by WMC. Borrowings are at LIBOR or other such interest rates as mutually agreed to between the borrower and lending banks.

At December 31, 1995, and December 25, 1994, WMC had $35 million outstanding against a one-year evergreen credit commitment entered into in 1990.

WMC has a revolving credit agreement with a bank to provide for: (1) borrowings of up to $35 million for two years at prime rate, LIBOR or such other rate as may be agreed upon by WMC and the banks, (2) a commitment fee based on the unused credit, and (3) conversion of the note as of July 1, 1998, to a five-year term loan payable in equal quarterly installments. At December 31, 1995, and December 25, 1994, $20 million was outstanding under this revolving credit agreement.

During 1992 WFS entered into a credit facility agreement, which was subsequently amended in May 1994 and provides for: (1) borrowings of up to $525 million at December 31, 1995, and $405 million at December 25, 1994, at LIBOR or other such rates as may be agreed upon by WFS and the banks, and (2) a commitment fee on the unused portion of the credit. $450 million and $405 million were outstanding under this facility at December 31, 1995, and December 25, 1994, respectively.

To the extent that these credit commitments expire more than one year after the balance sheet date and are unused, an equal amount of commercial paper is classifiable as long-term debt. Amounts so classified are shown in the tables in this note.

No portion of these lines has been availed of by the company, WRECO, WMC or WFS at December 31, 1995, or
December 25, 1994, except as noted.

The company's compensating balance agreements were not significant.

Note 15. Fair Value of Financial Instruments

                                       December 31, 1995   December 25, 1994
                                       -----------------   -----------------
                                       Carrying     Fair   Carrying     Fair
Dollar amounts in millions                Value    Value      Value    Value
--------------------------             --------  -------   --------  -------
Weyerhaeuser:
 Financial liabilities:
  Long-term debt (including
     current maturities)               $  3,108  $ 3,469   $  3,034  $ 3,015
                                       --------  -------   --------  -------
Real estate and financial services:
 Financial assets:
  Mortgage notes held for sale              332      332        209      207
  Mortgage loans receivable                 155      138        263      210
  Investments                                70       68        247      238
  Mortgage-backed certificates and
   other pledged financial
   instruments                              185      193        211      208
 Financial liabilities:
  Collateralized mortgage
   obligation bonds                         159      169        183      189
  Long-term debt (including
   current maturities)                    1,594    1,623      1,770    1,722

The methods and assumptions used to estimate fair value of each class of financial instruments for which it is practicable to estimate that value are as follows:

 . Long-term debt, including real estate and financial services, is estimated based on quoted market prices for the same issues or on the discounted value of the future cash flows expected to be paid using incremental rates of borrowing for similar liabilities.

 . Mortgage notes held for sale are estimated using the quoted market prices for securities backed by similar loans adjusted for differences in loan characteristics. The esti-mated fair value is net of related hedge instruments, which were estimated based upon quoted market prices for securities.

 . Mortgage loans receivable are estimated based on the discounted value of estimated future cash flows using cur-rent rates for loans with similar terms and risks.

 . Investments are estimated using quoted market prices for similar securities. Fair value for mortgage loans held as investments is based on the discounted value of estimated future cash flows using current rates.

 . Mortgage-backed certificates and other pledged financial instruments are estimated using the quoted market prices for securities backed by similar loans and restricted deposits held at cost, which is a reasonable estimate.

 . Collateralized mortgage obligation bonds are estimated using analysis of projected cash flows discounted at market yields.


Note 16. Legal Proceedings, Commitments and Contingencies


Legal Proceedings

On November 2, 1992, an action was filed against the company in the Circuit Court for the First Judicial
District of Hinds County, Mississippi, on behalf of a purported class of riparian property owners in Mississippi and Alabama whose properties are located on the Tennessee
Tombigbee Waterway, Aliceville Lake, Cedar Creek and the
Magoway Creek. The complaint seeks $1 billion in compensatory and punitive damages for diminution in property value, personal injuries and mental anguish allegedly resulting from the discharge of purported hazardous substances, including dioxins and furans, by the company's pulp and paper mill in Columbus, Mississippi, and the alleged fraudulent concealments of such discharge.
The complaint also seeks an injunction prohibiting future releases and the removal of hazardous substances allegedly released in the past. On August 20, 1993, a companion action was filed in Greene County, Alabama, on behalf of a similar purported class of riparian owners with essentially the same claims as the Mississippi case. By order dated April 5, 1995, venue of the Alabama action was transferred to Sumter County, Alabama. On January 20,
1995, the court in the Alabama action certified a class of all persons who, as of the date the action commenced, were riparian owners, lessees and licensees of properties located on the Tennessee Tombigbee Waterway in Greene, Sumter, Pickens and Marengo counties, Alabama, and Lowndes and Noxubee counties, Mississippi, to determine whether the company is liable to the members of the class for compensatory and/or punitive damages and to determine the amount of punitive damages, if any, to be awarded to the class as a whole. By order dated April 12, 1995, as orally amended on February 1, 1996, the geographical boundaries of the class were amended to run from below the Columbus mill's wastewater discharge pipe to just above the confluence of the Black Warrior River and the Tennessee
Tombigbee Waterway. The class is estimated to range from approximately 1,000 to 1,500 members. Neither the Mississippi action nor the Alabama action is presently scheduled for trial.

Environmental

It is the company's policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $120 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes. In estimating both its current accruals for environmental remediation and the possible range of additional future costs, the company has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, based generally on each party's financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.

The company is a party to legal proceedings and envi-ronmental matters generally incidental to its business.
Although the final outcome of any legal proceeding or environmental matter is subject to a great many variables and cannot be predicted with any degree of certainty, the company presently believes that the ultimate outcome resulting from these proceedings and matters would not have a material effect on the company's current financial position, liquidity or results of operations; however, in any given future reporting period, such proceedings or matters could have a material effect on results of operations.


Other Items

The company's capital expenditures, excluding acquisitions, have averaged about $869 million in recent years but are expected to approximate $900 million in 1996; however, the 1996 expenditure level could be increased or decreased as a consequence of future economic conditions. The company had approximately $269 million in capital expenditures committed on major projects at year-end 1995. In addition, near year-end, the company announced that it had signed an agreement to acquire 241,000 acres of southern private commercial forestland. The ultimate purchase price could range up to $275 million.

During the normal course of business, the company's real estate and financial services subsidiaries have entered into certain financial commitments comprised primarily of agreements to fund up to $146 million in mortgage loans at fixed and floating prices, guarantees made on $69 million of partnership borrowings, and limited recourse obligations associated with $1.6 billion of sold mortgage loans. The fair value of the recourse on these loans is estimated to be $9 million, which is based upon market spreads for sales of similar loans without recourse or estimates of the credit risk of the associated recourse obligation.

Note 17. Financial Instruments With Credit or Off-Balance
Sheet Risk


Receivables

WFS originates and holds loans in a number of states. The remaining gross principal balance of mortgage notes held for sale or investment and mortgage loans receivable by geographic region are as follows:

Dollar amounts in millions                 1995         1994
--------------------------               --------     --------
West                                     $    457     $    550
South                                          45           63
East                                           45           86
Other                                          21           23
                                         --------     --------
                                         $    568     $    722
                                         ========     ========

Note 18. Shareholders' Interest


Preferred and Preference Shares

The company is authorized to issue:

 . 7,000,000 preferred shares having a par value of $1.00 per share, of which none were issued and outstanding at December 31, 1995, and December 25, 1994; and

 . 40,000,000 preference shares having a par value of $1.00 per share, of which none were issued and outstanding at December 31, 1995, and December 25, 1994.

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


Common Shares

Common shares reserved for stock option plans were 5,972,195 shares at December 31, 1995, and 5,687,934 shares at December 25, 1994. As to the company's various stock option plans, the following information is provided:

                             1995        1994        1993
                          ---------   ---------   ---------
At end of year:
 Options outstanding      5,972,195   5,687,934   5,177,401
 Options exercisable      4,817,145   4,375,234   3,981,751
During the year:
 Options granted          1,155,050   1,312,700   1,195,650
 Options exercised          859,373     623,258     878,755
 Options forfeited           11,416     178,909     139,368
Average prices per share:
 Options outstanding         $38.17      $36.27      $32.32
 Options granted             $39.47      $47.53      $42.31
 Options exercised           $27.34      $28.06      $26.72

In December 1986, the company adopted, and in February
1989 amended, a Shareholder Rights Plan (the "Plan") and declared a dividend distribution of 0.6667 right on each outstanding common share. Each right entitles its holder to purchase after the distribution date and until December
1996 one one-hundredth of a share of the company's cumulative preference shares, fourth series, at a price of $70, subject to adjustment. The distribution date is the earlier of 20 business days after the announcement that a person or group has acquired 20 percent or more of Weyerhaeuser's outstanding common shares or 20 business days after a person or group commences a tender or exchange offer that could result in the person or group owning 20 percent or more of the company's outstanding common shares.
Following the distribution date, if anyone owning 20 percent or more of the company's outstanding common shares merges with the company, with the company as the survivor, and the company's common shares are not changed or exchanged, or engages in certain self-dealing transactions with the company, or if an event occurs that results in such 20 percent owner's interest being increased by more than one percent (e.g., a reverse stock split), or if anyone acquires 30 percent or more of the company's out-standing common shares, each right holder, other than such person or group, will be able, upon payment of the right's exercise price, to acquire shares of the company's common stock or other securities or assets having an aggregate market value equal to twice the right's purchase price.
If, after the company announces that someone owns 20 percent or more of the company's outstanding common shares, the company is acquired in a merger or other business combination, and the company is not the survivor, or the company engages in a merger or other business combination transaction in which the company is the surviving corporation but the company's common shares are changed or exchanged, or if 50 percent of the company's earning power or assets is sold in one or several related transactions, each right holder, other than any 20 percent shareholder, will receive shares of the acquiring company's common stock having a market value equal to twice the right's exercise price. Subject to certain time periods and conditions, the Plan may be amended and the rights may be redeemed at a price of $.05 per right, subject to adjustment.

Note 19. Business Segments

The company is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products. The four principal business seg-ments are timberlands and wood products (including softwood lumber, plywood and veneer; composite panels;
oriented strand board; hardboard; logs; chips; timber;
doors; hardwood lumber and plywood; and treated products);
pulp, paper and packaging (including pulp, newsprint, paper, containerboard, paperboard, packaging, recycling and chemicals); real estate development and construction;
and financial services.

The timber-based businesses involve a high degree of integration among timber operations; building materials conversion facilities; and pulp, newsprint, paper, container board and paperboard primary manufacturing and secondary conversion facilities, including extensive transfers of raw materials, semi-finished materials and end products between and among these groups. Accounting for segment profitability involves allocations of joint raw materials and conversion costs and the use of transfer prices that attempt to approximate current market values.

The following table sets forth an analysis of the company's operations by the four principal business segments:

Dollar amounts in millions                          1995      1994      1993
--------------------------                        --------  --------  --------
Sales to and revenues from unaffiliated customers:
 Timberlands and wood products                    $  4,931  $  4,992  $  4,468
 Pulp, paper and packaging                           5,682     4,066     3,579
 Real estate                                           723       911       829
 Financial services                                    196       206       401
 Corporate and other                                   256       223       269
                                                  --------  --------  --------
                                                    11,788    10,398     9,546
                                                  --------  --------  --------
Intersegment sales and revenues:
 Timberlands and wood products                         558       357       352
 Pulp, paper and packaging                             168        82         6
 Corporate and other                                    33        31        29
                                                  --------  --------  --------
                                                       759       470       387
                                                  --------  --------  --------
Total sales and revenues                            12,547    10,868     9,933
Eliminations                                          (759)     (470)     (388)
                                                  --------  --------  --------
                                                  $ 11,788  $ 10,398  $  9,545
                                                  ========  ========  ========
Approximate contribution (charge)
  to earnings (1)(2):
 Timberlands and wood products                    $    808  $  1,034  $    891
 Pulp, paper and packaging                           1,181       211        61
 Real estate                                          (231)        7        18
 Financial services                                    (46)       11        76
 Corporate and other                                  (217)     (142)      (46)
                                                  --------  --------  --------
                                                     1,495     1,121     1,000
Interest expense                                      (347)     (315)     (292)
Less capitalized interest                               96       114       100
                                                  --------  --------  --------
Income before taxes and extraordinary item           1,244       920       808
Income taxes                                          (445)     (331)     (281)
Extraordinary item                                      -         -         52
                                                  --------  --------  --------
                                                  $    799  $    589  $    579
                                                  ========  ========  ========
Depreciation, amortization and fee stumpage:
 Timberlands and wood products                    $    211  $    189  $    162
 Pulp, paper and packaging                             350       302       264
 Real estate                                             5         7         9
 Financial services                                     36        23        34
 Corporate and other                                    19        13        18
                                                  --------  --------  --------
                                                  $    621  $    534  $    487
                                                  ========  ========  ========
Capital expenditures:
 Timberlands and wood products                    $    508  $    257  $    241
 Pulp, paper and packaging                             562       794       652
 Real estate                                            10        10        15
 Financial services                                      3         4         5
 Corporate and other                                    36        37        54
                                                  --------  --------  --------
                                                  $  1,119  $  1,102  $    967
                                                  ========  ========  ========
Assets:
 Timberlands and wood products                    $  2,940  $  2,713  $  2,585
 Pulp, paper and packaging                           6,797     6,283     5,730
 Real estate                                         1,543     1,716     1,863
 Financial services                                  1,362     1,730     1,892
 Corporate and other                                 1,151     1,439     1,393
                                                  --------  --------  --------
                                                    13,793    13,881    13,463
Eliminations                                          (540)     (723)     (706)
                                                  --------  --------  --------
                                                  $ 13,253  $ 13,158  $ 12,757
                                                  ========  ========  ========

(1) 1995 "approximate contribution to earnings" includes special charges of $232 million and $58 million for real estate and financial services, respectively, to dispose of certain real estate assets.

(2) Interest expense of $64 million, $76 million and $96 million in 1995, 1994 and 1993, respectively, is included in the determination of "approximate contribution to earnings" for financial services.

Note 20. Selected Quarterly Financial Information (unaudited)

Dollar amounts
in millions
except
per-share     First        Second         Third        Fourth
figures      Quarter       Quarter       Quarter       Quarter         Year
---------  ------------- ------------- ------------- ------------- -------------
Net sales:
 1995 (1)    $ 2,686       $ 3,009       $ 3,037       $ 3,056       $11,788
 1994          2,386         2,598         2,681         2,733        10,398
Operating income:
 1995 (2)        419           472           243           469         1,603
 1994            281           282           294           363         1,220
Earnings before income taxes:
 1995 (2)        328           386           149           381         1,244
 1994            204           202           224           290           920
Net earnings:
 1995 (2)        207           246            95           251           799
 1994            127           129           144           189           589
Net earnings per common share:
 1995 (2)       1.00          1.21           .47          1.25          3.93
 1994            .62           .62           .71           .91          2.86
Dividends per common share:
 1995            .30           .40           .40           .40          1.50
 1994            .30           .30           .30           .30          1.20
Market prices -- high/low:
 1995      42 5/8-36 7/8 47 3/8-37 1/2 50 3/8-44 3/4 48-40 7/8     50 3/8-36 7/8
 1994      50 1/4-42 1/8 45-39 1/2     46 1/8-39 7/8 39 1/8-35 7/8 50 1/4-35 7/8

(1) 1995 net sales of $2,745, $3,074 and $3,112 as
previously reported in Form 10-Q for the first, second and third quarters, respectively, have been revised to properly reflect the recording of intercompany sales and related cost of sales.

(2) 1995 third quarter results include a special pretax charge of $290 million, or $184 million after-tax ($.90 per common share), to dispose of certain real estate assets.

Note 21. Historical Summary

Dollar amounts in millions
 except per-share figures              1995     1994    1993    1992    1991
-------------------------            -------- ------- ------- ------- --------
Per common share:
 Net earnings (loss) from continuing
  operations, before extraordinary
  item and effect of accounting
  changes:                           $  3.93    2.86    2.58    1.83    (.50)
 Extraordinary item (2)              $   -       -       .25     -       -
 Effect of accounting changes        $   -       -       -       -      (.30)
                                     -------- -------- ------- ------- -------
 Net earnings (loss)                 $  3.93    2.86    2.83    1.83    (.80)
                                     ======== ======== ======= ======= =======
 Dividends paid                      $  1.50    1.20    1.20    1.20    1.20
 Shareholders' interest (end of year)$ 22.57   20.86   19.34   17.85   17.25

Financial position:
 Total assets:
  Weyerhaeuser                       $10,359   9,750   9,087   8,566   7,551
  Real estate and financial services $ 2,894   3,408   3,670   9,720   9,435
                                     -------- ------- -------- ------- -------
                                     $13,253  13,158  12,757  18,286  16,986
                                     ======== ======= ======== ======= =======
 Long-term debt (net of
  current portion):
  Weyerhaeuser:
   Long-term debt                    $ 2,983   2,713   2,998   2,659   2,195
   Capital lease obligations         $     2      -       -       -       -
   Convertible subordinated
    debentures                       $    -       -       -      193     193
   Limited recourse income debenture $    -       -       -      188     204
                                     -------- -------- ------- ------- -------
                                     $ 2,985   2,713   2,998   3,040   2,592
                                     ======== ======== ======= ======= =======
  Real estate and financial services:
   Collateralized mortgage
    obligation bonds                 $   139     161     241     440     702
   Long-term debt                    $ 1,469   1,712   1,845   1,971   1,719
                                     -------- -------- ------- ------- -------
                                     $ 1,608   1,873   2,086   2,411   2,421
                                     ======== ======== ======= ======= =======
 Redeemable preferred and preference
  shares (thousands):
  Weyerhaeuser                       $    -       -       -       -       -
  Real estate and financial services $    -       -       -       -       -
 Shareholders' interest              $ 4,486   4,290   3,966   3,646   3,489
 Percent earned on shareholders'
  interest                              18.2%   14.3%   15.2%   10.4%   (4.4)%

Operating results:

 Net sales and revenues:
  Weyerhaeuser                       $10,869   9,281   8,315   7,744   7,167
  Real estate and financial services $   919   1,117   1,230   1,522   1,606
                                     --------- ------- ------- ------- -------
                                     $11,788  10,398   9,545   9,266   8,773
                                     ========= ======= ======= ======= =======
 Net earnings (loss) from continuing
  operations before extraordinary item
  and effect of accounting changes:
  Weyerhaeuser                       $   981     576     459     332     (25)
  Real estate and financial services $  (182)(1)  13      68      40     (76)
 Less subsidiaries preferred
  share dividends                    $    -       -       -       -       -
                                     --------- ------- ------- ------- -------
                                     $   799     589     527     372    (101)(3)
 Extraordinary item (2)              $    -       -       52      -       -
 Effect of accounting changes        $    -       -       -       -      (61)
                                     --------- ------- ------- ------- -------
 Net earnings (loss)                 $   799     589     579     372    (162)
                                     ========= ======= ======= ======= =======
Statistics (unaudited):

 Number of employees                  39,431  36,665  36,748  39,022  38,669
 Salaries and wages                  $ 1,779   1,610   1,585   1,580   1,476
 Employee benefits                   $   408     357     347     323     321
 Total taxes                         $   736     618     577     443     173
 Timberlands (thousands of acres):
  Fee ownership                        5,337   5,599   5,524   5,604   5,517
  Long-term license arrangements      18,875  17,849  17,845  18,828  13,491
 Number of shareholder accounts
  at year-end:
  Common                              23,446  24,131  25,282  26,334  26,937
  Preferred                               -       -       -       -       -
  Preference                              -       -       -       -       -
 Average common and common equivalent
  shares outstanding (thousands)     203,525 205,543 204,866 203,373 201,578

(1) 1995 results reflect a special charge for disposal of certain real estate assets of $290 million less related tax effect of $106 million, or $184 million.

(2) 1993 results reflect an extraordinary net gain as a result of extinguishing certain debt obligations of $86 million less related tax effect of $34 million, or $52 million.

(3) 1991 results reflect restructuring and other charges of $445 million less related tax effect of $162 million, or $283 million.

(4)1989 results reflect net special items charges of $401 million less related tax effect of $141 million, or $260 million.

     1990    1989    1988    1987    1986    1985
   ------- ------- ------- ------- ------- -------




      1.87    1.56    2.68    2.12    1.27     .88
        -       -       -       -       -       -
        -       -       -       -       -       -
   ------- ------- ------- ------- ------- -------
      1.87    1.56    2.68    2.12    1.27     .88
   ======= ======= ======= ======= ======= =======
      1.20    1.20    1.15     .90     .87     .87
     19.21   18.55   18.14   16.54   14.82   14.42



     7,556   7,371   6,983   6,418   5,889   5,496
     8,800   8,605   8,401   6,499   5,083   3,869
   ------- ------- ------- ------- ------- -------
    16,356  15,976  15,384  12,917  10,972   9,365
   ======= ======= ======= ======= ======= =======



     2,168   1,502   1,644   1,540   1,412   1,157
         7      23      37      51      63      77

       193      -       -       -       -       -
       204     204     198     181     172      -
   ------- ------- ------- ------- ------- -------
     2,572   1,729   1,879   1,772   1,647   1,234
   ======= ======= ======= ======= ======= =======


       838     931   1,046     840     598     292
     1,799   1,075   1,272   1,290   1,101     711
   ------- ------- ------- ------- ------- -------
     2,637   2,006   2,318   2,130   1,699   1,003
   ======= ======= ======= ======= ======= =======


        -       -       -       -   14,700  14,700
        -       -       -       -       -   72,000
     3,864   4,148   4,044   3,714   3,251   3,324

       9.8%    8.3%   14.6%   12.8%    8.4%    6.1%




     7,447   8,355   7,861   6,988   5,650   5,206
     1,619   1,826   1,467   1,397   1,241   1,070
   ------- ------- ------- ------- ------- -------
     9,066  10,181   9,328   8,385   6,891   6,276
   ======= ======= ======= ======= ======= =======



       340     377     516     379     180     132
        54     (36)     50      68      97      81

        -       -       -       -       -       13
   ------- ------- ------- ------- ------- -------
       394     341(4)  566     447     277     200

        -       -       -       -       -       -
        -       -       -       -       -       -
   ------- ------- ------- ------- ------- -------
       394     341     566     447     277     200
   ======= ======= ======= ======= ======= =======


    40,621  45,214  46,976  45,123  41,757  38,922
     1,531   1,563   1,423   1,277   1,143   1,134
       318     325     292     250     225     259
       446     403     511     467     310     266

     5,621   5,693   5,833   5,871   5,962   5,979
    13,491  13,324  13,324  12,064  12,064   3,590


    28,187  29,847  30,379  32,535  31,682  37,135
        -       12      25      26   1,825   2,192
        -      443     351     106       7   2,242

   203,673 204,331 207,785 202,544 195,456 194,828