Form 10-K, Exhibit 13
period 1996-12-29
WEYERHAEUSER CO
filed 1997-03-14
CIK 106535

HIGHLIGHTS

---------------------------------------------------------------------
Dollar amounts in millions except per-share figures    1996     1995
---------------------------------------------------------------------
Net sales and revenues                              $11,114  $11,788
---------------------------------------------------------------------
Net earnings before special charge                      463      983
Less: special charge(1)                                  --      184
---------------------------------------------------------------------
Net earnings                                            463      799
---------------------------------------------------------------------
Cash flow from operations,
 before working capital changes                       1,262    1,856
Capital expenditures (excluding acquisitions)           879      996
Total assets                                         13,596   13,253
Shareholders' interest                                4,604    4,486
---------------------------------------------------------------------

---------------------------------------------------------------------
                                                1995
                             ----------------------------------------
                                     Before
                       1996  Special Charge (1)Special Charge    Net
---------------------------------------------------------------------
Net earnings per
 common share:
 First quarter      $  .72           $ 1.00                   $ 1.00
 Second quarter        .52             1.21                     1.21
 Third quarter         .60             1.37             (.90)    .47
 Fourth quarter        .50             1.25                     1.25
---------------------------------------------------------------------
                    $ 2.34           $ 4.83            $(.90) $ 3.93
=====================================================================

(1) The after-tax charge of $184 million ($290 million less income taxes of $106 million) taken in 1995 is a result of:
(a) the company's decision to accelerate the disposition of some of the affected assets and (b) the implementation of Statement of Financial Accounting Standards (SFAS) No. 121,
"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which required the company to change its method of valuing long-lived assets.

-----------------------------------------------------------------------
Market prices - high/low                1996                1995
-----------------------------------------------------------------------
First quarter                     $49 1/2 - 39 15/16  $42 5/8 - 36 7/8
Second quarter                     49 7/8 - 41 3/4     47 3/8 - 37 1/2
Third quarter                      48 1/4 - 39 1/2     50 3/8 - 44 3/4
Fourth quarter                     48 1/8 - 43 7/8         48 - 40 7/8
-----------------------------------------------------------------------
Year                              $49 7/8 - 39 1/2    $50 3/8 - 36 7/8
-----------------------------------------------------------------------

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

PULP, PAPER AND PACKAGING STATISTICAL DATA

----------------------------------------------------------------------
NET SALES                    1996     1995     1994     1993     1992
----------------------------------------------------------------------
(Millions of dollars)
Pulp                      $   954  $ 1,616  $ 1,012  $   823  $   711
Newsprint                     451      508      356      322      326
Paper                         803    1,001      664      648      673
Paperboard and
 containerboard               281      325      240      255      321
Packaging                   1,921    1,863    1,495    1,302    1,323
Recycling                     140      266      121       77       93
Chemicals                      63       63       45       32       31
Personal care products         --       --       --       --      514
Miscellaneous products         35       40      133      120      117
----------------------------------------------------------------------
                          $ 4,648  $ 5,682  $ 4,066  $ 3,579  $ 4,109
======================================================================

----------------------------------------------------------------------
SALES VOLUMES                1996     1995     1994     1993     1992
----------------------------------------------------------------------
(Thousands)
Pulp -- air-dry
 metric tons                1,868    2,060    2,068    1,886    1,238
Newsprint -- metric tons      629      663      638      609      575
Paper -- tons               1,007    1,006      998      990      966
Paperboard -- tons            205      230      201      222      238
Containerboard -- tons        346      259      254      290      318
Packaging -- MSF           42,323   34,342   34,483   31,386   29,414
Recycling -- tons           2,011    1,467      985      851      778
Personal care products
 -- standard cases             --       --       --       --   17,017
----------------------------------------------------------------------

---------------------------------------------------------------------------
ANNUAL PRODUCTION         CAPACITY    1996    1995    1994    1993    1992
---------------------------------------------------------------------------
(Thousands)
Pulp -- air-dry
 metric tons                 2,145   2,004   2,159   2,041   2,096   1,506
Newsprint -- metric tons       700     631     687     651     618     588
Paper -- tons                1,076   1,034   1,060     982   1,007     971
Paperboard -- tons             220     206     229     189     217     229
Containerboard -- tons       2,440   2,331   2,329   2,357   2,269   2,240
Packaging -- MSF            48,000  44,471  36,041  36,020  32,795  31,040
Recycling -- tons               --   3,428   2,754   2,042   1,847   1,692
Personal care products --
 standard cases                 --      --      --      --      --  16,743
---------------------------------------------------------------------------

---------------------------------------------------------------------------
PRINCIPAL MANUFACTURING FACILITIES
---------------------------------------------------------------------------
Pulp                                                                   8
---------------------------------------------------------------------------
Newsprint                                                              1
---------------------------------------------------------------------------
Paper                                                                  5
---------------------------------------------------------------------------
Paperboard                                                             1
---------------------------------------------------------------------------
Containerboard                                                         4
---------------------------------------------------------------------------
Packaging                                                             45
---------------------------------------------------------------------------
Recycling                                                             40
---------------------------------------------------------------------------
Chemicals                                                              7
---------------------------------------------------------------------------

TIMBERLANDS AND WOOD PRODUCTS STATISTICAL DATA

--------------------------------------------------------------------------
NET SALES                                1996   1995   1994   1993   1992
--------------------------------------------------------------------------
(Millions of dollars)
Raw materials (logs, chips and timber) $1,066 $1,102 $1,091 $1,021 $  872
Softwood lumber                         1,988  1,648  1,880  1,704  1,138
Softwood plywood and veneer               519    591    636    567    498
Oriented strand board, composite and
  other panel products                    667    752    750    623    495
Hardwood lumber                           235    193    175    154    127
Engineered wood products                  233    207    157    100     --
Miscellaneous products                    532    438    303    299    287
--------------------------------------------------------------------------
                                       $5,240 $4,931 $4,992 $4,468 $3,417
==========================================================================

--------------------------------------------------------------------------
SALES VOLUMES                            1996   1995   1994   1993   1992
--------------------------------------------------------------------------
(Millions)
Raw materials -- cubic feet               577    535    564    547    545
Softwood lumber -- board feet           4,745  4,515  4,402  4,230  3,440
Softwood plywood and veneer --
 square feet (3/8")                     2,172  2,324  2,685  2,435  2,227
Composite panels -- square feet (3/4")    604    648    660    626    590
Oriented strand board --
 square feet (3/8")                     2,083  1,931  1,803  1,672  1,484
Hardboard -- square feet (7/16")          193    201    167    140    133
Hardwood lumber -- board feet             349    293    254    240    218
Engineered wood products -- lineal feet   116    128     71     47     --
Hardwood doors (thousands)                652    648    617    556    514
--------------------------------------------------------------------------

--------------------------------------------------------------------------
ANNUAL PRODUCTION             CAPACITY   1996   1995   1994   1993   1992
--------------------------------------------------------------------------
(Millions)
Logs -- cubic feet                  --    912    914    671    673    749
Softwood lumber -- board feet    3,765  3,695  3,419  3,249  3,135  2,782
Softwood plywood and veneer
 -- square feet (3/8")           1,181  1,243  1,292  1,249  1,188  1,125
Composite panels --
  square feet (3/4")               585    535    583    594    564    540
Oriented strand board
 -- square feet (3/8")           2,105  1,687  1,654  1,568  1,443  1,234
Hardboard -- square feet (7/16")    --     86    124    122    120    118
Hardwood lumber  -- board feet     409    333    278    229    221    210
Hardwood doors (thousands)         717    646    643    597    522    469
--------------------------------------------------------------------------

--------------------------------------------------------------------------
PRINCIPAL MANUFACTURING FACILITIES
--------------------------------------------------------------------------
Softwood lumber, plywood and veneer                                   35
--------------------------------------------------------------------------
Composite panels                                                       5
--------------------------------------------------------------------------
Oriented strand board                                                  6
--------------------------------------------------------------------------
Hardwood lumber                                                       11
--------------------------------------------------------------------------
Hardwood doors                                                         1
--------------------------------------------------------------------------

PULP, PAPER AND PACKAGING

After a prolonged downturn through the early 1990s, the 18-month rebound in pulp and paper prices in 1994 and 1995 came as a welcome but short-lived respite. Prices across all products and grades tumbled in 1996, producing earnings for the Pulp, Paper and Packaging sector of $307 million compared with $1.2 billion in 1995. Net sales were $4.6 billion compared with $5.7 billion last year.

--------------------------------
Pulp, Paper, Packaging Earnings
(millions of dollars)
1996                      $307
1995                    $1,181
1994                      $211
1993                       $61
1992                      $251
-------------------------------

Despite the challenge of this recent cycle, 1996 has been a rewarding year as the sector focused on fundamentals, effectively making the most of a down market by building a stronger foundation for long-term growth. This foundation includes gains in asset utilization, improvements in product mix and innovation, and continued discipline in capital spending.

As a result of this focused strategy, mills further improved operating efficiency and customer relationships.
Unscheduled downtime to adjust an inventory buildup in late 1995 and 1996 prevented the sector from fully realizing the benefit of these improvements, but they are firmly in place. As inventories and markets adjust, operations should reap further benefits in operating efficiency and work-systems improvements, leading to increased return on capital.

The sector continued a disciplined approach to capital spending in 1996. With major modernizations completed, our assets are well positioned to compete into the next century. As a result, spending to sustain and improve assets totaled

$415 million, just two-thirds of the average annual capital allocation over the past three years. In the next four years, we plan to push down capital spending even further, to an annual average of $400 million, exclusive of any acquisitions or major expansion opportunities. Sector capital outlay in 1997 is projected to be at the lowest level in 10 years, approximately equal to depreciation.

----------------------------------------------------
Pulp, Paper, Packaging Capital Spending*
(millions of dollars)
1997 Estimated                    $400
1996                              $415
1995                              $501
1994                              $794
1993                              $652

*Excludes acquisitions
----------------------------------------------------

Looking to the future, sector growth is expected to come primarily through strategic acquisitions and expanded business partnerships. Operations will continue to focus on the basics: improving process reliability, asset utilization and work systems; and achieving outstanding customer satisfaction. These initiatives, coupled with continued improvement in product mix and disciplined capital spending, will continue to lift the Pulp, Paper and Packaging businesses nearer to the top of their peer groups.

The Containerboard Packaging business has grown to become the largest domestic producer of corrugated packaging, increasing volume from 2.4 million tons in 1995 to 2.9 million tons in 1996. High asset utilization of existing and modernized facilities and complete integration of the nine Westvaco packaging plants purchased in 1995 contributed to the higher volumes. Nationwide, the business is shipping 40 percent more product per packaging plant than the industry average. The containerboard mill system benefited from a record start-up of the No. 2 paper machine in August at the joint venture Cedar River

Paper Company. An alliance with SCA Packaging Europe BV resulted in a unique joint venture, SCA Weyerhaeuser
Packaging Holding Company Asia Limited, that will pursue opportunities to manufacture and supply high-quality packaging to the fast-growing economies of Asia.

The Newsprint business attained its second-best year ever.
Improved operating efficiency at the North Pacific Paper
Corporation (NORPAC) joint venture with Nippon Paper
Industries Co., Ltd., of Japan resulted in solid profitability despite declining domestic prices. NORPAC successfully completed a major upgrade of the No. 2 paper machine and its de-inked pulp facility to better capture market opportunities. Operating improvements to the No. 1 and No. 3 machines - resulting in increased uptime, reduced waste and running at target rates - netted a 2 percent gain in productivity and lowered costs. Weyerhaeuser's balance between the North American and Japanese markets paid off during the cycle as the U.S. market struggled and the Japanese market grew by 4 percent. Nearly 100 pressroom visits by NORPAC employees in both the United States and Japan deepened operator knowledge of customer needs and demonstrated the business's commitment to customer service.

Fine paper prices plunged to early 1990s levels, yet the Fine Paper business delivered its third-highest profit in the business's history. These significant results are due to employee involvement, process reliability, strong customer relationships and improved product mix. Growth has been led by non-capital investments in improved work systems as team-led efforts in marketing, product development and manufacturing helped create new products with higher margins. Current value-added office and printing products, such as First Choice TM, Cougar TM and Lynx TM, are reducing the cyclical nature of the Fine Paper business and capturing higher returns on assets. New products introduced in 1996, including several aimed at the small- and home-office markets, are strengthening the basis for value-added product lines. Two independent customer satisfaction surveys in 1996 ranked the Fine Paper business first overall. Strengths are knowledgeable employees, fast and accurate responses to customer inquiries, quality of products, on-time deliveries, and strategic use of electronic commerce.

World pulp markets experienced extreme volatility in both price and volume. An inventory buildup through 1995 coupled with a recession in Europe, which accounts for 40 percent of market demand, triggered a price collapse of 50 percent in less than six months. Weyerhaeuser sales were somewhat less volatile than others in the industry because of our strategy to focus on more stable grades, particularly fluff and northern softwood papergrade, and strong long-term customer relationships. The Pulp business continued to increase the sale of specialty fluff pulps, bringing specialty products to about 25 percent of total fluff pulp sales by year-end. Created for specific markets and tailored to customer specifications, these new products add greater stability and higher margins to the product mix.

The Recycling business stepped up to the challenge of supplying increased volumes of wastepaper used by internal containerboard mills. It did so during a volatile market, with prices dipping to 1993 levels. Recycling continues to be an important business at Weyerhaeuser. Volumes in 1996 increased nearly 40 percent, from 2.8 million tons to

3.4 million tons. 1997 will be a year in which we pause from the rapid growth of recent years and examine the effectiveness of our nationwide system to meet the needs of internal and external customers in an increasingly competitive marketplace.

Westwood Shipping provides product transportation timed to meet customer needs and to ensure product quality. Lower pulp shipments in 1996 were offset in part by strong newsprint and lumber orders to Japan. With no noticeable impact on customers, Westwood centralized its North American service organization in 1996. Operating units were reduced from five to two, supported by a new computer system.

In 1996, the Pulp, Paper and Packaging sector effectively broadened its base of manufacturing excellence, marketing innovation and customer service. Building on this foundation will lift the sector to its highest goal: to lead the industry in the creation of shareholder value.

TIMBERLANDS AND WOOD PRODUCTS

Timberlands and Wood Products businesses posted solid performances in 1996. Though higher labor and materials costs and weaker prices for oriented strand board eroded some of the gains, earnings rose in response to increasing demand and rising prices for softwood lumber, and continued results from business improvement efforts. The sector reported operating earnings of $805 million compared with earnings of $808 million in 1995. Net sales were $5.2 billion compared with $4.9 billion last year.

---------------------------------------
Timberlands and Wood Products Earnings
(millions of dollars)
1996                             $805
1995                             $808
1994                           $1,034
1993                             $891
1992                             $515
--------------------------------------

Domestically, following a weak first quarter, demand and prices for lumber surged in response to a strong U.S.
housing market. For much of the year, demand for lumber matched capacity. Price volatility also increased, the result of changing distribution patterns and uncertainty resulting from the imposition of quotas on Canadian imports into the United States. Log volumes and prices remained relatively stable the entire year.

Growing demand for Western-style wood housing in Japan fueled record international lumber demand in 1996. Lumber exports to Japan from Weyerhaeuser's Canadian and Western
U.S. mills increased by 30 percent to 380 million board feet.

Structural Panels experienced a difficult year due primarily to a dramatic increase in oriented strand board (OSB) capacity. Prices for OSB weakened significantly in the latter part of 1996.

Hardwood Lumber reported a solid year, buoyed by robust international markets and the successful integration of mills acquired in 1995. This Weyerhaeuser business has become the largest in the North American hardwood industry by providing a range of proprietary and standard products, mainly to industrial customers worldwide.

The Building Materials Distribution business, encompassing 52 customer service centers throughout the United States and Canada, experienced improved earnings and a 5 percent increase in sales over 1995. Updated computerized information systems effectively improved on-time deliveries, order-fill rates and inventory management, resulting in improved customer service.

------------------------------------------------
Timberlands and Wood Products Capital Spending*
(millions of dollars)
1997 Estimated                            $300
1996                                      $418
1995                                      $446
1994                                      $257
1993                                      $241

*Excludes acquisitions
-----------------------------------------------

The sector maintained its focus on managing capital expenditures, improving operating efficiency, and improving customer satisfaction. Key sources of the sector's business improvements are reducing operating costs, improving raw material usage, making product improvements, and delivering customer service. Success in these areas will continue to move the sector toward becoming the best.

Weyerhaeuser enhanced its position as the world's largest private owner of merchantable softwood timber by making major adjustments to its forestland portfolio, adjustments that will increase raw material supplies to Weyerhaeuser's Southern manufacturing facilities. The company acquired 661,200 acres of Southern pine forest in Mississippi and Louisiana and an additional 118,000 acres in central Georgia. Included in the Mississippi-Louisiana purchase were two state-of-the-art dimension lumber mills and long-term agreements with two contract sawmills. These purchases match the company's strategy of acquiring quality assets that fit core businesses.

Negotiations to exchange 180,000 acres of environmentally sensitive Weyerhaeuser forestland in Arkansas and Oklahoma with federal agencies were finalized in 1996. In return, Weyerhaeuser received from the U.S. Forest Service and U.S. Fish and Wildlife Service 47,500 acres of forestland well suited for sustainable timber production. The exchange supplements timber supplies for the company's area mills and transfers to public ownership wetlands and mixed forests ideal for wildlife management and recreation.

In August the company sold its long-time holdings near
Klamath Falls, Ore. By selling 600,000 acres of predominantly pine forest and the related manufacturing operations, the company narrowed its focus in the Pacific
Northwest to the production of Douglas fir and hemlock.

Timberlands strengthened forestry operations nationwide with a major restructuring to improve management effectiveness. The effort is expected to improve operational performance throughout the Timberlands business in 1997, as units take advantage of improved work processes, best practices and a flatter organizational structure where employees are empowered to make decisions that directly affect safety, operations, the environment and customers.

1996 marked the 30th anniversary of Weyerhaeuser's decision to develop High Yield Forestry. In the past three decades, sustained investments in forestry research, reforestation and silviculture have dramatically increased the amount of wood growing in the company's private forests. Weyerhaeuser expects its annual harvest from U.S. fee timberlands to increase approximately 70 percent above present levels over the next 20 years.

Recent forestry research on improving wood quality is projected to add significant future value to the timber harvested. While most opportunities for increasing volume have been captured, Timberlands continues to invest in pruning, genetics and other technologies to enhance wood quality and compatibility with specific manufacturing applications.

Wood Products businesses made important strides in 1996 in the area of work systems improvement. Underscored by an abiding commitment to their customers, employees are taking ownership to increase volumes, lower costs, make deliveries on time, and improve product quality and performance. Typical of the more than two dozen wood products facilities is Cottage Grove (Ore.) Lumber, where operational uptime increased from 90 to 95 percent and product yield per log increased from 92 to 98 percent. Better use of assets resulting in increased manufacturing time and higher volumes leads to increased return on capital. With commitment and ownership, Wood Products employees are making the key decisions affecting operating efficiency, customer service and product quality that result in lasting improvements to our business operations.

Our Timberlands and Wood Products assets are of high quality. A capable work force is concentrating on improving manufacturing processes and work systems that will further improve returns on invested capital to create future value for our shareholders.

REAL ESTATE AND FINANCIAL SERVICES

Combined earnings for the Real Estate and Financial Services sectors increased from $13 million in 1995, before a special charge, to $43 million in 1996, primarily the result of Weyerhaeuser Real Estate Company realizing benefits from its business restructuring efforts.

The real estate company improved results from its primary businesses and markets while continuing to make significant progress liquidating marginal assets identified in 1995. With home building and land development activities in Southern California, Las Vegas, Houston, Maryland, Virginia and the Puget Sound area, the company continues to be one of the top 20 home builders in the United States.

As part of its ongoing portfolio review and effort to concentrate on core businesses, Weyerhaeuser Company announced in September it had retained an investment banking firm to explore strategic options with respect to Weyerhaeuser Mortgage Company, a subsidiary of Weyerhaeuser Financial Services, Inc. As a result, an agreement has been signed to sell Weyerhaeuser Mortgage Company to owners more strongly focused on financial products.

1996 EVENTS AND ACCOMPLISHMENTS

In a company the size of Weyerhaeuser, it is not possible to include all of the major events and accomplishments in the Letter to Shareholders or the segment narratives. Listed below are some additional highlights of 1996.

SAFETY
Safety is a core value for Weyerhaeuser people; however, five employees and three contractors lost their lives working for the company in 1996. These fatalities occurred even as the company continued to reduce the number of lost-time accidents, clearly demonstrating the need for further improvement.
 Lost-time accidents decreased 6 percent,  from a rate of
0.86 per 100 employees in 1995 to 0.81 per 100 employees in 1996. Over the last five years, the lost-time accident rate has improved 72 percent, a tribute to the efforts of Weyerhaeuser employees everywhere.
  . The Senior Management Team Safety Excellence Award was established in 1996 to recognize "the best of the best"
- those units that have completed five years and/or 1 million work hours without a lost-time accident and have achieved "stretch" safety targets. Award winners during 1996 are containerboard packaging plants in Olympia, Wash., Jackson, Miss., and Barrington, N.J.; containerboard mills in Valliant, Okla., and Springfield, Ore.; the NORPAC newsprint mill in Longview, Wash.; the Flint River pulp mill in Oglethorpe, Ga.; timberlands in Mississippi/Alabama; the Puget Sound chip export center in Tacoma, Wash.; the Smith
Island log yard in Everett, Wash.; seed orchards in Sequim, Wash., and Central Point, Ore.; and the nursery in Aurora, Ore.
  . The pulp and paper complex in Columbus, Miss., was recertified as an "OSHA Star" plant site for another three years by the U.S. Department of Labor, officially designating Columbus "one of the safest pulp and paper-making complexes in America." This is the second time Columbus has been named. Also, the softwood lumber mill in Barnesville, Ga., was designated an "OSHA Star" plant site for the first time in 1996, joining the containerboard mill in Valliant, Okla., which was certified in 1995.

CUSTOMERS
  . Four Pulp, Paper and Packaging operations received the Jack
Waechter Award for Customer Excellence: containerboard packaging plants in Belleville, Ill., and Salinas, Calif.; the pulp mill in Grande Prairie, Alberta; and the fine paper plant in Longview, Wash.
The award recognizes exceptional commitment to customer satisfaction.
  . After two years as a certified supplier to Xerox, the paper mill in Prince Albert, Sask., has been rated Xerox's number-one supplier.
  . The pulp and paper complex in Columbus, Miss., was recertified as an ISO 9002 facility by the International Quality Management Institute, Mississaugha, Ont. The designation means the mill's processes meet or exceed internationally recognized standards for assured quality and consistency.
  . The oriented strand board mill in Grayling, Mich., won the 1996 Wood Products Manufacturing Excellence Award. In its third year, the award promotes excellence in manufacturing by challenging operations to demonstrate world-class operational standards and share best practices. Grayling was a recipient in 1995 also.

PARTNERSHIPS
  . In an agreement with the Rocky Mountain Elk Foundation, Weyerhaeuser will provide habitat for elk and other big game on its 2.1 million acres of forestland in the Pacific Northwest. Weyerhaeuser also has agreed to work with the Croatan National Forest and the U.S. Fish and Wildlife Service to manage habitat for the red-cockaded woodpecker on its forestland in North Carolina.

  . In 1996, the company submitted for federal approval its first-ever multi-species Habitat Conservation Plan (HCP), covering 400,000 acres of company timberland near Cottage Grove and Springfield, Ore. The 40- to 80-year plan will increase biological diversity and protect special habitats while ensuring the sustainable production of wood. Also, the company worked with the U.S. Fish and Wildlife Service to complete an HCP to protect the endangered American burying beetle in Arkansas and Oklahoma.

CITIZENSHIP
  . For the second year running, Weyerhaeuser ranked number one in responsibility to the community and environment among forest industry companies, according to Fortune magazine's annual Corporate Reputation Survey.
  . The Pulp business's Flint River pulp mill in Oglethorpe, Ga., was the first of the forest products industry accepted into the EPA's eXcellence and Leadership Program (Project XL) and is now an official Project XL site. Participation is based on continued commitment to minimum impact manufacturing through voluntary pollution prevention. The facility has won eight environmental awards for water and air quality from state and national organizations, including the 1996 Water Protection Citizen of the Year from the Georgia Chamber of Commerce and Department of Natural Resources.
  . The Oregon Department of Fish and Wildlife selected Weyerhaeuser as the recipient of the Landowner of the Year award for the company's work in improving wildlife habitat in the Willamette region.
  . In 1996, the Weyerhaeuser Company Foundation expanded its Excellence in Recycling awards to include seven states. These competitions are open to elementary and secondary schools within the states and recognize effective education regarding the value of integrated waste management. States currently participating are Alabama, Arkansas, Mississippi,
North Carolina, Oklahoma, Oregon and Washington.
  . Along with representatives from education, associations, industry and environmental organizations, Weyerhaeuser people participated in the Seventh American Forest Congress held in Washington, D.C., to work on reaching agreement about the future management of U.S. forests.
  . Weyerhaeuser and others in the forest products industry completed the second year of implementing the American Forest and Paper Association's Sustainable Forestry Initiative (R), a comprehensive program of forestry and conservation practices.
  . Weyerhaeuser foresters and scientists have completed watershed analyses for 1.2 million acres of forestland in the western United States and Canada. Seven analyses were finished in Oregon and Washington in 1996, for a total of 27 completed since 1993. In British Columbia, assessments of eight more watersheds were completed on land managed under long-term leases. Watershed analysis is a comprehensive assessment of a watershed followed by a management plan to protect water quality and fish habitat. It is a key process Weyerhaeuser uses to conserve precious natural resources while continuing to manage forestlands for the sustainable production of wood.
  . The Kamloops, B.C., pulp mill received a National Industry Energy Innovator Award for participating in the Canadian Industry Program for Energy Conservation, a voluntary network of industry associations. Weyerhaeuser Canada and the Kamloops mill were recognized by Natural Resources Canada for ongoing efforts in formalizing and meeting energy-efficiency targets and programs.