Form 10-K, Exhibit 13
period 1996-12-29
WEYERHAEUSER CO
filed 1997-03-14
CIK 106535

1996 FINANCIAL REPORT


CONTENTS
42  Description of the Business of the Company
48  Financial Review
52  Report of Independent Public Accountants
53  Consolidated Statement of Earnings
54  Consolidated Balance Sheet
56  Consolidated Statement of Cash Flows
58  Consolidated Statement of Shareholders' Interest
59  Notes to Financial Statements
76  Historical Summary

-------------------------------------------------------------
This report includes statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to uncertainties and risks that may cause actual results to
differ  materially  from  those  projected.   The  company's
businesses are cyclical in nature and are influenced by economic factors such as interest rates, housing starts, industrial production and GDP growth in the United States. The company's performance is also affected by its ability to successfully implement its business improvement plans and other internal performance objectives and its ability to achieve expected returns on numerous capital projects. Many of the company's products are used in the manufacture of other products and face the threat of customers substituting other materials. The company is also a large exporter and is affected both by changes in economic activity in Europe and Asia, particularly by changes in GDP and housing starts in Japan, our largest export market, and by changes in
currency  exchange  rates.   The company's  timberlands  and
manufacturing facilities are subject to extensive  forestry,
land   use   and  environmental  regulations   that   change
frequently and are discussed in more detail on pages 45 through 47 of this report. The company's major businesses are also affected by government policies regarding the management of public lands in the United States and Canada and by international trade restrictions. In addition to unanticipated changes in government regulation and policy, natural disasters and unusual weather conditions can damage the company's forests and operations and impact supply conditions for the company's products.
------------------------------------------------------------

DESCRIPTION OF THE BUSINESS OF THE COMPANY

------------------------------------------------------------
Weyerhaeuser Company (the company) was incorporated in the state of Washington in January 1900 as Weyerhaeuser Timber Company. It is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, real estate development and construction, and financial services.
 The company has 39,700 employees, of whom 37,300 are employed in its timber-based businesses, and of this number, approximately 17,500 are covered by collective bargaining agreements, which generally are negotiated on a multi-year basis.
 Approximately 2,400 of the company's employees are involved in the activities of its real estate and financial services subsidiaries.
 The major markets, both domestic and foreign, in which the company sells its products are highly competitive, with numerous strong sellers competing in each. Many of the company's products also compete with substitutes for wood and wood fiber products. The real estate and financial services subsidiaries also operate in highly competitive markets, competing with numerous regional and national firms in real estate development and construction and in financial services.
 In 1996, the company's sales to customers outside the United States totaled $2.7 billion (including exports of $1.8 billion from the United States and $.9 billion of

Canadian export and domestic sales), or 24 percent of total consolidated sales and revenues. The company believes these sales contributed a higher proportion of aggregate operating profits (see Note 2 of Notes to Financial Statements). All sales to customers outside the United States are subject to risks related to international trade and to political, economic and other factors that vary from country to country.


PRINCIPAL BUSINESS SEGMENTS

TIMBERLANDS AND WOOD PRODUCTS

The company owns approximately 5.3 million acres of commercial forestland in the United States (61 percent in the South and 39 percent in the Pacific Northwest), most of it highly productive and located extremely well to serve both domestic and international markets. The company has, additionally, long-term license arrangements in Canada covering approximately 22.9 million acres (of which 15 million acres are considered to be productive forestland). The combined total timber inventory on these U.S. and Canadian lands is approximately 266 million cunits (a cunit is 100 cubic feet of solid wood), of which approximately 75 percent is softwood species. The relationship between cubic measurement and the quantity of end products that may be produced from timber varies according to the species, size and quality of timber, and will change through time as the mix of these variables changes. To sustain the timber supply from its fee timberlands, the company is engaged in extensive planting, suppression of nonmerchantable species, precommercial and commercial thinning, fertilization and operational pruning, all of which increase the yield from its fee timberland acreage.
 The company's wood products businesses produce and sell softwood lumber, plywood and veneer; composite panels; oriented strand board; hardwood lumber and plywood; doors; treated products; logs; chips and timber. These products are sold primarily through the company's own sales organizations. Building materials are sold to wholesalers, retailers and industrial users.
 The company, through its wholly owned subsidiary, Weyerhaeuser Forestlands International, formed a joint-venture partnership with institutional investors represented by UBS Resource Investments International, a unit of UBS Asset Management (New York) Inc., which will make investments in timberlands and related assets outside the United States. The primary focus of this partnership will be in pine forests in the Southern Hemisphere. The company will be a 50 percent owner of the joint venture, the total size of which is expected to be approximately $400 million. The joint venture will be capitalized over time through equal cash contributions by the company and the investor group.
 During the 1996 third quarter, the company started up its new oriented strand board (OSB) mill in Sutton, West Virginia. The mill, which is designed to produce approximately 550 million square feet (3/8" basis) annually, is the company's sixth OSB operation and the largest single-line OSB mill in the United States.
 Also in the third quarter, the company sold its Klamath Falls, Oregon, hardboard, particleboard and plywood manufacturing operations; 600,000 acres of predominantly pine timberlands; and its nursery and seed orchard facilities in Eastern Oregon. Revenues and operating earnings of these operations were not material to the company.
 During the year, the company acquired 779,000 acres of private commercial timberlands and two sawmills in the southern United States. A portion of these timberlands was involved in a like-kind exchange for the Klamath Falls timberlands.

------------------------------------------------------------------------
Dollar amounts in millions         1996    1995    1994    1993    1992
------------------------------------------------------------------------
Net sales:
 Raw materials (logs, chips
  and timber)                    $1,066  $1,102  $1,091  $1,021  $  872
 Softwood lumber                  1,988   1,648   1,880   1,704   1,138
 Softwood plywood and veneer        519     591     636     567     498
 Oriented strand board,
  composite and other panels        667     752     750     623     495
 Hardwood lumber                    235     193     175     154     127
 Engineered wood products           233     207     157     100      --
 Miscellaneous products             532     438     303     299     287
------------------------------------------------------------------------
                                 $5,240  $4,931  $4,992  $4,468  $3,417
========================================================================
Approximate contributions
 to earnings                     $  805  $  808  $1,034  $  891  $  515
========================================================================

PULP, PAPER AND PACKAGING

The  company's pulp, paper and packaging businesses include:
Pulp, which manufactures chemical wood pulp for world markets; Newsprint, which manufactures newsprint at the company's North Pacific Paper Corporation mill and markets it to West Coast and Japanese newspaper publishers; Paper, which manufactures and markets a range of both coated and uncoated fine papers through paper merchants and printers; Containerboard Packaging, which manufactures linerboard and corrugating medium, which is primarily used in the production of corrugated packaging, and manufactures and markets industrial and agricultural packaging; Paperboard, which manufactures and markets bleached paperboard, used for production of liquid containers, to West Coast and Pacific Rim customers; Recycling, which operates an extensive wastepaper collection system and markets it to company mills and worldwide customers; and Chemicals, which produces chlorine, caustic and tall oil, which are used principally by the company's pulp, paper and packaging operations.
 In 1993, the Personal Care Products business, which manufactured disposable diapers sold under the private-label brands of many of North America's largest retailers, was sold through an initial public offering of stock.
 The company and SCA Packaging Europe BV formed a joint venture in 1996 to pursue opportunities to build or buy containerboard packaging facilities to serve manufacturers of consumer and industrial products in Asia.

----------------------------------------------------------------------
Dollar amounts in millions       1996    1995    1994    1993    1992
----------------------------------------------------------------------
Net sales:
 Pulp                          $  954  $1,616  $1,012  $  823  $  711
 Newsprint                        451     508     356     322     326
 Paper                            803   1,001     664     648     673
 Paperboard and containerboard    281     325     240     255     321
 Packaging                      1,921   1,863   1,495   1,302   1,323
 Recycling                        140     266     121      77      93
 Chemicals                         63      63      45      32      31
 Personal care products            --      --      --      --     514
 Miscellaneous products            35      40     133     120     117
----------------------------------------------------------------------
                               $4,648  $5,682  $4,066  $3,579  $4,109
======================================================================
Approximate contributions
 to earnings                   $  307  $1,181  $  211  $   61  $  251
======================================================================

REAL ESTATE

The company, through its real estate subsidiary, Weyerhaeuser Real Estate Company, is engaged in developing single-family housing and residential lots for sale, including the development of master-planned communities. Operations are mainly concentrated in selected metropolitan areas in Southern California, Nevada, Washington, Texas, Maryland and Virginia.

------------------------------------------------------------
Dollar amounts in millions 1996   1995  1994  1993   1992
------------------------------------------------------------
Net sales and revenues:
 Single-family units       $573  $ 563   $686   $615   $569
 Multi-family units          12     --     26     30      4
 Residential lots            76     60     65     43     39
 Commercial lots             50     29      7     41      6
 Commercial buildings        43      4     35      3      5
 Acreage                     25     36     20     27     20
 Other                       25     31     72     70     47
------------------------------------------------------------
                           $804  $ 723   $911   $829   $690
=============================================================
Approximate contributions
 to earnings (1)           $ 35  $(231)  $  7   $ 18   $ 13
=============================================================

(1) After a special charge of $232 million to dispose of certain real estate assets in 1995.

FINANCIAL SERVICES

The company, through its financial services subsidiary, Weyerhaeuser Financial Services, Inc., is involved in a range of financial services. The principal operating unit is Weyerhaeuser Mortgage Company (WMC), which has origination offices in 19 states, with a servicing portfolio of $4.4 billion covering approximately 46,000 loans throughout the country. Mortgages are resold in the secondary market through mortgage-backed securities to financial institutions and investors. Through its insurance services organization, it also offers a broad line of property, life and disability insurances.
 GNA Corporation, a subsidiary that specialized in the sale of life insurance annuities and mutual funds to the customers of financial institutions, was sold in April 1993.
 The company has signed an agreement for the sale of WMC. Revenues and operating earnings of WMC are not material to the company.

----------------------------------------------------------------------
Dollar amounts in millions     1996    1995     1994    1993     1992
----------------------------------------------------------------------
Net sales and revenues:
 Interest                    $   70  $   76   $   84  $  110   $  144
 Investment income                1       3        2     116      452
 Loan origination and
  servicing fees                100      84       88     127      103
 Premiums                         9       9       10      14       21
 Other revenues                  25      24       22      34      112
----------------------------------------------------------------------
                             $  205  $  196   $  206  $  401   $  832
======================================================================
Approximate contributions
 to earnings (1)             $    8  $  (46)  $   11  $   76   $   68
======================================================================

(1) After a special charge of $58 million to dispose of certain real estate assets in 1995 and a $42 million gain on sale of GNA Corporation in 1993.

CORPORATE AND OTHER

Corporate and other includes wholesale nursery and garden supply products, which are sold primarily to retailers and landscapers by the company's sales force; marine transportation; and general corporate expense.
 The company has offered for sale its wholly owned wholesale nursery and garden supply products subsidiary, Shemin Nurseries, Inc. The sale of this business is expected to close in the first half of 1997. Revenues and operating earnings of these operations are not material to the company.

-------------------------------------------------------------------
Dollar amounts in millions  1996    1995    1994    1993     1992
-------------------------------------------------------------------
Net sales                  $ 217   $ 256   $ 223   $ 269    $ 220
===================================================================
Approximate contributions
 to earnings (1)           $(183)  $(217)  $(142)  $ (46)   $(107)
===================================================================

(1)After a $70 million gain on disposal of infant diaper business in 1993.

ENVIRONMENTAL MATTERS

In 1990 the northern spotted owl was listed as a threatened species under the Endangered Species Act (ESA). In 1992 the marbled murrelet was listed as a threatened species under the ESA, and in 1996 the Umpqua River Cutthroat Trout was listed as a threatened species. Certain Snake River salmon runs have been listed as threatened or endangered under the ESA. The National Marine Fisheries Service has proposed listing coho salmon that spawn in Oregon coastal rivers as a threatened species. Petitions have been filed to list certain Pacific Northwest salmon runs, steelhead trout, bull trout and other fish populations as threatened or endangered under the ESA. A consequence of these listings has been, and a consequence of future listings may be, reductions in the sale and harvest of timber on federal timberlands in the Pacific Northwest. Requirements to protect habitat for threatened and endangered species on non-federal timberlands has resulted, and may in the future result, in restrictions on timber harvest on some non-federal timberlands in the Pacific Northwest, including some timberlands of the company. The listing of the red-cockaded woodpecker as an endangered species under the ESA had some impact on the harvest of public and private timber in the southeastern United States, but has had little impact on the company's operations. Other ESA-listed species (e.g., American burying beetle and gopher tortoise) occur on or near some of the company's southern timberlands, but have had little impact on the company's operations. Other federal ESA listings, or designations of fish and wildlife species as endangered, threatened or otherwise sensitive under various state laws, could impact future timber harvests on some of the company's timberlands and could impact timber supply and prices in some regions. In addition, statutory requirements with respect to the protection of wetlands may affect future harvest and forest management practices on some of the company's timberlands, particularly in southeastern states.
 In April 1994, the Clinton administration adopted its plan with respect to management of federal timberlands in the Pacific Northwest. This plan has reduced timber sales from certain federal lands in western Washington, western Oregon and northern California by more than 75 percent from harvest levels in the 1980s. Subsequently, the Clinton administration has begun similar planning efforts and adopted interim timber sale policies for federal timberlands in the intermountain west and certain other regions. These reductions in federal timber sales have seriously reduced log supplies to many independent sawmills that have been important suppliers of wood chips to the company's pulp and paper mills in Washington and Oregon. Alternative sources of wood chips and recycled fiber have become available, and some companies have reduced manufacturing capacity or production levels in response to reduced federal timber harvests. The company does not anticipate that reductions in federal timber harvests will require significant curtailments of capacity or production at its current manufacturing facilities.
 The administration also has stated that reduced timber harvest on federal lands will provide the opportunity to clarify the uncertainty surrounding federal policies for protection of northern spotted owls on some private lands. On February 7, 1995, the administration proposed a special rule to clarify federal harvest restrictions on some private lands in Washington and California. The company believes that the regulatory changes might ultimately allow it to harvest fee timber in some areas where it has not been operating because of uncertainties regarding regulations intended to protect the northern spotted owl. Whether those regulatory changes will be implemented is uncertain. If those regulatory changes are not implemented, the company might not harvest some timber that it otherwise might harvest in 1997 and 1998.
 Because those regulatory changes may not be implemented, and in order to avoid existing uncertainty under the ESA, the company, in February 1995, developed a Habitat Conservation Plan (HCP) and obtained from the U.S. Fish and Wildlife Service an Incidental Take Permit with respect to northern spotted owls on approximately 209,000 acres of its Oregon coastal timberlands. That HCP establishes a protocol for the harvest of timber and the protection of the northern spotted owl on those timberlands and is expected to remain in effect for at least 50 years. In December 1996, the company applied for an Incidental Take Permit covering approximately 400,000 acres of company timberlands in western Oregon. If the related HCP and Implementation Agreement are approved and that permit is issued by the U.S. Fish and Wildlife Service and the National Marine Fisheries Service, the company would be authorized to "take" all species currently listed or proposed for listing under the ESA (including the northern spotted owl), and all or most species that may become listed in the future, in the course of conducting timber harvest and other forest management and land use activities on those lands. Pursuant to both of those HCPs, there are limits on the amount of land covered by the HCPs that can be transferred unless the U.S. Fish and Wildlife Service approves the transfer or the new owner agrees to be bound by the HCP and related documents. In 1996 the company obtained from the U.S. Fish and Wildlife Service an Incidental Take Permit for the American burying beetle covering approximately 25,000 acres of lands in Oklahoma that it acquired from the United States in an exchange with the U.S. Forest Service and certain nearby lands that the company already owned. The company also has entered into agreements with the U.S. Fish and Wildlife Service to reduce uncertainties under the ESA with respect to red-cockaded woodpeckers on some of its timberlands in North Carolina and northern spotted owls on some of its timberlands in Washington.
 The company believes the most effective way to manage its timberlands for the growth and harvest of timber and the protection of wildlife and fish habitat is to develop plans for the management of timber and other resources on those lands and obtain approval of those plans from the
appropriate  federal  or state agencies.   Accordingly,  the
company is seeking to develop HCPs or other arrangements with federal and state fish and wildlife agencies for some other parts of its Pacific Northwest timberlands that would address the protection of wildlife and fish habitat for both listed and non-listed species.
 Forest  practice acts in some of the states  in  which  the company  has  timber increasingly impact present  or  future harvest and forest management activities. For example, forest practice acts in Washington and Oregon limit the size of clearcuts, require that some timber be left unharvested in riparian areas and sometimes in other areas to protect water quality, fish habitat and wildlife, regulate construction of forest roads and conduct of other forest management activities, require reforestation following timber harvest, and contain procedures for state agencies to review and approve proposed forest practice activities. Other state and some local governments regulate certain forest practices through various permit programs. Each of the states in which the company owns timberlands has developed "best management practices" (BMPs) to reduce the impacts of forest practices on water quality and aquatic habitats. Additional and more stringent regulations and regulatory programs may be adopted by various state and local governments. These current or future forest practice acts, BMPs and other programs may reduce the volumes of timber that can be harvested, increase operating and administrative costs, and make it more difficult to respond to rapid changes in markets, extreme weather or other unexpected circumstances. However, the company does not anticipate that it will be disproportionately affected by these programs as compared with typical owners of comparable timberlands or that these programs will significantly disrupt its planned operations over large areas or for extended periods.
 In addition, the company participates in the Sustainable Forestry Initiative(R) sponsored by the American Forest & Paper Association, a code of conduct designed to supplement government regulatory programs with voluntary landowner initiatives to further protect certain public resources and values. Compliance with the Sustainable Forestry Initiative(R) may require some increases in operating costs.
 The combination of the forest management and harvest restrictions and impacts described in the preceding paragraphs has increased operating costs, resulted in changes in the value of timber and logs from the company's Pacific Northwest timberlands, and contributed to increases in the prices paid for wood products and wood chips during periods of high demand. The company does not know whether these effects will continue. One additional effect may be the continuation of some reduced usage of, and some substitution of other products for, lumber and plywood.
 The company does not believe that the restrictions and impacts described in the above paragraphs have had, or in 1997 or 1998 will have, a significant effect on the company's total harvest of timber, although they may have such an effect in the future.
 In addition to the foregoing, the company is subject to federal, state or provincial and local air, water and land pollution control, solid and hazardous waste management, disposal and remediation laws and regulations in all areas in which it has operations, and to market demands with respect to chemical content of some products and use of recycled fiber. Compliance with these laws, regulations and demands usually involves capital expenditures as well as operating costs. The company cannot easily quantify future amounts of capital expenditures required to comply with these laws, regulations and demands, or the impact on operating costs, because in some instances compliance standards have not been developed or have not become final or definitive. In addition, compliance with standards frequently serves other purposes such as extension of facility life, increase in capacity, changes in raw material requirements, or increase in economic value of assets or products. While it is difficult to isolate the environmental component of most manufacturing capital projects, the company estimates that capital expenditures for environmental compliance were approximately $76 million (9 percent of total capital expenditures excluding acquisitions) in 1996. Based on its understanding of current regulatory requirements, the company expects that expenditures will range from $60 million to $75 million (8 to 10 percent of total capital expenditures) in 1997 and 1998.
 The company is involved in the environmental investigation or remediation of numerous sites, including 43 superfund sites where the company has been named as a potentially responsible party. Some of the sites are on property presently or formerly owned by the company where the company has the sole obligation to remediate the site or shares that obligation with one or more parties, and others are third-party sites involving several parties who have a joint and several obligation to remediate the site. The company's liability with respect to these sites ranges from insignificant at some sites to substantial at others, depending on the quantity, toxicity and nature of materials deposited by the company at the site and, with respect to some sites, the number and economic viability of the other responsible parties.
 The company spent approximately $25 million in 1996 and expects to spend $21 million in 1997 on environmental remediation of these sites. It is the company's policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $120 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes.
 An Environmental Protection Agency (EPA) regulation under Title 5 of the Clean Air Act requires additional operating permits at many of the company's manufacturing operations. The company will continue to prepare the permit applications in 1997 and anticipates that it will be able to obtain the necessary permits.
 The EPA published proposed regulations on December 17, 1993, known as the "cluster rules," which would establish maximum achievable control technology standards for non-
combustion sources under the Clean Air Act, and the development of revised wastewater effluent limitations under the Clean Water Act. The original proposal has been modified on two occasions, and a modified proposal is presently expected to be adopted in 1997. If the cluster rules are adopted as currently proposed, they will require the company to commit additional capital to further reduce air emissions and wastewater discharges by 2000. Depending on the final limits contained in the rules ultimately adopted by the EPA, the estimates of that additional capital range from $90 million to $230 million, which will further increase the annual percentage of the company's total capital expenditures devoted to environmental compliance.