Form 10-K, Exhibit 13
period 1996-12-29
WEYERHAEUSER CO
filed 1997-03-14
CIK 106535

FINANCIAL REVIEW

RESULTS OF OPERATIONS

1996 COMPARED WITH 1995

Consolidated net sales and revenues were $11.1 billion in 1996, a decrease of 6 percent from the record $11.8 billion posted in 1995. This decrease is the net of a $1 billion decrease in the pulp, paper and packaging segment and an increase of $309 million for timberlands and wood products. Pulp, paper, corrugated packaging and recycled products experienced material unfavorable price variances offset, in part, by favorable volume variances in the packaging business related to the acquisition of nine facilities in late 1995. Wood products benefited from favorable price and volume variances in lumber.
 Net earnings for 1996 were $463 million, or $2.34 per common share, compared with record earnings of $799 million, or $3.93 per common share, in 1995. The 1995 earnings were net of an after-tax special charge of $184 million ($290 million pretax), or 90 cents per common share, within the real estate and financial services segments. Lower prices in the pulp, paper and packaging segment, which were in sharp contrast with the record 1995 levels, accounted for the decline in 1996 earnings.
 The timberlands and wood products segment operating earnings were $805 million, comparable to 1995 earnings of $808 million, as it benefited from strong demand in the United States and Japan. Tight supplies and disruptions related to countervailing duties on imports from Canada contributed to strong lumber results. The panel markets have been negatively impacted by the excess capacity of oriented  strand  board as new facilities came  on  line  in
1996.
 The pulp, paper and packaging segment reported operating earnings of $307 million in 1996 compared with a record performance of $1.2 billion in 1995. The downturn in pulp and paper prices, which began in the fourth quarter of 1995 as customers cut back on purchases in order to reduce excess inventories, continued as prices were significantly lower than last year.
 The combined real estate and financial services segments earned $43 million from operations in 1996 compared with $13 million, before the special charge, in 1995. Real estate benefited from several major commercial project closings and increased residential property sales along with reduced costs as the result of the disposition of certain impaired properties. Improved financial services results reflected the sale of capitalized servicing rights and increased loan originations in the company's mortgage banking business.
 Weyerhaeuser's cost of products sold, as a percentage of sales, increased to 75 percent in 1996 compared with 69 percent in 1995, reflecting the significant decline in pulp, paper and packaging pricing. Additionally, inventory turnover rates were lower in 1996 compared with the higher rates experienced in the peak price periods of 1995.
 Real estate and financial services segments costs and operating expenses in 1996 rose 7 percent over the 1995 level, consistent with the 10 percent increase in revenues from year to year. The decline in depreciation and amortization was directly related to the disposition of certain impaired assets and sale of substantially all of the capitalized servicing rights in the mortgage banking business. Selling, general and administrative expenses increased over 1995 primarily due to the opening of additional branch offices in 1996 by the mortgage banking business.
 Other income (expense) is an aggregation of both recurring and occasional non-operating income and expense items and, as a result, may fluctuate from period to period. No individual income or expense item in 1996 was significant in relation to net earnings.

1995 COMPARED WITH 1994

The company's consolidated net sales and revenues increased 13 percent to a record $11.8 billion in 1995 compared with $10.4 billion in 1994. The pulp, paper and packaging segment accounted for $5.7 billion of this record performance, 40 percent over its sales of $4.1 billion in 1994, with strong year-to-year improvement in all product lines. These markets weakened in the fourth quarter, and this weakness persisted in 1996 as customers continued to reduce inventories. The timberlands and wood products segment sales of $4.9 billion approximated 1994's. The real estate and financial services segments had combined sales of $919 million, down from the prior year's $1.1 billion, largely attributable to declines in single-family home sales.
 The company also achieved record earnings of $799 million, or $3.93 per common share, in 1995, which was 36 percent over the $589 million, or $2.86 per common share, recorded in 1994. The 1995 earnings were net of an after-tax charge of $184 million ($290 million pretax), or 90 cents per common share, within the real estate and financial services segments. The 1994 earnings included a net contribution of $.03 per common share for the return of countervailing duty by the U.S. government against Canadian lumber imports and the expected cost of postretirement benefits for Canadian employees.

 Operating earnings in the timberlands and wood products segment were $808 million, down from the record $1 billion for the previous year. This was attributable to price declines primarily in softwood lumber, caused by a drop in domestic housing starts.
 The   pulp,  paper  and  packaging  segment  posted  record
operating earnings of $1.2 billion in 1995 compared with $211 million earned in 1994. Significant price improvement over the prior year and ongoing improvements in operations were the key factors in recovery in this segment.
 The company's real estate and financial services segments recorded a combined operating loss of $277 million for the year after reflecting a $290 million charge to operations. The majority of the charge was a direct result of the company's decision to accelerate the disposition of certain real estate assets previously held for development and use. The remainder of the charge resulted from the application of those provisions of Statement of Financial Accounting Standards (SFAS) No. 121 relating to the valuation of assets held for future use where estimated undiscounted future cash flows from those assets did not exceed the carrying value of those assets. Before these actions, the combined segments earned $13 million compared with $18 million in 1994.
 Weyerhaeuser's cost of products sold as a percentage of net sales decreased to 69 percent in 1995 compared with 73 percent in 1994. The company continued to benefit from its mill modernization program and implementation of its business improvement plans, offset in part by the costs associated with higher sales activity, principally in the pulp, paper and packaging segment. Depreciation expense increased over the prior year as a result of the completion and start-up of several mill modernization projects in late 1994 in the pulp, paper and packaging segment. The expansion of the company's Performance Share Plan to include all employees was the major contributor to the $109 million increase in selling, general and administrative expenses. Contributions made by the company into this plan are invested in company stock on behalf of each employee. The size of the contribution, if any, is decided by the board of directors each year on the basis of that year's profits and the company's performance relative to its competition.
 Excluding the revaluation charge, the decrease in costs and operating expenses of the real estate and financial services segments are in line with the reduced sales activity.
 Other income (expense) is an aggregation of both recurring and occasional non-operating income and expense items and, as a result, may fluctuate from period to period. No individual income or expense item in 1995 was significant in relation to net earnings.
 Weyerhaeuser's interest expense incurred was up $34 million over the prior year as a result of prefunding 1995 debt maturities that were due late in the year as well as an increase in the company's combined long- and short-term debt levels. Capitalized interest was $16 million less than the prior year as mill modernization projects at Longview, Washington, and Plymouth, North Carolina, were completed.

1994 COMPARED WITH 1993

The company's 1994 consolidated sales and revenues were $10.4 billion, a 9 percent increase over the $9.5 billion reported in 1993. Net earnings were $589 million, or $2.86 per common share, compared with 1993 net earnings of $579 million, or $2.83 per common share. 1994 earnings included the return of countervailing duty by the U.S. government against Canadian lumber imports and the expected cost of postretirement benefits for Canadian employees. The net effect of these two items contributed $.03 per common share. 1993 earnings included gains of $132 million, or $.65 per common share, from the sale of assets and extinguishment of debt, and a $15 million, or $.08 per common share, charge to earnings to reflect the revised 1993 federal corporate tax rate in the company's deferred tax accounts.
 The continuation in 1994 of the company's major modernization projects, started in 1993, accounted for the significant increase in capitalized interest from year to year.
 The significant changes from 1993 in other income were attributable to the $70 million pretax gain on the disposal of the company's investment in the infant diaper business and the real estate and financial services pretax gain of $42 million on the sale of GNA Corporation, both in 1993.
 The timberlands and wood products segment posted record operating earnings of $1 billion in 1994, which was a 16 percent increase over the $891 million reported in 1993. Sales for this segment were $5 billion, up 12 percent over the $4.5 billion reported in 1993. This segment posted record performances during 1994 as the businesses continued to accomplish their business improvement plans, timber
supplies   remained  tight  and  markets   remained   strong
throughout the year.
 The pulp, paper and packaging segment's 1994 operating earnings were $211 million, up substantially from 1993's $61 million. This segment reported sales of $4.1 billion for the year, an increase of 14 percent over the $3.6 billion in 1993. Strong demand coupled with continued price improvement over the prior year in both the domestic and export pulp, paper and packaging markets were the key factors in this recovery.

 The combined real estate and financial services segments earned $18 million in 1994 compared with 1993 earnings of $94 million, which included a pretax gain of $42 million on the sale of GNA Corporation as well as one quarter of GNA operating results.

BUSINESS IMPROVEMENT PLANS

In 1994 business improvement plans were developed to improve the annual pretax earnings of the company by $600 million by the end of 1997. Given the volatility of prices in many of the company's product lines and changing material and labor costs, the improvement plans were developed, stated and are being tracked in 1994 dollars. The year-to-year impact of these plans will obviously vary as prices and costs change each year.
 These plans were developed by each unit of the company and did not require any major capital investment. They focused on the manageable variables at each operating unit that have the greatest impact on profitability, i.e., production volume, manufacturing cost, product mix and controllable overhead.
 The company achieved improvements totaling $120 million and $276 million, as measured in 1994 dollars, in 1996 and 1995, respectively. The rate of improvement slowed in 1996 as weak pulp and paper markets resulted in periodic production curtailments that negatively impacted productivity. With market conditions expected to improve, the company still anticipates achieving the $600 million goal by the end of 1997.
 The annualized improvements realized and expected to be realized over the 1995 to 1997 period, in 1994 dollars, with 1998 as the first full year of benefit, are as follows:

--------------------------------------------------------------
                                                        Total
                                           1997   sustainable
Dollar amounts in millions   1995   1996   goal          goal
--------------------------------------------------------------
Pulp, paper and
 packaging                   $146   $ 49   $105          $300
Timberlands and
 wood products                130     71     99           300
--------------------------------------------------------------
                             $276   $120   $204          $600
==============================================================

 The breakdown of the $600 million in improvements by source and business segment, in 1994 dollars, is as follows:

------------------------------------------------------------
                           Timberlands       Pulp,
                              and Wood   Paper and
                              Products   Packaging   Total
------------------------------------------------------------
Dollar amounts in millions
Incremental volume               $ 115       $ 152   $ 267
Manufacturing cost
 reduction                          90          87     177
 Higher-value mix                   81          54     135
 Overhead savings                   14           7      21
------------------------------------------------------------
                                 $ 300       $ 300   $ 600
============================================================

LIQUIDITY AND CAPITAL RESOURCES

GENERAL

The  company  is committed to the maintenance  of  a  sound, conservative capital structure. This commitment is based upon two considerations: the obligation to protect the underlying interests of its shareholders and lenders, and the desire to have access, at all times, to major financial markets.
 The important elements of the policy governing the company's capital structure are as follows:
  . To   view   separately   the  capital   structures   of
Weyerhaeuser Company, Weyerhaeuser Real Estate Company and Weyerhaeuser Financial Services, Inc., given the very different nature of their assets and business activities. The amount of debt and equity associated with the capital structure of each will reflect the basic earnings capacity, real value and unique liquidity characteristics of the assets dedicated to that business.
  . The combination of maturing short-term debt and the structure of long-term debt will be managed judiciously to minimize liquidity risk. Long-term debt maturities are shown in Note 12 of Notes to Financial Statements.

OPERATIONS

In 1996 the company generated $1.3 billion of cash flow from operations before changes in working capital compared with $1.9 billion in 1995. Net earnings provided by Weyerhaeuser were $434 million, down $547 million from the $981 million provided in 1995 due primarily to the decline of prices for pulp, paper and corrugated packaging products in the current year.
 The real estate and financial services segments provided $29 million from net earnings in 1996 compared with a net loss of $182 million in 1995. Included in the 1995 net loss was a pretax, non-cash charge of $290 million resulting from the company's decision to accelerate the disposition of certain real estate assets previously held for development and use along with the application of those provisions of SFAS No. 121 relating to the valuation of assets held for future use when estimated undiscounted future cash flows from the assets did not exceed the carrying value of those assets.
 Cash flow from operations before changes in working capital by business segment was as follows:

--------------------------------------------------------
Dollar amounts in millions      1996     1995     1994
--------------------------------------------------------
Timberlands and wood
 products                    $ 1,045  $ 1,026  $ 1,226
Pulp, paper and packaging        665    1,567      530
Real estate                       41       23       16
Financial services                57       46       33
Corporate and other             (546)    (806)    (545)
--------------------------------------------------------
                             $ 1,262  $ 1,856  $ 1,260
========================================================

 Weyerhaeuser's cash flow from changes in net working capital during the year was $41 million with increases in inventories and prepaids along with reductions in accrued liabilities and accounts payable being partially offset by a decrease in receivables.
 The majority of the $82 million of funds provided from working capital in the real estate and financial services segments came from decreases in real estate and land inventories and mortgages held for sale, as sales exceeded originations.

INVESTING

Capital expenditures, excluding acquisitions, were $879 million compared with $996 million in 1995. They are currently expected to approximate $750 million, excluding acquisitions, in 1997; however, these expenditures could be increased or decreased as a consequence of future economic conditions.
 The company spent $448 million in 1996 for the acquisition of private commercial timberlands and two lumber mills in the southern United States. In 1995 the company acquired three hardwood lumber mills and timber and timberlands in the Pacific Northwest, nine corrugated packaging plants and five recycling collection facilities using $77 million of cash and $46 million of the company's treasury common shares.
 Recent capital spending, excluding acquisitions, has been in the following areas:

--------------------------------------------------
Dollar amounts in millions    1996  1995    1994
--------------------------------------------------
Timberlands and wood
 products                    $ 418  $446  $  257
Pulp, paper and packaging      415   501     794
Corporate and other             46    49      51
-------------------------------------------------
                             $ 879  $996  $1,102
=================================================

 Proceeds from the sale of property and equipment included $33 million received for the production facilities and logging equipment in the sale of the company's Klamath Falls manufacturing and timberlands operations. The timberlands portion of this transaction involved like-kind exchanges for other timberlands in the southern United States.
 In 1996 the company's financial services segment's mortgage banking business provided funds from the sale of substantially all of its capitalized servicing rights and remaining adjustable-rate mortgages plus reduction in assets pledged as collateral for the collateralized mortgage obligation (CMO) bonds. The sale of adjustable-rate mortgages had commenced in 1995.

FINANCING

Weyerhaeuser's   long-term  debt  grew  approximately   $500
million during the year with the major activity being a $637 million increase in net commercial paper borrowings and a $33 million sale of industrial revenue bonds offset, in part, by the payment of $115 million of the company's medium-term notes and $40 million of fixed-rate debt. As a result, the company's long-term debt as a percent of shareholders' equity increased to 77 percent at the end of 1996 compared with 67 percent a year earlier.
 The combined real estate and financial services segments utilized funds received from the sale of impaired assets, capitalized servicing rights and adjustable-rate mortgages to reduce net borrowings by $312 million.
 The  company  paid $317 million in cash dividends  in  1996
compared  with  $306  million  in  1995.   The  increase  is
attributable to the quarterly dividend rate being raised from 30 cents to 40 cents effective with the second quarter of 1995, resulting in an annualized rate of $1.60 per common
share.   Although common share dividends have  exceeded  the
company's  target payout ratio in recent years,  it  is  our
intent,   over  time,  to  pay  dividends  to   our   common
shareholders in a range of 35 to 45 percent of common  share earnings.
 The company repurchased $45 million of common shares during the year as a part of the 10 million share repurchase program, which commenced in the second quarter of 1995, bringing the total acquired to 9.6 million shares. In 1996 the company's board of directors authorized an increase of 1 million shares in the repurchase program, bringing the authorized total to 11 million, to offset shares issued in conjunction with a recent acquisition.
 To   ensure   its  ability  to  meet  future   commitments,
Weyerhaeuser Company, Weyerhaeuser Real Estate Company and Weyerhaeuser Mortgage Company, a subsidiary of Weyerhaeuser Financial Services, Inc., have established unused bank lines of credit in the maximum aggregate sum of approximately $2.1
billion.   None  of  the  entities is  a  guarantor  of  the
borrowings   of  the  others  under  any  of  these   credit
facilities.

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

ACCOUNTING MATTERS

PROSPECTIVE ACCOUNTING PRONOUNCEMENTS

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," to provide accounting and reporting guidance for transfers and servicing of financial assets and extinguishments of liabilities. The statement uses the "financial-components approach" in which, after a transfer of financial assets, an entity would recognize all financial assets and services it controls and all liabilities it has incurred and remove financial assets and liabilities from the balance sheet when control is surrendered or when they are extinguished, respectively. It is to be applied to transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. This statement will supersede several previous statements, including SFAS No. 122, "Accounting for Mortgage Servicing Rights -- an amendment of FASB Statement No. 65," which the company had implemented in 1995. In 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 -- an amendment of FASB Statement No. 125," which deferred for one year the effective date of certain provisions. The company believes that the future adoption of these statements will not have a significant impact on results of operations or financial position.

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

------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS OF WEYERHAEUSER COMPANY:

We have audited the accompanying consolidated balance sheets of Weyerhaeuser Company (a Washington corporation) and subsidiaries as of December 29, 1996, and December 31, 1995, and the related consolidated statements of earnings, cash flows and shareholders' interest for each of the three years in the period ended December 29, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Weyerhaeuser Company and subsidiaries as of December 29, 1996, and December 31, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 1996, in conformity with generally accepted accounting principles.

Seattle, Washington,
February 6, 1997                    ARTHUR ANDERSEN LLP