Form 10-K, Exhibit 13
period 1996-12-29
WEYERHAEUSER CO
filed 1997-03-14
CIK 106535

CONSOLIDATED STATEMENT OF EARNINGS

------------------------------------------------------------
For the three-year period ended
December 29, 1996
Dollar amounts in millions
except per-share figures              1996    1995   1994
------------------------------------------------------------
Net sales and revenues:
 Weyerhaeuser                       $10,105 $10,869 $ 9,281
 Real estate and financial services   1,009     919   1,117
------------------------------------------------------------
Net sales and revenues               11,114  11,788  10,398
------------------------------------------------------------
Costs and expenses:
 Weyerhaeuser:
  Costs of products sold              7,610   7,516   6,819
  Depreciation, amortization and
   fee stumpage                         601     580     504
  Selling, general and
   administrative expenses              702     724     615
  Research and development expenses      54      51      47
  Taxes other than payroll and
   income taxes                         151     155     151
------------------------------------------------------------
                                      9,118   9,026   8,136
------------------------------------------------------------
 Real estate and financial services:
  Costs and operating expenses          726     681     851
  Depreciation and amortization          16      41      30
  Selling, general and
   administrative expenses              173     139     152
  Taxes other than payroll and
   income taxes                          11       8       9
  Charge for impairment of
   long-lived assets (Note 1)            --     290      --
------------------------------------------------------------
                                        926   1,159   1,042
------------------------------------------------------------
Total costs and expenses             10,044  10,185   9,178
------------------------------------------------------------
Operating income                      1,070   1,603   1,220
Interest expense and other:
 Weyerhaeuser:
  Interest expense incurred             273     271     237
  Less interest capitalized              21      20      36
  Other income (expense),
   net (Note 3)                         (58)    (71)    (42)
 Real estate and financial services:
  Interest expense incurred             132     140     154
  Less interest capitalized              65      76      78
  Other income (expense),
   net (Note 3)                          27      27      19
------------------------------------------------------------
Earnings before income taxes            720   1,244     920
Income taxes (Note 4)                   257     445     331
------------------------------------------------------------
Net earnings                        $   463 $   799 $   589
============================================================
Per common share (Note 1):
 Net earnings                       $  2.34 $  3.93 $  2.86
------------------------------------========================
 Dividends paid                     $  1.60 $  1.50 $  1.20
============================================================

See notes on pages 59 through 77.