Form 10-K, Exhibit 13
period 1996-12-29
WEYERHAEUSER CO
filed 1997-03-14
CIK 106535

CONSOLIDATED BALANCE SHEET

------------------------------------------------------------
                                  December 29, December 31,
Dollar amounts in millions               1996         1995
------------------------------------------------------------
ASSETS
Weyerhaeuser
 Current assets:
  Cash and short-term
   investments (Note 1)               $    33      $    34
  Receivables, less allowances
   of $7 and $9                           902          976
  Inventories (Note 7)                  1,001          960
  Prepaid expenses                        289          265
------------------------------------------------------------
    Total current assets                2,225        2,235
 Property and equipment (Note 8)        7,007        6,717
 Construction in progress                 417          509
 Timber and timberlands at cost,
  less fee stumpage charged
  to disposals                          1,073          666
 Other assets and deferred charges        246          232
------------------------------------------------------------
                                       10,968       10,359
------------------------------------------------------------
Real estate and financial services
 Cash and short-term investments,
  including restricted deposits
  of $18 and $22                           38           50
 Receivables, less discounts and
  allowances of $9 and $7                  99           92
 Mortgage notes held
  for sale (Note 13)                      334          332
 Mortgage loans receivable, less
  discounts and allowances
  of $7 and $2 (Note 13)                  133          155
 Mortgage-backed certificates and
  other pledged financial instruments
  (Notes 1 and 13)                        154          185
 Real estate in process of development
  and for sale (Note 9)                   680          776
 Land being processed for development     719          688
 Investments in and advances to joint
  ventures and limited partnerships,
  less reserves of $27 and $38            115          113
 Rental properties, less
  accumulated depreciation                150          184
 Other assets                             206          319
------------------------------------------------------------
                                        2,628        2,894
------------------------------------------------------------
    Total assets                      $13,596      $13,253
============================================================

 See notes on pages 59 through 77.

------------------------------------------------------------
                                  December 29, December 31,
Dollar amounts in millions               1996         1995
------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS'
 INTEREST
Weyerhaeuser
 Current liabilities:
  Notes payable                       $    16      $    24
  Current maturities of
   long-term debt                          80          125
  Accounts payable (Note 1)               725          747
  Accrued liabilities (Note 10)           662          707
------------------------------------------------------------
    Total current liabilities           1,483        1,603
 Long-term debt (Notes 12 and 13)       3,546        2,983
 Deferred income taxes (Note 4)         1,324        1,196
 Deferred pension and other
  liabilities (Notes 5 and 6)             493          509
 Minority interest in subsidiaries        113          111
 Commitments and contingencies
  (Note 14)
------------------------------------------------------------
                                        6,959        6,402
------------------------------------------------------------
Real estate and financial services
 Notes payable and commercial
  paper (Note 11)                         245          338
 Long-term debt (Notes 12 and 13)       1,537        1,753
 Other liabilities                        251          274
 Commitments and contingencies
  (Note 14)
------------------------------------------------------------
                                        2,033        2,365
------------------------------------------------------------
    Total liabilities                   8,992        8,767
------------------------------------------------------------
Shareholders' interest (Note 16):
 Common shares: authorized
  400,000,000 shares, issued
  206,072,890 shares,
  $1.25 par value                         258          258
 Other capital                            407          415
 Cumulative translation adjustment        (93)         (90)
 Retained earnings                      4,372        4,226
 Treasury common shares, at cost:
  7,736,601 and 7,302,878                (340)        (323)
------------------------------------------------------------
    Total shareholders' interest        4,604        4,486
------------------------------------------------------------
    Total liabilities and
    shareholders' interest            $13,596      $13,253
============================================================