Form 10-K, Exhibit 13
period 1996-12-29
WEYERHAEUSER CO
filed 1997-03-14
CIK 106535

CONSOLIDATED STATEMENT OF CASH FLOWS

-------------------------------------------------------------

                                          Consolidated
                                 ----------------------------
For the three-year period
ended December 29, 1996
Dollar amounts in millions            1996     1995     1994
-------------------------------------------------------------
Cash flows provided by operations:
 Net earnings (loss)               $   463  $   799  $   589
Non-cash charges to income:
 Depreciation, amortization
  and fee stumpage                     617      621      534
 Deferred income taxes, net            181      103      127
 Charge for impairment of
  long-lived assets                     --      290       --
Changes in working capital:
 Accounts receivable                    67      (33)    (125)
 Inventories, prepaid expenses,
  real estate and land                  68     (159)      (6)
 Mortgage notes held for sale and
  mortgage loans receivable             19      (18)     360
 Other liabilities                    (113)    (102)     198
(Gain) loss on disposition
 of assets                               1       43       10
Other                                   (5)      12       (7)
-------------------------------------------------------------
Net cash provided by operations      1,298    1,556    1,680
-------------------------------------------------------------
Cash flows from investing in
 the business:
 Property and equipment               (829)    (928)  (1,061)
 Timber and timberlands                (50)     (68)     (41)
 Property and equipment and timber
  and timberlands from acquisitions   (448)     (77)      --
 Mortgage securities acquired           (4)     (13)     (64)
 Proceeds from sale of:
  Property and equipment (Note 15)      74       19       44
  Businesses                            --       --       14
  Mortgage securities                  106       25      139
 Other                                 (13)     204     (297)
-------------------------------------------------------------
Net cash flows from investing in
 the business                       (1,164)    (838)  (1,266)
-------------------------------------------------------------
Cash flows from financing
 activities:
 Sale of debentures and notes          142      723      174
 Sale of industrial revenue bonds       33      150      134
 Notes and commercial paper
  borrowings, net                      534     (439)    (143)
 Cash dividends on common shares      (317)    (306)    (247)
 Payments on debentures, notes,
  bank credit agreements,capital
  leases and CMO bonds                (513)    (661)    (362)
 Purchase of treasury common shares    (45)    (379)      --
 Exercise of stock options              20       19       16
 Other                                  (1)      (4)      (2)
-------------------------------------------------------------
Net cash flows from financing
 activities                           (147)    (897)    (430)
-------------------------------------------------------------
Net increase (decrease) in cash
 and short-term investments            (13)    (179)     (16)
Cash and short-term investments at
 beginning of year                      84      263      279
-------------------------------------------------------------
Cash and short-term investments at
 end of year                       $    71  $    84  $   263
=============================================================
Cash paid during the year for:
 Interest, net of
  amount capitalized               $   322  $   302  $   279
                                   ==========================
 Income taxes                      $   168  $   332  $   141
=============================================================

See notes on pages 59 through 77.

-------------------------------------------------------------
                                       Real Estate and
    Weyerhaeuser Company             Financial Services
------------------------------   ----------------------------


   1996      1995      1994         1996      1995      1994
-------------------------------------------------------------

$   434   $   981   $   576      $    29   $  (182)  $    13


    601       580       504           16        41        30
    121       183       115           60       (80)       12

     --        --        --           --       290        --

     75       (60)     (126)          (8)       27         1

    (30)     (148)      (12)          98       (11)        6

     --        --        --           19       (18)      360
    (86)      (82)      272          (27)      (20)      (74)

      8        43        15           (7)       --        (5)
     20        14       (20)         (25)       (2)       13
-------------------------------------------------------------
  1,143     1,511     1,324          155        45       356
-------------------------------------------------------------



   (820)     (915)   (1,047)          (9)      (13)      (14)
    (50)      (68)      (41)          --        --        --

   (448)      (77)       --           --        --        --
     --        --        --           (4)      (13)      (64)

     61        19        20           13        --        24
     --        --        --           --        --        14
     --        --        --          106        25       139
    (52)      (50)      (49)          39       254      (248)
-------------------------------------------------------------

 (1,309)   (1,091)   (1,117)         145       253      (149)
-------------------------------------------------------------


     12       583        22          130       140       152
     33       150       134           --        --        --

    637      (159)      (83)        (103)     (280)      (60)
   (317)     (306)     (247)          --        --        --


   (174)     (480)      (49)        (339)     (181)     (313)
    (45)     (379)       --           --        --        --
     20        19        16           --        --        --
     (1)       (4)       (2)          --        --        --
-------------------------------------------------------------

    165      (576)     (209)        (312)     (321)     (221)
-------------------------------------------------------------

     (1)     (156)       (2)         (12)      (23)      (14)

     34       190       192           50        73        87
-------------------------------------------------------------

$    33   $    34   $   190      $    38   $    50   $    73
=============================================================


$   255   $   236   $   201      $    67   $    66   $    78
=============================================================
$   188   $   346   $    92      $   (20)  $   (14)  $    49
=============================================================

                               57