Form 10-K, Exhibit 13
period 1996-12-29
WEYERHAEUSER CO
filed 1997-03-14
CIK 106535

Consolidated Statement of Shareholders' Interest

----------------------------------------------------------------
For the three-year period ended
 December 29, 1996
Dollar amounts in millions               1996     1995     1994
----------------------------------------------------------------
Common stock issued:
 Balance at end of year                $  258   $  258   $  258
----------------------------------------------------------------
Other capital:
 Balance at beginning of year             415      416      411
 Stock options exercised                   (8)      (3)       5
 Other transactions (net)                  --        2       --
----------------------------------------------------------------
 Balance at end of year                   407      415      416
----------------------------------------------------------------
Cumulative translation adjustment:
 Balance at beginning of year             (90)    (107)     (73)
 Translation adjustment                    (3)      17      (34)
----------------------------------------------------------------
 Balance at end of year                   (93)     (90)    (107)
----------------------------------------------------------------
Retained earnings:
 Balance at beginning of year           4,226    3,733    3,391
 Net earnings                             463      799      589
 Cash dividends on common shares         (317)    (306)    (247)
----------------------------------------------------------------
 Balance at end of year                 4,372    4,226    3,733
----------------------------------------------------------------
Common stock held in treasury:
 Balance at beginning of year            (323)     (10)     (21)
 Purchases of treasury common shares      (45)    (379)      --
 Stock options exercised                   28       22       11
 Used in acquisition of capital assets     --       44       --
----------------------------------------------------------------
 Balance at end of year                  (340)    (323)     (10)
----------------------------------------------------------------
Total shareholders' interest:
 Balance at end of year               $ 4,604  $ 4,486  $ 4,290
================================================================
Shares of common stock (in thousands):
 Issued at end of year                206,073  206,073  206,073
----------------------------------------------------------------
 In treasury:
  Balance at beginning of year          7,303      455      984
  Purchases of treasury common shares   1,086    8,494       --
  Stock options exercised                (642)    (648)    (529)
  Used in acquisition of
   capital assets                         (10)    (998)      --
----------------------------------------------------------------
  Balance at end of year                7,737    7,303      455
----------------------------------------------------------------
  Outstanding at end of year          198,336  198,770  205,618
================================================================

See notes on pages 59 through 77.