Form 10-K, Exhibit 13
period 1996-12-29
WEYERHAEUSER CO
filed 1997-03-14
CIK 106535

NOTES TO FINANCIAL STATEMENTS
For the three-year period ended December 29, 1996

NOTE 1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION
The consolidated financial statements include the accounts of Weyerhaeuser Company and all of its majority-owned domestic and foreign subsidiaries. Significant intercompany transactions and accounts are eliminated.
 Certain of the consolidated financial statements and notes to financial statements are presented in two groupings:
(1) Weyerhaeuser Company (Weyerhaeuser, or the company), which is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, and (2) real estate and financial services, which includes Weyerhaeuser Real Estate Company (WRECO), which is involved in real estate development and con-struction, and Weyerhaeuser Financial Services, Inc. (WFS), whose principal subsidiary is Weyerhaeuser Mortgage Company
(WMC). GNA Corporation, a subsidiary of WFS, was sold in April 1993.

NATURE OF OPERATIONS
The company's principal business segments, which account for the majority of sales, earnings and the asset base, are:
  . Timberlands and wood products, which is engaged in the management of 5.3 million acres of company-owned forestland in the United States and 22.9 million acres of forestland in Canada under long-term licensing arrangements (of which 15 million acres are considered to be productive forestland) and the production of a full line of solid wood products that are sold primarily through the company's own sales organizations to wholesalers, retailers and industrial users in North America, the Pacific Rim and Europe.
  . Pulp, paper and packaging, which manufactures and sells pulp, newsprint, paper, paperboard and containerboard in North American, Pacific Rim and European markets, and packaging products for the domestic markets, and which operates an extensive wastepaper recycling system that serves company mills and worldwide markets.

FISCAL YEAR-END
The  company's  fiscal year ends on the last Sunday  of  the year.  Fiscal year 1995 had 53 weeks, and fiscal years  1996 and 1994 had 52 weeks.

ACCOUNTING PRONOUNCEMENTS IMPLEMENTED
In 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which requires companies to change what they disclose about their employee stock-based compensation plans, recommends that they change the accounting for these plans to a fair-value based method and requires those companies that do not change their accounting to disclose what their earnings and earn-ings per share would have been if they had changed. The company will continue to account for these plans using the method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25 and has conformed to the disclosure requirements of SFAS No. 123 for fiscal years 1995 and 1996. Note 17 discusses the company's stock-based compensation plan relative to the requirements of SFAS No. 123.

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

NET EARNINGS PER COMMON SHARE
Net earnings per common share are based on the weighted average number of common shares outstanding during the respective periods. Average common equivalent shares (stock
options) outstanding  have  not  been  included,   as   the
computation  would not be dilutive.  Weighted average common
shares   outstanding  were 198,318,000,   203,525,000 and
205,543,000 for the years ended December 29, 1996, December 31, 1995, and December 25, 1994, respectively.

ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the finan-cial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS
The company has, where appropriate, estimated the fair value of financial instruments. These fair value amounts may be significantly affected by the assumptions used, including the discount rate and estimates of cash flow. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange. Where these estimates approximate carrying value, no separate disclosure of fair value is shown.
 Financial instruments that potentially subject the company to concentrations of credit risk consist primarily of
mortgage notes  held for sale or investment   and  mortgage
loans receivable, of which $417 million and $457 million are in the western geographical region of the United States at December 29, 1996, and December 31, 1995, respectively.

DERIVATIVES
The company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and foreign exchange risks. These include:
  . Foreign exchange contracts, which are hedges for foreign denominated accounts receivable and accounts payable, have gains or losses recognized at settlement date.
  . Interest rate swaps entered into with major banks or financial institutions in which the company pays a fixed rate and receives a floating rate with the interest payments being calculated on a notional amount. The premiums received by the company on the sale of these swaps are treated as deferred income and amortized against interest expense over the term of the agreements.
  . Hedging transactions entered into by the company's mortgage banking subsidiary to protect both the completed loan inventory and loans in process against changes in interest rates. The financial instruments used to manage interest rate risk are forward sales commitments, interest rate futures and options. Hedging gains and losses realized during the commitment and warehousing period are deferred to the extent of unrealized gains on the related mortgage loans held for sale.
 The company is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments but does not expect any counterparties to fail to meet their obligations. The company deals only with highly rated counterparties. The notional amounts of these derivative financial instruments are $807 million and $891 million at December 29, 1996, and December 31, 1995, respectively. These notional amounts do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to the company through its use of derivatives. The exposure in a derivative contract is the net difference between what each party is required to pay based on the contractual terms against the notional amount of the contract, such as interest rates or exchange rates. The use of derivatives does not have a significant effect on the company's results of operations or its financial position.

CASH AND SHORT-TERM INVESTMENTS
For purposes of cash flow and fair value reporting, short-term investments with original maturities of 90 days or less are considered as cash equivalents. Short-term investments are stated at cost, which approximates market.

INVENTORIES
Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (LIFO) method is used to cost the majority of domestic raw materials, in process and finished goods inventories. LIFO inventories were $296 million and $305 million at December 29, 1996, and December 31, 1995, respectively. The balance of domestic raw material and product inventories, all materials and supplies inventories, and all foreign inventories is costed at either the first-in, first-out (FIFO) or moving average cost methods.
Had the  FIFO  method  been  used  to  cost   all
inventories, the amounts at which product inventories are stated would have been $239 million and $267 million greater at December 29, 1996, and December 31, 1995, respectively.

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

TIMBER AND TIMBERLANDS
Timber and timberlands are carried at cost less fee stumpage charged to disposals. Fee stumpage is the cost of standing timber and is charged to fee timber disposals as fee timber is harvested, lost as the result of casualty or sold. Depletion rates used to relieve timber inventory are determined with reference to the net carrying value of timber and the related volume of timber estimated to be recoverable. Timber carrying costs are expensed as incurred. The cost of timber harvested is included in the carrying values of raw material and product inventories, and in the cost of products sold as these inventories are disposed of.

ACCOUNTS PAYABLE
The company's banking system provides for the daily replenishment of major bank accounts as checks are presented for payment. Accordingly, there were negative book cash balances of $164 million and $149 million at December 29, 1996, and December 31, 1995, respectively. Such balances result from outstanding checks that had not yet been paid by the bank and are reflected in accounts payable in the consolidated balance sheets.

INCOME TAXES
Deferred income taxes are provided to reflect temporary dif-ferences between the financial and tax bases of assets and liabilities using presently enacted tax rates and laws.

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

REAL ESTATE AND FINANCIAL SERVICES
Real estate held for sale is stated at the lower of cost or fair value. The determination of fair value is based on appraisals and market pricing of comparable assets, when available, or the discounted value of estimated future cash flows from these assets. Real estate held for development is stated at cost to the extent it does not exceed the estimated undiscounted future net cash flows, in which case, it is carried at fair value.
 In  1995, the company implemented SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires companies to change their method of valuing long-lived assets. The company's decision to accelerate the disposition of certain real estate assets previously held for development and use along with the implementation of this pronouncement resulted in  a $290 million charge to operations in the third quarter of  1995.  The majority of the charge was a direct result of the company's decision to accelerate the disposition of those assets. The remainder of the charge resulted from the application of those provisions of SFAS No. 121 relating to the valuation of assets held for future use where estimated undiscounted future cash flows from those assets did not exceed the carrying value of those assets.
 The  company's  evaluation of each asset  first  considered the availability of appraisal information, then comparable sales information, and finally discounted estimated cash flows. Because appraisal information was very limited for the assets evaluated, the majority of the assets were valued based upon comparable sales data or discounted estimated cash flows. The discount rate considered applicable market conditions and risks associated with each asset. In those cases where a discount rate was used, it was 20 percent. Subsequent sales have demonstrated that the valuation assumptions used were reasonable. The company is continuing with its original plans to dispose of most of the affected assets over a two-year period. The carrying value of the affected assets at December 29, 1996, and December 31, 1995, was approximately $141 million and $291 million, respectively.
 Prior to its implementation of SFAS No. 121, the company recorded its inventory, assets held for development and for sale, at the lower of cost or net realizable value. Net realizable value was determined based upon the estimated selling price in the ordinary course  of  business  less estimated  costs  of  completion
to include holding costs during construction and costs of disposal. If carrying cost exceeded net realizable value, a valuation allowance  was provided.
 The company's financial services businesses are engaged  in
the mortgage   banking   industry,  hold   mortgage-backed
certificates and other financial instruments pledged as collateral for collateralized mortgage obligation (CMO) bonds, and also offer insurance services (see Note 12).
 The company's mortgage banking business was servicing mortgage loans, which had an aggregated principal balance of approximately $4.4 billion at December 29, 1996.
 Mortgage notes held for sale are stated at the lower of cost or market, which is computed by the aggregate method (unrealized losses are offset by unrealized gains).
 Mortgage-backed certificates are carried at par value, adjusted for any unamortized discount or premium. Man-
agement's  intent is  to  hold  these  certificates   until
maturity. These certificates and other financial instruments are pledged as collateral for the CMO bonds and are held by banks as trustees. Principal and interest collections are used to meet the interest payments and reduce the outstanding principal balance of the bonds.
 The CMO bonds are the obligation of the issuer, and neither the company nor any affiliated company has guaranteed or is otherwise obligated with respect to the bonds. They are carried at amortized cost. Discounts and premiums are amortized using a method that approximates the effective interest method over their estimated lives.

NOTE 2.
FOREIGN OPERATIONS AND EXPORT SALES

The following net assets, net sales and earnings before income taxes, related to operations outside the United
States, principally Canada, are included in the company's consolidated financial statements:

----------------------------------------------------------------
Dollar amounts           December 29,  December 31, December 25,
in millions                     1996          1995         1994
----------------------------------------------------------------
Net assets:
 Working capital             $   160       $    72      $    29
 Timber-cutting rights             5             2            2
 Property and equipment, net     930           894          826
 Other assets                     35            40           42
----------------------------------------------------------------
                               1,130         1,008          899
Other liabilities               (262)         (253)        (235)
----------------------------------------------------------------
Net assets                   $   868       $   755      $   664
================================================================

------------------------------------------------------------------
Dollar amounts in millions                 1996     1995     1994
------------------------------------------------------------------
Net sales                               $ 1,316  $ 1,582  $ 1,390
------------------------------------------------------------------
Earnings before income taxes:
  Foreign entities                      $   106  $   392  $   268
  U.S. entities with foreign activity         5       18       23
------------------------------------------------------------------

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

-----------------------------------------------------------------
Dollar amounts in millions                1996     1995     1994
-----------------------------------------------------------------
Export sales from the United States:
 Customers in Japan                    $ 1,185  $ 1,173  $ 1,034
 Customers outside Japan                   573      763      506
-----------------------------------------------------------------
  Total export sales                     1,758    1,936    1,540
-----------------------------------------------------------------
Total net sales and revenues           $11,114  $11,788  $10,398
=================================================================

NOTE 3.
OTHER INCOME (EXPENSE), NET

Other income (expense), net, is an aggregation of both recurring and occasional non-operating income and expense items and, as a result, may fluctuate from period to period. No individual income or expense item for the three-year period ended December 29, 1996, was significant in relation to net earnings.

NOTE 4.
INCOME TAXES

Earnings before income taxes are comprised of the following:

----------------------------------------------------------------
Dollar amounts in millions            1996     1995     1994
----------------------------------------------------------------
Domestic earnings                   $  614   $  852   $  652
Foreign earnings                       106      392      268
----------------------------------------------------------------
                                    $  720   $1,244   $  920
================================================================

Provisions for income taxes include the following:

------------------------------------------------------------------
Dollar amounts in millions                1996     1995     1994
------------------------------------------------------------------
Federal:
 Current                                $   41   $  177   $   84
 Deferred                                  166       92      114
------------------------------------------------------------------
                                           207      269      198
------------------------------------------------------------------
State:
 Current                                     2       31       17
 Deferred                                   16        4        7
------------------------------------------------------------------
                                            18       35       24
------------------------------------------------------------------
Foreign:
 Current                                    33      134      103
 Deferred                                   (1)       7        6
------------------------------------------------------------------
                                            32      141      109
------------------------------------------------------------------
                                        $  257   $  445   $  331
==================================================================

A reconciliation between the federal statutory tax rate and the company's effective tax rate follows:

------------------------------------------------------------------
                                                1996  1995  1994
------------------------------------------------------------------
Statutory tax on income                          35%   35%    35%
State income taxes, net of federal tax benefit    2     2      2
All other, net                                   (1)   (1)    (1)
------------------------------------------------------------------
Effective income tax rate                        36%   36%    36%
==================================================================

The net deferred income tax (liabilities) assets include the following components:

-----------------------------------------------------------------
Dollar amounts                         December 29, December 31,
in millions                                   1996         1995
-----------------------------------------------------------------
Current (included in
 prepaid expenses)                        $     84     $     75
Noncurrent                                  (1,324)      (1,196)
Real estate and financial services
 (included in other assets)                     12           72
-----------------------------------------------------------------
Total                                     $ (1,228)    $ (1,049)
=================================================================

The deferred tax (liabilities) assets are comprised of the following:

-----------------------------------------------------------------
Dollar amounts                     December 29,  December 31,
in millions                               1996          1995
-----------------------------------------------------------------
Depreciation                          $ (1,303)     $ (1,220)
Depletion                                 (143)         (115)
Capitalized interest and taxes --
 real estate development                   (76)          (77)
Other                                     (178)         (140)
-----------------------------------------------------------------
Total deferred tax (liabilities)        (1,700)       (1,552)
-----------------------------------------------------------------
Pension and retiree health care            125           121
Charges for impairment of
 long-lived assets                          56            93
Environmental and other reserves            17            50
Alternative minimum tax credit
 carryforward                               46            20
Other                                      228           219
-----------------------------------------------------------------
Total deferred tax assets                  472           503
-----------------------------------------------------------------
                                      $ (1,228)     $ (1,049)
=================================================================

 As of December 29, 1996, the company has available approximately $46 million of alternative minimum tax credit carryforward, which does not expire, and foreign tax credit carryforwards of $1 million, $4 million, $1 million and $1 million expiring in 1998, 1999, 2000 and 2001, respectively.
 The company intends to reinvest undistributed earnings of certain foreign subsidiaries; therefore, no U.S. taxes have been provided. These earnings totaled approximately $792 million at the end of 1996. While it is not practicable to determine the income tax liability that would result from repatriation, it is estimated that withholding taxes payable upon repatriation would approximate $47 million.

NOTE 5.
PENSION PLANS

Net annual pension cost (income) includes the following components:

-----------------------------------------------------------------
Dollar amounts in millions                1996     1995     1994
-----------------------------------------------------------------
Service cost-benefits earned during
 the period                             $   49   $   37   $   43
Interest cost on projected
 benefit obligation                        111      104       96
Actual return on plan assets              (414)    (466)      (9)
Net amortization and deferrals             254      323     (121)
Pension expense due to sales,
 closures and other                          2       --       --
-----------------------------------------------------------------
                                        $    2   $   (2)  $    9
=================================================================

The assumptions used were as follows:

-----------------------------------------------------------------
                                              1996   1995   1994
-----------------------------------------------------------------
Discount rate                                 7.75%  7.75%  8.75%
Rate of increase in compensation levels        4.5%   4.5%   4.5%
Expected long-term rate of return
 on plan assets                               11.5%  11.5%  11.5%
-----------------------------------------------------------------

The following table sets forth the plans' funded status and amounts recognized in the company's consolidated balance sheet for its U.S. and Canadian pension plans:

----------------------------------------------------------------------
                     December 29, 1996           December 31, 1995
                 -------------------------  --------------------------
                   Assets     Accu-           Assets     Accu-
                   Exceed   mulated           Exceed   mulated
                    Accu-  Benefits            Accu-  Benefits
Dollar amounts    mulated    Exceed          mulated    Exceed
in millions      Benefits    Assets  Total  Benefits    Assets  Total
----------------------------------------------------------------------
 Accumulated
  benefit
  obligation:
  Vested           $1,337  $    17  $1,354   $ 1,254    $  28  $1,282
  Non-vested           29       --      29        27       --      27
----------------------------------------------------------------------
                   $1,366  $    17  $1,383   $ 1,281    $  28  $1,309
======================================================================
 Projected benefit
  obligation       $1,498  $    30  $1,528   $ 1,413    $  34  $1,447
 Fair value of
  plan assets      (1,933)     (22) (1,955)   (1,627)     (24) (1,651)
 Unrecognized
  prior service
  cost                (58)     (10)    (68)      (57)     (12)    (69)
 Unrecognized
  net gain            539        2     541       316        5     321
 Unrecognized net
  transition asset     27       (1)     26        32       (2)     30
----------------------------------------------------------------------
 Accrued/(prepaid)
  pension cost     $   73  $    (1)  $  72   $    77    $   1  $   78
======================================================================

The assets of the U.S. and Canadian pension plans, as of December 29, 1996, and December 31, 1995, consist of a highly diversified mix of equity, fixed income and real estate securities.
 Approximately  1,740  employees  are  covered   by   union
administered multi-employer pension plans to which the company makes negotiated contributions based generally on fixed amounts per hour per employee. Contributions to these plans were $5 million in 1996, $7 million in 1995 and $7 million in 1994.

NOTE 6.
POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The  company  sponsors defined benefit postretirement  plans for its U.S. employees that provide medical and life
insurance coverage as follows:
  . Two salaried retiree medical plans that cover substantially all salaried employees who retire under the company's retirement plan and their spouses. Plan I covers those retired or eligible to retire as of January 1, 1990, and provides full health coverage. Plan II includes those salaried employees not eligible for Plan I, under which the company provides a fixed dollar amount per year of service toward the premium, with the retiree paying the remainder.
The company reserves  the  right to  revise  the  fixed dollar amount.
  . An hourly retiree medical plan that covers approximately 3,600 active hourly employees and their spouses. For some, the coverage stops at age 65, while others have lifetime coverage. In some units the retiree must pay a portion of the premium, while in others the company pays the full cost. There are approximately 1,800 retired hourly employees and their spouses currently covered under these programs.
  . A salaried retiree life insurance plan that starts at 80 percent of salary at retirement and reduces to six thousand dollars in 20 percent increments. Approximately 4,400 persons who are retired or were eligible to retire as of December 31, 1991, are subject to a different schedule.
  . An hourly retiree life insurance plan in which approximately 11,000 active hourly employees are eligible and approximately 2,000 hourly retirees have coverage. Most of these are covered by fixed dollar amount coverage that is graded down after retirement. Some units have pay-related insurance on which the company pays the full cost.
 Weyerhaeuser  sponsors various defined  contribution  plans for U.S. salaried and hourly employees. The basis for determining plan contributions varies by plan. The amounts charged to operations and contributed to the plans for participating employees were $32 million and $28 million in 1996 and 1995, respectively.
 The company sponsors three defined benefit and two defined contribution postretirement plans for its Canadian employees that provide medical and life insurance. Collectively, 310 retired employees are covered and 281 active employees are eligible for coverage in these five plans as of year-end 1996.

The following table sets forth the U.S. and Canadian plans' combined accrued postretirement benefit obligation as of December 29, 1996, and December 31, 1995:

-----------------------------------------------------------------
Dollar amounts                        December 29,  December 31,
in millions                                  1996          1995
-----------------------------------------------------------------
Accumulated postretirement
 benefit obligation:
 Retirees:
  Health                                   $  102        $  119
  Life                                         25            22
 Fully eligible and other active
  plan participants:
  Health                                       86            87
  Life                                         14            12
-----------------------------------------------------------------
                                              227           240
Unrecognized actuarial gain                    31             9
-----------------------------------------------------------------
Accrued postretirement benefit obligation  $  258        $  249
=================================================================

Net annual postretirement benefit costs included the following components:

----------------------------------------------------------------
Dollar amounts in millions               1996     1995     1994
----------------------------------------------------------------
Service cost benefits attributed to
service during the period:
 Health                                  $  4     $  3     $  4
 Life                                       1       --        1
Interest cost on accumulated
postretirement benefit obligation:
 Health                                    13       16       16
 Life                                       3        3        2
Amortization of gain -- health             (1)      (1)      --
----------------------------------------------------------------
Net postretirement benefit cost          $ 20     $ 21     $ 23
================================================================

 For measurement purposes, a 10.5, 8.5 and 8.0 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1994, 1995 and 1996, respectively. Beginning in 1997, the rate is assumed to decrease by 0.5 percent annually to a level of 5.5 percent for the year 2001 and all years thereafter. The effect of a one percent increase in the assumed health care cost trend rates would increase the accumulated postretirement benefit obligation as of December 29, 1996, by 10.3 percent, and the aggregate of the service and interest cost components of net annual postretirement benefit cost for 1996 by 12.9 percent.

Other assumptions used were as follows:

-----------------------------------------------------------------
                                              1996   1995  1994
-----------------------------------------------------------------
Discount rate                                 7.75%  7.75%  8.5%
Rate of increase in compensation levels:
 Salaried                                      4.5%   4.5%  4.5%
 Hourly                                        3.0%   3.0%  3.0%
-----------------------------------------------------------------

NOTE 7.
INVENTORIES

----------------------------------------------------------------
Dollar amounts                        December 29,  December 31,
in millions                                  1996          1995
----------------------------------------------------------------
Logs and chips                           $    120      $    173
Lumber, plywood and panels                    148           135
Pulp, newsprint and paper                     202           158
Containerboard, paperboard and packaging      108           107
Other products                                146           117
Materials and supplies                        277           270
----------------------------------------------------------------
                                         $  1,001      $    960
================================================================

NOTE 8.
PROPERTY AND EQUIPMENT

----------------------------------------------------------------
Dollar amounts                        December 29,  December 31,
in millions                                  1996          1995
----------------------------------------------------------------
Property and equipment, at cost:
 Land                                    $    158      $    167
 Buildings and improvements                 1,686         1,582
 Machinery and equipment                    9,713         9,253
 Rail and truck roads and other               596           615
----------------------------------------------------------------
                                           12,153        11,617
Less allowance for depreciation
 and amortization                           5,146         4,900
----------------------------------------------------------------
                                        $   7,007      $  6,717
================================================================

NOTE 9.
REAL ESTATE IN PROCESS OF DEVELOPMENT AND FOR SALE

Properties held by the company's real estate and financial services businesses include:

-----------------------------------------------------------------
Dollar amounts                        December 29,  December 31,
in millions                                  1996          1995
-----------------------------------------------------------------
Dwelling units                            $   198       $   234
Residential lots                              264           212
Commercial lots                               135           136
Commercial projects                            31           125
Acreage                                        49            68
Other inventories                               3             1
-----------------------------------------------------------------
                                          $   680       $   776
=================================================================

NOTE 10.
ACCRUED LIABILITIES

-----------------------------------------------------------------
Dollar amounts                        December 29,  December 31,
in millions                                  1996          1995
-----------------------------------------------------------------
Payroll -- wages and salaries,
 incentive awards, retirement
 and vacation pay                         $   279       $   265
Taxes -- Social Security and real
 and personal property                         57            50
Interest                                       79            82
Accrued income taxes                           51           117
Other                                         196           193
-----------------------------------------------------------------
                                          $   662       $   707
=================================================================

NOTE 11.
SHORT-TERM DEBT

BORROWINGS
Real estate and financial services short-term borrowings were $245 million with a weighted average interest rate of 4.7 percent at December 29, 1996, and $338 million with a weighted average interest rate of 4.3 percent at December 31, 1995.

LINES OF CREDIT
The  company  has short-term bank credit lines that  provide for borrowings of up to the total amount of $375 million and $725 million, all of which was available to the company, WRECO and WMC at December 29, 1996, and December 31, 1995, respectively. No portion of these lines has been availed of by the company, WRECO or WMC at December 29, 1996, or December 31, 1995. None of the entities referred to herein is a guarantor of the borrowings of the others.
 WMC has short-term special credit lines that provide for borrowings of up to $230 million at December 29, 1996, and December 31, 1995. Borrowings against these lines were $54 million and $115 million as of December 29, 1996, and December 31, 1995, respectively.

NOTE 12.
LONG-TERM DEBT

DEBT
Weyerhaeuser long-term debt, including the current portion, is as follows:

-----------------------------------------------------------------
Dollar amounts                        December 29,  December 31,
in millions                                  1996          1995
-----------------------------------------------------------------
8 3/8% debentures due 2007                 $  150        $  150
7.50% debentures due 2013                     250           250
7.25% debentures due 2013                     250           250
7 1/8% debentures due 2023                    250           250
9.05% notes due 2003                          200           200
7.28% note                                     --            40
8 1/2% debentures due 2025                    300           300
7.95% debentures due 2025                     250           250
Industrial revenue bonds, rates from
 2.45% (variable) to  10.0% (fixed),
 due 1997-2028                                746           717
Medium-term notes, rates from
 6.43% to 8.91%, due 1997-2005                313           428
Commercial paper/credit agreements            889           252
Other                                          28            21
-----------------------------------------------------------------
                                           $3,626        $3,108
=================================================================

-----------------------------------------------------------------
Portion due within one year                $   80        $  125
=================================================================

Long-term debt maturities during the next five years are (millions):

----------------------------------------------------------------
1997                                                     $  80
1998                                                        10
1999                                                       974
2000                                                        99
2001                                                        78
----------------------------------------------------------------

Real estate and financial services long-term debt, including the current portion, is as follows:

-----------------------------------------------------------------
Dollar amounts                         December 29,  December 31,
in millions                                   1996          1995
-----------------------------------------------------------------
Notes payable, unsecured; weighted
 average interest rates
 are approximately 6.4% and 7.3%            $  735        $  780
Bank and other borrowings, unsecured;
 weighted average interest rates are
 approximately 5.5% and 5.7%                   380           505
Notes payable, secured; weighted average
 interest rate is approximately 8.5%            41            46
Collateralized mortgage obligation bonds       133           159
Commercial paper/credit agreement              248           263
-----------------------------------------------------------------
                                            $1,537        $1,753
=================================================================

-----------------------------------------------------------------
Portion due within one year                 $  723       $   145
=================================================================

Long-term debt maturities during the next five years are (millions):

-----------------------------------------------------------------
1997                                                        $723
1998                                                         179
1999                                                         127
2000                                                         126
2001                                                         172
-----------------------------------------------------------------

LINES OF CREDIT
At December 29, 1996, the company's lines of credit include a five-year competitive advance and revolving credit facility agreement entered into in 1994 with a group of banks that provides for borrowings of up to the total amount of $1.55 billion, all of which can be availed of by the company, and
$1 billion,  which can be availed  of  by  WMC.  Borrowings
are at LIBOR or other such interest rates as mutually agreed to between the borrower and lending banks.
 At December 29, 1996, and December 31, 1995, WMC had $25 million and $35 million, respectively, outstanding against a one-year evergreen credit commitment entered into in 1990.
 WMC has a revolving credit agreement with a bank to provide for: (1) borrowings of up to $35 million for two years at prime rate, LIBOR or such other rate as may be agreed upon by WMC and the banks, (2) a commitment fee based on the unused credit, and (3) conversion of the note as of July
1, 1999, to a five-year term loan payable in equal quarterly installments. At December 29, 1996, there was no portion outstanding, while at December 31, 1995, $20 million was outstanding under this revolving credit agreement.
 WFS has a revolving credit agreement that provides for: (1) borrowings of up to $450 million at December 29, 1996, and $525 million at December 31, 1995, at LIBOR or other such rates as may be agreed upon by WFS and the banks, and (2) a commitment fee on the unused portion of the credit. $355 million and $450 million were outstanding under this facility at December 29, 1996, and December 31, 1995, respectively. To the extent that these credit commitments expire more than one year after the balance sheet date and are unused, an equal amount of commercial paper is classifiable as long term debt. Amounts so classified are shown in the tables in this note.
 No portion of these lines has been availed of by the company, WRECO, WMC or WFS at December 29, 1996, or December 31, 1995, except as noted.
 The company's compensating balance agreements were not significant.

NOTE 13.
FAIR VALUE OF FINANCIAL INSTRUMENTS

------------------------------------------------------------------
                               December 29, 1996 December 31, 1995
                               ----------------- -----------------
                                Carrying   Fair   Carrying   Fair
Dollar amounts in millions         Value  Value      Value  Value
------------------------------------------------------------------
Weyerhaeuser:
 Financial liabilities:
  Long-term debt (including
  current maturities)             $3,626 $3,809    $3,108  $3,469
------------------------------------------------------------------
Real estate and financial services:
 Financial assets:
  Mortgage notes held for sale       334    335       332     332
  Mortgage loans receivable          133    126       155     138
  Mortgage-backed certificates and
   other pledged financial
   instruments                       154    165       185     193
 Financial liabilities:
  Long-term debt (including
   current maturities)             1,537  1,553     1,753   1,792
------------------------------------------------------------------

 The methods and assumptions used to estimate fair value of each class of financial instruments for which it is practicable to estimate that value are as follows:
  . Long-term debt, including real estate and financial services, is estimated based on quoted market prices for the same issues or on the discounted value of the future cash flows expected to be paid using incremental rates of borrowing for similar liabilities.
  . Mortgage notes held for sale are estimated using the quoted market prices for securities backed by similar loans adjusted for differences in loan characteristics. The estimated fair value is net of related hedge instruments, which were estimated based upon quoted market prices for securities.
  . Mortgage loans receivable are estimated based on the discounted value of estimated future cash flows using current rates for loans with similar terms and risks.
  . Mortgage-backed certificates and other pledged financial instruments are estimated using the quoted market prices for securities backed by similar loans and restricted deposits held at cost.

NOTE 14.
LEGAL PROCEEDINGS, COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS
On November 2, 1992, an action was filed against the company in the Circuit Court for the First Judicial District of Hinds County, Mississippi, on behalf of a purported class of riparian property owners in Mississippi and Alabama whose properties are located on the Tennessee Tombigbee Waterway, Aliceville Lake, Cedar Creek and the Magoway Creek. The complaint seeks $1 billion in compensatory and punitive damages for  diminution in property value, personal injuries and mental anguish allegedly resulting from the discharge of purported hazardous substances, including dioxins and furans, by the company's pulp and paper mill in Columbus, Mississippi, and
the alleged fraudulent concealments of such discharge.   The
complaint also   seeks   an   injunction prohibiting  future
releases and the removal of hazardous substances allegedly released in the past. On August 20, 1993, a companion action was filed in Greene County, Alabama, on behalf of a similar purported class of riparian owners with essentially the same claims as the Mississippi case. By order dated April
5, 1995, venue of the Alabama action was transferred to Sumter County, Alabama. On January 20, 1995, the court in the
Alabama action certified a class of all persons who, as of the date the action commenced, were riparian owners, lessees and licensees of properties located on the Tennessee
Tombigbee Waterway in Greene, Sumter, Pickens and Marengo counties, Alabama, and Lowndes and Noxubee counties, Mississippi, to determine whether the company is liable to the members of the class for compensatory and/or punitive damages and to determine the amount of punitive damages, if any, to be awarded to the class as a whole. By order dated April 12, 1995, as orally amended on February 1, 1996, the geographical boundaries of the class were amended to run from below the Columbus mill's wastewater discharge pipe to just above the confluence of the Black Warrior River and the Tennessee
Tombigbee Waterway. The class is estimated to range from approximately 1,000 to 1,500 members. In late July 1996, the company reached an agreement to settle both the Mississippi action and the Alabama action for $2.5 million. The agreement is subject to the approval of the court in the Alabama action.
 In November 1996, an action was filed against the company in Superior Court for King County, Washington, on behalf of a purported class of all individuals and entities that own property in the United States on which exterior hardboard siding manufactured by the company has been installed since 1980. The action alleges the company has manufactured and distributed defective hardboard siding and has breached express warranties and consumer protection statutes in its sale of hardboard siding. The action seeks compensatory damages, including prejudgment interest, and seeks damages for the cost of replacing siding that rots subsequent to the entry of any judgment. In January 1997, an action was filed, also in Superior Court for King County, Washington, on behalf of a purported class of all individuals, proprietorships, partnerships, corporations and other business entities in the United States on whose homes, condominiums, apartment complexes or commercial buildings hardboard siding manufactured by the company has been installed. The action alleges the company has breached express and implied warranties in its sale of hardboard siding and also has violated the Consumer Protection
Act of the state of Washington. The action seeks damages, prejudgment interest, costs and reasonable attorney fees. The company is a defendant in approximately fifteen other hardboard siding cases, one of which purports to be a class action on behalf of purchasers of single- or multi-family residences in Nebraska that contain the company's hardboard siding.

ENVIRONMENTAL
It is the company's policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $120 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes. In estimating both its current accruals for environmental remediation and the possible range of additional future costs, the company has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable.
The ability of other potentially responsible parties to participate has been taken into account, based generally on each party's financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.
 The company is a party to legal proceedings and envi-ronmental matters generally incidental to its business. Although the final outcome of any legal proceeding or environmental matter is subject to a great many variables and cannot be predicted with any degree of certainty, the company
presently believes  that  the  ultimate   outcome resulting
from these proceedings and matters, including those described above, would not have a material effect on the company's current financial position, liquidity or results of operations; however, in any given future reporting period, such proceedings or matters could have a material effect on results of operations.

OTHER ITEMS
The company's capital expenditures, excluding acquisitions, have averaged about $912 million in recent years but are expected to approximate $750 million in 1997; however, the 1997 expenditure level could be increased or decreased as a consequence of future economic conditions.
 During the normal course of business, the company's real estate and financial services subsidiaries have entered into certain financial commitments comprised primarily of agreements to fund up to $159 million in mortgage loans at fixed and floating prices, guarantees made on $56 million of partnership borrowings, and limited recourse obligations associated with $1.1 billion of sold mortgage loans. The fair value of the recourse on these loans is estimated to be $7 million, which is based upon market spreads for sales of similar loans without recourse or estimates of the credit risk of the associated recourse obligation.

NOTE 15.
PROCEEDS FROM SALE OF PROPERTY AND EQUIPMENT

In 1996, the company sold its Klamath Falls, Oregon, hardboard, particleboard and plywood manufacturing operations; 600,000 acres of predominantly pine timberlands; and its nursery and seed orchard facilities. Proceeds from the sale of the property and equipment in this transaction amounted to $33 million. The resulting gain on this transaction was not material to the company's pretax income. The timberlands portion of this transaction involved a like-kind exchange for
other timberlands,  primarily  private   commercial timberlands
in southeastern   Louisiana   and   southern Mississippi
previously owned by Cavenham Forest Industries.

NOTE 16.
SHAREHOLDERS' INTEREST

PREFERRED AND PREFERENCE SHARES
The company is authorized to issue:
  . 7,000,000 preferred shares having a par value of $1.00 per share, of which none were issued and outstanding at December 29, 1996, and December 31, 1995; and
  . 40,000,000 preference shares having a par value of $1.00 per share, of which none were issued and outstanding at December 29, 1996, and December 31, 1995.
 The preferred and preference shares may be issued in one or more series with varying rights and preferences including dividend rates, redemption rights, conversion terms, sinking fund provisions, values in liquidation and voting rights. When issued, the outstanding preferred and preference shares rank senior to outstanding common shares as to dividends and assets available on liquidation.
 The company has reserved but not issued 2,000,000 shares of cumulative preference shares, fourth series, for the exercise of the rights described under the Shareholder Rights Plan.

SHAREHOLDER RIGHTS PLAN
In December 1986, the company adopted, and in February 1989 amended, a Shareholder Rights Plan (the "Plan") and declared a dividend distribution of 0.6667 right on each outstanding common share. Each right entitles its holder to purchase after the distribution date and until December 1996 one one-hundredth of a share of the company's cumulative preference shares, fourth series, at a price of $70, subject to adjustment. The distribution date is the earlier of 20 business days after the announcement that a person or group has acquired 20 percent or more of Weyerhaeuser's outstanding common shares or 20 business days after a person or group commences a tender or exchange offer that could result in the person or group owning 20 percent or more of the company's outstanding common shares. Following the distribution date, if anyone owning 20 percent or more of the company's outstanding common shares merges with the company, with the company as the survivor, and the company's common shares are not changed or exchanged, or engages in certain self-dealing transactions with the company, or if an event occurs that results in such 20 percent owner's interest being increased by more than one percent (e.g., a reverse stock split), or if anyone acquires
30 percent or more of the company's outstanding common shares, each right holder, other than such person or group, will be able, upon payment of the right's exercise price, to acquire shares of the company's common stock or other securities or assets having an aggregate market value equal to twice the right's purchase price. If, after the company announces that someone owns 20 percent or more of the company's outstanding common shares, the company is acquired in a merger or other business combination, and the company is not the survivor, or the company engages in a merger or other business combination transaction in which the company is the surviving corporation but the company's common shares are changed or exchanged, or if 50 percent of the company's earning power or assets is sold in one or several related transactions, each right holder, other than any 20 percent shareholder, will receive shares of the acquiring company's common stock having a market value equal to twice the right's exercise price. Subject to certain time periods and conditions, the Plan may be amended and the rights may be redeemed at a price of $.05 per right, subject to adjustment. The Plan terminated, in accordance with its provisions, in December 1996.

NOTE 17.
STOCK-BASED COMPENSATION PLAN

The  company's  Long-Term Incentive Compensation  Plan  (the
"Plan") was approved at the 1992 Annual Meeting of Shareholders. The Plan provides for the purchase of the company's common stock at its market price on the date of grant by certain key officers and other employees of the company and its subsidiaries who are selected from time to time by the Compensation Committee of the Board of Directors. No more than 10 million shares may be issued under the Plan. The term of options granted under the Plan may not exceed 10 years from the grant date. Grantees are 25 percent vested after one year, 50 percent after two years, 75 percent after three years, and 100 percent after four years.

The company accounts for all options under APB Opinion No. 25 and related interpretations, under which no compensation has been recognized. Had compensation costs for the Plan been determined consistent with SFAS No. 123, net income and earnings per share would have been reduced to the following pro forma amounts:

-------------------------------------------------------------
                                              1996     1995
-------------------------------------------------------------
Net income (in millions):
 As reported                                  $463     $799
 Pro forma                                     454      791
Earnings per share:
 As reported                                 $2.34    $3.93
 Pro forma                                    2.29     3.88
--------------------------------------------------------------

 Because the SFAS No. 123 method of accounting has not been applied to options granted prior to fiscal year 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.
 The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

--------------------------------------------------------------
                                             1996        1995
--------------------------------------------------------------
Risk-free interest rate                      5.81%       7.47%
Expected life                             6.4 years  6.4 years
Expected volatility                         25.61%      26.27%
Expected dividend yield                      3.48%       4.05%
--------------------------------------------------------------

  Changes in the number of shares subject to option are summarized as follows:

--------------------------------------------------------------
                                         1996    1995    1994
--------------------------------------------------------------
Shares (in thousands):
 Outstanding,
  beginning of year                     5,972   5,687   5,177
 Granted                                1,222   1,155   1,312
 Exercised                                925     859     623
 Forfeited                                 26      11     178
 Expired                                   --      --       1
--------------------------------------------------------------
 Outstanding, end
  of year                               6,243   5,972   5,687
--------------------------------------------------------------
 Exercisable, end
  of year                               5,022   4,817   4,375
--------------------------------------------------------------
Weighted average
 exercise price:
 Outstanding,
  beginning of year                    $38.17  $36.27  $32.32
 Granted                                45.94   39.47   47.53
 Exercised                              32.11   27.34   28.06
 Forfeited                              43.46   40.10   33.16
 Expired                                   --      --   19.96
 Outstanding, end
  of year                               40.56   38.17   36.27
Weighted average
 grant date fair value
 of options                             11.40   10.41     N/A
--------------------------------------------------------------

 871 of the 6,243 options outstanding at December 29, 1996, have exercise prices between $20 and $35, with a weighted average exercise price of $25.29 and a weighted average remaining contractual life of 3.24 years. All of these options are exercisable. The remaining 5,372 options have exercise prices between $35 and $49, with a weighted average exercise price of $43.04 and a weighted average remaining contractual life of 7.32 years. 4,150 of these options are exercisable; their weighted average exercise price is $42.18.

NOTE 18.
BUSINESS SEGMENTS

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

The following table sets forth an analysis of the company's operations by the four principal business segments:

-----------------------------------------------------------------
Dollar amounts
in millions                               1996     1995     1994
-----------------------------------------------------------------
Sales to and revenues from
 unaffiliated customers:
 Timberlands and wood products         $ 5,240  $ 4,931  $ 4,992
 Pulp, paper and packaging               4,648    5,682    4,066
 Real estate                               804      723      911
 Financial services                        205      196      206
 Corporate and other                       217      256      223
-----------------------------------------------------------------
                                        11,114   11,788   10,398
                                       --------------------------
Intersegment sales and revenues:
 Timberlands and wood products             322      558      357
 Pulp, paper and packaging                  88      168       82
 Corporate and other                        35       33       31
-----------------------------------------------------------------
                                           445      759      470
                                       --------------------------
Total sales and revenues                11,559   12,547   10,868
Eliminations                              (445)    (759)    (470)
-----------------------------------------------------------------
                                       $11,114  $11,788  $10,398
=================================================================
Approximate contribution (charge) to
 earnings (1)(2):
 Timberlands and wood products         $   805  $   808  $ 1,034
 Pulp, paper and packaging                 307    1,181      211
 Real estate                                35     (231)       7
 Financial services                          8      (46)      11
 Corporate and other                      (183)    (217)    (142)
-----------------------------------------------------------------
                                           972    1,495    1,121
Interest expense                          (338)    (347)    (315)
Less capitalized interest                   86       96      114
-----------------------------------------------------------------
Earnings before income taxes               720    1,244      920
Income taxes                              (257)    (445)    (331)
-----------------------------------------------------------------
                                        $  463  $   799  $   589
=================================================================
Depreciation, amortization and
 fee stumpage:
 Timberlands and wood products         $   227  $   211  $   189
 Pulp, paper and packaging                 355      350      302
 Real estate                                 4        5        7
 Financial services                         12       36       23
 Corporate and other                        19       19       13
-----------------------------------------------------------------
                                       $   617  $   621  $   534
=================================================================
Capital expenditures (including
 acquisitions):
 Timberlands and wood products         $   866  $   508  $   257
 Pulp, paper and packaging                 415      562      794
 Real estate                                 2       10       10
 Financial services                          7        3        4
 Corporate and other                        37       36       37
-----------------------------------------------------------------
                                       $ 1,327  $ 1,119  $ 1,102
=================================================================
Assets:
 Timberlands and wood products         $ 3,658  $ 2,940  $ 2,713
 Pulp, paper and packaging               6,721    6,797    6,283
 Real estate                             1,578    1,543    1,716
 Financial services                      1,050    1,362    1,730
 Corporate and other                     1,184    1,151    1,439
-----------------------------------------------------------------
                                        14,191   13,793   13,881
Eliminations                              (595)    (540)    (723)
-----------------------------------------------------------------
                                       $13,596  $13,253  $13,158
=================================================================

(1) 1995 "approximate contribution to earnings" includes special charges of $232 million and $58 million for real estate and financial services, respectively, to dispose of certain real estate assets.
(2) Interest expense of $67 million, $64 million and $76 million in 1996, 1995 and 1994, respectively, is included in the determination of "approximate contribution to earnings" for financial services.

NOTE 19.
SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

------------------------------------------------------------------
Dollar amounts in millions  First  Second   Third  Fourth
except per-share figures  Quarter Quarter Quarter Quarter     Year
------------------------------------------------------------------
Net sales:
 1996                      $2,605  $2,886  $2,852  $2,771  $11,114
 1995 (1)                   2,686   3,009   3,037   3,056   11,788
Operating income:
 1996                         287     262     286     235    1,070
 1995 (2)                     419     482     247     455    1,603
Earnings before
 income taxes:
 1996                         222     161     187     150      720
 1995 (2)                     328     386     149     381    1,244
Net earnings:
 1996                         142     103     120      98      463
 1995 (2)                     207     246      95     251      799
Net earnings per
 common share:
 1996                         .72     .52     .60     .50     2.34
 1995 (2)                    1.00    1.21     .47    1.25     3.93
Dividends per common share:
 1996                         .40     .40     .40     .40     1.60
 1995                         .30     .40     .40     .40     1.50
Market prices -- high/low:
 1996           49 1/2 - 39 15/16
                          49 7/8 - 41 3/4
                                  48 1/4 - 39 1/2
                                          48 1/8 - 43 7/8
                                                   49 7/8 - 39 1/2
 1995             42 5/8 - 36 7/8
                          47 3/8 - 37 1/2
                                  50 3/8 - 44 3/4
                                              48 - 40 7/8
                                                   50 3/8 - 36 7/8
------------------------------------------------------------------

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

NOTE 20.
HISTORICAL SUMMARY

------------------------------------------------------------------
Dollar amounts
in millions except
per-share figures            1996    1995    1994    1993    1992
------------------------------------------------------------------
Per common share:
 Net earnings (loss) from
  continuing operations,
  before extraordinary
  item and effect of
  accounting changes:     $  2.34    3.93    2.86    2.58    1.83
 Extraordinary item (2)   $    --      --      --     .25      --
 Effect of accounting
  changes                 $    --      --      --      --      --
                          ----------------------------------------
 Net earnings (loss)      $  2.34    3.93    2.86    2.83    1.83
                          ========================================
 Dividends paid           $  1.60    1.50    1.20    1.20    1.20
 Shareholders' interest
  (end of year)           $ 23.21   22.57   20.86   19.34   17.85
Financial position:
 Total assets:
  Weyerhaeuser            $10,968  10,359   9,750   9,087   8,566
  Real estate and
   financial services     $ 2,628   2,894   3,408   3,670   9,720
                          ----------------------------------------
                          $13,596  13,253  13,158  12,757  18,286
                          ========================================
 Long-term debt (net of
  current portion):
  Weyerhaeuser:
   Long-term debt         $ 3,546   2,983   2,713   2,998   2,659
   Capital lease obli-
    gations               $     2       2      --      --      --
   Convertible subordi-
    nated debentures      $    --      --      --      --     193
   Limited recourse
     income debenture     $    --      --      --      --     188
                          ----------------------------------------
                          $ 3,548   2,985   2,713   2,998   3,040
                          ========================================
  Real estate and
   financial services:
    Long-term debt        $   814   1,608   1,873   2,086   2,411
                          ========================================
 Redeemable preferred and
  preference shares
  (thousands):
  Weyerhaeuser            $    --      --      --      --      --
 Shareholders' interest   $ 4,604   4,486   4,290   3,966   3,646
 Percent earned on
  shareholders' interest     10.2%   18.2%   14.3%   15.2%   10.4%
Operating results:
 Net sales and revenues:
  Weyerhaeuser            $10,105  10,869   9,281   8,315   7,744
  Real estate and
   financial services     $ 1,009     919   1,117   1,230   1,522
                          ----------------------------------------
                          $11,114  11,788  10,398   9,545   9,266
                          ========================================
 Net earnings (loss) from
  continuing operations
  before extraordinary
  item and effect of
  accounting changes:
   Weyerhaeuser           $   434     981     576     459     332
   Real estate and
    financial services    $    29    (182)(1)  13      68      40
                          ----------------------------------------
                          $   463     799     589     527     372
 Extraordinary item (2)   $    --      --      --      52      --
 Effect of accounting
  changes                 $    --      --      --      --      --
                          ----------------------------------------
 Net earnings (loss)      $   463     799     589     579     372
                          ========================================
Statistics (unaudited):
 Number of employees       39,661  39,431  36,665  36,748  39,022
 Salaries and wages       $ 1,494   1,779   1,610   1,585   1,580
 Employee benefits        $   358     408     357     347     323
 Total taxes              $   559     736     618     577     443
 Timberlands (thousands
  of acres):
  U.S. fee ownership        5,326   5,302   5,587   5,512   5,592
  Long-term license
    arrangements           22,863  22,866  17,849  17,845  18,828
 Number of shareholder
  accounts at year-end:
  Common                   22,528  23,446  24,131  25,282  26,334
  Preferred                    --      --      --      --      --
  Preference                   --      --      --      --      --
 Average common and common
  equivalent shares
  outstanding (thousands) 198,318 203,525 205,543 204,866 203,373
------------------------------------------------------------------

(1) 1995 results reflect a special charge for disposal of certain real estate assets of $290 million less related tax effect of $106 million, or $184 million.
(2) 1993 results reflect an extraordinary net gain as a result of extinguishing certain debt obligations of $86 million less related tax effect of $34 million, or $52 million.
(3) 1991 results reflect restructuring and other charges of $445 million less related tax effect of $162 million, or $283 million.
(4) 1989 results reflect net special items charges of $401 million less related tax effect of $141 million, or $260 million.

-----------------------------------------------------------------


   1991      1990     1989     1988     1987     1986
-----------------------------------------------------------------





   (.50)     1.87     1.56     2.68     2.12     1.27
     --        --       --       --       --       --

   (.30)       --       --       --       --       --
-----------------------------------------------------------------
   (.80)     1.87     1.56     2.68     2.12     1.27
=================================================================
   1.20      1.20     1.20     1.15      .90      .87

  17.25     19.21    18.55    18.14    16.54    14.82


  7,551     7,556    7,371    6,983    6,418    5,889

  9,435     8,800    8,605    8,401    6,499    5,083
-----------------------------------------------------------------
 16,986    16,356   15,976   15,384   12,917   10,972
=================================================================



  2,195     2,168    1,502    1,644    1,540    1,412

     --         7       23       37       51       63

    193       193       --       --       --       --

    204       204      204      198      181      172
-----------------------------------------------------------------
   2,592    2,572    1,729    1,879    1,772    1,647
=================================================================


  2,421     2,637    2,006    2,318    2,130    1,699
=================================================================



     --        --       --       --       --   14,700
  3,489     3,864    4,148    4,044    3,714    3,251

   (4.4)%     9.8%     8.3%    14.6%    12.8%     8.4%


  7,167     7,447    8,355    7,861    6,988    5,650

  1,606     1,619    1,826    1,467    1,397    1,241
----------------------------------------------------------------
  8,773     9,066   10,181    9,328    8,385    6,891
================================================================





    (25)      340      377      516      379      180

    (76)       54      (36)      50       68       97
----------------------------------------------------------------
   (101)(3)   394      341(4)   566      447      277
     --        --       --       --       --       --

    (61)       --       --       --       --       --
----------------------------------------------------------------
   (162)      394      341      566      447      277
================================================================

  38,669   40,621   45,214   46,976   45,123   41,757
   1,476    1,531    1,563    1,423    1,277    1,143
     321      318      325      292      250      225
     173      446      403      511      467      310


   5,488    5,592    5,664    5,775    5,813    5,904

  13,491   13,491   13,324   13,324   12,064   12,064


  26,937   28,187   29,847   30,379   32,535   31,682
      --       --       12       25       26    1,825
      --       --      443      351      106        7


 201,578  203,673  204,331  207,785  202,544  195,456
--------------------------------------------------------------

                                  77