Form 10-K, Exhibit 13
period 1997-12-28
WEYERHAEUSER CO
filed 1998-03-13
CIK 106535

HIGHLIGHTS

Dollar amounts in millions except per-share figures          1997     1996
---------------------------------------------------------------------------
Net sales and revenues                                     $11,210  $11,114
---------------------------------------------------------------------------
Net earnings before special items                              351      463
Effect of special items (1)                                     (9)      --
---------------------------------------------------------------------------
Net earnings                                                   342      463
---------------------------------------------------------------------------
Cash flow from operations, before working capital changes    1,099    1,257
Capital expenditures (excluding acquisitions)                  656      879
Total assets                                                13,075   13,596
Shareholders' interest                                       4,649    4,604
---------------------------------------------------------------------------

                                                            1997    1996
---------------------------------------------------------------------------
                                       Before   Effect of
                                      Special    Special
                                        Items   Items (1)    Net
---------------------------------------------------------------------------
Basic earnings per common share (2):
 First quarter                          $ .22    $(0.12)   $ .10   $ .72
 Second quarter                           .47       .09      .56     .52
 Third quarter                            .53       .04      .57     .60
 Fourth quarter                           .54      (.05)     .49     .50
---------------------------------------------------------------------------
                                        $1.76    $(0.04)   $1.72   $2.34
===========================================================================

(1) The 1997 special items are the net of gains on the sale of Weyerhaeuser Mortgage Company and Saskatoon Chemicals, Ltd., and interest income from a favorable federal income tax decision offset by the loss on the sale of Shemin Nurseries; the consolidation, closure or disposition of certain recycling facilities; and closure of two plywood facilities, an export lumber mill and a corrugated medium machine.

(2) Diluted earnings per common share by quarter for 1997 and 1996 were $0.10, $0.55, $0.57 and $0.49; and $0.71, $0.52, $0.60 and $0.49,
respectively.


Market prices - high/low                 1997                  1996
---------------------------------------------------------------------------
First quarter                     $50 5/8  -  44 1/2       $49 1/2 - 39 15/16
Second quarter                     55 1/4  -  42 5/8      49 7/8 - 41 3/4
Third quarter                      63 15/16 - 51 5/8      48 1/4 - 39 1/2
Fourth quarter                     60 3/4  -  46 1/16     48 1/8 - 43 7/8
---------------------------------------------------------------------------
Year                              $63 15/16 - 42 5/8     $49 7/8 - 39 1/2
---------------------------------------------------------------------------

The consolidated financial statements include: (1) Weyerhaeuser Company (Weyerhaeuser), principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, and (2) Real estate and related assets, principally engaged in real estate development and construction, and other real estate related activities.

PULP, PAPER AND PACKAGING


STATISTICAL DATA
---------------------------------------------------------------------------

NET SALES                         1997     1996     1995     1994     1993
---------------------------------------------------------------------------
(Millions of dollars)
Pulp                           $   986  $   954  $ 1,616  $ 1,012  $   823
Newsprint                          416      451      508      356      322
Paper                              842      803    1,001      664      648
Paperboard and containerboard      301      281      325      240      255
Packaging                        1,781    1,921    1,863    1,495    1,302
Recycling                          189      140      266      121       77
Chemicals                           57       63       63       45       32
Miscellaneous products              37       35       40      133      120
---------------------------------------------------------------------------
                               $ 4,609  $ 4,648  $ 5,682  $ 4,066  $ 3,579
===========================================================================


SALES VOLUMES                     1997     1996     1995     1994     1993
---------------------------------------------------------------------------
(Thousands)
Pulp - air-dry metric tons       1,982    1,868    2,060    2,068    1,886
Newsprint - metric tons            684      629      663      638      609
Paper - tons                     1,146    1,007    1,006      998      990
Paperboard - tons                  243      205      230      201      222
Containerboard - tons              389      346      259      254      290
Packaging - MSF                 44,508   42,323   34,342   34,483   31,386
Recycling - tons                 2,229    2,011    1,467      985      851


ANNUAL PRODUCTION     Capacity    1997     1996     1995     1994     1993
---------------------------------------------------------------------------
(Thousands)
Pulp - air-dry
 metric tons             2,180   2,063    2,004    2,159    2,041    2,096
Newsprint - metric tons    715     704      631      687      651      618
Paper - tons             1,126   1,128    1,034    1,060      982    1,007
Paperboard - tons          230     231      206      229      189      217
Containerboard - tons    2,480   2,381    2,331    2,329    2,357    2,269
Packaging - MSF         50,000  46,488   44,471   36,041   36,020   32,795
Recycling - tons            --   3,655    3,428    2,754    2,042    1,847


PRINCIPAL MANUFACTURING FACILITIES
---------------------------------------------------------------------------
Pulp                        8                Containerboard              4
Newsprint                   1                Packaging                  46
Paper                       5                Recycling                  28
Paperboard                  1                Chemicals                   7

PULP, PAPER AND PACKAGING

Over the past seven years, we've followed a course to improve our operations and apply discipline to our capital spending. This has involved making sure that we focus on what we do best, continually improving the performance of our business, and investing prudently to upgrade the quality of our assets. Through these efforts, we've strengthened the ability of this sector to meet increased global competition and grow shareholder returns.

 The market conditions we experienced during 1997 demonstrate the importance of continuing to improve our operations. The slow recovery in pulp and paper prices resulted in operating earnings of $192 million compared with $307 million in 1996. Operating earnings for 1997 exclude special items associated with closures and disposition of certain facilities that were offset, in part, by the gain on the sale of the Canadian chemical business. Net sales were $4.6 billion, unchanged from the prior year. While this performance did not meet our expectations, we saw indications that our efforts are producing results.

 For example, we've reduced our capital spending to depreciation levels. We did this by aligning our capital spending to the levels we need to sustain our current operations and achieve our long-range strategic goals. We also implemented a systematic capital investment process to better foster accountability for major capital projects. As a result, this year we spent $315 million on capital projects, excluding acquisitions, the lowest in 10 years. It also allowed our sector to generate its third consecutive year of positive cash flows despite the general industry downturn. And because we've completed our major modernization projects, we believe we can maintain, or even lower, our levels of capital spending in the future.

 We've made significant progress in improving the efficiency of our operations by engaging our employees in the design and implementation of better work systems. These improvements have reduced reportable accidents by 65 percent since 1991 and significantly increased production capability at our existing pulp and paper facilities. In 1997 alone, this helped increase our production by 300,000 tons.

 We're improving operations by continually evaluating our businesses and operating units to ensure they fit our core competencies and serve attractive markets. Through this discipline, we channel our energies and resources on areas capable of producing the returns we seek over the business cycle. During 1997, we:

>    Negotiated the restructuring of our NORPAC joint venture that produces high-quality newsprint for publishers and printers in the western United States and Japan. Under the new structure that takes effect in 1998, Weyerhaeuser and Nippon Paper Industries Co., Ltd., each will own 50 percent of NORPAC. The new arrangement more closely reflects the operating relationship of this joint venture.

>    Closed the sale of our Saskatoon chemical facility to a subsidiary of
Sterling Chemicals Holdings, Inc.

>    Realigned our Recycling business to meet the key raw material needs of our mill customers. Through this effort, we improved efficiencies and reduced costs by focusing on those locations most important to our customers. During 1997, our Recycling business collected and processed 7 percent more recycled paper with 30 percent fewer facilities than we had in 1996.

 During the year, we also improved the quality of our asset base to serve the needs of customers in growth markets. Domestically, our strategy involves expanding through acquisitions rather than building new capacity. For example, in 1997 we acquired Union Camp Corporation's Denver box plant to expand market coverage into the Rocky Mountain Region.

 To serve the international needs of existing customers, we develop strategic alliances to limit risk, conserve capital and gain access to local market information and distribution channels. In 1996, we formed a joint venture with SCA Packaging Europe BV to meet corrugated packaging needs in the People's Republic of China. During 1997, this venture - SCA Weyerhaeuser Packaging Holding Company Asia Limited - began construction of plants in Shanghai and Wuhan. We expect both to begin operation in 1998.

 During 1997, we also continued to focus on differentiating our products and services in ways that our customers recognize and value.

 This includes expanding our entire line of high-quality uncoated free sheet paper to capture higher returns generated by these products. We've already seen the contribution of fine papers to our earnings more than double over the past five years. One reason for such growth - created by the growth in home offices - is the increased use of high-quality business papers. During 1997, we introduced our SOHO (Small Office/ Home Office) retail program. In addition to developing higher quality papers for small and home office needs, we made it easier for customers to select the right paper for their specific requirements by developing easy-to-use product guides.

 We're also differentiating other parts of our product line. Our Containerboard Packaging business began exploring new packaging solutions for customers, while our Pulp operation is working on new absorbency fibers. Both efforts will help us develop higher value products capable of producing new growth opportunities and higher margins. New absorbency fibers, for example, improve product function and provide manufacturers with greater flexibility and speed in commercializing their product upgrades. We believe this will allow providers to develop a greater range of products and increase demand for our product.

 As we've upgraded our mills to run more efficiently, we've also seen significant environmental improvements.

These improvements include:

>    Shifting our entire bleached-kraft pulp mill system to the use of elemental chlorine-free (ECF) bleaching processes, a major step to improving the quality of our water discharges.

>    Recycling 98 percent of pulping chemicals used to manufacture pulp.

>    Supplying two-thirds of the energy needed at our pulp mills to reduce the use of fossil fuels.

>    Reducing water consumption by 65 percent.

 These efforts have not gone unnoticed. During 1997, the Environmental Protection Agency and McGraw-Hill honored our Flint River, Georgia, facility for meeting or exceeding voluntary waste-elimination or pollution-prevention programs in conjunction with the EPA's Project XL. An initiative of the Clinton Administration, Project XL - eXellence and Leadership - seeks to provide regulatory flexibility in exchange for superior environmental performance. And because our mills already substantially meet the water quality standards outlined in the EPA's new Cluster Rules, we've reduced the need for future capital investments in this area.

 These are some of the actions we've taken to build the foundation for future growth. Looking ahead, we will build on this progress by continuing to reduce costs, narrowing our focus, and differentiating our products in ways customers recognize and value. The improvements we've made and the results they've produced demonstrate we are on the right course.


PULP, PAPER AND PACKAGING


PRODUCTS                                       PRINCIPAL LOCATIONS
---------------------------------------------------------------------------
MARKET PULP manufactures wood pulp             Georgia, Mississippi,
for global markets.                            North Carolina, Washington,
                                               Alberta, British Columbia,
                                               Saskatchewan
---------------------------------------------------------------------------
FINE PAPER manufactures a range of both        Mississippi, North Carolina,
coated and uncoated fine papers and markets    Washington, Wisconsin,
its products through paper merchants.          Saskatchewan

---------------------------------------------------------------------------
NEWSPRINT manufactured at the North Pacific    Washington
Paper Corporation (NORPAC) mill is marketed
to customers in the western United States
and Japan.
---------------------------------------------------------------------------
BLEACHED PAPERBOARD produces and markets       Washington
bleached paperboard to West Coast and
Pacific Rim customers for production of
liquid containers such as milk and juice
cartons.
---------------------------------------------------------------------------
CONTAINERBOARD PACKAGING  manufactures         Arizona, California,
linerboard corrugating medium and produces     Colorado, Connecticut,
industrial and agricultural packaging (boxes). Florida, Georgia, Hawaii,
                                               Illinois, Indiana, Iowa,
                                               Kentucky, Maryland,
                                               Michigan, Minnesota,
                                               Mississippi, Missouri
                                               Nebraska, New Jersey,
                                               New York, North Carolina,
                                               Ohio, Oklahoma, Oregon,
                                               Tennessee, Texas, Virginia,
                                               Washington, Wisconsin
---------------------------------------------------------------------------
RECYCLING operates an extensive wastepaper     Arizona, California,
collection system to supply company mills      Colorado, Georgia,
and national and international customers.      Illinois, Iowa, Kansas,
                                               Maryland, Minnesota,
                                               Nebraska, North Carolina,
                                               Oklahoma, Oregon, Tennessee,
                                               Texas, Utah, Virginia,
                                               Washington, West Virginia
---------------------------------------------------------------------------
CHEMICALS produces chemicals used in pulp      Georgia, Mississippi,
and paper manufacturing processes and other    North Carolina, Oklahoma,
products like tall oil and turpentine.         Oregon, Washington
---------------------------------------------------------------------------
WESTWOOD SHIPPING provides ocean               Washington
transportation for Weyerhaeuser and other
selected markets.
---------------------------------------------------------------------------

TIMBERLANDS AND WOOD PRODUCTS

STATISTICAL DATA
---------------------------------------------------------------------------


NET SALES                         1997     1996     1995     1994     1993
---------------------------------------------------------------------------
(Millions of dollars)
Raw materials (logs, chips
 and timber)                   $ 1,008  $ 1,066  $ 1,102  $ 1,091  $ 1,021
Softwood lumber                  2,094    1,988    1,648    1,880    1,704
Softwood plywood and veneer        502      519      591      636      567
Oriented strand board,
 composite and other
 panel products                    594      667      752      750      623
Hardwood lumber                    272      235      193      175      154
Engineered wood products           284      233      207      157      100
Miscellaneous products             620      532      438      303      299
---------------------------------------------------------------------------
                               $ 5,374  $ 5,240  $ 4,931  $ 4,992  $ 4,468
===========================================================================


SALES VOLUMES                     1997     1996     1995     1994     1993
---------------------------------------------------------------------------
(Millions)
Raw materials - cubic feet         584      577      535      564      547
Softwood lumber - board feet     4,869    4,745    4,515    4,402    4,230
Softwood plywood and veneer -
 square feet (3/8")              2,042    2,172    2,324    2,685    2,435
Composite panels -
 square feet (3/4")                551      604      648      660      626
Oriented strand board -
 square feet (3/8")              2,462    2,083    1,931    1,803    1,672
Hardboard - square feet (7/16")     --      193      201      167      140
Hardwood lumber - board feet       362      349      293      254      240
Engineered wood products -
 lineal feet                       137      116      128       71       47
Hardwood doors (thousands)         730      652      648      617      556


ANNUAL PRODUCTION     Capacity    1997     1996     1995     1994    1993
---------------------------------------------------------------------------
(Millions)
Logs - cubic feet          --      995      912      914      671     673
Softwood lumber -
 board feet             3,790    3,992    3,701    3,419    3,249   3,135
Softwood plywood
 and veneer -
 square feet (3/8")     1,008    1,092    1,243    1,292    1,249   1,188
Composite panels -
 square feet (3/4")       600      478      535      583      594     564
Oriented strand board
 - square feet (3/8")   2,195    2,041    1,687    1,654    1,568   1,443
Hardboard -
 square feet (7/16")       --       --       86      124      122     120
Hardwood lumber -
 board feet               413      345      333      278      229     221
Hardwood doors
 (thousands)              850      740      646      643      597     522


PRINCIPAL MANUFACTURING FACILITIES
---------------------------------------------------------------------------
Softwood lumber, plywood and veneer    32        Hardwood lumber        12
Composite panels                        5        Hardwood doors          1
Oriented strand board                   6

TIMBERLANDS AND WOOD PRODUCTS

For nearly 100 years, we've been a leader in forest management and the production of high-quality wood products. It's a position you'd expect from the world's largest private owner of merchantable softwood timber and North America's largest producer of softwood lumber. Although we're proud of our leadership status, we also know that it takes continual improvement to maintain this position. That's why we've spent the past seven years upgrading our portfolio, improving our production capabilities, and focusing on customer service. As a result, we've positioned our Timberlands and Wood Products sector to perform better, produce higher quality products and operate with greater safety than ever before.

 During 1997, market conditions tested us. Weak demand for logs and wood products in the last half of the year resulted in operating earnings of $747 million, excluding the effect of charges related to the closure of three manufacturing facilities, compared with $805 million in 1996. Net sales in 1997 were $5.4 billion compared with $5.2 billion the previous year. Despite the effect of market conditions on our results, we fared better than we would have previously under similar circumstances. We also did better than others in our industry. This level of performance under difficult market conditions is a direct result of the maturing of our timber portfolio and our focus the past seven years. For example, by improving work systems and eliminating redundancy and waste, Timberlands has reduced overhead costs. We've also benefited from the Business Improvement Plans we've had in place since 1991. Meanwhile, our Wood Products business is now capable of producing, on a same-facility basis, 21 percent more lumber, 40 percent more plywood and 18 percent more oriented strand board than we did in 1991. To achieve further improvements, we're applying what we've learned from our 1996 acquisition of the highly efficient Cavenham properties in Mississippi and Louisiana to our other lumber businesses.

 We're also seeking to continually improve our outstanding timber base. In 1997, this resulted in expansion of our portfolio outside North America. We purchased a 51 percent interest in the Nelson Forests Joint Venture, previously owned by a subsidiary of Fletcher Challenge Forests. The Nelson Forests Joint Venture manages more than 193,000 acres of forestland in New Zealand and is one of the world's first forestry operations to achieve ISO 14001 status. Created by the International Standards Organization in Geneva, ISO certification recognizes companies that integrate environmental responsibility into daily operations. During the year, we also began purchasing private agricultural land in Uruguay for establishing fast-growing managed forests. This is the first investment we've made through the World Timberfund - a joint venture with institutional investors represented by UBS Resource Investments International. Uruguay features good tree-growing soils and climate and a history of economic and political stability. We expect the first thinning of these managed forests to occur in 11 years, with final harvests expected in 20 to 25 years. Our investments in New Zealand and Uruguay are part of the company's strategies to better serve international customers.

 As with all of our timberlands, we'll manage our properties in the Southern Hemisphere in ways that protect the environment and produce sustainable sources of high-quality wood. This includes applying the core competencies we've developed in High Yield Forestry over the past 30 years. In North America, we're about to begin to see the first harvests of trees grown using these practices. Our first harvests will begin within the next five years in the South, with similar harvests in the West occurring in about 10 years. Over the next 15 years, the harvest of high-yield timber will gradually increase by approximately 70 percent from 1995 levels due to High Yield Forestry. In addition to increasing our harvests and cash flow, these forests will produce more knot-free wood for use in appearance-grade lumber and other higher-value products due to our practice of pruning selected trees.

 To develop products, markets and customers for these future harvests, our Building Materials Distribution businesses have steadily enhanced their lines of appearance-grade products. During 1997, we placed additional emphasis on this growth area by introducing appearance-grade products from a variety of domestic and international sources.

 Meeting the demand for higher-quality products also has resulted in the use of new technologies. For example, our Marshfield, Wisconsin, door business now uses the industry's most effective enterprise resource planning system - DoorBuilder (TM) - to reduce order cycle time by 50 percent. This new system links all of the business' computerized information processing systems to electronically track ordering, production and billing of the more than 700,000 custom doors we make each year. Not only does this system improve our efficiency, customers benefit from the reliable delivery rate it provides. For the past two years, we've delivered virtually all of our door orders on time and complete.

 Meanwhile, our Wood Products businesses continue to improve their manufacturing capabilities and provide added value to customers.

  In 1997, this included announcing plans to close two plywood plants. The closures of plywood plants in Plymouth, North Carolina, and Philadelphia, Mississippi, are part of our effort to strengthen lumber-producing facilities. As a result of modernization and expansion plans, we'll increase our annual lumber-producing capabilities by 15 percent by the end of 1999. These modernization efforts also significantly improve our ability to more effectively use our raw materials while enhancing overall product value. The use of curved sawing techniques, for example, allows us to increase the amount of lumber per log and produce straighter lumber.

 We've also improved the way we work by involving our employees and incorporating their ideas into our practices. Their ideas help remove production bottlenecks and reduce unscheduled downtime in existing facilities while helping reduce start-up costs at new facilities. Our oriented strand board mill in Sutton, West Virginia, for example, just completed its first year of operation and is ahead of the projected start-up curve due to our capital planning and work systems improvement practices. We also see an improvement in safety as we increase the productivity and efficiency of our facilities. To help deploy these practices throughout our system, we're working closely with our two major unions to identify additional opportunities for improvement.

 As we look to the future, our Timberlands and Wood Products segment will continue its focus on improving operations through process reliability and a focus on delivering value to the customer. Through these efforts, we believe we will create increased value for our shareholders.


TIMBERLANDS AND WOOD PRODUCTS

                                                       PRINCIPAL LOCATIONS
---------------------------------------------------------------------------
WESTERN TIMBERLANDS:         Acres owned   2,048,000   Oregon, Washington
---------------------------------------------------------------------------
SOUTHERN TIMBERLANDS:        Acres owned   3,123,000   Alabama, Arkansas,
                            Acres leased     237,000   Georgia, Louisiana,
                                           ---------   Mississippi, North
                                           3,360,000   Carolina, Oklahoma

---------------------------------------------------------------------------
CANADIAN TIMBERLANDS:     Acres licensed  23,715,000   Alberta,
                                                       British Columbia,
                                                       Saskatchewan
---------------------------------------------------------------------------
SOFTWOOD LUMBER produces dimension lumber.             Western Lumber:
                                                       Oregon, Washington
                                                       Southern Lumber:
                                                       Alabama, Arkansas,
                                                       Georgia, Louisiana,
                                                       Mississippi, North
                                                       Carolina, Oklahoma
                                                       Canadian Lumber:
                                                       Alberta,
                                                       British Columbia,
                                                       Saskatchewan
---------------------------------------------------------------------------
PLYWOOD manufactures softwood structural and           Alabama, Arkansas,
"appearance" panels for home remodelers,               Oklahoma,
builders and industrial users.                         Washington (veneer)
---------------------------------------------------------------------------
ORIENTED STRAND BOARD produces structural sheathing,   Michigan, North
sub-flooring, underlayment and other panels for        Carolina, West
residential and commercial construction.               Virginia; Alberta,
                                                       Canada
---------------------------------------------------------------------------
COMPOSITE PRODUCTS manufactures particleboard and      Georgia, North
medium density fiberboard used primarily in            Carolina, Oregon,
furniture, laminating, countertops, millwork and       Wisconsin
door manufacturing.
---------------------------------------------------------------------------
HARDWOOD LUMBER is the world's leading producer        Arkansas, Michigan,
of hardwood lumber and components for use in           Oklahoma, Oregon,
manufacturing cabinets and furniture.                  Pennsylvania,
                                                       Washington,
                                                       Wisconsin
---------------------------------------------------------------------------
ARCHITECTURAL DOORS is the top door manufacturer in    Wisconsin
the United States and produces architectural doors
used mainly in offices, schools and hospitals.
---------------------------------------------------------------------------
BUILDING MATERIALS DISTRIBUTION provides               Alabama, Arizona,
chain/regional lumber accounts, industrial/home        California,
improvement warehouse retailers, and millwork and      Colorado, Florida,
manufactured-housing customers with                    Georgia, Idaho,
marketing, sales and logistics support.                Illinois, Indiana,
                                                       Iowa, Kansas,
                                                       Kentucky, Louisiana,
                                                       Michigan, Minnesota,
                                                       Missouri, Nevada,
                                                       New Jersey, New
                                                       York, North
                                                       Carolina, Ohio,
                                                       Oklahoma, Oregon,
                                                       Pennsylvania,
                                                       Tennessee, Texas,
                                                       Utah, Virginia,
                                                       Washington,
                                                       Wisconsin; Alberta,
                                                       British Columbia,
                                                       Manitoba, Nova
                                                       Scotia, Ontario and
                                                       Quebec, Canada.
---------------------------------------------------------------------------

REAL ESTATE AND RELATED ASSETS

Strong real estate markets, an increased focus on the home-building and land development business, and improved operating efficiencies combined to increase earnings for our Real Estate and Related Assets sector in 1997. For the year, the sector reported earnings of $66 million before a gain associated with the sale of Weyerhaeuser Mortgage Company. This compares with $43 million in 1996.

 The Real Estate and Related Assets sector has continually reviewed its portfolio to ensure it targets markets and businesses capable of producing competitive returns. As a result, the sector has exited a number of smaller markets and secondary businesses.

 In addition to narrowing its focus, the sector has made significant improvements in operations. Sales revenues were up slightly from 1996, reaching $1.1 billion in 1997. Home sales increased 17 percent and housing inventory turnover has improved. Significantly more homes were presold prior to completion than in prior years. We go into 1998 with the best backlog of home sales since the late 1980s.

 With home building and land development activities in Southern California, Las Vegas, Houston, Maryland, Virginia and the Puget Sound area, the company continues to be one of the top 20 home builders in the United States.

REAL ESTATE & RELATED ASSETS


OPERATIONS                        PRINCIPAL LOCATIONS
--------------------------------------------------------------------
Land Management                   Arkansas, Georgia, North Carolina,
                                  Washington
Pardee Construction Company       Nevada, Southern California
Quadrant Corporation              Washington
Trendmaker Homes                  Texas
Winchester Homes                  Maryland, Virginia
Weyerhaeuser Realty Investors     California, Washington
--------------------------------------------------------------------