Form 10-K, Exhibit 13
period 1997-12-28
WEYERHAEUSER CO
filed 1998-03-13
CIK 106535

1997 FINANCIAL REPORT

CONTENTS
30   Description of the Business of the Company

35   Financial Review

40   Report of Independent Public Accountants

41   Consolidated Statement of Earnings

42   Consolidated Balance Sheet

44   Consolidated Statement of Cash Flows

46   Consolidated Statement of Shareholders' Interest

47   Notes to Financial Statements

64   Historical Summary


This annual report may contain statements concerning the company's future results and performance that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products; the effect of forestry, land use, environmental and other governmental regulations; and the risk of losses from fires, floods and other natural disasters. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

DESCRIPTION OF THE BUSINESS OF THE COMPANY

Weyerhaeuser Company (the company) was incorporated in the state of Washington in January 1900 as Weyerhaeuser Timber Company. It is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, real estate development and construction, and other real estate related activities.

 The company has 35,800 employees, of whom 34,900 are employed in its timber-based businesses, and of this number, approximately 17,400 are covered by collective bargaining agreements, which generally are negotiated on a multi-year basis.

 Approximately 900 of the company's employees are involved in the activities of its real estate and related assets segment.

 The major markets, both domestic and foreign, in which the company sells its products are highly competitive, with numerous strong sellers competing in each. Many of the company's products also compete with substitutes for wood and wood fiber products. The company's subsidiaries in the real estate and related assets segment operate in highly competitive markets, competing with numerous regional and national firms in real estate development and construction and other real estate related activities.

 In 1997, the company's sales to customers outside the United States totaled $2.2 billion (including exports of $1.5 billion from the United States and $.7 billion of Canadian export and domestic sales), or 20 percent of total consolidated sales and revenues, compared with 22 percent in 1996. The company believes these sales contributed a higher proportion of aggregate operating profits (see Note 3 of Notes to Financial Statements). All sales to customers outside the United States are subject to risks related to international trade and to political, economic and other factors that vary from country to country.

BUSINESS SEGMENTS

TIMBERLANDS AND WOOD PRODUCTS

The company is engaged in the management of 5.2 million acres of company-owned and .2 million acres of leased commercial forestland in the United States (60 percent in the South and 40 percent in the Pacific Northwest), most of it highly productive and located extremely well to serve both domestic and international markets. The company has, additionally, long-term license arrangements in Canada covering approximately 23.7 million acres
(of which 16.5 million acres are considered to be productive forestland). The combined total timber inventory on these U.S. and Canadian lands is approximately 273 million cunits (a cunit is 100 cubic feet of solid wood), of which approximately 75 percent is softwood species. The relationship between cubic measurement and the quantity of end products that may be produced from timber varies according to the species, size and quality of timber, and will change through time as the mix of these variables changes. To sustain the timber supply from its fee timberlands, the company is engaged in extensive planting, suppression of nonmerchantable species, precommercial and commercial thinning, fertilization and operational pruning, all of which increase the yield from its fee timberland acreage.

 The company's wood products businesses produce and sell softwood lumber, plywood and veneer; composite panels; oriented strand board; hardwood lumber and plywood; doors; treated products; logs; chips and timber. These products are sold primarily through the company's own sales organizations. Building materials are sold to wholesalers, retailers and industrial users.

 The company, through its wholly owned subsidiary, Weyerhaeuser Forestlands International, is in a joint-venture partnership with institutional investors represented by UBS Resource Investments International, a unit of UBS Asset Management (New York) Inc., which makes investments in timberlands and related assets outside the United States. The primary focus of this partnership is in pine forests in the Southern Hemisphere. The company is a 50 percent owner of the joint venture, the total size of which is expected to be approximately $400 million. The joint venture will be capitalized over time through equal cash contributions by the company and the investor group.

 During the year, the company purchased a 51 percent interest in an existing New Zealand joint venture located on the northern end of the South Island. The company paid $190 million for timber, land, related assets and net working capital. The forested area of the joint venture consists of 148,000 acres of Crown Forest License cutting rights and approximately 45,000 acres of freehold land. The company will be responsible for the management and marketing activities of the joint venture. RII New Zealand Forests I Inc. continues to hold the remaining 49 percent in the joint venture.

 The company closed an export lumber mill at Coos Bay, Oregon, and plywood facilities located at Philadelphia, Mississippi, and Plymouth, North Carolina, in 1997. These closures were part of the company's long-term strategy to align its wood products manufacturing facilities with changing future sources of raw materials.

-----------------------------------------------------------------------
Dollar amounts in millions    1997     1996     1995    1994     1993
-----------------------------------------------------------------------
Net sales:
 Raw materials (logs, chips
  and timber)              $ 1,008  $ 1,066  $ 1,102  $ 1,091  $ 1,021
 Softwood lumber             2,094    1,988    1,648    1,880    1,704
 Softwood plywood and veneer   502      519      591      636      567
 Oriented strand board,
  composite and other panels   594      667      752      750      623
 Hardwood lumber               272      235      193      175      154
 Engineered wood products      284      233      207      157      100
 Miscellaneous products        620      532      438      303      299
-----------------------------------------------------------------------
                           $ 5,374  $ 5,240  $ 4,931  $ 4,992  $ 4,468
=======================================================================
Approximate contributions
 to earnings (1)           $   707  $   805  $   808  $ 1,034  $   891
=======================================================================

(1) After special charges totaling $40 million associated with the closure of a lumber mill and two plywood facilities in 1997.

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

 During 1997, the company sold its Saskatoon, Saskatchewan, Canada, chemical operation, closed its Longview, Washington, corrugated medium machine, and restructured its recycling business through consolidation, closure or disposition of certain facilities.

 The SCA Weyerhaeuser Packaging Holding Company Asia Ltd. joint venture, formed in 1996 to pursue opportunities to build or buy containerboard packaging facilities to serve manufacturers of consumer and industrial products in Asia, commenced construction on two facilities in China in 1997.

-----------------------------------------------------------------------
Dollar amounts in millions    1997     1996     1995     1994     1993
-----------------------------------------------------------------------
Net sales:
 Pulp                      $   986  $   954  $ 1,616  $ 1,012  $   823
 Newsprint                     416      451      508      356      322
 Paper                         842      803    1,001      664      648
 Paperboard and
  containerboard               301      281      325      240      255
 Packaging                   1,781    1,921    1,863    1,495    1,302
 Recycling                     189      140      266      121       77
 Chemicals                      57       63       63       45       32
 Miscellaneous products         37       35       40      133      120
-----------------------------------------------------------------------
                           $ 4,609  $ 4,648  $ 5,682  $ 4,066  $ 3,579
=======================================================================
Approximate contributions
 to earnings(1)            $   164  $   307  $ 1,181  $   211  $    61
=======================================================================

(1) After the gain of $21 million on the sale of Saskatoon Chemicals, Ltd., and charges totaling $49 million for the closure of a corrugated medium machine and the restructuring of the recycling business in 1997.

REAL ESTATE  AND RELATED ASSETS

The company, through its subsidiary, Weyerhaeuser Real Estate Company (WRECO), is engaged in developing single-family housing and residential lots for sale, including development of master-planned communities. Operations are concentrated mainly in selected metropolitan areas in Southern California, Nevada, Washington, Texas, Maryland and Virginia.

 With the sale of Weyerhaeuser Mortgage Company in the second quarter of 1997, the financial services segment is no longer material to the company. Therefore, the remaining real estate activities of Weyerhaeuser Financial Services, Inc. (WFS), have been combined with WRECO into one segment entitled real estate and related assets.

-----------------------------------------------------------------------
Dollar amounts in millions    1997     1996     1995    1994     1993
-----------------------------------------------------------------------
Net sales and revenues:
 Single-family units        $   688  $   573  $   563  $   686  $  615
 Multi-family units              29       12       --       26      30
 Residential lots                91       76       60       65      43
 Commercial lots                 57       50       29        7      41
 Commercial buildings            68       43        4       35       3
 Acreage                         41       25       36       20      27
 Interest (1)                    35       70       76       84     110
 Investment income (1)            2        1        3        2     116
 Loan origination and
  servicing fees (1)             35      100       84       88     127
 Other                           47       59       64      104     118
------------------------------------------------------------------------
                            $ 1,093  $ 1,009   $  919  $ 1,117 $ 1,230
========================================================================
Approximate contributions
   to earnings (2)          $   111  $    43   $ (277) $    18 $    94
========================================================================

(1) Interest, investment income, and loan origination and servicing fees relate principally to the company's operations in financial services through its subsidiaries Weyerhaeuser Mortgage Company, sold in the second quarter of 1997, and GNA Corporation, sold in 1993.

(2) After a $45 million gain on the sale of Weyerhaeuser Mortgage Company in 1997, a special charge of $290 million to dispose of certain real estate assets in 1995, and a $42 million gain on the sale of GNA Corporation in 1993.

CORPORATE AND OTHER

Corporate and other includes marine transportation and general corporate expense.

 The company sold its wholly owned wholesale nursery and garden supply products subsidiary, Shemin Nurseries, Inc., in the first quarter of 1997. Revenues and operating earnings of this operation were not material to the company.

-----------------------------------------------------------------------
Dollar amounts in millions    1997     1996     1995    1994     1993
-----------------------------------------------------------------------
Net sales                  $   134  $   217  $   256  $  223   $  269
=======================================================================
Approximate contributions
 to earnings (1)           $  (186) $  (183) $  (217) $ (142)  $  (46)
=======================================================================

(1) After a $10 million gain, which is the net effect of interest income from a favorable federal income tax decision and the loss incurred in the sale of Shemin Nurseries in 1997, and a $70 million gain on disposal of the infant diaper business in 1993.

ENVIRONMENTAL MATTERS

In 1990 the northern spotted owl was listed as a threatened species under the Endangered Species Act (ESA). In 1992 the marbled murrelet was listed as a threatened species under the ESA, and in 1996 the Umpqua River Cutthroat Trout was listed as a threatened species. Certain Snake River salmon runs have been listed as threatened or endangered under the ESA, and coho salmon have been listed as threatened in California and parts of southwest Oregon. Petitions have been filed to list certain Pacific Northwest salmon runs, steelhead trout, bull trout and other fish populations as threatened or endangered under the ESA. A consequence of these listings has been, and a consequence of future listings may be, reductions in the sale and harvest of timber on federal timberlands in the Pacific Northwest. Requirements to protect habitat for threatened and endangered species on non-federal timberlands has resulted, and may in the future result, in restrictions on timber harvest on some non-federal timberlands in the Pacific Northwest, including some timberlands of the company. The listing of the red-cockaded woodpecker as an endangered species under the ESA had some effect on the harvest of public and private timber in the southeastern United States, but has had little effect on the company's operations. Other ESA-listed species (e.g., American burying beetle and gopher tortoise) occur on or near some of the company's southern timberlands, but have had little effect on the company's operations. Other federal ESA listings, or designations of fish and wildlife species as endangered, threatened or otherwise sensitive under various state laws, could affect future timber harvests on some of the company's timberlands and could affect timber supply and prices in some regions. In addition, statutory requirements with respect to the protection of wetlands may affect future harvest and forest management practices on some of the company's timberlands, particularly in southeastern states.

 In April 1994, the Clinton administration (the administration) adopted its plan with respect to management of federal timberlands in the Pacific Northwest. This plan has reduced timber sales from certain federal lands in western Washington, western Oregon and northern California by more than 75 percent from harvest levels in the 1980s. Subsequently, the administration has begun similar planning efforts and adopted interim timber sale policies for federal timberlands in the intermountain west and certain other regions. These reductions in federal timber sales have seriously reduced log supplies to many independent sawmills that have been important suppliers of wood chips to the company's pulp and paper mills in Washington and Oregon. Alternative sources of wood chips and recycled fiber have become available, and some companies have reduced manufacturing capacity or production levels in response to reduced federal timber harvests. The company does not anticipate that reductions in federal timber harvests will require significant curtailments of capacity or production at its current manufacturing facilities.

 The administration also has stated that reduced timber harvest on federal lands will provide the opportunity to clarify the uncertainty surrounding federal policies for protection of northern spotted owls on some private lands. On February 7, 1995, the administration proposed a special rule to clarify federal harvest restrictions on some private lands in Washington and California. The company believes that the regulatory changes might ultimately allow it to harvest fee timber in some areas where it has not been operating because of uncertainties regarding regulations intended to protect the northern spotted owl. Whether those regulatory changes will be implemented is uncertain. If those regulatory changes are not implemented, the company might not harvest some timber that it otherwise might harvest in 1998 and 1999.

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

 Forest practice acts in some of the states in which the company has timber increasingly affect present or future harvest and forest management activities. For example, forest practice acts in Washington and Oregon limit the size of clearcuts, require that some timber be left unharvested in riparian areas and sometimes in other areas to protect water quality, fish habitat and wildlife, regulate construction of forest roads and conduct of other forest management activities, require reforestation following timber harvest, and contain procedures for state agencies to review and approve proposed forest practice activities. Other states and some local governments regulate certain forest practices through various permit programs. Each of the states in which the company owns timberlands has developed "best management practices" (BMPs) to reduce the effects of forest practices on water quality and aquatic habitats. Additional and more stringent regulations and regulatory programs may be adopted by various state and local governments to achieve water quality standards under the Clean Water Act or to preserve aquatic habitats. These current or future forest practice acts, BMPs and other programs may reduce the volumes of timber that can be harvested, increase operating and administrative costs, and make it more difficult to respond to rapid changes in markets, extreme weather or other unexpected circumstances. However, the company does not anticipate that it will be disproportionately affected by these programs as compared with typical owners of comparable timberlands or that these programs will significantly disrupt its planned operations over large areas or for extended periods.

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

 The combination of the forest management and harvest restrictions and effects described in the preceding paragraphs has increased operating costs, resulted in changes in the value of timber and logs from the company's Pacific Northwest timberlands, and contributed to increases in the prices paid for wood products and wood chips during periods of high demand. The company does not know whether these effects will continue. One additional effect may be the continuation of some reduced usage of, and some substitution of other products for, lumber and plywood.

 The company does not believe that the restrictions and effects described in the above paragraphs have had, or in 1998 or 1999 will have, a significant effect on the company's total harvest of timber, although they may have such an effect in the future.

 In addition to the foregoing, the company is subject to federal, state or provincial and local air, water and land pollution control, solid and hazardous waste management, disposal and remediation laws and regulations in all areas in which it has operations, and to market demands with respect to chemical content of some products and use of recycled fiber. Compliance with these laws, regulations and demands usually involves capital expenditures as well as operating costs. The company cannot easily quantify future amounts of capital expenditures required to comply with these laws, regulations and demands, or the effects on operating costs, because in some instances compliance standards have not been developed or have not become final or definitive. In addition, compliance with standards frequently serves other purposes such as extension of facility life, increase in capacity, changes in raw material requirements, or increase in economic value of assets or products. While it is difficult to isolate the environmental component of most manufacturing capital projects, the com-pany estimates that capital expenditures for environmental compliance were approximately $41 million (6 percent of total capital expenditures excluding acquisitions) in 1997. Based on its understanding of current regulatory requirements, the company expects that expenditures will range from $75 million to $85 million (10 to 11 percent of total capital expenditures) in 1998 and 1999.

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

 The company spent approximately $21 million in 1997 and expects to spend $15 million in 1998 on environmental remediation of these sites. It is the company's policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $100 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes.

 An Environmental Protection Agency (EPA) regulation under Title 5 of the Clean Air Act requires updated comprehensive operating permits at many of the company's manufacturing operations. The company will continue to prepare the permit applications in 1998 and anticipates that it will be able to obtain the necessary permits.

 The EPA published proposed regulations on December 17, 1993, known as the "cluster rules," which would establish maximum achievable control technology standards for non-combustion sources under the Clean Air Act, and revised wastewater effluent limitations under the Clean Water Act. The original proposal has been modified on two occasions. The final rule was approved by the administrator of the EPA in November 1997 and will go into effect in early 1998. The cluster rules will require the company to commit approximately $80 million of additional capital to further reduce air emissions and wastewater discharges over the next several years.

FINANCIAL REVIEW

RESULTS OF OPERATIONS

1997 COMPARED WITH 1996

During 1997, the company's consolidated net sales and revenues were $11.2 billion compared with $11.1 billion in the prior year. Sales were relatively even from year to year in all the operating segments, with increased volumes in most product lines offsetting unfavorable price variances. While the real estate and related assets segment included only four months of revenues from Weyerhaeuser Mortgage Company due to the sale of this business in May, the lost revenues were more than offset by increased revenues from real estate activity.

 Net earnings for the year were $342 million, or $1.72 basic earnings per share, compared with $463 million, or $2.34 basic earnings per share, in 1996. The current year's earnings included after-tax special items of $9 million, or 4 cents per common share, related to the charges incurred for closures of operating facilities, offset in part by the gain on sale of businesses. Diluted earnings per share, which is based upon the weighted average number of shares outstanding plus shares the company may be obligated to issue to satisfy stock options, were $1.71 and $2.33 for 1997 and 1996, respectively.

 1997 operating earnings in the timberlands and wood products segment were $707 million, net of charges totaling $40 million for the closure of two plywood facilities and an export sawmill. Excluding these charges, the segment earned $747 million compared with $805 million in 1996. The decrease from year to year is the combination of weak export demand for logs and lumber and lower domestic structural panel prices, offset somewhat by a stronger domestic lumber market.

 The pulp, paper and packaging segment had operating earnings of $164 million in 1997, which includes special items netting to a charge of $28 million. This includes a $49 million charge for the consolidation, closure or disposition of certain recycling facilities, the closure of a corrugated medium machine, and a gain of $21 million from the sale of a chemical facility in Saskatoon, Saskatchewan, Canada. Before these special items, the segment earned $192 million compared with $307 million in the previous year. Volume increases in all product lines were more than offset by weaker average prices when compared with 1996, although pulp, paper and packaging markets improved each quarter in 1997. The paper and packaging markets continued this improvement through the fourth quarter; however, pulp markets began to weaken during the quarter due to a decline in demand in Asia.

 The real estate and related assets segment earned $111 million for the year, including a $45 million gain on the sale of the company's wholly owned subsidiary, Weyerhaeuser Mortgage Company. The $66 million operating earnings, excluding this gain, when compared with $43 million in 1996, reflects stronger real estate markets, an increased focus on the home building and land development businesses, and improved operating efficiencies.

 The increase in Weyerhaeuser's costs of products sold, as a percentage of sales, to 78 percent in 1997 compared with last year's 75 percent can be attributed to the price weaknesses described above. The product inventory turnover rate was 12.1 turns for the year compared with 10.3 turns in 1996. Charges of $89 million incurred for the closure of production facilities were a factor in the increase in costs and expenses for 1997 over the prior year.

 The increase in costs and operating expenses in the real estate and related assets segment is consistent with the increased revenues from the strong real estate markets. Reduced selling, general and administrative expenses, compared with the prior year, are due primarily to the sale of the mortgage banking business.

 Other income (expense) is an aggregation of both recurring and occasional income and expense items and, as a result, can fluctuate from year to year. Individual items significant in relation to net earnings in 1997 were: a gain of $45 million from the sale of the mortgage banking business, interest income of $18 million from the favorable federal income tax decision related to timber casualty losses incurred in the eruption of Mount St. Helens in 1980, a loss of $8 million from the sale of the wholesale nursery business, and a gain of $21 million from the sale of the Saskatoon chemical facility. There were no significant individual items in 1996.

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

 Net earnings for 1996 were $463 million, or $2.34 per common share, compared with record earnings of $799 million, or $3.93 per common share, in 1995. The 1995 earnings were net of an after-tax special charge of $184 million ($290 million pretax), or 90 cents per common share, in the real estate and related assets segment. Lower prices in the pulp, paper and packaging segment, which were in sharp contrast with the record 1995 levels, accounted for the decline in 1996 earnings.

 The timberlands and wood products segment operating earnings were $805 million, comparable to 1995 earnings of $808 million, as it benefited from strong demand in the United States and Japan. Tight supplies and disruptions related to countervailing duties on imports from Canada contributed to strong lumber results. The panel markets were negatively impacted by the excess capacity of oriented strand board as new facilities came on line in 1996.

 The pulp, paper and packaging segment reported operating earnings of $307 million in 1996 compared with a record performance of $1.2 billion in 1995. The downturn in pulp and paper prices, which began in the fourth quarter of 1995 as customers cut back on purchases in order to reduce excess inventories, continued as prices were significantly lower than the prior year.

 The real estate and related assets segment earned $43 million from operations in 1996 compared with $13 million, before the special charge, in 1995. Real estate benefited from several major commercial project closings and increased residential property sales along with reduced costs as the result of the disposition of certain impaired properties. Improved financial services results reflected the sale of capitalized servicing rights and increased loan originations in the company's mortgage banking business.

 Weyerhaeuser's cost of products sold, as a percentage of sales, increased to 75 percent in 1996 compared with 69 percent in 1995, reflecting the significant decline in pulp, paper and packaging pricing. Additionally, inventory turnover rates were lower in 1996 compared with the higher rates experienced in the peak price periods of 1995.

 The real estate and related assets segment costs and operating expenses in 1996 rose 7 percent over the 1995 level, consistent with the 10 percent increase in revenues from year to year. The decline in depreciation and amortization was directly related to the disposition of certain impaired assets and sale of substantially all of the capitalized servicing rights in the mortgage banking business. Selling, general and administrative expenses increased over 1995 primarily due to the opening of additional branch offices in 1996 by the mortgage banking business.

 Other income (expense) is an aggregation of both recurring and occasional non-operating income and expense items and, as a result, may fluctuate from period to period. No individual income or expense item in 1996 was significant in relation to net earnings.

1995 COMPARED WITH 1994

The company's consolidated net sales and revenues increased 13 percent to a record $11.8 billion in 1995 compared with $10.4 billion in 1994. The pulp, paper and packaging segment accounted for $5.7 billion of this record performance, 40 percent over its sales of $4.1 billion in 1994, with strong year-to-year improvement in all product lines. These markets weakened in the fourth quarter, and this weakness persisted in 1996 as customers continued to reduce inventories. The timberlands and wood products segment sales of $4.9 billion approximated 1994's. The real estate and related assets segment had combined sales of $919 million, down from the prior year's $1.1 billion, largely attributable to declines in single-family home sales.

 The company also achieved record earnings of $799 million, or $3.93 per common share, in 1995, which was 36 percent over the $589 million, or $2.86 per common share, recorded in 1994. The 1995 earnings were net of an after-tax charge of $184 million ($290 million pretax), or 90 cents per common share, in the real estate and related assets segment. The 1994 earnings included a net contribution of $.03 per common share for the return of countervailing duty by the U.S. government against Canadian lumber imports and the expected cost of postretirement benefits for Canadian employees.

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

 The company's real estate and related assets segment recorded an operating loss of $277 million for the year after reflecting a $290 million charge to operations. The majority of the charge was a direct result of the company's decision to accelerate the disposition of certain real estate assets previously held for development and use. The remainder of the charge resulted from the application of those provisions of Statement of Financial

Accounting Standards (SFAS) No. 121 relating to the valuation of assets held for future use where estimated undiscounted future cash flows from those assets did not exceed the carrying value of those assets. Before these actions, the combined segments earned $13 million compared with $18 million in 1994.

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

 Excluding the revaluation charge, the decrease in costs and operating expenses of the real estate and related assets segment are in line with the reduced sales activity.

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

SUBSEQUENT EVENT

In February 1998, the company and Nippon Paper Industries Co., Ltd. (NPI), completed the restructuring of their North Pacific Paper Corporation (NORPAC) joint venture. Through this restructuring, the ownership of NORPAC changed from 80 percent company ownership and 20 percent NPI ownership to 50 percent for each shareholder. The company, either directly or through a wholly owned subsidiary, will continue to provide marketing, support services, raw materials and staffing to the joint venture.

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

 These plans were developed by each unit of the company and did not require major capital investment. They focused on the manageable variables at each operating unit that have the greatest impact on profitability, i.e., production volume, manufacturing cost, product mix and controllable overhead.

 The company achieved annualized improvements totaling $224 million, $120 million and $276 million, as measured in 1994 dollars, in 1997, 1996 and 1995, respectively, with 1998 as the first full year of benefits. The rate of improvement increased in 1997 compared with 1996. The company exceeded its goal in Pulp, Paper and Packaging. Wood Products and Timberlands fell slightly short of its goal as four facilities were sold and three were closed permanently that were included in the original plan.

 The annualized improvements realized over the 1995 to 1997 period, in 1994 dollars, are as follows:

----------------------------------------------------------------
Dollar amounts in millions      1997     1996    1995     Total
----------------------------------------------------------------
Pulp, paper and packaging     $  129    $  49   $ 146     $ 324
Timberlands and wood products     95       71     130       296
----------------------------------------------------------------
                              $  224    $ 120   $ 276     $ 620
================================================================

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

 The important elements of the policy governing the company's capital structure are as follows:

 . To view separately the capital structures of Weyerhaeuser Company, Weyerhaeuser Real Estate Company and related subsidiaries, given the very different nature of their assets and business activities. The amount of debt and equity associated with the capital structure of each will reflect the basic earnings capacity, real value and unique liquidity characteristics of the assets dedicated to that business.

 . The combination of maturing short-term debt and the structure of long-term debt will be managed judiciously to minimize liquidity risk. Long-term debt maturities are shown in Note 13 of Notes to Financial Statements.

OPERATIONS

Weyerhaeuser's net cash provided by operations in 1997 was $1 billion, essentially all from cash flow from operations before changes in net working capital. This was down slightly from the $1.1 billion provided in 1996. These funds were provided by net income of $271 million, down from last year's $434 million; depreciation, amortization and fee stumpage of $616 million comparable to the prior year; and deferred taxes of $88 million compared to $121 million in 1996. In addition, in 1997 funds were provided from $89 million in non-cash charges for the closure or disposition of facilities.

 Working capital, net of the effects of the sale or acquisition of businesses and facilities, increased by $44 million in 1997, slightly higher than the $41 million increase a year earlier. This net increase in the current year was due primarily to an increase in receivables and a decrease in accounts payable and accrued liabilities.

 Net cash provided by operations in the real estate and related assets segment was $13 million compared with $155 million in 1996. Cash flow from operations of $23 million before changes in working capital was provided by net income of $71 million, of which $45 million was from the gain on the sale of the mortgage banking business. The segment's working capital increased by $10 million in 1997 compared with a decrease of $82 million in the prior year from decreases in real estate inventories and mortgages held for sale.

 Cash flow from operations before changes in working capital by business segment was as follows:

----------------------------------------------------------
Dollar amounts in millions        1997     1996     1995
----------------------------------------------------------
Timberlands and wood products  $   993  $ 1,045  $ 1,026
Pulp, paper and packaging          556      665    1,567
Real estate and related assets      23       73       67
Corporate and other               (473)    (526)    (792)
----------------------------------------------------------
                               $ 1,099  $ 1,257  $ 1,868
==========================================================

INVESTING

Capital expenditures, excluding acquisitions, were $656 million in 1997 compared with $879 million in 1996. They are currently expected to approximate $750 million, excluding acquisitions, in 1998; however, these expenditures could be increased or decreased as a consequence of future economic conditions.

 Recent capital spending, excluding acquisitions, has been in the following areas:

----------------------------------------------------------
Dollar amounts in millions        1997     1996     1995
----------------------------------------------------------
Timberlands and wood products  $   314  $   418  $   446
Pulp, paper and packaging          315      415      501
Corporate and other                 27       46       49
----------------------------------------------------------
                               $   656  $   879  $   996
==========================================================

 Acquisitions of plant, property and equipment amounted to $13 million in 1997. Also, during the year, the company expended $190 million to acquire 51 percent of a forestry joint venture in New Zealand.

 The cash needed to meet these and other company needs was generated from internal cash flow, issuance of debt, sale of businesses and short-term borrowing.

 Proceeds from the sale of the wholesale nursery business and the Saskatoon chemical facility provided $76 million of cash to Weyerhaeuser in 1997 while the sale of the mortgage banking business provided $192 million of cash in the real estate and related assets segment.

FINANCING

During the year, Weyerhaeuser reduced its interest-bearing debt by $117 million, bringing the debt to total capital ratio down to 36.3 percent at year-end compared with 37.9 percent at the end of 1996. New borrowings included two $300 million, 6.95 percent debentures, one for 20 years and the other for 30 years. In addition, $38 million of industrial revenue bonds were sold. Long-term debt was reduced by a pay-down of $695 million in commercial paper and $78 million in scheduled debt.

 The company paid $317 million in cash dividends on common shares in both 1997 and 1996. Although common share dividends have exceeded the company's target ratio in recent years, the intent, over time, is to pay dividends to common shareholders in the range of 35 to 45 percent of common share earnings. Weyerhaeuser also received an intercompany dividend from Weyerhaeuser Financial Services, Inc., which has been eliminated on a consolidated basis.

 During the year, the company repurchased 496,000 common shares for $22 million as part of the 11 million share repurchase program implemented in 1995. This repurchase program was completed in January 1998.

 The real estate and related assets segment used $299 million in funds for financing activities in the year. An increase in commercial paper borrowings provided $118 million while funds were used for the $150 million intercompany dividend and $281 million in debt reductions.

 To ensure its ability to meet future commitments, Weyerhaeuser Company and Weyerhaeuser Real Estate Company have established unused bank lines of credit in the maximum aggregate sum of $825 million. Neither of the entities is a guarantor of the borrowings of the other under any of these credit facilities.

MARKET RISK OF FINANCIAL INSTRUMENTS

The company has exposure to market risk including changes in interest rates and currency exchange rates. To manage the volatility relating to these exposures, the company has entered into limited derivative transactions to manage well-defined interest rate and foreign exchange risks. The company does not hold or issue derivative financial instruments for trading. The majority of the company's derivative instruments are "pay fixed, receive variable" interest rate swaps with highly rated counterparties in which the interest payments are calculated on a notional amount. The notional amounts do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to the company through its use of derivatives. The company is exposed to credit-related gains or losses in the event of non-performance by counterparties to these financial instruments; however, the company does not expect any counterparties to fail to meet their obligations. Interest rate swaps are described as follows:

-----------------------------------------------------------------------
Dollar amounts in millions      Variable Rate at December 28, 1997
-----------------------------------------------------------------------
Notional   Maturity   Fixed                                 Fair Value
Amount      Date      Rate %    %    Based On               of Swap(1)
-----------------------------------------------------------------------
 $ 150     1/1/98      9.38    6.00  30 day commercial paper  $  ---
    40     3/23/98     8.72    6.00  30 day commercial paper    (0.2)
   150     5/17/98     6.36    5.90  90 day LIBOR               (0.4)
    50     6/8/98 (2)  5.54    5.90  90 day LIBOR                0.1
    27     5/1/99      6.70    8.25  11.95% - Kenny index        0.5
    75    12/6/99 (3)  6.85    5.90  30 day LIBOR               (2.1)
-----------------------------------------------------------------------
$ 492                                                         $ (2.1)
-----------------------------------------------------------------------

(1) The amount of the obligation under each swap is based on the assumption that such swap had terminated at the end of the fiscal period, and provides for the netting of amounts payable by and to the counterparty. In each case, the amount of such obligation is the net amount so determined.

(2) Includes the value of an option, by the counterparty, to extend for one year at maturity date.

(3) Includes the value of an option, by the counterparty, to extend for two years at maturity date.

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

YEAR 2000

Weyerhaeuser, like all other companies using computers and microprocessors, is faced with the task of addressing the Year 2000 problem over the next two years. The Year 2000 challenge arises from the nearly universal practice in the computer industry of using two digits rather than four digits to designate the calendar year (e.g., DD/MM/YY). This can lead to incorrect results when computer software performs arithmetic operations, comparisons or data field sorting involving years later than 1999. The company has embarked on a comprehensive approach to identify where this problem may occur in its information technology, manufacturing and facilities systems. The company plans to modify or replace its affected systems in a manner that will minimize any detrimental effects on operations. While it is not possible at present to quantify the overall cost of this work, the company presently believes that the ultimate outcome resulting from this work will not have a material effect on the company's current financial position, liquidity or results of operations; however, in any given future reporting period, such costs could have a material effect on results of operations.

ACCOUNTING MATTERS

PROSPECTIVE PRONOUNCEMENTS

During the year, the FASB issued the following pronouncements that will be effective in periods after the close of the company's 1997 fiscal year:

 .   SFAS No. 130, "Reporting Comprehensive Income."

 .   SFAS No. 131, "Disclosure about Segments of an Enterprise and Related
Information."

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

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS OF WEYERHAEUSER COMPANY:

We have audited the accompanying consolidated balance sheets of Weyerhaeuser Company (a Washington corporation) and subsidiaries as of December 28, 1997, and December 29, 1996, and the related consolidated statements of earnings, cash flows and shareholders' interest for each of the three years in the period ended December 28, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Weyerhaeuser Company and subsidiaries as of December 28, 1997, and December 29, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1997, in conformity with generally accepted accounting principles.

Seattle, Washington,
February 11, 1998                                ARTHUR ANDERSEN LLP

CONSOLIDATED STATEMENT OF EARNINGS

----------------------------------------------------------------------
For the three-year period
 ended December 28, 1997
Dollar amounts in millions
 except per-share figures                   1997      1996      1995
----------------------------------------------------------------------
Net sales and revenues:
 Weyerhaeuser                            $ 10,117  $ 10,105  $ 10,869
 Real estate and related assets             1,093     1,009       919
----------------------------------------------------------------------
Total net sales and revenues               11,210    11,114    11,788
----------------------------------------------------------------------
Costs and expenses:
 Weyerhaeuser:
  Costs of products sold                    7,866     7,610     7,516
  Depreciation, amortization and
   fee stumpage                               616       601       580
  Selling, general and administrative
   expenses                                   647       702       724
  Research and development expenses            56        54        51
  Taxes other than payroll and
   income taxes                               142       151       155
  Charges for closure or disposition
   of facilities                               89        --        --
-----------------------------------------------------------------------
                                            9,416     9,118     9,026
-----------------------------------------------------------------------
Real estate and related assets:
  Costs and operating expenses                909       726       681
  Depreciation and amortization                12        16        41
  Selling, general and administrative
   expenses                                    96       173       139
  Taxes other than payroll and
   income taxes                                 8        11         8
  Charge for impairment of long-lived
   assets (Note 1)                             --        --       290
-----------------------------------------------------------------------
                                            1,025       926     1,159
-----------------------------------------------------------------------
Total costs and expenses                   10,441    10,044    10,185
-----------------------------------------------------------------------
Operating income                              769     1,070     1,603
Interest expense and other:
 Weyerhaeuser:
  Interest expense incurred                   271       273       271
  Less interest capitalized                    15        21        20
  Other income (expense), net (Note 4)        (17)      (58)      (71)
 Real estate and related assets:
  Interest expense incurred                   110       132       140
  Less interest capitalized                    69        65        76
  Other income (expense), net (Note 4)         84        27        27
-----------------------------------------------------------------------
Earnings before income taxes                  539       720     1,244
Income taxes (Note 5)                         197       257       445
-----------------------------------------------------------------------
Net earnings                             $    342  $    463  $    799
=======================================================================
Per common share (Note 2):
 Basic net earnings                      $   1.72  $   2.34  $   3.93
=======================================================================
 Diluted net earnings                    $   1.71  $   2.33  $   3.91
=======================================================================
 Dividends paid                          $   1.60  $   1.60   $  1.50
=======================================================================

See notes on pages 47 through 65.

CONSOLIDATED BALANCE SHEET

----------------------------------------------------------------------
                                            December 28, December 29,
Dollar amounts in millions                      1997         1996
----------------------------------------------------------------------
ASSETS
Weyerhaeuser
 Current assets:
  Cash and short-term investments (Note 1)  $       100  $        33
  Receivables, less allowances
   of $6 and $7                                     913          902
  Inventories (Note 8)                              983        1,001
  Prepaid expenses                                  298          289
----------------------------------------------------------------------
    Total current assets                          2,294        2,225
 Property and equipment (Note 9)                  6,974        7,007
 Construction in progress                           313          417
 Timber and timberlands at cost, less
  fee stumpage charged to disposals                 996        1,073
 Investments in joint ventures                      249           35
 Other assets and deferred charges                  245          211
----------------------------------------------------------------------
                                                 11,071       10,968
----------------------------------------------------------------------
Real estate and related assets
 Cash and short-term investments,
  including restricted deposits
  of $16 and $18                                     22           38
 Receivables, less discounts and allowances
  of $6 and $9                                       62           99
 Mortgage-related financial instruments,
  less discounts and allowances of $27 and $7
  (Notes 1 and 14)                                  173          621
 Real estate in process of development and
  for sale (Note 10)                                593          680
 Land being processed for development               845          719
 Investments in and advances to joint ventures
  and limited partnerships, less reserves
  of $6 and $27                                     116          115
 Other assets                                       193          356
----------------------------------------------------------------------
                                                  2,004        2,628
----------------------------------------------------------------------
   Total assets                             $    13,075  $    13,596
======================================================================

See notes on pages 47 through 65.

-------------------------------------------------------------------------
                                                December 28, December 29,
Dollar amounts in millions                          1997         1996
-------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' INTEREST
Weyerhaeuser
 Current liabilities:
  Notes payable                                 $       25   $       16
  Current maturities of long-term debt                  17           80
  Accounts payable (Note 1)                            694          725
  Accrued liabilities (Note 11)                        648          662
-------------------------------------------------------------------------
   Total current liabilities                         1,384        1,483
 Long-term debt (Notes 13 and 14)                    3,483        3,546
 Deferred income taxes (Note 5)                      1,418        1,324
 Deferred pension and other
  liabilities (Notes 6 and 7)                          498          493
 Minority interest in subsidiaries                     121          113
 Commitments and contingencies (Note 15)
-------------------------------------------------------------------------
                                                     6,904        6,959
-------------------------------------------------------------------------
Real estate and related assets
 Notes payable and commercial paper (Note 12)          228          245
 Long-term debt (Notes 13 and 14)                    1,032        1,537
 Other liabilities                                     262          251
 Commitments and contingencies (Note 15)
-------------------------------------------------------------------------
                                                     1,522        2,033
-------------------------------------------------------------------------
   Total liabilities                                 8,426        8,992
-------------------------------------------------------------------------
Shareholders' interest (Note 17):
 Common shares: authorized 400,000,000
  shares, issued 206,072,890 shares,
  $1.25 par value                                      258          258
 Other capital                                         407          407
 Cumulative translation adjustment                    (123)         (93)
 Retained earnings                                   4,397        4,372
 Treasury common shares,
  at cost: 6,586,939 and 7,736,601                    (290)        (340)
-------------------------------------------------------------------------
   Total shareholders' interest                      4,649        4,604
-------------------------------------------------------------------------
   Total liabilities and shareholders' interest  $   13,075   $   13,596
==========================================================================

CONSOLIDATED STATEMENT OF CASH FLOWS

--------------------------------------------------------------------------
For the three-year period                             Consolidated
ended December 28, 1997                       ----------------------------
Dollar amounts in millions                      1997      1996      1995
--------------------------------------------------------------------------
Cash provided by (used for) operations:
 Net earnings (loss)                          $   342   $   463   $   799
Non-cash charges to income:
 Depreciation, amortization and fee stumpage      628       617       621
 Deferred income taxes, net                        75       181       103
 Charges for closure or disposition
  of facilities                                    89        --        --
 Charge for impairment of long-lived assets        --        --       290
Decrease (increase) in working capital:
 Accounts receivable                               (9)       67       (33)
 Inventories, prepaid expenses, real estate
  and land                                        (23)       68      (159)
 Mortgage notes held for sale and mortgage
  loans receivable                                (64)       19       (18)
 Accounts payable and accrued liabilities          42      (113)     (102)
(Gain) loss on disposition of assets                5         1        43
(Gain) loss on disposition of businesses          (58)       --        --
Other                                              18        (5)       12
--------------------------------------------------------------------------
Net cash provided by operations                 1,045     1,298     1,556
--------------------------------------------------------------------------
Cash provided by (used for) investing
 activities:
 Property and equipment                          (610)     (829)     (928)
 Timber and timberlands                           (46)      (50)      (68)
 Investments in joint ventures                   (189)      (12)       38
 Property and equipment and timber and
  timberlands from acquisitions                   (13)     (448)      (77)
 Proceeds from sale of:
  Property and equipment (Note 16)                 85        74        19
  Businesses                                      268        --        --
  Mortgage and investment securities               55       106        25
 Other                                            (23)       (5)      153
--------------------------------------------------------------------------
Net cash provided by (used for) investing
 activities                                      (473)   (1,164)     (838)
--------------------------------------------------------------------------
Cash provided by (used for) financing
 activities:
 Issuances of debt                                632       142       723
 Sale of industrial revenue bonds                  38        33       150
 Notes and commercial paper borrowings, net      (577)      534      (439)
 Cash dividends                                  (317)     (317)     (306)
 Intercompany cash dividends                       --        --        --
 Payments on debt                                (359)     (513)     (661)
 Purchase of treasury common shares               (22)      (45)     (379)
 Exercise of stock options                         61        20        19
 Other                                             23        (1)       (4)
--------------------------------------------------------------------------
Net cash provided by (used for) financing
 activities                                      (521)     (147)     (897)
--------------------------------------------------------------------------
Net increase (decrease) in cash and
 short-term investments                            51       (13)     (179)
Cash and short-term investments at
 beginning of year                                 71        84       263
--------------------------------------------------------------------------
Cash and short-term investments at
 end of year                                  $   122   $    71   $    84
==========================================================================
Cash paid during the year for:
 Interest, net of amount capitalized          $   287   $   322   $   302
                                              ============================
 Income taxes                                 $    21   $   168   $   332
==========================================================================

See notes on pages 47 through 65.

------------------------------------------------------------
                                       Real Estate and
    Weyerhaeuser Company               Related Assets
------------------------------------------------------------
  1997      1996      1995        1997      1996      1995
------------------------------------------------------------
 $  271   $   434   $   981     $    71   $    29   $  (182)
    616       601       580          12        16        41
     88       121       183         (13)       60       (80)

     89        --        --          --        --        --
     --        --        --          --        --       290

    (17)       75       (60)          8        (8)       27

      5       (30)     (148)        (28)       98       (11)

     --        --        --         (64)       19       (18)
    (32)      (86)      (82)         74       (27)      (20)
     13         8        43          (8)       (7)       --
    (13)       --        --         (45)       --        --
     12        20        14           6       (25)       (2)
------------------------------------------------------------
  1,032     1,143     1,511          13       155        45
------------------------------------------------------------


   (607)     (820)     (915)         (3)       (9)      (13)
    (46)      (50)      (68)         --        --        --
   (214)       (8)      (19)         25        (4)       57

    (13)     (448)      (77)         --        --        --
     39        61        19          46        13        --
     76        --        --         192        --        --
     --        --        --          55       106        25
     22       (44)      (31)        (45)       39       184
------------------------------------------------------------

   (743)   (1,309)   (1,091)        270       145       253
------------------------------------------------------------

    618        12       583          14       130       140
     38        33       150          --        --        --
   (695)      637      (159)        118      (103)     (280)
   (317)     (317)     (306)         --        --        --
    150        --        --        (150)       --        --
    (78)     (174)     (480)       (281)     (339)     (181)
    (22)      (45)     (379)         --        --        --
     61        20        19          --        --        --
     23        (1)       (4)         --        --        --
------------------------------------------------------------

   (222)      165      (576)       (299)     (312)     (321)
------------------------------------------------------------

     67        (1)     (156)        (16)      (12)      (23)

     33        34       190          38        50        73
------------------------------------------------------------

 $  100   $    33   $    34     $    22   $    38  $     50
============================================================

 $  244   $   255   $   236     $    43   $    67  $     66
============================================================
$   54    $   188   $   346     $   (33)  $   (20) $    (14)
============================================================

CONSOLIDATED STATEMENT OF SHAREHOLDERS' INTEREST


--------------------------------------------------------------------------
For the three-year period ended
December 28, 1997
Dollar amounts in millions                        1997     1996     1995
--------------------------------------------------------------------------
Common stock issued:
 Balance at end of year                         $   258  $   258  $   258
--------------------------------------------------------------------------
Other capital:
 Balance at beginning of year                       407      415      416
 Stock options exercised                            (11)      (8)      (3)
 Other transactions (net)                            11       --        2
--------------------------------------------------------------------------
 Balance at end of year                             407      407      415
--------------------------------------------------------------------------
Cumulative translation adjustment:
 Balance at beginning of year                       (93)     (90)    (107)
 Translation adjustment                             (30)      (3)      17
--------------------------------------------------------------------------
 Balance at end of year                            (123)     (93)     (90)
--------------------------------------------------------------------------
Retained earnings:
 Balance at beginning of year                     4,372    4,226    3,733
 Net earnings                                       342      463      799
 Cash dividends on common shares                   (317)    (317)    (306)
--------------------------------------------------------------------------
 Balance at end of year                           4,397    4,372    4,226
--------------------------------------------------------------------------
Common stock held in treasury:
 Balance at beginning of year                      (340)    (323)     (10)
 Purchases of treasury common shares                (22)     (45)    (379)
 Stock options exercised                             72       28       22
 Used in acquisition of capital assets               --       --       44
--------------------------------------------------------------------------
 Balance at end of year                            (290)    (340)    (323)
--------------------------------------------------------------------------
Total shareholders' interest:
 Balance at end of year                         $ 4,649  $ 4,604  $ 4,486
==========================================================================
Shares of common stock (in thousands):
 Issued at end of year                          206,073  206,073  206,073
--------------------------------------------------------------------------
In treasury:
 Balance at beginning of year                     7,737    7,303      455
 Purchases of treasury common shares                496    1,086    8,494
 Stock options exercised                         (1,646)    (642)    (648)
 Used in acquisition of capital assets               --      (10)    (998)
--------------------------------------------------------------------------
 Balance at end of year                           6,587    7,737    7,303
--------------------------------------------------------------------------
Outstanding at end of year                      199,486  198,336  198,770
==========================================================================

 See notes on pages 47 through 65.

NOTES TO FINANCIAL STATEMENTS

                         For the three-year period ended December 28, 1997

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

The consolidated financial statements include the accounts of Weyerhaeuser Company and all of its majority-owned domestic and foreign subsidiaries. Significant intercompany transactions and accounts are eliminated.

 Certain of the consolidated financial statements and notes to financial
statements are presented in two groupings:   (1) Weyerhaeuser (the
company), principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, and (2) Real estate and related assets, principally engaged in real estate development and construction and other real estate related activities.

NATURE OF OPERATIONS

The company's principal business segments, which account for the majority of sales, earnings and the asset base, are:

 . Timberlands and wood products, which is engaged in the management of 5.2 million acres of company-owned and .2 million acres of leased commercial forestland in the United States (60 percent in the South and 40 percent in the Pacific Northwest) and 23.7 million acres of forestland in Canada under long-term licensing arrangements (of which 16.5 million acres are considered to be productive forestland) and the production of a full line of solid wood products that are sold primarily through the company's own sales organizations to wholesalers, retailers and industrial users in North America, the Pacific Rim and Europe.

 . Pulp, paper and packaging, which manufactures and sells pulp, newsprint, paper, paperboard and containerboard in North American, Pacific Rim and European markets, and packaging products for the domestic markets, and which operates an extensive wastepaper recycling system that serves company mills and worldwide markets.

FISCAL YEAR-END

The company's fiscal year ends on the last Sunday of the year. Fiscal years 1997 and 1996 had 52 weeks, and fiscal year 1995 had 53 weeks.

ACCOUNTING PRONOUNCEMENTS IMPLEMENTED

In 1997, the company implemented the following pronouncements of the Financial Accounting Standards Board (FASB):

 . Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," that establishes standards for computing and presenting earnings per share (EPS). It simplifies the standards in APB Opinion No. 15 (Earnings per Share) for computing EPS by replacing primary earnings per share with basic earnings per share and by altering the calculation of diluted EPS, which replaces fully diluted EPS.

 . SFAS No. 129, "Disclosure of Information about Capital Structure," that continues the existing requirements to disclose pertinent rights and privileges of all securities other than common stock, but expands the number of companies subject to portions of its requirements. The company's current capital structure does not require any additional disclosures as a result of this pronouncement.

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," to provide accounting and reporting guidance for transfers and servicing of financial assets and extinguishments of liabilities. The statement uses the "financial-components approach" in which, after a transfer of financial assets, an entity would recognize all financial assets and services it controls and all liabilities it has incurred and remove financial assets and liabilities from the balance sheet when control is surrendered or when they are extinguished, respectively. It is to be applied to transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. This statement supersedes several previous statements, including SFAS No. 122, "Accounting for Mortgage Servicing Rights -- an amendment of FASB Statement No. 65," which the company had implemented in 1995. In 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 -- an amendment of FASB Statement No. 125," which deferred for one year the effective date of certain provisions. The adoption of these statements did not have a significant impact on results of operations or financial position.

PROSPECTIVE ACCOUNTING PRONOUNCEMENTS

In 1997, the FASB issued the following pronouncements that will be effective in periods after the close of the company's 1997 fiscal year:

 . SFAS No. 130, "Reporting Comprehensive Income," that establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of financial statements. This statement will require that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997.

 . SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," that will require companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance. Disclosures for each segment are similar to those required under current standards, with the addition of certain quarterly requirements. This statement will also require entity-wide disclosure about products and services, the countries in which the company holds material assets and reports material revenues, and its significant customers. This statement is effective for fiscal years beginning after December 15, 1997; however, no interim reporting is required in the initial year. Management is evaluating the effect of this statement on reported segment information.

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

Financial instruments that potentially subject the company to concentrations of credit risk consist of real estate and related assets receivables and mortgage-related financial instruments, of which $119 million and $417 million are in the western geographical region of the United States at December 28, 1997, and December 29, 1996, respectively.

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

 The company is exposed to credit-related gains or losses in the event of nonperformance by counterparties to financial instruments but does not expect any counterparties to fail to meet their obligations. The company deals only with highly rated counterparties.

The notional amounts of these derivative financial instruments are $492 million and $807 million at December 28, 1997, and December 29, 1996, respectively. These notional amounts do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to the company through its use of derivatives. The exposure in a derivative contract is the net difference between what each party is required to pay based on the contractual terms against the notional amount of the contract, such as interest rates or exchange rates. The use of derivatives does not have a significant effect on the company's results of operations or its financial position.

CASH AND SHORT-TERM INVESTMENTS

For purposes of cash flow and fair value reporting, short-term investments with original maturities of 90 days or less are considered as cash equivalents. Short-term investments are stated at cost, which approximates market.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (LIFO) method is used to cost approximately half of domestic raw materials, in process and finished goods inventories. LIFO inventories were $250 million and $296 million at December 28, 1997, and December 29, 1996, respectively. The balance of domestic raw material and product inventories, all materials and supplies inventories, and all foreign inventories is costed at either the first-in, first-out (FIFO) or moving average cost methods. Had the FIFO method been used to cost all inventories, the amounts at which product inventories are stated would have been $234 million and $239 million greater at December 28, 1997, and December 29, 1996, respectively.

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

INVESTMENTS IN JOINT VENTURES

The company accounts for its investments in joint ventures under the equity method and provides for taxes on undistributed earnings.

ACCOUNTS PAYABLE

The company's banking system provides for the daily replenishment of major bank accounts as checks are presented for payment. Accordingly, there were negative book cash balances of $185 million and $164 million at December 28, 1997, and December 29, 1996, respectively. Such balances result from outstanding checks that had not yet been paid by the bank and are reflected in accounts payable in the consolidated balance sheets.

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

REAL ESTATE AND RELATED ASSETS

With the sale of the mortgage banking business in the second quarter of 1997, the financial services segment is no longer material to the results of the company. Therefore, the remaining activities in financial services that are principally real estate related have been combined with real estate into one segment entitled real estate and related assets.

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

 Mortgage notes held for sale (see Note 14) that were outstanding at December 29, 1996, were stated at the lower of cost or market, which was computed by the aggregate method (unrealized losses were offset by unrealized gains). As a result of the sale of the company's mortgage banking business during the year, there were no mortgage notes held for sale outstanding at December 28, 1997.

 Mortgage-backed certificates (see Note 14) are carried at par value, adjusted for any unamortized discount or premium. These certificates and other financial instruments are pledged as collateral for the collateralized mortgage obligation (CMO) bonds and are held by banks as trustees. Principal and interest collections are used to meet the interest payments and reduce the outstanding principal balance of the bonds. Related CMO bonds are the obligation of the issuer, and neither the company nor any affiliated company has guaranteed or is otherwise obligated with respect to the bonds.

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

 The company's evaluation of each asset first considered the availability of appraisal information, then comparable sales information, and finally discounted estimated cash flows. Because appraisal information was very limited for the assets evaluated, the majority of the assets were valued based upon comparable sales data or discounted estimated cash flows. The discount rate considered applicable market conditions and risks associated with each asset. In those cases where a discount rate was used, it was 20 percent. Subsequent sales have demonstrated that the valuation assumptions used were reasonable. The carrying value of the affected assets at December 28, 1997, and December 29, 1996, was approximately $94 million and $141 million, respectively.

NOTE 2.   NET EARNINGS PER COMMON SHARE

Basic net earnings per common share are based on the weighted average number of common shares outstanding during the respective periods. Diluted net earnings per common share are based on the weighted average number of common shares outstanding and stock options outstanding at the beginning of or granted during the respective periods.

--------------------------------------------------------------------------
Dollar amounts in millions          Net     Weighted Average    Per-Share
except per-share figures         Earnings     Shares (000)       Amount
--------------------------------------------------------------------------
1997:
  Basic                           $   342         198,967        $   1.72
                                                                ==========
 Stock options granted                 --             902
                                 ---------------------------
  Diluted                         $   342         199,869        $   1.71
                                 =========================================
1996:
  Basic                           $   463         198,318        $   2.34
                                                                ==========
 Stock options granted                 --             756
                                 ---------------------------
  Diluted                         $   463         199,074        $   2.33
                                 =========================================
1995:
  Basic                           $   799         203,525        $   3.93
                                                                ==========
 Stock options granted                 --             836
                                 ---------------------------
  Diluted                         $   799         204,361        $   3.91
==========================================================================

 Options for which the exercise price was greater than the average market price of common shares for the period were not included in the computation of diluted earnings per share. These options to purchase shares were as follows:

---------------------------------------------------
 Year       Options to Purchase     Exercise Price
---------------------------------------------------
 1997              150,000             $53.06
 1996            1,216,400             $45.94
                     4,700             $47.13
                 1,178,400             $48.13
 1995            1,180,400             $48.13
---------------------------------------------------

NOTE 3.   FOREIGN OPERATIONS AND EXPORT SALES

The following net assets, net sales and earnings before income taxes, related to operations outside the United States, principally Canada, are included in the company's consolidated financial statements:

--------------------------------------------------------------------------
Dollar amounts in millions            December 28, 1997  December 29, 1996
--------------------------------------------------------------------------
Net assets:
 Working capital                          $     123          $     160
 Timber-cutting rights                            3                  5
 Property and equipment, net                    900                930
 Other assets                                   259                 35
--------------------------------------------------------------------------
                                              1,285              1,130
Other liabilities                              (434)              (262)
--------------------------------------------------------------------------
Net assets                                $     851          $     868
==========================================================================

--------------------------------------------------------------------------
Dollar amounts in millions             1997       1996       1995
--------------------------------------------------------------------------
Net sales                           $  1,382   $  1,354   $  1,614
--------------------------------------------------------------------------
Earnings before income taxes:
 Foreign entities                   $    107   $    106   $    392
 U.S. entities with foreign activity       2          5         18
--------------------------------------------------------------------------

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

--------------------------------------------------------------------------
Dollar amounts in millions                    1997       1996      1995
--------------------------------------------------------------------------
Export sales from the United States:
 Customers in Japan                       $    893   $  1,185   $  1,173
 Customers outside Japan                       634        573        763
--------------------------------------------------------------------------
    Total export sales                       1,527      1,758      1,936
--------------------------------------------------------------------------
Total net sales and revenues              $ 11,210   $ 11,114   $ 11,788
==========================================================================

NOTE 4.   OTHER INCOME (EXPENSE), NET

Other income (expense) is an aggregation of both recurring and occasional income and expense items and, as a result, fluctuates from period to period. Individual income (expense) items significant in 1997 in relation to net earnings were:

 Weyerhaeuser:

 . The interest income of $18 million from the favorable federal income tax decision related to timber casualty losses incurred in the eruption of Mount St. Helens in 1980.

 .  The loss of $8 million from the sale of the wholesale nursery business.

 .  The gain of $21 million from the sale of the Saskatoon chemical facility.

 Real estate and related assets:

 .  The gain of $45 million from the sale of the mortgage banking business.

 There were no significant other income (expense) items in 1996 or 1995.

NOTE 5.   INCOME TAXES

Earnings before income taxes are comprised of the following:

--------------------------------------------------------------------------
Dollar amounts in millions            1997      1996       1995
--------------------------------------------------------------------------
Domestic earnings                    $ 432    $  614    $   852
Foreign earnings                       107       106        392
--------------------------------------------------------------------------
                                     $ 539    $  720    $ 1,244
==========================================================================

Provisions for income taxes include the following:

--------------------------------------------------------------------------
Dollar amounts in millions            1997      1996       1995
--------------------------------------------------------------------------
Federal:
 Current                             $  65     $  41     $  177
 Deferred                               86       166         92
--------------------------------------------------------------------------
                                       151       207        269
--------------------------------------------------------------------------
State:
 Current                                 6         2         31
 Deferred                                3        16          4
--------------------------------------------------------------------------
                                         9        18         35
--------------------------------------------------------------------------
Foreign:
 Current                                45        33        134
 Deferred                               (8)       (1)         7
--------------------------------------------------------------------------
                                        37        32        141
--------------------------------------------------------------------------
                                     $ 197     $ 257     $  445
==========================================================================

A reconciliation between the federal statutory tax rate and the company's effective tax rate follows:

--------------------------------------------------------------------------
                                                 1997    1996   1995
--------------------------------------------------------------------------
Statutory tax on income                          35.0%   35%    35%
State income taxes, net of federal tax benefit    1.3     2      2
All other, net                                     .2    (1)    (1)
--------------------------------------------------------------------------
Effective income tax rate                        36.5%   36%    36%
==========================================================================

The net deferred income tax (liabilities) assets include the following components:

--------------------------------------------------------------------------
Dollar amounts in millions             December 28, 1997 December 29, 1996
--------------------------------------------------------------------------
Current (included in prepaid expenses)   $       90        $       84
Noncurrent                                   (1,418)           (1,324)
Real estate and related assets
   (included in other assets)                    28                12
--------------------------------------------------------------------------
Total                                    $   (1,300)       $   (1,228)
==========================================================================

The deferred tax (liabilities) assets are comprised of the following:

--------------------------------------------------------------------------
Dollar amounts in millions             December 28, 1997 December 29, 1996
--------------------------------------------------------------------------
Depreciation                            $   (1,352)       $   (1,303)
Depletion                                     (176)             (143)
Capitalized interest and taxes --
 real estate development                       (71)              (68)
Other                                         (189)             (186)
--------------------------------------------------------------------------
Total deferred tax (liabilities)            (1,788)           (1,700)
--------------------------------------------------------------------------
Pension and retiree health care                128               125
Charges for impairment of
 long-lived assets                              43                56
Alternative minimum tax credit
 carryforward                                   63                46
Other                                          254               245
--------------------------------------------------------------------------
Total deferred tax assets                      488               472
--------------------------------------------------------------------------
                                          $ (1,300)       $   (1,228)
==========================================================================

 As of December 28, 1997, the company has available approximately $63 million of alternative minimum tax credit carryforward, which does not expire, and foreign tax credit carryforwards of $4 million, $1 million, $1 million and $1 million expiring in 1999, 2000, 2001 and 2002, respectively.

 The company intends to reinvest undistributed earnings of certain foreign subsidiaries; therefore, no U.S. taxes have been provided. These earnings totaled approximately $827 million at the end of 1997. While it is not practicable to determine the income tax liability that would result from repatriation, it is estimated that withholding taxes payable upon repatriation would approximate $41 million.

NOTE 6.   PENSION PLANS

Net annual pension cost (income) includes the following components:

--------------------------------------------------------------------------
Dollar amounts in millions                         1997    1996    1995
--------------------------------------------------------------------------
Service cost-benefits earned during the period   $   54  $   49  $   37
Interest cost on projected benefit obligation       122     111     104
Actual return on plan assets                       (584)   (414)   (466)
Net amortization and deferrals                      399     254     323
Pension expense due to sales, closures and other      1       2      --
--------------------------------------------------------------------------
                                                 $   (8) $    2  $   (2)
==========================================================================

The assumptions used were as follows:

--------------------------------------------------------------------------
                                                     1997    1996    1995
--------------------------------------------------------------------------
Discount rate                                        7.75%   7.75%   7.75%
Rate of increase in compensation levels               4.5%    4.5%    4.5%
Expected long-term rate of return on plan assets     11.5%   11.5%   11.5%
--------------------------------------------------------------------------

The following table sets forth the plans' funded status and amounts recognized in the company's consolidated balance sheet for its U.S. and Canadian pension plans:

---------------------------------------------------------------------------
                        December 28, 1997         December 29, 1996
---------------------------------------------------------------------------
                     Assets  Accumulated        Assets   Accumulated
                     Exceed    Benefits         Exceed     Benefits
Dollar amounts    Accumulated   Exceed       Accumulated    Exceed
in millions         Benefits    Assets  Total  Benefits     Assets  Total
---------------------------------------------------------------------------
Accumulated
 benefit
 obligation:
 Vested            $ 1,307     $   23  $1,330  $ 1,337     $  17    $1,354
 Non-vested            155         --     155       29        --        29
---------------------------------------------------------------------------
                   $ 1,462     $   23  $1,485  $ 1,366     $  17    $1,383
===========================================================================
Projected
 benefit
 obligation        $ 1,621     $   39  $1,660  $ 1,498     $  30    $1,528
Fair value of
 plan assets        (2,391)       (27) (2,418)  (1,933)      (22)   (1,955)
Unrecognized prior
 service cost          (84)        (9)    (93)     (58)      (10)      (68)
Unrecognized net
 gain (loss)           891         (4)    887      539         2       541
Unrecognized net
 transition asset       22         (1)     21       27        (1)       26
Additional minimum
 liability              --          2       2       --        --        --
---------------------------------------------------------------------------
Accrued/(prepaid)
 pension cost      $    59     $   --  $   59  $    73     $  (1)   $   72
===========================================================================

 The assets of the U.S. and Canadian pension plans, as of December 28, 1997, and December 29, 1996, consist of a highly diversified mix of equity, fixed income and real estate securities.

 Approximately 1,600 employees are covered by union-administered multi-employer pension plans to which the company makes negotiated contributions based generally on fixed amounts per hour per employee. Contributions to these plans were $7 million in 1997, $5 million in 1996 and $7 million in 1995.

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

 . An hourly retiree medical plan that covers approximately 3,500 active hourly employees and their spouses. For some, the coverage stops at age 65, while others have lifetime coverage. In some units the retiree must pay a portion of the premium, while in others the company pays the full cost. There are approximately 1,900 retired hourly employees and their spouses currently covered under these programs.

 . A salaried retiree life insurance plan that starts at 80 percent of salary at retirement and reduces to six thousand dollars in 20 percent increments. Approximately 4,000 persons who are retired or were eligible to retire as of December 31, 1991, are subject to a different schedule.

 . An hourly retiree life insurance plan in which approximately 12,400 active hourly employees are eligible and approximately 2,600 hourly retirees have coverage. Most of these are covered by fixed dollar amount coverage that is graded down after retirement. Some units have pay-related insurance on which the company pays the full cost.

 Weyerhaeuser sponsors various defined contribution plans for U.S. salaried and hourly employees. The basis for determining plan contributions varies by plan. The amounts charged to operations and contributed to the plans for participating employees were $34 million, $32 million and $28 million in 1997, 1996 and 1995, respectively.

 The company sponsors four defined benefit postretirement plans for its Canadian employees that provide medical and life insurance benefits. Approximately 300 retired employees are covered and 2,300 active employees are eligible for coverage in these four plans as of year-end 1997.

The following table sets forth the U.S. and Canadian plans' combined accrued postretirement benefit obligation as of December 28, 1997, and December 29, 1996:

--------------------------------------------------------------------------
Dollar amounts in millions             December 28, 1997 December 29, 1996
--------------------------------------------------------------------------
Accumulated postretirement
 benefit obligation:
 Retirees:
  Health                                $   98              $   102
  Life                                      24                   25
 Fully eligible and other active plan
  participants:
  Health                                    76                   86
  Life                                      15                   14
--------------------------------------------------------------------------
                                           213                  227
Unrecognized actuarial gain                 53                   31
--------------------------------------------------------------------------
Accrued postretirement
 benefit obligation                     $  266              $   258
==========================================================================

Net annual postretirement benefit costs included the following components:

--------------------------------------------------------------------
Dollar amounts in millions                     1997   1996   1995
--------------------------------------------------------------------
Service cost benefits attributed
 to service during the period:
Health                                        $   4  $   4  $   3
  Life                                            1      1     --
Interest cost on accumulated postretirement
 benefit obligation:
  Health                                         13     13     16
  Life                                            3      3      3
Amortization of gain -- health                   (2)    (1)    (1)
---------------------------------------------------------------------
Net postretirement benefit cost               $  19  $  20  $  21
=====================================================================

 For measurement purposes, an 8.5, 8.0 and 7.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1995, 1996 and 1997, respectively. Beginning in 1998, the rate is assumed to decrease by 0.5 percent annually to a level of 5.5 percent for the year 2001 and all years thereafter. The effect of a one percent increase in the assumed health care cost trend rates would increase the accumulated post-retirement benefit obligation as of December 28, 1997, by
10.3 percent, and the aggregate of the service and interest cost components of net annual postretirement benefit cost for 1997 by 13 percent.

Other assumptions used were as follows:

--------------------------------------------------------------------------
                                            1997    1996    1995
--------------------------------------------------------------------------
Discount rate                               7.75%   7.75%   7.75%
Rate of increase in compensation levels:
 Salaried                                    4.5%    4.5%    4.5%
 Hourly                                      3.0%    3.0%    3.0%
--------------------------------------------------------------------------

NOTE 8.   INVENTORIES

--------------------------------------------------------------------------
Dollar amounts in millions           December 28, 1997   December 29, 1996
--------------------------------------------------------------------------
Logs and chips                           $   103             $   120
Lumber, plywood and panels                   154                 148
Pulp, newsprint and paper                    185                 202
Containerboard, paperboard and
 packaging                                   107                 108
Other products                               152                 134
Materials and supplies                       282                 289
--------------------------------------------------------------------------
                                         $   983             $  1,001
==========================================================================

NOTE 9.   PROPERTY AND EQUIPMENT

--------------------------------------------------------------------------
Dollar amounts in millions           December 28, 1997   December 29, 1996
--------------------------------------------------------------------------
Property and equipment, at cost:
 Land                                    $    158            $    158
 Buildings and improvements                 1,721               1,686
 Machinery and equipment                    9,954               9,713
 Rail and truck roads and other               599                 596
--------------------------------------------------------------------------
                                           12,432              12,153
Less allowance for depreciation
 and amortization                           5,458               5,146
--------------------------------------------------------------------------
                                         $  6,974            $  7,007
==========================================================================

NOTE 10.   REAL ESTATE IN PROCESS OF DEVELOPMENT AND FOR SALE

Properties held by the company's real estate and related assets segment include:

--------------------------------------------------------------------------
Dollar amounts in millions           December 28, 1997   December 29, 1996
--------------------------------------------------------------------------
Dwelling units                           $   207             $  198
Residential lots                             223                264
Commercial lots                               79                135
Commercial projects                           56                 31
Acreage                                       27                 49
Other inventories                              1                  3
--------------------------------------------------------------------------
                                         $   593             $  680
==========================================================================

NOTE 11.   ACCRUED LIABILITIES

--------------------------------------------------------------------------
Dollar amounts in millions           December 28, 1997   December 29, 1996
--------------------------------------------------------------------------
Payroll -- wages and salaries,
 incentive awards, retirement
 and vacation pay                        $   268             $   279
Taxes -- Social Security and real
 and personal property                        53                  57
Interest                                      91                  79
Income taxes                                  42                  51
Other                                        194                 196
--------------------------------------------------------------------------
                                         $   648             $   662
==========================================================================

NOTE 12.   SHORT-TERM DEBT

BORROWINGS

Real estate and related assets segment short-term borrowings were $228 million with a weighted average interest rate of 5.7 percent at December 28, 1997, and $245 million with a weighted average interest rate of 4.7 percent at December 29, 1996.

LINES OF CREDIT

The company has short-term bank credit lines that provide for borrowings of up to the total amount of $425 million, all of which could be availed of by the company and Weyerhaeuser Real Estate Company (WRECO) at December 28, 1997, and borrowings of up to the total amount of $375 million, all of which could be availed of by the company, WRECO and Weyerhaeuser Mortgage Company (WMC) at December 29, 1996. No portions of these lines have been availed of by the company or WRECO at December 28, 1997, and none were availed of by the company, WRECO or WMC at December 29, 1996. None of the entities referred to herein is a guarantor of the borrowings of the others.

 At December 29, 1996, WMC had $54 million outstanding against short-term special credit lines that provided for borrowings of up to $230 million. With the sale of WMC in 1997, this credit line has been repaid and cancelled.

NOTE 13.   LONG-TERM DEBT

DEBT

Weyerhaeuser long-term debt, including the current portion, is as follows:

--------------------------------------------------------------------------
                                                December 28,  December 29,
Dollar amounts in millions                          1997          1996
--------------------------------------------------------------------------
8 3/8% debentures due 2007                       $    150      $    150
7.50% debentures due 2013                             250           250
7.25% debentures due 2013                             250           250
7 1/8% debentures due 2023                            250           250
9.05% notes due 2003                                  200           200
8 1/2% debentures due 2025                            300           300
7.95% debentures due 2025                             250           250
6.95% debentures due 2017                             300            --
6.95% debentures due 2027                             300            --
Industrial revenue bonds, rates from 2.5%
 (variable) to 9.85% (fixed), due 1998-2028           784           746
Medium-term notes, rates from 6.43% to 8.91%,
 due 1999-2005                                        246           313
Commercial paper/credit agreements                    194           889
Other                                                  26            28
--------------------------------------------------------------------------
                                                 $  3,500      $  3,626
==========================================================================

--------------------------------------------------------------------------
Portion due within one year                      $     17      $     80
==========================================================================

Long-term debt maturities during the next five years are (millions):

--------------------------------------------------------------------------
1998                                                            $     17
1999                                                                  86
2000                                                                 295
2001                                                                  78
2002                                                                   7
--------------------------------------------------------------------------

Real estate and related assets segment long-term debt, including the current portion, is as follows:

--------------------------------------------------------------------------
                                                December 28,  December 29,
Dollar amounts in millions                          1997          1996
--------------------------------------------------------------------------
Notes payable, unsecured; weighted average
 interest rates are approximately 7.0% and 6.4%    $   652       $    735
Bank and other borrowings, unsecured; weighted
 average interest rates are approximately
 5.9% and 5.5%                                         250            380
Notes payable, secured; weighted average
 interest rates are approximately 8.2% and 8.5%         30             41
Collateralized mortgage obligation bonds               100            133
Commercial paper/credit agreements                      --            248
--------------------------------------------------------------------------
                                                   $ 1,032       $  1,537
==========================================================================

--------------------------------------------------------------------------
Portion due within one year                       $   350       $    723
==========================================================================

Long-term debt maturities during the next five years are (millions):

--------------------------------------------------------------------------
1998                                                            $    350
1999                                                                 116
2000                                                                 199
2001                                                                 162
2002                                                                  81
--------------------------------------------------------------------------

LINES OF CREDIT

The company's lines of credit include a five-year revolving credit facility agreement entered into in 1997 with a group of banks that provides for borrowings of up to the total amount of $400 million, all of which is available to the company. Borrowings are at LIBOR plus a spread or other such interest rates mutually agreed to between the borrower and lending banks.

 At December 29, 1996, WMC had $25 million outstanding against a one-year evergreen credit commitment. With the sale of WMC in 1997, this credit commitment has been repaid and cancelled.

 Weyerhaeuser Financial Services, Inc. (WFS), a wholly owned subsidiary, has a revolving/term credit agreement that provides for: (1) borrowings of up to $75 million at December 28, 1997, and $450 million at December 29, 1996, at LIBOR or other such rates as may be agreed upon by WFS and the banks, and (2) a commitment fee on the unused portion of the credit. $75 million and $355 million were outstanding under this facility at December 28, 1997, and December 29, 1996, respectively.

 To the extent that these credit commitments expire more than one year after the balance sheet date and are unused, an equal amount of commercial paper is classifiable as long-term debt. Amounts so classified are shown in the tables in this note.

 No portion of these lines has been availed of by the company, WRECO or WFS at December 28, 1997, and none was availed of by the company, WRECO, WMC or WFS at December 29, 1996, except as noted above.

 The company's compensating balance agreements were not significant.

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

--------------------------------------------------------------------------
                                      December 28, 1997  December 29, 1996
                                      -----------------  ----------------
                                       Carrying  Fair     Carrying  Fair
Dollar amounts in millions               Value   Value      Value   Value
--------------------------------------------------------------------------
Weyerhaeuser:
 Financial liabilities:
  Long-term debt (including current
   maturities)                         $3,500    $3,859   $3,626    $3,809
--------------------------------------------------------------------------
Real estate and related assets:
 Financial assets:
  Mortgage notes held for sale             --        --      334       335
  Mortgage loans receivable                64        74      133       126
  Mortgage-backed certificates and
   other pledged financial instruments    109       117      154       165
                                       -----------------------------------
     Total financial assets               173       191      621       626
                                       -----------------------------------
 Financial liabilities:
  Long-term debt (including current
   maturities)                          1,032     1,044    1,537     1,553
--------------------------------------------------------------------------

 The methods and assumptions used to estimate fair value of each class of financial instruments for which it is practicable to estimate that value are as follows:

 . Long-term debt, including the real estate and related assets segment, is estimated based on quoted market prices for the same issues or on the discounted value of the future cash flows expected to be paid using incremental rates of borrowing for similar liabilities.

 . Mortgage notes held for sale were estimated using the quoted market prices for securities backed by similar loans adjusted for differences in loan characteristics. The estimated fair value was net of related hedge instruments, which were estimated based upon quoted market prices for securities.

 . Mortgage loans receivable are estimated based on the discounted value of estimated future cash flows using current rates for loans with similar terms and risks.

 . Mortgage-backed certificates and other pledged financial instruments (pledged to secure collateralized mortgage obligations) are estimated using the quoted market prices for securities backed by similar loans and restricted deposits held at cost.

NOTE 15.   LEGAL PROCEEDINGS, COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

In November 1996, an action was filed against the company in Superior Court for King County, Washington, on behalf of a purported class of all individuals and entities that own property in the United States on which exterior hardboard siding manufactured by the company has been installed since 1980. The action alleges the company has manufactured and distributed defective hardboard siding and has breached express warranties and consumer protection statutes in its sale of hardboard siding. The action seeks compensatory damages, including prejudgment interest, and seeks damages for the cost of replacing siding that rots subsequent to the entry of any judgment. In January 1997, an action was filed, also in Superior Court for King County, Washington, on behalf of a purported class of all individuals, proprietorships, partnerships, corporations and other business entities in the United States on whose homes, condominiums, apartment complexes or commercial buildings hardboard siding manufactured by the company has been installed. The action alleges the company has breached express and implied warranties in its sale of hardboard siding and also has violated the Consumer Protection Act of the state of Washington. The action seeks damages, prejudgment interest, costs and reasonable attorney fees. In December 1997, the two cases were consolidated for the purpose of discovery and resolution of the class certification issue. Also, in December 1997, the plaintiffs in the first of the two cases filed a motion to change the trial date and for leave to move for class certification. In January 1998, the court denied this motion. The two cases are currently set for trial in March 1998 and May 1998, respectively, without class certification. The company is a defendant in approximately eighteen other hardboard siding cases, two of which purport to be class actions on behalf of purchasers of single- or multi-family residences that contain the company's hardboard siding, one in Nebraska and one in Iowa.

ENVIRONMENTAL

It is the company's policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $100 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes. In estimating both its current accruals for environmental remediation and the possible range of additional future costs, the company has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, based generally on each party's financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.

 The company is a party to legal proceedings and environmental matters generally incidental to its business. Although the final outcome of any legal proceeding or environmental matter is subject to a great many variables and cannot be predicted with any degree of certainty, the company presently believes that the ultimate outcome resulting from these proceedings and matters, including those described in this note, would not have a material effect on the company's current financial position, liquidity or results of operations; however, in any given future reporting period, such proceedings or matters could have a material effect on results of operations.

OTHER ITEMS

The company's 1997 capital expenditures, excluding acquisitions, were $656 million and are expected to approximate $750 million in 1998; however, the 1998 expenditure level could be increased or decreased as a consequence of future economic conditions.

 During the normal course of business, the company's subsidiaries included in its real estate and related assets segment have entered into certain financial commitments comprised primarily of guarantees made on $42 million of partnership borrowings and limited recourse obligations associated with $162 million of sold mortgage loans. The fair value of the recourse on these loans is estimated to be $3 million, which is based upon market spreads for sales of similar loans without recourse or estimates of the credit risk of the associated recourse obligation.

NOTE 16.   PROCEEDS FROM SALE OF PROPERTY AND EQUIPMENT

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

NOTE 17.   SHAREHOLDERS' INTEREST

PREFERRED AND PREFERENCE SHARES

The company is authorized to issue:

 . 7,000,000 preferred shares having a par value of $1.00 per share, of which none were issued and outstanding at December 28, 1997, and December 29, 1996; and

 . 40,000,000 preference shares having a par value of $1.00 per share, of which none were issued and outstanding at December 28, 1997, and December 29, 1996.

 The preferred and preference shares may be issued in one or more series with varying rights and preferences including dividend rates, redemption rights, conversion terms, sinking fund provisions, values in liquidation and voting rights. When issued, the outstanding preferred and preference shares rank senior to outstanding common shares as to dividends and assets available on liquidation.

NOTE 18.   STOCK-BASED COMPENSATION PLAN

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

 The company accounts for all options under APB Opinion No. 25 and related interpretations, under which no compensation has been recognized. Had compensation costs for the Plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," net income and earnings per share would have been reduced to the following pro forma amounts:

-------------------------------------------------------
                                     1997        1996
-------------------------------------------------------
Net income (in millions):
 As reported                       $  342      $  463
 Pro forma                            332         454
Basic earnings per share:
 As reported                       $ 1.72      $ 2.34
 Pro forma                           1.67        2.29
Diluted earnings per share:
 As reported                       $ 1.71      $ 2.33
 Pro forma                           1.66        2.28
-------------------------------------------------------

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

 The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

---------------------------------------------------------
                                     1997        1996
---------------------------------------------------------
Risk-free interest rate                6.42%       5.81%
Expected life                      4.9 years   6.4 years
Expected volatility                   26.21%      25.61%
Expected dividend yield                3.44%       3.48%
----------------------------------------------------------

 Changes in the number of shares subject to option are summarized as follows:

-----------------------------------------------------------------
                                         1997     1996     1995
-----------------------------------------------------------------
Shares (in thousands):
 Outstanding, beginning of year         6,243    5,972    5,687
 Granted                                1,563    1,222    1,155
 Exercised                              1,864      925      859
 Forfeited                                 91       26       11
 Expired                                    3       --       --
-----------------------------------------------------------------
 Outstanding, end of year               5,848    6,243    5,972
-----------------------------------------------------------------
 Exercisable, end of year               4,309    5,022    4,817
-----------------------------------------------------------------
Weighted average exercise price:
 Outstanding, beginning of year        $40.56   $38.17   $36.27
 Granted                                46.54    45.94    39.47
 Exercised                              36.70    32.11    27.34
 Forfeited                              44.68    43.46    40.10
 Expired                                37.75       --       --
 Outstanding, end of year               43.32    40.56    38.17
Weighted average grant date
 fair value of options                  11.26    11.40    10.41
------------------------------------------------------------------

 334 of the 5,848 options outstanding at December 28, 1997, have exercise prices between $20 and $35, with a weighted average exercise price of $25.29 and a weighted average remaining contractual life of 2.59 years. All of these options are exercisable. The remaining 5,514 options have exercise prices between $36 and $54, with a weighted average exercise price of $44.41 and a weighted average remaining contractual life of 7.35 years. 3,975 of these options are exercisable with a weighted average exercise price of $43.59.

NOTE 19.   BUSINESS SEGMENTS

The company is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products. The business segments are timberlands and wood products (including softwood lumber, plywood and veneer; composite panels; oriented strand board; logs; chips; timber; doors; hardwood lumber and plywood; and treated products); pulp, paper and packaging (including pulp, newsprint, paper, containerboard, paperboard, packaging, recycling and chemicals); and real estate and related assets.

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

The following table sets forth an analysis of the company's operations by business segments:

--------------------------------------------------------------------------
Dollar amounts in millions                   1997       1996       1995
--------------------------------------------------------------------------
Sales to and revenues from
 unaffiliated customers:
 Timberlands and wood products             $  5,374   $  5,240   $  4,931
 Pulp, paper and packaging                    4,609      4,648      5,682
 Real estate and related assets               1,093      1,009        919
 Corporate and other                            134        217        256
--------------------------------------------------------------------------
                                             11,210     11,114     11,788
                                           -------------------------------
Intersegment sales and revenues:
 Timberlands and wood products                  248        322        558
 Pulp, paper and packaging                       95         88        168
 Corporate and other                             35         35         33
--------------------------------------------------------------------------
                                                378        445        759
                                           -------------------------------
Total sales and revenues                     11,588     11,559     12,547
Eliminations                                   (378)      (445)      (759)
--------------------------------------------------------------------------
                                           $ 11,210   $ 11,114   $ 11,788
==========================================================================
Approximate contribution (charge) to
 earnings (1)(2)(3):
 Timberlands and wood products             $    707   $    805   $    808
 Pulp, paper and packaging                      164        307      1,181
 Real estate and related assets                 111         43       (277)
 Corporate and other                           (186)      (183)      (217)
--------------------------------------------------------------------------
                                                796        972      1,495
Interest expense (3)                           (341)      (338)      (347)
Less capitalized interest                        84         86         96
--------------------------------------------------------------------------
Earnings before income taxes                    539        720      1,244
Income taxes                                   (197)      (257)      (445)
--------------------------------------------------------------------------
                                           $    342   $    463   $    799
==========================================================================
Depreciation, amortization and
 fee stumpage:
 Timberlands and wood products             $    243   $    227   $    211
 Pulp, paper and packaging                      353        355        350
 Real estate and related assets                  12         16         41
 Corporate and other                             20         19         19
--------------------------------------------------------------------------
                                           $    628   $    617   $    621
==========================================================================
Capital expenditures (including
 acquisitions):
 Timberlands and wood products             $    315   $    866   $    508
 Pulp, paper and packaging                      327        415        562
 Real estate and related assets                   3          9         13
 Corporate and other                             24         37         36
--------------------------------------------------------------------------
                                           $    669   $  1,327   $  1,119
==========================================================================
Assets:
Timberlands and wood products              $  3,804   $  3,658   $  2,940
 Pulp, paper and packaging                    6,589      6,721      6,797
 Real estate and related assets               2,004      2,628      2,905
 Corporate and other                          1,160      1,184      1,151
--------------------------------------------------------------------------
                                             13,557     14,191     13,793
Eliminations                                   (482)      (595)      (540)
--------------------------------------------------------------------------
                                           $ 13,075   $ 13,596   $ 13,253
==========================================================================

(1) 1997 results reflect special items of $14 million, which are the net of charges incurred for closures of operating facilities, offset in part by gains on sales of businesses.

(2) 1995 "approximate contribution to earnings" includes special charges of $290 million for real estate and related assets to dispose of certain real estate assets.

(3) Interest expense of $40 million, $67 million and $64 million in 1997, 1996 and 1995, respectively, is included in the determination of "approximate contribution to earnings" and excluded from "interest expense" for financial services businesses.

NOTE 20.   SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

--------------------------------------------------------------------------
Dollar amounts in millions  First   Second  Third   Fourth
except per-share figures   Quarter Quarter Quarter Quarter     Year
--------------------------------------------------------------------------
Net sales:
 1997                      $ 2,608 $ 2,909 $ 2,823 $ 2,870  $11,210
 1996                        2,605   2,886   2,852   2,771  $11,114
Operating income:
 1997                          104     212     233     220      769
 1996                          287     265     286     232    1,070
Earnings before
 income taxes:
 1997                           33     172     180     154      539
 1996                          222     161     187     150      720
Net earnings:
 1997                           21     109     114      98      342
 1996                          142     103     120      98      463
Net earnings per
 common share:
 Basic
  1997                         .10     .56     .57     .49     1.72
  1996                         .72     .52     .60     .50     2.34
 Diluted
  1997                         .10     .55     .57     .49     1.71
  1996                         .71     .52     .60     .49     2.33
Dividends per
 common share:
 1997                          .40     .40     .40     .40     1.60
 1996                          .40     .40     .40     .40     1.60
Market prices --
 high/low:
 1997              50 5/8 - 44 1/2
                           55 1/4 - 42 5/8
                                 63 15/16 - 51 5/8
                                          60 3/4 - 46 1/16
                                                  63 15/16 - 42 5/8
 1996            49 1/2 - 39 15/16
                           49 7/8 - 41 3/4
                                 48 1/4 - 39 1/2
                                          48 1/8 - 43 7/8
                                                    49 7/8 - 39 1/2
--------------------------------------------------------------------------

NOTE 21.   HISTORICAL SUMMARY

--------------------------------------------------------------------------
Dollar amounts in millions except
 per-share figures                    1997    1996    1995    1994    1993
--------------------------------------------------------------------------
PER COMMON SHARE:
 Basic net earnings (loss) from
  continuing operations, before
  extraordinary item and effect of
  accounting changes               $  1.72    2.34    3.93    2.86    2.58
 Extraordinary item(3)             $    --      --      --      --     .25
 Effect of accounting changes      $    --      --      --      --      --
                                   ---------------------------------------
 Basic net earnings (loss)         $  1.72    2.34    3.93    2.86    2.83
                                   =======================================
 Diluted net earnings (loss) from
  continuing operations, before
  extraordinary item and
  effect of accounting changes     $  1.71    2.33    3.91    2.85    2.56
 Extraordinary item(3)             $    --      --      --      --     .25
 Effect of accounting changes      $    --      --      --      --      --
                                   ---------------------------------------
 Diluted net earnings (loss)       $  1.71    2.33    3.91    2.85    2.81
                                   =======================================
 Dividends paid                    $  1.60    1.60    1.50    1.20    1.20
 Shareholders' interest
  (end of year)                    $ 23.30   23.21   22.57   20.86   19.34
FINANCIAL POSITION:
 Total assets:
  Weyerhaeuser                     $11,071  10,968  10,359   9,750   9,087
  Real estate and related assets   $ 2,004   2,628   2,894   3,408   3,670
                                   ---------------------------------------
                                   $13,075  13,596  13,253  13,158  12,757
                                   =======================================
 Long-term debt (net of current
  portion):
  Weyerhaeuser:
   Long-term debt                  $ 3,483   3,546   2,983   2,713   2,998
   Capital lease obligations       $     2       2       2      --      --
   Convertible subordinated
    debentures                     $    --      --      --      --      --
   Limited recourse income
    debenture                      $    --      --      --      --      --
                                   ---------------------------------------
                                   $ 3,485   3,548   2,985   2,713   2,998
                                   =======================================
  Real estate and related assets:
   Long-term debt                  $   682     814   1,608   1,873   2,086
                                   =======================================
 Shareholders' interest            $ 4,649   4,604   4,486   4,290   3,966
 Percent earned on
  shareholders' interest              7.4%   10.2%   18.2%   14.3%   15.2%
OPERATING RESULTS:
 Net sales and revenues:
  Weyerhaeuser                     $10,117  10,105  10,869   9,281   8,315
  Real estate and related assets   $ 1,093   1,009     919   1,117   1,230
                                   ---------------------------------------
                                   $11,210  11,114  11,788  10,398   9,545
                                   =======================================
 Net earnings (loss) from
  continuing operations before
  extraordinary item and effect of
  accounting changes:
   Weyerhaeuser                    $   271     434     981     576     459
   Real estate and related assets  $    71      29    (182)(2)  13      68
                                   ---------------------------------------
                                   $   342(1)  463     799     589     527
 Extraordinary item(3)             $    --      --      --      --      52
 Effect of accounting changes      $    --      --      --      --      --
                                   ---------------------------------------
 Net earnings (loss)               $   342     463     799     589     579
                                   =======================================
STATISTICS (UNAUDITED):
 Number of employees                35,778  39,020  39,558  36,665  36,748
 Salaries and wages                $ 1,706   1,781   1,779   1,610   1,585
 Employee benefits                 $   355     370     408     357     347
 Total taxes                       $   478     557     736     618     577
 Timberlands (thousands of acres):
  U.S. fee ownership                 5,171   5,326   5,302   5,587   5,512
  Long-term license arrangements    23,715  22,863  22,866  17,849  17,845
 Number of shareholder accounts
  at year-end:
  Common                            20,981  22,528  23,446  24,131  25,282
  Preferred                             --      --      --      --      --
  Preference                            --      --      --      --      --
 Average common and common
  equivalent shares outstanding
  (thousands)                      198,967 198,318 203,525 205,543 204,866
--------------------------------------------------------------------------

--------------------------------------------------------------------------
     1992     1991      1990      1989      1988     1987
--------------------------------------------------------------------------




     1.83     (.50)     1.87      1.56      2.68     2.12
       --       --        --        --        --       --
       --     (.30)       --        --        --       --
---------------------------------------------------------
     1.83     (.80)     1.87      1.56      2.68     2.12
=========================================================



     1.82     (.50)     1.87      1.56      2.68     2.10
       --       --        --        --        --       --
       --     (.30)       --        --        --       --
---------------------------------------------------------
     1.82     (.80)     1.87      1.56      2.68     2.10
=========================================================
     1.20     1.20      1.20      1.20      1.15      .90

    17.85    17.25     19.21     18.55     18.14    16.54


    8,566    7,551     7,556     7,371     6,983    6,418
    9,720    9,435     8,800     8,605     8,401    6,499
---------------------------------------------------------
   18,286   16,986    16,356    15,976    15,384   12,917
=========================================================



    2,659    2,195     2,168     1,502     1,644    1,540
       --       --         7        23        37       51
      193      193       193        --        --       --
      188      204       204       204       198      181
---------------------------------------------------------
    3,040    2,592     2,572     1,729     1,879    1,772
=========================================================

    2,411    2,421     2,637     2,006     2,318    2,130
=========================================================
    3,646    3,489     3,864     4,148     4,044    3,714

    10.4%   (4.4)%      9.8%      8.3%     14.6%    12.8%


    7,744    7,167     7,447     8,355     7,861    6,988
    1,522    1,606     1,619     1,826     1,467    1,397
---------------------------------------------------------
    9,266    8,773     9,066    10,181     9,328    8,385
=========================================================



      332      (25)      340       377       516      379
       40      (76)       54       (36)       50       68
---------------------------------------------------------
      372     (101)(4)   394       341(5)    566      447
       --       --        --        --        --       --
       --      (61)       --        --        --       --
---------------------------------------------------------
      372     (162)      394       341       566      447
=========================================================
   39,022   38,669     40,621   45,214    46,976   45,123
    1,580    1,476      1,531    1,563     1,423    1,277
      323      321        318      325       292      250
      443      173        446      403       511      467

    5,592    5,488      5,592    5,664     5,775    5,813
   18,828   13,491     13,491   13,324    13,324   12,064


   26,334   26,937     28,187   29,847    30,379   32,535
       --       --         --       12        25       26
       --       --         --      443       351      106


  203,373  201,578    203,673  204,331   207,785  202,544
--------------------------------------------------------------------------

(1) 1997 results reflect net special items charges of $14 million less related tax effect of $5 million, or $9 million.

(2) 1995 results reflect a special charge for disposal of certain real estate assets of $290 million less related tax effect of $106 million, or $184 million.

(3) 1993 results reflect an extraordinary net gain as a result of extinguishing certain debt obligations of $86 million less related tax effect of $34 million, or $52 million.

(4) 1991 results reflect restructuring and other charges of $445 million less related tax effect of $162 million, or $283 million.

(5) 1989 results reflect net special items charges of $401 million less related tax effect of $141 million, or $260 million.