Form 10-K, Exhibit 13
period 1998-12-27
WEYERHAEUSER CO
filed 1999-03-12
CIK 106535

highlights
----------


dollar amounts in millions except
 per-share figures.                           1998           1997
------------------------------------------------------------------
Net sales and revenues                    $ 10,766       $ 11,210
                                          ------------------------
Net earnings before nonrecurring items         339            351
Effect of nonrecurring items (1)               (45)            (9)
                                          ------------------------
Net earnings                                   294            342
                                          ------------------------
Cash flow from operations,
 before working capital changes              1,018          1,092
Capital expenditures (excluding
 acquisitions)                                 615            656
Total assets                                12,834         13,075
Shareholders' interest                       4,526          4,649


                                 1998                         1997
                   -----------------------------------------------------------
                    before     effect of            before   effect of
                    nonre-        nonre-             nonre-    nonre-
                   curring       curring            curring   curring
                     items      items(1)    net       items   items(1)    net
------------------------------------------------------------------------------
Basic earnings per
 common share (2)
  First quarter    $  .43      $   --    $  .43     $  .22    $ (.12)  $  .10
  Second  quarter     .34          --       .34        .47       .09      .56
  Third  quarter      .56          --       .56        .53       .04      .57
  Fourth  quarter     .38        (.23)      .15        .54      (.05)     .49
                   -----------------------------------------------------------
                   $ 1.71      $ (.23)   $ 1.48     $ 1.76    $ (.04)  $ 1.72
                   ===========================================================

(1) The 1998 nonrecurring items are charges primarily associated with the closure of the Longview, Washington chemical facility; changing the British Columbia lumber operations; and the streamlining of pulp and paper operations.

The 1997 nonrecurring items are the net of gains on the sales of Weyerhaeuser Mortgage Company and Saskatoon Chemicals, Ltd., and interest income from a favorable federal income tax decision offset by the loss on the sale of Shemin Nurseries; the consolidation, closure or disposition of certain recycling facilities; and closure of two plywood facilities, an export lumber mill and a corrugated medium machine.

(2) Diluted earnings per common share by quarter for 1998 and 1997 were $0.43, $0.34, $0.55 and $0.15; and $0.10, $0.55, $0.57 and $0.49,
respectively.



market prices-high/low         1998                    1997
------------------------------------------------------------------
First quarter         $ 57 15/16 - 44 15/16   $   50 5/8 - 44 1/2
Second quarter           61 7/16 - 44 9/16        55 1/4 - 42 5/8
Third quarter            47 7/16 - 36 3/4       63 15/16 - 51 5/8
Fourth quarter           51 9/16 - 41 3/4         60 3/4 - 46 1/16
                      --------------------------------------------
Year                  $  61 7/16 - 36 3/4     $ 63 15/16 - 42 5/8
                      ============================================

The consolidated financial statements include: (1) Weyerhaeuser Company (Weyerhaeuser), principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, and (2) Real estate and related assets, principally engaged in real estate development and construction, and other real estate related activities.

statistical data
-----------------



NET SALES                       1998    1997    1996    1995    1994
---------------------------------------------------------------------
(millions of dollars)
To unaffiliated customers:
  Raw materials (logs, chips
    and timber)               $  599  $  760  $  830  $  850  $  877
  Other products                  37      37      37      32      25
                              ---------------------------------------
                              $  636  $  797  $  867  $  882  $  902
                              =======================================

Intersegment sales            $  488  $  520  $  513  $  574  $  502
                              =======================================


SALES VOLUMES
---------------------------------------------------------------------
(millions)
Raw materials--cubic feet        259     235     254     254     271


ANNUAL PRODUCTION CAPACITY
---------------------------------------------------------------------
(millions)
Logs--cubic feet                 495     476     412     420     392
Fee harvest--cubic feet          585     541     496     518     525

timberlands
------------

FOR NEARLY 100 YEARS, we have managed our timberland asset for growth. What started out as 900,000 acres in 1900 now encompasses more than 5.3 million acres throughout the United States and timber licenses on 27 million acres in Canada. We've also grown internationally with joint ventures in New Zealand and Uruguay. During 1998, this focus on growth once again produced strong results from our Timberlands sector. We did, however, feel the effect of the Asian economic situation. Prices for both export and domestic logs dropped in response to lower Asian demand and higher inventories in the United States. This drop was offset somewhat by higher stumpage values in the southern United States.

OPERATING EARNINGS were $487 million compared with $535 million in 1997. NET SALES in 1998 were $636 million compared with $797 million the prior year. Our Timberlands sector is focusing on three strategies to enhance its earnings potential.

CAPTURE THE MAXIMUM VALUE from our increasing harvest level. Due to our advanced forestry practices, we'll see a significant increase in the volume of timber we harvest over the next 10 years. At 1997 prices, the pre-tax cash flow generated by these forests will increase by more than 50 percent. In addition, selective pruning will produce knot-free wood for use in high-margin appearance-grade lumber.

INVEST IN TIMBERLANDS WITH LOW COST AND HIGH PRODUCTION. The Southern Hemisphere - especially New Zealand and South America - represents significant growth opportunities. We own a 51 percent interest in 193,000 acres of managed forestland and related assets in New Zealand.

As the majority owner, Weyerhaeuser is responsible for the management and marketing activities of the joint venture. We've also made additional investments through our partnership with institutional investors known as the World Timberfund. This partnership currently holds a 97 percent interest in a venture that has acquired 234,000 acres of private agricultural land in Uruguay that is being converted into plantation forests.

LOWER COSTS AND IMPROVE QUALITY. To maximize the returns, we manage our timberlands as if they were a stand-alone operation. This means reducing costs and improving the quality of our product. We've reduced overhead costs by improving work systems and eliminating redundancy and waste. To improve quality, we've used selective pruning to produce knot-free wood. Within the next five years, we'll begin harvesting this timber for use in appearance-grade lumber and other higher-value products that command higher market values. Weyerhaeuser is a leader in the development of the Sustainable Forestry Initiative (SM) (SFI), a comprehensive program developed by members of the American Forest & Paper Association. Under SFI, participating private forest landowners follow a land stewardship ethic that integrates forestry and conservation practices. This ensures that we meet present needs without compromising the ability of future generations to access wood and enjoy a healthy environment. We view SFI as a natural extension of our long-standing commitment to environmental stewardship and sustainable forestry. In the future, we will continue to manage this asset to enhance its value and generate shareholder value.

--------------------
PRINCIPAL LOCATIONS
---------------------------------------------------------------------
WESTERN TIMBERLANDS    Acres owned     1,989,000   Oregon, Washington
---------------------------------------------------------------------
SOUTHERN TIMBERLANDS   Acres owned     3,110,000   Alabama, Arkansas,
                       Acres leased      241,000   Georgia, Louisiana,
                                       ----------
                                       3,351,000   Mississippi, North
                                                   Carolina, Oklahoma
---------------------------------------------------------------------
CANADIAN TIMBERLANDS*  Acres licensed 27,002,000   Alberta, British
                            (of which 18,938,000   Columbia, Ontario,
                            acres are productive)  Saskatchewan
---------------------------------------------------------------------
* Managed by Canadian operations.

statistical data
-----------------



NET SALES                       1998     1997     1996     1995     1994
-------------------------------------------------------------------------
(millions of dollars)
Softwood lumber              $ 1,793  $ 2,094  $ 1,988  $ 1,648  $ 1,880
Softwood plywood and veneer      452      502      519      591      636
Oriented strand board,
 composite and other
 panel products                  765      594      667      752      750
Hardwood lumber                  240      272      235      193      175
Engineered wood products         330      284      233      207      157
Raw materials (logs, chips
  & timber)                      228      232      220      228       91
Other products                   667      599      511      430      401
                             --------------------------------------------
                             $ 4,475  $ 4,577  $ 4,373  $ 4,049  $ 4,090
                             ============================================


SALES VOLUMES                           1998   1997   1996   1995   1994
-------------------------------------------------------------------------
(millions)
Softwood lumber--board feet            4,995  4,869  4,745  4,515  4,402
Softwood plywood and veneer--square
  feet (3/8")                          1,842  2,042  2,172  2,324  2,685
Composite panels--square feet (3/4")     586    551    604    648    660
Oriented strand board--square
  feet (3/8")                          2,697  2,462  2,083  1,931  1,803
Hardwood lumber--board feet              339    362    349    293    254
Engineered wood products--linear feet    164    137    116    128     71
Hardwood doors (thousands)               789    730    652    648    617
Raw materials--cubic feet                315    325    304    260    165


ANNUAL PRODUCTION          CAPACITY     1998   1997   1996   1995   1994
-------------------------------------------------------------------------
(thousands)
Softwood lumber--board feet   4,161    4,025  3,968  3,701  3,419  3,249
Softwood plywood and veneer
 --square feet (3/8")         1,017      960  1,092  1,243  1,292  1,249
Composite panels--square
  feet (3/4")                   575      510    478    535    583    594
Oriented strand board
  --square feet (3/8")        2,240    2,179  2,041  1,687  1,654  1,568
Hardwood lumber--board feet     386      342    345    333    278    229
Hardwood doors (thousands)      850      788    740    646    643    597
Logs--cubic feet                 --      526    519    500    494    279

PRINCIPAL LOCATIONS
------------------------------------------------------------------------
Softwood lumber, plywood and veneer   32         Hardwood lumber     12
Composite panels                       5         Hardwood doors       1
Oriented strand board                  6

wood products
--------------

Our focus on customers and improved operating efficiencies helped the Wood Products sector withstand the challenges of a mixed market. Domestically, our oriented strand board and plywood markets benefited from another year of robust housing starts. This was offset, however, by the effects of the Japanese economy on lumber. Weak demand from Japan pushed import and domestic lumber into the US market resulting in low prices despite high demand.

In 1998, our Wood Products sector produced: OPERATING EARNINGS of $208 million, excluding nonrecurring charges associated with changes to our Western Canada lumber operations to make them more competitive. This compares with $212 million, excluding charges associated with the closure of two plywood facilities and an export lumber mill, in 1997. NET SALES of $4.5 billion compared with $4.6 billion in 1997. Over the next five years, we will enhance the earnings potential of this sector by:

FOCUSING ON CUSTOMERS. We develop "value propositions" with customers so they know what to expect from Weyerhaeuser. It's an approach that ensures that we work on those things providing the most value to customers. Such "value propositions" range from providing large distributors with special lumber grades to developing product and delivery improvements. Our Installer's Edge(TM) oriented strand board (OSB) is just one outgrowth of this approach. Early OSB required special installation in wet conditions. Working with customers, Weyerhaeuser developed a product that addressed this problem. This lowers the cost of installation for builders and increases use of our product. Similar "value propositions" result in products with higher margins and increased customer loyalty.

LEVERAGING THE INTERNAL ALIGNMENT between our timber, manufacturing, sales and distribution operations to efficiently serve target industry segments. Industrial, treated truss and engineered products are examples of how we match our focus on industry segments with the strength of a "one-company" approach to reduce costs and meet the unique needs of key customers.

ENHANCING INTERNAL GROWTH OPPORTUNITIES. Over the next five years we will continue to significantly increase our production capabilities through modernization. This includes deploying new technologies that increase the amount of lumber per log while producing higher-quality lumber. We also involve our employees to help develop ways to increase our uptime and reduce the amount of time it takes to complete projects. As a result, we expect to increase lumber production by 35 percent and production of oriented strand board and plywood by 17 percent at our existing facilities.

STRATEGICALLY GROWING THE BUSINESS. Wood Products consists of businesses targeted for potential growth. Most of this growth will come from operational improvements to existing facilities. We also expect to grow our appearance-grade wood capabilities to maximize our practice of selectively pruning existing timber. Such pruning reduces knots thereby creating "clear" wood for use in lumber that produces higher margins. While growth through acquisitions is not a primary strategy for Wood Products, we will take this approach in selected cases. Our purchase of the Dryden, Ontario, paper facility, for example, also provided an opportunity to add two mills to our Canadian lumber position. This acquisition enhances our product mix and allows us to better serve Eastern markets. Through operational excellence, we expect to achieve our earnings growth while maintaining capital spending near depreciation levels over the next five years. This will improve the returns on invested capital and is key to achieving our shareholder return goals.

                                                            -------------------
                                                            PRINCIPAL LOCATIONS
-------------------------------------------------------------------------------
SOFTWOOD LUMBER   produces dimension lumber.     United States:
                                                 Alabama, Arkansas, Georgia,
                                                 Louisiana, Mississippi, North
                                                 Carolina, Oklahoma, Oregon,
                                                 Washington
                                                 Canada:
                                                 Alberta, British Columbia,
                                                 Ontario, Saskatchewan
-------------------------------------------------------------------------------
PLYWOOD   manufactures softwood structural       United States:
and "appearance" panels for home remodelers,     Alabama, Arkansas,
builders and industrial use.                     Oklahoma, Washington (veneer)
-------------------------------------------------------------------------------
ORIENTED STRAND BOARD   produces structural      United States:
sheathing, subflooring, underlayments and other  Michigan, North Carolina,
panels for residential and commercial            West Virginia
construction.                                    Canada:
                                                 Alberta
-------------------------------------------------------------------------------
COMPOSITE PRODUCTS   makes industrial            United States:
particleboard and medium density fiberboard used Georgia, North Carolina, primarily in furniture, laminating, countertops, Oregon, Wisconsin millwork, door manufacturing and for export.
-------------------------------------------------------------------------------
HARDWOOD LUMBER   produces hardwood lumber and   United States:
components for use in manufacturing cabinets     Arkansas, Michigan,
and furniture.                                   Oklahoma, Oregon,
                                                 Pennsylvania, Washington,
                                                 Wisconsin
-------------------------------------------------------------------------------
BUILDING MATERIALS DISTRIBUTION  sells a broad   United States:
range of building materials from a network of    Alabama, Arizona,
in-market customer service centers, satellites   California, Colorado,
and reload operations located throughout North   Florida, Georgia, Idaho,
America.                                         Illinois, Indiana, Iowa,
                                                 Kansas, Kentucky, Louisiana,
                                                 Michigan, Minnesota,
                                                 Missouri, Montana, Nevada,
                                                 New Jersey, New York, North
                                                 Carolina, Ohio, Oklahoma,
                                                 Oregon, Pennsylvania,
                                                 Tennessee, Texas, Utah,
                                                 Virginia, Washington,
                                                 Wisconsin
                                                 Canada:
                                                 Alberta, British Columbia,
                                                 Manitoba, Nova Scotia, Ontario,
                                                 Quebec
-------------------------------------------------------------------------------
ARCHITECTURAL DOORS   produces architectural     United States:
doors used mainly in offices, schools and        Wisconsin
hospitals.
-------------------------------------------------------------------------------
PRODUCTS
---------

statistical data
-----------------



NET SALES                       1998     1997     1996     1995     1994
-------------------------------------------------------------------------
(millions of dollars)
Pulp                         $   935  $   986  $   954  $ 1,616  $ 1,012
Paper (1)                        869      842      803    1,001      664
Paperboard and
 containerboard                  298      301      281      325      240
Packaging                      1,894    1,781    1,921    1,863    1,495
Newsprint (2)                     37      416      451      508      356
Recycling                        191      189      140      266      121
Other products                    88       94       98      103      178
                             --------------------------------------------
                             $ 4,312  $ 4,609  $ 4,648  $ 5,682  $ 4,066
                             ============================================


SALES VOLUMES                   1998     1997     1996     1995     1994
-------------------------------------------------------------------------
(millions)
Pulp--air-dry metric tons      2,012    1,982    1,868    2,060    2,068
Paper--tons (1)                1,181    1,146    1,007    1,006      998
Paperboard--tons                 236      243      205      230      201
Containerboard--tons             323      389      346      259      254
Packaging--MSF                44,299   44,508   42,323   34,342   34,483
Newsprint--metric tons (2)        62      684      629      663      638
Recycling--tons                2,546    2,229    2,011    1,467      985


ANNUAL PRODUCTION  CAPACITY     1998     1997     1996     1995     1994
-------------------------------------------------------------------------
(thousands)
Pulp--air-dry
 metric tons          2,255    1,971    2,063    2,004    2,159    2,041
Paper--tons (1)       1,594    1,235    1,128    1,034    1,060      982
Paperboard--tons        230      237      231      206      229      189
Containerboard
 --tons               2,600    2,291    2,381    2,331    2,329    2,357
Packaging--MSF       50,000   46,410   46,488   44,471   36,041   36,020
Newsprint--metric
 tons (2)                --       69      704      631      687      651
Recycling--tons          --    3,833    3,655    3,428    2,754    2,042


PRINCIPAL MANUFACTURING FACILITIES
-------------------------------------------------------------------------
Pulp                    9                 Containerboard              4
Paper                   6                 Packaging                  44
Paperboard              1                 Recycling                  24

(1) Reflects the acquisition of the Dryden, Ontario, fine paper mill in October 1998.

(2) Reflects the ownership restructuring of the North Pacific Paper Corporation (NORPAC) newsprint facility from a fully consolidated subsidiary to an equity affiliate in February 1998.

pulp, paper and packaging
-------------------------

IMPROVED OPERATING EFFICIENCIES and a disciplined approach to capital spending helped our Pulp, Paper and Packaging sector withstand difficult market conditions. During the year, Asian demand for pulp, paper and containerboard declined while imports of fine papers into the United States increased significantly. This led to high inventories and weak industry prices across most product lines.

The  effect  of  these  forces  was  evident  in  our 1998 results:
OPERATING EARNINGS were $192 million, unchanged from 1997 levels. 1998 operating earnings exclude nonrecurring charges associated with the closure of a chlor-alkali facility and the streamlining of pulp and paper operations. Operating earnings for 1997 exclude a gain for the sale of a chemical facility and charges associated with the consolidation, closure or disposition of some recycling facilities. NET SALES were $4.3 billion in 1998 compared with $4.6 billion the prior year.

Although these results are better than many in our industry, we are improving our performance to deliver superior shareholder returns. We have identified five specific ways to grow revenues and improve margins from our Pulp, Paper and Packaging sector.

LOWER COSTS AND INCREASE OUTPUT from existing facilities. We've significantly improved the efficiency of our operations by engaging employees in the design and implementation of improved work systems. This approach has increased the reliability and performance of our mills while allowing us to maintain stringent control on overhead costs. In the future, our goal is to use process improvements to increase output from existing facilities by
1.5 to 2 percent annually.

MAINTAIN TIGHT CONTROLS ON CAPITAL SPENDING. Capital spending in 1998 was $325 million compared with $315 million last year. This is the second year we've kept spending at, or below, depreciation levels. It also marks the third consecutive year of positive net cash flows in difficult market conditions. Such results reflect our strategy of investing capital to improve operating efficiencies at existing facilities rather than adding new capacity.

GROW FINE PAPER. In September, we acquired the Dryden, Ontario, fine paper facility and related assets. The acquisition adds 380,000 short tons of fine paper a year to our system, gives us additional geographic range and increases our ability to serve the fast-growing retail paper market. Our Fine Paper business has a sustained record of performance improvements that we will extend to the Dryden operations.

SELECTIVELY GROW CONTAINERBOARD PACKAGING. As one of the industry's largest providers of packaging solutions, we are prudently growing this business to meet the evolving needs of our customers. In May, we opened a box plant in Shanghai with SCA Packaging Europe BV to serve existing customers doing business in China. In October, we formed a joint venture with Wilton Connor Packaging to meet the needs of our domestic customers in the rapidly growing point-of-purchase display market.

REPOSITION MARKET PULP. We're improving the competitive position of market pulp by reducing its exposure to volatile commodity markets. We'll build on past successes to reduce this exposure to less than 50 percent through product enhancements developed by our extensive research and development capabilities. By differentiating our pulp, we'll add value for customers, improve margins and increase returns to shareholders.

We're confident we can overcome our current market challenges to position Weyerhaeuser as a leader in shareholder return. We will do that by continuing to improve efficiencies and differentiating our products in ways customers recognize and value.

                                                          ---------------------
                                                           PRINCIPAL LOCATIONS
-------------------------------------------------------------------------------
MARKET PULP   manufactures wood pulp for global  United States:
markets.                                         Georgia, Mississippi, North
                                                 Carolina, Washington
                                                 Canada:
                                                 Alberta, British Columbia,
                                                 Ontario, Saskatchewan
-------------------------------------------------------------------------------
FINE PAPER  manufactures a range of both coated  United States:
and uncoated fine papers and markets its         Mississippi, North Carolina,
products through paper merchants.                Washington, Wisconsin
                                                 Canada:
                                                 Ontario, Saskatchewan
-------------------------------------------------------------------------------
BLEACHED PAPERBOARD   produces and markets       United States:
bleached paperboard to West Coast and Pacific    Washington
Rim customers for production of liquid
containers such as milk and juice cartons.
-------------------------------------------------------------------------------
CONTAINERBOARD PACKAGING   manufactures          United States:
containerboard (medium and linerboard) and       Arizona, California,
corrugated boxes.                                Colorado, Connecticut,
                                                 Florida, Georgia, Hawaii,
                                                 Illinois, Indiana, Iowa,
                                                 Kentucky, Maryland, Michigan,
                                                 Minnesota, Mississippi,
                                                 Missouri, Nebraska, New
                                                 Jersey, New York, North
                                                 Carolina, Ohio, Oklahoma,
                                                 Oregon, Tennessee, Texas,
                                                 Virginia, Washington,
                                                 Wisconsin
-------------------------------------------------------------------------------
RECYCLING   operates an extensive wastepaper     United States:
collection system to supply company mills and    Arizona, California,
national and international customers.            Colorado, Illinois,
                                                 Iowa, Kansas, Maryland,
                                                 Minnesota, Nebraska, North
                                                 Carolina, Oklahoma, Oregon,
                                                 Tennessee, Texas, Utah,
                                                 Virginia, Washington
-------------------------------------------------------------------------------
 PRODUCTS
----------

                                       33
real estate and related assets
-------------------------------

Continued execution of its strategic plan, combined with a robust domestic housing market, resulted in strong earnings for our Real Estate business. For the year, the sector reported earnings of $124 million. This compares with $66 million before a gain associated with the sale of Weyerhaeuser Mortgage Company in 1997.

TO MAXIMIZE ITS EARNING POTENTIAL, our Real Estate business focuses on the home-building and land-development business. Improved earnings resulted from increased operating efficiencies and improved margins and inventory turnover. During the year, the backlog of homes sold, both in absolute terms and as a percentage of in-process inventory, was increased to record levels. Home-building and land-development sales increased over the prior year.

THESE IMPROVEMENTS HELPED PRODUCE strong earnings by our real estate operations. With home-building and land-development activities in Southern California, Las Vegas, Houston, Maryland, Virginia and the Puget Sound area in Washington state, Weyerhaeuser Real Estate Company continues to be among the largest home builders in its selected markets.

                                                           --------------------
                                                           PRINCIPAL LOCATIONS
-------------------------------------------------------------------------------
LAND MANAGEMENT                                  United States:
                                                 Arkansas, Georgia, North
                                                 Carolina, Washington
-------------------------------------------------------------------------------
PARDEE CONSTRUCTION COMPANY                      United States:
                                                 Nevada, Southern California
-------------------------------------------------------------------------------
QUADRANT CORPORATION                             United States:
                                                 Washington
-------------------------------------------------------------------------------
TRENDMAKER HOMES                                 United States:
                                                 Texas
-------------------------------------------------------------------------------
WINCHESTER HOMES                                 United States:
                                                 Maryland, Virginia
-------------------------------------------------------------------------------
WEYERHAEUSER REALTY INVESTORS                    United States:
                                                 California, Washington
-------------------------------------------------------------------------------
OPERATIONS
-----------