Form 10-K, Exhibit 13
period 1998-12-27
WEYERHAEUSER CO
filed 1999-03-12
CIK 106535

description of the business of the company
-----------------------------------------------------------------------------

Weyerhaeuser Company (the company) was incorporated in the state of Washington in January 1900 as Weyerhaeuser Timber Company. It is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, real estate development and construction, and other real estate related activities.

 The company has 35,000 employees, of whom 34,000 are employed in its timber-based businesses, and of this number, approximately 18,000 are are covered by collective bargaining agreements, which generally are negotiated on a multi-year basis.

 Approximately 1,000 of the company's employees are involved in the activities of its real estate and related assets segment.

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

 In 1998, the company's sales to customers outside the United States totaled $1.8 billion (including exports of $1.1 billion from the United States and $700 million of Canadian export and domestic sales), or 17 percent of total consolidated sales and revenues, compared with 20 percent in 1997. The company believes these sales contributed a higher proportion of aggregate operating profits. All sales to customers outside the United States are subject to risks related to international trade and to political, economic and other factors that vary from country to country.

BUSINESS SEGMENTS

TIMBERLANDS

The company is engaged in the management of 5.1 million acres of company-owned and .2 million acres of leased commercial forestland in the United States (3.3 million acres in the South and 2 million acres in the Pacific Northwest), most of it highly productive and located extremely well to serve both domestic and international markets. The standing timber inventory on these lands is approximately 94 million cunits (a cunit is 100 cubic feet of solid wood). The relationship between cubic measurement and the quantity of end products that may be produced from timber varies according to the species, size and quality of timber, and will change through time as the mix of these variables changes. To sustain the timber supply from its fee timberlands, the company is engaged in extensive planting, suppression of nonmerchantable species, precommercial and commercial thinning, fertilization and operational pruning, all of which increase the yield from its fee timberland acreage.

 The company, through its wholly owned subsidiary, Weyerhaeuser New Zealand Inc., is responsible for the management and marketing activities of a New Zealand joint venture located on the northern end of the South Island consisting of 151,000 acres of Crown Forest License cutting rights and approximately 42,000 acres of freehold land.

 The company, through its wholly owned subsidiary, Weyerhaeuser Forestlands International, is a 50 percent owner in RII Weyerhaeuser World Timberfund, L.L.P., a joint-venture partnership, which makes investments outside the United States. This joint venture owns 97 percent of a Uruguayan venture, Colonvade, S.A., which has acquired over 234,000 acres of private grazing land that is currently being converted into plantation forests.


Dollar amounts in millions      1998   1997   1996   1995   1994
-----------------------------------------------------------------
Sales to unaffiliated
 customers:
  Raw materials (logs, chips
   and timber)                 $ 599  $ 760  $ 830  $ 850  $ 877
  Other products                  37     37     37     32     25
                               ----------------------------------
                               $ 636  $ 797  $ 867  $ 882  $ 902
                               ==================================

Intersegment sales             $ 488  $ 520  $ 513  $ 574  $ 502
                               ==================================
Approximate contributions
 to earnings                   $ 487  $ 535  $ 503  $ 560  $ 565
                               ==================================

WOOD PRODUCTS

The company's wood products businesses produce and sell softwood lumber, plywood and veneer; oriented strand board, composite and other panels; hardwood lumber; doors and treated products. These products are sold primarily through the company's own sales organizations. Building materials are sold to wholesalers, retailers and industrial users. The raw materials required to produce these products are purchased from third parties, transferred at market price from the company's timberlands, or obtained from long-term licensing arrangements covering approximately
27 million acres in Canada (of which 18.9 million acres are considered to be productive forestland).

 During the 1998 fourth quarter, the company changed its British Columbia lumber operations by permanently closing the Lumby sawmill, converting the Merritt mill to a planer-only operation and reconfiguring its remaining four sawmills to achieve improved production.


Dollar amounts
 in millions             1998     1997     1996     1995     1994
------------------------------------------------------------------
Sales to unaffiliated
 customers:
 Softwood lumber      $ 1,793  $ 2,094  $ 1,988  $ 1,648  $ 1,880
 Softwood plywood
  and veneer              452      502      519      591      636
 Oriented strand
  board, composite
  and other panels        765      594      667      752      750
 Hardwood lumber          240      272      235      193      175
 Engineered wood
  products                330      284      233      207      157
 Raw materials (logs,
  chips and timber)       228      232      220      228       91
 Other products           667      599      511      430      401
                      --------------------------------------------
                      $ 4,475  $ 4,577  $ 4,373  $ 4,049  $ 4,090
                      ============================================
Approximate
 contributions to
 earnings (1) (2)     $   183  $   172  $   302  $   248  $   469
                      ============================================

(1) After nonrecurring charges totaling $25 million for changes to the British Columbia lumber operations in 1998.

(2) After nonrecurring charges totaling $40 million associated with the closure of a lumber mill and two plywood facilities in 1997.

PULP, PAPER AND PACKAGING

The company's pulp, paper and packaging businesses include: Pulp, which manufactures chemical wood pulp for world markets; Paper, which manufactures and markets a range of both coated and uncoated fine papers through paper merchants and printers; Containerboard Packaging, which manufactures linerboard and corrugating medium, primarily used in the production of corrugated packaging, and manufactures and markets industrial and agricultural packaging; Paperboard, which manufactures and markets bleached paperboard, used for production of liquid containers, to West Coast and Pacific Rim customers; and Recycling, which operates an extensive wastepaper collection system and markets it to company mills and worldwide customers.

 During the first quarter of 1998, the company completed the ownership restructure of its newsprint joint venture, North Pacific Paper Corporation (NORPAC). Through this restructuring, the ownership changed from 80 percent company ownership and 20 percent Nippon Paper Industries Co., Ltd., to
50 percent for each shareholder. The company provides raw materials, management, marketing and support services to this joint venture.

 The company took charges for the closure of the Longview, Washington, chlor-alkali facility and the streamlining of the pulp and paper operations in the 1998 fourth quarter.

 In the fourth quarter of 1998, the company completed the purchase of the Dryden, Ontario, Canada, uncoated freesheet mill and related assets from Bowater Inc. This facility has the capacity to produce 380,000 short tons of fine paper per year and a small amount of bleached softwood market pulp. Two lumber mills, with 200 million board feet of capacity, and timber licenses comprising 4.35 million acres were also part of this purchase.

 In 1998, the company's 50 percent owned joint venture, SCA Weyerhaeuser Packaging Holding Company Asia Ltd., opened a newly constructed containerboard packaging facility in Shanghai, China. Construction continues on another facility in Wuhan, China, which is expected to open in 1999.

 In the 1998 fourth quarter, the company and Wilton Connor Packaging, Inc., formed a joint venture, Wilton Connor LLC, based in Charlotte, North Carolina. This joint venture, in which the company has a 50 percent ownership interest, supplies full-service, value-added turnkey packaging solutions that assist product manufacturers in the areas of retail marketing and distribution.


Dollar amounts
 in millions             1998     1997     1996     1995     1994
------------------------------------------------------------------
Sales to unaffiliated
 customers:
 Pulp                 $   935  $   986  $   954  $ 1,616  $ 1,012
 Paper                    869      842      803    1,001      664
 Paperboard and
  containerboard          298      301      281      325      240
 Packaging              1,894    1,781    1,921    1,863    1,495
 Newsprint(1)              37      416      451      508      356
 Recycling                191      189      140      266      121
 Other products            88       94       98      103      178
                      --------------------------------------------
                      $ 4,312  $ 4,609  $ 4,648  $ 5,682  $ 4,066
                      ============================================
Approximate
 contributions to
 earnings (2) (3)     $   150  $   164  $   307  $ 1,181  $   211
                      ============================================

(1) As of February 1998, the company's ownership in its newsprint subsidiary changed from 80 percent to 50 percent; therefore, these results reflect one month's sales.

(2) After nonrecurring charges of $42 million associated with the closure of the Longview, Washington, chlor-alkali facility and streamlining pulp and paper operations in 1998.

(3) After the gain of $21 million on the sale of Saskatoon Chemicals, Ltd., and charges totaling $49 million for the closure of a corrugated medium machine and the restructuring of the recycling business in 1997.

REAL ESTATE AND RELATED ASSETS

The company, through its subsidiary, Weyerhaeuser Real Estate Company (WRECO), is engaged in developing single-family housing and residential lots for sale, including development of master-planned communities. Operations are concentrated mainly in selected metropolitan areas in Southern California, Nevada, Washington, Texas, Maryland and Virginia.


Dollar amounts
 in millions              1998     1997     1996     1995     1994
-------------------------------------------------------------------
Sales to and revenues
 from unaffiliated
 customers:
 Single-family units   $   834  $   688  $   573  $   563  $   686
 Multi-family units         36       29       12       --       26
 Residential lots          103       91       76       60       65
 Commercial lots            23       57       50       29        7
 Commercial buildings      100       68       43        4       35
 Acreage                    36       41       25       36       20
 Interest(1)                18       35       70       76       84
 Loan origination and
  servicing fees (1)        --       35      100       84       88
 Other                      42       49       60       67      106
                       --------------------------------------------
                       $ 1,192  $ 1,093  $ 1,009  $   919  $ 1,117
                       ============================================
Approximate
 contributions to
 earnings (2)          $   124  $   111  $    43  $  (277) $    18
                       ============================================

(1) Interest and loan origination and servicing fees relate principally to the company's operations in financial services through its subsidiary, Weyerhaeuser Mortgage Company, which was sold in the second quarter of 1997.

(2) After a $45 million gain on the sale of Weyerhaeuser Mortgage Company in 1997 and a charge of $290 million to dispose of certain real estate assets in 1995.

CORPORATE AND OTHER

Corporate and other includes marine transportation and general corporate expense.


Dollar amounts
 in millions             1998     1997     1996     1995     1994
------------------------------------------------------------------
Sales to unaffiliated
 customers             $  151  $   134  $   217  $   256  $   223
                       ===========================================
Approximate
 contributions to
 earnings (1) (2)      $ (225) $  (186) $  (183) $  (217) $  (142)
                       ===========================================

(1) After nonrecurring charges of $4 million for streamlining corporate operations in 1998.

(2) After a $10 million gain, which is the net effect of interest income from a favorable federal income tax decision and the loss incurred in the sale of Shemin Nurseries in 1997.

ENVIRONMENTAL MATTERS

Since 1990, a number of fish and wildlife species that occur in streams and timberlands in the Pacific Northwest (Washington, Oregon, Idaho and northern California) have been listed as threatened or endangered in at least some portions of their ranges under the Endangered Species Act (ESA). These include the northern spotted owl, marbled murrelet, Umpqua River cutthroat trout, several Snake River salmon runs, coho salmon, bull trout and steelhead trout. Petitions have been filed to list other species and additional populations of some of those species as threatened or endangered under the ESA. A consequence of these listings has been, and a consequence of future listings may be, reductions in the sale and harvest of timber on federal timberlands in the Pacific Northwest. Federal and state requirements to protect habitat for threatened and endangered species have resulted in restrictions on timber harvest on some nonfederal timberlands in the Pacific Northwest, including some timberlands of the company. Additional regulatory actions taken by federal or state agencies to protect habitat for these species may, in the future, result in restrictions on timber harvests and other forest management practices in such states, including company timberlands in western Washington and western Oregon, could increase operating costs, and could affect timber supply and prices. The company believes that such restrictions will not have a significant effect on the company's total harvest of timber or production of forest products in 1999, although they may have such an effect in the future.

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

 Other federal ESA listings, or designations of fish and wildlife species as endangered, threatened or otherwise sensitive under various state laws, could affect future timber harvests on some of the company's timberlands and could affect timber supply and prices in some regions. In addition, regulations protecting wetlands may affect future harvest and forest management practices on some of the company's timberlands, particularly in southeastern states.

 In February 1995, the company obtained U.S. Fish and Wildlife Service approval of a Habitat Conservation Plan (HCP) and Incidental Take Permit with respect to northern spotted owls on approximately 209,000 acres of its Oregon coastal timberlands, which is expected to remain in effect for at least 50 years. In December 1996, the company applied to the U.S. Fish and Wildlife Service and the National Marine Fisheries Service for a multiple-species HCP covering approximately 400,000 acres of company timberlands in western Oregon. If the HCP is approved and the related Incidental Take Permit is issued, the company would be authorized to "take" members of species currently listed or proposed for listing under the ESA and members of all or most species that may become listed in the future in the course of conducting forest management and other activities on those lands. Under both HCPs, there are limits on the amounts of covered lands that can be sold or exchanged unless the new owner agrees to be bound by the HCP and related documents or the agencies approve the change in ownership. The company also has obtained from the U.S. Fish and Wildlife Service an Incidental Take Permit for the American burying beetle covering approximately 25,000 acres of lands in Oklahoma and has entered into agreements with the U.S. Fish and Wildlife Service to reduce uncertainties under the ESA with respect to red-cockaded woodpeckers on some of its timberlands in North Carolina and northern spotted owls on some of its timberlands in Washington.

 Forest practice acts in some of the states in which the company has timber increasingly affect present or future harvest and forest management activities. For example, forest practice acts in Washington and Oregon limit the size of clearcuts; require that some timber be left unharvested in riparian areas and sometimes in other areas to protect water quality, fish habitat and wildlife; regulate construction of forest roads and conduct of other forest management activities; require reforestation following timber harvest; and contain procedures for state agencies to review and approve proposed forest practice activities. Other states and some local governments regulate certain forest practices through various permit programs. Each state in which the company owns timberlands has developed "best management practices" (BMPs) to reduce the effects of forest practices on water quality and aquatic habitats. Additional and more stringent regulations and regulatory programs may be adopted by various state and local governments to achieve water-quality standards under the Clean Water Act or to preserve aquatic habitats. These current or future forest practice acts, BMPs and other programs may reduce the volumes of timber that can be harvested, increase operating and administrative costs, and make it more difficult to respond to rapid changes in markets, extreme weather or other unexpected circumstances. However, the company does not anticipate that it will be disproportionately affected by these programs as compared with typical owners of comparable timberlands or that these programs will significantly disrupt its planned operations over large areas or for extended periods.

 In addition, the company participates in the Sustainable Forestry Initiative(SM) sponsored by the American Forest & Paper Association, a code of conduct designed to supplement government regulatory programs with voluntary landowner initiatives to further protect certain public resources and values. Compliance with the Sustainable Forestry Initiative(SM) may require some increases in operating costs.

 The combination of the forest management and harvest restrictions and effects described in the preceding paragraphs has increased operating costs, resulted in changes in the value of timber and logs from the company's Pacific Northwest timberlands, and contributed to increases in the prices paid for wood products and wood chips during periods of high demand. One additional effect may be the continuation of some reduced usage of, and some substitution of other products for, lumber and plywood. The company does not believe that the restrictions and effects described in the above paragraphs have had, or in 1999 or 2000 will have, a significant effect on the company's total harvest of timber, although they may have such an effect in the future.

 In addition to the foregoing, the company is subject to federal, state or provincial and local air, water and land pollution control, solid and hazardous waste management, disposal and remediation laws and regulations in all areas in which it has operations and to market demands with respect to chemical content of some products and use of recycled fiber. Compliance with these laws, regulations and demands usually involves capital expenditures as well as operating costs. The company cannot easily quantify future amounts of capital expenditures required to comply with these laws, regulations and demands, or the effects on operating costs, because in some instances compliance standards have not been developed or have not become final or definitive. In addition, compliance with standards frequently serves other purposes such as extension of facility life, increase in capacity, changes in raw material requirements, or increase in economic value of assets or products. While it is difficult to isolate the environmental component of most manufacturing capital projects, the company estimates that capital expenditures for environmental compliance were approximately $108 million
(18 percent of total capital expenditures excluding acquisitions) in 1998. Based on its understanding of current regulatory requirements, the company expects that average expenditures will range from $100 million to $110 million (13 to 14 percent of total capital expenditures) in 1999 and 2000.

 The company is involved in the environmental investigation or remediation of numerous sites. Some of the sites are on property presently or formerly owned by the company where the company has the sole obligation to remediate the site or shares that obligation with one or more parties, others are third-party sites involving several parties who have a joint and several obligation to remediate the site, and some are superfund sites where the company has been named as a potentially responsible party. The company's liability with respect to these sites ranges from insignificant at some sites to substantial at others, depending on the quantity, toxicity and nature of materials deposited by the company at the site and, with respect to some sites, the number and economic viability of the other responsible parties.

 The company spent approximately $12 million in 1998 and expects to spend $13 million in 1999 on environmental remediation of these sites. It is the company's policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $90 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes.

 An Environmental Protection Agency (EPA) regulation under Title V of the Clean Air Act requires updated comprehensive operating permits at many of the company's manufacturing operations. The company will continue to prepare the permit applications in 1999 and anticipates that it will be able to obtain the necessary permits.

 The EPA published proposed regulations on December 17, 1993, known as the "Cluster Rules," which would establish maximum achievable control technology standards for noncombustion sources under the Clean Air Act, and revised wastewater effluent limitations under the Clean Water Act.
The original proposal has been modified on two occasions. The final rule was approved by the administrator of the EPA in November 1997 and went into effect in early 1998. The Cluster Rules will require the company to commit over the next several years approximately $80 million of additional capital to further reduce air emissions and wastewater discharges.