Form 10-K, Exhibit 13
period 1998-12-27
WEYERHAEUSER CO
filed 1999-03-12
CIK 106535

financial review
------------------------------------------------------------------------------

RESULTS OF OPERATIONS

1998 COMPARED WITH 1997

Consolidated net sales and revenues for 1998 were $10.8 billion, a decrease of 4 percent over the prior year's $11.2 billion. Lower average prices in the major products were the principal factor in this unfavorable variance compared with 1997. In total, revenue changes as a result of volume variances were unchanged from the prior year.

 1998 net earnings were $294 million, or $1.48 basic earnings per common share, a 14 percent decrease from $342 million, or $1.72 basic earnings per common share in 1997. The 1998 results reflect an after-tax charge of $45 million, or 23 cents per common share, primarily associated with streamlining pulp and paper operations, the closure of the Longview chlor-alkali facility and changes to the British Columbia lumber operations. During the year, the company also incurred pretax charges of $42 million on Year 2000 remediation work. 1997 earnings included an after-tax net charge of $9 million, or 4 cents per common share, related to the closure of operating facilities, offset in part by the gain on sale of businesses. Diluted earnings per common share, which are based upon the inclusion of outstanding stock options in the weighted average number of shares outstanding, were $1.47 and $1.72 for 1998 and 1997, respectively.

 The timberlands segment's operating earnings for 1998 were $487 million compared with $535 million in 1997. The current year's results were hurt by a soft export market early in the year that weakened prices for both domestic and export logs. Net sales for the year were $636 million compared with $797 million in 1997. Export log prices did improve throughout the year and were above 1997 fourth-quarter levels at year-end.

 Operating earnings for the wood products segment were $208 million before the $25 million nonrecurring pretax charge associated with changes in the British Columbia lumber operations. This compares with the $212 million earned before nonrecurring pretax charges of $40 million for the closure of two plywood facilities and an export sawmill in 1997. This segment posted net sales of $4.5 billion for the year, comparable to $4.6 billion in the prior year. Oriented strand board enjoyed a strong year with both volumes and prices above 1997 levels. Lower prices for lumber, however, offset the effects of higher volume driven by domestic housing starts.

 The pulp, paper and packaging segment had operating earnings of $192 million in 1998 before the nonrecurring pretax $42 million charge associated with streamlining pulp and paper operations and the closure of the Longview, Washington, chlor-alkali facility. This is comparable to the $192 million earned in 1997 before a pretax nonrecurring charge of $28 million, which is the net of a $49 million charge for facility closures, offset in part by a $21 million gain on the sale of the Saskatoon, Saskatchewan, Canada, chemical business. Sales for the segment were $4.3 billion for the year compared with $4.6 billion in the prior year. Prices for most grades of pulp and paper were below 1997 levels. The ownership restructuring of the North Pacific Paper Corporation newsprint facility from a fully consolidated subsidiary to a 50 percent owned equity affiliate in February 1998 also unfavorably impacted segment sales for the year.

 The real estate and related assets segment posted operating earnings of $124 million in 1998, compared with 1997 earnings of $66 million, before the gain of $45 million on the sale of Weyerhaeuser Mortgage Company. Improved operating performance and the strong housing market contributed to stronger earnings. Net sales and revenues were $1.2 billion in 1998 compared with $1.1 billion in 1997. This increase was primarily from the sale of single-family units, offset in part by the elimination of loan origination and service fees generated in previous years by the mortgage banking business. The sale of commercial properties was essentially unchanged from year to year.

 Weyerhaeuser's costs of products sold were $398 million or 5 percent less in 1998 than 1997. This is consistent with the reduction in Weyerhaeuser net sales and maintains the costs of products sold as a percentage of sales at 78 percent, the same as 1997. Charges of $71 million in 1998 and $89 million in 1997 for the closure or disposition of facilities were included in costs and expenses. The product inventory turnover rate was 11.8 turns for the year, slightly less than the 12.1 turns in 1997.

 The real estate and related assets segment costs and operating expenses rose in 1998 on par with the increase in sales and revenues. Selling, general and administrative expenses decreased by $43 million for 1998 due principally to the sale of the mortgage banking business.

 Other income (expense) is an aggregation of both recurring and occasional income and expense items and, as a result, can fluctuate from year to year. There were no significant individual items in 1998. Significant items in 1997 for Weyerhaeuser were interest income of $18 million from a favorable federal income tax decision, a loss of $8 million from the sale of the wholesale nursery business and a gain of $21 million from the sale of the Saskatoon chemical facility. The real estate and related assets segment had a gain of $45 million from the sale of the mortgage banking business in 1997.

CHARGE FOR CLOSURE OR DISPOSITION OF FACILITIES

 In 1998 and 1997, the company took pretax charges of $71 million and $89 million, respectively, for closure or disposition of facilities. The operating results of these facilities prior to these exit activities were not material to the company's results of operations. The company expects the principal portion of these exit activities to be completed by 1999 year-end. These charges were related to the following facilities or activities:

  1998:

  . $25 million for changes in the British Columbia lumber operations -- Due to increased costs, the market impact of U.S. lumber quotas and the effect of the size and location of the mills on the business' competitiveness, the company is repositioning its British Columbia lumber operations. This includes permanently closing a sawmill in Lumby, converting the Merritt mill to a planer-only operation, and reconfiguring the company's remaining four sawmills in the province to achieve improved production capacity. Approximately 200 jobs are affected by these changes.

  . $22 million for closure of the Longview, Washington, chlor-alkali facility -- The company is closing this facility by the end of the first quarter of 1999 because of current market conditions and the need to invest significant capital to ensure continued safe operation of the plant. This closure completes the company's exit from chemical manufacturing. Approximately 100 jobs will be eliminated by this closure.

  . $20 million for pulp and paper operations reorganization -- Streamlining efforts in these businesses will affect approximately 460 employees.

  . $4 million for corporate operations streamlining -- The outsourcing of the company's employee benefits administration and the closure of the urban waste recovery business will result in the elimination of approximately 80 positions.

  These costs are categorized in the aggregate as follows:


Dollar amounts in millions                          1998
----------------------------------------------------------
Termination and other employee-related costs     $    39
Dispositions of property and equipment
 at net book value                                    16
Write-off of inventories                               1
Environmental cleanup                                  9
Other exit activities                                  6
                                                 ---------
                                                 $    71
                                                 =========

  1997:

  . $34 million for the closure, consolidation or disposition of recycling facilities -- The company is making adjustments to the nationwide system to meet the needs of internal and external customers in an increasingly competitive marketplace. Approximately 330 jobs are affected by these changes.

  . $15 million for the permanent closure of the corrugated medium machine and administrative reorganization at the Longview, Washington, plant site -- The company determined that the machine was not large enough to be a cost-competitive operation and after examining the limited options available decided to permanently close the operation. No employees were affected in 1997 by the machine closure; however, the administrative reorganization displaced 29 employees.

  . $25 million for the closures of the Plymouth, North Carolina, and Philadelphia, Mississippi, plywood facilities -- These closures were a part of the company's long-term strategy to align its wood products manufacturing facilities with the changing future sources of raw materials.

  The company closed the Plymouth facility rather than modernize it due to market conditions and high raw material values. In addition, this facility lacked an independent energy source, a problem that would have required a substantial investment. Approximately 240 jobs were eliminated by this closure.

  The closure of the Philadelphia facility allowed the company to strengthen the production capability of a sawmill that operates on the same site. This was the company's oldest and smallest plywood operation and was located in a very competitive woodbasket in which raw material costs have risen significantly in recent years. The closure resulted in the elimination of approximately 165 plywood related jobs.

  . $15 million for the closure of the Coos Bay, Oregon, export sawmill and scaling back of related logging operations -- Changing customer requirements, including declining demand for post-and-beam style housing and increased customer acceptance of substitute products in the Japanese market, eroded demand for products from this mill. Japanese homebuilders are using more dimension lumber, laminated beams and prefabricated panels, a trend that will further erode demand for post-and-beam lumber. This closure resulted in the loss of an estimated 200 positions at the mill.

  These costs are categorized in the aggregate as follows:


Dollar amounts in millions                           1997
-----------------------------------------------------------
Termination and other employee-related costs      $    20
Dispositions of property and equipment
 at net book value                                     45
Write-off of goodwill at net book value                14
Write-off of inventories                                4
Environmental cleanup                                   2
Leasehold termination costs                             1
Other exit activities                                   3
                                                  ---------
                                                  $    89
                                                  =========

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

 Net earnings for the year were $342 million, or $1.72 basic earnings per common share, compared with $463 million, or $2.34 basic earnings per common share, in 1996. The 1997 earnings included an after-tax net charge of $9 million, or 4 cents per common share, related to the charges incurred for closures of operating facilities, offset in part by the gain on sale of businesses. Diluted earnings per common share, which is based upon the weighted average number of shares outstanding plus shares the company may be obligated to issue to satisfy stock options, were $1.72 and $2.33 for 1997 and 1996, respectively.

 1997 operating earnings in the timberlands segment were $535 million compared with $503 million in 1996. The wood products segment earned $212 million, before nonrecurring charges totaling $40 million for the closure of two plywood facilities and an export sawmill in 1997, compared with $302 million in 1996. The combined decrease from year to year in these two segments was the combination of weak export demand for logs and lumber and lower domestic structural panel prices, offset somewhat by a stronger domestic lumber market.

 The pulp, paper and packaging segment had operating earnings of $192 million in 1997 before a net charge of $28 million compared with $307 million in the previous year. The net charge included a $49 million charge for the consolidation, closure or disposition of certain recycling facilities, the closure of a corrugated medium machine, and a gain of $21 million from the sale of a chemical facility in Saskatoon, Saskatchewan, Canada. Volume increases in all product lines were more than offset by weaker average prices when compared with 1996, although pulp, paper and packaging markets improved each quarter in 1997. The paper and packaging markets continued this improvement through the fourth quarter; however, pulp markets began to weaken during the quarter due to a decline in demand in Asia.

 The real estate and related assets segment earned $66 million for the year before a $45 million gain on the sale of the company's wholly owned subsidiary, Weyerhaeuser Mortgage Company, reflecting stronger real estate markets, an increased focus on the home building and land development businesses, and improved operating efficiencies.

 The increase in Weyerhaeuser's costs of products sold, as a percentage of sales, to 78 percent in 1997 compared with the prior year's 75 percent can be attributed to the price weaknesses described above. Charges of $89 million incurred for the closure of production facilities were a factor in the increase in costs and expenses for 1997 over the prior year. The product inventory turnover rate was 12.1 turns for the year compared with
10.3 turns in 1996.

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

1996 COMPARED WITH 1995

Consolidated net sales and revenues were $11.1 billion in 1996, a decrease of 6 percent from the record $11.8 billion posted in 1995. This change is the net of decreases of $1 billion in the pulp, paper and packaging segment and $15 million in timberlands, offset in part by an increase of $324 million in wood products. Pulp, paper, corrugated packaging and recycled products experienced material unfavorable price variances offset, in part, by favorable volume variances in the packaging business related to the acquisition of nine facilities in late 1995. Wood products benefited from favorable price and volume variances in lumber.

 Net earnings for 1996 were $463 million, or $2.34 basic earnings per common share, compared with record earnings of $799 million, or $3.93 basic earnings per common share, in 1995. The 1995 earnings were net of an after-tax charge of $184 million ($290 million pretax), or 90 cents per common share, for the disposal of certain real estate assets in the real estate and related assets segment. Lower prices in the pulp, paper and packaging segment, which were in sharp contrast with the record 1995 levels, accounted for the decline in 1996 earnings.

 The timberlands segment operating earnings were $503 million, down from 1995 earnings of $560 million.

 Wood products segment earnings were $302 million in 1996, up significantly from 1995 earnings of $248 million. Tight supplies and disruptions related to countervailing duties on imports from Canada contributed to strong lumber results. The panel markets were negatively impacted by the excess capacity of oriented strand board as new facilities came on line in 1996.

 The pulp, paper and packaging segment reported operating earnings of $307 million in 1996 compared with a record performance of $1.2 billion in 1995. The downturn in pulp and paper prices, which began in the fourth quarter of 1995 as customers cut back on purchases in order to reduce excess inventories, continued as prices were significantly lower than the prior year.

 The real estate and related assets segment earned $43 million from operations in 1996 compared with $13 million, before the charge for disposal of certain real estate assets, in 1995. Real estate benefited from several major commercial project closings and increased residential property sales along with reduced costs as the result of the disposition of certain impaired properties. Improved financial services results reflected the sale of capitalized servicing rights and increased loan originations in the company's mortgage banking business.

 Weyerhaeuser's costs of products sold, as a percentage of sales, increased to 75 percent in 1996 compared with 69 percent in 1995, reflecting the significant decline in pulp, paper and packaging pricing. Additionally, inventory turnover rates were lower in 1996 compared with the higher rates experienced in the peak price periods of 1995.

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

 Other income (expense) is an aggregation of both recurring and occasional nonoperating income and expense items and, as a result, may fluctuate from period to period. No individual income or expense item in 1995 or 1996 was significant in relation to net earnings.

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

 The important elements of the policy governing the company's capital structure are as follows:

 . To view separately the capital structures of Weyerhaeuser Company, Weyerhaeuser Real Estate Company and related assets, given the very different nature of their assets and business activities. The amount of debt and equity associated with the capital structure of each will reflect the basic earnings capacity, real value and unique liquidity characteristics of the assets dedicated to that business.

 . The combination of maturing short-term debt and the structure of long-term debt will be managed judiciously to minimize liquidity risk. Long-term debt maturities are shown in Note 12 of Notes to Financial Statements.

OPERATIONS

Consolidated net cash provided by operations was $1.1 billion in 1998, an increase of 8 percent over the prior year. $1 billion of this amount was provided by cash flow from operations before changes in working capital, while decreases in working capital accounted for $104 million. In 1997, cash flow from operations before changes in working capital provided $1.1 billion with working capital increases using $54 million.

 Cash flow from operations before changes in working capital by segment was as follows:


Dollar amounts in millions             1998        1997        1996
---------------------------------------------------------------------
Timberlands                        $    533    $    606    $    584
Wood products                           373         384         462
Pulp, paper and packaging               528         566         660
Real estate and related assets           22           9          68
Corporate and other                    (438)       (473)       (527)
                                   ----------------------------------
                                   $  1,018    $  1,092    $  1,247
                                   ==================================

 Consolidated cash flow from operations before changes in working capital in 1998 was provided by net earnings of $294 million along with noncash charges of $616 million from depreciation, amortization and fee stumpage, deferred taxes of $160 million, and noncash charges of $71 million for closure or disposition of facilities. This was offset in part by a noncash pension and other postretirement benefits net credit of $39 million and equity in income of affiliates, joint ventures and limited partnerships net credit of $42 million. In 1997, net earnings of $342 million and noncash charges from depreciation, amortization and fee stumpage of $628 million, deferred taxes of $75 million and noncash charges of $89 million for closure or disposition of facilities were the significant items in cash provided from operations before changes in working capital. Noncash credits came from the gain on disposition of businesses, principally $45 million from the sale of the mortgage banking business in the real estate and related assets segment.

 Weyerhaeuser's 1998 working capital, net of the effects of the NORPAC equity restructuring from a fully consolidated subsidiary to an equity affiliate and the purchase of the Dryden paper mill and sawmills, decreased by $86 million. Cash was provided by decreases in receivables, inventories and prepaid expenses. In 1997, increases in receivables along with decreases in accounts payable and accrued liabilities were the principal items in a cash use of $44 million.

 Net working capital in the real estate and related assets segment provided funds of $18 million in 1998 compared with a $10 million use of funds in 1997. The principal cause was the decrease in mortgage-related financial instruments in 1998 as a result of the company's exit from the mortgage banking business.

INVESTING

Capital expenditures in 1998, excluding acquisitions, were $615 million, down 6 percent from the $656 million spent in 1997. They are currently expected to approximate $785 million, excluding acquisitions, in 1999; however, these expenditures could be increased or decreased as a consequence of future economic conditions.

 Capital spending by segment, excluding acquisitions, over the past three years was as follows:


Dollar amounts in millions                1998      1997      1996
--------------------------------------------------------------------
Timberlands                            $    87   $    75   $    72
Wood products                              169       239       346
Pulp, paper and packaging                  325       315       415
Corporate and other                         34        27        46
                                       -----------------------------
                                       $   615   $   656   $   879
                                       =============================

 In 1998, the company acquired the Dryden, Ontario, Canada, paper mill and sawmills at a cost of $494 million for property and equipment and $49 million for working capital. Acquisitions of property in 1997 amounted to $13 million, with an additional $2 million for working capital. Also in 1997, the company expended $190 million to acquire a 51 percent interest in a forestry joint venture in New Zealand.

 The cash needed to meet capital and other Weyerhaeuser needs in 1998 was generated by internal cash flow, proceeds from the NORPAC equity restructuring and dividends from subsidiaries, which are eliminated upon consolidation. In the real estate and related assets segment, proceeds from the sale of mortgage-related financial instruments, reduction of holdings in equity affiliates and sale of property accounted for the cash provided by investing activities.

 In 1997, the sale of the wholesale nursery business and the Saskatoon chemical facility provided $76 million of cash to Weyerhaeuser, while the sale of the mortgage banking business provided $192 million of cash to the real estate and related assets segment.

FINANCING

During the year, Weyerhaeuser reduced its interest-bearing debt by $35 million. Debt payments of $87 million were offset, in part, by the sale of $48 million of industrial revenue bonds. The company's debt to total capital ratio was 39 percent at the end of the year compared with 38 percent at the prior year-end.

 The real estate and related assets segment reduced its long-term debt by $331 million during the year while increasing its short-term notes and commercial paper by a similar amount, leaving interest-bearing debt virtually unchanged from the end of 1997.

 Cash dividends of $319 million were paid during the year; comparable to the $317 million paid in 1997. Although common share dividends have exceeded the company's target ratio in recent years, the intent, over time, is to pay dividends to common shareholders in the range of 35 to 45 percent of common share earnings. Weyerhaeuser also received intercompany dividends of $190 million and $150 million from Weyerhaeuser Real Estate Company and Weyerhaeuser Financial Services, Inc., in 1998 and 1997, respectively. These dividends are eliminated on a consolidated basis.

 During the 1998 first quarter, the company expended $42 million to purchase 925,000 shares of its common stock. This completed the 11 million-share repurchase program that commenced in 1995.

 To ensure its ability to meet future commitments, Weyerhaeuser Company and Weyerhaeuser Real Estate Company have established unused bank lines of credit in the maximum aggregate sum of $1,050 million. Neither of the entities is a guarantor of the borrowings of the other under any of these credit facilities.

MARKET RISK OF FINANCIAL INSTRUMENTS

As part of the company's financing activity, derivative securities are sometimes used to achieve the desired mix of fixed versus floating rate debt and to manage the timing of finance opportunities. The company does not hold or issue derivative financial instruments for trading. The company's derivative instruments, which are matched directly against outstanding borrowings, are "pay fixed, receive variable" interest rate swaps with highly rated counterparties in which the interest payments are calculated on a notional amount. The notional amounts do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to the company through its use of derivatives. The company is exposed to credit-related gains or losses in the event of nonperformance by counterparties to these financial instruments; however, the company does not expect any counterparties to fail to meet their obligations. Interest rate swaps are described as follows:

                                       Variable Rate at
                                     at December 27, 1998
Dollar amounts in millions        -------------------------
 Notional    Maturity     Fixed                                  Fair Value
  Amount       Date       Rate %      %      Based On            of Swap (1)
----------------------------------------------------------------------------
 $    27       5/1/99      6.70      8.20  11.95% -- Kenny index    $    .1
      75      12/6/99 (2)  6.85      5.63  30 day LIBOR                (3.1)
----------------------------------------------------------------------------
 $   102                                                            $  (3.0)
============================================================================

(1) The amount of the obligation under each swap is based on the assumption that such swap had terminated at the end of the fiscal period, and provides for the netting of amounts payable by and to the counterparty. In each case, the amount of such obligation is the net amount so determined.

(2) Includes the value of an option, by the counterparty, to extend for two years at maturity date.

CONTINGENCIES

The company is a party to legal proceedings and environmental matters generally incidental to its business. Although the final outcome of any legal proceeding or environmental matter is subject to a great many variables and cannot be predicted with any degree of certainty, the company presently believes that the ultimate outcome resulting from these proceedings and matters would not have a material effect on the company's current financial position, liquidity or results of operations; however, in any given future reporting period, such proceedings or matters could have a material effect on results of operations. (See Note 14 of Notes to Financial Statements.)

YEAR 2000

Weyerhaeuser, like all other companies using computers and microprocessors, is faced with the task of addressing the Year 2000 problem before the end of 1999. The Year 2000 challenge arises from the nearly universal practice in the computer industry of using two digits rather than four digits to designate the calendar year (e.g., DD/MM/YY). This can lead to incorrect results when computer software performs arithmetic operations, comparisons or data field sorting involving years later than 1999. The company has conducted a comprehensive inventory to identify where this problem may occur in its information technology, manufacturing and facilities systems. The company is engaged in modifying or replacing its affected systems in a manner that will minimize any detrimental effects on operations and has substantially completed its goal of correcting affected systems that would have a critical effect on its business operations. While some significant components remain uncorrected, the company believes that all such systems have been identified and has plans in place to correct such systems by the end of second quarter of 1999. The company expects to complete the testing and verification of such systems during 1999.

 While it is difficult at present to fully quantify the overall cost of this work, the company estimates that the overall cost of remediation could approach $100 million. The company presently believes that such costs will not have a material effect on the company's current financial position or liquidity; however, in any given future reporting period, such costs could have a material effect on results of operations. Through the fourth quarter of 1998, the company has incurred $54 million of remediation costs, of which $1 million was incurred in 1997 and $11 million has been capitalized for new hardware and software. The company expects substantial additional costs to be incurred in the first and second quarters of 1999.

 Depending on whether suppliers, customers and other entities with which the company does business are able to successfully address the Year 2000 issue, the company's results of operations could be materially adversely affected in any given future reporting period during which such a Year 2000 event occurred. As a result, the company is communicating with such entities to determine their state of readiness. The company is also developing contingency plans to allow primary operations of the company to continue if the company's significant systems or such entities are disrupted by the Year 2000 problem. The company currently expects that its contingency plans will be developed by the end of the second quarter of 1999. In addition, the company has initiated a process to develop joint contingency plans with its customers and suppliers. The company currently expects that it will be prepared in the event of systems failures to continue to do business, although such operations may be at a higher cost.

 These estimates and conclusions contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. The company's current estimates of the amount of time and the costs necessary to address the Year 2000 problem are based on the facts and circumstances existing at this time. The estimates were derived using multiple assumptions of future events, including the continued availability of certain resources, implementation success and other factors. New developments may occur that could affect the company's estimates, such as the amount of planning and modification needed to achieve full resolution of the Year 2000 problem; the availability and cost of resources; the company's ability to discover and correct all Year 2000 sensitive computer code and equipment; and the ability of suppliers, customers and other entities to bring their systems into compliance.

ACCOUNTING MATTERS

PROSPECTIVE PRONOUNCEMENTS

During the year, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, which for the company is the fiscal year 2000.

 Also in 1998, the American Institute of Certified Public Accountants Accounting Standards Executive Committee issued the following Statements of Position (SOP) that are effective for fiscal years beginning after December 15, 1998:

 . SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use."

 . SOP 98-5, "Reporting on the Costs of Start-Up Activities."

 These statements are described in "Note 1. Summary of Significant Accounting Policies" of Notes to Financial Statements.

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

report of independent public accountants
---------------------------------------------------------------------------

To the shareholders of Weyerhaeuser Company:

We have audited the accompanying consolidated balance sheets of Weyerhaeuser Company (a Washington corporation) and subsidiaries as of December 27, 1998, and December 28, 1997, and the related consolidated statements of earnings, cash flows and shareholders' interest for each of the three years in the period ended December 27, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Weyerhaeuser Company and subsidiaries as of December 27, 1998, and December 28, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 27, 1998, in conformity with generally accepted accounting principles.


Seattle, Washington,
February 10, 1999                                 ARTHUR ANDERSEN LLP