Form 10-K, Exhibit 13
period 1998-12-27
WEYERHAEUSER CO
filed 1999-03-12
CIK 106535

consolidated statement of earnings
---------------------------------------------------------------------------

For the three-year period ended
December 27, 1998
Dollar amounts in millions
except per-share figures                       1998       1997       1996
---------------------------------------------------------------------------
Net sales and revenues:
 Weyerhaeuser                               $  9,574   $ 10,117   $ 10,105
 Real estate and related assets                1,192      1,093      1,009
                                            -------------------------------
Total net sales and revenues                  10,766     11,210     11,114
                                            -------------------------------
Costs and expenses:
 Weyerhaeuser:
  Costs of products sold                       7,468      7,866      7,610
  Depreciation, amortization and
   fee stumpage                                  611        616        601
  Selling, general and administrative
   expenses                                      649        646        702
  Research and development expenses               57         56         54
  Taxes other than payroll and income taxes      130        142        151
  Charge for closure or disposition of
   facilities (Note 15)                           71         89         --
  Charge for Year 2000 remediation                42          1         --
                                            -------------------------------
                                               9,028      9,416      9,118
                                            -------------------------------
 Real estate and related assets:
  Costs and operating expenses                 1,016        909        726
  Depreciation and amortization                    5         12         16
  Selling, general and administrative
   expenses                                       53         96        173
  Taxes other than payroll and income taxes        8          8         11
                                            -------------------------------
                                               1,082      1,025        926
                                            -------------------------------
Total costs and expenses                      10,110     10,441     10,044
                                            -------------------------------
Operating income                                 656        769      1,070
Interest expense and other:
 Weyerhaeuser:
  Interest expense incurred                      264        271        273
  Less interest capitalized                        7         15         21
  Equity in income (loss) of
   affiliates (Note 3)                            28         (7)         5
  Other income (expense), net (Note 4)            15        (10)       (63)
 Real estate and related assets:
  Interest expense incurred                       77        110        132
  Less interest capitalized                       61         69         65
  Equity in income of joint ventures and
   limited partnerships (Note 3)                  14         14          5
  Other income, net (Note 4)                      23         70         22
                                            -------------------------------
Earnings before income taxes                     463        539        720
Income taxes (Note 5)                            169        197        257
                                            -------------------------------
Net earnings                                $    294   $    342   $    463
                                            ===============================
Per common share (Note 2):
 Basic net earnings                         $   1.48   $   1.72   $   2.34
                                            ===============================
 Diluted net earnings                       $   1.47   $   1.72   $   2.33
                                            ===============================
 Dividends paid                             $   1.60   $   1.60   $   1.60
                                            ===============================

See notes on pages 57 through 73.