Form 10-K, Exhibit 13
period 1998-12-27
WEYERHAEUSER CO
filed 1999-03-12
CIK 106535

consolidated balance sheet
------------------------------------------------------------------------------

                                                   December 27,   December 28,
Dollar amounts in millions                             1998           1997
------------------------------------------------------------------------------
ASSETS
Weyerhaeuser
 Current assets:
  Cash and short-term investments (Note 1)            $     28      $    100
  Receivables, less allowances of $5 and $6                886           913
  Inventories (Note 7)                                     962           983
  Prepaid expenses                                         294           298
                                                      -----------------------
    Total current assets                                 2,170         2,294
 Property and equipment (Note 8)                         6,692         6,991
 Construction in progress                                  315           354
 Timber and timberlands at cost,
  less fee stumpage charged to disposals                 1,013           996
 Investments in and advances to equity
  affiliates (Note 3)                                      482           249
 Other assets and deferred charges                         262           187
                                                      -----------------------
                                                        10,934        11,071
                                                      -----------------------
Real estate and related assets
 Cash and short-term investments, including
  restricted deposits of $16 in 1997                         7            22
 Receivables, less discounts and allowances
  of $6 and $6                                              81            62
 Mortgage-related financial instruments, less
  discounts and allowances of $9 and $27
  (Notes 1 and 13)                                         119           173
 Real estate in process of development and
  for sale (Note 9)                                        584           593
 Land being processed for development                      854           845
 Investments in and advances to joint ventures
  and limited partnerships, less reserves of
  $4 and $6 (Note 3)                                       120           116
 Other assets                                              135           193
                                                      -----------------------
                                                         1,900         2,004
                                                      -----------------------
    Total assets                                      $ 12,834      $ 13,075
                                                      =======================

See notes on pages 57 through 73.

------------------------------------------------------------------------------
                                                   December 27,   December 28,
Dollar amounts in millions                             1998           1997
------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' INTEREST
Weyerhaeuser
 Current liabilities:
  Notes payable                                       $      5      $     25
  Current maturities of long-term debt                      88            17
  Accounts payable (Note 1)                                699           694
  Accrued liabilities (Note 10)                            707           648
                                                      -----------------------
    Total current liabilities                            1,499         1,384
 Long-term debt (Notes 12 and 13)                        3,397         3,483
 Deferred income taxes (Note 5)                          1,404         1,418
 Deferred pension, other postretirement
  benefits and other liabilities (Note 6)                  488           498
 Minority interest in subsidiaries                          --           121
 Commitments and contingencies (Note 14)
                                                      -----------------------
                                                         6,788         6,904
                                                      -----------------------
Real estate and related assets
 Notes payable and commercial paper (Note 11)              564           228
 Long-term debt (Notes 12 and 13)                          701         1,032
 Other liabilities                                         255           262
 Commitments and contingencies (Note 14)
                                                      -----------------------
                                                         1,520         1,522
                                                      -----------------------
    Total liabilities                                    8,308         8,426
                                                      -----------------------
Shareholders' interest (Note 16):
 Common shares: authorized 400,000,000 shares,
  issued 206,072,890 shares, $1.25 par value               258           258
 Other capital                                             416           407
 Retained earnings                                       4,372         4,397
 Cumulative other comprehensive expense                   (208)         (123)
 Treasury common shares, at cost: 7,063,917
  and 6,586,939                                           (312)         (290)
                                                      -----------------------
    Total shareholders' interest                         4,526         4,649
                                                      -----------------------
    Total liabilities and shareholders' interest      $ 12,834      $ 13,075
                                                      =======================