Form 10-K, Exhibit 13
period 1998-12-27
WEYERHAEUSER CO
filed 1999-03-12
CIK 106535

consolidated statement of cash flows
-----------------------------------------------------------------------

For the three-year period ended                     Consolidated
December 27, 1998                          ----------------------------
Dollar amounts in millions                      1998     1997     1996
-----------------------------------------------------------------------
Cash provided by (used for) operations:
 Net earnings                                $   294  $   342  $   463
 Noncash charges (credits) to income:
  Depreciation, amortization and fee stumpage    616      628      617
  Deferred income taxes, net                     160       75      181
  Pension and other postretirement benefits      (39)      23       34
  Charge for closure or disposition of
   facilities                                     71       89       --
  Equity in (income) loss of affiliates,
   joint ventures and limited partnerships       (42)      (7)     (10)
 Decrease (increase) in working capital:
  Accounts receivable                              1       (9)      67
  Inventories, real estate and land               56      (13)      56
  Prepaid expenses                                16      (10)      12
  Mortgage-related financial instruments          28      (64)      19
  Accounts payable and accrued liabilities         3       42     (113)
 (Gain) loss on disposition of assets             (2)       5        1
 (Gain) loss on disposition of a business         --      (58)      --
 Other                                           (40)      (5)     (39)
                                             --------------------------
Cash provided by operations                    1,122    1,038    1,288
                                             --------------------------
Cash provided by (used for) investing
 activities:
 Property and equipment                         (562)    (610)    (829)
 Timber and timberlands                          (53)     (46)     (50)
 Property and equipment and timber and
  timberlands from acquisitions                 (494)     (13)    (448)
 Working capital from acquisitions               (49)      (2)     (33)
 Investments in and advances to equity
  affiliates                                       6     (182)      (2)
 Proceeds from sale of:
  Property and equipment (Note 15)                66       85       74
  Businesses                                      --      268       --
  Mortgage-related financial instruments          66       55      106
 Restructuring the ownership of a subsidiary     218       --       --
 Intercompany advances                            --       --       --
 Other                                           (15)     (21)      28
                                             --------------------------
Cash provided by (used for) investing
 activities                                     (817)    (466)  (1,154)
                                             --------------------------
Cash provided by (used for) financing
 activities:
 Issuances of debt                               165      632      142
 Sale of industrial revenue bonds                 48       38       33
 Notes and commercial paper borrowings, net      328     (577)     534
 Cash dividends                                 (319)    (317)    (317)
 Intercompany cash dividends                      --       --       --
 Payments on debt                               (577)    (359)    (513)
 Purchase of treasury common shares              (42)     (22)     (45)
 Exercise of stock options                        19       61       20
 Other                                           (14)      23       (1)
                                             --------------------------
Cash provided by (used for) financing
 activities                                     (392)    (521)    (147)
                                             --------------------------
Net increase (decrease) in cash and
 short-term investments                          (87)      51      (13)
Cash and short-term investments at
 beginning of year                               122       71       84
                                             --------------------------
Cash and short-term investments at
 end of year                                 $    35  $   122  $    71
                                             ==========================
Cash paid (received) during the year for:
 Interest, net of amount capitalized         $   282  $   287  $   322
                                             ==========================
 Income taxes                                $    66  $    21  $   168
                                             ==========================

See notes on pages 57 through 73.

-----------------------------------------------------------------------

                                        Real Estate and
     Weyerhaeuser Company                Related Assets
 -----------------------------    -----------------------------
     1998      1997      1996         1998      1997      1996
---------------------------------------------------------------

  $   214   $   271   $   434      $    80   $    71   $    29

      611       616       601            5        12        16
      149        88       121           11       (13)       60
      (37)       22        33           (2)        1         1

       71        89        --           --        --        --

      (28)        7        (5)         (14)      (14)       (5)

       30       (17)       75          (29)        8        (8)
       40        15       (42)          16       (28)       98
       16       (10)       12           --        --        --
       --        --        --           28       (64)       19
       --       (32)      (86)           3        74       (27)
        8        13         8          (10)       (8)       (7)
       --       (13)       --           --       (45)       --
        8       (10)      (13)         (48)        5       (26)
---------------------------------------------------------------
    1,082     1,039     1,138           40        (1)      150
---------------------------------------------------------------


     (560)     (607)     (820)          (2)       (3)       (9)
      (53)      (46)      (50)          --        --        --

     (494)      (13)     (448)          --        --        --
      (49)       (2)      (33)          --        --        --

      (41)     (221)       (3)          47        39         1

       42        39        61           24        46        13
       --        76        --           --       192        --
       --        --        --           66        55       106
      218        --        --           --        --        --
       (3)       42       (26)           3       (42)       26
      (13)      (18)       15           (2)       (3)       13
---------------------------------------------------------------

     (953)     (750)   (1,304)         136       284       150
---------------------------------------------------------------


        6       618        12          159        14       130
       48        38        33           --        --        --
       (2)     (695)      637          330       118      (103)
     (319)     (317)     (317)          --        --        --
      190       150        --         (190)     (150)       --
      (87)      (78)     (174)        (490)     (281)     (339)
      (42)      (22)      (45)          --        --        --
       19        61        20           --        --        --
      (14)       23        (1)          --        --        --
---------------------------------------------------------------

     (201)     (222)      165         (191)     (299)     (312)
---------------------------------------------------------------

      (72)       67        (1)         (15)      (16)      (12)

      100        33        34           22        38        50
---------------------------------------------------------------

  $    28   $   100   $    33      $     7   $    22        38
===============================================================

  $   261   $   244   $   255      $    21   $    43   $    67
===============================================================
  $    (4)  $    54   $   188      $    70   $   (33)  $   (20)
===============================================================