Form 10-K, Exhibit 13
period 1998-12-27
WEYERHAEUSER CO
filed 1999-03-12
CIK 106535

consolidated statement of shareholders' interest
------------------------------------------------------------------------------

For the three-year                  1998            1997            1996
 period ended                   -------------- --------------- ---------------
 December 27, 1998                    Compre-         Compre-         Compre-
Dollar amounts                        hensive         hensive         hensive
 in millions                    Total  Income   Total  Income   Total  Income
------------------------------------------------------------------------------
Common stock issued:
 Balance at end of year       $  258          $  258          $  258
                              -------         -------         -------
Other capital:
 Balance at beginning of year    407             407             415
 Stock options exercised          (1)            (11)             (8)
 Other transactions (net)         10              11              --
                              -------         -------         -------
 Balance at end of year          416             407             407
                              -------         -------         -------
Retained earnings:
 Balance at beginning of year  4,397           4,372           4,226
 Net earnings                    294   $  294    342   $  342    463   $  463
 Cash dividends on
  common shares                 (319)           (317)           (317)
                              -------         -------         -------
 Balance at end of year        4,372           4,397           4,372
                              -------         -------         -------
Cumulative other
 comprehensive expense:
 Balance at beginning of
  year                          (123)            (93)            (90)
 Other comprehensive
  expense:
  Foreign currency
   translation
   adjustments                   (90)            (44)             (4)
  Income tax benefit on
   foreign currency
   translation
   adjustments                    13              14               1
  Excess additional
   pension liability                      (13)             --              --
  Income tax benefit on
   excess additional
   pension liability                        5              --              --
                                       -------         -------         -------
  Net other comprehensive
   expense                       (85)     (85)   (30)     (30)    (3)      (3)
                              ------------------------------------------------
  Comprehensive income                    209             312             460
                                       -------         -------         -------
 Balance at end of year         (208)           (123)            (93)
                              -------         -------         -------
Common stock held in
 treasury:
 Balance at beginning of
  year                          (290)           (340)           (323)
 Purchase of treasury common
  shares                         (42)            (22)            (45)
 Stock options exercised          20              72              28
                              -------         -------         -------
 Balance at end of year         (312)           (290)           (340)
                              -------         -------         -------
Total shareholders'interest:
 Balance at end of year       $4,526          $4,649          $4,604
                              ================================================


                                           1998      1997      1996
---------------------------------------------------------------------
Shares of common stock (in thousands):
 Issued at end of year                   206,073   206,073   206,073
                                        -----------------------------
In treasury:
 Balance at beginning of year              6,587     7,737     7,303
 Purchase of treasury common shares          925       496     1,086
 Stock options exercised                    (448)   (1,646)     (642)
 Used in acquisition of capital assets        --        --       (10)
                                        -----------------------------
 Balance at end of year                    7,064     6,587     7,737
                                        -----------------------------
 Outstanding at end of year              199,009   199,486   198,336
                                        =============================


See notes on pages 57 through 73.