Form 10-K, Exhibit 13
period 1998-12-27
WEYERHAEUSER CO
filed 1999-03-12
CIK 106535

notes to financial statements
----------------------------------------------------------------------------

For the three-year period ended December 27, 1998


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

The consolidated financial statements include the accounts of Weyerhaeuser Company and all of its majority-owned domestic and foreign subsidiaries. Significant intercompany transactions and accounts are eliminated. Investments in and advances to equity affiliates that are not majority owned or controlled are accounted for using the equity method.

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

 . Timberlands, which is engaged in the management of 5.1 million acres of company-owned and .2 million acres of leased commercial forestland in the United States (3.3 million acres in the South and 2 million acres in the Pacific Northwest).

 . Wood products, which produces a full line of solid wood products that are sold primarily through the company's own sales organizations to wholesalers, retailers and industrial users in North America, the Pacific Rim and Europe. It is also engaged in the management of 27 million acres of forestland in Canada under long-term licensing arrangements (of which 18.9 million acres are considered to be productive forestland).

 . Pulp, paper and packaging, which manufactures and sells pulp, paper, paperboard and containerboard in North American, Pacific Rim and European markets and packaging products for the domestic markets, and which operates an extensive wastepaper recycling system that serves company mills and worldwide markets.

FISCAL YEAR-END

The company's fiscal year ends on the last Sunday of the year.
Fiscal years 1996 through 1998 each had 52 weeks.

ACCOUNTING PRONOUNCEMENTS IMPLEMENTED

In 1998, the company implemented the following pronouncements of the Financial Accounting Standards Board (FASB):

 . Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of financial statements.

 . SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance. Disclosures for each segment are similar to those required under current standards, with the addition of certain quarterly requirements. This statement also requires entity-wide disclosure about products and services, the countries in which the company holds material assets and reports material revenues, and its significant customers. Previously reported segment information has been restated to conform to the requirements of this new pronouncement.

 . SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106," which revises employers' disclosures about pensions and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer considered useful.

PROSPECTIVE ACCOUNTING PRONOUNCEMENTS

In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivatives embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, which for the company is the fiscal year 2000. Assuming that the company's current minimal involvement in derivatives and hedging activities continues after the implementation date of this statement, the company believes that the future adoption of this statement will not have a material impact on its results of operations or financial position.

 Also during 1998, the American Institute of Certified Public
Accountants Accounting Standards Executive Committee issued the following Statements of Position (SOP):

 . SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidelines on the accounting for internally developed computer software. This SOP is effective for fiscal years beginning after December 15, 1998. The company believes that the future adoption of this SOP will not have a significant impact on its results of operations or financial position.

 . SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires the costs of start-up activities be expensed as incurred. This SOP must be adopted in fiscal years beginning after December 15, 1998. When this SOP is adopted, the company must record a cumulative effect of a change in accounting principle to write off any unamortized start-up costs that remain on the balance sheet at the date the new SOP is adopted. The company estimates that the pretax impact of this pronouncement, when implemented in the first quarter of 1999, will be from $135 million to $145 million ($85 million to $92 million after-tax, or $.43 to $.46 basic earnings per common share).

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

 Financial instruments that potentially subject the company to concentrations of credit risk consist of real estate and related assets receivables and mortgage-related financial instruments, of which $68 million and $119 million are in the western geographical region of the United States at December 27, 1998, and December 28, 1997, respectively.

DERIVATIVES

The company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and foreign exchange risks. These include:

 . Foreign exchange contracts, which are hedges for foreign denominated accounts receivable and accounts payable. These contracts generate gains or losses that are recognized at the contracts' respective settlement dates.

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

 The notional amounts of these derivative financial instruments are $102 million and $492 million at December 27, 1998, and December 28, 1997, respectively. These notional amounts do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to the company through its use of derivatives. The exposure in a derivative contract is the net difference between what each party is required to pay based on the contractual terms against the notional amount of the contract, such as interest rates or exchange rates. The company's use of derivatives does not have a significant effect on the company's results of operations or its financial position.

CASH AND SHORT-TERM INVESTMENTS

For purposes of cash flow and fair value reporting, short-term investments with original maturities of 90 days or less are considered as cash equivalents. Short-term investments are stated at cost, which approximates market.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out
(LIFO) method is used to cost approximately half of domestic raw materials, in process and finished goods inventories. LIFO inventories were $253 million and $246 million at December 27, 1998, and December 28, 1997, respectively. The balance of domestic raw material and product inventories, all materials and supplies inventories, and all foreign inventories is costed at either the first-in, first-out (FIFO) or moving average cost methods. Had the FIFO method been used to cost all inventories, the amounts at which product inventories are stated would have been $228 million and $237 million greater at December 27, 1998, and December 28, 1997, respectively.

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

TIMBER AND TIMBERLANDS

Timber and timberlands are carried at cost less fee stumpage charged to disposals. Fee stumpage is the cost of standing timber and is charged to fee timber disposals as fee timber is harvested, lost as the result of casualty or sold. Depletion rates used to relieve timber inventory are determined with reference to the net carrying value of timber and the related volume of timber estimated to be available over the growth cycle. Timber carrying costs are expensed as incurred. The cost of timber harvested is included in the carrying values of raw material and product inventories, and in the cost of products sold as these inventories are disposed of.

ACCOUNTS PAYABLE

The company's banking system provides for the daily replenishment of major bank accounts as checks are presented for payment. Accordingly, there were negative book cash balances of $139 million and $185 million at December 27, 1998, and December 28, 1997, respectively. Such balances result from outstanding checks that had not yet been paid by the bank and are reflected in accounts payable in the consolidated balance sheets.

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

REAL ESTATE AND RELATED ASSETS

With the sale of the mortgage banking business in 1997, the financial services segment was no longer material to the results of the company. Therefore, the remaining activities in financial services that are principally real estate related were combined with real estate into one segment entitled real estate and related assets in 1997.

 Real estate held for sale is stated at the lower of cost or fair value, less costs to sell. The determination of fair value is based on appraisals and market pricing of comparable assets, when available, or the discounted value of estimated future cash flows from these assets. Real estate held for development is stated at cost to the extent it does not exceed the estimated undiscounted future net cash flows, in which case, it is carried at fair value.

Mortgage-related financial instruments include mortgage loans receivable, mortgage-backed certificates and other financial instruments. Mortgage-backed certificates (see Note 13) are carried at par value, adjusted for any unamortized discount or premium. These certificates and other financial instruments are pledged as collateral for the collateralized mortgage obligation (CMO) bonds and are held by banks as trustees. Principal and interest collections are used to meet the interest payments and reduce the outstanding principal balance of the bonds. Related CMO bonds are the obligation of the issuer, and neither the company nor any affiliated company has guaranteed or is otherwise obligated with respect to the bonds.

NOTE 2. NET EARNINGS PER COMMON SHARE

Basic net earnings per common share are based on the weighted average number of common shares outstanding during the respective periods. Diluted net earnings per common share are based on the weighted average number of common shares outstanding and stock options outstanding at the beginning of or granted during the respective periods.

                                               Weighted    Per-
Dollar amounts in millions                      Average   Share
 except per-share figures     Net Earnings   Shares (000) Amount
----------------------------------------------------------------
1998:
  Basic                       $    294          198,914   $ 1.48
                                                          ======
  Stock options granted             --              336
                              --------------------------
  Diluted                     $    294          199,250   $ 1.47
                              ==================================
1997:
  Basic                       $    342          198,967   $ 1.72
                                                          ======
  Stock options granted             --              573
                              --------------------------
  Diluted                     $    342          199,540   $ 1.72
                              ==================================
1996:
  Basic                       $    463          198,318   $ 2.34
                                                          ======
  Stock options granted             --              486
                              --------------------------
  Diluted                     $    463          198,804   $ 2.33
                              ==================================

 Options for which the exercise price was greater than the average market price of common shares for the period were not included in the computation of diluted earnings per share. These options to purchase shares were as follows:


     Year      Options to Purchase      Exercise Price
-------------------------------------------------------
     1998           1,332,080               $51.09
                      586,539               $56.78
                      150,000               $53.06
-------------------------------------------------------
     1997             150,000               $53.06
-------------------------------------------------------
     1996           1,216,400               $45.94
                        4,700               $47.13
                    1,178,400               $48.13
-------------------------------------------------------

NOTE 3. EQUITY AFFILIATES

WEYERHAEUSER

The company's investments in affiliated companies that are not majority owned or controlled are accounted for using the equity method. Investments carried at equity are:

 . Cedar River Paper Company - A 50 percent owned joint venture in Cedar Rapids, Iowa, that manufactures liner and medium containerboard from recycled fiber.

 . Nelson Forests Joint Venture - An investment in which the company owns a 51 percent financial interest and has a 50 percent voting interest, which holds Crown Forest License cutting rights and freehold land on the South Island of New Zealand.

 . SCA Weyerhaeuser Packaging Holding Company Asia Ltd. - A 50 percent owned joint venture formed to build or buy containerboard packaging facilities to serve manufacturers of consumer and industrial products in Asia. Currently, one facility is in operation and another is under construction in China.

 . RII Weyerhaeuser World Timberfund, L.L.P. - A 50 percent owned joint venture with institutional investors to make investments in timberlands and related assets outside the United States. The primary focus of this partnership is in pine forests in the Southern Hemisphere.

 . North Pacific Paper Corporation - A 50 percent owned joint venture that has a newsprint manufacturing facility in Longview, Washington. This venture was formed in February 1998 through a restructuring of the company's 80 percent ownership, which was fully consolidated, to 50-50 ownership with Nippon Paper Industries Co., Ltd.

 . Wilton Connor LLC - A 50 percent owned joint venture in Charlotte, North Carolina, formed in October 1998. This venture supplies full-service, value-added turnkey packaging solutions that assist product manufacturers in the areas of retail marketing and distribution. Unconsolidated financial information for affiliated companies that are accounted for by the equity method is as follows:

                                           December     December
Dollar amounts in millions                 27, 1998     28, 1997
----------------------------------------------------------------
Current assets                              $   165     $    94
Noncurrent assets                             1,325         678
Current liabilities                              77          56
Noncurrent liabilities                          702         420
                                           ---------------------

                                              1998        1997
----------------------------------------------------------------
Net sales and revenues                      $   696     $   214
Operating income                                110          14
Net income (loss)                                52         (14)
                                           ---------------------

 The company provides goods and services to these affiliates, which vary by entity, in the form of raw materials, management and marketing fees, support services and shipping services.
Additionally, the company purchases finished product from certain of these entities. The aggregate total of these transactions is not material to the results of operations of the company.

REAL ESTATE AND RELATED ASSETS

Investments in and advances to joint ventures and limited partnerships that are not majority owned or controlled are accounted for using the equity method with taxes provided on undistributed earnings as appropriate. Unconsolidated financial information for joint ventures and limited partnerships that are accounted for by the equity method is as follows:

                                           December     December
Dollar amounts in millions                 27, 1998     28, 1997
----------------------------------------------------------------
Current assets                              $ 1,755     $ 1,689
Noncurrent assets                               230         284
Current liabilities                           1,241       1,306
Noncurrent liabilities                          136         145
                                           ---------------------

                                              1998        1997
----------------------------------------------------------------
Net sales and revenues                      $     244   $   242
Operating income                                  133       136
Net income                                        103       108
                                           ---------------------

 The company may charge management and/or development fees to the joint ventures or limited partnerships. The aggregate total of these transactions is not material to the results of operations of the company.

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

 There were no significant individual items in 1998 or 1996.

NOTE 5. INCOME TAXES

Earnings before income taxes are comprised of the following:

Dollar amounts in millions             1998      1997      1996
----------------------------------------------------------------
Domestic earnings                  $    413  $    432  $    614
Foreign earnings                         50       107       106
                                   -----------------------------
                                   $    463  $    539  $    720
                                   =============================

Provisions for income taxes include the following:

Dollar amounts in millions             1998      1997      1996
----------------------------------------------------------------
Federal:
 Current                           $     (7) $     65  $     41
 Deferred                               138        86       166
                                   -----------------------------
                                        131       151       207
                                   -----------------------------
State:
 Current                                  8         6         2
 Deferred                                10         3        16
                                   -----------------------------
                                         18         9        18
                                   -----------------------------
Foreign:
 Current                                  8        45        33
 Deferred                                12        (8)       (1)
                                   -----------------------------
                                         20        37        32
                                   -----------------------------
                                   $    169  $    197  $    257
                                   =============================

A reconciliation between the federal statutory tax rate and the company's effective tax rate follows:

                                       1998      1997      1996
----------------------------------------------------------------
Statutory tax on income                35.0%     35.0%     35.0%
State income taxes, net of
 federal tax benefit                    2.8       1.3       2.4
All other, net                         (1.3)       .2      (1.7)
                                   -----------------------------
Effective income tax rate              36.5%     36.5%     35.7%
                                   =============================

The net deferred income tax (liabilities) assets include the following components:

                                           December     December
Dollar amounts in millions                 27, 1998     28, 1997
----------------------------------------------------------------
Current (included in prepaid expenses)     $    98      $    90
Noncurrent                                  (1,404)      (1,418)
Real estate and related assets
 (included in other assets)                     16           28
                                           ---------------------
  Total                                    $(1,290)     $(1,300)
                                           =====================

The deferred tax (liabilities) assets are comprised of the following:

                                            December     December
Dollar amounts in millions                  27, 1998     28, 1997
-----------------------------------------------------------------
Depreciation                                $(1,260)     $(1,352)
Depletion                                      (207)        (176)
Capitalized interest and
 taxes - real estate development                (68)         (71)
Other                                          (240)        (189)
                                            ---------------------
  Total deferred tax (liabilities)           (1,775)      (1,788)
                                            ---------------------
Pension and other postretirement benefits       100          128
Charges for impairment of long-lived assets      39           43
Alternative minimum tax credit carryforward      69           63
Other                                           277          254
  Total deferred tax assets                     485          488
                                            ---------------------
                                            $(1,290)     $(1,300)
                                            =====================

 As of December 27, 1998, the company has available approximately
$69 million of alternative minimum tax credit carryforward, which does not expire, and foreign tax credit carryforwards of $1 million, $1 million and $1 million expiring in 2001, 2002 and 2003, respectively.

 The company intends to reinvest undistributed earnings of certain foreign subsidiaries; therefore, no U.S. taxes have been provided. These earnings totaled approximately $789 million at the end of 1998. While it is not practicable to determine the income tax liability that would result from repatriation, it is estimated that withholding taxes payable upon repatriation would approximate $40 million.

NOTE 6. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

The company sponsors several qualified and nonqualified pension and other postretirement benefit plans for its employees. The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of plan assets over the two-year period ending December 27, 1998:

                                                    Other
                                                Postretirement
                                  Pension          Benefits
                             ----------------- -----------------
Dollar amounts in millions      1998     1997     1998     1997
----------------------------------------------------------------
Reconciliation of benefit
 obligation:
  Benefit obligation at
   beginning of year         $ 1,736  $ 1,594  $   213  $   232
  Service cost                    54       57        4        5
  Interest cost                  134      128       19       16
  Plan participants'
   contributions                  --       --        3        2
  Actuarial (gain)/loss           97       57       53      (27)
  Foreign currency exchange
   rate changes                  (15)      (6)      (1)      (1)
  Benefits paid                 (143)    (129)     (15)     (14)
  Plan curtailments,
   settlements and special
   termination benefits            3        1       --       --
  Plan amendments                 62       36       (2)      --
  Business combinations
   and divestitures               94       (2)       3       --
                             -----------------------------------
  Benefit obligation at
   end of year               $ 2,022  $ 1,736  $   277  $   213
                             ===================================
Reconciliation of fair value
 of plan assets:
  Fair value of plan
   assets at beginning of
   year (actual)             $ 2,420  $ 1,959  $     2  $     2
  Actual return on
   plan assets                   481      584       --       --
  Foreign currency exchange
   rate changes                  (13)      (5)      --       --
  Employer contributions           7        6       --       --
  Plan participants'
   contributions                  --       --       --       --
  Benefits paid                 (138)    (124)      --       --
  Plan settlements                --       (2)      --       --
  Business combinations
   and divestitures               92       --       --       --
                             -----------------------------------
  Fair value of plan
   assets at end of
   year (estimated)          $ 2,849  $ 2,418  $     2  $     2
                             ===================================

The company funds its qualified pension plans and accrues for nonqualified pension benefits and health and life postretirement benefits. The funded status of these plans at December 27, 1998, and December 28, 1997, is as follows:

                                                        Other
                                                    Postretirement
                                    Pension            Benefits
                               -----------------  ------------------
                              December  December  December  December
Dollar amounts in millions    27, 1998  28, 1997  27, 1998  28, 1997
--------------------------------------------------------------------
Funded status                 $   827   $   683   $  (260)  $  (200)
Unrecognized net
 liability/(asset)                  1         2        --        --
Unrecognized prior
 service cost                     142        97        (2)       --
Unrecognized net (gain)/loss     (991)     (867)       (2)      (55)
Unrecognized net transition
 (asset)/obligation               (15)      (19)       --        --
                              --------------------------------------
Prepaid/(accrued) benefit
 cost                         $   (36)  $  (104)  $  (264)  $  (255)
                             =======================================
Amounts recognized in
 balance sheet consist of:
  Prepaid benefit cost        $    21
  Accrued benefit liability       (75)
  Intangible asset                 10
  Cumulative other
   comprehensive expense            8
                              ---------
Net amount recognized         $   (36)
                              =========

 The assets of the U.S. and Canadian pension plans, as of December 27, 1998, and December 28, 1997, consist of a highly diversified mix of equity, fixed income and real estate securities.

 Approximately 1,500 employees are covered by union-administered multi-employer pension plans to which the company makes negotiated contributions based generally on fixed amounts per hour per employee. Contributions to these plans were $5 million in 1998, $7 million in 1997 and $5 million in 1996.

 The company sponsors multiple defined benefit postretirement plans for its U.S. employees. Medical plans have various levels of coverage and plan participant contributions. Life insurance plans are noncontributory. Canadian employees are covered under multiple defined benefit postretirement plans that provide medical and life insurance benefits.

 Weyerhaeuser sponsors various defined contribution plans for U.S. salaried and hourly employees. The basis for determining plan contribution varies by plan. The amounts charged to operations and contributed to the plans for participating employees were $37 million, $34 million and $32 million in 1998, 1997 and 1996, respectively.

The assumptions used in the measurement of the company's benefit obligations are as follows:

                                                    Other
                                                Postretirement
                              Pension              Benefits
                      ---------------------- --------------------
                       1998    1997    1996   1998   1997   1996
-----------------------------------------------------------------
Discount rate          7.25%   7.75%   7.75%  7.25%  7.75%  7.75%
Expected return on
 plan assets          11.50%  11.50%  11.50%  5.75%  5.75%  5.75%
Rate of compensation
 increase:
  Salaried             4.50%   4.50%   4.50%  4.50%  4.50%  4.50%
  Hourly               3.00%   3.00%   3.00%  3.00%  3.00%  3.00%
                      -------------------------------------------

 For measurement purposes, a 7.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998. Beginning in 1999, the rate is assumed to decrease by 0.5 percent annually to a level of 4.5 percent for the year 2004 and all years thereafter.

The components of net periodic benefit costs are:

                                                   Other
                                               Postretirement
                             Pension              Benefits
Dollar amounts       ---------------------- --------------------
 in millions          1998    1997    1996   1998   1997   1996
----------------------------------------------------------------
Service cost         $  54   $  56   $  51   $  4   $  5   $  5
Interest cost          134     128     115     18     15     16
Expected return on
 plan assets          (236)   (194)   (171)    --     --     --
Amortization of
 (gain)/loss           (23)      8      14     (1)    (2)    (1)
Amortization of
 prior service cost     14      10       7     --     --     --
Amortization of
 unrecognized
 transition
 (asset)/obligation     (4)     (4)     (4)    --     --     --
(Gain)/loss due to
 closure, sale and
 other                   1       1       2     --     --     --
                     -------------------------------------------
                     $ (60)  $   5   $  14   $ 21   $ 18   $ 20
                     ===========================================

 The accrued (prepaid) pension costs for the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plan(s) with accumulated benefit obligations in excess of plan assets were $178 million, $203 million and $102 million, respectively, as of December 27, 1998, and $54 million, $81 million and $4 million, respectively, as of December 28, 1997.

 Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percent change in assumed health care cost trend rates would have the following effects:

As of December 27, 1998
Dollar amounts in millions         1% Increase       1% Decrease
-----------------------------------------------------------------
Effect on total of service and
 interest cost components             $    1            $    (1)
Effect on accumulated
 postretirement benefit obligation        12                (11)
                                   ------------------------------

NOTE 7. INVENTORIES

                                           December     December
Dollar amounts in millions                 27, 1998     28, 1997
----------------------------------------------------------------
Logs and chips                             $   108      $   103
Lumber, plywood and panels                     143          154
Pulp, newsprint and paper                      190          185
Containerboard, paperboard and packaging        96          107
Other products                                 150          152
Materials and supplies                         275          282
                                           ---------------------
                                           $   962      $   983
                                           =====================

NOTE 8. PROPERTY AND EQUIPMENT

                                           December     December
Dollar amounts in millions                 27, 1998     28, 1997
----------------------------------------------------------------
Property and equipment, at cost:
 Land                                      $   157      $   158
 Buildings and improvements                  1,667        1,721
 Machinery and equipment                     9,732        9,954
 Rail and truck roads                          555          550
 Other                                         111           97
                                           ---------------------
                                            12,222       12,480
Less allowance for depreciation
 and amortization                            5,530        5,489
                                           ---------------------
                                           $ 6,692      $ 6,991
                                           =====================

NOTE 9. REAL ESTATE IN PROCESS OF DEVELOPMENT AND FOR SALE

Properties held by the company's real estate and related assets segment include:

                                           December     December
Dollar amounts in millions                 27, 1998     28, 1997
----------------------------------------------------------------
Dwelling units                             $   180      $   207
Residential lots                               237          223
Commercial lots                                120           79
Commercial projects                             27           56
Acreage                                         19           27
Other inventories                                1            1
                                           ---------------------
                                           $   584      $   593
                                           =====================

NOTE 10. ACCRUED LIABILITIES

                                           December     December
Dollar amounts in millions                 27, 1998     28, 1997
----------------------------------------------------------------
Payroll -- wages and salaries, incentive
 awards, retirement and vacation pay       $   305      $   268
Taxes -- Social Security and real
 and personal property                          46           53
Interest                                        87           91
Income taxes                                    16           42
Other                                          253          194
                                           ---------------------
                                           $   707      $   648
                                           =====================

NOTE 11. SHORT-TERM DEBT

BORROWINGS

Real estate and related assets segment short-term borrowings were $564 million with a weighted average interest rate of 5.5 percent at December 27, 1998, and $228 million with a weighted average interest rate of 5.7 percent at December 28, 1997.

LINES OF CREDIT

The company has short-term bank credit lines that provide for borrowings of up to the total amount of $650 million and $425 million, all of which could be availed of by the company and Weyerhaeuser Real Estate Company (WRECO) at December 27, 1998, and December 28, 1997, respectively. No portions of these lines have been availed of by the company or WRECO at December 27, 1998, or December 28, 1997. None of the entities referred to herein is a guarantor of the borrowings of the others.

NOTE 12. LONG-TERM DEBT

DEBT

Weyerhaeuser long-term debt, including the current portion, is as follows:

                                           December     December
Dollar amounts in millions                 27, 1998     28, 1997
-----------------------------------------------------------------
8 3/8% debentures due 2007                 $    150     $    150
7.50% debentures due 2013                       250          250
7.25% debentures due 2013                       250          250
7 1/8% debentures due 2023                      250          250
9.05% notes due 2003                            200          200
8 1/2% debentures due 2025                      300          300
7.95% debentures due 2025                       250          250
6.95% debentures due 2017                       300          300
6.95% debentures due 2027                       300          300
Industrial revenue bonds, rates from
 2.5% (variable) to 9.85% (fixed),
 due 1999-2028                                  779          784
Medium-term notes, rates from 6.43%
 to 8.91%, due 1999-2005                        246          246
Commercial paper/credit agreements              192          194
Other                                            18           26
                                           ----------------------
                                           $  3,485     $  3,500
                                           ======================

Portion due within one year                $     88     $     17
                                           ======================

Long-term debt maturities are (millions):
1999                                                    $     88
2000                                                         100
2001                                                          81
2002                                                         199
2003                                                         210
Thereafter                                                 2,807

Real estate and related assets segment long-term debt, including the current portion, is as follows:

                                           December     December
Dollar amounts in millions                 27, 1998     28, 1997
-----------------------------------------------------------------
Notes payable, unsecured; weighted
 average interest rates are approximately
 6.9% and 7%                               $    531     $    652
Bank and other borrowings, unsecured;
 weighted average interest rates
 are approximately 5.5% and 5.9%                100          250
Notes payable, secured; weighted average
 interest rates are approximately
 8.4% and 8.2%                                   13           30
Collateralized mortgage obligation bonds         57          100
                                           ----------------------
                                           $    701     $  1,032
                                           ======================

Portion due within one year                $    121     $    350
                                           ======================

Long-term debt maturities are (millions):
1999                                                    $    121
2000                                                         127
2001                                                         262
2002                                                          80
2003                                                          78
Thereafter                                                    33

LINES OF CREDIT

The company's lines of credit include a five-year revolving credit facility agreement entered into in 1997 with a group of banks that provides for borrowings of up to the total amount of $400 million, all of which is available to the company. Borrowings are at LIBOR plus a spread or other such interest rates mutually agreed to between the borrower and lending banks.

 Weyerhaeuser Financial Services, Inc. (WFS), a wholly owned subsidiary, paid down a revolving credit facility agreement effective June 1998. $75 million was outstanding under this facility at December 28, 1997. WFS has negotiated a new set of term credit facility agreements with a group of banks that provide for borrowings of up to $175 million. At December 27, 1998, $100 million had been drawn and is outstanding.

 To the extent that these credit commitments expire more than one year after the balance sheet date and are unused, an equal amount of commercial paper is classifiable as long-term debt. Amounts so classified are shown in the tables in this note.

 No portion of these lines has been availed of by the company, WRECO or WFS at December 27, 1998, or December 28, 1997, except as noted above.

 The company's compensating balance agreements were not significant.

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

                            December 27, 1998  December 28, 1997
                            -----------------  ------------------
                             Carrying  Fair     Carrying  Fair
Dollar amounts in millions     Value   Value      Value   Value
-----------------------------------------------------------------
Weyerhaeuser:
 Financial liabilities:
  Long-term debt (including
   current maturities)       $3,485    $3,820   $3,500    $3,859
                             ------------------------------------
Real estate and related
 assets:
 Financial assets:
  Mortgage loans receivable      53        58       64        74
  Mortgage-backed
   certificates and other
   pledged financial
   instruments                   66        69      109       117
                             ------------------------------------
 Total financial assets         119       127      173       191
                             ------------------------------------
 Financial liabilities:
  Long-term debt (including
   current maturities)          701       718    1,032     1,044
                             ------------------------------------

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

NOTE 14. LEGAL PROCEEDINGS, COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

In June 1998, a lawsuit was filed against the company in Superior Court, San Francisco County, California, on behalf of a purported class of individuals and entities that own property in the United States on which exterior hardboard siding manufactured by the company has been installed since 1981. The action alleges the company manufactured and distributed defective hardboard siding, breached express warranties and consumer protection statutes, and failed to disclose to consumers the alleged defective nature of its hardboard siding. The action seeks compensatory and punitive damages, costs and reasonable attorney fees. In December 1998, the complaint was amended, narrowing the purported class to individuals and entities in the state of California. On February 4, 1999, the court entered an order certifying the class. The company intends to seek a review of that order. In September 1998, a lawsuit purporting to be a class action involving hardboard siding was filed against the company in Superior Court, King County, Washington. The complaint was amended in January 1999 to allege a class consisting of individuals and entities that own homes or other structures in the United States on which exterior hardboard siding manufactured by the company at its former Klamath Falls, Oregon facility, had been installed from January 1981. The amended complaint alleges the company manufactured defective hardboard siding, engaged in unfair trade practices and failed to disclose to customers the alleged defective nature of its hardboard siding. The amended complaint seeks compensatory damages, punitive or treble damages, restitution, attorney fees, costs of the suit and such other relief as may be appropriate. The company is a defendant in approximately twenty-four other hardboard siding cases, one of which purports to be a statewide class action on behalf of purchasers of single or multi-family residences in Iowa that contain the company's hardboard siding.

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

OTHER ITEMS

The company's 1998 capital expenditures, excluding acquisitions, were $615 million and are expected to approximate $785 million in 1999; however, the 1999 expenditure level could be increased or decreased as a consequence of future economic conditions.

 During the normal course of business, the company's subsidiaries included in its real estate and related assets segment have entered into certain financial commitments comprised primarily of guarantees made on $40 million of partnership borrowings and limited recourse obligations associated with $98 million of sold mortgage loans. The fair value of the recourse on these loans is estimated to be $4 million, which is based upon market spreads for sales of similar loans without recourse or estimates of the credit risk of the associated recourse obligation.

NOTE 15. CLOSURE, DISPOSITION OR SALE OF FACILITIES

In 1998 and 1997, the company took pretax charges of $71 million and $89 million, respectively, for the closure or disposition of facilities. (See "Charge for Closure or Disposition of Facilities" in the company's Financial Review, page 44.)

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

NOTE 16. SHAREHOLDERS' INTEREST

PREFERRED AND PREFERENCE SHARES

The company is authorized to issue:

 . 7,000,000 preferred shares having a par value of $1.00 per share, of which none were issued and outstanding at December 27, 1998, and December 28, 1997; and

 . 40,000,000 preference shares having a par value of $1.00 per share, of which none were issued and outstanding at December 27, 1998, and December 28, 1997.

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

 The company accounts for all options under APB Opinion No. 25 and related interpretations, under which no compensation has been recognized. Had compensation costs for the Plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," net income and earnings per share would have been reduced to the following pro forma amounts:

                                         1998     1997     1996
----------------------------------------------------------------
Net income (in millions):
  As reported                          $  294   $  342   $  463
  Pro forma                               279      332      454
Basic earnings per common share:
  As reported                          $ 1.48   $ 1.72   $ 2.34
  Pro forma                              1.40     1.67     2.29
Diluted earnings per common share:
  As reported                          $ 1.47   $ 1.72   $ 2.33
  Pro forma                              1.40     1.66     2.28
                                       -------------------------

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

 The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:


                                     1998       1997       1996
----------------------------------------------------------------
Risk-free interest rate              5.60%      6.42%      5.81%
Expected life                    4.3 years  4.9 years  6.4 years
Expected volatility                 27.08%     26.21%     25.61%
Expected dividend yield              3.03%      3.44%      3.48%
                                 -------------------------------

Changes in the number of shares subject to option are summarized as follows:



                                            1998    1997    1996
-----------------------------------------------------------------
Shares (in thousands):
  Outstanding, beginning of year           5,848   6,243   5,972
  Granted                                  1,981   1,563   1,222
  Exercised                                  512   1,864     925
  Forfeited                                   95      91      26
  Expired                                     --       3      --
                                          -----------------------
  Outstanding, end of year                 7,222   5,848   6,243
                                          -----------------------
  Exercisable, end of year                 5,304   4,309   5,022
                                          -----------------------
Weighted average exercise price:
  Outstanding, beginning of year          $43.32  $40.56  $38.17
  Granted                                  52.85   46.54   45.94
  Exercised                                38.98   36.70   32.11
  Forfeited                                50.37   44.68   43.46
  Expired                                     --   37.75      --
  Outstanding, end of year                 46.15   43.32   40.56
Weighted average grant
 date fair value of options                12.31   11.26   11.40
                                          -----------------------

The following table summarizes information about stock options outstanding at December 27, 1998:

                                                  Weighted
                                     Weighted      Average
                                     Average     Remaining
  Price     Options      Options     Exercise    Contractual
  Range   Outstanding  Exercisable    Price         Life
------------------------------------------------------------
 $20-$35      228          228        $25.34      1.77 years
 $35-$46    4,012        4,012        $43.44      6.55 years
 $47-$57    2,982        1,064        $51.38      8.01 years
         ------------------------
            7,222        5,304
         ========================

NOTE 18. BUSINESS SEGMENTS

The company is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products. The business segments are timberlands (including logs, chips and timber); wood products (including softwood lumber, plywood and veneer; composite panels; oriented strand board; hardwood lumber; treated products; doors; raw materials; and building materials distribution); pulp, paper and packaging (including pulp, paper, containerboard, packaging, paperboard and recycling); and real estate and related assets.

 The timber-based businesses involve a high degree of integration among timber operations; building materials conversion facilities; and pulp, paper, containerboard and paperboard primary manufacturing and secondary conversion facilities. This integration includes extensive transfers of raw materials, semi-finished materials and end products between and among these groups. The company's accounting policies for segments are the same as those described in "Note 1. Summary of Significant Accounting Policies." Management evaluates segment performance based on the contributions to earnings of the respective segments. Accounting for segment profitability in integrated manufacturing sites involves allocation of joint conversion and common facility costs based upon the extent of usage by the respective product lines at that facility. Transfer of products between segments is accounted for at current market values.

An analysis and reconciliation of the company's business segment information to the respective information in the consolidated financial statements is as follows:


For the three-year period
 ended December 27, 1998
Dollar amounts in millions               1998     1997     1996
----------------------------------------------------------------
Sales to and revenues from
 unaffiliated customers:
 Timberlands                          $   636  $   797  $   867
 Wood products                          4,475    4,577    4,373
 Pulp, paper and packaging              4,312    4,609    4,648
 Real estate and related assets         1,192    1,093    1,009
 Corporate and other                      151      134      217
                                      --------------------------
                                      $10,766  $11,210  $11,114
                                      ==========================
Intersegment sales:
 Timberlands                          $   488  $   520  $   513
 Wood products                            184      190      246
 Pulp, paper and packaging                 74       95       88
 Corporate and other                       13       35       35
                                      --------------------------
                                          759      840      882
                                      --------------------------
Total sales and revenues               11,525   12,050   11,996
Intersegment eliminations                (759)    (840)    (882)
                                      --------------------------
                                      $10,766  $11,210  $11,114
                                      ==========================
Approximate contribution (charge)
 to earnings:(1)
 Timberlands                          $   487  $   535  $   503
 Wood products                            183      172      302
 Pulp, paper and packaging                150      164      307
 Real estate and related assets           124      111       43
 Corporate and other                     (225)    (186)    (183)
                                      --------------------------
                                          719      796      972
Interest expense(1)                      (324)    (341)    (338)
Less capitalized interest                  68       84       86
                                      --------------------------
Earnings before income taxes              463      539      720
Income taxes                             (169)    (197)    (257)
                                      --------------------------
                                      $   294  $   342  $   463
                                      ==========================
Depreciation, amortization and fee
 stumpage:
 Timberlands                          $    55  $    72  $    79
 Wood products                            188      171      148
 Pulp, paper and packaging                348      353      355
 Real estate and related assets             5       12       16
 Corporate and other                       20       20       19
                                      --------------------------
                                      $   616  $   628  $   617
                                      ==========================
Noncash charges for closure or
 disposition of facilities:
 Wood products                        $    25  $    40  $    --
 Pulp, paper and packaging                 42       49       --
 Corporate and other                        4       --       --
                                      --------------------------
                                      $    71  $    89  $    --
                                      ==========================
Equity in income/(loss) from equity
 affiliates, joint ventures
 and limited partnerships:
 Timberlands                          $     1  $     3  $    --
 Pulp, paper and packaging                 27      (10)       5
 Real estate and related assets            14       14        5
                                      --------------------------
                                      $    42  $     7  $    10
                                      ==========================
Capital expenditures (including
 acquisitions):
 Timberlands                          $    87  $    75  $   505
 Wood products                            212      240      361
 Pulp, paper and packaging                776      327      415
 Real estate and related assets             2        3        9
 Corporate and other                       32       24       37
                                      --------------------------
                                      $ 1,109  $   669  $ 1,327
                                      ==========================
Investments in and advances to equity
 affiliates, joint ventures and
 limited partnerships:
 Timberlands                          $   218  $   216  $    --
 Pulp, paper and packaging                264       33       35
 Real estate and related assets
  (less reserves)                         120      116      115
                                      --------------------------
                                      $   602  $   365  $   150
                                      ==========================
Assets:
 Timberlands                          $ 1,675  $ 1,676  $ 1,578
 Wood products                          2,129    2,128    2,080
 Pulp, paper and packaging              6,346    6,589    6,721
 Real estate and related assets         1,900    2,004    2,628
 Corporate and other                    1,164    1,160    1,184
                                      --------------------------
                                       13,214   13,557   14,191
Less: Intersegment eliminations          (380)    (482)    (595)
                                      --------------------------
                                      $12,834  $13,075  $13,596
                                      ==========================

Certain reclassifications have been made to conform prior years' data to the current format.

(1) Interest expense of $17 million, $40 million and $67 million in 1998, 1997 and 1996, respectively, is included in the determination of "approximate contribution to earnings" and excluded from "interest expense" for financial services businesses.

NOTE 19. GEOGRAPHICAL AREAS

The company attributes sales to and revenues from unaffiliated customers in different geographical areas on the basis of the location of the customer.

 Export sales from the United States consist principally of pulp, paperboard, logs, lumber and wood chips to Japan; containerboard, pulp, lumber and recycling material to other Pacific Rim countries; and pulp and hardwood lumber to Europe.

 Long-lived assets consist of timber and timberlands and property and equipment used in the generation of revenues in the different geographical areas.

Selected information related to the company's operations by geographical area is as follows:


For the three-year period
 ended December 27, 1998
Dollar amounts in millions               1998     1997     1996
----------------------------------------------------------------
Sales to and revenues from
 unaffiliated customers:
 United States                        $ 8,999  $ 8,985  $ 8,676
 Japan(1)                                 604    1,032    1,320
 Canada                                   514      510      473
 Europe                                   338      354      323
 Other foreign countries                  311      329      322
                                      --------------------------
                                      $10,766  $11,210  $11,114
                                      ==========================
Export sales from the United States:
 Japan(1)                             $   501  $   893  $ 1,185
 Other                                    588      634      573
                                      --------------------------
                                      $ 1,089  $ 1,527  $ 1,758
                                      ==========================
Earnings before income taxes:
 United States                        $   413  $   432  $   614
 Foreign entities                          50      107      106
                                      --------------------------
                                      $   463  $   539  $   720
                                      ==========================
Long-lived assets:
 United States                        $ 6,649  $ 7,426  $ 7,562
 Canada                                 1,345      903      930
 Other foreign countries                   26       12        5
                                      --------------------------
                                      $ 8,020  $ 8,341  $ 8,497
                                      ==========================

(1) 1998 export sales to Japan include only one month's sales of newsprint due to the company's change in ownership of its newsprint subsidiary from 80 percent to 50 percent in February.

NOTE 20. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Dollar amounts
 in millions
 except per-share    First   Second    Third   Fourth
 figures            Quarter  Quarter  Quarter  Quarter     Year
----------------------------------------------------------------
Net sales:
 1998               $ 2,603  $ 2,676  $ 2,736  $ 2,751  $10,766
 1997                 2,608    2,909    2,823    2,870   11,210
Operating income:
 1998                   188      161      225       82      656
 1997                   104      212      233      220      769
Earnings before
 income taxes:
 1998                   135      109      175       44      463
 1997                    33      172      180      154      539
Net earnings:
 1998                    85       69      110       30      294
 1997                    21      109      114       98      342
Net earnings per
 common share:
 Basic
  1998                  .43      .34      .56      .15     1.48
  1997                  .10      .56      .57      .49     1.72
 Diluted
  1998                  .43      .34      .55      .15     1.47
  1997                  .10      .55      .57      .49     1.72
Dividends per
 common share:
 1998                   .40      .40      .40      .40     1.60
 1997                   .40      .40      .40      .40     1.60
Market prices --
 high/low:
 1998     57 15/16-44 15/16
                     61 7/16-44 9/16
                               47 7/16-36 3/4
                                        51 9/16-41 3/4
                                                 61 7/16-36 3/4
 1997         50 5/8-44 1/2
                      55 1/4 -42 5/8
                              63 15/16-51 5/8
                                        60 3/4-46 1/16
                                                63 15/16-42 5/8
                    --------------------------------------------

NOTE 21. HISTORICAL SUMMARY

Dollar amounts
 in millions except
 per-share figures       1998       1997      1996      1995     1994
----------------------------------------------------------------------
PER COMMON SHARE:
 Basic net earnings
  (loss) from
  continuing
  operations, before
  extraordinary item
  and effect of
  accounting
  changes             $  1.48       1.72      2.34      3.93     2.86
 Extraordinary
  item(4)             $    --         --        --        --       --
 Effect of
  accounting
  changes             $    --         --        --        --       --
                      ------------------------------------------------
 Basic net earnings
  (loss)              $  1.48       1.72      2.34      3.93     2.86
                      ================================================
 Diluted net
  earnings (loss)
  from continuing
  operations, before
  extraordinary
  item and effect of
  accounting
  changes             $  1.47       1.72      2.33      3.92     2.86
 Extraordinary
  item(4)             $    --         --        --        --       --
 Effect of
  accounting
  changes             $    --         --        --        --       --
                      ------------------------------------------------
 Diluted net
  earnings (loss)     $  1.47       1.72      2.33      3.92     2.86
                      ================================================
 Dividends paid       $  1.60       1.60      1.60      1.50     1.20
 Shareholders'
  interest (end of
  year)               $  22.74     23.30     23.21     22.57    20.86
FINANCIAL POSITION:
 Total assets:
  Weyerhaeuser        $ 10,934    11,071    10,968    10,359    9,750
  Real estate and
   related assets     $  1,900     2,004     2,628     2,894    3,408
                      ------------------------------------------------
                      $ 12,834    13,075    13,596    13,253   13,158
                      ================================================
 Long-term debt (net
  of current
  portion):
  Weyerhaeuser:
   Long-term debt     $  3,397     3,483     3,546     2,983    2,713
   Capital lease
    obligations       $      2         2         2         2       --
   Convertible
    subordinated
    debentures        $     --        --        --        --       --
   Limited recourse
    income
    debenture         $     --        --        --        --       --
                      ------------------------------------------------
                      $  3,399     3,485     3,548     2,985    2,713
                      ================================================
  Real estate and
   related assets:
   Long-term debt     $    580       682     814      1,608     1,873
                      ================================================
 Shareholders'
  interest            $  4,526     4,649   4,604      4,486     4,290
 Percent earned on
  shareholders'
  interest                 6.4%      7.4%   10.2%      18.2%     14.3%
OPERATING RESULTS:
 Net sales and
  revenues:
   Weyerhaeuser       $  9,574    10,117    10,105   10,869     9,281
   Real estate and
    related assets    $  1,192     1,093     1,009      919     1,117
                      ------------------------------------------------
                      $ 10,766    11,210    11,114   11,788    10,398
                      ================================================
 Net earnings (loss)
  from continuing
  operations before
  extraordinary item
  and effect of
  accounting
  changes:
   Weyerhaeuser       $    214       271       434      981       576
   Real estate and
    related assets    $     80        71        29     (182)(3)    13
                      ------------------------------------------------
                      $    294(1)    342(2)    463      799       589
 Extraordinary
  item (4)            $     --        --        --       --        --
 Effect of
  accounting
  changes             $     --        --        --       --        --
                      ------------------------------------------------
 Net earnings
  (loss)              $    294       342       463      799       589
                      ================================================
STATISTICS
 (UNAUDITED):
 Number of employees    35,032    35,778    39,020   39,558    36,665
 Salaries and wages   $  1,645     1,706     1,781    1,779     1,610
 Employee benefits    $    347       355       370      408       357
 Total taxes          $    437       478       557      736       618
 Timberlands
  (thousands
  of acres):
  U.S. fee ownership     5,099     5,171     5,326    5,302     5,587
  Long-term license
   arrangements         27,002    23,715    22,863   22,866    17,849
 Number of
  shareholder
  accounts at
  year-end:
  Common                19,559    20,981    22,528   23,446    24,131
  Preferred                 --        --        --       --        --
  Preference                --        --        --       --        --
 Average common
  and common
  equivalent shares
  outstanding
  (thousands)          198,914   198,967   198,318  203,525   205,543
                      ------------------------------------------------



      1993       1992       1991       1990       1989       1988
------------------------------------------------------------------








      2.58       1.83       (.50)      1.87       1.56       2.68

       .25         --         --         --         --         --


        --         --       (.30)        --         --         --
------------------------------------------------------------------

      2.83       1.83       (.80)      1.87       1.56       2.68
==================================================================







      2.56       1.82       (.50)      1.87       1.56       2.68

       .25         --         --         --         --         --


        --         --       (.30)        --         --         --
------------------------------------------------------------------

      2.81       1.82       (.80)      1.87       1.56       2.68
==================================================================
      1.20       1.20       1.20       1.20       1.20       1.15


     19.34      17.85      17.25      19.21      18.55      18.14


     9,087      8,566      7,551      7,556      7,371      6,983

     3,670      9,720      9,435      8,800      8,605      8,401
------------------------------------------------------------------
    12,757     18,286     16,986     16,356     15,976     15,384
==================================================================




     2,998      2,659      2,195      2,168      1,502      1,644

        --         --         --          7         23         37


        --        193        193        193         --         --


        --        188        204        204        204        198
------------------------------------------------------------------
     2,998      3,040      2,592      2,572      1,729      1,879
==================================================================


     2,086      2,411      2,421      2,637      2,006      2,318
==================================================================

     3,966      3,646      3,489      3,864      4,148      4,044


      15.2%      10.4%      (4.4)%      9.8%       8.3%      14.6%



     8,315      7,744      7,167      7,447      8,355      7,861

     1,230      1,522      1,606      1,619      1,826      1,467
------------------------------------------------------------------
     9,545      9,266      8,773      9,066     10,181      9,328
==================================================================







       459        332        (25)       340        377        516

        68         40        (76)        54        (36)        50
------------------------------------------------------------------
       527        372       (101)(5)    394        341(6)     566

        52         --         --         --         --         --


        --         --        (61)        --         --         --
------------------------------------------------------------------

       579        372       (162)       394        341        566
==================================================================


    36,748     39,022     38,669     40,621     45,214     46,976
     1,585      1,580      1,476      1,531      1,563      1,423
       347        323        321        318        325        292
       577        443        173        446        403        511



     5,512      5,592      5,488      5,592      5,664      5,775

    17,845     18,828     13,491     13,491     13,324     13,324




    25,282     26,334     26,937     28,187     29,847     30,379
        --         --         --         --         12         25
        --         --         --         --        443        351




   204,866    203,373    201,578    203,673    204,331    207,785
------------------------------------------------------------------

(1) 1998 results reflect nonrecurring charges of $71 million less related tax effect of $26 million, or $45 million.

(2) 1997 results reflect net nonrecurring charges of $13 million less related tax effect of $4 million, or $9 million.

(3) 1995 results reflect a charge for disposal of certain real estate assets of $290 million less related tax effect of $106 million, or $184 million.

(4) 1993 results reflect an extraordinary net gain as a result of extinguishing certain debt obligations of $86 million less related tax effect of $34 million, or $52 million.

(5) 1991 results reflect restructuring and other charges of $445 million less related tax effect of $162 million, or $283 million.

(6) 1989 results reflect net nonrecurring items of $401 million less related tax effect of $141 million, or $260 million.