Form 10-K, Exhibit 13
period 1999-12-26
WEYERHAEUSER CO
filed 2000-03-10
CIK 106535

1999 FINANCIAL HIGHLIGHTS
=========================================================================

Dollar amounts in millions except per-share figures     1999       1998
-------------------------------------------------------------------------
Net sales and revenues                               $ 12,262   $ 10,766
                                                     --------------------
Earnings before cumulative effect
 of a change in an accounting principle                   616        294

Cumulative effect of a change in an accounting
 principle(1)                                             (89)        -
                                                     --------------------
Net earnings                                              527        294
                                                     --------------------
Cash flow from operations, before working
 capital changes                                        1,396      1,018

Capital expenditures (excluding acquisitions)             566        615

Total assets                                           18,339     12,834

Shareholder interest                                    7,173      4,526
                                                     --------------------

BASIC EARNINGS PER SHARE(3)
------------------------------------------------------------------------------
                                      1999                               1998
                ------------------------------------------------------ -------
                Before cumulative effect    Cumulative effect
                   of a change in an        of a change in an
                  accounting principle    accounting principle  Net(2)  Net(2)
                ------------------------------------------------------ -------
First quarter           $  .21                  $ (.45)        $ (.24) $  .43
Second quarter             .82                      -             .82     .34
Third quarter             1.18                      -            1.18     .56
Fourth quarter             .79                      -             .79     .15
                ------------------------------------------------------ -------
                        $ 2.99                  $ (.43)        $ 2.56  $ 1.48
                ====================================================== =======

(1) The cumulative effect of a change in an accounting principle in 1999 reflects the after-tax effect of the first-quarter write-off of the unamortized balance of capitalized start-up costs at year-end 1998.

(2) Included in 1999 earnings were nonrecurring items principally for MacMillan Bloedel acquisition costs incurred in the fourth quarter and asset impairment charges primarily associated with the decision to sell the company's Composite Products business booked in the first quarter. The sale of this business occurred in the second quarter. Net earnings before these nonrecurring items and the cumulative effect of a change in an accounting principle were $681 million, or $3.31 per share.

(3) Diluted earnings per share by quarter for 1999 and 1998 were ($0.24), $0.81, $1.18 and $ 0.78; and $0.43, $0.34,
$0.55 and $0.15, respectively.

MARKET PRICES HIGH/LOW          1999                            1998
------------------------------------------------------------------------------
First quarter          $       62 - 49 9/16            $ 57 15/16 - 44 15/16
Second quarter           73 15/16 - 55 9/16               61 7/16 - 44 9/16
Third quarter              69 3/4 - 54 13/16              47 7/16 - 36 3/4
Fourth quarter           72 15/16 - 54 9/16               51 9/16 - 41 3/4
Year                   $ 73 15/16 - 49 9/16            $  61 7/16 - 36 3/4
------------------------------------------------------------------------------

The consolidated financial statements include: (1)
Weyerhaeuser Company (Weyerhaeuser), principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, and (2) Real estate and related assets, principally engaged in real estate development and construction, and other real estate related activities.

PULP, PAPER AND PACKAGING
=========================================================================

NET SALES                       1999     1998     1997     1996     1995
--------------------------------------------------------------------------
In millions of dollars
Pulp                          $ 1,060  $   935  $   986  $   954  $ 1,616
Paper                           1,010      869      842      803    1,001
Paperboard and containerboard     369      298      301      281      325
Packaging                       2,005    1,894    1,781    1,921    1,863
Newsprint                          -        37      416      451      508
Recycling                         239      191      189      140      266
Other products                    149       88       94       98      103
                              --------------------------------------------
                              $ 4,832  $ 4,312  $ 4,609  $ 4,648  $ 5,682
                              ============================================

SALES VOLUMES                   1999     1998     1997     1996     1995
--------------------------------------------------------------------------
In thousands
Pulp-air-dry metric tons        2,273    2,012    1,982    1,868    2,060
Paper-tons                      1,460    1,181    1,146    1,007    1,006
Paperboard-tons                   248      236      243      205      230
Containerboard-tons               576      323      389      346      259
Packaging-MSF                  46,483   44,299   44,508   42,323   34,342
Newsprint-metric tons              -        62      684      629      663
Recycling-tons                  2,785    2,546    2,229    2,011    1,467
                              ---------------------------------------------

ANNUAL PRODUCTION          CAPACITY    1999    1998    1997    1996    1995
-----------------------------------------------------------------------------
In thousands
Pulp-air-dry metric tons     2,285     2,219   1,971   2,063   2,004   2,159
Paper-tons                   1,595     1,511   1,235   1,128   1,034   1,060
Paperboard-tons                230       251     237     231     206     229
Containerboard-tons          3,694     2,622   2,291   2,381   2,331   2,329
Packaging-MSF               66,000    48,758  46,410  46,488  44,471  36,041
Newsprint-metric tons           -         -       69     704     631     687
Recycling-tons                  -      4,287   3,833   3,655   3,428   2,754
                           --------------------------------------------------

PRINCIPAL MANUFACTURING FACILITIES
--------------------------------------------------------------
Pulp               9             Containerboard             7
Paper              6             Packaging                 64
Paperboard         1             Recycling                 24
--------------------------------------------------------------


1999 PULP MILL CAPACITIES            1999 total capacity 2.3 million metric tons
--------------------------------------------------------------------------------
Metric tons in thousands     (Shown as bar graph in document)
================================================================================
LOCATION

Columbus, MS             380
Cosmopolis, WA           140
Dryden, ONT               75
Flint River, GA          330
Grande Prairie, ALB      310
Kamloops, BC             470
New Bern, NC             315
Plymouth, NC             130
Prince Albert, SASK      135


Weyerhaeuser's Pulp business is the world leader in producing softwood market pulp for global markets. We manufacture three major product lines: softwood and hardwood papergrade pulp, absorbent pulp, and dissolving and specialty pulp. Customers from around the world buy this pulp for use in products such as fine writing, office and publication papers; diapers and absorbent personal care products; pharmaceuticals; and a photographic-base paper. We strive to produce these products in a way that reduces unwanted byproducts and captures and reuses all available resources during the pulp process.

1999 PAPER MILL CAPACITIES          1999 total capacity 1.6 million tons
--------------------------------------------------------------------------------
Tons in thousands      (Shown as bar graph in document)
================================================================================
LOCATION

Columbus, MS             220
Dryden, ONT              395
Longview, WA             160
Plymouth, NC             430
Prince Albert, SASK      250
Rothschild, WI           140


Our Fine Paper business manufactures coated and uncoated fine papers for printing, publishing, and business and office use. Some of the most recognizable names are First Choice premium electronic imaging paper and Cougar(R) Opaque and Lynx Opaque(R) printing papers. Our Newsprint business is a joint venture with Nippon Paper Industries of Japan that makes high-quality newsprint for newspaper publishers and commercial printers in the western United States and Japan. The Bleached Paperboard business primarily makes paperboard used to produce containers such as milk and juice cartons and paper cups.



1999 MEDIUM CAPACITIES                      1999 total capacity 1.1 million tons
--------------------------------------------------------------------------------
Tons in thousands      (Shown as bar graph in document)
================================================================================
LOCATION

North Bend, OR           252
Pine Hill, AL            287 (Location acquired from MacMillan Bloedel)
Plymouth, NC             176
Sturgeon Falls, ONT       99 (Location acquired from MacMillan Bloedel)
Valliant, OK             255


1999 LINERBOARD CAPACITIES                  1999 total capacity 2.6 million tons
--------------------------------------------------------------------------------
Tons in thousands      (Shown as bar graph in document)
================================================================================
LOCATION

Henderson, KY            173 (Location acquired from MacMillan Bloedel)
Pine Hill, AL            566 (Location acquired from MacMillan Bloedel)
Plymouth, NC             297
Springfield, OR          723
Valliant, OK             866


Weyerhaeuser manufactures package-strength medium and linerboard. The medium is used in forming the fluted (or wavy) portion of corrugated packaging that provides package strength and extra cushioning to the products in the box.
The linerboard is the flat, outer sheets of paper used to create the inside and outside facings of a corrugated box.
The liners provide extra stacking strength and a smooth graphics surface for the finished box. Containerboard and corrugated packaging are made from renewable and recyclable resources with an average recycled content of 57 percent.


--------------------------------------------------------------------------------
MANUFACTURING FACILITIES
================================================================================
PACKAGING PLANTS

Arizona, Arkansas, California, Colorado, Connecticut,
Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kentucky,
Louisiana, Maryland, Michigan, Minnesota, Mississippi,
Missouri, Nebraska, New Jersey, New York, North Carolina,
Ohio, Oregon, Tennessee, Texas, Virginia, Washington,
Wisconsin; Guanajuato, Mexico


PAPER AND CONTAINERBOARD RECYCLING

Arizona, California, Colorado, Illinois, Iowa, Kansas,
Maryland, Minnesota, Nebraska, North Carolina, Oklahoma,
Oregon, Tennessee, Texas, Utah, Virginia, Washington

TIMBERLANDS
==========================================================================

NET SALES                       1999     1998     1997     1996     1995
--------------------------------------------------------------------------
In millions of dollars
To unaffiliated customers:
   Raw materials (logs,
    chips and timber)         $   626  $   599  $   760  $   830  $  850
   Other products                  30       37       37       37      32
                              --------------------------------------------
                              $   656  $   636  $   797  $   867  $  882
                              ============================================
   Intersegment sales         $   537  $   488  $   520  $   513  $  574
                              ============================================

SALES VOLUMES                   1999     1998     1997     1996     1995
--------------------------------------------------------------------------
In millions
Raw materials-cubic feet          287      259      235      254      254
                             ---------------------------------------------

ANNUAL PRODUCTION               1999     1998     1997     1996     1995
--------------------------------------------------------------------------
In millions
Logs-cubic feet                   521      495      476      412      420
Fee harvest-cubic feet            634      585      541      496      518
                              --------------------------------------------

U.S. OWNED AND LEASED TIMBERLANDS        Total acres owned or leased 5.7 million
--------------------------------------------------------------------------------
Acres in thousands       (Shown as bar graph in document)
================================================================================
LOCATION

Alabama                  625
Arkansas                 737
Georgia                  334
Louisiana                358
Mississippi              646
North Carolina           575
Oklahoma/Texas           510
Oregon                   579
Washington             1,381

In the United States, Weyerhaeuser owns and operates 5.7 million acres of privately managed forests in 10 states for sustainable wood production. We manage our forests to increase the quality and volume of wood produced, as well as to protect important natural resources. Such forest practices include planting 300 to 600 seedlings on each acre, thinning forest stands to give remaining trees more room to grow, pruning selected trees to produce knot-free wood, fertilizing stands to supplement natural nutrient levels, and harvesting at sustainable rates-approximately 2 percent of our forestlands each year in the West and 3 percent in the South where the growing cycle is faster.



CANADIAN OWNED AND                              Total acres owned or licensed
 LICENSED TIMBERLANDS                       33.5 million (13.6 million hectares)
--------------------------------------------------------------------------------
Acres in thousands       (Shown as bar graph in document)
================================================================================
LOCATION

Alberta                  7,515
British Columbia         6,412
New Brunswick              177
Ontario                  6,539
Saskatchewan            12,807

Forests in Canada generally are publicly owned and administered by provincial governments. Weyerhaeuser Canada holds renewable, long-term licenses on 32.8 million acres (13.3 million hectares) of productive forestlands in five provinces and owns 663,000 acres (268,000 hectares) in British Columbia. Weyerhaeuser works closely with various stakeholder groups to achieve business improvement opportunities. This includes working with various major universities in the area of forestry research and development; strengthening relationships with Aboriginal peoples; and helping establish sustainable forest management standards.

WOOD PRODUCTS
==========================================================================

NET SALES                       1999     1998     1997     1996     1995
--------------------------------------------------------------------------
In millions of dollars
Softwood lumber               $ 2,318  $ 1,793  $ 2,094  $ 1,988  $ 1,648
Softwood plywood and veneer       539      452      502      519      591
Oriented strand board,
 composite and other panel
 products                         825      765      594      667      752
Hardwood lumber                   280      240      272      235      193
Engineered wood products          409      330      284      233      207
Raw materials (logs, chips
 & timber)                        194      228      232      220      228
Other products                    791      667      599      511      430
                              --------------------------------------------
                              $ 5,356  $ 4,475  $ 4,577  $ 4,373  $ 4,049
                              ============================================

SALES VOLUMES                   1999     1998     1997     1996     1995
--------------------------------------------------------------------------
In millions
Softwood lumber-board feet      5,734    4,995    4,869    4,745    4,515
Softwood plywood and veneer
 -square feet (3/8)             1,902    1,842    2,042    2,172    2,324
Composite panels
 -square feet (3/4)               410     586       551      604      648
Oriented strand board
 -square feet (3/8)             2,716   2,697     2,462    2,083    1,931
Hardwood lumber-board feet        397     339       362      349      293
Doors (thousands)                 720     789       730      652      648
Raw materials-cubic feet          305     315       325      304      260
                              ---------------------------------------------

ANNUAL PRODUCTION          CAPACITY    1999    1998    1997    1996    1995
-----------------------------------------------------------------------------
In millions
Softwood lumber-board feet    5,452    4,532   4,025   3,968   3,701   3,419
Softwood plywood and veneer
 -square feet (3/8)           1,371    1,065     960   1,092   1,243   1,292
Composite panels
 -square feet (3/4)             228      281     510     478     535     583
Oriented strand board
 -square feet (3/8)           3,365    2,452   2,179   2,041   1,687   1,654
Hardwood lumber-board feet      386      376     342     345     333     278
Doors (thousands)               850      732     788     740     646     643
Logs-cubic feet                  -       572     526     519     500     494
                           --------------------------------------------------

PRINCIPAL MANUFACTURING FACILITIES
----------------------------------------------------------------------------
Softwood lumber, plywood and veneer          45   Hardwood lumber         12
Composite panels                              3   Doors                    1
Oriented strand board                         9
----------------------------------------------------------------------------



BUILDING MATERIALS DISTRIBUTION sells a broad range of building materials from a network of in-market customer service centers, satellites and reload operations located throughout North America.
================================================================================
U.S. LOCATIONS

Alabama, Arizona, California, Colorado, Florida,
Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky,
Louisiana, Maryland, Massachusetts, Michigan, Minnesota,
Mississippi, Missouri, Montana, Nevada,
New Jersey, New York, North Carolina, Ohio, Oklahoma,
Oregon, Pennsylvania, Tennessee, Texas, Utah, Virginia,
Washington, Wisconsin

CANADIAN LOCATIONS

Alberta, British Columbia, Manitoba, Nova Scotia, Ontario,
Quebec, Saskatchewan

SOFTWOOD LUMBER                       1999 total capacity 5.5 billion board feet
--------------------------------------------------------------------------------
Board feet in millions       (Shown as bar graphs in document)
--------------------------------------------------------------------------------
WESTERN U.S.                          1999 total capacity 1.1 billion board feet
================================================================================
LOCATION

Aberdeen, WA             200
Cottage Grove, OR        315
Enumclaw, WA             230
Green Mountain, WA       230
Raymond, WA              170


--------------------------------------------------------------------------------
SOUTHERN U.S.                         1999 total capacity 2.1 billion board feet
================================================================================
LOCATION

Barnesville, GA          136
Bruce, MS                214
Dierks, AR               195
Greenville, NC           219
Holden, LA               121
McComb, MS               195
Millport, AL              95
Mt. Pine, AR             115
New Bern, NC              94
Philadelphia, MS         211
Pine Hill, AL            103 (acquired from MacMillan Bloedel)
Plymouth, NC             174
Wright City, OK          225
Durango, MEXICO           24 (acquired from MacMillan Bloedel)


--------------------------------------------------------------------------------
CANADA                                1999 total capacity 2.2 billion board feet
================================================================================
LOCATION

Big River, SASK                 99
Carrot River, SASK              68 (acquired from MacMillan Bloedel)
Chapleau, ONT                  130 (acquired from MacMillan Bloedel)
Chemainus, BC                  101 (acquired from MacMillan Bloedel)
Drayton Valley, ALB            134
Dryden, ONT                     73
Ear Falls, ONT                 134
Grande Cache, ALB              114
Grande Prairie, ALB            207
Kamloops, BC                   116
Nanaimo, BC                     71 (acquired from MacMillan Bloedel)
New Westminster, BC            136 (acquired from MacMillan Bloedel)
Okanagan Falls, BC             136
Port Alberni (ADP), BC         177 (acquired from MacMillan Bloedel)
Port Alberni (SOMASS), BC       82 (acquired from MacMillan Bloedel)
Princeton, BC                  135
Vancouver, BC                  122 (acquired from MacMillan Bloedel)
Vavenby, BC                    151


Weyerhaeuser lumber in North America is produced from a variety of species. The lumber business works closely with our Timberlands group and other suppliers to ensure raw materials that meet specifications for log quality, including species, length, bucking and cleanliness.
Technological advances, such as curve sawing that follows the natural curve of the tree, help Weyerhaeuser lumber operations minimize waste and obtain the maximum value from each log.

OSB MILL CAPACITIES                  1999 total capacity 3.4 billion square feet
--------------------------------------------------------------------------------
Square feet 3/8" in millions       (Shown as bar graph in document)
================================================================================
LOCATION

Drayton Valley, ALB      400
Edson, ALB               400
Elkin, NC                340
Grayling, MI             445
Hudson Bay, SASK         210 (acquired from MacMillan Bloedel)
Miramichi, NB            400 (acquired from MacMillan Bloedel)
Slave Lake, ALB          220
Sutton, WV               520
Wawa, ONT                430 (acquired from MacMillan Bloedel)


Weyerhaeuser is the world's second-largest producer of oriented strand board (OSB). OSB is a construction panel made with layers of precision-manufactured wood "strands" that are aligned, formed into panels and pressed with an exterior grade adhesive resin. The resulting engineered product is a high-quality, cost-effective panel for structural sheathing, subflooring, underlayments, webstock for I-beam floor joists, furniture stock and other building components. We market OSB as Sturdi-Wood(TM) in the western United States, Canada and Asia, and as Structurwood(R) in the eastern and midwestern United States.




SOFTWOOD PLYWOOD AND VENEER CAPACITY                     1999 total capacity
                                                       1.4 billion square feet
--------------------------------------------------------------------------------
Square feet 3/8" in millions          (Shown as bar graph in document)
================================================================================
LOCATION

Aberdeen, WA (veneer)          150
Dierks, AR                     215
Hudson Bay, SASK                86 (acquired from MacMillan Bloedel)
Millport, AL                   227
Mt. Pine, AR                   252
Nipigon, ONT (hardwood)         41 (acquired from MacMillan Bloedel)
Pine Hill, AL                  153 (acquired from MacMillan Bloedel)
Wright City, OK                247


Plywood is a panel made with multiple layers of softwood veneer and is used as a construction material and "appearance" panel by builders and home remodelers both in North America and overseas. It also has industrial applications such as truck-trailer linings and upholstered furniture frame-stock. Weyerhaeuser is a major producer of plywood panels.



HARDWOOD LUMBER                       1999 total capacity 386 million board feet
--------------------------------------------------------------------------------
Board feet in millions       (Shown as bar graph in document)
================================================================================
LOCATION

Arlington, WA              60
Centralia, WA              60
Dorchester, WI             24
Eugene, OR                 60
Garibaldi, OR              25
Lewiston, MI                7
Little Rock, AR            20
Longview, WA               60
Onalaska, WI               12
Sedro Woolley, WA          25
Titusville, PA             21
Wright City, OK            12



Weyerhaeuser is one of the leading producers of hardwood lumber and components in the world. Major furniture, cabinet and architectural millwork manufacturers domestically and worldwide purchase the lumber and component products produced by our Hardwood Lumber business. Choicewood(TM) boards, mouldings, panels and other specialty items are sold to retailers throughout North America. Other products include hardwood lumber, components, pallet cants, ties and a unique clear dimension lumber product for the Japanese fine furniture industry.

TRUS JOIST  Trus Joist manufactures a variety of engineered
wood products for structural framing and industrial
applications. It is the world's largest manufacturer of
engineered wood products. Weyerhaeuser acquired Trus Joist
in January 2000 following a successful tender offer to
shareholders of TJ International, the holding company that
owned Trus Joist.
================================================================================
U.S. LOCATIONS

Alabama, California, Georgia, Kentucky, Louisiana,
Minnesota, Ohio, Oregon, Washington, West Virginia

CANADIAN LOCATIONS

Alberta, British Columbia



REAL ESTATE AND RELATED ASSETS
--------------------------------------------------------------------------------
OPERATIONS                         PRINCIPAL LOCATIONS
================================================================================
Land Management                    Arkansas, Georgia, North Carolina, Washington
Pardee Construction Company        Nevada, Southern California
Quadrant Corporation               Washington
Trendmaker Homes                   Texas
Winchester Homes                   Maryland, Virginia
Weyerhaeuser Realty Investors      California, Washington

                                           31


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

 The company has 44,800 employees, of whom 43,800 are employed in its timber-based businesses, and of this number, approximately 23,000 are covered by collective bargaining agreements, which generally are negotiated on a multi-year basis.

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

 On November 1, 1999, the company completed the acquisition of MacMillan Bloedel Limited (MB).

 This acquisition included:

 . 428,000 acres of fee timberlands in the United States and 554,000 acres in Canada and 6 million acres of timberlands under long-term licensing arrangements in Canada.

 . 11 softwood lumber mills, three oriented strand board mills, three plywood mills, a particleboard mill, an integrated operation in Mexico and 31 Building Materials
Distribution centers to the wood products segment.

 . A 49 percent interest in Trus Joist MacMillan, a joint venture based in Boise, Idaho, with 16 facilities in the United States and Canada that manufacture and market engineered wood products for structural framing and industrial applications.

 . Three containerboard mills and 19 corrugated packaging facilities to the Containerboard Packaging business in the pulp, paper and packaging segment.

 In 1999, the company's sales to customers outside the United States totaled $2.3 billion (including exports of $1.2 billion from the United States and $1.1 billion of Canadian export and domestic sales), or 19 percent of total consolidated sales and revenues, compared with 17 percent in 1998. All sales to customers outside the United States are subject to risks related to international trade and to political, economic and other factors that vary from country to country.

------------------------------------------------------------
BUSINESS SEGMENTS
============================================================
TIMBERLANDS

The company is engaged in the management of 5.2 million acres of company-owned and .5 million acres of leased commercial forestland in the United States (3.8 million acres in the South and 1.9 million acres in the Pacific
Northwest), most of it highly productive and located extremely well to serve both domestic and international markets. The standing timber inventory on these lands is approximately 96 million cunits (a cunit is 100 cubic feet of solid wood). The relationship between cubic measurement and the quantity of end products that may be produced from timber varies according to the species, size and quality of timber, and will change through time as the mix of these variables changes. To sustain the timber supply from its fee timberlands, the company is engaged in extensive planting, suppression of nonmerchantable species, precommercial and commercial thinning, fertilization and operational pruning, all of which increase the yield from its fee timberland acreage.

 The company, through its wholly owned subsidiary, Weyerhaeuser New Zealand Inc., is responsible for the management and marketing activities of a New Zealand joint venture located on the northern end of the South Island consisting of 151,000 acres of Crown Forest License cutting rights and approximately 42,000 acres of freehold land.

 The company, through its wholly owned subsidiary, Weyerhaeuser Forestlands International, is a 50 percent owner in RII Weyerhaeuser World Timberfund, L.P. (WTF), a joint-venture partnership, which makes investments outside the United States. During the second quarter of 1999, WTF paid approximately U.S. $142 million to acquire 62,500 acres of radiata pine plantations, two softwood lumber mills with a capacity of 115 million board feet, a lumber treating operation, a pine molding remanufacturing plant, a chip export business and a 30 percent interest in a sales and distribution business in Australia. Approximately 500 people work in these operations. This joint venture also owns 97 percent of a Uruguayan venture, Colonvade, S.A., which has acquired over 237,000 acres of private grazing land that is currently being converted into plantation forests.

                             42



Dollar amounts in millions           1999   1998   1997   1996   1995
-----------------------------------------------------------------------
Sales to unaffiliated customers:
 Raw materials (logs, chips
  and timber)                       $ 626  $ 599  $ 760  $ 830  $ 850
 Other products                        30     37     37     37     32
-----------------------------------------------------------------------
                                    $ 656  $ 636  $ 797  $ 867  $ 882
=======================================================================
Intersegment sales                  $ 537  $ 488  $ 520  $ 513  $ 574
=======================================================================
Approximate contributions
 to earnings                        $ 535  $ 487  $ 535  $ 503  $ 560
=======================================================================

WOOD PRODUCTS
The company's wood products businesses produce and sell softwood lumber, plywood and veneer; oriented strand board, composite and other panels; hardwood lumber; doors and treated products. These products are sold primarily through the company's own sales organizations. Building materials are sold to wholesalers, retailers and industrial users. The raw materials required to produce these products are purchased from third parties, transferred at market price from the company's timberlands, or obtained from long-term licensing arrangements.

 During the second quarter of 1999, the company sold its composite products businesses facilities located at Adel, Georgia; Moncure, North Carolina; and Springfield, Oregon, and a ply-veneer plant at Springfield.

Dollar amounts in millions          1999    1998    1997    1996    1995
-------------------------------------------------------------------------
Sales to unaffiliated customers:
 Softwood lumber                 $ 2,318 $ 1,793 $ 2,094 $ 1,988 $ 1,648
 Softwood plywood and veneer         539     452     502     519     591
 Oriented strand board,
  composite and other panels         825     765     594     667     752
 Hardwood lumber                     280     240     272     235     193
 Engineered wood products            409     330     284     233     207
 Raw materials (logs, chips
  and timber)                        194     228     232     220     228
 Other products                      791     667     599     511     430
-------------------------------------------------------------------------
                                 $ 5,356 $ 4,475 $ 4,577 $ 4,373 $ 4,049
=========================================================================
Approximate contributions to
 earnings(1)(2)(3)               $   470 $   183 $   172 $   302 $   248
=========================================================================

(1) After nonrecurring charges totaling $99 million for facility closure costs associated with the acquisition of MacMillan Bloedel and the disposition of the company's
Composite Products business in 1999.

(2) After nonrecurring charges totaling $25 million for changes to the British Columbia lumber operations in 1998.

(3) After nonrecurring charges totaling $40 million associated with the closure of a lumber mill and two plywood facilities in 1997.

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

Dollar amounts in millions          1999     1998     1997     1996     1995
-----------------------------------------------------------------------------
Sales to unaffiliated customers:
 Pulp                            $ 1,060  $   935  $   986  $   954  $ 1,616
 Paper                             1,010      869      842      803    1,001
 Paperboard and containerboard       369      298      301      281      325
 Packaging                         2,005    1,894    1,781    1,921    1,863
 Newsprint(1)                         -        37      416      451      508
 Recycling                           239      191      189      140      266
 Other products                      149       88       94       98      103
-----------------------------------------------------------------------------
                                 $ 4,832  $ 4,312  $ 4,609  $ 4,648  $ 5,682
=============================================================================
Approximate contributions to
 earnings(2)(3)                  $   310  $   150  $   164  $   307  $ 1,181
=============================================================================

(1) As of February 1998, the company's ownership in its newsprint subsidiary changed from 80 percent to 50 percent;
therefore, 1998 results reflect one month's sales.

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

Dollar amounts in millions          1999     1998     1997    1996    1995
---------------------------------------------------------------------------
Sales to and revenues from
 unaffiliated customers:
  Single-family units            $   960  $   834  $   688  $  573  $  563
  Multi-family units                   3       36       29      12      -
  Residential lots                    99      103       91      76      60
  Commercial lots                     58       23       57      50      29
  Commercial buildings                48      100       68      43       4
  Acreage                             33       36       41      25      36
  Interest(1)                         10       18       35      70      76
  Loan origination and
   servicing fees(1)                  -        -        35     100      84
  Other                               25       42       49      60      67
----------------------------------------------------------------------------
                                 $ 1,236  $ 1,192  $ 1,093  $ 1,009  $  919
============================================================================
Approximate contributions to
 earnings(2)                     $   190  $   124  $   111  $    43  $ (277)
============================================================================

(1) Interest and loan origination and servicing fees relate principally to the company's operations in financial services through its subsidiary, Weyerhaeuser Mortgage
Company, which was sold in the second quarter of 1997.

(2) After a $45 million gain on the sale of Weyerhaeuser
Mortgage Company in 1997 and a charge of $290 million to dispose of certain real estate assets in 1995.

CORPORATE AND OTHER
Corporate and other includes marine transportation and general corporate expense.

Dollar amounts in millions         1999    1998    1997    1996    1995
------------------------------------------------------------------------
Sales to unaffiliated customers  $  182  $  151  $  134  $  217  $  256
========================================================================
Approximate contributions to
 earnings(1)(2)(3)               $ (272) $ (225) $ (186) $ (183) $ (217)
========================================================================

(1) After nonrecurring charges of $3 million for costs associated with the acquisition of MacMillan Bloedel in 1999.

(2) After nonrecurring charges of $4 million for streamlining corporate operations in 1998.

(3) After a $10 million gain, which is the net effect of interest income from a favorable federal income tax decision and the loss incurred in the sale of Shemin Nurseries in 1997.

------------------------------------------------------------------------
ENVIRONMENTAL MATTERS
========================================================================

Since 1990, a number of fish and wildlife species that occur in streams and timberlands in the Pacific Northwest (Washington, Oregon, Idaho and northern California) have been listed as threatened or endangered in at least some portions of their ranges under the Endangered Species Act
(ESA). These include the northern spotted owl, marbled murrelet, Umpqua River cutthroat trout, and a number of salmon species, bull trout and steelhead trout. Petitions have been filed to list other species and additional populations of some of those species as threatened or endangered under the ESA. A consequence of these listings has been, and a consequence of future listings may be, reductions in the sale and harvest of timber on federal timberlands in the Pacific Northwest. Federal and state requirements to protect habitat for threatened and endangered species have resulted in restrictions on timber harvest on some nonfederal timberlands in the Pacific Northwest, including some timberlands of the company. Additional regulatory actions taken by federal or state agencies to protect habitat for these species may, in the future, result in restrictions on timber harvests and other forest management practices in such states, including company timberlands in western Washington and western Oregon, could increase operating costs, and could affect timber supply and prices. The company believes that such restrictions will not have a significant effect on the company's total harvest of timber or production of forest products in the year 2000, although they may have such an effect in the future.

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

 In February 1995, the company obtained U.S. Fish and Wildlife Service approval of a Habitat Conservation Plan
(HCP) and Incidental Take Permit with respect to northern spotted owls on approximately 209,000 acres of its Oregon coastal timberlands, which is expected to remain in effect for at least 50 years. In December 1996, the company applied to the U.S. Fish and Wildlife Service and the National Marine Fisheries Service for a multi-species HCP covering approximately 400,000 acres of company timberlands in western Oregon. If that HCP is approved and the related Incidental Take Permit is issued, the company would be authorized to "take" members of species currently listed or proposed for listing under the ESA and members of all or most species that may become listed in the future, in the course of conducting forest management and other activities on those lands. Under both HCPs, there are limits on the amounts of covered lands that can be sold or exchanged unless the new owner agrees to be bound by the HCP and related documents or the agencies approve the change in ownership. The company also has obtained from the U.S. Fish and Wildlife Service an Incidental Take Permit for the American burying beetle covering approximately 25,000 acres of lands in Oklahoma and has entered into agreements with the U.S. Fish and Wildlife Service to reduce uncertainties under the ESA with respect to red-cockaded woodpeckers on some of its timberlands in North Carolina and northern spotted owls on some of its timberlands in Washington.

 Forest practice acts in some of the states in which the company has timber increasingly affect present or future harvest and forest management activities. For example, forest practice acts in Washington and Oregon limit the size of clearcuts, require that some timber be left unharvested in riparian areas and sometimes in other areas to protect water quality and fish and wildlife habitat, regulate construction of forest roads and conduct of other forest management activities, require reforestation following timber harvest, and contain procedures for state agencies to review and approve proposed forest practice activities. Other states and some local governments regulate certain forest practices through various permit programs. Each state in which the company owns timberlands has developed "best management practices" (BMPs) to reduce the effects of forest practices on water quality and aquatic habitats. Additional and more stringent regulations and regulatory programs may be adopted by various state and local governments to achieve water quality standards under the Clean Water Act or to preserve aquatic habitats. These current or future forest practice acts, BMPs and other programs may reduce the volumes of timber that can be harvested, increase operating and administrative costs, and make it more difficult to respond to rapid changes in markets, extreme weather or other unexpected circumstances. However, the company does not anticipate that it will be disproportionately affected by these programs as compared with typical owners of comparable timberlands or that these programs will significantly disrupt its planned operations over large areas or for extended periods.

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

 The combination of the forest management and harvest restrictions and effects described in the preceding paragraphs has increased operating costs, resulted in changes in the value of timber and logs from the company's Pacific Northwest timberlands, and contributed to increases in the prices paid for wood products and wood chips during periods of high demand. One additional effect may be the continuation of some reduced usage of, and some substitution of other products for, lumber and plywood. The company does not believe that the restrictions and effects described in the above paragraphs have had, or in 2000 or 2001 will have, a significant effect on the company's total harvest of timber, although they may have such an effect in the future.

 Weyerhaeuser's Canadian forest operations are primarily carried out on public forestlands under forest licenses. Many of these lands are subject to the constitutionally protected treaty or common law rights of the First Nations people of Canada. For historical reasons, most of the lands in British Columbia (B.C.) are not covered by treaties and, as a result, the claims of B.C.'s First Nations people relating to these forest resources are largely unresolved. Such claims may, in the future, result in some decrease in the lands available for forest operations under B.C. licenses, including under the company's licenses and contracts, could result in additional restrictions on the sale and harvest of timber on B.C. timberlands, could increase operating costs, and could affect timber supply and prices. The company believes that such claims will not have a significant effect on the company's total harvest of timber or production of forest products in year 2000, although they may have such an effect in the future.

 In addition to the foregoing, the company is subject to federal, state or provincial and local air, water and land pollution control, solid and hazardous waste management, disposal and remediation laws and regulations in all areas in which it has operations, and to market demands with respect to chemical content of some products and use of recycled fiber. Compliance with these laws, regulations and demands usually involves capital expenditures as well as operating costs. The company cannot easily quantify future amounts of capital expenditures required to comply with these laws, regulations and demands, or the effects on operating costs, because in some instances compliance standards have not been developed or have not become final or definitive. In addition, compliance with standards frequently serves other purposes such as extension of facility life, increase in capacity, changes in raw material requirements, or increase in economic value of assets or products. While it is difficult to isolate the environmental component of most manufacturing capital projects, the company estimates that capital expenditures for environmental compliance were approximately $107 million (19 percent of total capital expenditures excluding acquisitions) in 1999. Based on its understanding of current regulatory requirements, the company expects that expenditures will range from $80 million to $100 million (9 to 11 percent of total capital expenditures) in 2000 and 2001.

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

 The company spent approximately $14 million in 1999 and expects to spend $15 million in 2000 on environmental remediation of these sites. It is the company's policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $110 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes.

 An Environmental Protection Agency (EPA) regulation under
Title 5 of the Clean Air Act requires updated comprehensive operating permits at many of the company's manufacturing operations. The company will update the permit applications on file with the states as needed during 2000 and anticipates that it will be able to obtain the necessary permits.

 The EPA published proposed regulations on December 17, 1993, known as the "cluster rules," which would establish maximum achievable control technology standards for noncombustion sources under the Clean Air Act, and revised wastewater effluent limitations under the Clean Water Act.
The original proposal has been modified on two occasions.
The final rule was approved by the administrator of the EPA in November 1997 and went into effect in early 1998. The cluster rules will require the company to commit over the next several years approximately $87 million of additional capital to further reduce air emissions and wastewater discharges.

------------------------------------------------------------------------
FINANCIAL REVIEW
------------------------------------------------------------------------
RESULTS OF OPERATIONS
========================================================================

1999 COMPARED WITH 1998
Consolidated net sales and revenues for 1999 were a record
$12.3 billion, an increase of 14 percent when compared with $10.8 billion in 1998. Increased volumes and higher prices over 1998 in essentially all product lines accounted for this increase. 1999 included two months' results from operations acquired in the MacMillan Bloedel business combination.

 1999 net earnings were $527 million, or $2.56 basic earnings per share, an increase of 79 percent over 1998 results of $294 million, or $1.48 basic earnings per share.
The company's fourth quarter results were negatively impacted by unanticipated effects of the lockout at some
British Columbia ports, continued cleanup in North Carolina after Hurricane Floyd and higher than normal maintenance expenses.

 1999 results were impacted by the following nonrecurring after-tax charges:

 . $89 million, or 43 cents per share, incurred in the first quarter for the cumulative effect of a change in an accounting principle that required the company to write off the unamortized balance of capitalized start-up costs at year-end 1998. This charge included $9 million for the company's interest in the write-off of unamortized start-up costs in three of its 50 percent-owned equity affiliates.

 . A charge of $65 million, or 32 cents per share, for closure or disposition of facilities. This included charges in the first quarter associated with the recognition of impairment of long-lived assets to be disposed of in four of the company's composite products facilities, a ply-veneer facility and a chip export dock, and in the fourth quarter for facility closure costs related to the MacMillan Bloedel acquisition.

 The year's results before these charges were $681 million, or $3.31 per share.

 The 1998 results reflected an after-tax charge of $45 million, or 23 cents per share, primarily associated with streamlining pulp and paper operations, the closure of a chemical facility and changes in the British Columbia operations. Before these charges, the company earned $339 million, or $1.71 per share, in 1998.

 During 1999, the company also incurred pretax charges of $32 million for Year 2000 remediation work compared with $42 million in the previous year.

 Diluted earnings per share, which are based on the inclusion of outstanding stock options and convertible debentures in the weighted average number of shares outstanding, were $2.55 and $1.47 for 1999 and 1998, respectively.

 The timberlands segment's operating earnings for 1999 were $535 million, a 10 percent increase over $487 million reported in 1998. Net sales for the year were $656 million, slightly higher than the $636 reported in the previous year. This increase was due to improvements in the Japanese economy, increased harvest levels in the U.S. South and overall demand for wood. The year ended with volumes and prices for both domestic and foreign log markets at levels higher than 1998.

 The wood products segment produced record operating earnings of $569 million in 1999 before nonrecurring charges of $94 million incurred in the disposition of the Composite Products business and $5 million for the acquisition of MacMillan Bloedel facilities. This compares favorably with earnings of $208 million before nonrecurring pretax charges of $25 million in 1998. Sales were $5.4 billion, an increase of 20 percent over the $4.5 billion reported in the prior year. New home construction and remodeling created a very strong demand for lumber and panels in 1999. The demand reached its height in the second and third quarters, achieving record earnings for both periods. The market cooled in the fourth quarter as a result of the traditional seasonal slowdown; however, prices remained above 1998 fourth-quarter levels.

 The year's operating earnings for the pulp, paper and packaging segment were $310 million compared with $192 million before nonrecurring pretax charges of $42 million in 1998, an increase of 61 percent. 1999 sales were $4.8 billion, up 12 percent over $4.3 billion recorded in 1998. Market conditions for pulp, containerboard and paper began improving during the second quarter due to the recovery of the global market for these products. This trend continued into the third and fourth quarters, which allowed the company to implement several price increases for pulp, containerboard and paper. At year-end, prices for all major product lines in this segment were at their highest levels of the year.

 The real estate and related assets segment produced record earnings of $190 million for the year compared with $124 million in 1998. Sales and revenues were $1.2 billion, comparable to 1998. The strength of the housing markets in which the company operates - especially
California - contributed to this 53 percent increase in earnings over the prior year. As the year ended, the real estate market was weakening; however, the segment's performance was helped by improved margins.

 Total costs and expenses for the year increased by $1 billion, or 10 percent, over the prior year. When considering the 14 percent increase in sales, operating margin is 9 percent for the year compared with 6 percent in 1998. Nonrecurring charges for the year, which included charges for acquisition and closure or disposition of facilities, impairment of long-lived assets to be disposed of, and Year 2000 remediation costs, were $134 million compared with $113 million in 1998. Selling, general and administrative expenses increased by $142 million over the prior year, primarily from an increase in accruals for employee performance incentives related to higher earnings.

 Other income (expense) is an aggregation of both recurring and occasional income and expense items and, as a result, can fluctuate from year to year. Significant items in 1999 were interest income of $33 million for Weyerhaeuser and $10 million for real estate and related assets. There were no significant items in 1998.

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

 The timberlands segment's operating earnings for 1998 were $487 million compared with $535 million in 1997. The 1998 results were hurt by a soft export market early in the year that weakened prices for both domestic and export logs. Net sales for the year were $636 million compared with $797 million in 1997. Export log prices did improve throughout the year and were above 1997 fourth-quarter levels at year-end.

 Operating earnings for the wood products segment were $208 million before the $25 million nonrecurring pretax charge associated with changes in the British Columbia lumber operations. This compares with the $212 million earned before nonrecurring pretax charges of $40 million for the closure of two plywood facilities and an export sawmill in 1997. This segment posted net sales of $4.5 billion for 1998, comparable to $4.6 billion in the prior year. Oriented strand board enjoyed a strong year with both volumes and prices above 1997 levels. Lower prices for lumber, however, offset the effects of higher volume driven by domestic housing starts.

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

CHARGES FOR CLOSURE OR DISPOSITION OF FACILITIES
In 1999, 1998, and 1997, the company took pretax charges of $102 million, $71 million and $89 million, respectively, for the closure or disposition of facilities. These costs were based on plans that identified each of the facilities that would be closed or disposed of and the number of employees to be involuntarily terminated, their functions and their locations. These charges were related to the following facilities or activities:

 1999:

 . $91 million for the impairment of long-lived assets to be disposed of related to the company's decision to sell its Composite Products business and ply-veneer facility and close a chip export facility. These facilities, with a net book value of $160 million, were located in Springfield, Oregon; Moncure, North Carolina; Adel, Georgia; and Coos Bay, Oregon. The Composite Products business and ply-veneer facility were sold in the second quarter. The chip export facility was closed in the fourth quarter.

 . $3 million for costs incurred in the disposition of the composite products facilities and ply-veneer facility and closure of the chip export facility.

 . $4 million for exit activities related to the planned closure of existing Building Materials Distribution centers that will become duplicative in the same geographical area as a result of the acquisition of MacMillan Bloedel. $2 million of this amount is for the termination of 64 employees, and another $2 million is for property-related items, primarily the termination of operating leases. The company is expected to complete these closures during 2000.

 . $4 million for integration costs related to the MacMillan Bloedel business combination.

 1998:

 . $25 million for changes in the British Columbia lumber operations - Due to increased costs, the market impact of U.S. lumber quotas and the effect of the size and location of the mills on the business' competitiveness, the company consolidated its British Columbia lumber operations. This included permanently closing a sawmill in Lumby, converting the Merritt mill to a planer-only operation, and reconfiguring the company's remaining four sawmills in the province to achieve improved production capacity. Two hundred jobs were affected by these changes.

 . $22 million for closure of the Longview, Washington, chlor-alkali facility - The company closed this facility in 1999 because of market conditions and the need to invest significant capital to ensure continued safe operation of the plant. This closure completed the company's exit from chemical manufacturing. One hundred jobs were affected by this closure.

 . $20 million for pulp and paper operations reorganization
- Streamlining efforts in these businesses affected 460 employees.

 . $4 million for corporate operations streamlining - The company outsourced its employee benefits administration and closed its urban waste recovery business, which affected 80 positions.

 These costs are categorized in the aggregate as follows:

Dollar amounts in millions                                     1998
------------------------------------------------------------------------
Termination and other employee-related costs                 $   39
Dispositions of property and equipment                           16
Write-off of inventories                                          1
Environmental cleanup                                             8
Other exit activities                                             7
------------------------------------------------------------------------
                                                             $   71
========================================================================

 1997:

 . $34 million for the closure, consolidation or disposition of recycling facilities - The company made adjustments to its nationwide system to meet the needs of internal and external customers in an increasingly competitive marketplace. Three hundred thirty jobs were affected by these changes.

 . $15 million for the closure of the corrugated medium machine and administrative reorganization at the Longview, Washington, plant site - The company determined that the machine was not large enough to be a cost-competitive operation and after examining the limited options available decided to permanently close the operation. No employees were affected in 1997 by the machine closure; however, the administrative reorganization affected 29 employees.

 . $25 million for the closures of the Plymouth, North
Carolina, and Philadelphia, Mississippi, plywood facilities
- These closures were a part of the company's long-term strategy to modify its wood products manufacturing facilities to match the changing future sources of raw materials.

 The company closed the Plymouth facility rather than modernize it in order to expand lumber production and reduce energy costs. This facility lacked an independent energy source, a problem that would have required a substantial investment. Two hundred forty jobs were affected by this closure.

 The closure of the Philadelphia facility allowed the company to strengthen the production capability of a sawmill that operates on the same site. The closure affected 165 jobs.

 . $15 million for the closure of the Coos Bay, Oregon, export sawmill and scaling back of related logging operations - Changing customer requirements, including declining demand for post-and-beam style housing and increased customer acceptance of substitute products in the Japanese market, eroded demand for products from this mill.
Japanese homebuilders are using more dimension lumber, laminated beams and prefabricated panels, a trend that will further erode demand for post-and-beam lumber. This closure affected 200 positions at the mill.

 These costs are categorized in the aggregate as follows:

Dollar amounts in millions                                        1997
------------------------------------------------------------------------
Termination and other employee-related costs                    $   17
Dispositions of property and equipment                              42
Write-off of goodwill                                               14
Write-off of inventories                                             4
Environmental cleanup                                                2
Leasehold termination costs                                          1
Other exit activities                                                9
------------------------------------------------------------------------
                                                                $   89
========================================================================

 Of the $262 million charges taken during these periods, approximately 64 percent of the total charges will not require cash outflows, while the remaining 36 percent requires cash outflows. The operating results of these facilities prior to our exit activities were not material to the company's results of operations. At year-end 1999, the company had $36 million reserved to complete these exit activities in 2000. Once fully implemented, the company expects these activities to improve annual operating costs by approximately $70 million by:

 . Lowering our labor costs due to downsizing our work force in the facilities and businesses affected.

 . Lowering depreciation and amortization costs for the net book value of property and equipment disposed of or closed and goodwill written off.

 . Productivity in our mill systems through a revised configuration of operating facilities with improved manufacturing logistics and costs.

------------------------------------------------------------------------
LIQUIDITY AND CAPITAL RESOURCES
========================================================================

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

OPERATIONS
Consolidated net cash provided by operations was $1.5 billion, an increase of 34 percent over $1.1 billion provided in 1998. $1.4 billion of the 1999 amount was provided by cash flow from operations before changes in working capital, while decreases in working capital accounted for $105 million. In 1998, cash flow from operations before working capital provided $1 billion with decreases in working capital providing $104 million.

 Cash flow from operations before changes in working capital by segment was as follows:


Dollar amounts in millions                       1999     1998     1997
------------------------------------------------------------------------
Timberlands                                   $   577  $   533  $   606
Wood products                                     705      373      384
Pulp, paper and packaging                         611      528      566
Real estate and related assets                     91       22        9
Corporate and other                              (588)    (438)    (473)
------------------------------------------------------------------------
                                              $ 1,396  $ 1,018  $ 1,092
========================================================================

 The increase of $378 million in cash flow from operations before changes in working capital is reflected primarily in increases of $233 million in net earnings and $120 million in noncash nonrecurring charges. In 1999, the company incurred a total of $191 million in nonrecurring charges for the write-off of capitalized start-up costs, impairment of long-lived assets to be disposed of, and closure or disposition of facilities. In 1998, the company had nonrecurring charges of $71 million for closure or disposition of facilities. These sources were partially offset by an increase of $48 million in the credit for noncash pension and other postretirement benefits due to favorable investment returns.

 Weyerhaeuser's 1999 working capital, net of the effects of the acquisition of MacMillan Bloedel and the disposition of the Composite Products business, decreased by $63 million. An increase in accounts payable and accrued liabilities and a decrease in prepaid expenses offset, in part, by increased receivables and inventories provided cash. The product inventory turnover rate was 12.5 times in 1999 compared with
11.8 times in 1998.

 In 1998, working capital, net of the effects of the NORPAC equity restructuring from a fully consolidated subsidiary to an equity affiliate and the purchase of the Dryden paper mill and sawmills, decreased by $86 million. This was reflected in decreases of receivables, inventories and prepaid expenses.

 Net working capital in the real estate and related assets segment provided $42 million in 1999 compared with $18 million in 1998. Increases in accounts payable and current year's income tax accrual were offset, in part, by acquisition of land and residential lots.

INVESTING
Capital expenditures in 1999, excluding acquisitions, were $566 million, down 8 percent from the $615 million spent in 1998. They are currently expected to approximate $900 million, excluding acquisitions, in 2000; however, these expenditures could be increased or decreased as a consequence of future economic conditions.

 Capital spending by segment, excluding acquisitions, over the past three years was as follows:


Dollar amounts in millions                       1999     1998     1997
------------------------------------------------------------------------
Timberlands                                   $   104  $    87  $    75
Wood products                                     143      169      239
Pulp, paper and packaging                         279      325      315
Corporate and other                                40       34       27
------------------------------------------------------------------------
                                              $   566  $   615  $   656
========================================================================

 Cash in the amount of $247 million was acquired in the MacMillan Bloedel business combination in 1999. Also, in 1999, the company increased its investment in equity affiliates by $52 million, primarily in the RII Weyerhaeuser World Timberfund, L.P., joint venture that acquired timber, sawmills and other facilities in Southeast Australia.

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

 The cash required to meet 1999 capital and other needs was provided by internal cash flow, the sale of the Composite
Products business, cash in the MacMillan Bloedel acquisition, new debt issuances and dividends from subsidiaries, which are eliminated upon consolidation. The real estate and related assets segment met its cash needs through internal cash flow and the sale of mortgage-related financial instruments.

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

FINANCING
Weyerhaeuser increased its interest-bearing debt by $661 million during the year, net of $703 million of debt assumed in the MacMillan Bloedel business combination. New borrowings, including a net increase in commercial paper, were $807 million. Debt payments, including approximately $101 million for the redemption of convertible subordinated debentures assumed in the MacMillan Bloedel business combination, were $383 million. In 1998, the company decreased its interest-bearing debt by

$35 million, with payments of $87 million being offset, in part, by the sales of $48 million of industrial revenue bonds. The company's debt to total capital ratio was 36 percent at the end of 1999 compared with 39 percent at the prior year-end.

 At the end of 1999, the company's cash and short-term investments reflected $1.6 billion in marketable securities. These liquid investments were being held to meet cash requirements in early January to complete the $720 million tender offer for the shares of TJ International and redeem $750 million in notes payable.

 During the year, the real estate and related assets segment reduced its long-term debt by $224 million, while increasing notes and commercial paper by $111 million. In
1998, issuances of debt and increases in commercial paper offset payments on debt for a nil change in overall debt.

 In 1999, the company received $97 million from the sale of treasury shares used in the exercise of employee stock options compared with $19 million in 1998. This increased activity reflects the rise in the market price of the company's common stock.

 Cash dividends of $321 million were paid during the year; comparable to the $319 million paid in 1998. Although common share dividends have exceeded the company's target ratio in recent years, the intent, over time, is to pay dividends to common shareholders in the range of 35 to 45 percent of common share earnings. Weyerhaeuser also received intercompany dividends of $100 million and $190 million from Weyerhaeuser Real Estate Company and Weyerhaeuser Financial Services, Inc., in 1999 and 1998, respectively. These dividends are eliminated on a consolidated basis.

 During the 1998 first quarter, the company expended $42 million to purchase 925,000 shares of its common stock. This completed the 11 million-share repurchase program that commenced in 1995.

 To ensure its ability to meet future commitments, Weyerhaeuser Company and Weyerhaeuser Real Estate Company have established unused bank lines of credit in the maximum aggregate sum of $1.66 billion. Neither of the entities is a guarantor of the borrowings of the other under any of these credit facilities.

MARKET RISK OF FINANCIAL INSTRUMENTS
As part of the company's financing activity, derivative securities are sometimes used to achieve the desired mix of fixed versus floating rate debt and to manage the timing of finance opportunities. The company does not hold or issue derivative financial instruments for trading. They are used to manage well-defined interest rate and foreign exchange risks.

 These include:

 . Foreign exchange contracts, which are hedges for foreign denominated accounts receivable and accounts payable. These contracts generate gains or losses that are recognized at the contracts' respective settlement dates. At December 26, 1999, the net open position of foreign exchange hedges in Canadian dollars, German DMs and Japanese yen was $310 million.

 . The company's derivative instruments, which are matched directly against outstanding borrowings, are "pay fixed, receive variable" interest rate swaps with highly rated counterparties in which the interest payments are calculated on a notional amount. The notional amounts do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to the company through its use of derivatives.

 At December 26, 1999, the company had one interest rate swap with a maturity date of November 6, 2001, and a notional amount of $75 million with a fixed interest rate of
6.85 percent. The value rate at December 26, 1999, based on the 30-day LIBOR, was 6.32 percent, with the fair value of the swap being a loss of $100,000. The amount of the obligation under this swap is based on the assumption that it had terminated at the end of the fiscal period and provides for the netting of amounts payable by and to the counterparty. In each case, the amount of such obligation is the net amount so determined.

 The company is exposed to credit-related gains or losses in the event of nonperformance by counterparties to these financial instruments; however, the company does not expect its counterparties to fail to meet their obligations.

------------------------------------------------------------------------
HARDBOARD SIDING CASES
========================================================================

The company is a defendant in hardboard siding cases that can be divided into two types:

 . Purported class actions. Of the nine class action cases that have been filed against the company since November
1996:

   - Four have been resolved without a class being certified. In one of those cases, the plaintiffs have filed an appeal of a summary judgment in favor of the company.

   - Four statewide cases are pending in Iowa, Oregon, South
 Carolina and Texas.

   - A class of plaintiffs has been certified in one case in California.

 . Primarily multi-family and residential development cases.

   - Two cases have gone to trial. One resulted in a jury verdict in favor of the company, and the other in a judgment for the plaintiffs of approximately $3.5 million, representing a jury verdict that the company was responsible for 20 percent of the plaintiff's losses and 80 percent were caused by construction defects attributable to the general contractor and certain subcontractors. The company has appealed this decision and has established a reserve in the amount of the judgment.

  - Twenty-five cases of this type are pending. No pattern was developed that would allow the company to establish a reserve beyond what the company has already established for the existing jury verdict.

 The company also has hardboard siding product claims that have not been, nor are they anticipated to be, significant in relation to the company's results of operations.

------------------------------------------------------------------------
ENVIRONMENTAL MATTERS
========================================================================

The company has established reserves for remediation costs on all of the approximately 115 active sites across our operations as of the end of 1999 in the aggregate amount of $46 million, up from $32 million at the end of 1998. This increase reflects the acquisition of MacMillan Bloedel, the incorporation of new information on all sites concerning remediation alternatives, updates on prior cost estimates and new sites (none of which were significant) less the costs incurred to remediate these sites during this period. The company has accrued remediation costs into this reserve as follows: $9 million, $28 million and $20 million in 1999, 1998 and 1997, respectively. The company incurred remediation costs as follows: $14 million, $14 million and $18 million in 1999, 1998 and 1997, respectively, and charged these costs against the reserve.

------------------------------------------------------------------------
CONTINGENCIES
========================================================================

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

------------------------------------------------------------------------
SUPPORT ALIGNMENT
========================================================================

In October, the company announced a new initiative to streamline and improve delivery of internal support services that is expected to result in $150 million to $200 million in annual savings. The company expects implementation of these plans to begin during the first quarter of 2000, a process that may take up to three years to complete. Because implementation plans are still under review, the specific number of employees affected, exact timing of the implementation and associated costs have not been finalized.

------------------------------------------------------------------------
YEAR 2000
========================================================================

Weyerhaeuser, like all other companies using computers and microprocessors, was faced with the task of addressing the Year 2000 problem. The company completed its goal of correcting and testing all affected systems across the company before the end of 1999 and during the transition to the year 2000 experienced only a few minor problems that were quickly fixed and did not significantly affect company operations. Through the end of 1999, the company incurred
$92 million of remediation costs, of which $37 million was incurred in 1999. $15 million of the cumulative amount has been capitalized for new hardware and software.

------------------------------------------------------------------------
ACCOUNTING MATTERS
========================================================================

PROSPECTIVE PRONOUNCEMENTS
In 1998, the Financial Accounting Standards Board issued
Statement of Financial Accounting Standards (SFAS) No. 133,
Accounting for Derivative Instruments and Hedging
Activities. The effective date of this pronouncement, originally fiscal years beginning after June 15, 1999, has been delayed to fiscal years beginning after June 15, 2000, with the issuance of SFAS No. 137 in June 1999.

 This statement is described in "Note 1. Summary of Significant Accounting Policies" of Notes to Financial
Statements.

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





------------------------------------------------------------------------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
------------------------------------------------------------------------

To the shareholders of Weyerhaeuser Company:

We have audited the accompanying consolidated balance sheets of Weyerhaeuser Company (a Washington corporation) and subsidiaries as of December 26, 1999, and December 27, 1998, and the related consolidated statements of earnings, cash flows and shareholders' interest for each of the three years in the period ended December 26, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Weyerhaeuser Company and subsidiaries as of December 26, 1999, and December 27, 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 26, 1999, in conformity with generally accepted accounting principles.

 As explained in Note 1 of Notes to Financial Statements, effective December 28, 1998, the company changed its method of accounting for start-up activities.


Seattle, Washington,
February 9, 2000                  ARTHUR ANDERSEN LLP




CONSOLIDATED STATEMENT OF EARNINGS
For the three-year period ended December 26, 1999
Dollar amounts in millions except per-share figures
========================================================================
                                              1999      1998      1997
------------------------------------------------------------------------
Net sales and revenues:
 Weyerhaeuser                             $ 11,026  $  9,574  $ 10,117
 Real estate and related assets              1,236     1,192     1,093
------------------------------------------------------------------------
Total net sales and revenues                 12,262   10,766    11,210
------------------------------------------------------------------------
Costs and expenses:
 Weyerhaeuser:
   Costs of products sold                    8,304     7,468     7,866
   Depreciation, amortization and
    fee stumpage                               634       611       616
   Selling, general and administrative
    expenses                                   791       649       646
   Research and development expenses            55        57        56
   Taxes other than payroll and income
    taxes                                      131       130       142
   Charges for closure or disposition of
    facilities (Note 15)                       102        71        89
   Charge for Year 2000 remediation             32        42         1
------------------------------------------------------------------------
                                            10,049     9,028     9,416
------------------------------------------------------------------------
 Real estate and related assets:
   Costs and operating expenses              1,017     1,016       909
   Depreciation and amortization                 6         5        12
   Selling, general and administrative
    expenses                                    54        53        96
   Taxes other than payroll and income
    taxes                                        8         8         8
------------------------------------------------------------------------
                                              1,085    1,082     1,025
------------------------------------------------------------------------
Total costs and expenses                     11,134   10,110    10,441
------------------------------------------------------------------------
Operating income                              1,128      656       769
Interest expense and other:
 Weyerhaeuser:
   Interest expense incurred                   279       264       271
   Less interest capitalized                    16         7        15
   Equity in income (loss) of
    affiliates (Note 3)                         26        28        (7)
   Other income (expense), net (Note 4)         38        15       (10)
 Real estate and related assets:
   Interest expense incurred                    72        77       110
   Less interest capitalized                    58        61        69
   Equity in income of joint ventures and
    limited partnerships (Note 3)               39        30        26
   Other income, net (Note 4)                   16         7        58
------------------------------------------------------------------------
Earnings before income taxes and
 cumulative effect of a change in
 an accounting principle                        970      463       539
Income taxes (Note 5)                           354      169       197
------------------------------------------------------------------------
Earnings before cumulative effect of
 a change in an accounting principle            616      294       342
Cumulative effect of a change in an
 accounting principle (Note 1)                   89       -         -
------------------------------------------------------------------------
Net earnings                               $    527  $   294  $    342
========================================================================

------------------------------------------------------------------------
                                               1999     1998      1997
------------------------------------------------------------------------
Per share (Note 2):
 Basic net earnings before cumulative
  effect of a change in an accounting
  principle                                 $ 2.99    $ 1.48    $ 1.72
 Cumulative effect of a change in an
  accounting principle                        (.43)       -         -
------------------------------------------------------------------------
                                            $ 2.56    $ 1.48    $ 1.72
========================================================================
 Diluted net earnings before cumulative
  effect of a change in an accounting
  principle                                 $ 2.98    $ 1.47    $ 1.72
 Cumulative effect of a change in an
  accounting principle                        (.43)       -         -
------------------------------------------------------------------------
                                            $ 2.55    $ 1.47    $ 1.72
========================================================================
Dividends paid per share                    $ 1.60    $ 1.60    $ 1.60
========================================================================

See notes on pages 61 through 81.


CONSOLIDATED BALANCE SHEET
Dollar amounts in millions
========================================================================
                                              December 26,  December 27,
                                                  1999          1998
------------------------------------------------------------------------
ASSETS
Weyerhaeuser
 Current assets:
  Cash and short-term investments (Note 1)    $  1,640      $     28
  Receivables, less allowances of $10 and $5     1,296           886
  Inventories (Note 7)                           1,329           962
  Prepaid expenses                                 278           294
------------------------------------------------------------------------
    Total current assets                         4,543         2,170
 Property and equipment (Note 8)                 7,560         6,692
 Construction in progress                          355           315
 Timber and timberlands at cost, less fee
  stumpage charged to disposals                  1,667         1,013
 Investments in and advances to equity
  affiliates (Note 3)                              950           482
 Goodwill, net of accumulated amortization
  of $3                                            792            -
 Other assets and deferred charges                 533           262
------------------------------------------------------------------------
                                                16,400        10,934
------------------------------------------------------------------------
Real estate and related assets
 Cash and short-term investments                     3             7
 Receivables, less discounts and allowances
  of $7 and $6                                      94            81
 Mortgage-related financial instruments,
  less discounts and allowances of $3 and $9
  (Notes 1 and 13)                                  84           119
 Real estate in process of development and
  for sale (Note 9)                                556           584
 Land being processed for development              956           854
 Investments in and advances to joint
  ventures and limited partnerships,
  less reserves of $3 and $4 (Note 3)              124           120
 Other assets                                      122           135
------------------------------------------------------------------------
                                                 1,939         1,900
------------------------------------------------------------------------
    Total assets                              $ 18,339      $ 12,834
========================================================================

See notes on pages 61 through 81.


CONSOLIDATED BALANCE SHEET
Dollar amounts in millions (continued)
========================================================================
                                              December 26,  December 27,
                                                  1999          1998
------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' INTEREST
Weyerhaeuser
 Current liabilities:
  Notes payable (Note 11)                     $     25      $      5
  Current maturities of long-term
   debt (Note 12)                                  855            88
  Accounts payable (Note 1)                        961           699
  Accrued liabilities (Note 10)                  1,093           707
------------------------------------------------------------------------
    Total current liabilities                    2,934         1,499
 Long-term debt (Notes 12 and 13)                3,974         3,397
 Deferred income taxes (Note 5)                  1,985         1,404
 Deferred pension, other postretirement
  benefits and other liabilities (Note 6)          773           488
 Commitments and contingencies (Note 14)
------------------------------------------------------------------------
                                                 9,666         6,788
------------------------------------------------------------------------
Real estate and related assets
 Notes payable and commercial paper (Note 11)      676           564
 Long-term debt (Notes 12 and 13)                  479           701
 Other liabilities                                 345           255
 Commitments and contingencies (Note 14)
------------------------------------------------------------------------
                                                 1,500         1,520
------------------------------------------------------------------------
    Total liabilities                           11,166         8,308
------------------------------------------------------------------------
Shareholders' interest (Note 16):
 Common shares: authorized 400,000,000 shares,
  issued 230,797,536 and 206,072,890 shares,
  $1.25 par value                                  288           258
 Exchangeable shares: no par value; unlimited
  shares authorized; 8,809,994 issued and
  held by nonaffiliates                            598            -
 Other capital                                   2,086           416
 Retained earnings                               4,578         4,372
 Cumulative other comprehensive (expense)         (167)         (208)
 Treasury common shares, at cost: 4,758,348
  and 7,063,917                                   (210)         (312)
------------------------------------------------------------------------
    Total shareholders' interest                 7,173         4,526
------------------------------------------------------------------------
    Total liabilities and shareholders'
     interest                                 $ 18,339      $ 12,834
========================================================================

CONSOLIDATED STATEMENT OF CASH FLOWS
For the three-year period ended December 26, 1999
Dollar amounts in millions
========================================================================

                                                      Consolidated
------------------------------------------------------------------------
                                                 1999     1998     1997
------------------------------------------------------------------------
Cash provided by (used for) operations:
 Net earnings                                 $   527  $   294  $   342
 Noncash charges (credits) to income:
  Depreciation, amortization and fee stumpage     640      616      628
  Deferred income taxes, net                      185      160       81
  Pension and other postretirement benefits       (85)     (37)      23
  Equity in (income) loss of affiliates, joint
   ventures and limited partnerships              (65)     (58)     (19)
  Effect of a change in accounting principle -
   net of taxes (Note 1)                           89       -        -
  Charges for closure or disposition of
   facilities (Note 15)                           102       71       89
 Decrease (increase) in working capital:
  Receivables                                    (113)       1       (9)
  Inventories, real estate and land               (68)      56      (13)
  Prepaid expenses                                 65       16      (10)
  Mortgage-related financial instruments           21       28      (64)
  Accounts payable and accrued liabilities        200        3       42
 (Gain) loss on disposition of a business          -        	-      (58)
 Other                                              3      (28)       6
------------------------------------------------------------------------
Cash provided by (used for) operations          1,501    1,122    1,038
------------------------------------------------------------------------
Cash provided by (used for) investing
 activities:
 Property and equipment                          (487)    (562)    (610)
 Timber and timberlands                           (79)     (53)     (46)
 Cash and short-term investments acquired in
  a business combination (Note 18)                247       -        -
 Property and equipment and timber and
  timberlands from acquisitions                    -      (494)     (13)
 Working capital from acquisitions                 -       (49)      (2)
 Investments in and advances to equity
  affiliates                                      (20)       6     (182)
 Proceeds from sale of:
  Property and equipment                           16       66       85
  Businesses                                       81       -       268
  Mortgage-related financial instruments           18       66       55
 Restructuring the ownership of a subsidiary       -       218       -
 Intercompany advances                             -        -        -
 Other                                             18      (15)     (21)
------------------------------------------------------------------------
Cash provided by (used for) investing
 activities                                      (206)    (817)    (466)
------------------------------------------------------------------------
Cash provided by (used for) financing
 activities:
 Issuances of debt                                809      165      632
 Sale of industrial revenue bonds                  -        48       38
 Notes and commercial paper borrowings, net       348      328     (577)
 Cash dividends                                  (321)    (319)    (317)
 Intercompany cash dividends                       -        -        -
 Payments on debt                                (607)    (577)    (359)
 Purchase of treasury common shares                -       (42)     (22)
 Exercise of stock options                         97       19       61
 Other                                            (13)     (14)      23
------------------------------------------------------------------------
Cash provided by (used for) financing
 activities                                       313     (392)    (521)
------------------------------------------------------------------------
Net increase (decrease) in cash and short-term
 investments                                    1,608      (87)      51
Cash and short-term investments at beginning
 of year                                           35      122       71
------------------------------------------------------------------------
Cash and short-term investments at end of
 year                                         $ 1,643  $    35  $   122
========================================================================
Cash paid (received) during the year for:
 Interest, net of amount capitalized          $   264  $   282  $   287
========================================================================
 Income taxes                                 $    81  $    66  $    21
========================================================================

See notes on pages 61 through 81.

CONSOLIDATED STATEMENT OF CASH FLOWS
(continued)

========================================================================
                                      Real Estate and
     	Weyerhaeuser Company  	          Related Assets
------------------------------------------------------------------------
     1999    	1998     1997        1999     1998     1997
------------------------------------------------------------------------

 $   406  $   214  $   271     $   121  $    80  $    71

     634      611      616           6        5       12
     175      149       94          10       11      (13)
     (84)     (37)      22          (1)      -         1

     (26)     (28)       7         (39)     (30)     (26)

      89       -        -           -        -        -

     102       71       89          -        -        -

    (101)      30      (17)        (12)     (29)       8
     (20)      40       15         (48)      16      (28)
      65       16      (10)         -        -        -
      -        -        -           21       28      (64)
     119       -       (32)         81        3       74
      -        -       (13)         -        -       (45)
       9       16       (3)         (6)     (44)       9
------------------------------------------------------------------------
  	1,368   	1,082   	1,039         133       40       (1)
------------------------------------------------------------------------


    (476)    (560)    (607)        (11)      (2)      (3)
     (79)     (53)     (46)         -        -        -

     247       -        -           -        -        -

      -      (494)     (13)         -        -        -
      -       (49)      (2)         -        -        -

     (52)     (41)    (221)         32       47       39

      15       42       39           1       24       46
      81       -        76          -        -       192
      -        -        -           18       66       55
      -       218       -           -        -        -
     (33)      (3)      42          33        3      (42)
      17      (13)     (18)          1       (2)      (3)
------------------------------------------------------------------------

   	(280)    (953)    (750)         74      136      284
------------------------------------------------------------------------


     807        6      618           2      159       14
      -        48       38          -        -        -
     237       (2)    (695)        111      330      118
   	(321)    (319)    (317)         -        -        -
     100      190      150        (100)    (190)    (150)
   	(383)     (87)     (78)       (224)    (490)    (281)
      -       (42)     (22)         -        -        -
      97       19       61          -        -        -
     (13)     (14)      23          -        -        -
------------------------------------------------------------------------

     524     (201)    (222)       (211)    (191)    (299)
------------------------------------------------------------------------

   1,612      (72)      67          (4)     (15)     (16)

      28      100       33           7       22       38
------------------------------------------------------------------------
 $	1,640  $    28  $   100     $     3  $     7  $    22
========================================================================

 $   246  $   261  $	  244     $    18  $    21  $    43
========================================================================
 $    77  $    (4) $	   54     $     4  $    70  $   (33)
========================================================================


CONSOLIDATED STATEMENT OF SHAREHOLDERS' INTEREST
For the three-year period ended December 26, 1999
Dollar amounts in millions
========================================================================
                                                 1999     1998     1997
------------------------------------------------------------------------
Common stock:
 Balance at beginning of year                 $   258  $   258  $   258
 New issuance                                      25       -        -
 Issued in retraction of exchangeable shares        5       -        -
------------------------------------------------------------------------
 Balance at end of year                       $   288  $   258  $   258
------------------------------------------------------------------------
Exchangeable shares:
 New issuance                                 $   909  $    -   $    -
 Retraction                                      (311)      -        -
------------------------------------------------------------------------
 Balance at end of year                       $   598  $    -   $    -
------------------------------------------------------------------------
Other capital - common and exchangeable:
 Balance at beginning of year                 $   416  $   407  $   407
 Stock options exercised                           (3)      (1)     (11)
 New issuance                                   1,343       -        -
 Retraction of exchangeable shares                306       -        -
 Other transactions, net                           24       10       11
------------------------------------------------------------------------
 Balance at end of year                       $ 2,086  $   416  $   407
------------------------------------------------------------------------
Retained earnings:
 Balance at beginning of year                 $ 4,372  $ 4,397  $ 4,372
 Net earnings                                     527      294      342
 Cash dividends on common shares                 (321)    (319)    (317)
------------------------------------------------------------------------
 Balance at end of year                       $ 4,578  $ 4,372  $ 4,397
------------------------------------------------------------------------
Cumulative other comprehensive (expense):
 Balance at beginning of year                 $  (208) $  (123) $   (93)
 Current year's changes - net of tax:
  Foreign currency translation adjustments         41      (77)     (30)
  Additional minimum pension liability
   adjustments                                     -        (8)      -
------------------------------------------------------------------------
 Balance at end of year                       $  (167) $  (208) $  (123)
------------------------------------------------------------------------
Common stock held in treasury:
 Balance at beginning of year                 $  (312) $  (290) $  (340)
 Purchase of treasury common shares                -       (42)     (22)
 Stock options exercised                          102       20       72
------------------------------------------------------------------------
 Balance at end of year                       $  (210) $  (312) $  (290)
------------------------------------------------------------------------
Total shareholders' interest:
 Balance at end of year                       $ 7,173  $ 4,526  $ 4,649
========================================================================
Comprehensive income:
 Net income                                   $   527  $   294  $   342
 Foreign currency translation adjustments          60      (90)     (44)
 Income tax (expense) benefit on foreign
  currency translation adjustments                (19)      13       14
 Additional minimum pension liability
  adjustments                                      -       (13)      -
 Income tax benefits on minimum pension
  liability adjustments                            -         5       -
------------------------------------------------------------------------
                                              $   568  $   209  $   312
========================================================================

See notes on pages 61 through 81.

------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
For the three-year period ended December 26, 1999
------------------------------------------------------------------------
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
========================================================================

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

NATURE OF OPERATIONS
The company's principal business segments, which account for the majority of sales, earnings and the asset base, are:

 . Timberlands, which is engaged in the management of 5.2 million acres of company-owned and .5 million acres of leased commercial forestland in the United States (3.8 million acres in the South and 1.9 million acres in the Pacific Northwest).

 . Wood products, which produces a full line of solid wood products that are sold primarily through the company's own sales organizations to wholesalers, retailers and industrial users in North America, the Pacific Rim and Europe. It is also engaged in the management of forestland in Canada under long-term licensing arrangements.

 . Pulp, paper and packaging, which manufactures and sells pulp, paper, paperboard and containerboard in North
American, Pacific Rim and European markets and packaging products for the domestic markets, and which operates an extensive wastepaper recycling system that serves company mills and worldwide markets.

FISCAL YEAR-END
The company's fiscal year ends on the last Sunday of the year. Fiscal years 1997 through 1999 each had 52 weeks.

ACCOUNTING PRONOUNCEMENTS IMPLEMENTED
In the 1999 first quarter, the company implemented the following Statements of Position (SOP) issued by the American Institute of Certified Public Accountants
Accounting Standards Executive Committee:

 . SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which provided guidelines on the accounting for internally developed computer software. The adoption of this SOP did not have a significant impact on the company's results of operations or financial position.

 . SOP 98-5, Reporting on the Costs of Start-up Activities, which required that the costs of start-up activities be expensed as incurred. In addition, this pronouncement required that all unamortized start-up costs on the balance sheet at the implementation date be written off as a cumulative effect of a change in an accounting principle. The company recorded an after-tax charge of $89 million, or 43 cents per share, in the first quarter to reflect this write-off. This charge included $9 million for the company's interest in the write-off of unamortized start-up costs in three of its 50 percent-owned equity affiliates.

PROSPECTIVE ACCOUNTING PRONOUNCEMENTS
In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivatives embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The effective date of this pronouncement, originally fiscal years beginning after June 15, 1999, has been delayed to fiscal years beginning after June 15, 2000, with the issuance of SFAS No. 137 in June 1999. This will be effective for the company's fiscal year 2001. Assuming that the company's current minimal involvement in derivatives and hedging activities continues after the implementation date of this statement, the company believes that the future adoption of this statement will not have a material impact on its results of operations or financial position.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

 Financial instruments that potentially subject the company to concentrations of credit risk consist of real estate and related assets receivables and mortgage-related financial instruments, of which $46 million and $68 million are in the western geographical region of the United States at December 26, 1999, and December 27, 1998, respectively.

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

 The notional amounts of these derivative financial instruments are $385 million and $102 million at December
26, 1999, and December 27, 1998, respectively. These notional amounts do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to the company through its use of derivatives. The exposure in a derivative contract is the net difference between what each party is required to pay based on the contractual terms against the notional amount of the contract, such as interest rates or exchange rates. The company's use of derivatives does not have a significant effect on the company's results of operations or its financial position.

CASH AND SHORT-TERM INVESTMENTS
For purposes of cash flow and fair value reporting, short-term investments with original maturities of 90 days or less are considered as cash equivalents. Short-term investments are stated at cost, which approximates market.

 At the end of 1999, the company's cash and short-term investments reflected $1.6 billion in marketable securities. These liquid investments were being held to meet cash requirements in early January to complete the $720 million tender offer for the shares of TJ International and redeem $750 million in notes payable.

INVENTORIES
Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (LIFO) method is used to cost approximately half of domestic raw materials, in process and finished goods inventories. LIFO inventories were $358 million and $253 million at December 26, 1999, and December 27, 1998, respectively. The balance of domestic raw material and product inventories, all materials and supplies inventories, and all foreign inventories is costed at either the first-in, first-out (FIFO) or moving average cost methods. Had the FIFO method been used to cost all inventories, the amounts at which product inventories are stated would have been $227 million and $228 million greater at December 26, 1999, and December 27, 1998, respectively.

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

GOODWILL
Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over 40 years, which is the expected period to be benefited.

ACCOUNTS PAYABLE
The company's banking system provides for the daily replenishment of major bank accounts as checks are presented for payment. Accordingly, there were negative book cash balances of $185 million and $139 million at December 26, 1999, and December 27, 1998, respectively. Such balances result from outstanding checks that had not yet been paid by the bank and are reflected in accounts payable in the consolidated balance sheets.

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

REVENUE RECOGNITION
The company's forest products-based operations recognize revenue from product sales upon shipment to their customers or when the customer assumes risk of ownership.

 The company's real estate operations recognize income from the sales of single-family housing units when construction has been completed, required down payments have been received and title has passed to the customer. Income from multi-family and commercial properties, developed lots and undeveloped land is recognized when required down payments are received and other income recognition criteria has been satisfied.

IMPAIRMENT OF LONG-LIVED ASSETS TO BE DISPOSED OF
The company accounts for long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Assets to be disposed of are reported at the lower of the carrying value or fair value less cost to sell.

COMPREHENSIVE INCOME
Comprehensive income consists of net income, foreign currency translation adjustments and additional minimum pension liability adjustments. It is presented in the Consolidated Statement of Shareholders' Interest.

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

------------------------------------------------------------------------
NOTE 2. NET EARNINGS PER SHARE
========================================================================

Basic net earnings per share are based on the weighted average number of common and exchangeable shares outstanding during the respective periods. Diluted net earnings per share are based on the weighted average number of common and exchangeable shares, convertible debentures and stock options outstanding at the beginning of or granted during the respective periods.

                                               Weighted
Dollar amounts in millions          Net         Average       Earnings
except per-share figures          Earnings    Shares (000)    Per Share
------------------------------------------------------------------------
1999:
 Basic                           $   527       205,599          $ 2.56
                                                              ==========
 Convertible debentures               -            141
 Stock options granted                -            886
                                 -------------------------
 Diluted                         $   527       206,626          $ 2.55
                                 =======================================
1998:
 Basic                           $   294       198,914          $ 1.48
                                                              ==========
 Stock options granted                -            336
                                 -------------------------
 Diluted                         $   294       199,250          $ 1.47
                                 =======================================
1997:
 Basic                           $   342       198,967          $ 1.72
                                                              ==========
 Stock options granted                -            573
                                 -------------------------
  Diluted                         $   342       199,540         $ 1.72
                                 =======================================

 Options for which the exercise price was greater than the average market price of common shares for the period were not included in the computation of diluted earnings per share. These options to purchase shares were as follows:


         Year             Options to Purchase     Exercise Price
------------------------------------------------------------------------
         1999                      2,500             $ 68.41
                                 212,150             $ 65.56
------------------------------------------------------------------------
         1998                  1,332,080             $ 51.09
                                 586,539             $ 56.78
                                 150,000             $ 53.06
------------------------------------------------------------------------
         1997                    150,000             $ 53.06
------------------------------------------------------------------------

------------------------------------------------------------------------
NOTE 3. EQUITY AFFILIATES
========================================================================

WEYERHAEUSER
The company's investments in affiliated companies that are not majority owned or controlled are accounted for using the equity method. The company's significant equity affiliates are:

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

 . SCA Weyerhaeuser Packaging Holding Company Asia Ltd. - A
50 percent owned joint venture formed to build or buy containerboard packaging facilities to serve manufacturers of consumer and industrial products in

Asia. Two facilities are in operation in China.

 . RII Weyerhaeuser World Timberfund, L.P. - A 50 percent owned joint venture with institutional investors to make investments in timberlands and related assets outside the United States. The primary focus of this partnership is in pine forests in the Southern Hemisphere.

  During the 1999 second quarter, this joint venture paid approximately $142 million to acquire 62,500 acres of radiata pine plantations, two softwood lumber mills with a capacity of 115 million board feet, a lumber treating operation, a pine molding remanufacturing plant, a chip export business, and a 30 percent interest in a sales and distribution business in Australia. Approximately 500 people currently work in these operations.

 Weyerhaeuser Company, through a subsidiary, has the responsibility for all management and marketing activities of this acquisition.

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

 . Wapawekka Lumber LP - A 51 percent owned limited partnership in Saskatchewan, Canada, that commenced the operation of a sawmill during the year. Substantive participating rights by the minority partner preclude the consolidation of this partnership by the company.

 . Trus Joist MacMillan (TJM) - A 49 percent owned joint venture based in Boise, Idaho, with 16 manufacturing facilities in the United States and Canada. TJM is a manufacturer and marketer of engineered lumber products for structural framing and industrial applications. This 49 percent interest was acquired as a part of the MacMillan Bloedel business combination (see Note 18). In January 2000, the company acquired TJ International, the 51 percent owner and managing partner of TJM (see Note 19).

Unconsolidated financial information for affiliated companies that are accounted for by the equity method is as follows:

Dollar amounts in millions         December 26, 1999  December 27, 1998
------------------------------------------------------------------------
Current assets                           $   525            $   166
Noncurrent assets                          1,885              1,334
Current liabilities                          275                 80
Noncurrent liabilities                       816                703
                                   -------------------------------------

                           1999             1998             1997
------------------------------------------------------------------------
Net sales and revenues  $   898          $   696          $   214
Operating income            109              110               14
Net income (loss)            47               52              (14)
                        ------------------------------------------------

 The company provides goods and services to these affiliates, which vary by entity, in the form of raw materials, management and marketing services, support services and shipping services. Additionally, the company purchases finished product from certain of these entities.
The aggregate total of these transactions is not material to the results of operations of the company.

REAL ESTATE AND RELATED ASSETS
Investments in and advances to joint ventures and limited partnerships that are not majority owned or controlled are accounted for using the equity method with taxes provided on undistributed earnings as appropriate. These investments include minor holdings in non-real estate partnerships that have significant assets and income.

Unconsolidated financial information for joint ventures and limited partnerships that are accounted for by the equity method is as follows:

Dollar amounts in millions         December 26, 1999  December 27, 1998
------------------------------------------------------------------------
Current assets                           $ 11,457           $  1,755
Noncurrent assets                             159                230
Current liabilities                        10,577              1,241
Noncurrent liabilities                        115                136
                                   -------------------------------------

                           1999             1998             1997
------------------------------------------------------------------------
Net sales and revenues  $   663          $   244          $   242
Operating income            313              133              136
Net income                  253              103              108
                        ------------------------------------------------

 The company may charge management and/or development fees to the joint ventures or limited partnerships. The aggregate total of these transactions is not material to the results of operations of the company.

------------------------------------------------------------------------
NOTE 4. OTHER INCOME (EXPENSE), NET
========================================================================

Other income (expense) is an aggregation of both recurring and occasional income and expense items and, as a result, can fluctuate from year to year. Significant items in 1999 were interest income of $33 million for Weyerhaeuser and $10 million for real estate and related assets. There were no significant individual items in 1998. Individual income (expense) items significant in 1997 were:

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

------------------------------------------------------------------------
NOTE 5. INCOME TAXES
========================================================================

Earnings before income taxes and cumulative effect of a change in an accounting principle are comprised of the following:

Dollar amounts in millions                  1999        1998        1997
-------------------------------------------------------------------------
Domestic earnings                        $   778     $   413     $   432
Foreign earnings                             192          50         107
                                         --------------------------------
                                         $   970     $   463     $   539
                                         ================================

Provisions for income taxes include the following:

Dollar amounts in millions                  1999        1998      1997
------------------------------------------------------------------------
Federal:
 Current                                $   103     $    (7)   $    65
 Deferred                                   150         138         86
                                        --------------------------------
                                            253         131        151
                                        --------------------------------
State:
 Current                                     13           8          6
 Deferred                                     7          10          3
                                        --------------------------------
                                             20          18          9
                                        --------------------------------
Foreign:
 Current                                     53           8         45
 Deferred                                    28          12         (8)
                                        --------------------------------
                                             81          20         37
                                        --------------------------------
Income taxes before cumulative effect
 of a change in an accounting principle     354         169        197
Deferred taxes applicable to cumulative
 effect of a change in an accounting
 principle                                  (52)         -          -
                                        --------------------------------
                                        $   302     $   169    $   197
                                        ================================

A reconciliation between the federal statutory tax rate and the company's effective tax rate before cumulative effect of a change in an accounting principle is as follows:

                                                 1999     1998    1997
------------------------------------------------------------------------
Statutory tax on income                          35.0%    35.0%   35.0%
State income taxes, net of federal tax benefit    1.7      2.8     1.3
All other, net                                    (.2)    (1.3)     .2
                                                 -----------------------
Effective income tax rate                        36.5%    36.5%   36.5%
                                                 =======================

The net deferred income tax (liabilities) assets include the following components:

                                             December 26,  December 27,
Dollar amounts in millions                       1999          1998
------------------------------------------------------------------------
Current (included in prepaid expenses)       $    138      $     98
Noncurrent                                     (1,985)       (1,404)
Real estate and related assets (included
 in other assets)                                   7            16
                                             ---------------------------
  Total                                      $ (1,840)     $ (1,290)
                                             ===========================

The deferred tax (liabilities) assets are comprised of the following:

                                             December 26,  December 27,
Dollar amounts in millions                       1999          1998
------------------------------------------------------------------------
Depreciation                                 $  (1,557)    $  (1,260)
Depletion                                         (406)         (207)
Other                                             (520)         (308)
                                             ---------------------------
 Total deferred tax (liabilities)               (2,483)       (1,775)
                                             ---------------------------
Postretirement benefits                            130            91
Net operating loss carryforwards                    67            -
Alternative minimum tax credit carryforward         18            69
Other                                              428           325
                                             ---------------------------
 Total deferred tax assets                         643           485
                                             ---------------------------
                                             $  (1,840)    $  (1,290)
                                             ===========================

 As of December 26, 1999, the company and its subsidiaries have $23 million of Canadian net operating loss carryforwards, which expire from 2002 through 2006; $161 million of U.S. net operating loss carryforwards, which expire from 2011 through 2018; $27 million of Canadian investment tax credits, which expire from 2000 through 2007; and $8 million of U.S. foreign tax credits, which expire from 2001 through 2004. In addition, the subsidiaries of the company have $18 million of alternative minimum tax credit carryforwards which do not expire.

 The company intends to reinvest undistributed earnings of certain foreign subsidiaries; therefore, no U.S. taxes have been provided. These earnings totaled approximately $993 million at the end of 1999. Determination of the income tax liability that would result from repatriation is not practicable.

------------------------------------------------------------------------
NOTE 6. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS
========================================================================

The company sponsors several qualified and nonqualified pension and other postretirement benefit plans for its employees. The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of plan assets over the two-year period ending December 26, 1999:

                                                              Other
                                                          Postretirement
                                           Pension           Benefits
------------------------------------------------------------------------
Dollar amounts in millions              1999     1998     1999     1998
------------------------------------------------------------------------
Reconciliation of benefit obligation:
 Benefit obligation as of prior
  year-end                           $ 2,022  $ 1,736  $   277  $   213
 Service cost                             61       54        7        4
 Interest cost                           149      134       21       19
 Plan participants' contributions          2       -         3        3
 Actuarial (gain)/loss                  (123)      97      (22)      53
 Foreign currency exchange rate
  changes                                 10      (15)       1       (1)
 Benefits paid                          (184)    (143)     (27)     (15)
 Plan curtailments, settlements and
  special termination benefits            -         3       -        -
 Plan amendments                          12       62        5       (2)
 Acquisitions                            495       -        96       -
 Business combinations and
  divestitures                            -        94       -         3
                                     -----------------------------------
 Benefit obligation at end of year   $ 2,444  $ 2,022  $   361  $   277
                                     ===================================
Reconciliation of fair value of
 plan assets:
 Fair value of plan assets at
 beginning of year (actual)          $ 2,893  $ 2,420  $     2  $     2
 Actual return on plan assets            831      481       -        -
 Foreign currency exchange rate
  changes                                 10      (13)      -        -
 Employer contributions                    6        7        1       -
 Plan participants' contributions          1       -        -        -
 Benefits paid                          (178)    (138)      (1)      -
 Acquisitions                            525       -         -       -
 Business combinations and
  divestitures                            -        92        -       -
                                     -----------------------------------
 Fair value of plan assets at end of
  year (estimated)                   $ 4,088  $ 2,849  $     2  $     2
                                     ===================================

 The company funds its qualified pension plans and accrues for nonqualified pension benefits and health and life postretirement benefits. The funded status of these plans at December 26, 1999, and December 27, 1998, is as follows:


                                                             Other
                                                         Postretirement
                                          Pension           Benefits
------------------------------------------------------------------------
                                     December December December December
                                        26,      27,      26,      27,
Dollar amounts in millions             1999     1998     1999     1998
------------------------------------------------------------------------
Funded status                        $ 1,645  $   827  $  (360) $  (260)
Unrecognized prior service cost          140      142        5       (2)
Unrecognized net (gain)/loss          (1,666)    (991)     (22)      (2)
Unrecognized net transition
 (asset)/obligation                      (10)     (14)      -        -
                                     -----------------------------------
Prepaid/(accrued) benefit cost       $   109  $   (36) $  (377) $  (264)
                                     ===================================
Amounts recognized in balance sheet
 consist of:
 Prepaid benefit cost               $    22  $    21
 Accrued benefit liability              (76)     (75)
 Intangible asset                         4       10
 Cumulative other comprehensive
  expense                                -         8
                                     ------------------
Net amount recognized                $   (50) $   (36)
                                     ==================

 The assets of the U.S. and Canadian pension plans, as of December 26, 1999, and December 27, 1998, consist of a highly diversified mix of equity, fixed income and real estate securities.

 Approximately 6,300 employees are covered by union-administered multi-employer pension plans to which the company makes negotiated contributions based generally on fixed amounts per hour per employee. Contributions to these plans were $10 million in 1999, $5 million in 1998 and $7 million in 1997.

 The company sponsors multiple defined benefit postretirement plans for its U.S. employees. Medical plans have various levels of coverage and plan participant contributions. Life insurance plans are noncontributory.
Canadian employees are covered under multiple defined benefit postretirement plans that provide medical and life insurance benefits.

 Weyerhaeuser sponsors various defined contribution plans for U.S. salaried and hourly employees. The basis for determining plan contribution varies by plan. The amounts charged to operations and contributed to the plans for participating employees were $36 million, $37 million and $34 million in 1999, 1998 and 1997, respectively.

The assumptions used in the measurement of the company's benefit obligations are as follows:

                                                              Other
                                                          Postretirement
                                       Pension               Benefits
--------------------------------------------------------------------------
                                 1999   1998   1997     1999   1998  1997
--------------------------------------------------------------------------
Discount rate                    7.75%  7.25%  7.75%   7.75%  7.25% 7.75%
Expected return on plan assets  11.50% 11.50% 11.50%   5.75%  5.75% 5.75%
Rate of compensation increase:
 Salaried                        3.50%  4.50%  4.50%   3.50%  4.50% 4.50%
 Hourly                          3.00%  3.00%  3.00%   3.00%  3.00% 3.00%
                                -----------------------------------------

 For measurement purposes, a 7.0 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. Beginning in 2000, the rate is assumed to decrease by .5 percent annually to a level of
4.5 percent for the year 2004 and all years thereafter.

The components of net periodic benefit costs are:

                                                            Other
                                                        Postretirement
                                       Pension             Benefits
-------------------------------------------------------------------------
Dollars amounts in millions      1999   1998   1997   1999   1998   1997
-------------------------------------------------------------------------
Service cost                    $  61  $  54  $  56  $   7  $   4  $   5
Interest cost                     149    134    128     21     18     15
Expected return on plan assets   (297)  (236)  (194)    -      -      -
Amortization of (gain)/loss       (22)   (23)     8     (1)    (1)    (2)
Amortization of prior service
 cost                              12     14     10     -      -      -
Amortization of unrecognized
 transition (asset)/obligation     (5)    (4)    (4)    -      -      -
(Gain)/loss due to closure,
  sale and other                   -       1      1     -      -      -
                                -----------------------------------------
                                $(102) $ (60) $   5  $  27  $  21  $  18
                                =========================================

 The accrued (prepaid) pension costs for the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plan(s) with accumulated benefit obligations in excess of plan assets were $87 million, $82 million and $8 million, respectively, as of December 26, 1999, and $203 million, $178 million and $102 million, respectively, as of December 27, 1998.

 Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percent change in assumed health care cost trend rates would have the following effects:

As of December 26, 1999
Dollar amounts in millions                   1% Increase  1% Decrease
----------------------------------------------------------------------
Effect on total of service and interest
 cost components                               $    2       $   (2)
Effect on accumulated postretirement
 benefit obligation                                30          (26)
                                             -------------------------

------------------------------------------------------------------------
NOTE 7. INVENTORIES
========================================================================

                                             December 26,  December 27,
Dollar amounts in millions                       1999          1998
------------------------------------------------------------------------
Logs and chips                               $    197      $    108
Lumber, plywood and panels                        297           143
Pulp and paper                                    161           190
Containerboard, paperboard and packaging          160            96
Other products                                    207           150
Materials and supplies                            307           275
                                             ---------------------------
                                             $  1,329      $    962
                                             ===========================

------------------------------------------------------------------------
NOTE 8. PROPERTY AND EQUIPMENT
========================================================================

                                             December 26,  December 27,
Dollar amounts in millions                       1999          1998
------------------------------------------------------------------------
Property and equipment, at cost:
 Land                                       $    219       $    157
 Buildings and improvements                    1,933          1,667
 Machinery and equipment                      10,499          9,732
 Rail and truck roads                            577            555
 Other                                           149            111
                                            ----------------------------
                                              13,377         12,222
Less allowance for depreciation and
 amortization                                  5,817          5,530
                                            ----------------------------
                                            $  7,560       $  6,692
                                            ============================

------------------------------------------------------------------------
NOTE 9. REAL ESTATE IN PROCESS OF DEVELOPMENT AND FOR SALE
========================================================================

Properties held by the company's real estate and related assets segment include:

                                             December 26,  December 27,
Dollar amounts in millions                       1999          1998
------------------------------------------------------------------------
Dwelling units                               $    198      $    180
Residential lots                                  232           237
Commercial lots                                    84           120
Commercial projects                                15            27
Acreage                                            25            19
Other inventories                                   2             1
                                             ---------------------------
                                             $    556      $    584
                                             ===========================

------------------------------------------------------------------------
NOTE 10. ACCRUED LIABILITIES
========================================================================

                                             December 26,  December 27,
Dollar amounts in millions                       1999          1998
------------------------------------------------------------------------
Payroll - wages and salaries, incentive
 awards, retirement and vacation pay         $    413      $    305
Taxes - Social Security and real and
 personal property                                 48            46
Product warranties                                 83            -
Interest                                          105            87
Income taxes                                       58            16
Other                                             386           253
                                             ---------------------------
                                             $  1,093      $    707
                                             ===========================

------------------------------------------------------------------------
NOTE 11. SHORT-TERM DEBT
========================================================================

BORROWINGS
The company had short-term borrowings of $18 million with a weighted average interest rate of 1.27 percent at December
26, 1999. These borrowings are denominated in Japanese yen.

 The real estate and related assets segment short-term borrowings were $676 million with a weighted average interest rate of 6.2 percent at December 26, 1999, and $564 million with a weighted average interest rate of 5.5 percent at December 27, 1998.

LINES OF CREDIT
The company has short-term bank credit lines that provide for the borrowings of up to the total amount of $745 million as of December 26, 1999. In addition, the company has other short-term bank credit lines of $515 million and $650 million, all of which could be availed by the company and Weyerhaeuser Real Estate Company (WRECO) at December 26, 1999, and December 27, 1998, respectively. No portions of these lines have been availed by the company or WRECO at December 26, 1999, or December 27, 1998. None of the entities referred to herein is a guarantor of the borrowings of the other.

------------------------------------------------------------------------
NOTE 12. LONG-TERM DEBT
========================================================================

DEBT
Weyerhaeuser long-term debt, including the current portion, is as follows:

                                             December 26,  December 27,
Dollar amounts in millions                       1999          1998
------------------------------------------------------------------------
9.05% notes due 2003                         $    200      $    200
8.50% debentures due 2004                          55            -
Floating rate senior notes due 2004               750            -
6.75% notes due 2006                              150            -
8.375% debentures due 2007                        150           150
7.50% debentures due 2013                         250           250
7.25% debentures due 2013                         250           250
6.95% debentures due 2017                         300           300
7.125% debentures due 2023                        250           250
8.50% debentures due 2025                         300           300
7.95% debentures due 2025                         250           250
7.70% debentures due 2026                         150            -
6.95% debentures due 2027                         300           300
Industrial revenue bonds, rates from
 2.5% (variable) to 9.85% (fixed),
 due 2000-2028                                    838           779
Medium-term notes, rates from 6.43%
 to 8.91%, due 2000-2005                          184           246
Commercial paper/credit agreements                429           192
Other                                              23            18
                                             ---------------------------
                                             $  4,829      $  3,485
                                             ===========================

Portion due within one year                  $    855      $     88
                                             ===========================

Long-term debt maturities are (millions):
2000                                                        $    855
2001                                                              85
2002                                                              21
2003                                                             625
2004                                                              69
Thereafter                                                     3,174

In December 1999, the company redeemed approximately $101 million in outstanding adjustable rate convertible subordinated debentures due May 1, 2007, originally issued by MacMillan Bloedel. Holders received the principal amount plus unpaid interest up to December 5.

Real estate and related assets segment long-term debt, including the current portion, is as follows:

                                             December 26,  December 27,
Dollar amounts in millions                       1999          1998
------------------------------------------------------------------------
Notes payable, unsecured; weighted average
 interest rates are approximately 6.5%
 and 6.9%                                    $    430      $    531
Bank and other borrowings, unsecured;
 weighted average interest rates are
 approximately 5.5%                                -            100
Notes payable, secured; weighted average
 interest rates are approximately 8.0%
 and 8.4%                                          10            13
Collateralized mortgage obligation bonds           39            57
                                             ---------------------------
                                             $    479      $    701
                                             ===========================

Portion due within one year                  $    122      $    121
                                             ===========================

Long-term debt maturities are (millions):
2000                                                       $    122
2001                                                            159
2002                                                             79
2003                                                             78
2004                                                              4
Thereafter                                                       37

LINES OF CREDIT
The company's lines of credit include a five-year revolving credit facility agreement entered into in 1997 with a group of banks that provides for borrowings of up to the total amount of $400 million, all of which is available to the company. Borrowings are at LIBOR plus a spread or other such interest rates mutually agreed to between the borrower and lending banks.

 Weyerhaeuser Financial Services, Inc. (WFS), a wholly owned subsidiary, had a set of term credit facility agreements with a group of banks that provided for borrowings of up to $175 million as of December 27, 1998.
$100 million was outstanding under these agreements at December 27, 1998. During the third quarter of 1999, the last of these agreements was repaid and subsequently canceled.

 To the extent that these credit commitments expire more than one year after the balance sheet date and are unused, an equal amount of commercial paper is classifiable as long-term debt. Amounts so classified are shown in the tables in this note.

 No portion of these lines has been availed of by the company, WRECO or WFS at December 26, 1999, or December 27,
1998, except as noted above.

 The company's compensating balance agreements were not significant.

------------------------------------------------------------------------
NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS
========================================================================

                                       December 26,      December 27,
                                           1999              1998
                                      ---------------   ---------------
                                      Carrying   Fair   Carrying   Fair
Dollar amounts in millions              Value   Value     Value   Value
-------------------------------------------------------------------------
Weyerhaeuser:
 Financial liabilities:
   Long-term debt (including
   current maturities)                $ 4,829  $ 4,845  $ 3,485  $ 3,820
                                      -----------------------------------
Real estate and related assets:
 Financial assets:
   Mortgage loans receivable               37       33       53       58
   Mortgage-backed certificates and
    other pledged financial
    instruments                            47       48       66       69
                                      -----------------------------------
 Total financial assets                    84       81      119      127
                                      -----------------------------------
 Financial liabilities:
   Long-term debt (including
    current maturities)                   479      477      701      718
                                      -----------------------------------

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

------------------------------------------------------------------------
NOTE 14. LEGAL PROCEEDINGS, COMMITMENTS AND CONTINGENCIES
========================================================================

LEGAL PROCEEDINGS
In June 1998, a lawsuit was filed against the company in Superior Court, San Francisco County, California, on behalf of a purported class of individuals and entities that own property in the United States on which exterior hardboard siding manufactured by the company has been installed since 1981. The action alleges the company manufactured and distributed defective hardboard siding, breached express warranties and consumer protection statutes and failed to disclose to consumers the alleged defective nature of its hardboard siding. The action seeks compensatory and punitive damages, costs and reasonable attorney fees. In December 1998, the complaint was amended, narrowing the purported class to individuals and entities in the state of California. In February 1999, the court entered an order certifying the class. The company has been unable thus far to obtain a reversal of the certification. In September 1998, a lawsuit purporting to be a class action involving hardboard siding was filed against the company in Superior Court, King County, Washington. The complaint was amended in January 1999 to allege a class consisting of individuals and entities that own homes or other structures in the United States on which exterior hardboard siding manufactured by the company at its former Klamath Falls, Oregon, facility has been installed since January 1981. The amended complaint alleges the company manufactured defective hardboard siding, engaged in unfair trade practices and failed to disclose to customers the alleged defective nature of its hardboard siding. The amended complaint seeks compensatory damages, punitive or treble damages, restitution, attorney fees, costs of the suit and such other relief as may be appropriate. In July 1999, the company's motion for summary judgment was granted in this case. The plaintiffs filed a petition for reconsideration, which was denied in January 2000. The plaintiffs have appealed this decision. A lawsuit was filed against the company in District Court, Johnson County, Texas, in June 1999. The case purports to be a class action on behalf of persons who own manufactured homes in the state of Texas with exterior hardboard siding manufactured by the company. The complaint alleges defective design, misrepresentation, negligence, breach of express warranty and fraudulent concealment. The complaint seeks unspecified compensatory damages. In July 1999, a lawsuit was filed against the company in the Court of Common Pleas, Beaufort County, South Carolina. The suit purports to be filed on behalf of all owners of residential structures or other buildings with hardboard siding manufactured by the company. The complaint alleges breach of express and implied warranties, defective design and manufacture, fraud and violation of South Carolina's unfair trade practices act. The plaintiffs seek compensatory damages, treble damages and attorneys' fees. The company is a defendant in two other cases, one in Iowa and the other in Oregon, that purport to be statewide class actions with similar allegations. The company is a defendant in approximately 25 other hardboard siding cases primarily involving multi-family structures and residential developments.

 In May 1999, two civil antitrust lawsuits were filed against the company in U.S. District Court, Eastern District of Pennsylvania. Both suits name as defendants several other major containerboard and packaging producers. The complaint in the first case alleges the defendants conspired to fix the price of linerboard and that the alleged conspiracy had the effect of increasing the price of corrugated containers. The suit purports to be a class action on behalf of purchasers of corrugated containers during the period October 1993 through November 1995. The complaint in the second case alleges that the company conspired to manipulate the price of linerboard and thereby the price of corrugated sheets. The suit purports to be a class action on behalf of purchasers of corrugated sheets during the period October 1993 through November 1995. Both suits seek damages, including treble damages, under the antitrust laws.

 In May 1999, the Equity Committee ("the Committee") in the
Paragon

Trade Brands, Inc., bankruptcy proceeding filed a motion in U.S. Bankruptcy Court for the Northern District of Georgia for authority to prosecute claims against the company in the name of the debtor's estate. Specifically, the Equity Committee seeks to assert that the company breached certain warranties in agreements entered into between Paragon and the company in connection with Paragon's public offering of common stock in January 1993. The Committee seeks to recover damages sustained by Paragon as a result of two patent infringement cases, one brought by Procter & Gamble and the other by Kimberly-Clark. In September 1999, the court authorized the Committee to commence an adversary proceeding against the company. The Committee commenced this proceeding in October 1999, seeking damages in excess of $420 million against the company.

 Subsidiaries of the company, formerly known as MacMillan Bloedel Limited and MacMillan Bloedel (USA) Inc., have agreed to settle a class action suit involving claims in the United States (excluding Colorado) alleging the failure of cement fiber roofing products previously manufactured by American Cemwood Corporation, a company owned by MacMillan Bloedel (USA) Inc. The proposed settlement would create a fund of $105 million, consisting of $65 million in cash and $40 million guaranteed recovery by the class from certain insurance carriers. The settlement is subject to court approval in May 2000.

 The company has established reserves for liabilities and legal defense costs it believes are probable and reasonably estimable with respect to the proposed settlement and pending suits and claims.

ENVIRONMENTAL
It is the company's policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $110 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes. In estimating both its current accruals for environmental remediation and the possible range of additional future costs, the company has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, based generally on each party's financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.

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

OTHER ITEMS
The company's 1999 capital expenditures, excluding acquisitions, were $566 million and are expected to approxi-mate $900 million in 2000; however, the 2000 expenditure level could be increased or decreased as a consequence of future economic conditions.

 During the normal course of business, the company's subsidiaries included in its real estate and related assets segment have entered into certain financial commitments comprised primarily of guarantees made on $37 million of partnership borrowings and limited recourse obligations associated with $93 million of sold mortgage loans. The fair value of the recourse on these loans is estimated to be $16 million, which is based upon market spreads for sales of similar loans without recourse or estimates of the credit risk of the associated recourse obligation.

------------------------------------------------------------------------
NOTE 15. CHARGES FOR CLOSURE OR DISPOSITION OF FACILITIES
========================================================================

During the 1999 first quarter, the company recorded a pretax charge of $91 million for the impairment of long-lived assets to be disposed of. This charge was related to the company's decision to sell its composite products business and ply-veneer facility and close a chip export facility. These facilities, with a net book value of $160 million, are located in Springfield, Oregon; Moncure, North Carolina; Adel, Georgia;

and Coos Bay, Oregon. The composite products business and ply-veneer facility were sold in the second quarter. The export chip facility was closed in the fourth quarter.

 Also in the 1999 first quarter, the company incurred $3 million related to the disposition of impaired assets. In the fourth quarter, the company incurred $8 million for integration costs and the planned closure of Building
Materials Distribution facilities related to the MacMillan
Bloedel acquisition.

 In 1998, the company took a pretax charge of $71 million for streamlining pulp and paper operations, the closure of the Longview chlor-alkali facility and changes to the British Columbia Lumber operations.

 In 1997, the company took a pretax charge of $89 million for the closure, consolidation or disposition of recycling facilities, the closure of a corrugated medium machine and administrative reorganization at Longview, Washington, and the closure of two plywood facilities and an export sawmill. (See "Charge for Closure or Disposition of Facilities" in the company's Financial Review, page 49.)

------------------------------------------------------------------------
NOTE 16. SHAREHOLDERS' INTEREST
========================================================================

PREFERRED AND PREFERENCE SHARES
The company is authorized to issue:

 . 7,000,000 preferred shares having a par value of $1.00 per share, of which none were issued and outstanding at December 26, 1999, and December 27, 1998; and

 . 40,000,000 preference shares having a par value of $1.00 per share, of which none were issued and outstanding at December 26, 1999, and December 27, 1998.

 The preferred and preference shares may be issued in one or more series with varying rights and preferences including dividend rates, redemption rights, conversion terms, sinking fund provisions, values in liquidation and voting rights. When issued, the outstanding preferred and preference shares rank senior to outstanding common shares as to dividends and assets available on liquidation.

COMMON SHARES
On November 1, 1999, the company issued 20,156,809 common shares to common shareholders of MacMillan Bloedel as part of the purchase price of that company. During the months of November and December, the company issued an additional 4,567,837 common shares to the holders of Exchangeable Shares (described in the next paragraph) who exercised their right to exchange the shares.

A reconciliation of common share activity for the three years ended December 26, 1999, is as follows:

In thousands                            1999        1998        1997
----------------------------------------------------------------------
Balance at beginning of year          206,073     206,073     206,073
New issuance                           20,157          -           -
Retraction of exchangeable shares       4,568          -           -
                                     ---------------------------------
Balance at end of year                230,798     206,073     206,073
                                     =================================
In treasury:
 Balance at beginning of year          7,064       6,587        7,737
 Purchase of treasury common shares       -          925          496
 Stock options exercised              (2,306)       (448)      (1,646)
                                     ---------------------------------
 Balance at end of year                4,758       7,064        6,587
                                     =================================

EXCHANGEABLE SHARES
On November 1, 1999, Weyerhaeuser Company Ltd., a wholly owned Canadian subsidiary of the company, issued 13,372,580 Exchangeable Shares to common shareholders of MacMillan Bloedel as part of the purchase price of that company. These Exchangeable Shares are, as nearly as practicable, the economic equivalent of the company's common shares, i.e., they have the following rights:

 . The right to exchange such shares for Weyerhaeuser common shares on a one-to-one basis.

 . The right to receive dividends, on a per-share basis, in amounts that are the same as, and are payable at the same time as, dividends declared on Weyerhaeuser common shares.

 . The right to vote at all shareholder meetings at which Weyerhaeuser shareholders are entitled to vote on the basis of one vote per Exchangeable Share.

 . The right to participate upon a Weyerhaeuser liquidation event on a pro-rata basis with the holders of Weyerhaeuser common shares in the distribution of assets of Weyerhaeuser.

 A reconciliation of Exchangeable Share activity for the year ended December 26, 1999, is as follows:

In thousands                                   1999
------------------------------------------------------
New issuance                                  13,373
Debentures converted to exchangeable shares        5
Retraction                                    (4,568)
                                              -------
Balance at end of year                         8,810
                                              =======

CUMULATIVE OTHER COMPREHENSIVE (EXPENSE)
The company's cumulative other comprehensive (expense) includes:

                                             December 26,  December 27,
Dollar amounts in millions                       1999          1998
------------------------------------------------------------------------
Foreign currency translation adjustments     $   (159)     $   (200)
Additional minimum pension liability
 adjustments                                       (8)           (8)
                                             ---------------------------
                                             $   (167)     $   (208)
                                             ===========================

------------------------------------------------------------------------
NOTE 17. STOCK-BASED COMPENSATION PLAN
========================================================================

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

 The company accounts for all options under APB Opinion No. 25 and related interpretations, under which no compensation has been recognized. Had compensation costs for the Plan been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation, net income and earnings per share would have been reduced to the following pro forma amounts:

                                         1999        1998        1997
-----------------------------------------------------------------------
Net income (in millions):
 As reported                         $   527     $   294       $   342
 Pro forma                               511         279           332
Basic earnings per share:
 As reported                         $  2.56     $  1.48       $  1.72
 Pro forma                              2.48        1.40          1.67
Diluted earnings per share:
 As reported                         $  2.55     $  1.47       $  1.72
 Pro forma                              2.47        1.40          1.66
                                     ----------------------------------

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

 The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

                                         1999        1998        1997
-----------------------------------------------------------------------
Risk-free interest rate                  5.00%       5.60%       6.42%
Expected life                         4.5 years   4.3 years   4.9 years
Expected volatility                     28.19%      27.08%      26.21%
Expected dividend yield                  2.90%       3.03%       3.44%
                                      ---------------------------------

Changes in the number of shares subject to option are summarized as follows:

                                         1999        1998        1997
----------------------------------------------------------------------
Shares (in thousands):
 Outstanding, beginning of year         7,230       5,848       6,243
 Granted                                1,787       1,981       1,563
 Exercised                              2,620         512       1,864
 Forfeited                                104          87          91
 Expired                                   -           -            3
 Acquired                                 972          -           -
                                     ---------------------------------
 Outstanding, end of year               7,265       7,230       5,848
                                     ---------------------------------
 Exercisable, end of year               5,509       5,312       4,309
                                     ---------------------------------
Weighted average exercise price:
 Outstanding, beginning of year      $  46.15    $  43.32    $  40.56
 Granted                                55.13       52.85       46.54
 Exercised                              41.96       38.98       36.70
 Forfeited                              50.20       50.85       44.68
 Expired                                  -         50.85       37.75
 Outstanding, end of year               49.56       46.15       43.32
Weighted average grant date
  fair value of options                 13.13       12.34       11.26
                                     ---------------------------------

The following table summarizes information about stock options outstanding at December 26, 1999:

                                         Weighted        Weighted
                                         Average          Average
               Options      Options      Exercise        Remaining
Price Range  Outstanding  Exercisable     Price       Contractual Life
-----------------------------------------------------------------------
  $20-$35          20           20       $  26.75        1.42 years
  $36-$49       3,576        3,564       $  45.17        5.85 years
  $50-$69       3,669        1,925       $  53.98        8.66 years
             ------------------------
                7,265        5,509
             ========================

------------------------------------------------------------------------
NOTE 18. ACQUISITION OF MACMILLAN BLOEDEL LIMITED
========================================================================

On November 1, 1999, the company completed its acquisition of MacMillan Bloedel Limited (MB) following the approval of the transaction by the shareholders of MB and securing all regulatory approvals in the United States, Canada and other jurisdictions. The total purchase price, including assumed debt of $703 million, totaled $3,006 million. The company issued 20 million common shares, and its wholly owned
Canadian subsidiary, Weyerhaeuser Company Ltd., issued 13 million Exchangeable Shares to fund the transaction. At the option of the holder, the Exchangeable Shares may be exchanged for Weyerhaeuser common shares on a one-for-one basis. In addition, the company issued replacement options in exchange for outstanding MB options with the number of shares and the exercise price appropriately adjusted by the exchange ratio.

 With the exception of $247 million of cash and short-term investments acquired, this transaction was a noncash investing activity in which the company acquired assets and assumed liabilities in exchange for common and exchangeable shares as described above.

 The company accounted for the transaction using the purchase method of accounting. Accordingly, the assets and liabilities of the acquired company were included in the Consolidated Balance Sheet at December 26, 1999. In addition, the operating results of MB for the period
November 1, 1999, through December 26, 1999, were included in the company's Consolidated Statement of Earnings for the period ended December 26, 1999.

 The purchase price to MB shareholders of $2,303 million was calculated as follows:

Total MB Common Shares and MB Warrants exchanged      119,753,415
Multiplied by the Exchange Ratio                              .28
                                                     -------------
Equivalent Weyerhaeuser Common Shares                  33,530,956
Less fractional shares                                     (1,567)
                                                     -------------
                                                       33,529,389
Multiplied by the average market price (U.S.)        $     67.953
                                                     -------------
Value of common and exchangeable shares issued       $      2,278
Value of replacement options issued for
  MB stock options                                             25
                                                     -------------
Total purchase price                                 $      2,303
                                                     =============

 The purchase price to MB shareholders, plus estimated direct transaction costs and expenses, additional accrued liabilities and the deferred tax effect of applying purchase accounting at June 30, 1999, over the historical net assets of MB, was calculated as follows:

Dollar amounts in millions
------------------------------------------------------------------------
Purchase price to MB shareholders                          $     2,303
Direct transaction costs and expenses                               18
Additional accrued liabilities                                      70
Deferred tax effect of applying purchase accounting                386
Less: historical net assets                                       (952)
                                                           -------------
                                                           $     1,825
                                                           =============

 The above calculation of excess purchase price is preliminary. The company will finalize this allocation by November 1, 2000. As of December 26, 1999, the excess purchase price was allocated as follows:

Dollar amounts in millions
------------------------------------------------------------------------
Plant, property and equipment, timber and timberlands,
 and investment in equity affiliates                       $     1,030
Goodwill                                                           795
                                                           -------------
                                                           $     1,825
                                                           =============

 Property, plant and equipment are being depreciated over an average of 20 years, and timber and timberlands are being amortized over 25 to 40 years. Goodwill is being amortized on a straight-line basis over 40 years. Additional depreciation on the increase to fair market value of property, plant and equipment, timber and timberlands, and investment in equity affiliates; the amortization of goodwill; and the amortization of the deferred tax benefit relating to these charges totaled $9 million through December 26, 1999.

 The following summarized unaudited pro forma information, assuming this acquisition occurred at the beginning of the respective fiscal years, is as follows:

Pro Forma Information
(unaudited)
Dollar amounts in millions                       1999            1998
------------------------------------------------------------------------
Net sales and revenues                      $  14,616       $  13,456
Net earnings before the cumulative effect
 of a change in an accounting principle
 and extraordinary items                          691             271
Net earnings                                      599             254
Earnings per share:
 Basic                                           2.56            1.09
 Diluted                                         2.55            1.08
                                            ----------------------------

------------------------------------------------------------------------
NOTE 19. SUBSEQUENT EVENTS
========================================================================

 . On January 6, 2000, the company acquired a controlling interest in TJ International, a 51 percent owner and managing partner of Trus Joist MacMillan (TJM), through a successful tender offer that represented more than 90 percent of the total number of outstanding shares. On January 21, 2000, the company completed the acquisition through the filing of a short-term merger document. This acquisition was completed under the terms of an offer by the company to purchase all outstanding shares of TJ International for $42 per share, or $720 million, in cash.

 The company had acquired a 49 percent interest in TJM through its acquisition of MacMillan Bloedel, completed in November 1999.

 . On February 7, 2000, the company announced that it had signed a letter of intent to sell its door business in Marshfield, Wisconsin, to Saunders, Karp and Megrue (SKM), a private merchant-banking firm based in Stamford, Connecticut. The transaction, which will have a positive effect on earnings in the quarter in which it is completed, is expected to close within 60 days.

 In 1999, the business manufactured and sold 720,000 customized architectural doors and 54 million square feet of particleboard door core to third parties. The business employs approximately 870 people.

 SKM stated that the facility's current management and work force would remain in place following the sale and will continue operating the business as currently managed.

 This is the latest in a series of moves that the company has made since 1990 to divest non-core businesses. In 1999, the company closed its chlor-alkali facility and sold its Composite Products business and a ply-veneer facility.

------------------------------------------------------------------------
NOTE 20. BUSINESS SEGMENTS
========================================================================

The company is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products. The business segments are timberlands (including logs, chips and timber); wood products (including softwood lumber, plywood and veneer; oriented strand board; hardwood lumber; treated products; doors; raw materials; and building materials distribution); pulp, paper and packaging (including pulp, paper, container board, packaging, paperboard and recycling); and real estate and related assets.

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

An analysis and reconciliation of the company's business segment information to the respective information in the consolidated financial statements is as follows:

For the three-year period ended
December 26, 1999
Dollar amounts in millions                   1999      1998       1997
-----------------------------------------------------------------------
Sales to and revenues from unaffiliated
 customers:
 Timberlands                            $    656   $    636   $    797
 Wood products                             5,356      4,475      4,577
 Pulp, paper and packaging                 4,832      4,312      4,609
 Real estate and related assets            1,236      1,192      1,093
 Corporate and other                         182        151        134
                                        -------------------------------
                                        $ 12,262   $ 10,766   $ 11,210
                                        ===============================
Intersegment sales:
 Timberlands                            $    537   $    488   $    520
 Wood products                               231        184        190
 Pulp, paper and packaging                   119         74         95
 Corporate and other                          11         13         35
                                        -------------------------------
                                             898        759        840
                                        -------------------------------
Total sales and revenues                  13,160     11,525     12,050
Intersegment eliminations                   (898)      (759)      (840)
                                        -------------------------------
                                        $ 12,262   $ 10,766   $ 11,210
                                        ===============================
Approximate contribution (charge) to
 earnings:(1)
 Timberlands                            $    535   $    487   $    535
 Wood products                               470        183        172
 Pulp, paper and packaging                   310        150        164
 Real estate and related assets              190        124        111
 Corporate and other                        (272)      (225)      (186)
                                        -------------------------------
                                           1,233        719        796
Interest expense(1)                         (337)      (324)      (341)
Less capitalized interest                     74         68         84
                                        -------------------------------
Earnings before income taxes and the
 cumulative effect of a change in an
 accounting principle                        970        463        539
Income taxes                                (354)      (169)      (197)
                                        -------------------------------
Earnings before the cumulative effect
 of a change in an accounting principle      616        294        342
Cumulative effect of a change in an
 accounting principle                        (89)        -          -
                                        -------------------------------
                                        $    527   $    294   $    342
                                        ===============================
Depreciation, amortization and fee
 stumpage:
 Timberlands                            $     51   $     55   $     72
 Wood products                               181        188        171
 Pulp, paper and packaging                   373        348        353
 Real estate and related assets                6          5         12
 Corporate and other                          29         20         20
                                        -------------------------------
                                        $    640   $    616   $    628
                                        ===============================
Noncash charges for closure or
 disposition of facilities:
 Wood products                          $     99   $     25   $     40
 Pulp, paper and packaging                    -          42         49
 Corporate and other                           3          4         -
                                        -------------------------------
                                        $    102   $     71   $     89
                                        ===============================
Equity in income/(loss) from equity
 affiliates, joint ventures and
 limited partnerships:
 Timberlands                            $      3   $      1   $      3
 Wood products                                 4         -          -
 Pulp, paper and packaging                    19         27        (10)
 Real estate and related assets               39         30         26
                                        -------------------------------
                                        $     65   $     58   $     19
                                        ===============================
Capital expenditures (including
 acquisitions):
 Timberlands                            $    104   $     87   $     75
 Wood products                               143        212        240
 Pulp, paper and packaging                   279        776        327
 Real estate and related assets               11          2          3
 Corporate and other                          29         32         24
                                        -------------------------------
                                        $    566   $  1,109   $    669
                                        ===============================
Investments in and advances to equity
 affiliates, joint ventures and
 limited partnerships:
 Timberlands                            $    270   $    218   $    216
 Wood products                               406         -          -
 Pulp, paper and packaging                   274        264         33
 Real estate and related assets
  (less reserves)                            124        120        116
                                        -------------------------------
                                        $  1,074   $    602   $    365
                                        ===============================
Assets:
 Timberlands                            $  2,212   $  1,675   $  1,676
 Wood products                             3,788      2,129      2,128
 Pulp, paper and packaging                 7,198      6,346      6,589
 Real estate and related assets            1,939      1,900      2,004
 Corporate and other                       3,641      1,164      1,160
                                        -------------------------------
                                          18,778     13,214     13,557
Less: Intersegment eliminations             (439)      (380)      (482)
                                        -------------------------------
                                        $ 18,339   $ 12,834   $ 13,075
                                        ===============================

Certain reclassifications have been made to conform prior years' data to the current format.

(1) Interest expense of $14 million, $17 million and $40 million in 1999, 1998 and 1997, respectively, is included in the determination of "approximate contribution to earnings" and excluded from "interest expense" for financial services businesses.

------------------------------------------------------------------------
NOTE 21. GEOGRAPHICAL AREAS
========================================================================

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

Selected information related to the company's operations by geographical area is as follows:

For the three-year period ended
December 26, 1999
Dollar amounts in millions                  1999      1998        1997
------------------------------------------------------------------------
Sales to and revenues from
 unaffiliated customers:
 United States                          $ 10,004   $  8,999   $  8,985
 Japan(1)                                    652        610      1,032
 Canada                                      802        514        510
 Europe                                      380        338        354
 Other foreign countries                     424        305        329
                                        -------------------------------
                                        $ 12,262   $ 10,766   $ 11,210
                                        ===============================
Export sales from the United States:
 Japan(1)                               $    521   $    507   $    893
 Other                                       667        582        634
                                        -------------------------------
                                        $  1,188   $  1,089   $  1,527
                                        ===============================
Earnings before income taxes and
 cumulative effect of a change
 in an accounting principle:
 United States                          $    778   $    413   $    432
 Foreign entities                            192         50        107
                                        -------------------------------
                                        $    970   $    463   $    539
                                        ===============================
Long-lived assets:
 United States                          $  7,070   $  6,649   $  7,426
 Canada                                    2,447      1,345        903
 Other foreign countries                      65         26         12
                                        -------------------------------
                                        $  9,582   $  8,020   $  8,341
                                        ===============================

(1) 1998 export sales to Japan include only one month's sales of newsprint due to the company's change in ownership of its newsprint subsidiary from 80 percent to 50 percent in February.

------------------------------------------------------------------------
NOTE 22. SELECTED QUARTERLY FINANCIAL INFORMATION
(UNAUDITED)
========================================================================

Dollar amounts in millions    First   Second    Third   Fourth
except per-share figures     Quarter  Quarter  Quarter  Quarter   Year
------------------------------------------------------------------------
Net sales:
 1999                       $ 2,665  $ 3,044  $ 3,120  $ 3,433  $12,262
 1998                         2,603    2,676    2,736    2,751   10,766
Operating income:
 1999                           117      308      410      293    1,128
 1998                           181      161      225       89      656
Earnings before income
 taxes and cumulative
 effect of a change in an
 accounting principle:
 1999                            65      258      373      274      970
 1998                           135      109      175       44      463
Net earnings:
 1999                           (48)     164      237      174      527
 1998                            85       69      110       30      294
Net earnings per share:
 Basic
   1999                        (.24)     .82     1.18      .79     2.56
   1998                         .43      .34      .56      .15     1.48
 Diluted
   1999                        (.24)     .81     1.18      .78     2.55
   1998                         .43      .34      .55      .15     1.47
Dividends per share:
 1999                           .40      .40      .40      .40     1.60
 1998                           .40      .40      .40      .40     1.60
Market prices -  high/low:
  1999                      62-49 9/16
                                     73 15/16-55 9/16
                                              69 3/4-54 13/16
                                                       72 15/16-54 9/16
                                                                73 15/16-49 9/16
  1998                      57 15/16-44 15/16
                                     61 7/16-44 9/16
                                              47 7/16-36 3/4
                                                       51 9/16-41 3/4
                                                                61 7/16-36 3/4
                            ----------------------------------------------------

------------------------------------------------------------------------
NOTE 23. HISTORICAL SUMMARY
========================================================================

Dollar amounts in
millions except
per-share figures       1999      1998      1997      1996      1995
------------------------------------------------------------------------
PER SHARE:
 Basic net earnings
  (loss) from
  continuing
  operations, before
  extraordinary item
  and effect of
  accounting
  changes           $   2.99      1.48      1.72      2.34      3.93
 Extraordinary
  item(5)           $     -         -         -         -         -
 Effect of
  accounting
  changes(1)        $   (.43)       -         -         -         -
                    ----------------------------------------------------
 Basic net earnings
  (loss)            $   2.56      1.48      1.72      2.34      3.93
                    ====================================================
 Diluted net
  earnings (loss)
  from continuing
  operations,
  before
  extraordinary
  item and effect
  of accounting
  changes           $   2.98      1.47      1.72      2.33      3.92
 Extraordinary
  item(5)           $     -         -         -         -         -
 Effect of
  accounting
  changes(1)        $   (.43)       -         -         -         -
                    ----------------------------------------------------
 Diluted net
  earnings (loss)   $   2.55      1.47      1.72      2.33      3.92
                    ====================================================
 Dividends paid     $   1.60      1.60      1.60      1.60      1.50
 Shareholders'
  interest (end
  of year)          $  30.54     22.74     23.30     23.21     22.57
FINANCIAL POSITION:
 Total assets:
  Weyerhaeuser      $ 16,400    10,934    11,071    10,968    10,359
  Real estate and
   related assets   $  1,939     1,900     2,004     2,628     2,894
                    ----------------------------------------------------
                    $ 18,339    12,834    13,075    13,596    13,253
                    ====================================================
 Long-term debt
  (net of current
   portion):
  Weyerhaeuser:
   Long-term debt   $  3,974     3,397     3,483     3,546     2,983
    Capital lease
     obligations    $      1         2         2         2         2
    Convertible
     subordinated
     debentures     $     -         -         -         -         -
    Limited
     recourse
     income
     debenture      $     -         -         -         -         -
                    ----------------------------------------------------
                    $  3,975     3,399     3,485     3,548     2,985
                    ====================================================
  Real estate and
   related assets:
   Long-term debt   $    357       580       682       814     1,608
                    ====================================================
 Shareholders'
  interest          $  7,173     4,526     4,649      4,604    4,486
 Percent earned on
  shareholders'
  interest               9.0%      6.4%      7.4%      10.2%    18.2%
OPERATING RESULTS:
 Net sales and
  revenues:
  Weyerhaeuser      $ 11,026     9,574    10,117     10,105   10,869
  Real estate and
   related assets   $  1,236     1,192     1,093      1,009      919
                    ----------------------------------------------------
                    $ 12,262    10,766    11,210     11,114   11,788
                    ====================================================
 Net earnings (loss)
  from continuing
  operations before
  extraordinary item
  and effect of
  accounting
  changes:
   Weyerhaeuser     $    495       214       271        434      981
   Real estate and
    related assets  $    121        80        71         29     (182)(4)
                    ----------------------------------------------------
                    $    616       294(2)    342        463      799
 Extraordinary
  item(5)           $     -         -         -          -        -
 Effect of
  accounting
  changes(1)        $    (89)       -         -          -        -
                    ----------------------------------------------------
 Net earnings
  (loss)            $    527       294       342(3)     463      799
                    ====================================================
STATISTICS
 (UNAUDITED):
 Number of
  employees           44,770    36,309    35,778     39,020   39,558
 Salaries and wages $  1,895     1,695     1,706      1,781    1,779
 Employee benefits  $    392       351       355        370      408
 Total taxes        $    579       437       478        557      736
 Timberlands
  (thousands
  of acres):
  U.S. and Canadian
   fee ownership       5,914     5,099     5,171      5,326    5,302
  Long-term license
   arrangements       32,786    27,002    23,715     22,863   22,866
 Number of
  shareholder
  accounts at
  year-end:
  Common              18,732    19,559    20,981     22,528   23,446
  Exchangeable         1,590        -         -          -        -
  Preferred               -         -         -          -        -
  Preference              -         -         -          -        -
 Weighted average
  shares
  outstanding
  (thousands)        205,599   198,914   198,967    198,318  203,525
                    ----------------------------------------------------

   1994       1993       1992        1991       1990       1989
------------------------------------------------------------------








   2.86       2.58       1.83        (.50)      1.87       1.56

     -         .25         -           -          -          -


     -          -          -         (.30)        -          -
------------------------------------------------------------------

   2.86       2.83       1.83        (.80)      1.87       1.56
==================================================================








   2.86       2.56       1.82        (.50)      1.87       1.56

     -         .25         -           -          -          -


     -          -          -         (.30)        -          -
------------------------------------------------------------------

   2.86       2.81       1.82        (.80)      1.87       1.56
==================================================================
   1.20       1.20       1.20        1.20       1.20       1.20


  20.86      19.34      17.85       17.25      19.21      18.55


  9,750      9,087      8,566       7,551      7,556      7,371

  3,408      3,670      9,720       9,435      8,800      8,605
------------------------------------------------------------------
 13,158     12,757     18,286      16,986     16,356     15,976
==================================================================




  2,713      2,998      2,659       2,195      2,168      1,502

     -          -          -           -           7         23


     -          -         193         193        193         -



     -          -         188         204        204        204
------------------------------------------------------------------
  2,713      2,998      3,040       2,592      2,572      1,729
==================================================================


  1,873      2,086      2,411       2,421      2,637      2,006
==================================================================

  4,290      3,966      3,646       3,489      3,864      4,148


   14.3%      15.2%      10.4%       (4.4)%      9.8%       8.3%



  9,281      8,315      7,744       7,167      7,447      8,355

  1,117      1,230      1,522       1,606      1,619      1,826
------------------------------------------------------------------
 10,398      9,545      9,266       8,773      9,066     10,181
==================================================================







    576        459        332         (25)       340        377

     13         68         40         (76)        54        (36)
------------------------------------------------------------------
    589        527        372        (101)(6)    394        341(7)

     -          52         -           -          -          -


     -          -          -          (61)        -          -
------------------------------------------------------------------

    589        579        372        (162)       394        341
==================================================================



 36,665     36,748     39,022      38,669     40,621     45,214
  1,610      1,585      1,580       1,476      1,531      1,563
    357        347        323         321        318        325
    618        577        443         173        446        403




  5,587      5,512      5,592       5,488      5,592      5,664

 17,849     17,845     18,828      13,491     13,491     13,324




 24,131     25,282     26,334      26,937     28,187     29,847
     -          -          -          -           -          -
     -          -          -          -           -          12
     -          -          -          -           -         443



205,543    204,866    203,373    201,578     203,673    204,331
------------------------------------------------------------------

(1) 1999 results reflect charges of $244 million less related tax effect of $90 million, or $154 million, for the cumulative effect of a change in an accounting principle, impairment of long-lived assets to be disposed of and closure costs related to the MB acquisition.

(2) 1998 results reflect nonrecurring charges of $71 million less related tax effect of $26 million, or $45 million.

(3) 1997 results reflect net nonrecurring charges of $13
million less related tax effect of $4 million, or $9 million.

(4) 1995 results reflect a charge for disposal of certain real estate assets of $290 million less related tax effect of $106 million, or $184 million.

(5) 1993 results reflect an extraordinary net gain as a result of extinguishing certain debt obligations of $86 million less related tax effect of $34 million, or $52 million.

(6) 1991 results reflect restructuring and other charges of $445 million less related tax effect of $162 million, or $283 million.

(7) 1989 results reflect net nonrecurring items of $401
million less related tax effect of $141 million, or $260 million.