Form 10-K/A, Exhibit 13
period 1999-12-26
WEYERHAEUSER CO
filed 2000-03-13
CIK 106535

1999 FINANCIAL HIGHLIGHTS
=========================================================================

Dollar amounts in millions except per-share figures     1999       1998
Net sales and revenues                               $ 12,262   $ 10,766
                                                     --------------------
Earnings before cumulative effect
 of a change in an accounting principle                   616        294

Cumulative effect of a change in an accounting
 principle(1)                                             (89)        -
                                                     --------------------
Net earnings                                              527        294
                                                     --------------------
Cash flow from operations, before working
 capital changes                                        1,396      1,018

Capital expenditures (excluding acquisitions)             566        615

Total assets                                           18,339     12,834

Shareholder interest                                    7,173      4,526
                                                     --------------------

BASIC EARNINGS PER SHARE(3)
------------------------------------------------------------------------------
                                      1999                               1998
                ------------------------------------------------------ -------
                Before cumulative effect    Cumulative effect
                   of a change in an        of a change in an
                  accounting principle    accounting principle  Net(2)  Net(2)
                ------------------------------------------------------ -------
First quarter           $  .21                  $ (.45)        $ (.24) $  .43
Second quarter             .82                      -             .82     .34
Third quarter             1.18                      -            1.18     .56
Fourth quarter             .79                      -             .79     .15
                ------------------------------------------------------ -------
                        $ 2.99                  $ (.43)        $ 2.56  $ 1.48
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


Weyerhaeuser manufactures package strength medium and linerboard. The medium is used in forming the fluted (or wavy) portion of corrugated packaging that provides package strength and extra cushioning to the products in the box.
The linerboard is the flat, outer sheets of paper used to create the inside and outside facings of a corrugated box.
The liners provide extra stacking strength and a smooth graphics surface for the finished box. Containerboard and corrugated packaging are made from renewable and recyclable resources with an average recycled content of 57 percent.


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

WOOD PRODUCTS
==========================================================================

NET SALES                       1999     1998     1997     1996     1995
--------------------------------------------------------------------------
In millions of dollars
Softwood lumber               $ 2,318  $ 1,793  $ 2,094  $ 1,988  $ 1,648
Softwood plywood and veneer       539      452      502      519      591
Oriented strand board,
 composite and other panel
 products                         825      765      594      667      752
Hardwood lumber                   280      240      272      235      193
Engineered wood products          409      330      284      233      207
Raw materials (logs, chips
 & timber)                        194      228      232      220      228
Other products                    791      667      599      511      430
                              --------------------------------------------
                              $ 5,356  $ 4,475  $ 4,577  $ 4,373  $ 4,049
                              ============================================

SALES VOLUMES                   1999     1998     1997     1996     1995
--------------------------------------------------------------------------
In millions
Softwood lumber-board feet      5,734    4,995    4,869    4,745    4,515
Softwood plywood and veneer
 -square feet (3/8)             1,902    1,842    2,042    2,172    2,324
Composite panels
 -square feet (3/4)               410     586       551      604      648
Oriented strand board
 -square feet (3/8)             2,716   2,697     2,462    2,083    1,931
Hardwood lumber-board feet        397     339       362      349      293
Doors (thousands)                 720     789       730      652      648
Raw materials-cubic feet          305     315       325      304      260
                              ---------------------------------------------

ANNUAL PRODUCTION          CAPACITY    1999    1998    1997    1996    1995
-----------------------------------------------------------------------------
In thousands
Softwood lumber-board feet    5,452    4,532   4,025   3,968   3,701   3,419
Softwood plywood and veneer
 -square feet (3/8)           1,371    1,065     960   1,092   1,243   1,292
Composite panels
 -square feet (3/4)             228      281     510     478     535     583
Oriented strand board
 -square feet (3/8)           3,365    2,452   2,179   2,041   1,687   1,654
Hardwood lumber-board feet      386      376     342     345     333     278
Doors (thousands)               850      732     788     740     646     643
Logs-cubic feet                  -       572     526     519     500     494
                           --------------------------------------------------

PRINCIPAL MANUFACTURING FACILITIES
----------------------------------------------------------------------------
Softwood lumber, plywood and veneer          45   Hardwood lumber         12
Composite panels                              3   Doors                    1
Oriented strand board                         9
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
Durango, MEXICO           24 (acquired from MacMillan Bloedel)


--------------------------------------------------------------------------------
CANADA                                1999 total capacity 2.1 billion board feet
================================================================================
LOCATION

Big River, SASK                 99
Carrot River, SASK              68 (acquired from MacMillan Bloedel)
Chapleau, ONT                  130 (acquired from MacMillan Bloedel)
Chemainus, BC                  101 (acquired from MacMillan Bloedel)
Drayton Valley, ALB            134
Dryden, ONT                     73
Ear Falls, ONT                 134
Grande Cache, ALB              114
Grande Prairie, ALB            207
Kamloops, BC                   116
Nanaimo, BC                     71 (acquired from MacMillan Bloedel)
New Westminster, BC            136 (acquired from MacMillan Bloedel)
Okanagan Falls, BC             136
Port Alberni (ADP), BC.        177 (acquired from MacMillan Bloedel)
Port Alberni (SOMASS) BC        82 (acquired from MacMillan Bloedel)
Princeton, BC                  135
Vancouver, BC                  122 (acquired from MacMillan Bloedel)
Vavenby, BC                    151


Weyerhaeuser lumber in North America is produced from a variety of species. The lumber business works closely with our Timberlands group and other suppliers to ensure raw materials that meet specifications for log quality, including species, length, bucking and cleanliness.
Technological advances, such as curve sawing that follows the natural curve of the tree, help Weyerhaeuser lumber operations minimize waste and obtain the maximum value from each log

OSB MILL CAPACITIES                  1999 total capacity 3.4 billion square feet
--------------------------------------------------------------------------------
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

PULP, PAPER AND PACKAGING
The company's pulp, paper and packaging businesses include:
Pulp, which manufactures chemical wood pulp for world markets; Paper, which manufactures and markets a range of both coated and uncoated fine papers through paper merchants and printers; Containerboard Packaging, which manufactures linerboard and corrugating medium, primarily used in the production of corrugated packaging, and manufactures and markets industrial and agricultural packaging; Paperboard, which manufactures and markets bleached paperboard, used for production of liquid containers, to West Coast and Pacific Rim customers; and Recycling, which operates an extensive wastepaper collection system and markets it to company mills and world-wide customers.

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

 At December 26, 1999, the company had one interest rate swap with a maturity date of November 6, 2001, and a notional amount of $75 million with a fixed interest rate of
6.85 percent. The value rate at December 26, 1999, based on the 30-day LIBOR, was 6.32 percent, with the fair value of the swap being a loss of $100,000. The amount of the obligation under this swap is based on the assumption that it had terminated at the end of the fiscal period and provides for the netting of amounts payable by and to the counterpart. In each case, the amount of such obligation is the net amount so determined.

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

In October, the company announced a new initiative to streamline and improve delivery of internal support services that is expected to result in $150 million to $200 million in annual savings. The company expects implementation of these plans to begin during the first quarter of 2000, a process that may take up to three years to complete. Because implementation plans are still under review, the specific number of employee's affected, exact timing of the implementation and associated costs have not been finalized.

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
Dollar amounts in millions
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
========================================================================

See notes on pages 61 through 81.

CONSOLIDATED STATEMENT OF CASH FLOWS
(continued)

========================================================================
                                      Real Estate and
     	Weyerhaeuser Company  	          Related Assets
------------------------------------------------------------------------
    1999     	1998     1997        1999     1998     1997
------------------------------------------------------------------------

 $   406  $   214  $   271     $   121  $    80  $    71

     634      611      616           6        5       12
     175      149       94          10       11      (13)
     (84)     (37)      22          (1)      -         1

     (26)     (28)       7         (39)     (30)     (26)

      89       -        -           -        -        -

     102       71       89          -        -        -

    (101)      30      (17)        (12)     (29)       8
     (20)      40       15         (48)      16      (28)
      65       16      (10)         -        -        -
      -        -        -           21       28      (64)
     119       -       (32)         81        3       74
      -        -       (13)         -        -       (45)
       9       16       (3)         (6)     (44)       9
------------------------------------------------------------------------
   	1,368    	1,082    	1,039         133       40       (1)
------------------------------------------------------------------------


    (476)    (560)    (607)        (11)      (2)      (3)
     (79)     (53)     (46)         -        -        -

     247       -        -           -        -        -

      -      (494)     (13)         -        -        -
      -       (49)      (2)         -        -        -

     (52)     (41)    (221)         32       47       39

      15       42       39           1       24       46
      81       -        76          -        -       192
      -        -        -           18       66       55
      -       218       -           -        -        -
     (33)      (3)      42          33        3      (42)
      17      (13)     (18)          1       (2)      (3)
------------------------------------------------------------------------

    	(280)    (953)    (750)         74      136      284
------------------------------------------------------------------------


     807        6      618           2      159       14
      -        48       38          -        -        -
     237       (2)    (695)        111      330      118
   	(321)    (319)    (317)         -        -        -
     100      190      150        (100)    (190)    (150)
   	(383)     (87)     (78)       (224)    (490)    (281)
      -       (42)     (22)         -        -        -
      97       19       61          -        -        -
     (13)     (14)      23          -        -        -
------------------------------------------------------------------------

     524     (201)    (222)       (211)    (191)    (299)
------------------------------------------------------------------------

   1,612      (72)      67          (4)     (15)     (16)

      28      100       33           7       22       38
------------------------------------------------------------------------
 $	1,640  $    28  $ 1,000     $     3  $     7  $    22
========================================================================

 $   246  $   261  $	   244     $    18  $    21  $    43
========================================================================
 $    77  $    (4) $	    54     $     4  $    70  $   (33)
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

NATURE OF OPERATIONS
The company's principal business segments, which account for the majority of sales, earnings and the asset base, are:

 . Timberlands, which is engaged in the management of 5.2 million acres of company-owned and.5 million acres of leased commercial forestland in the United States (3.8 million acres in the South and 1.9 million acres in the Pacific Northwest).

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

Unconsolidated financial information for joint ventures and limited partnerships that are accounted for by the equity method is as follows:

Dollar amounts in millions         December 26, 1999  December 27, 1998
------------------------------------------------------------------------
Current assets                           $ 11,457           $  1,755
Noncurrent assets                             159                230
Current liabilities                        10,577              1,241
                                   -------------------------------------

                           1999             1998             1997
------------------------------------------------------------------------
Net sales and revenues  $   663          $   244          $   242
Operating income            313              133              136
Net income                  253              103              108
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

 The company sponsors multiple defined benefit postretirement plans for its U.S. employees. Medical plans have various levels of coverage and plan participant contributions. Life insurance plans are noncontributory.
Canadian employees are covered under multiple defined benefit postretirement plans that provide medical and life insurance bents.

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
                                             ===========================

Long-term debt maturities are (millions):
------------------------------------------------------------------------
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
                                             ===========================

Long-term debt maturities are (millions):
------------------------------------------------------------------------
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

OTHER ITEMS
The company's 1999 capital expenditures, excluding acquisitions, were $566 million and are expected to approxi mate $900 million in 2000; however, the 2000 expenditure level could be increased or decreased as a consequence of future economic conditions.

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