Form 10-K, Exhibit 13
period 2000-12-31
WEYERHAEUSER CO
filed 2001-03-16
CIK 106535

                                                                         PERCENT
2000 FINANCIAL HIGHLIGHTS               2000             1999             CHANGE
--------------------------------------------------------------------------------
 Dollar amounts in millions
  except per-share figures
 Net sales and revenues              $ 15,980         $ 12,780             25.0%
 Earnings:
  Before cumulative effect of a
   change in an accounting principle      840              616             36.4%
  Net earnings                            840              527             59.4%
 Basic earnings per share:
  Before cumulative effect of a
   change in an accounting principle     3.72             2.99             24.4%
  Net earnings                           3.72             2.56             45.3%
 Cash flow provided by operations
  before changes in working capital     1,703            1,406             21.1%
 Total assets                          18,195           18,339             -0.8%
 Capital expenditures
  (Weyerhaeuser only, excluding
   acquisitions)                          852              494             72.5%
 Shareholders' interest                 6,832            7,173             -4.8%
 Number of shares outstanding
  (In thousands)                      219,213          234,849             -6.7%
 Book value per share                $  31.17         $  30.54              2.1%
 Return on shareholders' interest        12.0%             9.0%            33.3%
 Common stock price range            $ 74 1/2-36 1/16
                                                      $ 73 15/16-49 9/16
                                                                             -

Bar chart - Net Sales and Revenues

    1996      1997      1998      1999      2000
 $ 11,652  $ 11,787  $ 11,242  $ 12,780  $ 15,980

Stacked Bar chart - Net Earnings

                       1996      1997      1998      1999      2000
Net Earnings          $ 463     $ 342     $ 294     $ 527     $ 840
Nonrecurring Items       -          9        45       154        82

Bar chart - Cash Flow from operations before changes in working capital

    1996      1997      1998      1999      2000
  $ 1,247   $ 1,092   $ 1,018   $ 1,396   $ 1,693

Stacked Bar chart - Basic Earning per Share

                              1996    1997    1998    1999    2000
Basic Earnings per share    $ 2.34  $ 1.72  $ 1.48  $ 2.56  $ 3.72
Nonrecurring Items             -       .04     .23     .75     .36

The consolidated financial statements include: (1) Weyerhaeuser Company (Weyerhaeuser), principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, and (2) Real estate and related assets, principally engaged in real estate development and construction, and other real estate related activities.

                      WEYERHAEUSER   2   ANNUAL REPORT 2000
                          weyerhaeuser in 2000
                               one company, one vision

                  pulp, paper and packaging

                  World's largest producer of softwood market pulp, third-largest producer of containerboard in the United States, and one of the largest producers of uncoated free sheet and corrugated packaging in the United States.

2000 HIGHLIGHTS . April 28-Weyerhaeuser completes a three-year project at its
                  Springfield, Oregon, containerboard mill to enhance product quality, improve operating efficiency, and provide added protection for air and water quality.

                . July 11-Prince Albert, Saskatchewan, pulp and paper capital project is completed three and one-half months ahead of schedule, under budget and has now surpassed 2.25 million hours without a lost-time accident. The project, one of the first to complete PACE (Process to Achieve Capital Excellence), is achieving industry record start-up performance.

                . August 4-SpaceKraft(R) bulk packaging plant in Salem, Oregon, begins full operations. The plant produces proprietary seamless corrugated bulk packages for agricultural and industrial users in the western United States, Asia, Central America and western South America.

                . Reports operating earnings for the year of $938 million
                  compared with $310 million in 1999.


                  timberlands

                  World's largest private owner of merchantable softwood timber.

2000 HIGHLIGHTS . March 31-Weyerhaeuser completes the acquisition of two sawmills and related assets from CRS Ltd. of Australia. The sawmills have a combined annual production capacity of 171 million board feet of lumber. With the acquisition, Weyerhaeuser also increases its ownership to 85 percent of Pine Solutions, Australia's largest softwood timber distributor.

                . Reports operating earnings for the year of $576 million
                  compared with $535 million in 1999.


                      WEYERHAEUSER   28   ANNUAL REPORT 2000
                  wood products

                  World's largest producer of softwood lumber, engineered wood products and hardwood lumber; the world's second-largest producer of structural panels and the second-largest North American distributor of wood products.

2000 HIGHLIGHTS . January 21-Weyerhaeuser completes the acquisition of TJ
                  International, making Weyerhaeuser the world's largest producer of engineered wood products.

                . October 2-Weyerhaeuser Company Limited acquires the operations of Coast Mountain Hardwoods in Delta, British Columbia. The purchase includes a hardwood lumber mill producing more than 42 million board feet (MMBF) annually.

                . October 26-Trus Joist announces plan to build TimberStrand(R)
                  laminated strand lumber (LSL) plant in Kenora, Ontario.

                . December 22-Weyerhaeuser completes the sale of its door
                  business in Marshfield, Wisconsin, to Wind Point Partners, a private equity investment firm based in Chicago, Illinois, and Southfield, Michigan.

                . Reports operating earnings for the year of $206 million
                  compared with $470 million in 1999.


                  real estate and related assets

                  One of the larger homebuilders in our selected markets:
                  San Diego, greater Los Angeles, Las Vegas, Houston, Puget Sound, and the Maryland and northern Virginia suburbs of Washington, D.C. Developer of Master Planned Communities in Puget Sound, San Diego, greater Los Angeles, Las Vegas, Houston and North Carolina.

2000 HIGHLIGHTS . Reports record operating earnings for the year of $259 million compared with $190 million in 1999. This marks the third consecutive year of increased earnings from the real estate business.



                      WEYERHAEUSER   29   ANNUAL REPORT 2000
pulp, paper and packaging

NET SALES                       2000     1999     1998     1997     1996
--------------------------------------------------------------------------
In millions of dollars
Pulp                          $ 1,416  $ 1,192  $ 1,064  $ 1,107  $ 1,068
Paper                           1,284    1,097      937      910      862
Paperboard and containerboard     648      397      319      323      300
Packaging                       2,557    2,083    1,966    1,855    1,991
Newsprint                          -        -        40      450      483
Recycling                         370      255      204      201      151
Other products                    244      151       95      100      105
                              --------------------------------------------
                              $ 6,519  $ 5,175  $ 4,625  $ 4,946  $ 4,960
                              ============================================

SALES VOLUMES                  2000     1999     1998     1997     1996
--------------------------------------------------------------------------
In thousands
Pulp-air-dry metric tons       2,129    2,273    2,012    1,982    1,868
Paper-tons                     1,589    1,460    1,181    1,146    1,007
Paperboard-tons                  255      248      236      243      205
Containerboard-tons            1,055      576      323      389      346
Packaging-MSF                 53,602   46,483   44,299   44,508   42,323
Newsprint-metric tons             -        -        62      684      629
Recycling-tons                 3,177    2,785    2,546    2,229    2,011


ANNUAL PRODUCTION          CAPACITY    2000    1999    1998    1997    1996
-----------------------------------------------------------------------------
In thousands
Pulp-air-dry metric tons    2,290      2,282   2,219   1,971   2,063   2,004
Paper-tons                  1,595      1,603   1,511   1,235   1,128   1,034
Paperboard-tons               240        261     251     237     231     206
Containerboard-tons         3,761      3,578   2,622   2,291   2,381   2,331
Packaging-MSF              72,000     56,694  48,758  46,410  46,488  44,471
Newsprint-metric tons          -          -       -       69     704     631
Recycling-tons                 -       4,448   4,287   3,833   3,655   3,428

PRINCIPAL MANUFACTURING FACILITIES
--------------------------------------------------------------
Pulp               9             Containerboard             7
Paper              6             Packaging                 60
Paperboard         1             Recycling                 24
--------------------------------------------------------------



PULP                                     Total capacity 2.3 million metric tons
Metric tons in thousands     (Shown as bar graph in document)
================================================================================
LOCATION

Columbus MS             385
Cosmopolis WA           140
Dryden ON                75
Flint River GA          330
Grande Prairie AB       310
Kamloops BC             470
New Bern NC             315
Plymouth NC             130
Prince Albert SK        135
--------------------------------------------------------------------------------

Weyerhaeuser's Pulp business is the world leader in producing softwood market pulp for global markets. We manufacture three major product lines: papergrade pulp, absorbent pulp, and dissolving and specialty pulp. Customers from around the world buy this pulp for use in products such as fine writing, office and publication papers; diapers and absorbent personal care products; pharmaceuticals; and photographic-base paper. We strive to produce these products in a way that reduces unwanted byproducts and captures and reuses all available resources during the pulping process.



                      WEYERHAEUSER   30   ANNUAL REPORT 2000

PAPER                                            Total capacity 1.6 million tons
Tons in thousands      (Shown as bar graph in document)
================================================================================
LOCATION

Columbus MS              220
Dryden ON                395
Longview WA              160
Plymouth NC              430
Prince Albert SK         250
Rothschild WI            140
--------------------------------------------------------------------------------

Our Fine Paper business manufactures coated and uncoated fine papers for printing, publishing, and business and office use. Some of the most recognized names are First Choice premium electronic imaging paper and Cougar Opaque and Lynx Opaque printing papers. Our Newsprint business is a joint venture with Nippon Paper Industries of Japan that makes high-quality newsprint for newspaper publishers and commercial printers in the western United States and Japan. The Bleached Paperboard business primarily makes paperboard used to produce containers such as milk and juice cartons and paper cups.

--------------------------------------------------------------------------------

MEDIUM                                           Total capacity 1.1 million tons
Tons in thousands      (Shown as bar graph in document)
================================================================================
LOCATION

North Bend OR           264
Pine Hill AL             274
Plymouth NC              199
Sturgeon Falls ON        105
Valliant OK              251
--------------------------------------------------------------------------------

LINERBOARD                                       Total capacity 2.7 million tons
Tons in thousands      (Shown as bar graph in document)
================================================================================
LOCATION

Henderson KY             185
Pine Hill AL             506
Plymouth NC              313
Springfield OR           756
Valliant OK              908
--------------------------------------------------------------------------------

Weyerhaeuser manufactures package-strength medium and linerboard. The medium is used in forming the fluted (or wavy) portion of corrugated packaging that provides package strength and extra cushioning to the products in the box. Linerboard is a flat sheet of paper used for both the inside and outside facings of a corrugated box. The liners provide extra stacking strength and a smooth graphics surface for the finished box. Containerboard and corrugated packaging are made from renewable and recyclable resources with an average recycled content of 57 percent.


--------------------------------------------------------------------------------
OPERATING FACILITIES
--------------------------------------------------------------------------------
PACKAGING PLANTS

Arizona, Arkansas, California, Colorado, Connecticut, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maryland, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, New York, North Carolina, Ohio, Oregon, Tennessee, Texas, Virginia, Washington, Wisconsin; Guanajuato, Mexico

RECYCLING PLANTS
Arizona, California, Colorado, Illinois, Iowa, Kansas, Maryland, Minnesota, Nebraska, North Carolina, Oklahoma, Oregon, Tennessee, Texas, Utah, Virginia, Washington



                      WEYERHAEUSER   31   ANNUAL REPORT 2000
timberlands

NET SALES                       2000     1999     1998     1997     1996
--------------------------------------------------------------------------
In millions of dollars
To unaffiliated customers:
 Raw materials (logs,
  chips & timber)             $   993  $   637  $   614  $   771  $   842
 Other products                    98       30       37       37       37
                              --------------------------------------------
                              $ 1,091  $   667  $   651  $   808  $   879
                              ============================================
 Intersegment sales           $   924  $   537  $   488  $   520  $   513
                              ============================================

SALES VOLUMES                  2000     1999     1998     1997     1996
--------------------------------------------------------------------------
In millions
Raw materials-cubic feet         640      287      259      235      254

ANNUAL PRODUCTION              2000     1999     1998     1997     1996
--------------------------------------------------------------------------
In millions
Logs-cubic feet                  792      521      495      476      412
Fee harvest-cubic feet           721      634      585      541      496


                      WEYERHAEUSER   32   ANNUAL REPORT 2000

U.S. OWNED AND LEASED TIMBERLANDS        Total acres owned or leased 5.7 million
Acres in thousands       (Shown as bar graph in document)
================================================================================
LOCATION

Alabama                  590
Arkansas                 714
Georgia                  326
Louisiana                355
Mississippi              688
North Carolina           565
Oklahoma/Texas           510
Oregon                   578
Washington             1,372
--------------------------------------------------------------------------------

In the United States, Weyerhaeuser owns and operates 5.7 million acres of privately managed forests in 10 states for sustainable wood production. We manage our forests to increase the quality and volume of wood produced as well as to protect important natural resources. Such forest practices include planting 300 to 600 seedlings on each acre, thinning forest stands to give remaining trees more room to grow, pruning selected trees to produce knot-free wood, fertilizing stands to supplement natural nutrient levels, and harvesting at sustainable rates-approximately 2 percent of our forestlands each year in the West and 3 percent in the South where the growing cycle is faster.

--------------------------------------------------------------------------------


CANADIAN OWNED AND                              Total acres owned or licensed
 LICENSED TIMBERLANDS                       32.3 million (13.1 million hectares)

Acres in thousands       (Shown as bar graph in document)
================================================================================
LOCATION

Alberta                  7,500
British Columbia         6,412
New Brunswick              177
Ontario                  6,666
Saskatchewan            11,557

--------------------------------------------------------------------------------

Forests in Canada generally are publicly owned and administered by provincial governments. Weyerhaeuser Canada holds renewable, long-term licenses on 31.6 million acres (12.8 million hectares) of forestlands in five provinces and owns 664,000 acres (269,000 hectares). Weyerhaeuser works closely with various stakeholder groups to achieve business improvement opportunities. This includes working with various major universities in the area of forestry research and development, strengthening relationships with Aboriginal peoples, and helping establish sustainable forest management standards.

--------------------------------------------------------------------------------

AUSTRALASIAN SAWMILLS
As a part of the company's investment in RII Weyerhaeuser World Timberfund, the Nelson Forests Joint Venture and its wholly owned subsidiaries, Weyerhaeuser operates four sawmills in Australia and one in New Zealand with a combined capacity of 321 million board feet of lumber. These mills are managed and reported by our Timberlands segment.



                      WEYERHAEUSER   33   ANNUAL REPORT 2000
wood products

NET SALES                       2000     1999     1998     1997     1996
--------------------------------------------------------------------------
In millions of dollars
Softwood lumber               $ 2,996  $ 2,415  $ 1,876  $ 2,176  $ 2,068
Softwood plywood and veneer       523      546      459      510      527
Oriented strand board,
 composite and other
 panel products                   891      839      783      609      680
Hardwood lumber                   315      298      257      289      252
Engineered wood products          966      409      330      284      233
Raw materials (logs,
 chips & timber)                  242      211      243      248      235
Other products                    880      802      675      607      517
                              ---------------------------------------------
                              $ 6,813  $ 5,520  $ 4,623  $ 4,723  $ 4,512
                              =============================================

SALES VOLUMES                  2000     1999     1998     1997     1996
--------------------------------------------------------------------------
In millions
Softwood lumber-board feet      7,303    5,734   4,995    4,869    4,745
Softwood plywood and veneer
 -square feet (3/8")            2,133    1,902   1,842    2,042    2,172
Composite panels-square
 feet (3/4")                      379      410     586      551      604
Oriented strand board
 -square feet (3/8")            3,634    2,716   2,697    2,462    2,083
Hardwood lumber-board feet        423      397     339      362      349
Raw materials-cubic feet          369      305     315      325      304


ANNUAL PRODUCTION          CAPACITY    2000    1999    1998    1997    1996
-----------------------------------------------------------------------------
In millions
Softwood lumber-
 board feet                 5,586      5,645   4,532   4,025   3,968   3,701
Softwood plywood and
 veneer-square feet (3/8")  1,511      1,340   1,065     960   1,092   1,243
Composite panels-
 square feet (3/4")           137        206     281     510     478     535
Oriented strand board-
 square feet (3/8")         3,780      3,438   2,452   2,179   2,041   1,687
Hardwood lumber-
 board feet                   424        397     376     342     345     333
Logs-cubic feet                -         493     572     526     519     500

PRINCIPAL MANUFACTURING FACILITIES
----------------------------------------------------------------------------
Softwood lumber, plywood and veneer        46   Hardwood lumber           13
Composite panels                            2   Engineered wood products  15
Oriented strand board                       9

WEYERHAEUSER BUILDING MATERIALS
----------------------------------------------------------------------------
With 68 customer service centers across North America, Weyerhaeuser Building Materials provides quality materials and sales, marketing, and logistics services to lumber dealers, home improvement warehouses, industrial manufacturers, and the manufactured housing and recreational vehicle industries.

U.S. LOCATIONS
Alabama, Arizona, California, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Tennessee, Texas, Utah, Virginia, Washington, Wisconsin

CANADIAN LOCATIONS
Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland, Nova Scotia, Ontario, Quebec, Saskatchewan


                      WEYERHAEUSER   34   ANNUAL REPORT 2000

SOFTWOOD LUMBER                            Total capacity 5.6 billion board feet
Board feet in millions       (Shown as bar graphs in document)
--------------------------------------------------------------------------------

WESTERN UNITED STATES                      Total capacity 1.3 billion board feet
================================================================================
LOCATION

Aberdeen WA              270
Cottage Grove OR         330
Enumclaw WA              250
Green Mountain WA        250
Raymond WA               190

--------------------------------------------------------------------------------

SOUTHERN UNITED STATES AND MEXICO          Total capacity 2.2 billion board feet
================================================================================
LOCATION

Barnesville GA            74
Bruce MS                 219
Dierks AR                195
Greenville NC            199
Holden LA                124
McComb MS                218
Millport AL              101
Mt. Pine AR              127
New Bern NC              100
Philadephia MS           218
Pine Hill AL             160
Plymouth NC              175
Wright City OK           230
Durango MEXICO            24
--------------------------------------------------------------------------------

CANADA                                     Total capacity 2.1 billion board feet
================================================================================
LOCATION

Big River SK                    92
Carrot River SK                 66
Chapleau ON                     78
Chemainus BC                   101
Drayton Valley AB              134
Dryden ON                       76
Ear Falls ON                   129
Grande Cache AB                118
Grande Prairie AB              211
Kamloops BC                    111
Nanaimo BC                      71
New Westminster BC             136
Okanagan Falls BC              136
Port Alberni (APD) BC          177
Port Alberni (Somass) BC        82
Princeton BC                   143
Vancouver BC                   122
Vavenby BC                     149
--------------------------------------------------------------------------------

Weyerhaeuser is the world's largest softwood lumber producer. The company produces its lumber in North America from a variety of species. The lumber business works closely with our Timberlands groups and other suppliers to ensure raw materials that meet specifications for log quality, including species, length, diameter and cleanliness. Technological advances, such as curve sawing that follows the natural curve of the tree, help Weyerhaeuser lumber operations minimize waste and obtain the maximum value from each log.



                      WEYERHAEUSER   35   ANNUAL REPORT 2000

SOFTWOOD PLYWOOD AND VENEER               Total capacity 1.5 billion square feet
Square feet 3/8" in millions          (Shown as bar graph in document)
================================================================================
LOCATION

Aberdeen WA (Veneer)           150
Elma WA (Veneer)               115
Dierks AR                      213
Hudson Bay SK                  103
Millport AL                    224
Mt. Pine AR                    257
Nipigon ON (Hardwood)           45
Pine Hill AL                   169
Wright City OK                 235
--------------------------------------------------------------------------------

Plywood is a panel made with multiple layers of softwood veneer and is used as a construction material and "appearance" panel by builders and home remodelers both in North America and overseas. It also has industrial applications such as truck-trailer linings and upholstered furniture frame stock.
--------------------------------------------------------------------------------

ORIENTED STRAND BOARD                     Total capacity 3.8 billion square feet
Square feet 3/8" in millions       (Shown as bar graph in document)
================================================================================
LOCATION

Drayton Valley AB        355
Edson AB                 387
Elkin NC                 359
Grayling MI              478
Hudson Bay SK            516
Miramichi NB             414
Slave Lake AB            236
Sutton  WV               576
Wawa ON                  459
--------------------------------------------------------------------------------

Weyerhaeuser is the world's second-largest producer of oriented strand board
(OSB). OSB is a construction panel made with layers of precision-manufactured wood "strands" that are aligned, formed into panels and pressed with an exterior-grade adhesive resin. The resulting engineered product is a high-quality, cost-effective panel for structural sheathing, subflooring, webstock I-beam floor joists, furniture stock and other building components. We market OSB as Structurwood(R) in the United States, Canada and Asia.
--------------------------------------------------------------------------------


HARDWOOD LUMBER                            Total capacity 424 million board feet
Board feet in millions       (Shown as bar graph in document)
================================================================================
LOCATION

Arlington WA               60
Centralia WA               60
Delta BC                   38
Dorchester WI              24
Eugene OR                  60
Garibaldi OR               25
Lewiston MI                 7
Little Rock AR             20
Longview WA                60
Onalaska WI                12
Sedro Woolley WA           25
Titusville PA              21
Wright City OK             12

--------------------------------------------------------------------------------
Weyerhaeuser is one of the leading producers of hardwood lumber and components in the world. Major manufacturers of furniture, cabinet and architectural millwork, both domestically and worldwide, purchase the lumber and component products produced by our Hardwood Lumber business. Choicewood(TM) boards, mouldings, panels and other specialty items are sold to retailers throughout North America. Other products include hardwood lumber, components, pallet cants and ties.


                      WEYERHAEUSER   36   ANNUAL REPORT 2000

TRUS JOIST
Trus Joist manufactures and markets a variety of engineered wood products for structural framing and industrial applications. Its unique, patented manufacturing technologies transform wood fiber into high-performance, consistent products. Trus Joist, the world's largest manufacturer of engineered wood products, manufactures and sells Microllam(R), Parallam(R), Silent Floor(R) and TimberStrand(R) products.
--------------------------------------------------------------------------------
U.S. LOCATIONS
Alabama, California, Georgia, Kentucky, Louisiana, Minnesota, Ohio, Oregon,
West Virginia

CANADIAN LOCATIONS
Alberta, British Columbia
--------------------------------------------------------------------------------


real estate and related assets

SINGLE-FAMILY HOMES SOLD                                       3,833 units total
================================================================================
OPERATION                                                        NUMBER OF UNITS
--------------------------------------------------------------------------------
Pardee                                                                     2,164
Quadrant                                                                     612
Trendmaker                                                                   515
Winchester                                                                   542
--------------------------------------------------------------------------------

SINGLE-FAMILY HOMES CLOSED                                     3,369 units total
================================================================================
OPERATION                                                        NUMBER OF UNITS
--------------------------------------------------------------------------------
Pardee                                                                     1,888
Quadrant                                                                     460
Trendmaker                                                                   472
Winchester                                                                   549
--------------------------------------------------------------------------------

SINGLE-FAMILY HOMES SOLD BUT NOT CLOSED                        1,571 units total
================================================================================
OPERATION                                                        NUMBER OF UNITS
--------------------------------------------------------------------------------
Pardee                                                                       804
Quadrant                                                                     272
Trendmaker                                                                   147
Winchester                                                                   348
--------------------------------------------------------------------------------

REAL ESTATE AND RELATED ASSETS
--------------------------------------------------------------------------------
OPERATIONS                         PRINCIPAL LOCATIONS
Land Management                    Arkansas, Georgia, North Carolina, Washington
Pardee Construction Company        Nevada, Southern California
Quadrant Corporation               Washington
Trendmaker Homes                   Texas
Weyerhaeuser Realty Investors      Arizona, California, Colorado, Washington
Winchester Homes                   Maryland, Virginia



                      WEYERHAEUSER   37   ANNUAL REPORT 2000
description of the business of the company

Weyerhaeuser Company (the company) was incorporated in the state of Washington in January 1900 as Weyerhaeuser Timber Company. It is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, real estate development and construction, and other real estate related activities.

 The company has approximately 47,200 employees, of whom 46,200 are employed in its timber-based businesses, and of this number, approximately 23,000 are covered by collective bargaining agreements, which generally are negotiated on a multi-year basis.

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

 In 2000, the company's sales to customers outside the United States totaled $3.3 billion (including exports of $1.5 billion from the United States and $1.8 billion of Canadian export and domestic sales), or 21 percent of total consolidated sales and revenues, compared with 19 percent in 1999. All sales to customers outside the United States are subject to risks related to international trade and to political, economic and other factors that vary from country to country.

BUSINESS SEGMENTS
--------------------------------------------------------------------------------
TIMBERLANDS
The company is engaged in the management of 5.9 million acres of company-owned and .5 million acres of leased commercial forestland in North America (3.8 million acres in the South and 2.6 million acres in the Pacific Northwest and Canada), most of it highly productive and located extremely well to serve both domestic and international markets. The company also has renewable, long-term licenses on 31.6 million acres of forestland located in five provinces throughout Canada that are managed by our Canadian operations. The standing timber inventory on these lands is approximately 588 million cunits (a cunit is 100 cubic feet of solid wood). The relationship between cubic measurement and the quantity of end products that may be produced from timber varies according to the species, size and quality of timber, and will change through time as the mix of these variables changes. To sustain the timber supply from its fee timberlands, the company is engaged in extensive planting, suppression of nonmerchantable species, precommercial and commercial thinning, fertilization and operational pruning, all of which increase the yield from its fee timberland acreage.

 The company, through its wholly owned subsidiary, Weyerhaeuser New Zealand Inc., is responsible for the management and marketing activities of a New Zealand joint venture, Nelson Forests Joint Venture, located on the northern end of the South Island. The joint venture assets consist of 151,000 acres of Crown Forest License cutting rights, 42,000 acres of freehold land and the Kaituna sawmill, with a capacity of 35 million board feet. This sawmill was purchased in May 2000.

 During 2000, the company acquired two sawmills and related assets in Australia from CSR Ltd. of Australia (CSR). The acquisition includes a 70 percent stake in Pine Solutions, Australia's largest softwood timber distributor; two sawmills with a combined production capacity of 171 million board feet of lumber; and 16,800 acres of cutting rights.

 The company, through its wholly owned subsidiary, Weyerhaeuser Forestlands International, is a 50 percent owner and managing general partner in RII Weyerhaeuser World Timberfund, L.P. (WTF), a limited partnership, which makes investments outside the United States. WTF owns 62,500 acres of radiata pine plantations, two softwood lumber mills with a capacity of 115 million board feet, a lumber treating operation, a pine moulding remanufacturing plant, a chip export business and a 30 percent interest in Pine Solutions. This partnership also owns a Uruguayan venture, Colonvade, S.A., which has acquired over 239,000 acres of private grazing land that is currently being converted into plantation forests.


                      WEYERHAEUSER   40   ANNUAL REPORT 2000

Dollar amounts in millions    2000     1999     1998     1997     1996
------------------------------------------------------------------------
Sales to unaffiliated
 customers:
 Raw materials (logs, chips
  and timber)               $   993  $   637  $   614  $   771  $   842
 Other products                  98       30       37       37       37
                            --------------------------------------------
                            $ 1,091  $   667  $   651  $   808  $   879
                            ============================================
 Intersegment sales         $   924  $   537  $   488  $   520  $   513
                            ============================================
Approximate contributions
 to earnings                $   576  $   535  $   487  $   535  $   503
                            ============================================

WOOD PRODUCTS
The company's wood products businesses produce and sell softwood lumber, plywood and veneer; oriented strand board, composite and other panels; hardwood lumber; engineered wood; and treated products. These products are sold primarily through the company's own sales organizations. Building materials are sold to wholesalers, retailers and industrial users. The raw materials required to produce these products are purchased from third parties, transferred at market price from the company's timberlands, or obtained from long-term licensing arrangements.

 In January 2000, the company acquired a controlling interest in TJ International (TJI), a 51 percent owner and managing partner of Trus Joist MacMillan (TJM), through a successful tender offer that represented more than 90 percent of the total number of outstanding shares. The company had acquired a 49 percent interest in TJM through its acquisition of MacMillan Bloedel, completed in November 1999.

 In October 2000, the company's wholly owned Canadian subsidiary, Weyerhaeuser Company Limited, acquired the operations of Coast Mountain Hardwoods, a subsidiary of Advent International Corp., in British Columbia. The purchase included a hardwood lumber mill producing more than 42 million board feet annually; dry kilns with annual capacity of 20 million board feet; an abrasive planer that produces more than 25 million board feet annually; and five volume-based forest licenses dispersed in the Vancouver, B.C., forest region.

 In December 2000, the company sold its custom architectural door business in Marshfield, Wisconsin.

Dollar amounts in millions    2000     1999     1998     1997     1996
------------------------------------------------------------------------
Sales to unaffiliated
 customers:
 Softwood lumber            $ 2,996  $ 2,415  $ 1,876  $ 2,176  $ 2,068
 Softwood plywood
  and veneer                    523      546      459      510      527
 Oriented strand board,
  composite and
  other panels                  891      839      783      609      680
 Hardwood lumber                315      298      257      289      252
 Engineered wood products       966      409      330      284      233
 Raw materials (logs, chips
  and timber)                   242      211      243      248      235
 Other products                 880      802      675      607      517
                            --------------------------------------------
                            $ 6,813  $ 5,520  $ 4,623  $ 4,723  $ 4,512
                            ============================================
Approximate contributions
 to earnings(1)(2)(3)(4)    $   206  $   470  $   183  $   172  $   302
                            ============================================

 (1) After nonrecurring charges of $130 million associated with the settlement of hardboard siding claims and $34 million associated with the MacMillan Bloedel and Trus Joist acquisitions in 2000.

(2) After nonrecurring charges totaling $99 million for facility closure costs associated with the acquisition of MacMillan Bloedel and the disposition of the company's Composite Products business in 1999.

(3) After nonrecurring charges totaling $25 million for changes to the British Columbia lumber operations in 1998.

(4) After nonrecurring charges totaling $40 million associated with the closure of a lumber mill and two plywood facilities in 1997.


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


                      WEYERHAEUSER   41   ANNUAL REPORT 2000

Dollar amounts in millions    2000     1999     1998     1997     1996
------------------------------------------------------------------------
Sales to unaffiliated
 customers:
 Pulp                       $ 1,416  $ 1,192  $ 1,064  $ 1,107  $ 1,068
 Paper                        1,284    1,097      937      910      862
 Paperboard and
  containerboard                648      397      319      323      300
 Packaging                    2,557    2,083    1,966    1,855    1,991
 Newsprint(1)                   --       --        40      450      483
 Recycling                      370      255      204      201      151
 Other products                 244      151       95      100      105
                            --------------------------------------------
                            $ 6,519  $ 5,175  $ 4,625  $ 4,946  $ 4,960
                            ============================================
Approximate contributions
 to earnings(2)(3)(4)       $   938  $   310  $   150  $   164  $   307
                            ============================================

 (1) As of February 1998, the company's ownership in its newsprint subsidiary changed from 80 percent to 50 percent; therefore, 1998 results reflect one month's sales.

(2) After nonrecurring charges of $15 million associated with the acquisition of MacMillan Bloedel in 2000.

(3) After nonrecurring charges of $42 million associated with the closure of the Longview, Washington, chlor-alkali facility and streamlining pulp and paper operations in 1998.

(4) After the gain of $21 million on the sale of Saskatoon Chemicals, Ltd., and charges totaling $49 million for the closure of a corrugated medium machine and the restructuring of the recycling business in 1997.


REAL ESTATE AND RELATED ASSETS
The company, through its subsidiary, Weyerhaeuser Real Estate Company (WRECO), is engaged in developing single-family housing and residential lots for sale, including development of master-planned communities. Operations are concentrated mainly in selected metropolitan areas in Southern California, Nevada, Washington, Texas, Maryland and Virginia. Real estate and related assets includes WRECO and the company's other real estate related activities.

Dollar amounts in millions    2000     1999     1998     1997     1996
------------------------------------------------------------------------
Sales to and revenues from
 unaffiliated customers:
 Single-family units        $ 1,071  $   960  $   834  $   688  $   573
 Multi-family units              26        3       36       29       12
 Residential lots               117       99      103       91       76
 Commercial lots                 40       58       23       57       50
 Commercial buildings            42       48      100       68       43
 Acreage                         41       33       36       41       25
 Interest(1)                      7       10       18       35       70
 Loan origination and
  servicing fees(1)             --       --       --        35      100
 Other                           33       25       42       49       60
                            --------------------------------------------
                            $ 1,377  $ 1,236  $ 1,192  $ 1,093  $ 1,009
                            ============================================
Approximate contributions
 to earnings(2)             $   259  $   190  $   124  $   111  $    43
                            ============================================

 (1) Interest and loan origination and servicing fees relate principally to the company's operations in financial services through its subsidiary, Weyerhaeuser Mortgage Company, which was sold in the second quarter of 1997.

(2) After a $45 million gain on the sale of Weyerhaeuser Mortgage Company in 1997.


CORPORATE AND OTHER
Corporate and other includes marine transportation and general corporate expense.

Dollar amounts in millions    2000     1999     1998     1997     1996
------------------------------------------------------------------------
Sales to unaffiliated
 customers:                 $   180  $   182  $   151  $   134  $   217
                            ============================================
Approximate contributions
 to earnings(1)(2)(3)       $  (321) $  (272) $  (225) $  (186) $  (183)
                            ============================================

 (1) After nonrecurring charges of $7 million and $3 million for costs associated with the acquisitions of MacMillan Bloedel and Trus Joist in 2000 and 1999, respectively.

(2) After nonrecurring charges of $4 million for streamlining corporate operations in 1998.

(3) After a $10 million gain, which is the net effect of interest income from a favorable federal income tax decision and the loss incurred on the sale of Shemin Nurseries in 1997.

                      WEYERHAEUSER   42   ANNUAL REPORT 2000

NATURAL RESOURCE AND ENVIRONMENTAL MATTERS
--------------------------------------------------------------------------------
Growing and harvesting timber are subject to numerous laws and government policies to protect the environment, non-timber resources such as wildlife and water, and other social values. Changes in those laws and policies can significantly affect local or regional timber harvest levels and market values of timber-based raw materials.

 A number of fish and wildlife species that inhabit geographic areas near or within company timberlands have been listed as threatened or endangered under the federal Endangered Species Act (ESA) or similar state laws in the United States. Federal ESA listings include the northern spotted owl, marbled murrelet, a number of salmon species, bull trout and steelhead trout in the Pacific Northwest and the red-cockaded woodpecker, gopher tortoise and American burying beetle in the Southeast. Listings of additional species or populations may result from pending or future citizen petitions or be initiated by federal or state agencies. Federal and state requirements to protect habitat for threatened and endangered species have resulted in restrictions on timber harvest on some timberlands, including some timberlands of the company. Additional listings of fish and wildlife species as endangered, threatened or sensitive under the ESA and similar state laws as well as regulatory actions taken by federal or state agencies to protect habitat for these species may, in the future, result in additional restrictions on timber harvests and other forest management practices, could increase operating costs, and could affect timber supply and prices.

 In the United States, federal, state and local regulations protecting wetlands also could affect future harvest and forest management practices on some of the company's timberlands, particularly in southeastern states. Forest practice acts in some states in the United States increasingly affect present or future harvest and forest management activities. For example, in some states, they limit the size of clearcuts, require some timber to be left unharvested to protect water quality and fish and wildlife habitat, regulate construction and maintenance of forest roads, require reforestation following timber harvest, and contain procedures for state agencies to review and approve proposed forest practice activities. Some states and some local governments regulate certain forest practices through various permit programs. Each state in which the company owns timberlands has developed "best management practices" (BMPs) to reduce the effects of forest practices on water quality and aquatic habitats. Additional and more stringent regulations may be adopted by various state and local governments to achieve water quality standards under the federal Clean Water Act, protect fish and wildlife habitats or achieve other public policy objectives.

 In addition, the company participates in the Sustainable Forestry Initiative(SM) sponsored by the American Forest & Paper Association, a code of conduct designed to supplement government regulatory programs with voluntary landowner initiatives to further protect certain public resources and values. Compliance with the Sustainable Forestry Initiative SM may require some increases in operating costs and curtailment of timber harvests in some areas.

 The regulatory and nonregulatory forest management programs described above have increased operating costs, resulted in changes in the value of timber and logs from the company's timberlands, and contributed to increases in the prices paid for wood products and wood chips during periods of high demand. These kinds of programs also can make it more difficult to respond to rapid changes in markets, extreme weather or other unexpected circumstances. One additional effect may be further reductions in usage of, and some substitution of other products for, lumber and plywood. The company does not believe that these kinds of programs have had, or in 2001 will have, a significant effect on the company's total harvest of timber in the United States or any major U.S. region, although they may have such an effect in the future. Further, the company does not expect to be disproportionately affected by these programs as compared with typical owners of comparable timberlands. Likewise, management does not expect that these programs will significantly disrupt its planned operations over large areas or for extended periods.

 Weyerhaeuser's Canadian forest operations are primarily carried out on public forestlands under forest licenses, although the company also owns substantial amounts of timberland in western British Columbia (B.C.). All forest operations are subject to forest practices and environmental regulations, and operations under licenses also are subject to contractual requirements, designed to protect environmental and other social values. Many of these lands also are subject to the constitutionally protected treaty or common law rights of the First Nations peoples of Canada. Most of the lands in B.C. are not covered by treaties, and as a result, the claims of B.C.'s First Nations peoples relating to forest resources are largely unresolved although treaty discussions affecting much of B.C. are ongoing. First Nations claims may, in the future, result in some decrease in the lands or timber available for forest operations under the company's licenses and, under contracts in B.C., could result in additional restrictions on the sale and harvest of timber on B.C. timberlands, could increase operating costs, and could affect timber supply and prices. The company


                      WEYERHAEUSER   43   ANNUAL REPORT 2000
believes that such claims will not have a significant effect on the company's total harvest of timber or production of forest products in 2001, although they may have such an effect in the future.

 In addition to the foregoing, the company is subject to federal, state or provincial, and local pollution controls (with regard to air, water and land); solid and hazardous waste management, disposal and remediation laws and regulations in all areas in which it has operations; as well as market demands with respect to chemical content of some products and use of recycled fiber. Compliance with these laws, regulations and demands usually involves capital expenditures as well as operating costs. The company cannot easily quantify future amounts of capital expenditures required to comply with these laws, regulations and demands, or the effects on operating costs, because in some instances compliance standards have not been developed or have not become final or definitive. In addition, compliance with standards frequently serves other purposes such as extension of facility life, increase in capacity, changes in raw material requirements, or increase in economic value of assets or products. While it is difficult to isolate the environmental component of most manufacturing capital projects, the company estimates that capital expenditures for environmental compliance were approximately $177 million (21 percent of total capital expenditures excluding acquisitions and real estate and related assets) in 2000. Based on its understanding of current regulatory requirements, the company expects that expenditures will range from $70 million to $120 million each year (9 to 16 percent of total capital expenditures) in 2001 and 2002, respectively.

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

 The company spent approximately $12 million in 2000 and expects to spend approximately $15 million in 2001 on environmental remediation of these sites. It is the company's policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $100 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes.

 The Environmental Protection Agency (EPA) has promulgated regulations dealing with air emissions from pulp and paper manufacturing facilities, including regulations on hazardous air pollutants that require use of maximum achievable control technology (MACT) and controls for pollutants that contribute to smog and haze. In addition, the EPA is developing new regulations for air emissions from wood product and pulp and paper facilities. The final Cluster Rule package of regulations affecting the pulp and paper segment of the industry went into effect in 1998. The company expects to spend approximately $50 million over the next several years to achieve compliance with the Cluster Rules. In addition, the company expects to spend an additional $10 million to $12 million over the next several years to comply with other pulp and paper air emission regulations. The company cannot quantify future capital requirements to comply with the new regulations being developed by the EPA because final rules have not been promulgated. However, the company does not anticipate at this time that compliance with the new regulations will result in capital expenditures in any year that are material in relationship to the company's annual capital expenditures.

 The EPA also promulgated regulations in 2000 requiring states to develop total maximum daily load (TMDL) allocations for pollutants in water bodies determined to be water quality impaired. The TMDL requirements may set limits on pollutants that may be discharged to a body of water or set additional requirements, such as best management practices for non-point sources, including timberland operations, to reduce the amounts of pollutants. TMDLs will be established for specific water bodies in many of the states in which the company operates. TMDLs will be written to achieve water quality standards within 10 years when practicable. It is not possible to estimate the capital expenditures that may be required for the company to meet pollution allocations until a specific TMDL is promulgated. The company continues to update permit applications under Title 5 of the Clean Air Act as needed and anticipates that it will be able to obtain the necessary permits.


                      WEYERHAEUSER   44   ANNUAL REPORT 2000
financial review

RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
2000 COMPARED WITH 1999
Consolidated net sales and revenues for 2000 were a record $16.0 billion, an increase of 25 percent when compared with $12.8 billion in 1999. Improved pulp and paper markets and the addition of the MacMillan Bloedel and Trus Joist operations were the principal drivers of the increase in net sales. In addition, results for 2000 reflect 53 weeks of operations compared with 52 weeks in 1999.

 Net earnings in 2000 were $840 million, or $3.72 basic earnings per share, representing a 59 percent increase over 1999 net earnings of $527 million, or $2.56 basic earnings per share.

 2000 results include an after-tax charge of $82 million, or $0.36 per share, recorded in the second quarter to cover estimated costs of a nationwide class action settlement related to hardboard siding claims. See Note 14 of Notes to Financial Statements.

 The year's results before this charge were $922 million, or $4.08 basic earnings per share.

 1999 results were impacted by the following nonrecurring after-tax charges:

 . $89 million, or $0.43 per share, incurred in the first quarter for the cumulative effect of a change in an accounting principle that required the company to write off the unamortized balance of capitalized start-up costs at year-end 1998. This charge included $9 million for the company's interest in the write-off of unamortized start-up costs in three of its 50 percent-owned equity affiliates.

 . A charge of $65 million, or $0.32 per share, for closure and disposition of facilities. This included charges in the first quarter associated with the recognition of impairment of long-lived assets to be disposed of in four of the company's composite products facilities, a ply-veneer facility and a chip export dock and in the fourth quarter for facility closure costs related to the MacMillan Bloedel acquisition.

 1999's results before these charges were $681 million, or $3.31 basic earnings per share.

 Operating results for 2000 include $193 million in net pension income compared with $102 million in 1999. This pension income is attributable to high market returns on the company's pension plan assets experienced over the last several years. Future pension income may vary depending upon market performance of plan assets, changes in certain actuarial assumptions, plan amendments affecting benefit payout levels and profile changes in beneficiary populations.

 Diluted earnings per share, which are based on the inclusion of outstanding stock options and convertible debentures in the weighted average number of shares outstanding, were $3.72 and $2.55 for 2000 and 1999, respectively.

 The timberlands segment's operating earnings for 2000 were $576 million which compares with $535 million reported in 1999. The segment's net sales for the year were $1.1 billion, a 64 percent increase over the $667 million reported in the previous year. This increase resulted from the addition, through acquisition, of MacMillan Bloedel and Australian operations.

 The wood products segment's operating earnings for 2000 were $370 million before nonrecurring charges of $130 million for a nationwide class action settlement related to hardboard siding claims and $34 million associated with the MacMillan Bloedel and Trus Joist acquisitions. This represents a 35 percent decrease from earnings of $569 million in 1999 before nonrecurring charges of $94 million incurred in the disposition of the Composite Products business and $5 million for the acquisition of MacMillan Bloedel facilities. Markets for most of the company's wood products weakened during 2000, leading to lower earnings. The addition of the MacMillan Bloedel and Trus Joist acquisitions contributed to higher sales volumes for most products, but realizations were impacted by lower prices. An exception is the market for engineered wood products for which demand remained strong throughout the year. Wood products sales in 2000 were $6.8 billion, an increase of 23 percent over the $5.5 billion reported in the prior year.

 Operating earnings for the pulp, paper and packaging segment were $953 million in 2000, before nonrecurring charges of $15 million for integration and closure of facilities associated with the MacMillan Bloedel acquisition, compared with $310 million in 1999. Sales in 2000 were a record $6.5 billion, up 26 percent over $5.2 billion recorded in 1999. The segment's strong performance was driven by higher prices and the addition of MacMillan Bloedel containerboard and packaging operations.

 The real estate and related assets segment produced record earnings of $259 million for the year, a 36 percent increase over earnings of $190 million in 1999. Sales and revenues were $1.4 billion in 2000, compared with $1.2 billion in the prior year. Strong housing markets in the segment's operating areas, along with improved margins, contributed to the increased earnings.


                      WEYERHAEUSER   45   ANNUAL REPORT 2000

 Total costs and expenses for the year increased by $2.8 billion, or 24 percent, over the prior year. This increase is principally related to the acquisition of MacMillan Bloedel and Trus Joist operations. Operating margin was 9 percent in both 2000 and 1999. Nonrecurring charges for 2000, which included the settlement of the hardboard siding claims and charges for integration and closure of facilities related to the MacMillan Bloedel and Trus Joist acquisitions, were $186 million. Nonrecurring charges for 1999 were $134 million, which included charges for integration and closure of facilities related to the MacMillan Bloedel acquisition and charges for Year 2000 remediation. Total selling, general and administrative expenses increased by $260 million over the prior year, consistent with the expansion of operations through acquisition. Other operating costs, net, is an aggregation of both recurring and occasional income and expense items and, as a result, can fluctuate from year to year. The only significant item for Weyerhaeuser in 2000 was $13 million of foreign currency transaction losses. There were no significant items in 1999 or 1998.

 Interest expense incurred in 2000 increased $87 million, or 25 percent, over 1999. This increase reflects additional debt acquired as part of the MacMillan Bloedel and Trus Joist acquisitions, which was outstanding throughout 2000.

 Equity in income of affiliates and unconsolidated entities for 2000 increased $64 million, or 98 percent, over 1999 levels. This increase reflects the improved operating results of the company's equity investments.

1999 COMPARED WITH 1998
Consolidated net sales and revenues for 1999 were $12.8 billion, an increase of 14 percent when compared with $11.2 billion in 1998. Increased volumes and higher prices over 1998 in essentially all product lines accounted for this increase. 1999 included two months' results from operations acquired in the MacMillan Bloedel acquisition.

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

 1999 results were impacted by the following nonrecurring after-tax charges:

 . $89 million, or $0.43 per share, incurred in the first quarter for the cumulative effect of a change in an accounting principle that required the company to write off the unamortized balance of capitalized start-up costs at year-end 1998. This charge included $9 million for the company's interest in the write-off of unamortized start-up costs in three of its 50 percent-owned equity affiliates.

 . A charge of $65 million, or $0.32 per share, for closure or disposition of facilities. This included charges in the first quarter associated with the recognition of impairment of long-lived assets to be disposed of in four of the company's composite products facilities, a ply-veneer facility and a chip export dock, and in the fourth quarter for facility closure costs related to the MacMillan Bloedel acquisition.

 The year's results before these charges were $681 million, or $3.31 basic earnings per share.

 The 1998 results reflected an after-tax charge of $45 million, or $0.23 per share, primarily associated with streamlining pulp and paper operations, the closure of a chemical facility and changes in the British Columbia operations. Before these charges, the company earned $339 million, or $1.71 per share, in 1998.

 During 1999, the company also incurred pretax charges of $32 million for Year 2000 remediation work compared with $42 million in the previous year.

 Diluted earnings per share, which are based on the inclusion of outstanding stock options and convertible debentures in the weighted average number of shares outstanding, were $2.55 and $1.47 for 1999 and 1998, respectively.

 Operating results for 1999 include $102 million in net pension income compared with $60 million in 1998. This pension income is attributable to high market returns on the company's pension plan assets experienced over the last several years. Future pension income may vary depending upon market performance of plan assets, changes in certain actuarial assumptions, plan amendments affecting benefit payout levels and profile changes in beneficiary populations.

 The timberlands segment's operating earnings for 1999 were $535 million, a 10 percent increase over $487 million reported in 1998. Net sales for the year were $667 million, slightly higher than the $651 million reported in the previous year. This increase was due to improvements in the Japanese economy, increased


                      WEYERHAEUSER   46   ANNUAL REPORT 2000
harvest levels in the U.S. South and overall demand for wood. The year ended with volumes and prices for both domestic and foreign log markets at levels higher than 1998.

 The wood products segment produced record operating earnings of $569 million in 1999 before nonrecurring charges of $94 million incurred in the disposition of the Composite Products business and $5 million for the acquisition of MacMillan Bloedel facilities. This compares favorably with earnings of $208 million before nonrecurring pretax charges of $25 million in 1998. Sales were $5.5 billion, an increase of 19 percent over the $4.6 billion reported in the prior year. New home construction and remodeling created a very strong demand for lumber and panels in 1999. The demand reached its height in the second and third quarters, achieving record earnings for both periods. The market cooled in the fourth quarter as a result of the traditional seasonal slowdown; however, prices remained above 1998 fourth-quarter levels.

 The 1999 operating earnings for the pulp, paper and packaging segment were $310 million compared with $192 million before nonrecurring pretax charges of $42 million in 1998, an increase of 61 percent. 1999 sales were $5.2 billion, up 12 percent over $4.6 billion recorded in 1998. Market conditions for pulp, containerboard and paper began improving during the second quarter due to the recovery of the global market for these products. This trend continued into the third and fourth quarters, which allowed the company to implement several price increases for pulp, containerboard and paper. At year-end, prices for all major product lines in this segment were at their highest levels of the year.

 The real estate and related assets segment produced record earnings of $190 million in 1999 compared with $124 million in 1998. Sales and revenues were $1.2 billion, comparable to 1998. The strength of the housing markets in which the company operates-especially California-contributed to this 53 percent increase in earnings over the prior year. As the year ended, the real estate market was weakening; however, the segment's performance was helped by improved margins.

 Total costs and expenses in 1999 increased by $1 billion, or 10 percent, over 1998. When considering the 14 percent increase in sales, operating margin was 9 percent for the year compared with 6 percent in 1998. Nonrecurring charges for the year, which included charges for acquisition and closure or disposition of facilities, impairment of long-lived assets to be disposed of, and Year 2000 remediation costs, were $134 million compared with $113 million in 1998. Total selling, general and administrative expenses increased by $148 million over the prior year, primarily from an increase in accruals for employee performance incentives related to higher earnings.

 Other operating costs, net, is an aggregation of both recurring and occasional income and expense items and, as a result, can fluctuate from year to year. There were no significant items in 1999 or 1998.

CHARGES FOR INTEGRATION AND CLOSURE OF FACILITIES
In 2000, 1999 and 1998, the company took pretax charges of $56 million, $102 million and $71 million, respectively, for the integration and closure of facilities. These costs were based on plans that identified each of the facilities that would be closed or disposed of and the number of employees to be involuntarily terminated, their functions and their locations. These charges were related to the following facilities or activities:

 2000:

 . $48 million for the transition and integration of activities related to the MacMillan Bloedel and Trus Joist acquisitions.

 . $8 million for the closure of a Weyerhaeuser containerboard packaging plant that was duplicative in the same geographical area as a result of the MacMillan Bloedel acquisition. Approximately $2 million of this amount is for the termination of 150 employees, while the balance of $6 million is for property-related items.

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

 . $4 million for exit activities related to the planned closure of existing Building Materials Distribution centers that became duplicative in the same geographical area as a result of the acquisition of MacMillan Bloedel. $2 million of this amount is for the termination of 64 employees, and another


                      WEYERHAEUSER   47   ANNUAL REPORT 2000

$2 million is for property-related items, primarily the termination of operating leases. The company completed these closures during 2000.

 . $4 million for integration costs related to the MacMillan Bloedel business combination.

 1998:

 . $25 million for changes in the British Columbia lumber operations-Due to increased costs, the market impact of U.S. lumber quotas and the effect of the size and location of the mills on the business' competitiveness, the company consolidated its British Columbia lumber operations. This included permanently closing a sawmill in Lumby, converting the Merritt mill to a planer-only operation, and reconfiguring the company's remaining four sawmills in the province to achieve improved production capacity. Two hundred jobs were affected by these changes.

 . $22 million for closure of the Longview, Washington, chlor-alkali facility-The company closed this facility in 1999 because of market conditions and the need to invest significant capital to ensure continued safe operation of the plant. This closure completed the company's exit from chemical manufacturing. One hundred jobs were affected by this closure.

 . $20 million for pulp and paper operations reorganization-Streamlining efforts in these businesses affected 460 employees.

 . $4 million for corporate operations streamlining-The company outsourced its employee benefits administration and closed its urban waste recovery business, which affected 80 positions.

 These costs are categorized in the aggregate as follows:

Dollar amounts in millions                    1998
---------------------------------------------------
Termination and other employee-
 related costs                            $    39
Dispositions of property and equipment         16
Write-off of inventories                        1
Environmental cleanup                           8
Other exit activities                           7
                                          ---------
                                          $    71
                                          =========

 Of the $229 million in charges taken during these periods, approximately 49 percent of the total charges will not require cash outflows, while the remaining 51 percent require cash outflows. The operating results of these facilities prior to our exit activities were not material to the company's results of operations. At year-end 2000, the company had $26 million reserved to complete these exit activities in 2001. Once fully implemented, the company expects these activities to improve annual operating costs by approximately $45 million by:

 . Lowering our labor costs due to downsizing our work force in the facilities and businesses affected.

 . Lowering depreciation and amortization costs for the net book value of property and equipment disposed of or closed and goodwill written off.

 . Increasing productivity in our mill systems through a revised configuration of operating facilities with improved manufacturing logistics and costs.

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------
GENERAL
The company is committed to the maintenance of a sound capital structure. This commitment is based upon two considerations: the obligation to protect the underlying interests of its shareholders and lenders, and the desire to have access, at all times, to major financial markets.

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

OPERATIONS
Consolidated net cash provided by operations was $1.4 billion, a decrease of 5 percent from the $1.5 billion provided in 1999. Of the 2000 amount, $1.7 billion was provided by cash flow from operations before changes in working capital, while increases in working capital used $274 million. In 1999, cash flow from operations before working capital provided $1.4 billion with decreases in working capital providing $95 million.


                      WEYERHAEUSER   48   ANNUAL REPORT 2000

 Cash flow from operations before changes in working capital by segment was as follows:

Dollar amounts in millions    2000     1999     1998
------------------------------------------------------
Timberlands                 $   683  $   577  $   533
Wood products                   476      705      373
Pulp, paper and
 packaging                    1,288      621      528
Real estate and
 related assets                 100       91       22
Corporate and other            (844)    (588)    (438)
------------------------------------------------------
                            $ 1,703  $ 1,406  $ 1,018
======================================================

 The increase of $297 million in cash flow from operations before changes in working capital comes primarily from an increase of $313 million in net earnings. Depreciation, amortization and fee stumpage for 2000 was $219 million greater than in 1999 as a result of the additional assets acquired in the MacMillan Bloedel and Trus Joist acquisitions. This increase in noncash charges was partially offset by an $84 million increase in the credit for noncash pension and other postretirement benefits due to favorable investment returns and a $64 million increase in equity earnings of affiliates and unconsolidated entities. In 2000, the company recognized $186 million in nonrecurring charges for the settlement of hardboard siding claims and integration and closure of facilities. In 1999, the company incurred a total of $191 million in nonrecurring charges for the write-off of capitalized start-up costs, impairment of long-lived assets to be disposed of, and integration and closure of facilities.

 Net of the effects of acquisitions and the sale of the door business, Weyerhaeuser's working capital for 2000 increased $255 million over 1999 levels. Cash was consumed through decreases in accounts payable and accrued liabilities and increases in inventories and prepaid expenses. This consumption was partially offset by cash provided by decreases in accounts receivable for a net use of cash for working capital. The product inventory turnover rate was 10.3 times in 2000 compared with 12.5 times in 1999.

 Net of the effects of the acquisition of MacMillan Bloedel and the disposition of the Composite Products business, the company's working capital decreased by $53 million in 1999. Cash provided by increases in accounts payable and accrued liabilities and a decrease in prepaid expenses was offset, in part, by cash used for receivables and inventories. The product inventory turnover rate was 12.5 times in 1999 compared with 11.8 times in 1998.

 Changes in net working capital in the real estate and related assets segment resulted in a cash use of $19 million in 2000 compared with providing cash of $42 million in 1999. 2000 acquisitions of land and residential lots for continuing operations were offset, in part, by increases in accounts payable and the current year's tax accrual.

INVESTING
Capital expenditures in 2000, excluding acquisitions and real estate and related assets, were $852 million, up 72 percent from the $494 million spent in 1999. The increase results from the addition of MacMillan Bloedel and Trus Joist facilities plus the completion of an oriented strand board mill in Saskatchewan that was under construction when acquired. Capital expenditures are currently expected to approximate $765 million, excluding acquisitions and real estate and related assets, in 2001; however, these expenditures could be increased or decreased as a consequence of future economic conditions.

 Capital spending by segment, excluding acquisitions and real estate and related assets, over the past three years was as follows:

Dollar amounts in millions    2000     1999     1998
------------------------------------------------------
Timberlands                 $    65  $    43  $    51
Wood products                   339      143      169
Pulp, paper and
 packaging                      418      279      325
Corporate and other              30       29       32
------------------------------------------------------
                            $   852  $   494  $   577
======================================================

 During 2000, the company expended $774 million, net of cash acquired, to complete its tender offer for the stock of TJ International, acquire two sawmills and distribution capabilities in Australia, acquire a Canadian hardwood lumber facility and purchase timberlands. Cash was provided by sales of property and equipment and proceeds from the sale of the Marshfield Door business.

 Cash in the amount of $247 million was acquired in the MacMillan Bloedel business combination in 1999. Also, in 1999, the company increased its investment in equity affiliates by $52 million, primarily in the RII Weyerhaeuser World Timberfund, L.P., joint venture that acquired timber, sawmills and other facilities in Southeast Australia.

 The cash required to meet 2000 capital expenditures, investments and other requirements was provided by internal cash flows and the redemption of short-term securities held at year-end 1999. The real estate and related assets segment met its cash needs through internal cash flow and the sale of mortgage-related financial instruments.


                      WEYERHAEUSER   49   ANNUAL REPORT 2000

FINANCING
Weyerhaeuser decreased its interest-bearing debt by $291 million during the year, net of $149 million of debt assumed in the acquisitions of TJ International and facilities in Australia. Payments of $924 million, which included the redemption of $750 million in notes payable, were offset by increases in commercial paper and interest-bearing debt of $633 million.

 In 1999, the company increased its interest-bearing debt by $661 million, net of $703 million of debt assumed in the MacMillan Bloedel business combination. New third-party debt borrowings of $807 million, and a net increase in notes and commercial paper of $237 million were offset by debt payments of $383 million. Payments included approximately $101 million for the redemption of convertible subordinated debentures assumed in the MacMillan Bloedel business combination. The company's debt to total capital ratio was 35 percent at the end of 2000 compared with 36 percent at the prior year-end.

 At the end of 1999, the company's cash and short-term investments reflected $1.6 billion in marketable securities. These liquid investments were used to meet cash requirements to complete the tender offer for the shares of TJ International and redeem $750 million in notes payable.

 In 2000, issuances of debt and increases in commercial paper totaled $103 million for the real estate and related assets segment, while long-term debt decreased $120 million. During 1999, the segment reduced its long-term debt by $224 million while increasing notes and commercial paper by $113 million.

 Sales of common stock driven by the exercise of employee stock options provided $13 million in 2000 compared with $98 million in 1999. The decreased activity reflected the decline in the market price of the company's common stock during the year.

 Cash dividends of $363 million were paid during the year, an increase of $42 million over 1999. This reflects the additional common and exchangeable shares issued as part of the MacMillan Bloedel acquisition. Although common share dividends have exceeded the company's target ratio in recent years, the intent, over time, is to pay dividends to common shareholders in the range of 35 to 45 percent of common share earnings. Weyerhaeuser also received a $100 million intercompany return of capital in 2000 and $100 million in intercompany dividends in 1999 from Weyerhaeuser Real Estate Company. The return of capital and dividends are eliminated on a consolidated basis.

 During the year, the company expended $808 million to purchase 16.2 million shares of its common stock. This completed the 12 million-share repurchase program authorized by the board of directors at the beginning of the year and commenced a second program authorized during the year to repurchase an additional 10 million shares.

 To ensure its ability to meet future commitments, Weyerhaeuser Company and Weyerhaeuser Real Estate Company have established unused bank lines of credit in the maximum aggregate sum of $1.97 billion. Neither of the entities is a guarantor of the borrowings of the other under any of these credit facilities.

MARKET RISK OF FINANCIAL INSTRUMENTS
As part of the company's financing activity, derivative securities are sometimes used to achieve the desired mix of fixed versus floating rate debt and to manage the timing of finance opportunities. The company also utilizes well-defined financial contracts in the normal course of its operations as means to manage its foreign exchange and commodity price risks. For those limited number of contracts that are considered derivative instruments, the company has formally designated each as a hedge of specific and well-defined risks. These include:

 . Foreign exchange contracts, which the company has designated as cash flow hedges-the objective of which is to hedge the variability of future cash flows associated with foreign denominated sales and purchases due to changes in foreign currency exchange rates. These contracts generate gains or losses that are currently recognized at the contracts' respective settlement dates. At December 31, 2000, the company had a long position in Canadian dollars, the fair value of which approximated $11 million. The notional amount of the corresponding contract was also $11 million.

 . Variable-to-fixed interest rate swap agreement entered into with a major financial institution in which the company pays a fixed rate and receives a floating rate with the interest payments being calculated on a notional amount. The company has designated this swap as a cash flow hedge-the objective of which is to hedge the variability of future cash flows associated with changes in LIBOR. At December 31, 2000, the company had one interest rate swap with a maturity date of November 6, 2001, and a notional amount of $75 million with a fixed interest rate of 6.85 percent. The variable rate at December 31, 2000, based on the 30-day LIBOR, was 6.56 percent, with the fair value of the swap being a loss of $.7 million. The


                      WEYERHAEUSER   50   ANNUAL REPORT 2000
amount of the obligation under this swap is based on the assumption that it had terminated at the end of the fiscal period and provides for the netting of amounts payable by and to the counterparty. In each case, the amount of such obligation is the net amount so determined.

 . Commodity swap agreements designed to hedge against the variability of future cash flows arising from changes in natural gas spot rates. The company has designated these agreements as cash flow hedges. These agreements generate gains or losses that are currently recognized at the contracts' respective settlement dates. As of December 31, 2000, the company had open positions in connection with four natural gas swap agreements, extending through October 2003. The notional amount of these contracts was $14 million, with a fair value representing a gain of $11 million.

 . Foreign currency futures contracts entered into in conjunction with the company's agreement to purchase equipment in a foreign denominated currency. The objective of the contracts, which have been designated as fair value hedges, is to fix the company's U.S. dollar value of the Eurodollar denominated equipment purchase. At December 31, 2000, the company had a long position in Eurodollars, with contracts extending through October 2001. The notional amount of the contracts was $15 million, with a fair value of $16 million.

 The company is exposed to credit-related gains or losses in the event of nonperformance by counterparties to financial instruments but does not expect any counterparties to fail to meet their obligations.

 In addition to the contracts described above, the company is also involved in a very limited number of trading transactions designed to capitalize on the company's knowledge and understanding of the commodity lumber market. The company's open trading positions are marked to market at each reporting date, and all unrealized gains and losses are recognized in income. Trading activities to date have not had a material effect on the company's financial position, results of operations or cash flows. As of December 31, 2000, the company's net open position within its trading operations was $61,000.

HARDBOARD SIDING CASES
--------------------------------------------------------------------------------
In the 2000 second quarter, the company took a pretax charge of $130 million ($82 million net of income taxes) to cover estimated costs of a nationwide class action settlement and other claims related to hardboard siding. On December 22, 2000, the Superior Court, San Francisco County, California, approved the settlement. Objectors have until February 21, 2001, to appeal the settlement. This is a claims-based settlement, which means that the claims will be paid as submitted over a nine-year period with no minimum or maximum amount. An independent adjuster will review each claim submitted and determine if it qualifies for payment under the terms of the settlement agreement.

ENVIRONMENTAL MATTERS
--------------------------------------------------------------------------------
The company has established reserves for remediation costs on all of the approximately 133 active sites across our operations as of the end of 2000 in the aggregate amount of $67 million, up from $45 million at the end of 1999. This increase reflects the incorporation of new information on all sites concerning remediation alternatives, updates on prior cost estimates and new sites (none of which were significant) less the costs incurred to remediate these sites during this period. The company has accrued remediation costs into this reserve as follows: $34 million, $9 million and $28 million in 2000, 1999 and 1998, respectively. The company incurred remediation costs as follows: $12 million, $14 million and $14 million in 2000, 1999 and 1998, respectively, and charged these costs against the reserve.

CONTINGENCIES
--------------------------------------------------------------------------------
The company is a party to legal proceedings and environmental matters generally incidental to its business. Although the final outcome of any legal proceeding or environmental matter is subject to a great many variables and cannot be predicted with any degree of certainty, the company presently believes that the ultimate outcome resulting from these proceedings and matters would not have a material effect on the company's current financial position, liquidity or results of operations; however, in any given future reporting period, such proceedings or matters could have a material effect on results of operations. (See Note 14 of Notes to Financial Statements.)


                      WEYERHAEUSER   51   ANNUAL REPORT 2000

SUPPORT ALIGNMENT
--------------------------------------------------------------------------------
In the fourth quarter of 1999, the company announced an initiative to streamline and improve delivery of internal support services that is expected to result in $150 million to $200 million in annual savings. The company began implementation of these plans during the first quarter of 2000, a process that may take up to three years to complete. Because implementation plans are still under review, the specific number of employees affected, exact timing of the implementation and associated costs have not been finalized.

ACCOUNTING MATTERS
--------------------------------------------------------------------------------

PROSPECTIVE PRONOUNCEMENTS
In 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. The issuance of SFAS No. 137 in June 1999 delayed the effective date of SFAS No. 133 to the first quarter of the company's fiscal year 2001. In June 2000, the FASB issued SFAS No. 138, which amends certain provisions of SFAS No. 133 and which will also be effective as of the first quarter of the company's fiscal year 2001.

 This pronouncement is described in "Note 1. Summary of Significant Accounting Policies" of Notes to Financial Statements.

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


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------
To the shareholders of Weyerhaeuser Company:


We have audited the accompanying consolidated balance sheets of Weyerhaeuser Company (a Washington corporation) and subsidiaries as of December 31, 2000, and December 26, 1999, and the related consolidated statements of earnings, cash flows and shareholders' interest for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Weyerhaeuser Company and subsidiaries as of December 31, 2000, and December 26, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

 As explained in Note 1 of Notes to Financial Statements, effective December 28, 1998, the company changed its method of accounting for start-up activities.


Seattle, Washington,
February 7, 2001                                          ARTHUR ANDERSEN LLP



                      WEYERHAEUSER   52   ANNUAL REPORT 2000

CONSOLIDATED STATEMENT OF EARNINGS

For the three-year period ended December 31, 2000
Dollar amounts in millions
 except per-share figures
                                                    2000      1999      1998
                                                 -----------------------------
Net sales and revenues:
 Weyerhaeuser                                    $ 14,603  $ 11,544  $ 10,050
 Real estate and related assets                     1,377     1,236     1,192
                                                 -----------------------------
Total net sales and revenues                       15,980    12,780    11,242
                                                 -----------------------------
Costs and expenses:
 Weyerhaeuser:
  Costs of products sold                           10,947     8,822     7,944
  Depreciation, amortization and fee stumpage         853       634       611
  Selling, general and administrative expenses      1,050       791       649
  Research and development expenses                    56        55        57
  Taxes other than payroll and income taxes           149       131       130
  Other operating costs, net (Note 4)                  57        (5)        6
  Charges for integration and closure of
   facilities (Note 15)                                56       102        71
  Charge for settlement of hardboard siding
   claims (Note 14)                                   130        -         -
Charge for Year 2000 remediation                       -         32        42
                                                 -----------------------------
                                                   13,298    10,562     9,510
                                                 -----------------------------
 Real estate and related assets:
  Costs and operating expenses                      1,088       978       982
  Depreciation and amortization                         6         6         5
  Selling, general and administrative expenses         94        93        87
  Taxes other than payroll and income taxes             7         8         8
  Other operating costs, net (Note 4)                  (4)       (6)       -
                                                 -----------------------------
                                                    1,191     1,079     1,082
                                                 -----------------------------
Total costs and expenses                           14,489    11,641    10,592
                                                 -----------------------------
Operating income                                    1,491     1,139       650
Interest expense and other:
 Weyerhaeuser:
  Interest expense incurred                           356       279       264
  Less interest capitalized                            20        16         7
  Interest income and other                            41        33        21
  Equity in income of affiliates (Note 3)              53        26        28
 Real estate and related assets:
  Interest expense incurred                            82        72        77
  Less interest capitalized                            67        58        61
  Interest income and other                            13        10         7
  Equity in income of unconsolidated
   entities (Note 3)                                   76        39        30
                                                 -----------------------------
Earnings before income taxes and cumulative
 effect of a change in an accounting principle      1,323       970       463
Income taxes (Note 5)                                 483       354       169
                                                 -----------------------------
Earnings before cumulative effect of a change
 in an accounting principle                           840       616       294
Cumulative effect of a change in an accounting
 principle (Note 1)                                    -         89        -
                                                 -----------------------------
Net earnings                                     $    840  $    527  $    294
                                                 =============================
Per share (Note 2):
 Basic net earnings before cumulative effect
  of a change in an accounting principle         $   3.72  $   2.99  $   1.48
 Cumulative effect of a change in an
  accounting principle                                 -       (.43)       -
                                                 -----------------------------
                                                 $   3.72  $   2.56  $   1.48
                                                 =============================
 Diluted net earnings before cumulative effect
  of a change in an accounting principle         $   3.72  $   2.98  $   1.47
 Cumulative effect of a change in an
  accounting principle                                 -       (.43)       -
                                                 -----------------------------
                                                 $   3.72  $   2.55  $   1.47
                                                 =============================
Dividends paid per share                         $   1.60  $   1.60  $   1.60
                                                 =============================

See notes on pages 59 through 85.

                      WEYERHAEUSER   53   ANNUAL REPORT 2000

CONSOLIDATED BALANCE SHEET

Dollar amounts in millions
                                                      DECEMBER  DECEMBER
                                                         31,       26,
                                                        2000      1999
                                                      -------------------
ASSETS
Weyerhaeuser
 Current assets:
  Cash and short-term investments (Note 1)            $    115  $  1,640
  Receivables, less allowances of $5 and $10             1,247     1,296
  Inventories (Note 7)                                   1,499     1,329
  Prepaid expenses                                         427       278
                                                      -------------------
    Total current assets                                 3,288     4,543
 Property and equipment (Note 8)                         8,157     7,560
 Construction in progress                                  574       355
 Timber and timberlands at cost, less fee stumpage
  charged to disposals                                   1,696     1,667
 Investments in and advances to equity
  affiliates (Note 3)                                      579       950
 Goodwill, net of accumulated amortization of
  $37 and $6                                             1,150       811
 Other assets and deferred charges                         716       514
                                                      -------------------
                                                        16,160    16,400
                                                      -------------------
Real estate and related assets
 Cash and short-term investments                             8         3
 Receivables, less discounts and allowances of
  $5 and $7                                                 81        94
 Mortgage-related financial instruments, less
  discounts and allowances of $3 and $3
  (Notes 1 and 13)                                          73        84
 Real estate in process of development and for
  sale (Note 9)                                            621       556
 Land being processed for development                      917       956
 Investments in unconsolidated entities, less
  reserves of $1 and $3 (Note 3)                           205       124
 Other assets                                              130       122
                                                      -------------------
                                                         2,035     1,939
                                                      -------------------
    Total assets                                      $ 18,195  $ 18,339
                                                      ===================

See notes on pages 59 through 85.


                      WEYERHAEUSER   54   ANNUAL REPORT 2000

CONSOLIDATED BALANCE SHEET
(continued)

                                                      DECEMBER  DECEMBER
                                                         31,       26,
                                                        2000      1999
                                                      -------------------
LIABILITIES AND SHAREHOLDERS' INTEREST
Weyerhaeuser
 Current liabilities:
  Notes payable and commercial paper (Note 11)        $    645  $     54
  Current maturities of long-term debt (Note 12)            88       855
  Accounts payable (Note 1)                                921       961
  Accrued liabilities (Note 10)                          1,050     1,083
                                                      -------------------
    Total current liabilities                            2,704     2,953
 Long-term debt (Notes 12 and 13)                        3,974     3,945
 Deferred income taxes (Note 5)                          2,377     1,985
 Deferred pension, other postretirement benefits
  and other liabilities (Note 6)                           784       783
 Commitments and contingencies (Note 14)
                                                      -------------------
                                                         9,839     9,666
                                                      -------------------
Real estate and related assets
 Notes payable and commercial paper (Note 11)              778       676
 Long-term debt (Notes 12 and 13)                          362       479
 Other liabilities                                         384       345
 Commitments and contingencies (Note 14)
                                                      -------------------
                                                         1,524     1,500
                                                      -------------------
    Total liabilities                                   11,363    11,166
                                                      -------------------
Shareholders' interest (Note 16):
 Common shares: $1.25 par value; authorized
  400,000,000 shares; issued and outstanding:
  213,897,744 and 226,039,188 shares                       268       283
 Exchangeable shares: no par value; unlimited
  shares authorized; issued and held by
  nonaffiliates: 5,315,471 and 8,809,994                   361       598
 Other capital                                           2,532     2,443
 Retained earnings                                       3,849     4,016
 Cumulative other comprehensive expense                   (178)     (167)
                                                      -------------------
    Total shareholders' interest                         6,832     7,173
                                                      -------------------
    Total liabilities and shareholders' interest      $ 18,195  $ 18,339
                                                      ===================


                      WEYERHAEUSER   55   ANNUAL REPORT 2000

CONSOLIDATED STATEMENT OF CASH FLOWS

For the three-year period ended December 31, 2000
Dollar amounts in millions
                                                         CONSOLIDATED
                                                  --------------------------
                                                    2000     1999     1998
                                                  --------------------------
Cash provided by (used for) operations:
 Net earnings                                     $   840  $   527  $   294
 Noncash charges (credits) to income:
  Depreciation, amortization and fee stumpage         859      640      616
  Deferred income taxes, net                          193      185      160
  Pension and other postretirement benefits          (159)     (75)     (37)
  Equity in income of affiliates and
   unconsolidated entities                           (129)     (65)     (58)
  Effect of a change in accounting principle-net
   of taxes (Note 1)                                   -        89       -
  Charge for settlement of hardboard siding
   claims (Note 14)                                   130       -        -
  Charges for integration and closure of
   facilities (Note 15)                                56      102       71
 Decrease (increase) in working capital:
  Receivables                                         189     (113)       1
  Inventories, real estate and land                  (145)     (68)      56
  Prepaid expenses                                    (58)      65       16
  Mortgage-related financial instruments                4       21       28
  Accounts payable and accrued liabilities           (264)     190        3
 (Gain) loss on disposition of assets                  (5)       6       (2)
 Other                                                (82)      (3)     (26)
                                                  --------------------------
Cash provided by (used for) operations              1,429    1,501    1,122
                                                  --------------------------
Cash provided by (used for) investing activities:
 Property and equipment                              (848)    (487)    (562)
 Timberlands reforestation                            (21)     (18)     (17)
 Acquisition of timberlands                           (81)     (61)     (36)
 Acquisition of businesses and facilities,
  net of cash acquired (Note 18)                     (693)      -      (543)
 Cash and short-term investments acquired in
  a business combination (Note 18)                     -       247       -
 Investments in and advances to equity affiliates      64      (20)       6
 Proceeds from sale of:
  Property and equipment                               41       16       66
  Businesses                                           43       81       -
  Mortgage-related financial instruments               12       18       66
 Restructuring the ownership of a subsidiary           -        -       218
 Intercompany advances                                 -        -        -
 Other                                                 23       18      (15)
                                                  --------------------------
Cash provided by (used for) investing activities   (1,460)    (206)    (817)
                                                  --------------------------
Cash provided by (used for) financing activities:
 Issuances of debt                                     18      809      165
 Sale of industrial revenue bonds                      -        -        48
 Notes and commercial paper borrowings, net           718      348      328
 Cash dividends                                      (363)    (321)    (319)
 Intercompany return of capital and cash dividends     -        -        -
 Payments on debt                                  (1,044)    (607)    (577)
 Repurchase of common shares                         (808)      -       (42)
 Exercise of stock options                             13       98       19
 Other                                                (23)     (14)     (14)
                                                  --------------------------
Cash provided by (used for) financing activities   (1,489)     313     (392)
                                                  --------------------------
Net increase (decrease) in cash and
 short-term investments                            (1,520)   1,608      (87)
Cash and short-term investments at
 beginning of year                                  1,643       35      122
                                                  --------------------------
Cash and short-term investments at end of year    $   123  $ 1,643  $    35
                                                  ==========================
Cash paid (received) during the year for:
 Interest, net of amount capitalized              $   340  $   264  $   282
                                                  ==========================
 Income taxes                                     $   324  $    81  $    66
                                                  ==========================

See notes on pages 59 through 85.


                      WEYERHAEUSER   56   ANNUAL REPORT 2000

CONSOLIDATED STATEMENT OF CASH FLOWS
(continued)

                                    REAL ESTATE
   WEYERHAEUSER COMPANY          AND RELATED ASSETS
------------------------------------------------------
  2000     1999     1998       2000     1999     1998
-------------------------------------------------------

$   676  $   406  $   214    $   164  $   121  $    80

    853      634      611          6        6        5
    172      175      149         21       10       11
   (154)     (74)     (37)        (5)      (1)      -

    (53)     (26)     (28)       (76)     (39)     (30)

     -        89       -          -        -        -

    130       -        -          -        -        -

     56      102       71         -        -        -

    176     (101)      30         13      (12)     (29)
    (83)     (20)      40        (62)     (48)      16
    (58)      65       16         -        -        -
     -        -        -           4       21       28
   (290)     109       -          26       81        3
     (5)       6        8         -        -       (10)
    (72)       3        8        (10)      (6)     (34)
-------------------------------------------------------
  1,348    1,368    1,082         81      133       40
-------------------------------------------------------

   (831)    (476)    (560)       (17)     (11)      (2)
    (21)     (18)     (17)        -        -        -
    (81)     (61)     (36)        -        -        -

   (693)      -      (543)        -        -        -

     -       247       -          -        -        -
     27      (52)     (41)        37       32       47

     35       15       42          6        1       24
     43       81       -          -        -        -
     -        -        -          12       18       66
     -        -       218         -        -        -
     (3)     (33)      (3)         3       33        3
     23       17      (13)        -         1       (2)
-------------------------------------------------------
 (1,501)    (280)    (953)        41       74      136
-------------------------------------------------------

     17      807        6          1        2      159
     -        -        48         -        -        -
    616      237       (2)       102      111      330
   (363)    (321)    (319)        -        -        -
    100      100      190       (100)    (100)    (190)
   (924)    (383)     (87)      (120)    (224)    (490)
   (808)      -       (42)        -        -        -
     13       98       19         -        -        -
    (23)     (14)     (14)        -        -        -
-------------------------------------------------------
 (1,372)     524     (201)      (117)    (211)    (191)
-------------------------------------------------------

 (1,525)   1,612      (72)         5       (4)     (15)

  1,640       28      100          3        7       22
-------------------------------------------------------
$   115  $ 1,640  $    28    $     8  $     3  $     7
=======================================================

$   325  $   246  $   261    $    15  $    18  $    21
=======================================================
$   269  $    77  $    (4)   $    55  $     4  $    70
=======================================================


                      WEYERHAEUSER   57   ANNUAL REPORT 2000

CONSOLIDATED STATEMENT OF SHAREHOLDERS' INTEREST

For the three-year period ended December 31, 2000
Dollar amounts in millions
                                                    2000     1999     1998
                                                  --------------------------
Common stock:
Balance at beginning of year                      $   283  $   249  $   249
New issuance                                           -        25       -
 Issued for exercise of stock options                  -         3        1
 Issued in retraction of exchangeable shares            5        6       -
 Repurchase of common shares                          (20)      -        (1)
                                                  --------------------------
 Balance at end of year                           $   268  $   283  $   249
                                                  ==========================
Exchangeable shares:
 Balance at beginning of year                     $   598  $    -   $    -
 New issuance                                          14      909       -
 Retraction                                          (251)    (311)      -
                                                  --------------------------
 Balance at end of year                           $   361  $   598  $    -
                                                  ==========================
Other capital-common and exchangeable:
 Balance at beginning of year                     $ 2,443  $   675  $   648
 Stock options exercised                               13       95       18
 New issuance                                          -     1,344       -
 Repurchase of common shares                         (144)      -        (2)
 Retraction of exchangeable shares                    246      305       -
 Other transactions, net                              (26)      24       11
                                                  --------------------------
 Balance at end of year                           $ 2,532  $ 2,443  $   675
                                                  ==========================
Retained earnings:
 Balance at beginning of year                     $ 4,016  $ 3,810  $ 3,874
 Net earnings                                         840      527      294
 Cash dividends on common shares                     (363)    (321)    (319)
 Repurchase of common shares                         (644)      -       (39)
                                                  --------------------------
 Balance at end of year                           $ 3,849  $ 4,016  $ 3,810
                                                  ==========================
Cumulative other comprehensive expense:
 Balance at beginning of year                     $  (167) $  (208) $  (123)
 Annual changes-net of tax:
  Foreign currency translation adjustments            (11)      41      (77)
  Additional minimum pension
   liability adjustments                               -        -        (8)
                                                  --------------------------
 Balance at end of year                           $  (178) $  (167) $  (208)
                                                  ==========================
Total shareholders' interest:
 Balance at end of year                           $ 6,832  $ 7,173  $ 4,526
                                                  ==========================
Comprehensive income:
 Net earnings                                     $   840  $   527  $   294
 Foreign currency translation adjustments             (20)      60      (90)
 Income tax benefit (expense) on foreign currency
  translation adjustments                               9      (19)      13
 Additional minimum pension liability adjustments      -        -       (13)
 Income tax benefit (expense) on minimum
  pension liability adjustments                        -        -         5
                                                  --------------------------
                                                  $   829  $   568  $   209
                                                  ==========================

See notes on pages 59 through 85.


                      WEYERHAEUSER   58   ANNUAL REPORT 2000
notes to financial statements
For the three-year period ended December 31, 2000

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------
CONSOLIDATION
The consolidated financial statements include the accounts of Weyerhaeuser Company and all of its majority-owned domestic and foreign subsidiaries. Significant intercompany transactions and accounts are eliminated. Investments in and advances to equity affiliates that are not majority owned or controlled are accounted for using the equity method with taxes provided on undistributed earnings.

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

NATURE OF OPERATIONS
The company's principal business segments, which account for the majority of sales, earnings and the asset base, are:

 . Timberlands, which is engaged in the management of 5.9 million acres of company-owned and .5 million acres of leased commercial forestland in North America (3.8 million acres in the South and 2.6 million acres in the Pacific Northwest and Canada). The company also has renewable long-term licenses on 31.6 million acres of forestland located in five provinces throughout Canada that are managed by our Canadian operations.

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

FISCAL YEAR-END
The company's fiscal year ends on the last Sunday of the year. Fiscal year 2000 had 53 weeks; fiscal years 1999 and 1998 each had 52 weeks.

ACCOUNTING PRONOUNCEMENTS IMPLEMENTED
In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition, to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. The company's revenue recognition policy effectively complies with this guidance; therefore, there was no impact on the company's financial position, results of operations or cash flow.

 In September 2000, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a consensus on EITF Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs. This consensus requires that all shipping and handling fees charged to customers be reported as revenue and all shipping and handling costs incurred by a seller be reported as operating expenses. Compliance with the EITF consensus is applicable for the fourth quarter of fiscal years beginning after December 15, 1999, and was implemented by the company in the 2000 fourth quarter. Compliance with the EITF consensus required reclassification of certain shipping and handling costs that had historically been recorded as a reduction of gross sales, in accordance with standard industry practices. These costs are now included in costs of products sold in the accompanying consolidated statement of earnings for all periods presented. Compliance with this consensus had no impact on the company's financial position, results of operations or cash flow.

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


                      WEYERHAEUSER   59   ANNUAL REPORT 2000

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

PROSPECTIVE ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133. In June 2000, the FASB issued Statement 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. Statement 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Statement 133, as amended, is effective for fiscal years beginning after June 15, 2000, and will be adopted by the company on January 1, 2001.

 The company utilizes well-defined financial contracts in the normal course of its operations as means to manage its foreign exchange, interest rate and commodity price risks. The vast majority of these contracts are fixed-price contracts for future purchases and sales of various commodities that meet the definition of "normal purchases or normal sales" and, therefore, will not be considered derivative instruments under Statement 133 as amended. Likewise, several of the company's financial and commodity contracts do not provide for net settlement and, therefore, will not be considered derivative instruments under Statement 133 as amended.

 As of December 31, 2000, the company has identified and designated the following items as derivatives that qualify as hedges under Statement 133 as amended: a variable-to-fixed interest rate swap, fixed-price contracts for future purchases of a certain commodity and forward contracts to buy foreign currencies. Because the company has only a limited number of contracts that qualify as derivatives under Statement 133, as amended, the effects of implementation of this statement as of January 1, 2001, are not expected to have a material impact on the company's financial position, results of operations or cash flows. If Statement 133 were applied to the company's derivative contracts in place at December 31, 2000, recording of the fair value of the contracts would increase assets by approximately $37 million and increase liabilities by approximately $17 million, with a net offsetting amount of $20 million recorded in accumulated other comprehensive income.

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

 Financial instruments that potentially subject the company to concentrations of credit risk consist of real estate and related assets receivables and mortgage-related financial instruments, of which $45 million and $46 million are in the western geographical region of the United States at December 31, 2000, and December 26, 1999, respectively.


                      WEYERHAEUSER   60   ANNUAL REPORT 2000

DERIVATIVES
The company utilizes well-defined financial contracts in the normal course of its operations as means to manage its foreign exchange, interest rate and commodity price risks. For those limited number of contracts that are considered derivative instruments, the company has formally designated each as a hedge of specific and well-defined risks. These contracts and the company's current accounting treatment for such are as follows:

 . Foreign exchange contracts, which the company has designated as cash flow hedges-the objective of which is to hedge the variability of future cash flows associated with foreign denominated sales and purchases due to changes in foreign currency exchange rates. These contracts generate gains or losses that are currently recognized at the contracts' respective settlement dates.

 . Variable-to-fixed interest rate swap agreement entered into with a major financial institution in which the company pays a fixed rate and receives a floating rate with the interest payments being calculated on a notional amount. The company has designated this swap as a cash flow hedge-the objective of which is to hedge the variability of future cash flows associated with changes in LIBOR. The premiums received by the company on the sale of its swaps are treated as deferred income and amortized against interest expense over the term of the agreements.

 . Commodity swap agreements designed to hedge against the variability of future cash flows arising from changes in natural gas spot rates. The company has designated these agreements as cash flow hedges. These agreements generate gains or losses that are currently recognized at the contracts' respective settlement dates.

 . Foreign currency forward contracts entered into in conjunction with the company's agreement to purchase equipment in a foreign denominated currency. The objective of the contracts, which have been designated as fair value hedges, is to hedge the company's future foreign denominated payments for the equipment purchase.

 The company is exposed to credit-related gains or losses in the event of nonperformance by counterparties to financial instruments but does not expect any counterparties to fail to meet their obligations. The notional amounts of these derivative financial instruments are $115 million and $385 million at December 31, 2000, and December 26, 1999, respectively. These notional amounts do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to the company through its use of derivatives. The exposure in a derivative contract is the net difference between what each party is required to pay based on the contractual terms against the notional amount of the contract, such as interest rates or exchange rates. The company's use of derivatives does not have a significant effect on the company's results of operations or its financial position.

 In addition to the contracts described above, the company is also involved in a very limited number of trading transactions designed to capitalize on the company's knowledge and understanding of the commodity lumber market. The company's open trading positions are marked to market at each reporting date, and all unrealized gains and losses are recognized in income. Trading activities to date have not had a material effect on the company's financial position, results of operations or cash flows.

CASH AND SHORT-TERM INVESTMENTS
For purposes of cash flow and fair value reporting, short-term investments with original maturities of 90 days or less are considered as cash equivalents. Short-term investments are stated at cost, which approximates market.

 At the end of 1999, the company's cash and short-term investments reflected $1.6 billion in marketable securities. These liquid investments were being held to meet cash requirements in early January to complete the tender offer for the shares of TJ International and redeem $750 million in notes payable.

INVENTORIES
Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (LIFO) method is used to cost approximately half of domestic raw materials, in process and finished goods inventories. LIFO inventories were $417 million and $358 million at December 31, 2000, and December 26, 1999, respectively. The balance of domestic raw material and product inventories, all materials and supplies inventories, and all foreign inventories is costed at either the first-in, first-out (FIFO) or moving average cost methods. Had the FIFO method been used to cost all inventories, the amounts at which product inventories are stated would have been $227 million greater at December 31, 2000, and December 26, 1999.


                      WEYERHAEUSER   61   ANNUAL REPORT 2000

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

GOODWILL
Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over 40 years, which is the expected period to be benefited. The unamortized carrying balance of goodwill is assessed for recoverability on a periodic basis. The measurement of possible impairment is based on the ability to recover the balance of goodwill from expected future operating cash flows.

ACCOUNTS PAYABLE
The company's banking system provides for the daily replenishment of major bank accounts as checks are presented for payment. Accordingly, there were negative book cash balances of $121 million and $185 million at December 31, 2000, and December 26, 1999, respectively. Such balances result from outstanding checks that had not yet been paid by the bank and are reflected in accounts payable in the consolidated balance sheets.

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

SHAREHOLDERS' INTEREST
The company has revised its presentation of repurchased company shares to more closely reflect legal treatment of equity. As a result, prior-year presentations of common shares, other capital and retained earnings have been restated. There was no change to total shareholders' interest.

REVENUE RECOGNITION
The company's forest products-based operations recognize revenue from product sales upon shipment to their customers, except for those export sales where revenue is recognized when title transfers at the foreign port. The company's real estate operations recognize income from the sales of single-family housing units when construction has been completed, required down payments have been received and title has passed to the customer. Income from multi-family and commercial properties, developed lots and undeveloped land is recognized when required down payments are received and other income recognition criteria has been satisfied.


                      WEYERHAEUSER   62   ANNUAL REPORT 2000

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

FOREIGN CURRENCY TRANSLATION
Local currencies are considered the functional currencies for most of the company's operations outside the United States. Assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars at average monthly exchange rates prevailing during the year.

COMPREHENSIVE INCOME
Comprehensive income consists of net income, foreign currency translation adjustments and additional minimum pension liability adjustments. It is presented in the Consolidated Statement of Shareholders' Interest.

RECLASSIFICATIONS
Certain reclassifications have been made to conform prior years' data to the current format.

REAL ESTATE AND RELATED ASSETS
Real estate held for sale is stated at the lower of cost or fair value, less costs to sell. The determination of fair value is based on appraisals and market pricing of comparable assets, when available, or the discounted value of estimated future cash flows from these assets. Real estate held for development is stated at cost to the extent it does not exceed the estimated undiscounted future net cash flows, in which case it is carried at fair value.

Mortgage-related financial instruments include mortgage loans receivable, mortgage-backed certificates and other financial instruments. Mortgage-backed certificates (see Note 13) are carried at par value. These certificates and other financial instruments are pledged as collateral for the collateralized mortgage obligation (CMO) bonds and are held by banks as trustees. Principal and interest collections are used to meet the interest payments and reduce the outstanding principal balance of the bonds. Related CMO bonds are the obligation of the issuer, and neither the company nor any affiliated company has guaranteed or is otherwise obligated with respect to the bonds.


                      WEYERHAEUSER   63   ANNUAL REPORT 2000

NOTE 2. NET EARNINGS PER SHARE
--------------------------------------------------------------------------------
Basic net earnings per share are based on the weighted average number of common and exchangeable shares outstanding during the respective periods. Diluted net earnings per share are based on the weighted average number of common and exchangeable shares, convertible debentures and stock options outstanding at the beginning of or granted during the respective periods.

Dollar amounts in millions                      WEIGHTED AVERAGE      EARNINGS
 except per-share figures       NET EARNINGS      SHARES (000)        PER SHARE
--------------------------------------------------------------------------------
2000:
 Basic                           $    840           225,419            $  3.72
 Stock options granted                 -                189
                                --------------------------------
 Diluted                         $    840           225,608            $  3.72
                                ================================================
1999:
 Basic                           $    527           205,599            $  2.56
 Convertible debentures                -                141
 Stock options granted                 -                886
                                --------------------------------
 Diluted                         $    527           206,626            $  2.55
                                ================================================
1998:
 Basic                           $    294           198,914            $  1.48
 Stock options granted                 -                336
                                --------------------------------
 Diluted                         $    294           199,250            $  1.47
                                ================================================

Options for which the exercise price was greater than the average market price of common shares for the period were not included in the computation of diluted earnings per share. These options to purchase shares were as follows:

      YEAR                     OPTIONS TO PURCHASE             EXERCISE PRICE
--------------------------------------------------------------------------------
      2000                          1,210,686                      $51.09
                                       40,770                       52.66
                                    1,670,545                       53.03
                                      150,000                       53.06
                                    1,509,550                       53.75
                                       45,760                       54.06
                                      107,200                       55.56
                                      534,958                       56.78
                                      205,900                       65.56
                                        2,500                       68.41
--------------------------------------------------------------------------------
      1999                              2,500                       68.41
                                      212,150                       65.56
--------------------------------------------------------------------------------
      1998                          1,332,080                       51.09
                                      586,539                       56.78
                                      150,000                       53.06
--------------------------------------------------------------------------------


                      WEYERHAEUSER   64   ANNUAL REPORT 2000

NOTE 3. EQUITY AFFILIATES
--------------------------------------------------------------------------------
WEYERHAEUSER
The company's investments in affiliated companies that are not majority owned or controlled are accounted for using the equity method. The company's significant equity affiliates are:

 . Cedar River Paper Company-A 50 percent owned joint venture in Cedar Rapids, Iowa, that manufactures liner and medium containerboard from recycled fiber.

 . ForestExpress, LLC-A 28 percent owned joint venture formed during 2000 to develop and operate a global, web-enabled, business-to-business marketplace for the forest products industry. Other equity members of the joint venture, which is headquartered in Atlanta, Georgia, include Boise Cascade Corporation, Georgia-Pacific Corp., International Paper, The Mead Corporation, Morgan Stanley Dean Witter and Willamette Industries.

 . MAS Capital Management Partners, L.P.-A 50 percent owned limited partnership formed during 2000 for the purpose of providing investment management services to institutional and individual investors in the area of alternative investments. The company's pension plan assets are managed by this equity affiliate.

 . Nelson Forests Joint Venture-An investment in which the company owns a 51 percent financial interest and has a 50 percent voting interest, which holds Crown Forest License cutting rights and freehold land on the South Island of New Zealand.

 . North Pacific Paper Corporation-A 50 percent owned joint venture that has a newsprint manufacturing facility in Longview, Washington. This venture was formed in 1998 through a restructuring of the company's 80 percent ownership, which was fully consolidated, to 50-50 ownership with Nippon Paper Industries Co., Ltd.

 . RII Weyerhaeuser World Timberfund, L.P.-A 50 percent owned limited partnership with institutional investors to make investments in timberlands and related assets outside the United States. The primary focus of this partnership is in pine forests in the Southern Hemisphere.

  During the 1999 second quarter, this joint venture paid approximately $142 million to acquire 62,500 acres of radiata pine plantations, two softwood lumber mills with a capacity of 115 million board feet, a lumber treating operation, a pine moulding remanufacturing plant, a chip export business, and a 30 percent interest in a sales and distribution business in Australia.

 Weyerhaeuser Company, through a subsidiary, has the responsibility for all management and marketing activities of this acquisition.

 . SCA Weyerhaeuser Packaging Holding Company Asia Ltd.-A 50 percent owned joint venture formed to build or buy containerboard packaging facilities to serve manufacturers of consumer and industrial products in Asia. Two facilities are in operation in China.

 . Wapawekka Lumber LP-A 51 percent owned limited partnership in Saskatchewan, Canada, that commenced operation of a sawmill during 1999. Substantive participating rights by the minority partner preclude the consolidation of this partnership by the company.

 . Wilton Connor LLC-A 50 percent owned joint venture in Charlotte, North Carolina, formed in 1998. This venture supplies full-service, value-added turnkey packaging solutions that assist product manufacturers in the areas of retail marketing and distribution.

Unconsolidated financial information for affiliated companies that are accounted for by the equity method is as follows:

                                                           DECEMBER    DECEMBER
Dollar amounts in millions                                 31, 2000    26, 1999
--------------------------------------------------------------------------------
Current assets                                              $   232     $   525
Noncurrent assets                                             1,444       1,885
Current liabilities                                             207         275
Noncurrent liabilities                                          593         816
                                                           ---------------------

                                                  2000         1999        1998
--------------------------------------------------------------------------------
Net sales and revenues                         $ 1,038      $   901     $   696
Operating income                                   118          110         110
Net income (loss)                                   84           47          52
                                               ---------------------------------


                      WEYERHAEUSER   65   ANNUAL REPORT 2000

The company provides goods and services to these affiliates, which vary by entity, in the form of raw materials, management and marketing services, support services and shipping services. Additionally, the company purchases finished product from certain of these entities. The aggregate total of these transactions is not material to the results of operations of the company.

REAL ESTATE AND RELATED ASSETS
Investments in unconsolidated entities that are not majority owned or controlled are accounted for using the equity method with taxes provided on undistributed earnings as appropriate. These investments include minor holdings in non-real estate partnerships that have significant assets and income.

Unconsolidated financial information for unconsolidated entities that are accounted for by the equity method is as follows:

                                                           DECEMBER    DECEMBER
Dollar amounts in millions                                 31, 2000    26, 1999
--------------------------------------------------------------------------------
Current assets                                             $ 11,296    $ 11,457
Noncurrent assets                                               271         159
Current liabilities                                           9,864      10,577
Noncurrent liabilities                                          140         115
                                                           ---------------------


                                                  2000         1999        1998
--------------------------------------------------------------------------------
Net sales and revenues                        $  1,347      $   663     $   244
Operating income                                   593          313         133
Net income                                         492          253         103
                                              ----------------------------------

The company may charge management and/or development fees to these unconsolidated entities. The aggregate total of these transactions is not material to the results of operations of the company.

NOTE 4. OTHER OPERATING COSTS, NET
--------------------------------------------------------------------------------
Other operating costs, net, is an aggregation of both recurring and occasional income and expense items and, as a result, can fluctuate from year to year. In 2000, the only significant item for Weyerhaeuser was $13 million of foreign currency transaction losses. There were no significant individual items in 1999 or 1998.


                      WEYERHAEUSER   66   ANNUAL REPORT 2000

NOTE 5. INCOME TAXES
--------------------------------------------------------------------------------
Earnings before income taxes and cumulative effect of a change in an accounting principle are comprised of the following:

Dollar amounts in millions                       2000         1999         1998
--------------------------------------------------------------------------------
Domestic earnings                            $  1,051     $    778     $    413
Foreign earnings                                  272          192           50
                                             -----------------------------------
                                             $  1,323     $    970     $    463
                                             ===================================

Provisions for income taxes include the following:

Dollar amounts in millions                       2000         1999         1998
--------------------------------------------------------------------------------
Federal:
 Current                                     $    191     $    103     $     (7)
 Deferred                                         150          150          138
                                             -----------------------------------
                                                  341          253          131
                                             -----------------------------------
State:
 Current                                           22           13            8
 Deferred                                           8            7           10
                                             -----------------------------------
                                                   30           20           18
                                             -----------------------------------
Foreign:
 Current                                           77           53            8
 Deferred                                          35           28           12
                                             -----------------------------------
                                                  112           81           20
                                             -----------------------------------
Income taxes before cumulative effect
 of a change in an accounting principle           483          354          169
Deferred taxes applicable to
 cumulative effect of a change in an
 accounting principle                              -           (52)          -
                                             -----------------------------------
                                             $    483     $    302     $    169
                                             ===================================

A reconciliation between the federal statutory tax rate and the company's effective tax rate before cumulative effect of a change in an accounting principle is as follows:

                                                  2000         1999        1998
--------------------------------------------------------------------------------
Statutory tax on income                          35.0 %       35.0 %      35.0 %
State income taxes, net of federal tax benefit    1.7          1.7         2.8
All other, net                                    (.2)         (.2)       (1.3)
                                                 -------------------------------
Effective income tax rate                        36.5 %       36.5 %      36.5 %
                                                 ===============================

The net deferred income tax (liabilities) assets include the following components:

                                                           DECEMBER    DECEMBER
Dollar amounts in millions                                 31, 2000    26, 1999
--------------------------------------------------------------------------------
Current (included in prepaid expenses)                     $    234    $    138
Noncurrent                                                   (2,377)     (1,985)
Real estate and related assets (included in
 other liabilities/assets)                                      (14)          7
                                                           ---------------------
Total                                                      $ (2,157)   $ (1,840)
                                                           =====================

The deferred tax assets (liabilities) are comprised of the following:

                                                           DECEMBER    DECEMBER
Dollar amounts in millions                                 31, 2000    26, 1999
--------------------------------------------------------------------------------
Depreciation                                               $ (1,996)   $ (1,557)
Depletion                                                      (343)       (406)
Other                                                          (468)       (520)
                                                           ---------------------
 Total deferred tax liabilities                              (2,807)     (2,483)
                                                           ---------------------
Postretirement benefits                                         136         130
Net operating loss carryforwards                                 44          67
Other                                                           470         446
                                                           ---------------------
 Total deferred tax assets                                      650         643
                                                           ---------------------
                                                           $ (2,157)   $ (1,840)
                                                           =====================


                      WEYERHAEUSER   67   ANNUAL REPORT 2000

 As of December 31, 2000, the company and its subsidiaries have $118 million of U.S. net operating loss carryforwards, which expire from 2012 through 2018; $34 million of Canadian investment tax credits, which expire from 2001 through 2009; and $4 million of U.S. foreign tax credits, which expire in 2004. In addition, the subsidiaries of the company have $18 million of alternative minimum tax credit carryforwards which do not expire.

 The company intends to reinvest undistributed earnings of certain foreign subsidiaries; therefore, no U.S. taxes have been provided. These earnings totaled approximately $1,259 million at the end of 2000. Determination of the income tax liability that would result from repatriation is not practicable.

NOTE 6. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS
--------------------------------------------------------------------------------
The company sponsors several qualified and nonqualified pension and other postretirement benefit plans for its employees. The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of plan assets over the two-year period ending December 31, 2000:

                                                                     OTHER
                                                                 POSTRETIREMENT
                                                 PENSION            BENEFITS
                                          --------------------------------------
Dollar amounts in millions                   2000        1999     2000     1999
--------------------------------------------------------------------------------
Reconciliation of benefit obligation:
 Benefit obligation as of prior
  year-end                                $ 2,419(1)  $ 2,022  $   361  $   277
 Service cost                                  62          61        8        7
 Interest cost                                183         149       27       21
 Plan participants' contributions               3           2        4        3
 Actuarial (gain)/loss                         95        (123)       8      (22)
 Foreign currency exchange
  rate changes                                (10)         10       (1)       1
 Benefits paid                               (191)       (184)     (36)     (27)
 Plan amendments                                4          12       (3)       5
 Acquisitions                                  -          495       -        96
                                          --------------------------------------
 Benefit obligation at end
  of year                                 $ 2,565     $ 2,444  $   368  $   361
                                          ======================================
Reconciliation of fair value of
 plan assets:
 Fair value of plan assets at
  beginning of year (actual)              $ 4,133     $ 2,893  $     2  $     2
 Actual return on plan assets                 466         831       -        -
 Foreign currency exchange
  rate changes                                (12)         10       -        -
 Employer contributions                        18           6        6        1
 Plan participants' contributions               2           1       -        -
 Benefits paid                               (191)       (178)      (6)      (1)
 Acquisitions                                  -          525       -        -
                                          --------------------------------------
 Fair value of plan assets at end
  of year (estimated)                     $ 4,416     $ 4,088  $     2  $     2
                                          ======================================

(1) The 1999 year-end balance was adjusted to reflect a change in the actuarial assumption to exclude the obligation for potential future cost-of-living adjustments for retirees under certain Canadian pension plans.


                      WEYERHAEUSER   68   ANNUAL REPORT 2000

 The company funds its qualified pension plans and accrues for nonqualified pension benefits and health and life postretirement benefits. The funded status of these plans at December 31, 2000, and December 26, 1999, is as follows:

                                                                  OTHER
                                                              POSTRETIREMENT
                                            PENSION              BENEFITS
                                      ------------------------------------------
                                      DECEMBER   DECEMBER   DECEMBER   DECEMBER
Dollar amounts in millions            31, 2000   26, 1999   31, 2000   26, 1999
--------------------------------------------------------------------------------
Funded status                         $  1,852   $  1,645   $   (365)  $   (360)
Unrecognized prior
 service cost                              130        140          4          5
Unrecognized net gain                   (1,633)    (1,666)       (16)       (22)
Unrecognized net
 transition asset                           (5)       (10)        -          -
                                      ------------------------------------------
Prepaid/(accrued)
 benefit cost                         $    344   $    109   $   (377)  $   (377)
                                      ==========================================
Amounts recognized in balance
 sheet consist of:
  Prepaid benefit cost                $    417   $     22
  Accrued benefit/(liability)              (91)       (76)
  Intangible asset                           5          4
  Cumulative other
   comprehensive expense                    13         -
                                      --------------------
Net amount recognized                 $    344   $    (50)
                                      ====================

 The assets of the U.S. and Canadian pension plans, as of December 31, 2000, and December 26, 1999, consist of a highly diversified mix of equity, fixed income and real estate securities and alternative investments.

 Approximately 5,480 employees are covered by union-administered multi-employer pension plans to which the company makes negotiated contributions based generally on fixed amounts per hour per employee. Contributions to these plans were $13 million in 2000, $10 million in 1999 and $5 million in 1998.

 The company sponsors multiple defined benefit postretirement plans for its U.S. employees. Medical plans have various levels of coverage and plan participant contributions. Life insurance plans are noncontributory. Canadian employees are covered under multiple defined benefit postretirement plans that provide medical and life insurance benefits.

 Weyerhaeuser sponsors various defined contribution plans for U.S. salaried and hourly employees. The basis for determining plan contribution varies by plan. The amounts contributed to the plans for participating employees were $52 million, $36 million and $37 million in 2000, 1999 and 1998, respectively.

The assumptions used in the measurement of the company's benefit obligations are as follows:

                                                                   OTHER
                                                               POSTRETIREMENT
                                           PENSION                BENEFITS
                                     -------------------------------------------
                                      2000   1999   1998     2000   1999   1998
--------------------------------------------------------------------------------
Discount rate                         7.75%  7.75%  7.25%    7.75%  7.75%  7.25%
Expected return on plan assets       11.50% 11.50% 11.50%    5.75%  5.75%  5.75%
Rate of compensation increase:
 Salaried                             3.50%  3.50%  4.50%    3.50%  3.50%  4.50%
 Hourly                               3.00%  3.00%  3.00%    3.00%  3.00%  3.00%
                                     -------------------------------------------

 For measurement purposes, a 6.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. Beginning in 2001, the rate is assumed to decrease by .5 percent annually to a level of 4.5 percent for the year 2004 and all years thereafter.


                      WEYERHAEUSER   69   ANNUAL REPORT 2000

The components of net periodic benefit costs/income are:

                                                                   OTHER
                                                               POSTRETIREMENT
                                           PENSION                BENEFITS
                                     -------------------------------------------
Dollar amounts in millions            2000   1999   1998     2000   1999   1998
--------------------------------------------------------------------------------
Service cost                         $  62  $  61  $  54    $   8  $   7  $   4
Interest cost                          183    149    134       27     21     18
Expected return on plan assets        (383)  (297)  (236)      -      -      -
Amortization of gain                   (64)   (22)   (23)      (1)    (1)    (1)
Amortization of prior service cost      14     12     14       -      -      -
Amortization of unrecognized
 transition asset                       (5)    (5)    (4)      -      -      -
Loss due to closure, sale and other     -      -       1       -      -      -
                                     -------------------------------------------
                                     $(193) $(102) $ (60)   $  34  $  27  $  21
                                     ===========================================

 The accrued (prepaid) pension costs for the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plan(s) with accumulated benefit obligations in excess of plan assets were $101 million, $95 million and $4 million, respectively, as of December 31, 2000, and $87 million, $82 million and $8 million, respectively, as of December 26, 1999.

 Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percent change in assumed health care cost trend rates would have the following effects:

As of December 31, 2000
Dollar amounts in millions                              1% INCREASE  1% DECREASE
--------------------------------------------------------------------------------
Effect on total of service and interest cost components  $     2      $    (2)
Effect on accumulated postretirement benefit obligation       25          (20)
                                                        ------------------------

NOTE 7. INVENTORIES
--------------------------------------------------------------------------------

                                                           DECEMBER    DECEMBER
Dollar amounts in millions                                 31, 2000    26, 1999
--------------------------------------------------------------------------------
Logs and chips                                             $   216     $   197
Lumber, plywood, panels and engineered wood                    415         297
Pulp and paper                                                 205         161
Containerboard, paperboard and packaging                       166         160
Other products                                                 177         207
Materials and supplies                                         320         307
                                                           ---------------------
                                                           $ 1,499     $ 1,329
                                                           =====================

NOTE 8. PROPERTY AND EQUIPMENT
--------------------------------------------------------------------------------

                                                           DECEMBER    DECEMBER
Dollar amounts in millions                                 31, 2000    26, 1999
--------------------------------------------------------------------------------
Property and equipment, at cost:
 Land                                                      $   235     $   219
 Buildings and improvements                                  2,172       1,933
 Machinery and equipment                                    11,391      10,499
 Rail and truck roads                                          661         577
 Other                                                         181         149
                                                           ---------------------
                                                            14,640      13,377
Less allowance for depreciation and amortization             6,483       5,817
                                                           ---------------------
                                                           $ 8,157     $ 7,560
                                                           =====================


                      WEYERHAEUSER   70   ANNUAL REPORT 2000

NOTE 9. REAL ESTATE IN PROCESS OF DEVELOPMENT AND FOR SALE
--------------------------------------------------------------------------------
Properties held by the company's real estate and related assets segment include:

                                                           DECEMBER    DECEMBER
Dollar amounts in millions                                 31, 2000    26, 1999
--------------------------------------------------------------------------------
Dwelling units                                             $   241     $   198
Residential lots                                               283         232
Commercial lots                                                 64          84
Commercial projects                                              9          15
Acreage                                                         23          25
Other inventories                                                1           2
                                                           ---------------------
                                                           $   621     $   556
                                                           =====================

NOTE 10. ACCRUED LIABILITIES
--------------------------------------------------------------------------------

                                                           DECEMBER    DECEMBER
Dollar amounts in millions                                 31, 2000    26, 1999
--------------------------------------------------------------------------------
Payroll-wages and salaries, incentive awards, retirement
 and vacation pay                                          $   418     $   403
Taxes-Social Security and real and personal property            51          48
Product warranties                                              12          83
Interest                                                       104         105
Income taxes                                                    -           58
Other                                                          465         386
                                                           ---------------------
                                                           $ 1,050     $ 1,083
                                                           =====================

NOTE 11. SHORT-TERM DEBT
--------------------------------------------------------------------------------
BORROWINGS
At December 31, 2000, the company had short-term borrowings of $645 million with a weighted average interest rate of 6.82 percent. In 1999, short-term borrowings included $29 million with a weighted average interest rate of 6.11 percent and $18 million of borrowings denominated in Japanese yen with a weighted average interest rate of 1.27 percent.

 The real estate and related assets segment short-term borrowings were $778 million with a weighted average interest rate of 7.2 percent at December 31, 2000, and $676 million with a weighted average interest rate of 6.2 percent at December 26, 1999.

LINES OF CREDIT
The company has short-term bank credit lines of $865 million and $515 million, all of which could be availed of by the company and Weyerhaeuser Real Estate Company (WRECO) at December 31, 2000, and December 26, 1999, respectively. No portions of these lines have been availed of by the company or WRECO at December 31, 2000, or December 26, 1999. None of the entities referred to above is a guarantor of the borrowing of the other. The company also has short-term bank credit lines of $700 million, all of which could be availed of by the company at December 31, 2000. No portions of these lines have been availed of by the company. In addition, the company's wholly owned Canadian subsidiary had short-term bank credit lines that provided for the borrowings of up to $745 million at December 26, 1999. No portions of these lines were availed of by the company's subsidiary. These credit lines were terminated in 2000.

 The company has received funding commitments from banks in connection with its cash tender offer for all of the outstanding shares of common stock of Willamette Industries, Inc. The funding commitments, which are sufficient to cover the approximate $5.4 billion equity value of the tender offer, are subject to certain conditions and expire in October 2001.


                      WEYERHAEUSER   71   ANNUAL REPORT 2000

NOTE 12. LONG-TERM DEBT
--------------------------------------------------------------------------------
DEBT
Weyerhaeuser long-term debt, including the current portion, is as follows:

                                                           DECEMBER    DECEMBER
Dollar amounts in millions                                 31, 2000    26, 1999
--------------------------------------------------------------------------------
9.05% notes due 2003                                       $   200     $   200
8.50% debentures due 2004                                       55          55
Floating rate senior notes due 2004                             -          750
6.75% notes due 2006                                           150         150
8.375% debentures due 2007                                     150         150
7.50% debentures due 2013                                      250         250
7.25% debentures due 2013                                      250         250
6.95% debentures due 2017                                      300         300
7.125% debentures due 2023                                     250         250
8.50% debentures due 2025                                      300         300
7.95% debentures due 2025                                      250         250
7.70% debentures due 2026                                      150         150
6.95% debentures due 2027                                      300         300
Industrial revenue bonds, rates from 2.5% (variable)
 to 9.25% (fixed), due 2001-2029                               923         838
Medium-term notes, rates from 6.43% to 8.91%,
 due 2001-2005                                                 114         184
Commercial paper/credit agreements                             400         400
Other                                                           20          23
                                                           --------------------
                                                           $ 4,062     $ 4,800
                                                           ====================
Portion due within one year                                $    88     $   855
                                                           ====================

Long-term debt maturities are (millions):

2001                                                                   $    88
2002                                                                       407
2003                                                                       211
2004                                                                        68
2005                                                                        58
Thereafter                                                               3,230

 In December 1999, the company redeemed approximately $101 million in outstanding adjustable rate convertible subordinated debentures due May 1, 2007, originally issued by MacMillan Bloedel. Holders received the principal amount plus unpaid interest up to December 5, 1999.

 Real estate and related assets segment long-term debt, including the current portion, is as follows:

                                                           DECEMBER    DECEMBER
Dollar amounts in millions                                 31, 2000    26, 1999
--------------------------------------------------------------------------------
Notes payable, unsecured; weighted average interest rates
 are approximately 6.8% and 6.5%                           $   318     $   430
Notes payable, secured; weighted average interest rates
 are approximately 7.9% and 8.0%                                12          10
Collateralized mortgage obligation bonds                        32          39
                                                           ---------------------
                                                           $   362     $   479
                                                           =====================
Portion due within one year                                $   162     $   122
                                                           =====================

Long-term debt maturities are (millions):

2001                                                                   $   162
2002                                                                        80
2003                                                                        79
2004                                                                         7
2005                                                                         4
Thereafter                                                                  30


                      WEYERHAEUSER   72   ANNUAL REPORT 2000

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

 No portion of these lines has been availed of by the company at December 31, 2000, or December 26, 1999, except as noted above.

 The company's compensating balance agreements were not significant.

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

                                                DECEMBER           DECEMBER
                                                31, 2000           26, 1999
                                            ------------------------------------
                                            CARRYING   FAIR    CARRYING   FAIR
Dollar amounts in millions                   VALUE     VALUE    VALUE     VALUE
--------------------------------------------------------------------------------
Weyerhaeuser:
 Financial liabilities:
  Long-term debt (including
   current maturities)                      $ 4,062  $ 4,144   $ 4,800  $ 4,816
Real estate and related assets:
 Financial assets:
  Mortgage loans receivable                      32       33        37       33
  Mortgage-backed certificates
   and other pledged
   financial instruments                         41       41        47       48
                                            ------------------------------------
 Total financial assets                          73       74        84       81
                                            ------------------------------------
 Financial liabilities:
  Long-term debt (including
   current maturities)                          362      363       479      477
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


                      WEYERHAEUSER   73   ANNUAL REPORT 2000

NOTE 14. LEGAL PROCEEDINGS, COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------
LEGAL PROCEEDINGS
The company conducted a review of its 10 major pulp and paper facilities to evaluate the facilities' compliance with federal Prevention of Significant Deterioration (PSD) regulations. The results of the reviews were disclosed to seven state agencies and the Environmental Protection Agency (EPA) during 1994 and 1995. All PSD compliance issues identified in the review have been resolved. This includes PSD issues at the company's Springfield, Oregon, containerboard facility, which were resolved in December 2000, at which time a Title V permit was issued for the facility.

 The company has entered into a proposed class action settlement of hardboard siding claims against the company. The settlement class consists of all persons who own or owned structures in the United States on which the company's hardboard siding has been installed from January 1, 1981, through December 31, 1999. The settlement was approved by the Superior Court, San Francisco County, California, in December 2000. Objectors have until February 21, 2001, to appeal approval of the settlement. The company took an after-tax charge of $82 million in the second quarter to cover the estimated cost of the settlement and related costs. Because the nationwide class action settlement has been approved, the company expects that two cases in which class actions have been claimed but not certified in Oregon and Texas and one case in Washington claiming a class that has been dismissed and is now on appeal will be dismissed. Cases pending in South Carolina and Iowa in which statewide classes have been sought but not certified may proceed as individual cases but will not be able to be certified as class actions on behalf of any claimants included in the certified nationwide class. At the end of the fourth quarter, the company also was a defendant in 17 non-class hardboard siding cases involving primarily multi-family structures and residential developments.

 In May 1999, two civil antitrust lawsuits were filed against the company in U.S. District Court, Eastern District of Pennsylvania. Both suits name as defendants several other major containerboard and packaging producers. The complaint in the first case alleges the defendants conspired to fix the price of linerboard and that the alleged conspiracy had the effect of increasing the price of corrugated containers. The suit purports to be a class action on behalf of purchasers of corrugated containers during the period October 1993 through November 1995. The complaint in the second case alleges that the company conspired to manipulate the price of linerboard and thereby the price of corrugated sheets. The suit purports to be a class action on behalf of purchasers of corrugated sheets during the period October 1993 through November 1995. Both suits seek damages, including treble damages, under the antitrust laws. In October 2000, the court denied motions to dismiss that had been filed by the company and the other defendants. Discovery has commenced in both suits and the plaintiffs have filed motions to certify a class in both cases.

 In May 1999, the Equity Committee ("the Committee") in the Paragon Trade Brands, Inc., bankruptcy proceeding filed a motion in U.S. Bankruptcy Court for the Northern District of Georgia for authority to prosecute claims against the company in the name of the debtor's estate. Specifically, the Committee seeks to assert that the company breached certain warranties in agreements entered into between Paragon and the company in connection with Paragon's public offering of common stock in January 1993. The Committee seeks to recover damages sustained by Paragon as a result of two patent infringement cases, one brought by Procter & Gamble and the other by Kimberly-Clark. In September 1999, the court authorized the Committee to commence an adversary proceeding against the company. The Committee commenced this proceeding in October 1999, seeking damages in excess of $420 million against the company.

 The company is also a party to various proceedings relating to the cleanup of hazardous waste sites under the Comprehensive Environmental Response Compensation and Liability Act, commonly known as "Superfund," and similar state laws. The EPA and/or various state agencies have notified the company that it may be a potentially responsible party with respect to other hazardous waste sites as to which no proceedings have been instituted against the company. The company is also a party to other legal proceedings generally incidental to its business. Although the final outcome of any legal proceeding or environmental matter is subject to a great many variables and cannot be predicted with any degree of certainty, the company presently believes that any ultimate outcome resulting from these proceedings and matters, or all of them combined, would not have a material effect on the company's current financial position, liquidity or results of operations; however, in any given future reporting period, such proceedings or matters could have a material effect on results of operations.


                      WEYERHAEUSER   74   ANNUAL REPORT 2000

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

OTHER ITEMS
The company's 2000 capital expenditures, excluding acquisitions and real estate and related assets, were $852 million and are expected to approximate $765 million in 2001; however, the 2001 expenditure level could be increased or decreased as a consequence of future economic conditions.

 During the normal course of business, the company's subsidiaries included in its real estate and related assets segment have entered into certain financial commitments comprised primarily of guarantees made on $37 million of partnership borrowings and limited recourse obligations associated with $80 million of sold mortgage loans. The fair value of the recourse on these loans is estimated to be $7 million, which is based upon market spreads for sales of similar loans without recourse or estimates of the credit risk of the associated recourse obligation.

NOTE 15. CHARGES FOR INTEGRATION AND CLOSURE OF FACILITIES
--------------------------------------------------------------------------------
During 2000, the company incurred $56 million of pretax charges related to the MacMillan Bloedel and Trus Joist acquisitions. These charges included an $8 million accrual recorded in the first quarter for the closure of a Weyerhaeuser containerboard packaging plant and $48 million of costs incurred throughout the year for the transition and integration of activities.

 During the 1999 first quarter, the company recorded a pretax charge of $94 million for the impairment and disposition of certain long-lived assets. This charge was related to the company's decision to sell its composite products business and ply-veneer facility and close a chip export facility. These facilities, with a net book value of $160 million, were located in Springfield, Oregon; Moncure, North Carolina; Adel, Georgia; and Coos Bay, Oregon. The composite products business and ply-veneer facility were sold in the second quarter of 1999. The export chip facility was closed in the fourth quarter of 1999.

 Also in the fourth quarter of 1999, the company incurred $8 million for integration costs related to the MacMillan Bloedel acquisition.

 In 1998, the company took a pretax charge of $71 million for streamlining pulp and paper operations, the closure of the Longview chlor-alkali facility and changes to the British Columbia Lumber operations.


                      WEYERHAEUSER   75   ANNUAL REPORT 2000

NOTE 16. SHAREHOLDERS' INTEREST
--------------------------------------------------------------------------------
PREFERRED AND PREFERENCE SHARES
The company is authorized to issue:

 . 7,000,000 preferred shares having a par value of $1.00 per share, of which none were issued and outstanding at December 31, 2000, and December 26, 1999; and

 . 40,000,000 preference shares having a par value of $1.00 per share, of which none were issued and outstanding at December 31, 2000, and December 26, 1999.

 The preferred and preference shares may be issued in one or more series with varying rights and preferences including dividend rates, redemption rights, conversion terms, sinking fund provisions, values in liquidation and voting rights. When issued, the outstanding preferred and preference shares rank senior to outstanding common shares as to dividends and assets available on liquidation.

COMMON SHARES
During 2000, the company repurchased 16,181,600 shares of outstanding common stock. This completed the repurchase of 12 million shares authorized by the company's board of directors in February 2000 and began the repurchase of an additional 10 million shares authorized by the board in June 2000. Also during 2000, the company issued 3,687,745 common shares to the holders of Exchangeable Shares (described below) who exercised their rights to exchange the shares.

 On November 1, 1999, the company issued 20,156,809 common shares to common shareholders of MacMillan Bloedel as part of the purchase price of that company. During the months of November and December 1999, the company issued an additional 4,567,837 common shares to the holders of Exchangeable Shares who exercised their right to exchange the shares.

A reconciliation of common share activity for the three years ended December 31, 2000, is as follows:

In thousands                                        2000       1999       1998
--------------------------------------------------------------------------------
Balance at beginning of year                      226,039    199,009    199,486
New issuance                                           45     20,157       -
Retraction of exchangeable shares                   3,688      4,568       -
Repurchase of common shares                       (16,182)       -         (925)
Stock options exercised                               308      2,305        448
                                                  ------------------------------
Balance at end of year                            213,898    226,039    199,009
                                                  ==============================

EXCHANGEABLE SHARES
Through December 31, 2000, Weyerhaeuser Company Ltd., a wholly owned Canadian subsidiary of the company, issued 13,565,802 Exchangeable Shares to common shareholders of MacMillan Bloedel as part of the purchase price of that company. These Exchangeable Shares are, as nearly as practicable, the economic equivalent of the company's common shares, i.e., they have the following rights:

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

A reconciliation of Exchangeable Share activity for the years ended December 31, 2000, and December 26, 1999, is as follows:

In thousands                                                   2000     1999
--------------------------------------------------------------------------------
Balance at beginning of year                                   8,810       -
New issuance                                                     193   13,373
Debentures converted to
 exchangeable shares                                              -         5
Retraction                                                    (3,688)  (4,568)
                                                              ------------------
Balance at end of year                                         5,315    8,810
                                                              ==================

CUMULATIVE OTHER COMPREHENSIVE EXPENSE
The company's cumulative other comprehensive expense includes:

                                                           DECEMBER    DECEMBER
Dollar amounts in millions                                 31, 2000    26, 1999
--------------------------------------------------------------------------------
Foreign currency translation adjustments                   $   (170)   $   (159)
Additional minimum pension liability adjustments                 (8)         (8)
                                                           ---------------------
                                                           $   (178)   $   (167)
                                                           =====================


                      WEYERHAEUSER   76   ANNUAL REPORT 2000

NOTE 17. STOCK-BASED COMPENSATION PLAN
--------------------------------------------------------------------------------
The company's Long-Term Incentive Compensation Plan (the "Plan") was approved at the 1992 Annual Meeting of Shareholders. The Plan provides for the purchase of the company's common stock at its market price on the date of grant by certain key officers and other employees of the company and its subsidiaries who are selected from time to time by the Compensation Committee of the Board of Directors. No more than 10 million shares may be issued under the Plan. The term of options granted under the Plan may not exceed 10 years from the grant date. Grantees are 25 percent vested after one year, 50 percent after two years, 75 percent after three years, and 100 percent after four years.

 The company accounts for all options under APB Opinion No. 25 and related interpretations, under which no compensation has been recognized. Had compensation costs for the Plan been determined consistent with SFAS No.
123, Accounting for Stock-Based Compensation, net income and earnings per share would have been reduced to the following pro forma amounts:

                                                    2000       1999       1998
--------------------------------------------------------------------------------
Net income
 (in millions):
  As reported                                     $  840     $  527     $  294
  Pro forma                                          825        513        279
Basic earnings
 per share:
  As reported                                     $ 3.72     $ 2.56     $ 1.48
  Pro forma                                         3.66       2.49       1.40
Diluted earnings
 per share:
  As reported                                     $ 3.72     $ 2.55     $ 1.47
  Pro forma                                         3.65       2.48       1.40
                                                  ------------------------------

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

 The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

                                                    2000       1999       1998
--------------------------------------------------------------------------------
Risk-free interest rate                              6.52%      5.00%      5.60%
Expected life                                    3.8 years  4.5 years  4.3 years
Expected volatility                                 29.00%     28.19%     27.08%
Expected dividend yield                              3.02%      2.90%      3.03%
                                                 -------------------------------

Changes in the number of shares subject to option are summarized as follows:

                                                    2000       1999       1998
--------------------------------------------------------------------------------
Shares (in thousands):
 Outstanding, beginning of year                     7,275      7,230      5,848
 Granted                                            1,945      1,786      1,981
Exercised                                            366      2,620        512
  Forfeited                                            132         93         87
 Expired                                                1         -          -
 Acquired                                              -         972         -
                                                  ------------------------------
 Outstanding, end of year                           8,721      7,275      7,230
                                                  ------------------------------
 Exercisable, end of year                           6,827      5,515      5,312
                                                  ------------------------------
Weighted average  exercise price:
 Outstanding, beginning of year                   $ 49.56    $ 46.15    $ 43.32
 Granted                                            53.00      55.12      52.85
 Exercised                                          44.31      41.96      38.98
 Forfeited                                          52.45      50.03      50.85
 Expired                                            20.56        -        50.85
 Outstanding, end of year                           50.51      49.56      46.15
Weighted average grant date fair
 value of options                                   12.99      13.14      12.34
                                                  ------------------------------

The following table summarizes information about stock options outstanding at December 31, 2000:

                                                               WEIGHTED AVERAGE
                  OPTIONS        OPTIONS     WEIGHTED AVERAGE     REMAINING
 PRICE RANGE    OUTSTANDING    EXERCISABLE    EXERCISE PRICE   CONTRACTUAL LIFE
--------------------------------------------------------------------------------
   $25-$39            356            334          $38.19          3.96 years
   $40-$49          2,887          2,880           45.98          4.93 years
   $50-$69          5,478          3,613           53.70          8.15 years
                -----------    -----------
                    8,721          6,827
                ===========    ===========


                      WEYERHAEUSER   77   ANNUAL REPORT 2000

NOTE 18. ACQUISITIONS
--------------------------------------------------------------------------------
TJ INTERNATIONAL
On January 6, 2000, the company acquired a controlling interest in TJ International (TJI), a 51 percent owner and managing partner of Trus Joist MacMillan (TJM), through a successful tender offer that represented more than 90 percent of the total number of outstanding shares. The company had acquired a 49 percent interest in TJM through its acquisition of MacMillan Bloedel, completed in November 1999. This acquisition was completed under the terms of an offer by the company to purchase all outstanding shares of TJI for $42 per share and stock option cash-outs of certain TJI management personnel. The total purchase price, including assumed debt of $142 million, was $874 million.

 The company accounted for the transaction using the purchase method of accounting. Accordingly, the assets and liabilities of the acquired company were included in the Consolidated Balance Sheet and the operating results were included in the Consolidated Statement of Earnings beginning January 6, 2000.

 The purchase price, plus estimated direct transaction costs and expenses, and the deferred tax effect of applying purchase accounting as of December 31, 2000, was calculated as follows:

Dollar amounts in millions
--------------------------------------------------------------
Purchase price of tender offer and
 stock option cash-out                               $    732
Direct transaction costs and expenses                      20
Deferred tax effect of applying
 purchase accounting                                      117
Less: historical net assets                              (253)
                                                     ---------
  Total excess costs                                 $    616
                                                     =========

 This calculation of excess purchase price was finalized in January 2001, with no material adjustments. As of December 31, 2000, the excess purchase price was allocated as follows:

Dollar amounts in millions
--------------------------------------------------------------
Property, plant and equipment                        $    288
Goodwill                                                  328
                                                     ---------
  Total excess costs                                 $    616
                                                     =========

 Property, plant and equipment are being depreciated over not more than 20 years. Goodwill is being amortized on a straight-line basis over 40 years.

AUSTRALIAN SAWMILLS AND DISTRIBUTION CAPABILITIES
During the 2000 second quarter, the company completed its acquisition of two sawmills and related assets in Australia from CSR Ltd. of Australia (CSR). Weyerhaeuser paid approximately U.S. $48 million in cash and assumed $7 million in debt to acquire:

 . Two sawmills with a combined annual production capacity of 171 million board feet of lumber. The mills are located in Tumut, New South Wales, and Caboolture, Queensland.

 . CSR's 70 percent stake in Pine Solutions, Australia's largest softwood timber distributor. RII Weyerhaeuser World Timberfund L.P., a partnership between Weyerhaeuser and UBS Brinson, acquired a 30 percent ownership of Pine Solutions last year.

COAST MOUNTAIN HARDWOODS
During the 2000 fourth quarter, the company's wholly owned Canadian subsidiary, Weyerhaeuser Company Limited, acquired the operations of Coast Mountain Hardwoods, a subsidiary of Advent International Corp., in British Columbia for $26 million in cash. The purchase includes a hardwood lumber mill producing more than 42 million board feet annually; dry kilns with annual capacity of 20 million board feet; an abrasive planer that produces more than 25 million board feet annually; and five volume-based forest licenses dispersed in the Vancouver, B.C., forest region.

MACMILLAN BLOEDEL LIMITED
In November 1999, the company completed its acquisition of MacMillan Bloedel Limited (MB) following the approval of the transaction by the shareholders of MB and securing all regulatory approvals in the United States, Canada and other jurisdictions. The total purchase price, including assumed debt of $703 million, totaled $3,026 million. The company issued 20 million common shares, and its wholly owned Canadian subsidiary, Weyerhaeuser Company Ltd., issued 14 million Exchangeable Shares to fund the transaction. At the option of the holder, the Exchangeable Shares may be exchanged for Weyerhaeuser common shares on a one-for-one basis. In addition, the company issued replacement options in exchange for outstanding MB options with the number of


                      WEYERHAEUSER   78   ANNUAL REPORT 2000
shares and the exercise price appropriately adjusted by the exchange ratio.

 With the exception of $247 million of cash and short-term investments acquired, this transaction was a noncash investing activity in which the company acquired assets and assumed liabilities in exchange for common and exchangeable shares as described above.

 The company accounted for the transaction using the purchase method of accounting. Accordingly, the assets and liabilities of the acquired company were included in the Consolidated Balance Sheets at December 26, 1999, and December 31, 2000. In addition, the operating results of MB for the period November 1, 1999, through December 26, 1999, and the 2000 fiscal year were included in the company's Consolidated Statement of Earnings for the periods ended December 26, 1999, and December 31, 2000, respectively.

 The purchase price to MB shareholders of $2,323 million was calculated as follows:

Weyerhaeuser common and
 exchangeable shares issued
 through December 31, 2000            33,767,088
Multiplied by the average
 market price (U.S.)                  $   67.953
                                      -----------
Value of common and
 exchangeable shares issued           $    2,295
Value of outstanding MB
 shares not exchanged as of
 December 31, 2000                             3
Value of replacement options
 issued for MB stock options                  25
                                      -----------
  Total purchase price                $    2,323
                                      ===========

 The purchase price to MB shareholders, plus direct transaction costs and expenses, additional accrued liabilities and the deferred tax effect of applying purchase accounting over the historical net assets of MB, was calculated as follows:

Dollar amounts in millions
--------------------------------------------------------------
Purchase price to MB shareholders                   $   2,323
Direct transaction costs and expenses                      18
Additional accrued liabilities                             64
Deferred tax effect of applying purchase accounting       381
Less: historical net assets                              (927)
                                                    ----------
  Total excess costs                                $   1,859
                                                    ==========

The excess purchase price was allocated as follows:

Dollar amounts in millions
--------------------------------------------------------------
Plant, property and equipment,
 timber and timberlands, and
 investment in equity affiliates                    $   1,030
Goodwill                                                  829
                                                    ----------
  Total excess costs                                $   1,859
                                                    ==========

 Property, plant and equipment are being depreciated over not more than 20 years, and timber and timberlands are being amortized over 25 to 40 years. Goodwill is being amortized on a straight-line basis over 40 years.

 The following summarized unaudited pro forma information, assuming this acquisition occurred at the beginning of the respective fiscal years, is as follows:

PRO FORMA INFORMATION (unaudited)
--------------------------------------------------------------------------------
Dollar amounts in millions, except per-share figures           1999       1998
--------------------------------------------------------------------------------
Net sales and revenues                                      $ 15,259   $ 14,098
Net earnings before the cumulative effect of a change
 in an accounting principle and extraordinary items              691        271
Net earnings                                                     599        254
Earnings per share:
  Basic                                                         2.56       1.09
  Diluted                                                       2.55       1.08
                                                            --------------------


                      WEYERHAEUSER   79   ANNUAL REPORT 2000

NOTE 19. BUSINESS SEGMENTS
--------------------------------------------------------------------------------
The company is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products. The business segments are timberlands (including logs, chips and timber); wood products (including softwood lumber, plywood and veneer; composite panels; oriented strand board; hardwood lumber; treated products; engineered wood; raw materials; and building materials distribution); pulp, paper and packaging (including pulp, paper, containerboard, packaging, paperboard and recycling); and real estate and related assets.

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


                      WEYERHAEUSER   80   ANNUAL REPORT 2000

An analysis and reconciliation of the company's business segment information to the respective information in the consolidated financial statements is as follows:

For the three-year period ended
 December 31, 2000
Dollar amounts in millions                          2000      1999      1998
--------------------------------------------------------------------------------
Sales to and revenues from unaffiliated
 customers:
 Timberlands                                     $  1,091  $    667  $    651
 Wood products                                      6,813     5,520     4,623
 Pulp, paper and packaging                          6,519     5,175     4,625
 Real estate and related assets                     1,377     1,236     1,192
 Corporate and other                                  180       182       151
                                                 -------------------------------
                                                 $ 15,980  $ 12,780  $ 11,242
                                                 ===============================
Intersegment sales:
 Timberlands                                     $    924  $    537  $    488
 Wood products                                        277       249       200
 Pulp, paper and packaging                            152       122        75
 Corporate and other                                   20        11        13
                                                 -------------------------------
                                                    1,373       919       776
                                                 -------------------------------
Total sales and revenues                           17,353    13,699    12,018
Intersegment eliminations                          (1,373)     (919)     (776)
                                                 -------------------------------
                                                 $ 15,980  $ 12,780  $ 11,242
                                                 ===============================
Approximate contribution (charge) to earnings:(1)
 Timberlands                                     $    576  $    535  $    487
 Wood products                                        206       470       183
 Pulp, paper and packaging                            938       310       150
 Real estate and related assets                       259       190       124
 Corporate and other                                 (321)     (272)     (225)
                                                 -------------------------------
                                                    1,658     1,233       719
Interest expense(1)                                  (422)     (337)     (324)
Less capitalized interest                              87        74        68
                                                 -------------------------------
Earnings before income taxes and the cumulative
 effect of  a change in an accounting principle     1,323       970       463
Income taxes                                         (483)     (354)     (169)
                                                 -------------------------------
Earnings before the cumulative effect of a
 change in an accounting principle                    840       616       294
Cumulative effect of a change in an
 accounting principle                                  -        (89)       -
                                                 -------------------------------
                                                 $    840  $    527  $    294
                                                 ===============================
Depreciation, amortization and fee stumpage:
 Timberlands                                     $     84  $     51  $     55
 Wood products                                        263       181       188
 Pulp, paper and packaging                            452       373       348
 Real estate and related assets                         6         6         5
 Corporate and other                                   54        29        20
                                                 -------------------------------
                                                 $    859  $    640  $    616
                                                 ===============================
Noncash charges for integration and closure
 of facilities:
 Wood products                                   $     34  $     99  $     25
 Pulp, paper and packaging                             15        -         42
 Corporate and other                                    7         3         4
                                                 -------------------------------
                                                 $     56  $    102  $     71
                                                 ===============================
Equity in income/(loss) from equity affiliates
 and unconsolidated entities:
 Timberlands                                     $     11  $      3  $      1
 Wood products                                         -          4        -
 Pulp, paper and packaging                             48        19        27
 Real estate and related assets                        76        39        30
 Corporate and other                                   (6)       -         -
                                                 -------------------------------
                                                 $    129  $     65  $     58
                                                 ===============================
Capital expenditures (including acquisitions):
 Timberlands                                     $    174  $    104  $     87
 Wood products                                      1,139       143       212
 Pulp, paper and packaging                            418       279       776
 Real estate and related assets                        17        11         2
 Corporate and other                                   30        29        32
                                                 -------------------------------
                                                 $  1,778  $    566  $  1,109
                                                 ===============================
Investments in and advances to equity affiliates
 and unconsolidated entities:
 Timberlands                                     $    280  $    270  $    218
 Wood products                                          3       406        -
 Pulp, paper and packaging                            285       274       264
 Real estate and related assets (less reserves)       205       124       120
 Corporate and other                                  11        -         -
                                                 -------------------------------
                                                 $    784  $  1,074  $    602
                                                 ===============================
Assets:
 Timberlands                                     $  2,751  $  2,212  $  1,675
 Wood products                                      4,839     3,788     2,129
 Pulp, paper and packaging                          7,164     7,198     6,346
 Real estate and related assets                     2,035     1,939     1,900
 Corporate and other                                1,910     3,641     1,164
                                                 -------------------------------
                                                   18,699    18,778    13,214
Less: Intersegment eliminations                      (504)     (439)     (380)
                                                 -------------------------------
                                                 $ 18,195  $ 18,339  $ 12,834
                                                 ===============================

(1) Interest expense of $16 million, $14 million and $17 million in 2000, 1999 and 1998, respectively, is included in the determination of "approximate contribution to earnings" and excluded from "interest expense" for financial services businesses.


                      WEYERHAEUSER   81   ANNUAL REPORT 2000

NOTE 20. GEOGRAPHICAL AREAS
--------------------------------------------------------------------------------
The company attributes sales to and revenues from unaffiliated customers in different geographical areas on the basis of the location of the customer.

 Export sales from the United States consist principally of pulp, paperboard, logs, lumber and wood chips to Japan; containerboard, pulp, lumber and recycling material to other Pacific Rim countries; and pulp and hardwood lumber to Europe.

 Long-lived assets consist of goodwill, timber and timberlands and property and equipment used in the generation of revenues in the different geographical areas.

Selected information related to the company's operations by geographical area is as follows:

For the three-year period ended December 31, 2000
Dollar amounts in millions                          2000      1999      1998
--------------------------------------------------------------------------------
Sales to and revenues from unaffiliated
 customers:
 United States                                   $ 12,679  $ 10,365  $  9,322
 Japan(1)                                             770       688       652
 Canada                                             1,648       823       526
 Europe                                               533       457       413
 Other foreign countries                              350       447       329
                                                 -------------------------------
                                                 $ 15,980  $ 12,780  $ 11,242
                                                 ===============================
Export sales from the United States:
 Japan(1)                                        $    585  $    548  $    539
 Other                                                928       744       661
                                                 -------------------------------
                                                 $  1,513  $  1,292  $  1,200
                                                 ===============================
Earnings before income taxes and cumulative
 effect of a change in an accounting principle:
 United States                                   $  1,051  $    778  $    413
 Foreign entities                                     272       192        50
                                                 -------------------------------
                                                 $  1,323  $    970  $    463
                                                 ===============================
Long-lived assets:
 United States                                   $  8,247  $  7,081  $  6,663
 Canada                                             3,221     3,247     1,353
 Other foreign countries                              109        65        26
                                                 -------------------------------
                                                 $ 11,577  $ 10,393  $  8,042
                                                 ===============================

(1) 1998 export sales to Japan include only one month's sales of newsprint due to the company's change in ownership of its newsprint subsidiary from 80 percent to 50 percent in February.


                      WEYERHAEUSER   82   ANNUAL REPORT 2000

NOTE 21. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
--------------------------------------------------------------------------------

Dollar amounts in millions     FIRST   SECOND    THIRD   FOURTH
except per-share figures      QUARTER  QUARTER  QUARTER  QUARTER    YEAR
--------------------------------------------------------------------------------
Net sales:
 2000                       $ 3,925  $ 4,189  $ 3,824  $ 4,042  $15,980
 1999                         2,787    3,171    3,240    3,582   12,780
Operating income:
 2000                           433      337      363      358    1,491
 1999                           119      304      409      307    1,139
Earnings before income taxes
 and cumulative effect of a
 change in an accounting
 principle:
 2000                           387      317      313      306    1,323
 1999                            65      258      373      274      970
Net earnings:
 2000                           244      203      199      194      840
 1999                           (48)     164      237      174      527
Net earnings per share:
 Basic
  2000                         1.04      .89      .90      .88     3.72
  1999                         (.24)     .82     1.18      .79     2.56
 Diluted
  2000                         1.04      .89      .90      .88     3.72
  1999                         (.24)     .81     1.18      .78     2.55
Dividends per share:
 2000                           .40      .40      .40      .40     1.60
 1999                           .40      .40      .40      .40     1.60
Market prices-high/low:
 2000                       74 1/2-47 7/16
                                     64 3/4-42 5/8
                                              51 11/16-37 1/4
                                                       52 3/8-36 1/16
                                                                74 1/2-36 1/16
 1999                       62-49 9/16
                                     73 15/16-55 9/16
                                              69 3/4-54 13/16
                                                       72 15/16-54 9/16
                                                                73 15/16-49 9/16
                            ----------------------------------------------------


                      WEYERHAEUSER   83   ANNUAL REPORT 2000

NOTE 22. HISTORICAL SUMMARY
--------------------------------------------------------------------------------

Dollar amounts in
 except per-share figures        2000      1999       1998      1997      1996
--------------------------------------------------------------------------------
PER SHARE:
 Basic net earnings (loss)
  from continuing operations,
  before extraordinary item
  and effect of accounting
  changes                     $   3.72      2.99       1.48      1.72      2.34
 Extraordinary item           $   -         -          -         -         -
 Effect of accounting changes $   -         (.43)(2)   -         -         -
                              --------------------------------------------------
 Basic net earnings (loss)    $   3.72      2.56       1.48      1.72      2.34
                              ==================================================
 Diluted net earnings (loss)
  from continuing operations,
  before extraordinary item
  and effect of accounting
  changes                     $   3.72      2.98       1.47      1.72      2.33
 Extraordinary item           $   -         -          -         -         -
 Effect of accounting changes $   -         (.43)(2)   -         -         -
                              --------------------------------------------------
 Diluted net earnings (loss)  $   3.72      2.55       1.47      1.72      2.33
                              ==================================================
 Dividends paid               $   1.60      1.60       1.60      1.60      1.60
 Shareholders' interest
  (end of year)               $  31.17     30.54      22.74     23.30     23.21
FINANCIAL POSITION:
 Total assets:
  Weyerhaeuser                $ 16,160    16,400     10,934    11,071    10,968
  Real estate and related
   assets                     $  2,035     1,939      1,900     2,004     2,628
                              --------------------------------------------------
                              $ 18,195    18,339     12,834    13,075    13,596
                              ==================================================
 Long-term debt (net of
  current portion):
  Weyerhaeuser:
   Long-term debt             $  3,974     3,945      3,397     3,483     3,546
   Capital lease obligations  $      2         1          2         2         2
   Convertible
    subordinated debentures   $   -         -          -         -         -
   Limited recourse
    income debenture          $   -         -          -         -         -
                              --------------------------------------------------
                              $  3,976     3,946      3,399     3,485     3,548
                              ==================================================
  Real estate and related
   assets:
   Long-term debt             $    200       357        580       682       814
                              ==================================================
 Shareholders' interest       $  6,832     7,173      4,526     4,649     4,604
 Percent earned on
  shareholders' interest          12.0%      9.0%       6.4%      7.4%     10.2%
OPERATING RESULTS:
 Net sales and revenues:
  Weyerhaeuser                $ 14,603    11,544     10,050    10,611    10,568
  Real estate and related
   assets                     $  1,377     1,236      1,192     1,093     1,009
                              --------------------------------------------------
                              $ 15,980    12,780     11,242    11,704    11,577
                              ==================================================
 Net earnings (loss) from
  continuing operations before
  extraordinary item and effect
  of accounting changes:
  Weyerhaeuser                $    676(1)    495        214(3)    271(4)    434
  Real estate and related
   assets                     $    164       121         80        71        29
                              --------------------------------------------------
                              $    840       616        294       342       463
 Extraordinary item           $   -         -          -         -         -
 Effect of accounting changes $   -          (89)(2)   -         -         -
                              --------------------------------------------------
 Net earnings (loss)          $    840       527        294       342       463
                              ==================================================
STATISTICS (UNAUDITED):
 Number of employees            47,244    44,770     36,309    35,778    39,020
 Salaries and wages           $  2,142     1,895      1,695     1,706     1,781
 Employee benefits            $    503       392        351       355       370
 Total taxes                  $    823       579        437       478       557
 Timberlands (thousands of
  acres):
  U.S. and Canadian fee
   ownership                     5,938     5,914      5,099     5,171     5,326
  Long-term license
   arrangements                 31,648    32,786     27,002    23,715    22,863
 Number of shareholder
  accounts at year-end:
  Common                        17,437    18,732     19,559    20,981    22,528
  Exchangeable                   1,736     1,590       -         -         -
 Weighted average shares
  outstanding (thousands)      225,419   205,599    198,914   198,967   198,318
                              --------------------------------------------------


                      WEYERHAEUSER   84   ANNUAL REPORT 2000





    1995        1994        1993        1992        1991        1990
-----------------------------------------------------------------------





     3.93        2.86        2.58        1.83        (.50)      1.87
     -           -            .25(6)     -           -          -
     -           -           -           -           (.30)(8)   -
-----------------------------------------------------------------------
     3.93        2.86        2.83        1.83        (.80)      1.87
=======================================================================




     3.92        2.86        2.56        1.82        (.50)      1.87
     -           -            .25(6)     -           -          -
     -           -           -           -           (.30)(8)   -
-----------------------------------------------------------------------
     3.92        2.86        2.81        1.82        (.80)      1.87
=======================================================================
     1.50        1.20        1.20        1.20        1.20       1.20

    22.57       20.86       19.34       17.85       17.25       19.21


   10,359       9,750       9,087       8,566       7,551       7,556

    2,894       3,408       3,670       9,720       9,435       8,800
-----------------------------------------------------------------------
   13,253      13,158      12,757      18,286      16,986      16,356
=======================================================================




    2,983       2,713       2,998       2,659       2,195       2,168
        2        -           -           -           -              7

     -           -           -            193         193         193

     -           -           -            188         204         204
-----------------------------------------------------------------------
    2,985       2,713       2,998       3,040       2,592       2,572
=======================================================================


    1,608       1,873       2,086       2,411       2,421       2,637
=======================================================================
    4,486       4,290       3,966       3,646       3,489       3,864

     18.2%       14.3%       15.2%       10.4%       (4.4)%       9.8%


   11,318       9,714       8,726       8,101       7,516       7,784

      919       1,117       1,230       1,522       1,606       1,619
-----------------------------------------------------------------------
   12,237      10,831       9,956       9,623       9,122       9,403
=======================================================================




      981         576         459         332         (25)        340

     (182)(5)      13          68          40         (76)         54
-----------------------------------------------------------------------
      799         589         527         372        (101)(7)     394
     -           -             52(6)     -           -           -
     -           -           -           -            (61)(8)    -
-----------------------------------------------------------------------
      799         589         579         372        (162)        394
=======================================================================

   39,558      36,665      36,748      39,022      38,669      40,621
    1,779       1,610       1,585       1,580       1,476       1,531
      408         357         347         323         321         318
      736         618         577         443         173         446



    5,302       5,587       5,512       5,592       5,488       5,592

   22,866      17,849      17,845      18,828      13,491      13,491


   23,446      24,131      25,282      26,334      26,937      28,187
     -           -           -           -           -           -

  203,525     205,543     204,866     203,373     201,578     203,673
-----------------------------------------------------------------------


(1) 2000 results reflect charges of $130 million less related tax effect of $48 million, or $82 million, for settlement of hardboard siding claims.

(2) 1999 results reflect charges of $244 million less related tax effect of $90 million, or $154 million, for the cumulative effect of a change in an accounting principle, impairment of long-lived assets to be disposed of and closure costs related to the MB acquisition.

(3) 1998 results reflect nonrecurring charges of $71 million less related tax effect of $26 million, or $45 million.

(4) 1997 results reflect net nonrecurring charges of $13 million less related tax effect of $4 million, or $9 million.

(5) 1995 results reflect a charge for disposal of certain real estate assets of $290 million less related tax effect of $106 million, or $184 million.

(6) 1993 results reflect an extraordinary net gain as a result of extinguishing certain debt obligations of $86 million less related tax effect of $34 million, or $52 million.

(7) 1991 results reflect restructuring and other charges of $445 million less related tax effect of $162 million, or $283 million.

(8) 1991 effects of accounting changes include a net after-tax charge of $61 million resulting from implementation of two financial accounting standards.


                      WEYERHAEUSER   85   ANNUAL REPORT 2000