Form 10-K405, Exhibit 13
period 2001-12-30
WEYERHAEUSER CO
filed 2002-02-28
CIK 106535

Weyerhaeuser Company and Subsidiaries

EXHIBIT 13 – Portions of the company’s 2001 Annual Report to Shareholders specifically incorporated by reference herein

FINANCIAL HIGHLIGHTS

FOR FISCAL YEAR 2001

			P E R C E N T
	2001	2000	C H A N G E

DOLLAR AMOUNTS IN MILLIONS EXCEPT PER-SHARE FIGURES

Net sales and revenues	$14,545	$15,980	-8.9%
Net earnings	354	840	-57.9%
Basic earnings per share	1.61	3.72	-56.7%
Cash flow provided by operations before changes in working capital	1,152	1,731	-33.4%
Total assets	18,293	18,174	0.7%
Capital expenditures (Weyerhaeuser only, excluding acquisitions)	683	852	-19.8%
Shareholders’ interest	6,695	6,832	-2.0%
Number of shares outstanding (in thousands)	219,863	219,213	0.3%
Book value per share	$30.45	$31.17	-2.3%
Return on shareholders’ interest	5.2%	12.0%	-56.7%
Common stock price range	$62 1/16 - 45 11/16	$74 1/2 - 36 1/16	—

THE CONSOLIDATED FINANCIAL STATEMENTS INCLUDE: (1) WEYERHAEUSER COMPANY (WEYERHAEUSER), PRINCIPALLY ENGAGED IN THE GROWING AND HARVESTING OF TIMBER AND THE MANUFACTURE, DISTRIBUTION AND SALE OF FOREST PRODUCTS, AND (2) REAL ESTATE AND RELATED ASSETS, PRINCIPALLY ENGAGED IN REAL ESTATE DEVELOPMENT AND CONSTRUCTION, AND OTHER REAL ESTATE RELATED ACTIVITIES.

WEYERHAEUSER 2001 ANNUAL REPORT 02

T I M B E R L A N D S
FINANCIAL RESULTS	OPERATIONS REVIEW

NET SALES	2001	2000	1999	1998	1997

IN MILLIONS OF DOLLARS

To unaffiliated customers:
Raw materials (logs, chips & timber)	$856	$993	$637	$614	$771
Other products	168	98	30	37	37

	$1,024	$1,091	$667	$651	$808

Intersegment sales	$804	$924	$537	$488	$520

SALES VOLUMES	2001	2000	1999	1998	1997

IN MILLIONS

Raw materials—cubic feet	542	640	287	259	235

ANNUAL PRODUCTION	2001	2000	1999	1998	1997

IN MILLIONS

Logs—cubic feet	665	792	521	495	476
Fee depletion—cubic feet	767	721	634	585	541

WEYERHAEUSER 2001 ANNUAL REPORT 18

UNITED STATES

Weyerhaeuser owns and operates 5.7 million acres of privately managed forests in 10 states for sustainable wood production. We manage our forests to increase the quality and volume of wood products and to protect important natural resources. This includes planting 300 to 600 seedlings on each harvested acre, thinning forest stands to give remaining trees more room to grow and harvesting at sustainable rates—approximately 2 percent of our forestlands each year in the West and 3 percent in the South where the growing cycle is faster.

CANADA

Weyerhaeuser Canada holds renewable, long-term licenses on 32.6 million acres (13.2 million hectares) of forestlands in five provinces and owns 664,000 acres (269,000 hectares). Weyerhaeuser works closely with various stakeholder groups to achieve business improvement opportunities. This includes working with various major universities in forestry research and development, strengthening relationships with First Nations people, and helping establish sustainable forest management standards.

2001 HIGHLIGHTS

JANUARY 29 — 334,000 acres of managed forests in Georgia are registered to the ISO 14001 international standard and the American Forest and Paper Association (AF&PA) Sustainable Forestry Initiative(®)(SFI).

MAY 13— 12.1 million acres (4.9 million hectares) of managed forests in Saskatchewan are registered to the ISO 14001 international standard.

JUNE 13 — Clemons Tree Farm, the nation’s first certified tree farm, celebrates its 60th anniversary.

AUGUST 1 — 810,500 acres (324,200 hectares) of Crown and private managed forests in the Vernon, Penticton and Boundary Forest Districts in British Columbia are certified to the Canadian Standards Association’s (CSA) Sustainable Forest Management System standard. The same forestlands were certified to the ISO 14001 international standard in 1999.

NOVEMBER 7 — 1.9 million acres of managed forests in Oregon and Washington are registered to the ISO 14001 international standard and the AF&PA SFI. This is one of the largest blocks of private timberland in the world that has been simultaneously certified to both standards.

         DATA DOES NOT INCLUDE FORMER WILLAMETTE FACILITIES

Cash Flow from Operations before
changes in Working Capital	2001	2000	1999	1998	1997

Timberlands (in millions)	512	683	577	533	606

Earnings	2001	2000	1999	1998	1997

Timberlands (in millions)	469	576	535	487	535

WEYERHAEUSER 2001 ANNUAL REPORT 19

W O O D P R O D U C T S
FINANCIAL RESULTS	OPERATIONS REVIEW

NET SALES		2001	2000	1999	1998	1997

IN MILLIONS OF DOLLARS

Softwood lumber		$2,751	$2,996	$2,415	$1,876	$2,176
Softwood plywood and veneer		456	523	546	459	510
Oriented strand board, composite and other panel products		741	891	839	783	609
Hardwood lumber		292	315	298	257	289
Engineered lumber products		1,070	966	409	330	284
Raw materials (logs, chips & timber)		195	242	211	243	248
Other products		749	880	802	675	607

		$6,254	$6,813	$5,520	$4,623	$4,723

SALES VOLUMES		2001	2000	1999	1998	1997

IN MILLIONS

Softwood lumber—board feet		7,196	7,303	5,734	4,995	4,869
Softwood plywood and veneer—square feet (3/8'')		1,897	2,133	1,902	1,842	2,042
Composite panels—square feet (3/4'')		253	379	410	586	551
Oriented strand board—square feet (3/8'')		3,738	3,634	2,716	2,697	2,462
Hardwood lumber—board feet		413	423	397	339	362
Raw materials—cubic feet		309	369	305	315	325

ANNUAL PRODUCTION	CAPACITY	2001	2000	1999	1998	1997

IN MILLIONS

Softwood lumber—board feet	5,997	5,381	5,645	4,532	4,025	3,968
Softwood plywood and veneer —square feet (3/8'')	1,589	1,099	1,340	1,065	960	1,092
Composite panels—square feet (3/4'')	120	93	206	281	510	478
Oriented strand board—square feet (3/8'')	4,025	3,443	3,438	2,452	2,179	2,041
Hardwood lumber—board feet	436	410	397	376	342	345
Logs—cubic feet	—	499	490	572	526	519

PRINCIPAL MANUFACTURING FACILITIES

PRIOR TO WILLAMETTE ACQUISITION

Softwood lumber, plywood and veneer	46	Hardwood lumber	13

Composite panels	2	Engineered lumber products	16

Oriented strand board	9

WEYERHAEUSER 2001 ANNUAL REPORT 20

L U M B E R

Weyerhaeuser produces its lumber in North America from a variety of species. Technological advances, such as curved sawing that follows the natural curve of the tree, help Weyerhaeuser lumber operations minimize waste and increase the value from each log.

STRUCTURAL PANELS

Weyerhaeuser produces oriented strand board (OSB) and plywood. OSB is a construction panel made with layers of precision-manufactured wood “strands” that are aligned, formed into panels and pressed to thickness with an exterior-grade adhesive resin. Plywood is a panel made with multiple layers of softwood veneer and is used as a construction material and “appearance” panel by builders in North America and overseas.

HARDWOOD LUMBER

Major manufacturers of furniture, cabinet and architectural millwork worldwide use Weyerhaeuser hardwood lumber. Choicewood™ boards, moldings, panels and other specialty items are sold to retailers and manufacturers throughout North America.

BUILDING MATERIALS

With 71 customer service centers across North America, Weyerhaeuser Building Materials provides quality materials and sales, marketing, and logistical and technical services to lumber dealers, home improvement warehouses, industrial manufacturers, and the manufactured housing and recreational vehicle industries.

ENGINEERED LUMBER PRODUCTS

Trus Joist manufactures and markets a variety of engineered lumber products for structural framing and industrial applications. Trus Joist, the world’s largest manufacturer of engineered lumber products, manufactures and sells Microllam®, Parallam®, Silent Floor® and TimberStrand® products.

2001 HIGHLIGHTS

JULY 30 — Raymond, Washington, sawmill is registered to the ISO 14001 Environmental Management System (EMS) standard. Registration validates that the operation effectively manages the environmental aspects of its activities, products and services.

OCTOBER 31 — MiTek, the world’s leading supplier to the building components industry, and Trus Joist announce formation of a joint venture to develop “whole house” software targeted at North American residential wood-framed construction.

NOVEMBER 14 — Weyerhaeuser announces permanent closure of three North American operations to maintain the company’s competitive position. Further enhancements to the Dierks, Arkansas, and Wright City, Oklahoma, mills will be made to strengthen the company’s ability to use its Mid-South pine plantations and enhance competitiveness.

DATA DOES NOT INCLUDE FORMER WILLAMETTE FACILITIES

Cash Flow from Operations before
changes in Working Capital	2001	2000	1999	1998	1997

Wood Products (in millions)	362	476	705	373	384

Earnings	2001	2000	1999	1998	1997

Wood Products (in millions)	34	206	470	183	172

WEYERHAEUSER 2001 ANNUAL REPORT 21

P U L P , P A P E R & P A C K A G I N G
FINANCIAL RESULTS	OPERATIONS REVIEW

NET SALES	2001	2000	1999	1998	1997

IN MILLIONS OF DOLLARS

Pulp	$1,134	$1,416	$1,192	$1,064	$1,107
Paper	1,185	1,284	1,097	937	910
Paperboard and containerboard	544	648	397	319	323
Packaging	2,385	2,557	2,083	1,966	1,855
Newsprint	—	—	—	40	450
Recycling	212	370	255	204	201
Other products	195	244	151	95	100

	$5,655	$6,519	$5,175	$4,625	$4,946

SALES VOLUMES	2001	2000	1999	1998	1997

IN THOUSANDS

Pulp—air-dry metric tons	2,113	2,129	2,273	2,012	1,982
Paper—tons	1,507	1,589	1,460	1,181	1,146
Paperboard—tons	243	255	248	236	243
Containerboard—tons	883	1,055	576	323	389
Packaging—MSF	49,533	53,602	46,483	44,299	44,508
Newsprint—metric tons	—	—	—	62	684
Recycling—tons	2,837	3,177	2,785	2,546	2,229

ANNUAL PRODUCTION	CAPACITY	2001	2000	1999	1998	1997

IN THOUSANDS
Pulp—air-dry metric tons	2,350	2,140	2,282	2,219	1,971	2,063
Paper—tons	1,649	1,455	1,603	1,511	1,235	1,128
Paperboard—tons	260	240	261	251	237	231
Containerboard—tons	4,219	3,699	3,578	2,622	2,291	2,381
Packaging—MSF	72,000	52,202	56,694	48,758	46,410	46,488
Newsprint—metric tons	—	—	—	—	69	704
Recycling—tons	—	4,726	4,448	4,287	3,833	3,655

PRINCIPAL MANUFACTURING FACILITIES

PRIOR TO WILLAMETTE ACQUISITION

Pulp	9	Containerboard	8
Paper	6	Packaging	60
Paperboard	1	Recycling	23

WEYERHAEUSER 2001 ANNUAL REPORT 22

MARKET PULP

Weyerhaeuser manufactures papergrade, absorbent, and dissolving and specialty pulp grades. Customers worldwide use this pulp in products such as fine writing, office and publication papers; diapers and absorbent personal care products; pharmaceuticals; and photographic-base paper.

PAPER

Weyerhaeuser Fine Paper manufactures coated and uncoated fine papers for printing, publishing, and business and office use. Brand names include First Choice, Cougar Opaque and Lynx Opaque. Our Newsprint business is a joint venture with Nippon Paper Industries that makes high-quality newsprint used in the United States and Japan.

CONTAINERBOARD

Weyerhaeuser manufactures package-strength medium and linerboard. Medium is used in forming the fluted (or wavy) portion of corrugated packaging to provide package strength and product protection. Linerboard is used for the inside and outside facings of a corrugated box. We also operate a nationwide network of packaging plants that supply boxes for a range of industrial and consumer products.

2001 HIGHLIGHTS

JULY 2 — Weyerhaeuser acquires full ownership of Cedar River Paper Company, a recycled containerboard mill in Cedar Rapids, Iowa. The company was created in 1995 as a 50-50 joint venture with BE&K, a Birmingham, Alabama, design, engineering and construction firm.

JULY 29 — Henderson, Kentucky, recycled containerboard mill achieves three years worked without a lost-time accident. The achievement means that the mill’s 90 team members worked more than a half million hours without a serious injury.

AUGUST 17 — Opens first national training center for containerboard and packaging technology in Bowling Green, Kentucky. The center will be the training headquarters for employees of Weyerhaeuser’s U.S. packaging operations.

SEPTEMBER 28 — Weyerhaeuser announces permanent closure of a linerboard machine in Springfield, Oregon, and a fine paper machine and paper sheeter in Longview, Washington. Weak market conditions, combined with the age of the machines, led to the decision.

DATA DOES NOT INCLUDE FORMER WILLAMETTE FACILITIES

Cash Flow from Operations before
changes in Working Capital	2001	2000	1999	1998	1997

Pulp, Paper & Packaging (in millions)	725	1,288	621	528	566

Earnings	2001	2000	1999	1998	1997

Pulp, Paper & Packaging (in millions)	359	938	310	150	164

WEYERHAEUSER 2001 ANNUAL REPORT 23

R E A L E S T A T E & R E L A T E D A S S E T S
OPERATIONS REVIEW AND PRINCIPAL LOCATIONS

SINGLE-FAMILY HOMES SOLD	3,868 UNITS TOTAL

Pardee	2,109
Quadrant	657
Trendmaker	465
Winchester	637

SINGLE-FAMILY HOMES CLOSED	3,651 UNITS TOTAL

Pardee	1,962
Quadrant	620
Trendmaker	459
Winchester	610

SINGLE-FAMILY HOMES SOLD BUT NOT CLOSED	1,788 UNITS TOTAL

Pardee	951
Quadrant	309
Trendmaker	153
Winchester	375

One of the larger homebuilders in our selected markets: San Diego, greater Los Angeles, Las Vegas, Houston, Puget Sound, and the Maryland and northern Virginia suburbs of Washington, D.C. Developer of Master Planned Communities in Puget Sound, San Diego, greater Los Angeles, Las Vegas and Houston.

2001 HIGHLIGHTS

Reports record operating earnings for the year of $264 million compared with $259 million in 2000. This marks the fifth consecutive year of increased earnings from the real estate business.

OPERATIONS:	PRINCIPAL LOCATIONS:
PARDEE HOMES QUADRANT CORPORATION TRENDMAKER HOMES WEYERHAEUSER REALTY INVESTORS WINCHESTER HOMES	NEVADA, SOUTHERN CALIFORNIA WASHINGTON TEXAS ARIZONA, CALIFORNIA, COLORADO, NEVADA, OREGON, WASHINGTON MARYLAND, VIRGINIA

WEYERHAEUSER 2001 ANNUAL REPORT 24

DESCRIPTION OF THE BUSINESS OF THE COMPANY

Weyerhaeuser Company (the company) was incorporated in the state of Washington in January 1900 as Weyerhaeuser Timber Company. It is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, real estate development and construction, and other real estate related activities.

     The company has approximately 44,800 employees, of whom 43,800 are employed in its timber-based businesses, and of this number, approximately 21,000 are covered by collective bargaining agreements, which generally are negotiated on a multi-year basis.

     Approximately 1,000 of the company’s employees are involved in the activities of its real estate and related assets segment.

     The major markets, both domestic and foreign, in which the company sells its products are highly competitive, with numerous strong sellers competing in each. Many of the company’s products also compete with substitutes for wood and wood fiber products. The company’s subsidiaries in the real estate and related assets segment operate in highly competitive markets, competing with numerous regional and national firms in real estate development and construction and other real estate related activities.

     In 2001, the company’s sales to customers outside the United States totaled $2.8 billion (including exports of $1.3 billion from the United States and $1.5 billion of Canadian export and domestic sales), or 19 percent of total consolidated sales and revenues, compared with 21 percent in 2000. All sales to customers outside the United States are subject to risks related to international trade and to political, economic and other factors that vary from country to country.

BUSINESS SEGMENTS

TIMBERLANDS

The company is engaged in the management of 5.9 million acres of company-owned and .5 million acres of leased commercial forestland in North America (3.8 million acres in the South and 2.6 million acres in the Pacific Northwest and Canada), most of it highly productive and located extremely well to serve both domestic and international markets. The company also has renewable, long-term licenses on 32.6 million acres of forestland located in five provinces throughout Canada that are managed by our Canadian operations. The standing timber inventory on these lands is approximately 400 million cunits (a cunit is 100 cubic feet of solid wood). The relationship between cubic measurement and the quantity of end products that may be produced from timber varies according to the species, size and quality of timber, and will change through time as the mix of these variables changes. To sustain the timber supply from its fee timberlands, the company is engaged in extensive planting, suppression of nonmerchantable species, precommercial and commercial thinning, fertilization and operational pruning, all of which increase the yield from its fee timberland acreage.

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

     The company, through its wholly owned subsidiary, Weyerhaeuser Australia Pty. Ltd., owns a 70 percent interest in Pine Solutions, Australia’s largest softwood timber distributor; two sawmills with a combined production capacity of 171 million board feet of lumber; and 16,800 acres of cutting rights.

     The company, through its wholly owned subsidiary, Weyerhaeuser Forestlands International, is a 50 percent owner and managing general partner in RII Weyerhaeuser World Timberfund, L.P. (WTF), a limited partnership, which makes investments outside the United States. WTF owns 58,500 acres of radiata pine plantations, two softwood lumber mills with a capacity of 115 million board feet, a lumber treating operation, a pine moulding remanufacturing plant, a chip export business and a 30 percent interest in Pine Solutions. This partnership also owns a Uruguayan venture, Colonvade, S.A., which has acquired over 247,000 acres of private grazing land that is currently being converted into plantation forests.

     During 2001, the company acquired a 50 percent interest in Southern Cone Timber Investors Limited, a joint venture with institutional investors that focuses on plantation forests in the Southern Hemisphere. This joint venture holds as its principal assets 68,000 acres of intensively managed eucalyptus and pine tree plantings.

DOLLAR AMOUNTS IN MILLIONS	2001	2000	1999	1998	1997

Sales to unaffiliated customers:
Raw materials (logs, chips and timber)	$856	$993	$637	$614	$771
Other products	168	98	30	37	37

	$1,024	$1,091	$667	$651	$808

Intersegment sales	$804	$924	$537	$488	$520

Approximate contributions to earnings	$469	$576	$535	$487	$535

WEYERHAEUSER 2001 ANNUAL REPORT 26

WOOD PRODUCTS

The company’s wood products businesses produce and sell softwood lumber, plywood and veneer; oriented strand board, composite and other panels; hardwood lumber; engineered lumber; and treated products. These products are sold primarily through the company’s own sales organizations. Building materials are sold to wholesalers, retailers and industrial users. The raw materials required to produce these products are purchased from third parties, transferred at market price from the company’s timberlands, or obtained from long-term licensing arrangements.

DOLLAR AMOUNTS IN MILLIONS	2001	2000	1999	1998	1997

Sales to unaffiliated customers:
Softwood lumber	$2,751	$2,996	$2,415	$1,876	$2,176
Softwood plywood and veneer	456	523	546	459	510
Oriented strand board, composite and other panels	741	891	839	783	609
Hardwood lumber	292	315	298	257	289
Engineered lumber products	1,070	966	409	330	284
Raw materials (logs, chips and timber)	195	242	211	243	248
Other products	749	880	802	675	607

	$6,254	$6,813	$5,520	$4,623	$4,723

Approximate contributions to earnings(1)(2)(3)(4)(5)	$34	$206	$470	$183	$172

(1)	After nonrecurring charges of $32 million associated with the closure of three North American wood products facilities and $19 million for costs associated with the integration of the MacMillan Bloedel and Trus Joist acquisitions in 2001.

(2)	After nonrecurring charges of $130 million associated with the settlement of hardboard siding claims and $34 million for costs associated with the integration of the MacMillan Bloedel and Trus Joist acquisitions in 2000.

(3)	After nonrecurring charges totaling $94 million for the disposition of the company’s Composite Products business and $8 million for the costs associated with the integration of the MacMillan Bloedel acquisition in 1999.

(4)	After nonrecurring charges totaling $25 million for changes to the British Columbia lumber operations in 1998.

(5)	After nonrecurring charges totaling $40 million associated with the closure of a lumber mill and two plywood facilities in 1997.

PULP, PAPER AND PACKAGING

The company’s pulp, paper and packaging businesses include: Pulp, which manufactures chemical wood pulp for world markets; Paper, which manufactures and markets a range of both coated and uncoated fine papers through paper merchants and printers; Containerboard Packaging, which manufactures linerboard and corrugating medium, primarily used in the production of corrugated packaging, and manufactures and markets industrial and agricultural packaging; Paperboard, which manufactures and markets bleached paperboard, used for production of liquid containers, to West Coast and Pacific Rim customers; and Recycling, which operates an extensive wastepaper collection system and markets it to company mills and worldwide customers.

     In July 2001, the company acquired the remaining 50 percent interest in Cedar River Paper Company (CRPC), a joint venture in Cedar Rapids, Iowa, that manufactures liner and medium containerboard from recycled fiber. Prior to July 2001, the company held a 50 percent interest in CRPC, which was reported as an investment in equity affiliates.

DOLLAR AMOUNTS IN MILLIONS	2001	2000	1999	1998	1997

Sales to unaffiliated customers:
Pulp	$1,134	$1,416	$1,192	$1,064	$1,107
Paper	1,185	1,284	1,097	937	910
Paperboard and containerboard	544	648	397	319	323
Packaging	2,385	2,557	2,083	1,966	1,855
Newsprint(1)	—	—	—	40	450
Recycling	212	370	255	204	201
Other products	195	244	151	95	100

	$5,655	$6,519	$5,175	$4,625	$4,946

Approximate contributions to earnings(2)(3)(4)(5)	$359	$938	$310	$150	$164

(1)	As of February 1998, the company’s ownership in its newsprint subsidiary changed from 80 percent to 50 percent; therefore, 1998 results reflect one month’s sales.

(2)	After nonrecurring charges of $32 million associated with the machine closures at Springfield, Oregon, and Longview, Washington, in 2001.

(3)	After nonrecurring charges of $15 million for costs associated with the integration of the acquisition of MacMillan Bloedel in 2000.

(4)	After nonrecurring charges of $42 million associated with the closure of the Longview, Washington, chlor-alkali facility and streamlining pulp and paper operations in 1998.

(5)	After the gain of $21 million on the sale of Saskatoon Chemicals, Ltd., and charges totaling $49 million for the closure of a corrugated medium machine and the restructuring of the recycling business in 1997.

WEYERHAEUSER 2001 ANNUAL REPORT 27

REAL ESTATE AND RELATED ASSETS

The company, through its subsidiary, Weyerhaeuser Real Estate Company (WRECO), is engaged in developing single-family housing and residential lots for sale, including development of master-planned communities. Operations are concentrated mainly in selected metropolitan areas in Southern California, Nevada, Washington, Texas, Maryland and Virginia. Real estate and related assets includes WRECO and the company’s other real estate related activities.

DOLLAR AMOUNTS IN MILLIONS	2001	2000	1999	1998	1997

Sales to and revenues from unaffiliated customers:
Single-family units	$1,218	$1,071	$960	$834	$688
Multi-family units	27	26	3	36	29
Residential lots	80	117	99	103	91
Commercial lots	43	40	58	23	57
Commercial buildings	55	42	48	100	68
Acreage	5	41	33	36	41
Interest(1)	6	7	10	18	35
Loan origination and servicing fees(1)	—	—	—	—	35
Other	27	33	25	42	49

	$1,461	$1,377	$1,236	$1,192	$1,093

Approximate contributions to earnings(2)	$264	$259	$190	$124	$111

(1)	Interest and loan origination and servicing fees relate principally to the company’s operations in financial services through its subsidiary, Weyerhaeuser Mortgage Company, which was sold in the second quarter of 1997.

(2)	After a $45 million gain on the sale of Weyerhaeuser Mortgage Company in 1997.

CORPORATE AND OTHER

Corporate and other includes marine transportation and general corporate expense.

DOLLAR AMOUNTS IN MILLIONS	2001	2000	1999	1998	1997

Sales to unaffiliated customers	$151	$180	$182	$151	$134

Approximate contributions to earnings(1)(2)(3)(4)	$(272)	$(321)	$(272)	$(225)	$(186)

(1)	After nonrecurring charges of $62 million for streamlining internal support services, $2 million for costs associated with the integration of the acquisitions of MacMillan Bloedel and Trus Joist, and $10 million for costs associated with Westwood Shipping Lines’ transition to a new charter fleet in 2001.

(2)	After nonrecurring charges of $19 million for streamlining internal support services and $7 million for costs associated with the integration of the acquisitions of MacMillan Bloedel and Trus Joist in 2000.

(3)	After nonrecurring charges of $1 million for streamlining internal support services in 1999.

(4)	After a $10 million gain, which is the net effect of interest income from a favorable federal income tax decision and the loss incurred on the sale of Shemin Nurseries in 1997.

NATURAL RESOURCE AND ENVIRONMENTAL MATTERS

Growing and harvesting timber are subject to numerous laws and government policies to protect the environment, nontimber resources such as wildlife and water, and other social values. Changes in those laws and policies can significantly affect local or regional timber harvest levels and market values of timber-based raw materials.

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

     In the United States, federal, state and local regulations protecting wetlands also could affect future harvest and forest management practices on some of the company’s timberlands, particularly in southeastern states. Forest practice acts in some states in the United States increasingly affect present or future harvest and forest management activities. For example, in some states, they limit the size of clearcuts, require some timber to be left unharvested to protect water quality and fish and wildlife habitat, regulate construction and maintenance of forest roads, require reforestation following timber harvest, and contain procedures for state agencies to review and approve proposed forest practice activities. Some states and some local governments regulate certain forest practices through various permit

WEYERHAEUSER 2001 ANNUAL REPORT 28

programs. Each state in which the company owns timberlands has developed “best management practices” (BMPs) to reduce the effects of forest practices on water quality and aquatic habitats. Additional and more stringent regulations may be adopted by various state and local governments to achieve water quality standards under the federal Clean Water Act, protect fish and wildlife habitats or achieve other public policy objectives.

     In addition, the company participates in the Sustainable Forestry Initiative® sponsored by the American Forest & Paper Association, a code of conduct designed to supplement government regulatory programs with voluntary landowner initiatives to further protect certain public resources and values. Compliance with the Sustainable Forestry Initiative® may require some increases in operating costs and curtailment of timber harvests in some areas.

     The regulatory and nonregulatory forest management programs described above have increased operating costs, resulted in changes in the value of timber and logs from the company’s timberlands, and contributed to increases in the prices paid for wood products and wood chips during periods of high demand. These kinds of programs also can make it more difficult to respond to rapid changes in markets, extreme weather or other unexpected circumstances. One additional effect may be further reductions in usage of, and some substitution of other products for, lumber and plywood. The company does not believe that these kinds of programs have had, or in 2002 will have, a significant effect on the company’s total harvest of timber in the United States or any major U.S. region, although they may have such an effect in the future. Further, the company does not expect to be disproportionately affected by these programs as compared with typical owners of comparable timberlands. Likewise, management does not expect that these programs will significantly disrupt its planned operations over large areas or for extended periods.

     Weyerhaeuser’s Canadian forest operations are primarily carried out on public forestlands under forest licenses, although the company also owns substantial amounts of timberland in western British Columbia (B.C.). All forest operations are subject to forest practices and environmental regulations, and operations under licenses also are subject to contractual requirements, designed to protect environmental and other social values. Many of these lands also are subject to the constitutionally protected treaty or common law rights of the First Nations peoples of Canada. Most of the lands in B.C. are not covered by treaties, and as a result, the claims of B.C.’s First Nations peoples relating to forest resources are largely unresolved, although many First Nations are engaged in treaty discussions with the governments of B.C. and Canada. Although no treaty is imminent, final or interim resolution of First Nations claims may be expected to result at some time in the future in a negotiated decrease in the lands or timber available for forest operations under license in B.C., including the company’s licenses. The negotiation and resolution of First Nations claims could also result in additional restrictions on the sale or harvest of timber on B.C. timberlands, could increase operating costs, and could affect timber supply and prices. The company believes that such claims will not have a significant effect on the company’s total harvest of timber or production of forest products in 2002, although they may have such an effect in the future.

     In addition to the foregoing, the company is subject to federal, state or provincial, and local pollution controls (with regard to air, water and land); solid and hazardous waste management, disposal and remediation laws and regulations in all areas in which it has operations; as well as market demands with respect to chemical content of some products and use of recycled fiber. Compliance with these laws, regulations and demands usually involves capital expenditures as well as operating costs. The company cannot easily quantify future amounts of capital expenditures required to comply with these laws, regulations and demands, or the effects on operating costs, because in some instances compliance standards have not been developed or have not become final or definitive. In addition, compliance with standards frequently serves other purposes such as extension of facility life, increase in capacity, changes in raw material requirements, or increase in economic value of assets or products. While it is difficult to isolate the environmental component of most manufacturing capital projects, the company estimates that capital expenditures for environmental compliance were approximately $80 million (12 percent of total capital expenditures excluding acquisitions and real estate and related assets) in 2001. Based on its understanding of current regulatory requirements in the United States and Canada, the company expects that expenditures will range from $110 million to $130 million in each of 2002 and 2003 (16 to 19 percent, respectively, of expected total capital expenditures excluding acquisitions and real estate and related assets).

     The company is involved in the environmental investigation or remediation of numerous sites. Some of the sites are on property presently or formerly owned by the company where the company has the sole obligation to remediate the site or shares that obligation with one or more parties, others are third-party sites involving several parties who have a joint and several obligation to remediate the site, and some are superfund sites where the company has been named as a potentially responsible party. The company’s liability with respect to these sites ranges from insignificant at some sites to substantial at others, depending on the quantity, toxicity and nature of materials deposited by the company at the site and, with respect to some sites, the number and economic viability of the other responsible parties.

     The company spent approximately $14 million in 2001 and expects to spend approximately $17 million in 2002 on environmental remediation of these sites. It is the company’s policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals of $45 million by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $140 million over several years.

WEYERHAEUSER 2001 ANNUAL REPORT 29

This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes.

     The United States Environmental Protection Agency (U.S. EPA) has promulgated regulations dealing with air emissions from pulp and paper manufacturing facilities, including regulations on hazardous air pollutants that require use of maximum achievable control technology and controls for pollutants that contribute to smog and haze. In addition, the U.S. EPA is developing new regulations for air emissions from wood product and pulp and paper facilities. The final Cluster Rule package of regulations affecting the pulp and paper segment of the industry went into effect in 1998. The company expects to spend approximately $40 million over the next several years to achieve compliance with the Cluster Rules. In addition, the company expects to spend an additional $10 million to $12 million over the next several years to comply with other pulp and paper air emission regulations. The company cannot quantify future capital requirements to comply with the new regulations being developed by the U.S. EPA or Canadian environmental agencies because final rules have not been promulgated. However, the company does not anticipate at this time that compliance with the new regulations will result in capital expenditures in any year that are material in relationship to the company’s annual capital expenditures.

     The U.S. EPA also promulgated regulations in 2000 requiring states to develop total maximum daily load (TMDL) allocations for pollutants in water bodies determined to be water quality impaired. The TMDL requirements may set limits on pollutants that may be discharged to a body of water or set additional requirements, such as best management practices for nonpoint sources, including timberland operations, to reduce the amounts of pollutants. TMDLs will be established for specific water bodies in many of the states in which the company operates. TMDLs will be written to achieve water quality standards within 10 years when practicable. It is not possible to estimate the capital expenditures that may be required for the company to meet pollution allocations until a specific TMDL is promulgated. The company continues to update permit applications under Title 5 of the Clean Air Act as needed and anticipates that it will be able to obtain the necessary permits.

WEYERHAEUSER 2001 ANNUAL REPORT 30

FINANCIAL REVIEW

RESULTS OF OPERATIONS

2001 COMPARED WITH 2000

Consolidated net sales and revenues for 2001 were $14.5 billion, a decrease of 9 percent when compared with $16.0 billion in 2000. The company endured the worst industry conditions since 1975 in most of our major product lines. In addition, results for 2001 reflect 52 weeks of operations compared with 53 weeks in 2000.

     Net earnings in 2001 were $354 million, or $1.61 basic earnings per share, representing a 58 percent decrease from 2000 net earnings of $840 million, or $3.72 basic earnings per share.

     2001 results were impacted by the following nonrecurring after-tax charges (see Notes 15, 16 and 17 of Notes to Financial Statements):

     •     $40 million, or $0.18 per share, for closures of three North American wood products facilities and two West Coast paper machines.

     •     $39 million, or $0.18 per share, for costs to streamline internal support services.

     •     $13 million, or $0.06 per share, to cover costs associated with the integration of the MacMillan Bloedel and Trus Joist acquisitions.

     •     $6 million, or $0.03 per share, for costs associated with Westwood Shipping Lines’ transition to a new charter fleet.

     Offsetting these charges was a $29 million, or $0.13 per share, deferred tax benefit due to the combined impact of a lower Canadian corporate tax rate and a lower British Columbia provincial corporate tax rate enacted in the second and third quarters of 2001, respectively.

     2001 results before these items were $423 million, or $1.93 basic earnings per share.

     Operating results for 2001 include $234 million in net pension income compared with $193 million in 2000. The 2001 increase in income reflects the returns realized from pension plan assets over the last several years. Pension income, however, is currently expected to decline by 20 to 25 percent in 2002 as a result of lower assumed returns on the pension fund assets and lower discount rates. Future pension income may vary depending upon market performance of planned assets, changes in certain actuarial assumptions, plan amendments affecting benefit payment levels and profile changes in beneficiary populations.

     The timberlands segment’s operating earnings for 2001 were $469 million compared with $576 million in 2000. The segment’s net sales for the year were $1.0 billion, down from last year’s $1.1 billion. Lower sales and earnings reflect weaker log markets in the United States and Japan, particularly in the latter half of the year.

     The wood products segment’s operating earnings for 2001 were $85 million before nonrecurring charges of $32 million associated with the closure of three North American facilities and $19 million for integration costs for the MacMillan Bloedel and Trus Joist acquisitions. In 2000, operating earnings were $370 million before nonrecurring charges of $130 million for a nationwide class action settlement related to hardboard siding claims and $34 million associated with the MacMillan Bloedel and Trus Joist acquisitions. Wood products sales of $6.3 billion in 2001 were 8 percent lower than sales of $6.8 billion in 2000. All product line pricing was negatively impacted by the severe industry economic conditions in our markets. Additionally, the segment incurred $50 million of incremental costs associated with countervailing duties and antidumping penalties on lumber shipped to the United States from Canada. (See Note 14 of Notes to Financial Statements.)

     2001 operating earnings for the pulp, paper and packaging segment were $391 million before nonrecurring charges of $32 million associated with the machine closures at Springfield, Oregon, and Longview, Washington. This compared with $953 million of operating earnings in 2000 before nonrecurring charges of $15 million for integration costs associated with the MacMillan Bloedel acquisition. Sales in 2001 were $5.7 billion, down 13 percent from $6.5 billion in 2000. With the global economy in recession during the year, all of our businesses were severely impacted, and the segment took extensive market-related downtime to deal with the environment.

     The real estate and related assets segment’s 2001 operating earnings were $264 million, up from last year’s $259 million. Sales and revenues were $1.5 billion compared with $1.4 billion last year. The segment continues to operate with a strong backlog of orders and has benefited from strong markets in each of its operating areas.

     Total costs and expenses for 2001 were $.7 billion lower than 2000, reflecting generally lower production volumes and improved operating efficiencies in several of our businesses. Operating margin dropped 4 percent in 2001 compared with 2000 and 1999, caused by the significant erosion of pricing in our major product lines. Pretax nonrecurring charges in 2001, which included the costs associated with the closure of facilities, the integration of the MacMillan Bloedel and Trus Joist acquisitions, the streamlining of the delivery of internal support services, and the transition of Westwood Shipping Lines to a new charter fleet, amounted to $157 million. This compares with nonrecurring charges of $205 million in 2000. Other operating costs, net, is an aggregation of both recurring and occasional income and expense items and, as a result, can fluctuate from year to year.

     Equity in income of affiliates and unconsolidated entities for 2001 decreased $69 million from 2000 due principally to investments that were liquidated during 2001 in the real estate and related assets segment and the acquisition of Cedar River Paper Company, a joint venture that became wholly owned by the company during the year.

     The company’s effective income tax rate was 31.3 percent in 2001 compared with 36.5 percent in 2000 due mainly to the one-time Canadian deferred tax benefits resulting from reductions in Canadian corporate tax rates.

WEYERHAEUSER 2001 ANNUAL REPORT 31

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

     2000 results were impacted by the following nonrecurring after-tax charges (see Notes 15, 16 and 18 of Notes to Financial Statements):

     •     $82 million, or $0.36 per share, to cover estimated costs of a nationwide class action settlement related to hardboard siding claims.

     •     $35 million, or $0.16 per share, to cover costs associated with the integration of the MacMillan Bloedel and Trus Joist acquisitions.

     •     $12 million, or $0.05 per share, for costs to streamline internal support services.

     The year’s results before these charges were $969 million, or $4.29 basic earnings per share.

     1999 results were impacted by the following nonrecurring after-tax charges:

     •     $89 million, or $0.43 per share, for the cumulative effect of a change in an accounting principle that required the company to write off the unamortized balance of capitalized start-up costs at year-end 1998. This charge included $9 million for the company’s interest in the write-off of unamortized start-up costs in three of its 50 percent-owned equity affiliates.

     •     A charge of $65 million, or $0.32 per share, for closure of facilities and acquisition integration costs. This included charges in the first quarter associated with the recognition of impairment of long-lived assets to be disposed of in four of the company’s composite products facilities, a ply-veneer facility and a chip export dock and in the fourth quarter for facility closure costs related to the MacMillan Bloedel acquisition.

     •     $20 million, or $0.10 per share, for Year 2000 remediation.

     1999’s results before these charges were $701 million, or $3.41 basic earnings per share.

     Operating results for 2000 include $193 million in net pension income compared with $102 million in 1999. This pension income is attributable to high market returns on the company’s pension plan assets experienced over the last several years.

     Diluted earnings per share, which are based on the inclusion of outstanding stock options and convertible debentures in the weighted average number of shares outstanding, were $3.72 and $2.55 for 2000 and 1999, respectively.

     The timberlands segment’s operating earnings for 2000 were $576 million which compares with $535 million reported in 1999. The segment’s net sales for the year were $1.1 billion, a 64 percent increase over the $667 million reported in the previous year. This increase resulted from the addition, through acquisition, of MacMillan Bloedel and Australian operations.

     The wood products segment’s operating earnings for 2000 were $370 million before nonrecurring charges of $130 million for a nationwide class action settlement related to hardboard siding claims and $34 million associated with the MacMillan Bloedel and Trus Joist acquisitions. This represents a 35 percent decrease from earnings of $572 million in 1999 before nonrecurring charges of $94 million incurred in the disposition of the Composite Products business and $8 million for integration costs for the acquisition of MacMillan Bloedel facilities. Markets for most of the company’s wood products weakened during 2000, leading to lower earnings. The addition of the MacMillan Bloedel and Trus Joist acquisitions contributed to higher sales volumes for most products, but realizations were impacted by lower prices. An exception is the market for engineered lumber products for which demand remained strong throughout the year. Wood products sales in 2000 were $6.8 billion, an increase of 23 percent over the $5.5 billion reported in the prior year.

     Operating earnings for the pulp, paper and packaging segment were $953 million in 2000, before nonrecurring charges of $15 million for integration costs associated with the MacMillan Bloedel acquisition, compared with $310 million in 1999. Sales in 2000 were a record $6.5 billion, up 26 percent over $5.2 billion recorded in 1999. The segment’s strong performance was driven by higher prices and the addition of MacMillan Bloedel containerboard and packaging operations.

     The real estate and related assets segment produced earnings of $259 million for the year, a 36 percent increase over earnings of $190 million in 1999. Sales and revenues were $1.4 billion in 2000, compared with $1.2 billion in the prior year. Strong housing markets in the segment’s operating areas, along with improved margins, contributed to the increased earnings.

     Total costs and expenses for the year increased by $2.8 billion, or 24 percent, over the prior year. This increase is principally related to the acquisition of MacMillan Bloedel and Trus Joist operations. Operating margin was 9 percent in both 2000 and 1999. Nonrecurring charges for 2000, which included the settlement of the hardboard siding claims, charges for integration of facilities related to the MacMillan Bloedel and Trus Joist acquisitions, and costs to streamline internal support services, were $205 million. Nonrecurring charges for 1999 were $135 million, which included charges for integration and closure of facilities related to the MacMillan Bloedel acquisition and charges for Year 2000 remediation. Total selling, general and administrative expenses increased by $215 million over the prior year, consistent with the expansion of operations through acquisition. Other operating costs, net, is an aggregation of both recurring and occasional income and expense items and, as a result, can fluctuate from year to year.

     Interest expense incurred in 2000 increased $87 million, or 25 percent, over 1999. This increase reflects additional debt acquired as part of the MacMillan Bloedel and Trus Joist acquisitions, which was outstanding throughout 2000.

     Equity in income of affiliates and unconsolidated entities for 2000 increased $64 million, or 98 percent, over 1999 levels. This increase reflects the improved operating results of the company’s equity investments.

WEYERHAEUSER 2001 ANNUAL REPORT 32

CHARGES FOR INTEGRATION OF FACILITIES

In 2001, 2000 and 1999, the company took pretax charges of $21 million, $56 million and $8 million, respectively, for the transition and integration of activities in connection with the MacMillan Bloedel and Trus Joist acquisitions. These costs were based on plans that identified each of the facilities that would be closed or disposed of and the number of employees to be involuntarily terminated, their functions and their locations. These charges were related to the following facilities or activities:

     2001:

     •     $16 million for the transition and integration of activities, including such costs as severance, relocation and outplacement.

     •     $5 million for the permanent closure of an OSB production line that has become noncompetitive due to eroding market conditions and the start-up of a new OSB facility that was acquired under construction as part of the MacMillan Bloedel acquisition. Approximately $3 million of this amount relates to the termination of approximately 40 employees and $2 million is for property-related writedowns.

     2000:

     •     $48 million for the transition and integration of activities. These costs were principally a result of asset and working capital net realizations, severance, relocation and outplacement costs.

     •     $8 million for the closure of a Weyerhaeuser containerboard packaging plant that was duplicative in the same geographical area as a result of the MacMillan Bloedel acquisition. Approximately $2 million of this amount is for the termination of 150 employees, while the balance of $6 million is for property-related items.

     1999:

     •     $4 million for exit activities related to the planned closure of existing Building Materials Distribution centers that became duplicative in the same geographical area as a result of the acquisition of MacMillan Bloedel. Of this amount, $2 million is for the termination of 64 employees, and another $2 million is for property-related items, primarily the termination of operating leases. The company completed these closures during 2000.

     •     $4 million for integration costs related to the MacMillan Bloedel business combination.

CHARGES FOR CLOSURE OF FACILITIES

In 2001 and 1999, the company incurred pretax charges of $64 million and $94 million, respectively, for the costs associated with the closure or disposal of facilities. These charges were related to the following facilities:

     2001:

     •     $32 million related to machine closures at Springfield, Oregon, and Longview, Washington. The charges included $23 million for the impairment of long-lived assets. These assets were scrapped and included a containerboard machine, batch digester, evaporators, a paper machine, a sheeter and support equipment. The closure charges also included $9 million for severance and other outplacement costs covering the termination of approximately 200 employees at the two facilities.

     •     $32 million for closure or repositioning of three North American wood products operations. The changes, which included the permanent closure of a softwood lumber mill at Mountain Pine, Arkansas; the permanent closure of the Canadian White Pine sawmill and k3 particleboard plant in Vancouver, British Columbia; and the closure of a sawmill, wood-fiber cement and glulam beam facilities in Durango, Mexico, were made to maintain the company’s competitive position in the lumber market. The charges included $17 million for the impairment of long-lived assets and related support equipment that are being sold, transferred or scrapped. The impaired assets, which had a carrying value of $58 million prior to the writedowns were written down to an estimated fair value of approximately $41 million. Also included in the wood products closure charges was $15 million for exit costs including severance and outplacement covering the termination of approximately 750 employees.

     1999:

     •     $91 million for the impairment of long-lived assets to be disposed of related to the company’s decision to sell its Composite Products business and ply-veneer facility and close a chip export facility. These facilities, with a net book value of $160 million, were located in Springfield, Oregon; Moncure, North Carolina; Adel, Georgia; and Coos Bay, Oregon. The Composite Products business and ply-veneer facility were sold in the second quarter. The chip export facility was closed in the fourth quarter.

     •     $3 million for costs incurred in the disposition of the composite products facilities and ply-veneer facility and closure of the chip export facility.

     Of the $243 million in aggregate charges taken during the three year period ended December 30, 2001, for both integration and closure of facilities, approximately 58 percent of the total charges will not require cash outflows, while the remaining 42 percent require cash outflows. Individually or in the aggregate, the operating results of these facilities prior to our exit activities were not material to the company’s results of operations. At year-end 2001, the company had $41 million reserved to complete these exit activities in 2002. Once fully implemented, the company expects these activities to improve annual operating earnings by approximately $53 million by:

     •     Lowering our labor costs due to downsizing our work force in the facilities and businesses affected.

     •     Lowering depreciation costs for the net book value of property and equipment disposed of or closed.

     •     Increasing productivity in our mill systems through a revised configuration of operating facilities with improved manufacturing logistics and costs.

SUPPORT ALIGNMENT COSTS

In late 1999, the company announced a new initiative to streamline and improve delivery of internal support services that is expected to result in $150 million to $200 million in annual savings. The company began implementation of these plans during 2000, a process that is expected to be completed in 2004. To date, the company has captured approximately $100 million in savings while incurring $82 million of cumulative, one-time

WEYERHAEUSER 2001 ANNUAL REPORT 33

costs, such as severance, relocation and outsourcing. The one-time costs incurred were $62 million, $19 million and $1 million in 2001, 2000 and 1999, respectively. The 2001 costs include a charge of $41 million ($26 million after tax) in the first quarter for costs associated with the decision to outsource certain information technology services to a third party.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL

The company is committed to the maintenance of a sound capital structure. This commitment is based upon two considerations: the obligation to protect the underlying interests of its shareholders and lenders, and the desire to have access, at all times, to major financial markets.

     The important elements of the policy governing the company’s capital structure are as follows:

     •     To view separately the capital structures of Weyerhaeuser Company and Weyerhaeuser Real Estate Company and related assets, given the very different nature of their assets and business activities. The amount of debt and equity associated with the capital structure of each will reflect the basic earnings capacity, real value and unique liquidity characteristics of the assets dedicated to that business.

     •     The combination of maturing short-term debt and the structure of long-term debt will be managed judiciously to minimize liquidity risk. Long-term debt maturities are shown in Note 12 of Notes to Financial Statements.

OPERATIONS

Consolidated net cash provided by operations was $1.1 billion, a decrease of 23 percent from the $1.5 billion provided in 2000. Cash flow from operations before changes in working capital provided $1.2 billion, with increases in working capital using $34 million. In 2000, cash flow from operations before changes in working capital provided $1.7 billion while increases in working capital used $277 million.

     Cash flow from operations before changes in working capital by segment was as follows:

DOLLAR AMOUNTS IN MILLIONS	2001	2000	1999

Timberlands	$512	$683	$577
Wood products	362	476	705
Pulp, paper and packaging	725	1,288	621
Real estate and related assets	78	103	103
Corporate and other	(525)	(819)	(588)

	$1,152	$1,731	$1,418

     The $579 million decrease in cash flow from operations before changes in working capital is primarily due to a $486 million decrease in current year net earnings and a $135 million decrease in deferred taxes. Depreciation, amortization and fee stumpage remained comparable in 2001 and 2000. Other significant noncash charges in 2001 include $103 million of pretax charges associated with the integration of the MacMillan Bloedel and Trus Joist acquisitions, closures of facilities, and the writedown of technology assets sold to an outsourced service provider as part of the company’s process to streamline support services; $50 million of accrued costs associated with countervailing duties and antidumping penalties on lumber shipped to the United States from Canada; and $43 million of additional charges related to hardboard siding claims. Other pretax noncash charges of $189 million in 2000 were principally comprised of $130 million for settlement of hardboard siding claims and $56 million for integration of facilities.

     Changes in Weyerhaeuser working capital provided $41 million of cash in 2001. This was primarily due to decreases in accounts receivable and inventories that generated $343 million in cash, offset by decreases in accounts payable and accrued liabilities that consumed cash of $307 million. Net of the effects of acquisitions and the sale of the door business, Weyerhaeuser’s working capital increased $255 million during 2000. Increases in inventories and prepaid expenses and decreases in accounts payable and accrued liabilities consumed cash of $431 million in 2000, while reductions in accounts receivable provided cash of $176 million. The product inventory turnover rate was 9.8 times in 2001 compared with 10.8 times in 2000.

     Working capital increases in real estate and related assets resulted in a net use of cash of $75 million in 2001 compared with a net use of $22 million in 2000. Cash outflows in 2001 are primarily due to acquisitions of residential lots and land for construction. Similar increases in real estate inventories in 2000 were partially offset by increases in accounts payable and accrued taxes.

INVESTING

Capital expenditures in 2001, excluding acquisitions and real estate and related assets, were $683 million, down 20 percent from the $852 million spent in 2000. Capital expenditures are currently expected to approximate $700 million, excluding acquisitions and real estate and related assets, in 2002; however, these expenditures could be increased or decreased as a consequence of future economic conditions.

     Capital spending by segment, excluding acquisitions and real estate and related assets, over the past three years was as follows:

DOLLAR AMOUNTS IN MILLIONS	2001	2000	1999

Timberlands	$57	$65	$43
Wood products	191	339	143
Pulp, paper and packaging	399	418	279
Corporate and other	36	30	29

	$683	$852	$494

     During 2001, the company expended $261 million, net of cash acquired, to purchase the remaining interest in Cedar River Paper Company from its joint-venture partner and pay down the outstanding debt of the partnership. The company also expended $131 million for acquisitions of additional timberlands assets and $38 million for additional net investments in equity affiliates, including a new investment in Uruguayan plantation forests.

WEYERHAEUSER 2001 ANNUAL REPORT 34

     Proceeds received from the sale of property and equipment amounted to $61 million in 2001.

     During 2000, the company expended $774 million, net of cash acquired, to complete its tender offer for the stock of TJ International, acquire two sawmills and distribution capabilities in Australia, acquire a Canadian hardwood lumber facility and purchase timberlands. Cash was provided by sales of property and equipment and proceeds from the sale of the Marshfield Door business.

     The cash needed to meet the company’s capital expenditures, investments and other requirements in 2001 was generated principally from internal cash flows.

     Net cash provided by real estate and related assets investing activities in 2001 includes $170 million provided by real estate and related assets net distributions from equity affiliates.

FINANCING

Weyerhaeuser increased its interest-bearing debt by $419 million during the year. The company issued $1.6 billion in new long-term debt and paid down $1.2 billion in notes payable, commercial paper and scheduled long-term debt maturities.

     In 2000, the company decreased its interest-bearing debt by $291 million, net of $149 million of debt assumed in the acquisitions of TJ International and facilities in Australia. Payments of $924 million, which included the redemption of $750 million in notes payable, were offset by increases in commercial paper and interest-bearing debt of $633 million.

     The company’s debt to total capital ratio was 38 percent at the end of 2001 compared with 35 percent at the end of 2000.

     The real estate and related assets segment reduced third-party debt by $162 million during 2001. This reflects $419 million of reductions in commercial paper and other borrowings and $163 million in scheduled note payments, offset by $400 million in issuances of new debt and $20 million of noncash increases to debt for notes issued in connection with property purchases. During 2000, the segment reduced its long-term debt by $119 million while increasing notes and commercial paper by $102 million.

     Sales of common stock driven by the exercise of employee stock options provided $30 million in 2001 compared with $13 million in 2000.

     Cash dividends of $351 million were paid during 2001, a decrease of $12 million from the prior year. The decrease in dividends is reflective of the reduction of outstanding shares resulting from the share repurchase program initiated during the first quarter of 2000. Although common share dividends have exceeded the company’s target ratio in recent years, the intent, over time, is to pay dividends to common shareholders in the range of 35 to 45 percent of common share earnings. Weyerhaeuser also received a $30 million intercompany dividend in 2001 and a $100 million intercompany return of capital in 2000 from Weyerhaeuser Real Estate Company. The dividend and return of capital are eliminated on a consolidated basis.

     During 2001, the company did not acquire any outstanding shares of its common stock. During 2000, the company expended $808 million to repurchase 16.2 million shares of its common stock. This completed a 12 million-share repurchase program initiated in early 2000 and commenced a second program authorized during the year to repurchase an additional 10 million shares.

     To ensure its ability to meet future commitments, Weyerhaeuser Company and Weyerhaeuser Real Estate Company have established unused bank lines of credit in the maximum aggregate amount of $1.6 billion. Neither of the entities is a guarantor of the borrowing of the other under any of these credit facilities. In addition, the company has received funding commitments from banks in connection with its cash tender offer for all of the outstanding shares of common stock of Willamette Industries, Inc. The funding commitments, which are sufficient to cover the approximate $6.2 billion purchase of all of the outstanding Willamette shares pursuant to the current terms of the tender offer, are subject to certain conditions and expire in October 2002.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The company has operating leases and letters of credit entered into in the normal course of business. These commitments, which are not reflected on the company’s consolidated balance sheet as of December 30, 2001, or December 31, 2000, are further described in Notes 11 and 14 of Notes to Financial Statements. In addition, the company has long-term debt with contractual maturities as described in Note 12 of Notes to Financial Statements.

MARKET RISK OF FINANCIAL INSTRUMENTS

As part of the company’s financing activities, derivative securities are sometimes used to achieve the desired mix of fixed versus floating rate debt and to manage the timing of finance opportunities. The company also utilizes well-defined financial contracts in the normal course of its operations as means to manage its foreign exchange and commodity price risks. These contracts include:

     •     Foreign currency futures contracts entered into in conjunction with the company’s agreement to purchase equipment in a foreign denominated currency. The objective of the contracts, which have been designated as fair value hedges, is to fix the company’s U.S. dollar cost of the equipment purchased in Euros. At December 30, 2001, the company had a long position in Euros, with a fair value representing a gain of $1 million and a corresponding notional amount of $1 million. The contracts expire monthly through August 2002.

     •     Foreign exchange contracts, which the company has designated as cash flow hedges, the objective of which is to hedge the variability of future cash flows associated with foreign denominated accounts receivable and accounts payable due to changes in foreign currency exchange rates. These contracts generate gains or losses that are recorded in other comprehensive income until the contracts’ respective settlement dates, at which time they are reclassified into earnings. At December 30, 2001, the company had a long position in Canadian dollars, with a fair value representing a gain of $6 million and a corresponding notional amount of $7 million. The contracts expire monthly through June 2003.

WEYERHAEUSER 2001 ANNUAL REPORT 35

     •     Variable-to-fixed interest rate swap agreement entered into with a major financial institution in which the company pays a fixed rate and receives a floating rate with the interest payments being calculated on a notional amount. The swap, which was acquired from Cedar River Paper Company, cannot be designated as a hedge for accounting purposes; however, it serves to economically hedge $50 million of the company’s variable rate tax-exempt bond exposure. At December 30, 2001, the swap, which matures December 2003, had a notional amount of $50 million and a fair value representing a loss of $1 million.

     •     Variable rate swap agreement entered into with a major financial institution in which the company pays a floating rate based on LIBOR and receives a floating return based on an investment fund index, with payments being calculated on a notional amount. The swap is an overlay to short-term investments and provides diversification benefits. The swap is settled quarterly, marked to market at each reporting date, and all unrealized gains and losses are recognized in earnings currently. At December 30, 2001, the swap, which matures December 31, 2003, had a notional amount of $140 million. Both parties have the right to terminate this swap with short notice. The fair value of the swap approximated zero as of December 30, 2001.

     •     Lumber and other commodity futures designed to manage the consolidated exposure of changes in inventory values due to fluctuations in market prices for selected business units. The company’s commodity futures positions are marked to market at each reporting date, and all unrealized gains and losses are recognized in earnings currently. These contract positions to date have not had a material effect on the company’s financial position, results of operations or cash flows. These futures contracts settle daily, and as a result, the company’s net open position as of December 30, 2001, was immaterial.

     The company is exposed to credit-related gains or losses in the event of nonperformance by counterparties to financial instruments but does not expect any counterparties to fail to meet their obligations.

HARDBOARD SIDING CASES

The company announced in June 2000 it had entered into a proposed nationwide settlement of its hardboard siding class action cases and, as a result, took a pretax charge of $130 million to cover the estimated cost of the settlement and related claims. The court approved the settlement in December 2000. Two named intervenors and objectors have filed a notice of appeal from the order granting approval of the settlement.

     The company reassessed the adequacy of these reserves and increased its reserves by an additional $43 million during 2001. Claims and related costs in the amount of $37 million and $31 million were paid in 2001 and 2000, respectively, and were charged against the reserve.

     The company has negotiated settlements with its insurance carriers for recovery of certain costs related to these claims. As of the end of 2001, the company had either received or accrued recoveries from insurance carriers in the amount of $51 million.

ENVIRONMENTAL MATTERS

The company has established reserves for remediation costs on all of the approximately 76 active sites across our operations as of the end of 2001 in the aggregate amount of $45 million, down from $67 million at the end of 2000. This decrease reflects the incorporation of new information on all sites concerning remediation alternatives, updates on prior cost estimates and new sites (none of which were significant) less the costs incurred to remediate these sites during this period. The company has accrued remediation costs into this reserve as follows: ($8 million), $34 million and $26 million in 2001, 2000 and 1999, respectively. The company incurred remediation costs as follows: $14 million, $12 million and $14 million in 2001, 2000 and 1999, respectively, and charged these costs against the reserve.

CONTINGENCIES

     Following the expiration of a five-year agreement between the United States and Canada, on April 2, 2001, the Coalition for Fair Lumber Imports filed a petition with the U.S. Department of Commerce (Department) and the International Trade Commission (ITC), claiming that imports of softwood lumber from Canada were being subsidized by Canada and were being “dumped” into the U.S. market (sold at less than fair value). The Coalition asked that countervailing duty (CVD) and antidumping tariffs be imposed on softwood lumber imported from Canada. In August 2001, the Department issued a preliminary finding that certain Canadian provinces were subsidizing logs by collecting below-market stumpage payments and declared a preliminary CVD rate of 19.3 percent retroactive to May 18, 2001. The preliminary CVD expired on December 15, 2001. The company has accrued for the estimated cost of the CVD. The Department also requested that Weyerhaeuser and five other Canadian companies provide data for the antidumping investigation. In its preliminary ruling issued on October 30, 2001, the Department found that the company had engaged in dumping and set a preliminary “dumping margin” for the company of 11.93 percent. The company intends to contest the Department’s finding that it has engaged in dumping but will now post a bond or cash to cover the estimated amount for the duties that would be collected in the event it is finally determined that dumping did occur. As of December 30, 2001, the company had accrued $50 million based on the preliminary CVD rate and antidumping margin. A final ruling on both the CVD and antidumping cases, which is expected during the second quarter of 2002, will contain the determination of whether to make the CVD and antidumping duties final and, if so, at what levels. The Department would

WEYERHAEUSER 2001 ANNUAL REPORT 36

then conduct periodic reviews over the following five years to determine whether the company had engaged in dumping and whether Canada continued to subsidize softwood logs and, if so, the dumping margin and CVD to impose. At the end of five years, both the CVD and antidumping orders would be automatically reviewed in a “sunset” proceeding to determine whether dumping or a countervailing subsidy would be likely to continue or recur. The company believes that the controversy has created some volatility and uncertainty in the marketplace but has not had a material adverse effect on our results of operations. There can be no assurance, however, that if a permanent CVD or antidumping duty is imposed, it will not have a material adverse effect on the company’s results of operations in the future.

     The company is a party to legal proceedings and environmental matters generally incidental to its business. Although the final outcome of any legal proceeding or environmental matter is subject to a great many variables and cannot be predicted with any degree of certainty, the company presently believes that the ultimate outcome resulting from these proceedings and matters would not have a material effect on the company’s current financial position, liquidity or results of operations; however, in any given future reporting period, such proceedings or matters could have a material effect on results of operations. (See Note 14 of Notes to Financial Statements.)

ACCOUNTING MATTERS

PROSPECTIVE PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Statement 142 will be effective as of the first quarter of the company’s fiscal year 2002. In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. Statement 143 will be effective for the company’s fiscal year 2003. In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement 144 will be effective for the company’s fiscal year 2002.

     These pronouncements and their estimated impact on the company are described in “Note 1. Summary of Significant Accounting Policies” of Notes to Financial Statements.

ACCOUNTING ASSUMPTIONS AND VALUATION MEASUREMENTS

The company’s significant accounting policies are described in Note 1 of Notes to Financial Statements. The company believes its most critical accounting policies include those related to the company’s pension plans, reserves related to matters such as environmental issues and hardboard siding claims, potential asset impairments, and charges associated with the integration and closure of facilities. Refer to Financial Review: Results of Operations and Note 6 of Notes to Financial Statements for additional information regarding pension assumptions and the current impact on earnings. Refer to Financial Review: Environmental Matters, Financial Review: Hardboard Siding Cases and Notes 14 and 18 of Notes to Financial Statements for further discussion of reserves related to each of these matters. Refer to Financial Review: Charges for Integration of Facilities, Financial Review: Charges for Closure of Facilities and Notes 15, 16 and 17 of Notes to Financial Statements for information related to asset impairments and integration and closure of facilities. In relation to reserves, potential impairments and other estimated charges, it is management’s policy to conduct ongoing reviews of significant accounting policies and assumptions used in the preparation of the financial results of the company. The assumptions used are tested against available relevant information and reviewed with subject-matter experts for consistency and reliability. During the preparation of financial results, tests are conducted to ascertain that the net book carrying values of assets are not in excess of market values and, in some cases, net realizable value. These tests use current market information, if available, or other generally accepted valuation methods, such as future cash flows. When the use of estimates is necessary, an exact answer is unlikely, and therefore, the reporting within a range of likely outcomes is used in the preparation of the financial statements. Tests are also applied to be reasonably assured that liabilities are properly reflected on the records of the company and that the notes to the financial statements are prepared in a fashion that informs readers of possible outcomes and risks associated with the conduct of business.

AUDIT COMMITTEE

During the year, the Audit Committee, comprised of four outside directors, reviewed with the company’s management and with its independent public accountants the scope and results of the company’s internal and external audit activities and the adequacy of the company’s internal accounting controls. The committee also reviewed current and emerging accounting and reporting requirements and practices affecting the company.

WEYERHAEUSER 2001 ANNUAL REPORT 37

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the shareholders of Weyerhaeuser Company:

We have audited the accompanying consolidated balance sheets of Weyerhaeuser Company (a Washington corporation) and subsidiaries as of December 30, 2001, and December 31, 2000, and the related consolidated statements of earnings, cash flows and shareholders’ interest for each of the three years in the period ended December 30, 2001. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Weyerhaeuser Company and subsidiaries as of December 30, 2001, and December 31, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2001, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 1 of Notes to Financial Statements, effective at the beginning of fiscal year 1999, the company changed its method of accounting for start-up activities.

Seattle, Washington, February 11, 2002	ARTHUR ANDERSEN LLP

WEYERHAEUSER 2001 ANNUAL REPORT 38

CONSOLIDATED STATEMENT OF EARNINGS

FOR THE THREE-YEAR PERIOD ENDED DECEMBER 30, 2001
DOLLAR AMOUNTS IN MILLIONS EXCEPT PER-SHARE FIGURES

	2001	2000	1999

Net sales and revenues:
Weyerhaeuser	$13,084	$14,603	$11,544
Real estate and related assets	1,461	1,377	1,236

Total net sales and revenues	14,545	15,980	12,780

Costs and expenses:
Weyerhaeuser:
Costs of products sold	10,283	10,988	8,821
Depreciation, amortization and fee stumpage	869	859	634
Selling expenses	380	378	235
General and administrative expenses	663	626	556
Research and development expenses	55	56	55
Taxes other than payroll and income taxes	148	149	131
Other operating costs, net (Note 4)	14	37	(5)
Support alignment costs (Note 15)	62	19	1
Charges for integration of facilities (Note 16)	21	56	8
Charges for closure of facilities (Note 17)	64	—	94
Charge for settlement of hardboard siding claims (Note 18)	(8)	130	—
Charge for Year 2000 remediation	—	—	32

	12,551	13,298	10,562

Real estate and related assets:
Costs and operating expenses	1,140	1,088	978
Depreciation and amortization	7	6	6
Selling expenses	49	41	39
General and administrative expenses	42	53	54
Taxes other than payroll and income taxes	5	7	8
Other operating costs, net (Note 4)	(6)	(4)	(6)

	1,237	1,191	1,079

Total costs and expenses	13,788	14,489	11,641

Operating income	757	1,491	1,139
Interest expense and other:
Weyerhaeuser:
Interest expense incurred	(358)	(356)	(279)
Less interest capitalized	19	20	16
Interest income and other	23	41	33
Equity in income of affiliates (Note 3)	33	53	26
Real estate and related assets:
Interest expense incurred	(68)	(82)	(72)
Less interest capitalized	63	67	58
Interest income and other	20	13	10
Equity in income of unconsolidated entities (Note 3)	27	76	39

Earnings before income taxes and cumulative effect of a change in an accounting principle	516	1,323	970
Income taxes (Note 5)	162	483	354

Earnings before cumulative effect of a change in an accounting principle	354	840	616
Cumulative effect of a change in an accounting principle (Note 1)	—	—	(89)

Net earnings	$354	$840	$527

Per share (Note 2):
Basic net earnings before cumulative effect of a change in an accounting principle	$1.61	$3.72	$2.99
Cumulative effect of a change in an accounting principle	—	—	(.43)

	$1.61	$3.72	$2.56

Diluted net earnings before cumulative effect of a change in an accounting principle	$1.61	$3.72	$2.98
Cumulative effect of a change in an accounting principle	—	—	(.43)

	$1.61	$3.72	$2.55

Dividends paid per share	$1.60	$1.60	$1.60

See notes on pages 45 through 69.

WEYERHAEUSER 2001 ANNUAL REPORT 39

CONSOLIDATED BALANCE SHEET

DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 30, 2001	DECEMBER 31, 2000

ASSETS
Weyerhaeuser
Current assets:
Cash and cash equivalents (Note 1)	$202	$115
Receivables, less allowances of $8 and $5	1,024	1,247
Inventories (Note 7)	1,428	1,499
Prepaid expenses	407	427

Total current assets	3,061	3,288
Property and equipment (Note 8)	8,309	8,157
Construction in progress	428	574
Timber and timberlands at cost, less fee stumpage
charged to disposals	1,789	1,706
Investments in and advances to equity affiliates (Note 3)	541	579
Goodwill, net of accumulated amortization of $72 and $37	1,095	1,150
Deferred pension and other assets (Note 6)	1,053	685

	16,276	16,139

Real estate and related assets
Cash and cash equivalents	2	8
Receivables, less discounts and allowances of $5 and $5	71	81
Mortgage-related financial instruments, less discounts and allowances
of $2 and $3 (Notes 1 and 13)	62	73
Real estate in process of development and for sale (Note 9)	689	621
Land being processed for development	958	917
Investments in unconsolidated entities, less reserves of $2 and $1 (Note 3)	60	205
Other assets	175	130

	2,017	2,035

Total assets	$18,293	$18,174

See notes on pages 45 through 69.

WEYERHAEUSER 2001 ANNUAL REPORT 40

CONSOLIDATED BALANCE SHEET

(CONTINUED)

	DECEMBER 30, 2001	DECEMBER 31, 2000

LIABILITIES AND SHAREHOLDERS’ INTEREST
Weyerhaeuser
Current liabilities:
Notes payable and commercial paper (Note 11)	$4	$645
Current maturities of long-term debt (Note 12)	8	88
Accounts payable (Note 1)	809	921
Accrued liabilities (Note 10)	1,042	1,050

Total current liabilities	1,863	2,704
Long-term debt (Notes 12 and 13)	5,095	3,953
Deferred income taxes (Note 5)	2,377	2,377
Deferred pension, other postretirement benefits and other liabilities (Note 6)	877	784
Commitments and contingencies (Note 14)

	10,212	9,818

Real estate and related assets
Notes payable and commercial paper (Note 11)	358	778
Long-term debt (Notes 12 and 13)	620	362
Other liabilities	408	384
Commitments and contingencies (Note 14)

	1,386	1,524

Total liabilities	11,598	11,342

Shareholders’ interest (Note 19):
Common shares: $1.25 par value; authorized 400,000,000 shares; issued and outstanding: 216,573,822 and 213,897,744 shares	271	268
Exchangeable shares: no par value; unlimited shares authorized; issued and held by nonaffiliates: 3,289,259 and 5,315,471 shares	224	361
Other capital	2,693	2,532
Retained earnings	3,852	3,849
Cumulative other comprehensive expense	(345)	(178)

Total shareholders’ interest	6,695	6,832

Total liabilities and shareholders’ interest	$18,293	$18,174

WEYERHAEUSER 2001 ANNUAL REPORT 41

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE THREE-YEAR PERIOD ENDED DECEMBER 30, 2001
DOLLAR AMOUNTS IN MILLIONS

	CONSOLIDATED

	2001	2000	1999

Cash provided by (used for) operations:
Net earnings	$354	$840	$527
Noncash charges (credits) to income:
Depreciation, amortization and fee stumpage	876	865	640
Deferred income taxes, net	58	193	185
Pension and other postretirement benefits	(194)	(159)	(75)
Equity in income of affiliates and unconsolidated entities	(60)	(129)	(65)
Effect of a change in accounting principle-net of taxes (Note 1)	—	—	89
Countervailing duties and antidumping penalties (Note 14)	50	—	—
Charges for settlement of hardboard siding claims (Note 18)	43	130	—
Charges for integration of facilities (Note 16)	21	56	8
Charges for closure of facilities (Note 17)	64	—	94
Charges for impairment of long-lived assets (Note 15)	18	3	12
Decrease (increase) in working capital:
Receivables	234	189	(113)
Inventories, real estate and land	32	(148)	(80)
Prepaid expenses	5	(58)	65
Mortgage-related financial instruments	2	4	21
Accounts payable and accrued liabilities	(307)	(264)	190
(Gain) loss on disposition of assets	2	(5)	6
Other	(80)	(63)	(3)

Cash provided by (used for) operations	1,118	1,454	1,501

Cash provided by (used for) investing activities:
Property and equipment	(660)	(848)	(487)
Timberlands reforestation	(25)	(21)	(18)
Acquisition of timberlands	(131)	(81)	(61)
Acquisition of businesses and facilities, net of cash acquired (Note 21)	(261)	(693)	—
Cash and cash equivalents acquired in a business combination (Note 21)	—	—	247
Net distributions from (investments in) equity affiliates	132	64	(20)
Proceeds from sale of:
Property and equipment	74	41	16
Businesses	—	43	81
Mortgage-related financial instruments	12	12	18
Intercompany advances	—	—	—
Other	(23)	(2)	18

Cash provided by (used for) investing activities	(882)	(1,485)	(206)

Cash provided by (used for) financing activities:
Issuances of debt	1,977	18	809
Notes and commercial paper borrowings, net	(1,460)	718	348
Cash dividends	(351)	(363)	(321)
Intercompany return of capital and cash dividends	—	—	—
Payments on debt	(280)	(1,044)	(607)
Repurchase of common shares	—	(808)	—
Exercise of stock options	30	13	98
Other	(71)	(23)	(14)

Cash provided by (used for) financing activities	(155)	(1,489)	313

Net increase (decrease) in cash and cash equivalents	81	(1,520)	1,608
Cash and cash equivalents at beginning of year	123	1,643	35

Cash and cash equivalents at end of year	$204	$123	$1,643

Cash paid (received) during the year for:
Interest, net of amount capitalized	$323	$352	$264

Income taxes	$119	$324	$81

See notes on pages 45 through 69.

WEYERHAEUSER 2001 ANNUAL REPORT 42

CONSOLIDATED STATEMENT OF CASH FLOWS

(CONTINUED)

WEYERHAEUSER COMPANY			REAL ESTATE AND RELATED ASSETS

2001	2000	1999	2001	2000	1999

$180	$676	$406	$174	$164	$121

869	859	634	7	6	6
60	172	175	(2)	21	10
(189)	(154)	(74)	(5)	(5)	(1)
(33)	(53)	(26)	(27)	(76)	(39)
—	—	89	—	—	—
50	—	—	—	—	—
43	130	—	—	—	—
21	56	8	—	—	—
64	—	94	—	—	—
18	—	—	—	3	12

229	176	(101)	5	13	(12)
114	(83)	(20)	(82)	(65)	(60)
5	(58)	65	—	—	—
—	—	—	2	4	21
(307)	(290)	109	—	26	81
5	(5)	6	(3)	—	—
(14)	(53)	3	(66)	(10)	(6)

1,115	1,373	1,368	3	81	133

(658)	(831)	(476)	(2)	(17)	(11)
(25)	(21)	(18)	—	—	—
(131)	(81)	(61)	—	—	—
(261)	(693)	—	—	—	—
—	—	247	—	—	—
(38)	27	(52)	170	37	32

61	35	15	13	6	1
—	43	81	—	—	—
—	—	—	12	12	18
(16)	(3)	(33)	16	3	33
(17)	(2)	17	(6)	—	1

(1,085)	(1,526)	(280)	203	41	74

1,577	17	807	400	1	2
(1,041)	616	237	(419)	102	111
(351)	(363)	(321)	—	—	—
30	100	100	(30)	(100)	(100)
(117)	(924)	(383)	(163)	(120)	(224)
—	(808)	—	—	—	—
30	13	98	—	—	—
(71)	(23)	(14)	—	—	—

57	(1,372)	524	(212)	(117)	(211)

87	(1,525)	1,612	(6)	5	(4)
115	1,640	28	8	3	7

$202	$115	$1,640	$2	$8	$3

$315	$337	$246	$8	$15	$18

$23	$269	$77	$96	$55	$4

WEYERHAEUSER 2001 ANNUAL REPORT 43

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ INTEREST

FOR THE THREE-YEAR PERIOD ENDED DECEMBER 30, 2001
DOLLAR AMOUNTS IN MILLIONS

	2001	2000	1999

Common stock:
Balance at beginning of year	$268	$283	$249
New issuance	—	—	25
Issued for exercise of stock options	1	—	3
Issued in retraction of exchangeable shares	2	5	6
Repurchase of common shares	—	(20)	—

Balance at end of year	$271	$268	$283

Exchangeable shares:
Balance at beginning of year	$361	$598	$—
New issuance	—	14	909
Retraction	(137)	(251)	(311)

Balance at end of year	$224	$361	$598

Other capital-common and exchangeable:
Balance at beginning of year	$2,532	$2,443	$675
Stock options exercised	29	13	95
New issuance	—	—	1,344
Repurchase of common shares	—	(144)	—
Retraction of exchangeable shares	135	246	305
Other transactions, net	(3)	(26)	24

Balance at end of year	$2,693	$2,532	$2,443

Retained earnings:
Balance at beginning of year	$3,849	$4,016	$3,810
Net earnings	354	840	527
Cash dividends on common shares	(351)	(363)	(321)
Repurchase of common shares	—	(644)	—

Balance at end of year	$3,852	$3,849	$4,016

Cumulative other comprehensive expense:
Balance at beginning of year	$(178)	$(167)	$(208)
Annual changes-net of tax:
Foreign currency translation adjustments	(136)	(11)	41
Additional minimum pension liability adjustments	(35)	—	—
Cash flow hedge fair value adjustments	4	—	—

Balance at end of year	$(345)	$(178)	$(167)

Total shareholders’ interest:
Balance at end of year	$6,695	$6,832	$7,173

Comprehensive income (expense):
Net earnings	$354	$840	$527
Other comprehensive income (expense):
Foreign currency translation adjustments net of tax (benefit) expense of ($83), ($9) and $19	(136)	(11)	41
Additional minimum pension liability adjustments, net of tax benefit of $21	(35)	—	—
Cash flow hedges:
Net derivative gains, net of tax expense of $1	3	—	—
Reclassification of losses, net of tax benefit of $1	1	—	—

	$187	$829	$568

See notes on pages 45 through 69.

WEYERHAEUSER 2001 ANNUAL REPORT 44

NOTES TO FINANCIAL STATEMENTS

FOR THE THREE-YEAR PERIOD ENDED DECEMBER 30, 2001

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

NATURE OF OPERATIONS

The company’s principal business segments, which account for the majority of sales, earnings and the asset base, are:

     •     Timberlands, which is engaged in the management of 5.9 million acres of company-owned and .5 million acres of leased commercial forestland in North America (3.8 million acres in the South and 2.6 million acres in the Pacific Northwest and Canada). The company also has renewable long-term licenses on 32.6 million acres of forestland located in five provinces throughout Canada that are managed by our Canadian operations.

     •     Wood products, which produces a full line of solid wood products that are sold primarily through the company’s own sales organizations to wholesalers, retailers and industrial users in North America, the Pacific Rim and Europe. It is also engaged in the management of forestland in Canada under long-term licensing arrangements.

     •     Pulp, paper and packaging, which manufactures and sells pulp, paper, paperboard and containerboard in North American, Pacific Rim and European markets and packaging products for the domestic markets, and which operates an extensive wastepaper recycling system that serves company mills and worldwide markets.

FISCAL YEAR END

The company’s fiscal year ends on the last Sunday of the year. Fiscal year 2001 had 52 weeks, fiscal year 2000 had 53 weeks, and fiscal year 1999 had 52 weeks.

ACCOUNTING PRONOUNCEMENTS IMPLEMENTED

Effective January 1, 2001, the company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. Statement 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative instrument’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Statement 133 also requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. Implementation of Statement 133, as amended, as of January 1, 2001, increased assets by approximately $37 million and increased liabilities by approximately $24 million, with a net offsetting amount of $13 million recorded in cumulative other comprehensive expense.

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, Business Combinations. Statement No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001, and eliminates the pooling-of-interests method. The company’s recent acquisitions have been accounted for using the purchase method of accounting, which is continued under the new standard.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition, to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. The company’s revenue recognition policy effectively complies with this guidance; therefore, there was no impact on the company’s financial position, results of operations or cash flow.

     In September 2000, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on EITF Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs. This consensus requires that all shipping and handling fees charged to customers be reported as revenue and all shipping and handling costs incurred by a seller be reported as operating expenses. Compliance with the EITF consensus was applicable for the fourth quarter of fiscal years beginning after December 15, 1999, and was implemented by the company in the 2000 fourth quarter. Compliance with the EITF consensus required reclassification of certain shipping and handling costs that had historically been recorded as a reduction of gross sales, in accordance with standard industry practices. These costs are now included in costs of products sold in the accompanying consolidated statement of earnings for all periods presented. Compliance with this consensus had no impact on the company’s financial position, results of operations or cash flow.

     In the 1999 first quarter, the company implemented the following Statements of Position (SOP) issued by the American Institute of Certified Public Accountants Accounting Standards Executive Committee:

WEYERHAEUSER 2001 ANNUAL REPORT 45

     •     SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which provided guidelines on the accounting for internally developed computer software. The adoption of this SOP did not have a significant impact on the company’s results of operations or financial position.

     •     SOP 98-5, Reporting on the Costs of Start-up Activities, which required that the costs of start-up activities be expensed as incurred. In addition, this pronouncement required that all unamortized start-up costs on the balance sheet at the implementation date be written off as a cumulative effect of a change in an accounting principle. The company recorded an after-tax charge of $89 million, or 43 cents per share, in the first quarter of 1999 to reflect this write-off. This charge included $9 million for the company’s interest in the write-off of unamortized start-up costs in three of its 50 percent-owned equity affiliates.

PROSPECTIVE ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Under Statement 142, goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value-based test. In addition, Statement 142 requires separate recognition for certain acquired intangible assets that will continue to be amortized over their useful lives. Implementation of Statement 142, which is effective for fiscal 2002, is currently expected to increase the company’s annual net earnings by up to $35 million due to the cessation of goodwill amortization. The company has not yet estimated the impact of implementation on its financial position, results of operations or cash flows.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. Statement 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Statement 143 will be effective for fiscal 2003. The company has not yet estimated the impact of implementation on its financial position, results of operations or cash flows.

     In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and eliminates the exception to consolidation of a subsidiary for which control is likely to be temporary. Statement 144 supersedes Statement 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and supersedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for segments of a business to be disposed of. Implementation of Statement 144, which is effective for fiscal 2002, is not expected to have a material impact on the company’s financial position, results of operations or cash flows.

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

DERIVATIVES

The company utilizes well-defined financial contracts in the normal course of its operations as means to manage its foreign exchange, interest rate and commodity price risks. The vast majority of these contracts either do not provide for net settlements or are fixed-price contracts for future purchases and sales of various commodities that meet the definition of “normal purchases or normal sales” and, therefore, are not considered derivative instruments for accounting purposes. The company’s current accounting treatment for the limited number of contracts considered derivative instruments follows:

     For derivatives designated as fair value hedges, changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in earnings when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. Changes in the fair value of all other derivative instruments not designated as hedges are also recognized in earnings in the period in which the changes occur.

     The following contracts have been formally designated as fair value hedges:

     •     Foreign currency futures contracts entered into in conjunction with the company’s agreement to purchase equipment in a foreign denominated currency. The objective of the contracts is to hedge the company’s future foreign denominated payments for the equipment purchase.

     The following financial instruments have been formally designated as cash flow hedges:

     •     Foreign exchange contracts, the objective of which is to hedge the variability of future cash flows associated with foreign

WEYERHAEUSER 2001 ANNUAL REPORT 46

denominated accounts receivable and accounts payable due to changes in foreign currency exchange rates. Gains or losses recorded in other comprehensive income are reclassified into earnings at the contracts’ respective settlement dates.

     In addition, the company has the following contracts that have not been designated as hedges:

     •     Variable rate swap agreement entered into with a major financial institution in which the company pays a floating rate based on LIBOR and receives a floating return based on an investment fund index, with payments being calculated on a notional amount. The swap is an overlay to short-term investments and provides diversification benefits. The swap is settled quarterly, marked to market at each reporting date, and all unrealized gains and losses are recognized in earnings currently.

     •     Variable-to-fixed interest rate swap agreement entered into with a major financial institution in which the company pays a fixed rate and receives a floating rate with the interest payments being calculated on a notional amount. The swap, which was acquired as part of the Cedar River Paper Company acquisition (see Note 21: Acquisitions), cannot be designated as a hedge for accounting purposes; however, it serves to economically hedge $50 million of the company’s variable rate tax-exempt bond exposure. The swap is marked to market quarterly, and any unrealized gains and losses are recognized in earnings currently.

     •     Lumber and other commodity futures designed to manage the consolidated exposure of changes in inventory values due to fluctuations in market prices for selected business units. The company’s commodity futures positions are marked to market at each reporting date and all unrealized gains and losses are recognized in earnings currently. These contract positions to date have not had a material effect on the company’s financial position, results of operations or cash flows. These futures contracts settle daily, and as a result, the company’s net open position as of December 30, 2001, was immaterial.

     The company is exposed to credit-related gains or losses in the event of nonperformance by counterparties to financial instruments but does not expect any counterparties to fail to meet their obligations. The notional amounts of the company’s derivative financial instruments are $198 million and $115 million at December 30, 2001, and December 31, 2000, respectively. These notional amounts do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to the company through its use of derivatives. The exposure in a derivative contract is the net difference between what each party is required to pay based on contractual terms. The net earnings impact in 2001 resulting from the company’s use of derivative instruments was $2 million.

CASH AND CASH EQUIVALENTS

For purposes of cash flow and fair value reporting, short-term investments with original maturities of 90 days or less are considered as cash equivalents. Short-term investments are stated at cost, which approximates market.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (LIFO) method is used to cost approximately half of domestic raw materials, in process and finished goods inventories. LIFO inventories were $354 million and $417 million at December 30, 2001, and December 31, 2000, respectively. The balance of domestic raw material and product inventories, all materials and supplies inventories, and all foreign inventories is costed at either the first-in, first-out (FIFO) or moving average cost methods. Had the FIFO method been used to cost all inventories, the amounts at which product inventories are stated would have been $217 million and $227 million greater at December 30, 2001, and December 31, 2000, respectively.

PROPERTY AND EQUIPMENT

The company’s property accounts are maintained on an individual asset basis. Betterments and replacements of major units are capitalized. Maintenance, repairs and minor replacements are expensed. Depreciation is provided generally on the straight-line or unit-of-production method at rates based on estimated service lives. Amortization of logging railroads and truck roads is provided generally as timber is harvested and is based upon rates determined with reference to the volume of timber estimated to be removed over such facilities.

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

GOODWILL

Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over 40 years, which is the expected period to be benefited. The unamortized carrying balance of goodwill is assessed for recoverability on a periodic basis. The measurement of possible impairment is based on the ability to recover the balance of goodwill from expected future operating cash flows. As described in Prospective Accounting Pronouncements, the company’s accounting for goodwill will be modified upon implementation of FASB Statement 142 in fiscal 2002.

WEYERHAEUSER 2001 ANNUAL REPORT 47

ACCOUNTS PAYABLE

The company’s banking system provides for the daily replenishment of major bank accounts as checks are presented for payment. Accordingly, there were negative book cash balances of $132 million and $121 million at December 30, 2001, and December 31, 2000, respectively. Such balances result from outstanding checks that had not yet been paid by the bank and are reflected in accounts payable in the consolidated balance sheets.

INCOME TAXES

Deferred income taxes are provided to reflect temporary differences between the financial and tax bases of assets and liabilities using presently enacted tax rates and laws.

PENSION PLANS

The company has pension plans covering most of its employees. Both the U.S. and Canadian plans covering salaried employees provide pension benefits based on the employee’s highest monthly earnings for five consecutive years during the final 10 years before retirement. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. The benefit levels for these plans are typically collectively bargained with the unions. Contributions to U.S. plans are based on funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA). Contributions to Canadian plans are based on funding standards established by the applicable Provincial Pension Benefits Act and by the Income Tax Act.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

In addition to providing pension benefits, the company provides certain health care and life insurance benefits for some retired employees and accrues the expected future cost of these benefits for its current eligible retirees and some employees. All of the company’s salaried employees and some hourly employees may become eligible for these benefits when they retire.

REVENUE RECOGNITION

The company’s forest products-based operations recognize revenue from product sales upon shipment to their customers, except for those export sales where revenue is recognized when title transfers at the foreign port.

     The company’s real estate operations recognize income from the sales of single-family housing units when construction has been completed, required down payments have been received and title has passed to the customer. Income from multi-family and commercial properties, developed lots and undeveloped land is recognized when required down payments are received and other income recognition criteria has been satisfied.

IMPAIRMENT OF LONG-LIVED ASSETS TO BE DISPOSED OF

The company accounts for long-lived assets in accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Assets to be disposed of are reported at the lower of the carrying value or fair value less cost to sell. As described in Prospective Accounting Pronouncements, effective in fiscal 2002, the company will account for long-lived assets in accordance with Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes Statement No. 121.

FOREIGN CURRENCY TRANSLATION

Local currencies are considered the functional currencies for most of the company’s operations outside the United States. Assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars at average monthly exchange rates prevailing during the year.

COMPREHENSIVE INCOME

Comprehensive income consists of net income, foreign currency translation adjustments, additional minimum pension liability adjustments and fair value adjustments on cash flow hedges. It is presented in the Consolidated Statement of Shareholders’ Interest.

RECLASSIFICATIONS

Certain reclassifications have been made to conform prior years’ data to the current format.

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

WEYERHAEUSER 2001 ANNUAL REPORT 48

NOTE 2. NET EARNINGS PER SHARE

Basic net earnings per share are based on the weighted average number of common and exchangeable shares outstanding during the respective periods. Diluted net earnings per share are based on the weighted average number of common and exchangeable shares, convertible debentures and stock options outstanding at the beginning of or granted during the respective periods.

		WEIGHTED AVERAGE
DOLLAR AMOUNTS IN MILLIONS EXCEPT PER-SHARE FIGURES	NET EARNINGS	SHARES (000)	EARNINGS PER SHARE

2001:
Basic	$354	219,644	$1.61
Stock options granted	—	313

Diluted	$354	219,957	$1.61

2000:
Basic	$840	225,419	$3.72
Stock options granted	—	189

Diluted	$840	225,608	$3.72

1999:
Basic	$527	205,599	$2.56
Convertible debentures	—	141
Stock options granted	—	886

Diluted	$527	206,626	$2.55

Options for which the exercise price was greater than the average market price of common shares for the period were not included in the computation of diluted earnings per share. These options to purchase shares were as follows:

YEAR	OPTIONS TO PURCHASE	EXERCISE PRICE

2001	1,465,949	$53.75
	42,800	54.06
	89,599	55.56
	522,316	56.78
	201,150	65.56
	2,500	68.41

2000	1,210,686	51.09
	40,770	52.66
	1,670,545	53.03
	150,000	53.06
	1,509,550	53.75
	45,760	54.06
	107,200	55.56
	534,958	56.78
	205,900	65.56
	2,500	68.41

1999	212,150	65.56
	2,500	68.41

NOTE 3. EQUITY AFFILIATES

WEYERHAEUSER

The company’s investments in affiliated companies that are not majority owned or controlled are accounted for using the equity method. The company’s significant equity affiliates as of December 30, 2001, are:

     •     ForestExpress, LLC — A 28 percent owned joint venture formed during 2000 to develop and operate a global, web-enabled, business-to-business marketplace for the forest products industry. Other equity members of the joint venture, which is headquartered in Atlanta, Georgia, include Boise Cascade Corporation, Georgia-Pacific Corp., International Paper, The Mead Corporation, Morgan Stanley and Willamette Industries.

     •     MAS Capital Management Partners, L.P. — A 50 percent owned limited partnership formed during 2000 for the purpose of providing specialized investment management services to institutional and individual investors.

     •     Nelson Forests Joint Venture — An investment in which the company owns a 51 percent financial interest and has a 50 percent voting interest, which holds Crown Forest License cutting rights and freehold land on the South Island of New Zealand.

WEYERHAEUSER 2001 ANNUAL REPORT 49

     •     North Pacific Paper Corporation — A 50 percent owned joint venture that has a newsprint manufacturing facility in Longview, Washington.

     •     OptiFrame Software LLC — A 50 percent owned joint venture in Denver, Colorado, formed during 2001 to develop whole-house design and optimization software for the building industry.

     •     RII Weyerhaeuser World Timberfund, L.P. — A 50 percent owned limited partnership with institutional investors to make investments in timberlands and related assets outside the United States. The primary focus of this partnership is in pine forests in the Southern Hemisphere.

     •     SCA Weyerhaeuser Packaging Holding Company Asia Ltd. — A 50 percent owned joint venture formed to build or buy containerboard packaging facilities to serve manufacturers of consumer and industrial products in Asia. Two facilities are in operation in China.

     •     Southern Cone Timber Investors Limited — A 50 percent owned joint venture with institutional investors that has made an investment in Uruguayan timberlands. The primary focus of this entity is in plantation forests in the Southern Hemisphere.

     •     Wapawekka Lumber LP — A 51 percent owned limited partnership in Saskatchewan, Canada, that commenced operation of a sawmill during 1999. Substantive participating rights by the minority partner preclude the consolidation of this partnership by the company.

     •     Wilton Connor LLC — A 50 percent owned joint venture in Charlotte, North Carolina, that supplies full-service, value-added turnkey packaging solutions that assist product manufacturers in the areas of retail marketing and distribution.

     Unconsolidated financial information for affiliated companies, which are accounted for by the equity method, follows. Unconsolidated assets and liabilities as of December 31, 2000, also include Cedar River Paper Company, a joint venture that became wholly owned by the company in July 2001. (See “Note 21: Acquisitions.”) Revenues and income of Cedar River Paper Company for the periods prior to acquisition by the company are also included in the following information:

DOLLAR AMOUNTS IN MILLIONS	DECEMBER 30, 2001	DECEMBER 31, 2000

Current assets	$191	$232
Noncurrent assets	1,222	1,444
Current liabilities	120	207
Noncurrent liabilities	326	593

	2001	2000	1999

Net sales and revenues	$757	$1,038	$901
Operating income	60	118	110
Net income	40	84	47

     The company provides goods and services to these affiliates, which vary by entity, in the form of raw materials, management and marketing services, support services and shipping services. Additionally, the company purchases finished product from certain of these entities. The aggregate total of these transactions is not material to the results of operations of the company.

REAL ESTATE AND RELATED ASSETS

Investments in unconsolidated entities that are not majority owned or controlled are accounted for using the equity method with taxes provided on undistributed earnings as appropriate. As of December 31, 2000, these investments included holdings in non-real estate partnerships that had significant assets, liabilities and income. Such investments were liquidated during the first quarter of 2001.

Unconsolidated financial information for unconsolidated entities that are accounted for by the equity method is as follows:

DOLLAR AMOUNTS IN MILLIONS	DECEMBER 30, 2001	DECEMBER 31, 2000

Current assets	$8	$11,296
Noncurrent assets	306	271
Current liabilities	11	9,864
Noncurrent liabilities	158	140

	2001	2000	1999

Net sales and revenues	$48	$1,347	$663
Operating income	29	593	313
Net income	17	492	253

The company may charge management and/or development fees to these unconsolidated entities. The aggregate total of these transactions is not material to the results of operations of the company.

WEYERHAEUSER 2001 ANNUAL REPORT 50

NOTE 4. OTHER OPERATING COSTS, NET

Other operating costs, net, is an aggregation of both recurring and occasional income and expense items and, as a result, can fluctuate from year to year. There were no significant individual items in 2001, 2000 or 1999.

NOTE 5. INCOME TAXES

Earnings before income taxes and cumulative effect of a change in an accounting principle are comprised of the following:

DOLLAR AMOUNTS IN MILLIONS	2001	2000	1999

Domestic earnings	$685	$1,051	$778
Foreign earnings	(169)	272	192

	$516	$1,323	$970

Provisions for income taxes include the following:

DOLLAR AMOUNTS IN MILLIONS	2001	2000	1999

Federal:
Current	$70	$191	$103
Deferred	142	150	150

	212	341	253

State:
Current	16	22	13
Deferred	5	8	7

	21	30	20

Foreign:
Current	18	77	53
Deferred	(89)	35	28

	(71)	112	81

Income taxes before cumulative effect of a change in an accounting principle	162	483	354
Deferred taxes applicable to cumulative effect of a change in an accounting principle	—	—	(52)

	$162	$483	$302

A reconciliation between the federal statutory tax rate and the company’s effective tax rate before cumulative effect of a change in an accounting principle is as follows:

	2001	2000	1999

Statutory tax on income	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	3.0	1.7	1.7
Reduction in Canadian tax rates	(5.6)	—	—
All other, net	(1.1)	(.2)	(.2)

Effective income tax rate	31.3%	36.5%	36.5%

     During the second quarter of 2001, a phased-in reduction in Canadian income taxes was enacted. During the third quarter of 2001, a one-time reduction in the British Columbia provincial corporate income tax rate was also enacted. These changes in tax law produced one-time benefits by reducing foreign deferred income taxes by $15 million in the second quarter and by $14 million in the third quarter due to the effect of the lower tax rates on the accumulated temporary differences of the company’s Canadian subsidiaries. The effect on foreign current income taxes is not significant.

WEYERHAEUSER 2001 ANNUAL REPORT 51

The net deferred income tax assets (liabilities) include the following components:

DOLLAR AMOUNTS IN MILLIONS	DECEMBER 30, 2001	DECEMBER 31, 2000

Current (included in prepaid expenses)	$216	$234
Noncurrent	(2,377)	(2,377)
Real estate and related assets (included in other liabilities)	(19)	(14)

Total	$(2,180)	$(2,157)

The deferred tax assets (liabilities) are comprised of the following:

DOLLAR AMOUNTS IN MILLIONS	DECEMBER 30, 2001	DECEMBER 31, 2000

Postretirement benefits	$140	$136
Net operating loss carryforwards	71	44
Other	477	470

Total deferred tax assets	688	650

Depreciation	(1,861)	(1,862)
Depletion	(493)	(477)
Pension	(216)	(144)
Other	(298)	(324)

Total deferred tax liabilities	(2,868)	(2,807)

	$(2,180)	$(2,157)

     As of December 30, 2001, the company and its subsidiaries have $90 million of U.S. net operating loss carryforwards, which expire in 2018; foreign net operating loss carryforwards of $140 million, which expire from 2005 through 2008; and $31 million of Canadian investment tax credits, which expire from 2003 through 2009. In addition, the subsidiaries of the company have $17 million of alternative minimum tax credit carryforwards which do not expire.

     The company intends to reinvest undistributed earnings of certain foreign subsidiaries; therefore, no U.S. taxes have been provided. These earnings totaled approximately $972 million at the end of 2001. Determination of the income tax liability that would result from repatriation is not practicable.

WEYERHAEUSER 2001 ANNUAL REPORT 52

NOTE 6. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

The company sponsors several qualified and nonqualified pension and other postretirement benefit plans for its employees. The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of plan assets over the two-year period ending December 30, 2001:

	PENSION		OTHER POSTRETIREMENT BENEFITS

DOLLAR AMOUNTS IN MILLIONS	2001	2000	2001	2000

Reconciliation of Benefit obligation:
Benefit obligation as of prior year-end	$2,565	$2,419	$368	$361
Service cost	70	62	9	8
Interest cost	198	183	30	27
Plan participants’ contributions	2	3	5	4
Actuarial (gain) loss	248	95	53	8
Foreign currency exchange rate changes	(36)	(10)	(6)	(1)
Benefits paid	(209)	(191)	(40)	(36)
Plan amendments	38	4	13	(3)
Curtailments	(7)	—	—	—

Benefit obligation at end of year	$2,869	$2,565	$432	$368

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of year (actual)	$4,329	$4,133	$2	$2
Actual return on plan assets	(412)	466	—	—
Foreign currency exchange rate changes	(35)	(12)	—	—
Employer contributions	23	18	5	6
Plan participants’ contributions	2	2	—	—
Benefits paid	(208)	(191)	(5)	(6)

Fair value of plan assets at end of year (estimated)	$3,699	$4,416	$2	$2

The company funds its qualified pension plans and accrues for nonqualified pension benefits and health and life postretirement benefits. The funded status of these plans at December 30, 2001, and December 31, 2000, is as follows:

	PENSION		OTHER POSTRETIREMENT BENEFITS

DOLLAR AMOUNTS IN MILLIONS	DECEMBER 30, 2001	DECEMBER 31, 2000	DECEMBER 30, 2001	DECEMBER 31, 2000

Funded status	$830	$1,852	$(430)	$(365)
Unrecognized prior service cost	160	130	12	4
Unrecognized net gain	(390)	(1,633)	40	(16)
Unrecognized net transition asset	(1)	(5)	—	—

Prepaid (accrued) benefit cost	$599	$344	$(378)	$(377)

Amounts recognized in balance sheet consist of:
Prepaid benefit cost	$667	$417
Accrued liability	(140)	(91)
Intangible asset	4	5
Cumulative other comprehensive expense	68	13

Net amount recognized	$599	$344

WEYERHAEUSER 2001 ANNUAL REPORT 53

     The assets of the U.S. and Canadian pension plans, as of December 30, 2001, and December 31, 2000, consist of a highly diversified mix of equity, fixed income and real estate securities and alternative investments.

     Approximately 4,000 employees are covered by union-administered multi-employer pension plans to which the company makes negotiated contributions based generally on fixed amounts per hour per employee. Contributions to these plans were $11 million in 2001, $13 million in 2000 and $10 million in 1999.

     The company sponsors multiple defined benefit post-retirement plans for its U.S. employees. Medical plans have various levels of coverage and plan participant contributions. Life insurance plans are noncontributory. Canadian employees are covered under multiple defined benefit postretirement plans that provide medical and life insurance benefits.

     Weyerhaeuser sponsors various defined contribution plans for U.S. salaried and hourly employees. The basis for determining plan contribution varies by plan. The amounts contributed to the plans for participating employees were $42 million, $52 million and $36 million in 2001, 2000 and 1999, respectively.

The assumptions used in the measurement of the company’s benefit obligations are as follows:

				OTHER POST-
	PENSION			RETIREMENT BENEFITS

	2001	2000	1999	2001	2000	1999

Discount rate	7.25%	7.75%	7.75%	7.25%	7.75%	7.75%
Expected return on plan assets	11.00%	11.50%	11.50%	5.75%	5.75%	5.75%
Rate of compensation increase:
Salaried	3.50%	3.50%	3.50%	3.50%	3.50%	3.50%
Hourly	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%

     Historically, the company’s Canadian pension plans incorporated a 7.5 percent expected return on plan assets. During 2001 the assets of the Canadian pension plans were brought under common management with the assets of the U.S. pension plans. Consequently, the expected return on the Canadian plan assets was increased from 7.5 percent to 11.0 percent to be consistent with the expected return on the U.S. plans.

     For measurement purposes, a 6.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. Beginning in 2002, the rate is assumed to decrease by .5 percent annually to a level of 4.5 percent for the year 2005 and all years thereafter.

The components of net periodic benefit costs (income) are:

				OTHER POST-
	PENSION			RETIREMENT BENEFITS

DOLLAR AMOUNTS IN MILLIONS	2001	2000	1999	2001	2000	1999

Service cost	$70	$62	$61	$9	$8	$7
Interest cost	198	183	149	30	27	21
Expected return on plan assets	(437)	(383)	(297)	—	—	—
Amortization of gain	(68)	(64)	(22)	(1)	(1)	(1)
Amortization of prior service cost	15	14	12	2	—	—
Amortization of unrecognized transition asset	(5)	(5)	(5)	—	—	—
Gain due to closure, sale and other	(7)	—	—	—	—	—

	$(234)	$(193)	$(102)	$40	$34	$27

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plan(s) with accumulated benefit obligations in excess of plan assets were $227 million, $214 million and $74 million, respectively, as of December 30, 2001, and $101 million, $95 million and $4 million, respectively, as of December 31, 2000.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percent change in assumed health care cost trend rates would have the following effects:

AS OF DECEMBER 30, 2001
DOLLAR AMOUNTS IN MILLIONS	1% INCREASE	(1% DECREASE)

Effect on total of service and interest cost components	$2	$(2)
Effect on accumulated postretirement benefit obligation	27	(23)

WEYERHAEUSER 2001 ANNUAL REPORT 54

NOTE 7. INVENTORIES

DOLLAR AMOUNTS IN MILLIONS	DECEMBER 30, 2001	DECEMBER 31, 2000

Logs and chips	$186	$216
Lumber, plywood, panels and engineered lumber	401	415
Pulp and paper	194	205
Containerboard, paperboard and packaging	145	166
Other products	195	177
Materials and supplies	307	320

	$1,428	$1,499

NOTE 8. PROPERTY AND EQUIPMENT

DOLLAR AMOUNTS IN MILLIONS	DECEMBER 30, 2001	DECEMBER 31, 2000

Property and equipment, at cost:
Land	$226	$235
Buildings and improvements	2,310	2,172
Machinery and equipment	12,020	11,391
Rail and truck roads	612	661
Other	202	181

	15,370	14,640
Less allowance for depreciation and amortization	(7,061)	(6,483)

	$8,309	$8,157

NOTE 9. REAL ESTATE IN PROCESS OF DEVELOPMENT AND FOR SALE

Properties held by the company’s real estate and related assets segment include:

DOLLAR AMOUNTS IN MILLIONS	DECEMBER 30, 2001	DECEMBER 31, 2000

Dwelling units	$349	$241
Residential lots	269	283
Commercial lots	55	64
Commercial projects	11	9
Acreage	4	23
Other inventories	1	1

	$689	$621

NOTE 10. ACCRUED LIABILITIES

DOLLAR AMOUNTS IN MILLIONS	DECEMBER 30, 2001	DECEMBER 31, 2000

Payroll—wages and salaries, incentive awards, retirement and vacation pay	$419	$418
Taxes—Social Security and real and personal property	58	51
Product warranties	39	12
Interest	128	104
Other	398	465

	$1,042	$1,050

WEYERHAEUSER 2001 ANNUAL REPORT 55

NOTE 11. SHORT-TERM DEBT

BORROWINGS

At December 30, 2001, the company had short-term borrowings of $4 million with a weighted average interest rate of 4.5 percent. At December 31, 2000, the company had short-term borrowings of $645 million with a weighted average interest rate of 6.82 percent.

     The real estate and related assets segment short-term borrowings were $358 million with a weighted average interest rate of 2.8 percent at December 30, 2001, and $778 million with a weighted average interest rate of 7.2 percent at December 31, 2000.

LINES OF CREDIT

The company has short-term bank credit lines of $925 million and $865 million, all of which could be availed of by the company and Weyerhaeuser Real Estate Company (WRECO) at December 30, 2001, and December 31, 2000, respectively. No portions of these lines have been availed of by the company or WRECO at December 30, 2001, or December 31, 2000. None of the entities referred to above is a guarantor of the borrowing of the other. The company also has short-term bank credit lines of $300 million, all of which could be availed of by the company at December 30, 2001. No portions of these lines have been availed of by the company.

     The company’s lines of credit include a five-year revolving credit facility agreement entered into in 1997 with a group of banks that provides for borrowings of up to the total amount of $400 million, all of which is available to the company. Borrowings are at LIBOR plus a spread or other such interest rates mutually agreed to between the borrower and lending banks. This agreement expires in November 2002. As of December 31, 2000, when these credit commitments expired more than one year after the balance sheet date and were unused, an equal amount of commercial paper was classifiable as long-term debt. Amounts so classified are shown in the tables in Note 12. No portion of these lines has been availed of by the company at December 30, 2001, or December 31, 2000.

OTHER

The company has entered into letters of credit in the amount of $42 million as of December 30, 2001.

     The real estate and related assets segment has entered into letters of credit in the amount of $23 million as of December 30, 2001.

     The company’s compensating balance agreements were not significant.

     The company has received funding commitments from banks in connection with its cash tender offer for all of the outstanding shares of common stock of Willamette Industries, Inc. The funding commitments, which are sufficient to cover the approximate $6.2 billion purchase of all of the outstanding Willamette shares pursuant to the current terms of the tender offer, are subject to certain conditions and expire in October 2002.

WEYERHAEUSER 2001 ANNUAL REPORT 56

NOTE 12. LONG-TERM DEBT

DEBT

Weyerhaeuser long-term debt, including the current portion, is as follows:

DOLLAR AMOUNTS IN MILLIONS	DECEMBER 30, 2001	DECEMBER 31, 2000

9.05% notes due 2003	$200	$200
8.50% debentures due 2004	55	55
6.75% notes due 2006	150	150
6.00% notes due 2006	840	—
8.375% debentures due 2007	150	150
5.95% debentures due 2008	750	—
7.50% debentures due 2013	250	250
7.25% debentures due 2013	250	250
6.95% debentures due 2017	300	300
7.125% debentures due 2023	250	250
8.50% debentures due 2025	300	300
7.95% debentures due 2025	250	250
7.70% debentures due 2026	150	150
6.95% debentures due 2027	300	300
Industrial revenue bonds, rates from 1.41% (variable) to 9.25% (fixed), due 2002-2029	884	923
Medium-term notes, rates from 6.43% to 8.87%, due 2002-2005	42	114
Commercial paper/credit agreements	—	400
Other	16	20

	5,137	4,062
Less unamortized discounts	(34)	(21)

	$5,103	$4,041

Portion due within one year	$8	$88

AS OF
DECEMBER 30, 2001

Long-term debt maturities (in millions):
2002	$8
2003	210
2004	76
2005	59
2006	996
Thereafter	3,788

Real estate and related assets segment long-term debt, including the current portion, is as follows:

DOLLAR AMOUNTS IN MILLIONS	DECEMBER 30, 2001	DECEMBER 31, 2000

Notes payable, unsecured; weighted average interest rates are approximately 5.8% and 6.8%	$593	$318
Notes payable, secured; weighted average interest rates are approximately 8.0% and 7.9%	4	12
Collateralized mortgage obligation bonds	23	32

	$620	$362

Portion due within one year	$98	$162

WEYERHAEUSER 2001 ANNUAL REPORT 57

AS OF
DECEMBER 30, 2001

Long-term debt maturities (in millions):
2002	$98
2003	73
2004	16
2005	13
2006	249
Thereafter	171

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

	DECEMBER 30, 2001		DECEMBER 31, 2000

DOLLAR AMOUNTS IN MILLIONS	CARRYING VALUE	FAIR VALUE	CARRYING VALUE	FAIR VALUE

Weyerhaeuser:
Financial liabilities:
Long-term debt (including current maturities)	$5,103	$5,400	$4,041	$4,144
Real estate and related assets:
Financial assets:
Mortgage loans receivable	30	28	32	33
Mortgage-backed certificates and other pledged financial instruments	32	33	41	41

Total financial assets	62	61	73	74

Financial liabilities:
Long-term debt (including current maturities)	620	634	362	363

     The methods and assumptions used to estimate fair value of each class of financial instruments for which it is practicable to estimate that value are as follows:

     •     Long-term debt, including the real estate and related assets segment, is estimated based on quoted market prices for the same issues or on the discounted value of the future cash flows expected to be paid using incremental rates of borrowing for similar liabilities.

     •     Mortgage loans receivable are estimated based on the discounted value of estimated future cash flows using current rates for loans with similar terms and risks.

     •     Mortgage-backed certificates and other pledged financial instruments (pledged to secure collateralized mortgage obligations) are estimated using the quoted market prices for securities backed by similar loans and restricted deposits held at cost.

NOTE 14. LEGAL PROCEEDINGS, COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

The company entered into a class action settlement of hardboard siding claims against the company that was approved by the Superior Court, San Francisco County, California, in December 2000. The settlement class consists of all persons who own or owned structures in the United States on which the company’s hardboard siding had been installed from January 1, 1981, through December 31, 1999. In February 2001, two named intervenors and objectors filed a notice of appeal from the order granting final approval to the class action settlement. The company has established reserves to cover the estimated cost of the settlement and related costs. At the end of the fourth quarter of 2001, the company is a defendant in 14 cases involving primarily multi-family structures and residential developments. The company anticipates that other individuals and entities that have opted out of the settlement may file lawsuits against the company. In January 2002, a jury returned a verdict in favor of the company in a lawsuit involving hardboard siding manufactured by the company and installed by a developer in a residential development located in Modesto, California.

     In May 1999, two civil antitrust lawsuits were filed against the company in U.S. District Court, Eastern District of Pennsylvania. Both suits name as defendants several other major containerboard and packaging producers. The complaint in the first case alleges the defendants conspired to fix the price of linerboard and that the alleged conspiracy had the effect of increasing the price of corrugated containers. The suit purports to be a class action on behalf of purchasers of corrugated containers during the period October 1993 through November 1995. The complaint in the second case alleges that the company conspired to manipulate the price of linerboard and thereby the price of corrugated sheets. The suit purports to be a class action on behalf of purchasers of corrugated sheets during the period October 1993 through November 1995. Both suits seek damages, including treble damages, under the antitrust laws. In October 2000, the court denied motions to dismiss the suits that had been filed by the company and the other defendants. The company and other defendants have appealed the class certification decision to the 3rd Circuit Court of Appeals.

WEYERHAEUSER 2001 ANNUAL REPORT 58

     In May 1999, the Equity Committee (“the Committee”) in the Paragon Trade Brands, Inc., bankruptcy proceeding filed a motion in U.S. Bankruptcy Court for the Northern District of Georgia for authority to prosecute claims against the company in the name of the debtor’s estate. Specifically, the Committee seeks to assert that the company breached certain warranties in agreements entered into between Paragon and the company in connection with Paragon’s public offering of common stock in January 1993. The Committee seeks to recover damages sustained by Paragon as a result of two patent infringement cases, one brought by Procter & Gamble and the other by Kimberly-Clark. In September 1999, the court authorized the Committee to commence an adversary proceeding against the company. The Committee commenced this proceeding in October 1999, seeking damages in excess of $420 million against the company. Both the Committee and the company have filed motions for summary judgment, which are pending.

     Following the expiration of a five-year agreement between the United States and Canada, on April 2, 2001, the Coalition for Fair Lumber Imports (Coalition) filed a petition with the U.S. Department of Commerce (Department) and the International Trade Commission (ITC), claiming that imports of softwood lumber from Canada were being subsidized by Canada and were being “dumped” into the U.S. market (sold at less than fair value). The Coalition asked that countervailing duty (CVD) and antidumping tariffs be imposed on softwood lumber imported from Canada. In August 2001, the Department issued a preliminary finding that certain Canadian provinces were subsidizing logs by collecting below-market stumpage payments and declared a preliminary CVD rate of 19.3 percent retroactive to May 18, 2001. The preliminary CVD expired on December 15, 2001. The company has accrued for the estimated cost of the CVD. The Department also requested that Weyerhaeuser and five other Canadian companies provide data for the antidumping investigation. In its preliminary ruling issued on October 30, 2001, the Department found that the company had engaged in dumping and set a preliminary “dumping margin” for the company of 11.93 percent. The company intends to contest the Department’s finding that it has engaged in dumping but will now post a bond or cash to cover the estimated amount for the duties that would be collected in the event it is finally determined that dumping did occur. As of December 30, 2001, the company had accrued $50 million based on the preliminary CVD rate and antidumping margin. A final ruling on both the CVD and antidumping cases, which is expected during the second quarter of 2002, will contain the determination of whether to make the CVD and antidumping duties final and, if so, at what levels. The Department would then conduct periodic reviews over the following five years to determine whether the company had engaged in dumping and whether Canada continued to subsidize softwood logs and, if so, the dumping margin and CVD to impose. At the end of five years, both the countervailing duty and antidumping orders would be automatically reviewed in a “sunset” proceeding to determine whether dumping or a countervailing subsidy would be likely to continue or recur. The company believes that the controversy has created some volatility and uncertainty in the marketplace but has not had a material adverse effect on our results of operations. There can be no assurance, however, that if a permanent CVD or antidumping duty is imposed, it will not have a material adverse effect on the company’s results of operations in the future.

     The company is also a party to various proceedings relating to the cleanup of hazardous waste sites under the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “Superfund,” and similar state laws. The Environmental Protection Agency (EPA) and/or various state agencies have notified the company that it may be a potentially responsible party with respect to other hazardous waste sites as to which no proceedings have been instituted against the company. The company is also a party to other legal proceedings generally incidental to its business. Although the final outcome of any legal proceeding or environmental matter is subject to a great many variables and cannot be predicted with any degree of certainty, the company presently believes that any ultimate outcome resulting from these proceedings and matters, or all of them combined, would not have a material effect on the company’s current financial position, liquidity or results of operations; however, in any given future reporting period, such proceedings or matters could have a material effect on results of operations.

ENVIRONMENTAL

It is the company’s policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals of $45 million by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $140 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes. In estimating both its current accruals for environmental remediation and the possible range of additional future costs, the company has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, based generally on each party’s financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.

OTHER ITEMS

The company’s 2001 capital expenditures, excluding acquisitions and real estate and related assets, were $683 million and are expected to approximate $700 million in 2002. However, the expected expenditure level could be increased or decreased as a consequence of future economic conditions.

WEYERHAEUSER 2001 ANNUAL REPORT 59

     The company leases various equipment and office and wholesale space under operating leases. The equipment leases cover items including aircraft, vessels, rail and logging equipment, lift trucks, automobiles and office equipment. The company’s future commitments under operating leases are approximately $55 million in each of the next five years. The company recognized rent expense of approximately $130 million, $120 million and $75 million in 2001, 2000 and 1999, respectively.

NOTE 15. SUPPORT ALIGNMENT COSTS

In late 1999, the company announced an initiative to streamline and improve delivery of internal support services that is expected to result in $150 million to $200 million in annual savings. The company began implementation of these plans during 2000, a process that is expected to be completed during 2004.

     In 2001, the company incurred $62 million of one-time pretax charges related to the support alignment initiative. These costs include $41 million recognized in conjunction with the company’s decision to outsource certain information technology services, $20 million of which relates to the impairment of information technology assets sold for $10 million to the outsourcer and $21 million of additional costs such as retention bonuses, severance and other transition costs. Also included in the total 2001 spending are $21 million of one-time costs representing severance, relocation and outplacement costs as we created new regional centers that deliver support services.

     During 2000 and 1999, the company incurred $19 million and $1 million, respectively, of severance, relocation and other costs in connection with the support alignment initiative.

NOTE 16. CHARGES FOR INTEGRATION OF FACILITIES

In 2001, the company has incurred $21 million of pretax charges related to transition and integration of activities in connection with the MacMillan Bloedel and Trus Joist acquisitions. These charges included one-time costs such as severance, relocation, closure of four packaging plants and dismantling costs.

     During 2000, the company incurred $56 million of pretax charges related to the MacMillan Bloedel and Trus Joist acquisitions. These charges included one-time costs of $8 million in the first quarter for the closure of a Weyerhaeuser containerboard packaging plant and $48 million of costs incurred throughout the year as a result of asset and working capital net realizations, severance, relocation and outplacement costs.

     In 1999, the company incurred $8 million during the fourth quarter for integration costs related to the MacMillan Bloedel acquisition.

NOTE 17. CHARGES FOR CLOSURE OF FACILITIES

In 2001, the company has incurred $64 million of pretax charges associated with the announced closures of three North American wood products facilities and two West Coast paper machines. These charges included $40 million of asset writedowns and $24 million for severance and other closure liabilities. The impaired assets, which had a net carrying value of approximately $84 million prior to the impairment, were written down to their estimated fair value less costs to sell of approximately $44 million.

     During the 1999 first quarter, the company recorded a pretax charge of $94 million for the impairment and disposition of certain long-lived assets. This charge was related to the company’s decision to sell its Composite Products business and ply-veneer facility and close a chip export facility. These facilities, with a net book value of $160 million, were located in Springfield, Oregon; Moncure, North Carolina; Adel, Georgia; and Coos Bay, Oregon. The Composite Products business and ply-veneer facility were sold in the second quarter of 1999. The chip export facility was closed in the fourth quarter of 1999.

NOTE 18. CHARGE FOR SETTLEMENT OF HARDBOARD SIDING CLAIMS

In the second quarter of 2000, the company took a pretax charge of $130 million to cover estimated costs of a nationwide class action settlement and claims related to hardboard siding. The company reassessed the adequacy of these reserves and increased its reserves by an additional $43 million during 2001. The settlement was approved by the Superior Court, San Francisco County, California, in December 2000. This is a claims-based settlement, which means that the claims will be paid as submitted over a nine-year period. An independent adjuster will review each claim submitted and determine if it qualifies for payment under the terms of the settlement agreement.

     The company has negotiated settlements with its insurance carriers for recovery of certain costs related to these claims. As of the end of 2001, the company has received recoveries from insurance carriers in the amount of $38 million and has accrued an additional $13 million for insurance settlement receivables.

WEYERHAEUSER 2001 ANNUAL REPORT 60

NOTE 19. SHAREHOLDERS’ INTEREST

PREFERRED AND PREFERENCE SHARES

The company is authorized to issue:

     •     7,000,000 preferred shares having a par value of $1.00 per share, of which none were issued and outstanding at December 30, 2001, and December 31, 2000; and

     •     40,000,000 preference shares having a par value of $1.00 per share, of which none were issued and outstanding at December 30, 2001, and December 31, 2000.

     The preferred and preference shares may be issued in one or more series with varying rights and preferences including dividend rates, redemption rights, conversion terms, sinking fund provisions, values in liquidation and voting rights. When issued, the outstanding preferred and preference shares rank senior to outstanding common shares as to dividends and assets available on liquidation.

COMMON SHARES

During 2001, the company issued 2,026,219 common shares to the holders of Exchangeable Shares (described below) who exercised their rights to exchange the shares.

     During 2000, the company repurchased 16,181,600 shares of outstanding common stock. This completed the repurchase of 12 million shares authorized by the company’s board of directors in February 2000 and began the repurchase of an additional 10 million shares authorized by the board in June 2000. Also during 2000, the company issued 3,687,745 common shares to the holders of Exchangeable Shares who exercised their rights to exchange the shares.

     On November 1, 1999, the company issued 20,156,809 common shares to common shareholders of MacMillan Bloedel as part of the purchase price of that company. During the months of November and December 1999, the company issued an additional 4,567,837 common shares to the holders of Exchangeable Shares who exercised their right to exchange the shares.

A reconciliation of common share activity for the three years ended December 30, 2001, is as follows:

IN THOUSANDS	2001	2000	1999

Balance at beginning of year	213,898	226,039	199,009
New issuance	—	45	20,157
Retraction of exchangeable shares	2,026	3,688	4,568
Repurchase of common shares	—	(16,182)	—
Stock options exercised	650	308	2,305

Balance at end of year	216,574	213,898	226,039

EXCHANGEABLE SHARES

Through December 30, 2001, Weyerhaeuser Company Ltd., a wholly owned Canadian subsidiary of the company, issued 13,565,802 Exchangeable Shares to common shareholders of MacMillan Bloedel as part of the purchase price of that company. These Exchangeable Shares are, as nearly as practicable, the economic equivalent of the company’s common shares, i.e., they have the following rights:

     •     The right to exchange such shares for Weyerhaeuser common shares on a one-to-one basis.

     •     The right to receive dividends, on a per-share basis, in amounts that are the same as, and are payable at the same time as, dividends declared on Weyerhaeuser common shares.

     •     The right to vote at all shareholder meetings at which Weyerhaeuser shareholders are entitled to vote on the basis of one vote per Exchangeable Share.

     •     The right to participate upon a Weyerhaeuser liquidation event on a pro-rata basis with the holders of Weyerhaeuser common shares in the distribution of assets of Weyerhaeuser.

A reconciliation of Exchangeable Share activity for the three years ended December 30, 2001, is as follows:

IN THOUSANDS	2001	2000	1999

Balance at beginning of year	5,315	8,810	—
New issuance	—	193	13,373
Debentures converted to exchangeable shares	—	—	5
Retraction	(2,026)	(3,688)	(4,568)

Balance at end of year	3,289	5,315	8,810

WEYERHAEUSER 2001 ANNUAL REPORT 61

CUMULATIVE OTHER COMPREHENSIVE EXPENSE

The company’s cumulative other comprehensive expense includes:

DOLLAR AMOUNTS IN MILLIONS	DECEMBER 30, 2001	DECEMBER 31, 2000

Foreign currency translation adjustments	$(306)	$(170)
Additional minimum pension liability adjustments	(43)	(8)
Cash flow hedge fair value adjustments	4	—

	$(345)	$(178)

NOTE 20. STOCK-BASED COMPENSATION PLAN

The company’s Long-Term Incentive Compensation Plan (the “Plan”) was approved at the 1998 Annual Meeting of Shareholders. The Plan provides for the purchase of the company’s common stock at its market price on the date of grant by certain key officers and other employees of the company and its subsidiaries who are selected from time to time by the Compensation Committee of the Board of Directors. No more than 20 million shares may be issued under the Plan. The term of options granted under the Plan may not exceed 10 years from the grant date. Grantees are 25 percent vested after one year, 50 percent after two years, 75 percent after three years, and 100 percent after four years.

     During 2001, the Weyerhaeuser Company Board of Directors approved a program for a limited number of company employees who had been prohibited for more than two years from exercising options previously granted to them under company option plans as a result of prohibitions on trading put in place by the company in connection with material transactions. The program, which is open to the company’s executive officers, allows participants to exercise options granted to them under the company’s 1998 Long-Term Incentive Plan and prior company option plans and sell to the company the shares acquired upon exercise. The company purchases the shares at their market price on the date of exercise. The remaining terms of the options are governed by the plans under which the options were granted.

     The company accounts for all options under APB Opinion No. 25 and related interpretations, under which no compensation expense had been recognized prior to 2001. The options that are subject to the company repurchase program implemented during 2001 are subject to variable stock compensation accounting. Compensation expense of $4 million was recognized during 2001 related to these options.

     Had compensation costs for the Plan been determined consistent with FASB Statement No. 123, Accounting for Stock-Based Compensation, net income and earnings per share would have been reduced to the following pro forma amounts:

	2001	2000	1999

Net income (in millions):
As reported	$354	$840	$527
Pro forma	336	825	513
Basic earnings per share:
As reported	$1.61	$3.72	$2.56
Pro forma	1.53	3.66	2.49
Diluted earnings per share:
As reported	$1.61	$3.72	$2.55
Pro forma	1.52	3.65	2.48

     Because the Statement No. 123 method of accounting has not been applied to options granted prior to fiscal year 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

	2001	2000	1999

Risk-free interest rate	5.10%	6.52%	5.00%
Expected life	4.7 years	3.8 years	4.5 years
Expected volatility	29.34%	29.00%	28.19%
Expected dividend yield	3.04%	3.02%	2.90%

     Changes in the number of shares subject to option are summarized as follows:

	2001	2000	1999

Shares (in thousands):
Outstanding, beginning of year	8,721	7,275	7,230
Granted	2,289	1,945	1,786
Exercised	(822)	(366)	(2,620)
Forfeited	(111)	(132)	(93)
Expired	(7)	(1)	—
Acquired	—	—	972

Outstanding, end of year	10,070	8,721	7,275

Exercisable, end of year	4,798	3,733	2,282

Weighted average exercise price:
Outstanding, beginning of year	$50.51	$49.56	$46.15
Granted	52.69	53.00	55.12
Exercised	46.02	44.31	41.96
Forfeited	45.94	52.45	50.03
Expired	25.25	20.56	—
Outstanding, end of year	51.35	50.51	49.56
Weighted average grant date fair value of options	13.09	12.99	13.14

WEYERHAEUSER 2001 ANNUAL REPORT 62

The following table summarizes information about stock options outstanding at December 30, 2001 (options in thousands):

					WEIGHTED AVERAGE
		WEIGHTED AVERAGE		WEIGHTED AVERAGE	REMAINING
	OPTIONS	EXERCISE PRICE	OPTIONS	EXERCISE PRICE	CONTRACTUAL
PRICE RANGE	OUTSTANDING	OPTIONS OUTSTANDING	EXERCISABLE	OPTIONS EXERCISABLE	LIFE (YEARS)

$25-$39	294	$38.72	253	$38.83	3.34
$40-$49	2,218	46.02	2,067	45.97	3.98
$50-$69	7,558	53.41	2,478	53.66	7.74

	10,070		4,798

NOTE 21. ACQUISITIONS

CEDAR RIVER PAPER COMPANY

On July 2, 2001, the company acquired the remaining 50 percent interest in Cedar River Paper Company (CRPC), a joint venture in Cedar Rapids, Iowa, that manufactures liner and medium containerboard from recycled fiber. Prior to July 2, 2001, the company held a 50 percent interest in CRPC, which was reported as an investment in equity affiliates.

     The company accounted for the transaction using the purchase method of accounting. Accordingly, the assets and liabilities of the acquired company were included in the Consolidated Balance Sheet, and the operating results were included in the Consolidated Statement of Earnings beginning July 2, 2001. Weyerhaeuser paid $261 million, net of cash acquired, to purchase the remaining interest in CRPC and pay down all outstanding CRPC debt.

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

     The company accounted for the transaction using the purchase method of accounting. Accordingly, the assets and liabilities of the acquired company were included in the Consolidated Balance Sheets at December 30, 2001, and December 31, 2000. In addition, the operating results of TJI were included in the Consolidated Statement of Earnings beginning January 6, 2000.

     The purchase price, plus estimated direct transaction costs and expenses, and the deferred tax effect of applying purchase accounting was calculated as follows:

DOLLAR AMOUNTS IN MILLIONS
Purchase price of tender offer and stock option cash-out	$732
Direct transaction costs and expenses	20
Deferred tax effect of applying purchase accounting	120
Less: historical net assets	(261)

Total excess costs	$611

The excess purchase price was allocated as follows:

DOLLAR AMOUNTS IN MILLIONS
Property, plant and equipment	$288
Goodwill	323

Total excess costs	$611

     Property, plant and equipment are being depreciated over not more than 20 years. Goodwill is being amortized on a straight-line basis over 40 years through 2001, after which amortization will cease and goodwill will be accounted for in accordance with FASB Statement 142, Goodwill and Other Intangibles. See Prospective Accounting Pronouncements within “Note 1. Summary of Significant Accounting Policies.”

AUSTRALIAN SAWMILLS AND DISTRIBUTION CAPABILITIES

During the 2000 second quarter, the company completed its acquisition of two sawmills and related assets in Australia from CSR Ltd. of Australia (CSR).

     Weyerhaeuser paid approximately U.S. $48 million in cash and assumed $7 million in debt to acquire:

     •     Two sawmills with a combined annual production capacity of 171 million board feet of lumber. The mills are located in Tumut, New South Wales, and Caboolture, Queensland.

     •     CSR’s 70 percent stake in Pine Solutions, Australia’s largest softwood timber distributor. RII Weyerhaeuser World Timberfund L.P., a partnership between Weyerhaeuser and UBS Brinson, acquired a 30 percent ownership of Pine Solutions during 1999.

WEYERHAEUSER 2001 ANNUAL REPORT 63

COAST MOUNTAIN HARDWOODS

During the 2000 fourth quarter, the company’s wholly owned Canadian subsidiary, Weyerhaeuser Company Ltd., acquired the operations of Coast Mountain Hardwoods, a subsidiary of Advent International Corp., in British Columbia for $26 million in cash. The purchase included a hardwood lumber mill producing more than 42 million board feet annually; dry kilns with annual capacity of 20 million board feet; an abrasive planer that produces more than 25 million board feet annually; and five volume-based forest licenses dispersed in the Vancouver, B.C., forest region.

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

     The company accounted for the transaction using the purchase method of accounting. Accordingly, the assets and liabilities of the acquired company are included in the Consolidated Balance Sheets at December 30, 2001, and December 31, 2000. In addition, the operating results of MB for the period November 1, 1999, through December 26, 1999, and the 2000 and 2001 fiscal years were included in the company’s Consolidated Statement of Earnings for the periods ended December 26, 1999, December 31, 2000, and December 30, 2001, respectively.

     The purchase price to MB shareholders of $2,323 million was calculated as follows:

Weyerhaeuser common and exchangeable shares issued through December 31, 2000	33,767,088
Multiplied by the average market price (U.S.)	$67.953

Value of common and exchangeable shares issued	$2,295
Value of outstanding MB shares not exchanged as of December 31, 2000	3
Value of replacement options issued for MB stock options	25

Total purchase price	$2,323

     The purchase price to MB shareholders, plus direct transaction costs and expenses, additional accrued liabilities and the deferred tax effect of applying purchase accounting over the historical net assets of MB, was calculated as follows:

DOLLAR AMOUNTS IN MILLIONS
Purchase price to MB shareholders	$2,323
Direct transaction costs and expenses	18
Additional accrued liabilities	64
Deferred tax effect of applying purchase accounting	381
Less: historical net assets	(927)

Total excess costs	$1,859

The excess purchase price was allocated as follows:

DOLLAR AMOUNTS IN MILLIONS
Plant, property and equipment, timber and timberlands, and investment in equity affiliates	$1,030
Goodwill	829

Total excess costs	$1,859

     Property, plant and equipment are being depreciated over not more than 20 years, and timber and timberlands are being amortized over 25 to 40 years. Goodwill is being amortized on a straight-line basis over 40 years through 2001, after which amortization will cease and goodwill will be accounted for in accordance with FASB Statement 142, Goodwill and Other Intangibles. See Prospective Accounting Pronouncements within “Note 1. Summary of Significant Accounting Policies.”

     Summarized unaudited pro forma information, assuming this acquisition occurred at the beginning of fiscal 1999, is as follows:

PRO FORMA INFORMATION (UNAUDITED)

DOLLAR AMOUNTS IN MILLIONS,
EXCEPT PER-SHARE FIGURES 1999	1999

Net sales and revenues	$15,259
Net earnings before the cumulative effect of a change in an accounting principle and extraordinary items	691
Net earnings	599
Earnings per share:
Basic	2.56
Diluted	2.55

WEYERHAEUSER 2001 ANNUAL REPORT 64

NOTE 22. SUBSEQUENT EVENT

On November 29, 2000, Company Holdings, Inc. (CHI), a wholly owned subsidiary of the company, commenced a tender offer for all of the outstanding shares of common stock of Willamette Industries, Inc., at a price of $48 per share. Willamette is an integrated forest products company that produces building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags in over 100 plants located in the United States, Europe and Mexico and owns 1.7 million acres of forestlands in the United States. The company announced that it was increasing the tender offer price to $50 per share on May 7, 2001, and to $55 per share on December 13, 2001.

     On January 28, 2002, the company entered into a merger agreement with Willamette and CHI pursuant to which CHI filed an amended tender offer for all of the outstanding shares of common stock of Willamette at a purchase price of $55.50 per share. The amended tender offer expired at midnight on February 8, 2002, and on February 11, the company accepted for payment approximately 106.5 million tendered shares, including approximately 10.8 million shares with respect to which notices of guaranteed delivery were submitted, representing approximately 97 percent of the outstanding Willamette common stock. The company expects to consummate a merger of Willamette with CHI pursuant to which all the remaining outstanding Willamette shares, other than those held by the company, CHI or Willamette, will be converted into the right to receive $55.50 in cash and Willamette will become a wholly owned subsidiary of the company. Pursuant to the merger agreement, holders of options to purchase shares of Willamette common stock were able to elect to surrender their options in exchange for a per-option cash payment equal to the amount by which $55.50 exceeded the option exercise price. At the time of the merger, options that were not surrendered will become options to purchase company shares in an amount and at an exercise price adjusted by a conversion ratio based on $55.50 per share (the per-share amount paid in the tender offer and the merger) and the market price of a share of the company’s common stock. The total transaction amount, including share purchases, direct transaction costs and expenses, and the assumption of approximately $1.7 billion of Willamette’s outstanding indebtedness, is expected to be approximately $8.0 billion.

     Due to the timing and status of the merger proceedings, the inclusion of additional information regarding the acquisition, including Willamette historical and pro forma financial information, is not practicable.

NOTE 23. BUSINESS SEGMENTS

The company is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products. The business segments are timberlands (including logs, chips and timber); wood products (including softwood lumber, plywood and veneer; composite panels; oriented strand board; hardwood lumber; treated products; engineered lumber; raw materials; and building materials distribution); pulp, paper and packaging (including pulp, paper, containerboard, packaging, paperboard and recycling); and real estate and related assets.

     The timber-based businesses involve a high degree of integration among timber operations; building materials conversion facilities; and pulp, paper, containerboard and paperboard primary manufacturing and secondary conversion facilities. This integration includes extensive transfers of raw materials, semi-finished materials and end products between and among these groups. The company’s accounting policies for segments are the same as those described in “Note 1. Summary of Significant Accounting Policies.” Management evaluates segment performance based on the contributions to earnings of the respective segments. Accounting for segment profitability in integrated manufacturing sites involves allocation of joint conversion and common facility costs based upon the extent of usage by the respective product lines at that facility. Transfer of products between segments is accounted for at current market values.

WEYERHAEUSER 2001 ANNUAL REPORT 65

An analysis and reconciliation of the company’s business segment information to the respective information in the consolidated financial statements is as follows:

FOR THE THREE-YEAR PERIOD ENDED DECEMBER 30, 2001
DOLLAR AMOUNTS IN MILLIONS	2001	2000	1999

Sales to and revenues from unaffiliated customers:
Timberlands	$1,024	$1,091	$667
Wood products	6,254	6,813	5,520
Pulp, paper and packaging	5,655	6,519	5,175
Real estate and related assets	1,461	1,377	1,236
Corporate and other	151	180	182

	$14,545	$15,980	$12,780

Intersegment sales:
Timberlands	$804	$924	$537
Wood products	219	277	249
Pulp, paper and packaging	149	152	122
Corporate and other	13	20	11

	1,185	1,373	919

Total sales and revenues	15,730	17,353	13,699
Intersegment eliminations	(1,185)	(1,373)	(919)

	$14,545	$15,980	$12,780

Approximate contribution (charge) to earnings:(1)
Timberlands	$469	$576	$535
Wood products	34	206	470
Pulp, paper and packaging	359	938	310
Real estate and related assets	264	259	190
Corporate and other	(272)	(321)	(272)

	854	1,658	1,233
Interest expense(1)	(420)	(422)	(337)
Less capitalized interest	82	87	74

Earnings before income taxes and the cumulative effect of a change in an accounting principle	516	1,323	970
Income taxes	(162)	(483)	(354)

Earnings before the cumulative effect of a change in an accounting principle	354	840	616
Cumulative effect of a change in an accounting principle	—	—	(89)

	$354	$840	$527

Depreciation, amortization and fee stumpage:
Timberlands	$84	$84	$51
Wood products	256	263	181
Pulp, paper and packaging	475	452	373
Real estate and related assets	7	6	6
Corporate and other	54	54	29

	$876	$859	$640

Noncash charges for integration of facilities:
Wood products	$19	$34	$8
Pulp, paper and packaging	—	15	—
Corporate and other	2	7	—

	$21	$56	$8

Noncash charges for closure of facilities:
Wood products	$32	$—	$94
Pulp, paper and packaging	32	—	—

	$64	$—	$94

Equity in income/(loss) from equity affiliates and unconsolidated entities:
Timberlands	$8	$11	$3
Wood products	—	—	4
Pulp, paper and packaging	35	48	19
Real estate and related assets	27	76	39
Corporate and other	(10)	(6)	—

	$60	$129	$65

Capital expenditures (including acquisitions):
Timberlands	$188	$174	$104
Wood products	191	1,139	143
Pulp, paper and packaging	660	418	279
Real estate and related assets	2	17	11
Corporate and other	36	30	29

	$1,077	$1,778	$566

Investments in and advances to equity affiliates and unconsolidated entities:
Timberlands	$305	$280	$270
Wood products	2	3	406
Pulp, paper and packaging	223	285	274
Real estate and related assets (less reserves)	60	205	124
Corporate and other	11	11	—

	$601	$784	$1,074

Assets:
Timberlands	$2,819	$2,751	$2,212
Wood products	4,094	4,839	3,788
Pulp, paper and packaging	7,071	7,164	7,198
Real estate and related assets	2,017	2,035	1,939
Corporate and other	2,922	1,889	3,641

	18,923	18,678	18,778
Less: Intersegment eliminations	(630)	(504)	(439)

	$18,293	$18,174	$18,339

(1)	Interest expense of $6 million, $16 million and $14 million in 2001, 2000 and 1999, respectively, is included in the determination of “approximate contribution to earnings” and excluded from “interest expense” for financial services businesses.

WEYERHAEUSER 2001 ANNUAL REPORT 66

NOTE 24. GEOGRAPHICAL AREAS

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

Selected information related to the company’s operations by geographical area is as follows:

FOR THE THREE-YEAR PERIOD ENDED DECEMBER 30, 2001
DOLLAR AMOUNTS IN MILLIONS	2001	2000	1999

Sales to and revenues from unaffiliated customers:
United States	$11,794	$12,679	$10,365
Japan	695	922	688
Canada	1,100	1,394	823
Europe	417	555	457
Other foreign countries	539	430	447

	$14,545	$15,980	$12,780

Export sales from the United States:
Japan	$493	$585	$548
Other	758	928	744

	$1,251	$1,513	$1,292

Earnings before income taxes and cumulative effect of a change in an accounting principle:
United States	$685	$1,051	$778
Foreign entities	(169)	272	192

	$516	$1,323	$970

Long-lived assets:
United States	$8,349	$8,257	$7,081
Canada	3,205	3,221	3,247
Other foreign countries	67	109	65

	$11,621	$11,587	$10,393

NOTE 25. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

DOLLAR AMOUNTS IN MILLIONS	FIRST	SECOND	THIRD	FOURTH
EXCEPT PER-SHARE FIGURES	QUARTER	QUARTER	QUARTER	QUARTER	YEAR

Net sales:
2001	$3,553	$3,842	$3,752	$3,398	$14,545
2000	3,888	4,116	3,934	4,042	15,980
Operating income:
2001	220	305	189	43	757
2000	433	337	363	358	1,491
Earnings before income taxes and cumulative effect of a change in an accounting principle:
2001	170	248	122	(24)	516
2000	387	317	313	306	1,323
Net earnings:
2001	107	171	91	(15)	354
2000	244	203	199	194	840
Net earnings per share:
Basic
2001	.49	.78	.41	(.07)	1.61
2000	1.04	.89	.90	.88	3.72
Diluted
2001	.49	.78	.41	(.07)	1.61
2000	1.04	.89	.90	.88	3.72
Dividends per share:
2001	.40	.40	.40	.40	1.60
2000	.40	.40	.40	.40	1.60
Market prices-high/low:
2001	57 3/4-47 11/16	62 1/16-48	60-45 11/16	55 1/2-47 3/8	62 1/16-45 11/16
2000	74 1/2-47 7/16	64 3/4-42 5/8	51 11/16-37 1/4	52 3/8-36 1/16	74 1/2-36 1/16

WEYERHAEUSER 2001 ANNUAL REPORT 67

     NOTE 26. HISTORICAL SUMMARY

DOLLAR AMOUNTS IN MILLIONS EXCEPT PER-SHARE FIGURES	2001		2000		1999		1998		1997

PER SHARE:
Basic net earnings (loss) from continuing operations, before extraordinary item and effect
of accounting changes	$1.61		3.72		2.99		1.48		1.72
Extraordinary item	$—		—		—		—		—
Effect of accounting changes	$—		—		(.43	)(3)	—		—

Basic net earnings (loss)	$1.61		3.72		2.56		1.48		1.72

Diluted net earnings (loss) from continuing operations, before extraordinary item and effect of accounting changes	$1.61		3.72		2.98		1.47		1.72
Extraordinary item	$—		—		—		—		—
Effect of accounting changes	$—		—		(.43	)(3)	—		—

Diluted net earnings (loss)	$1.61		3.72		2.55		1.47		1.72

Dividends paid	$1.60		1.60		1.60		1.60		1.60
Shareholders’ interest (end of year)	$30.45		31.17		30.54		22.74		23.30

FINANCIAL POSITION:
Total assets:
Weyerhaeuser	$16,276		16,139		16,400		10,934		11,071
Real estate and related assets	$2,017		2,035		1,939		1,900		2,004

	$18,293		18,174		18,339		12,834		13,075

Long-term debt (net of current portion):
Weyerhaeuser:
Long-term debt	$5,095		3,953		3,945		3,397		3,483
Capital lease obligations	$—		2		1		2		2
Convertible subordinated debentures	$—		—		—		—		—
Limited recourse income debenture	$—		—		—		—		—

	$5,095		3,955		3,946		3,399		3,485

Real estate and related assets:
Long-term debt	$522		200		357		580		682

Shareholders’ interest	$6,695		6,832		7,173		4,526		4,649
Percent earned on shareholders’ interest	5.2%		12.0%		9.0%		6.4%		7.4%

OPERATING RESULTS:
Net sales and revenues:
Weyerhaeuser	$13,084		14,603		11,544		10,050		10,611
Real estate and related assets	$1,461		1,377		1,236		1,192		1,093

	$14,545		15,980		12,780		11,242		11,704

Net earnings (loss) before extraordinary item and effect of accounting changes:
Weyerhaeuser	$180	(1)	676	(2)	495	(3)	214	(4)	271	(5)
Real estate and related assets	$174		164		121		80		71

	$354		840		616		294		342
Extraordinary item	$—		—		—		—		—
Effect of accounting changes	$—		—		(89	)(3)	—		—

Net earnings (loss)	$354		840		527		294		342

STATISTICS (UNAUDITED):
Number of employees	44,843		47,244		44,770		36,309		35,778
Salaries and wages	$2,296		2,260		1,895		1,695		1,706
Employee benefits	$483		500		392		351		355
Total taxes	$486		826		579		437		478
Timberlands (thousands of acres):
U.S. and Canadian fee ownership	5,935		5,938		5,914		5,099		5,171
Long-term license arrangements	32,605		31,648		32,786		27,002		23,715
Number of shareholder accounts at year-end:
Common	16,127		17,437		18,732		19,559		20,981
Exchangeable	1,573		1,736		1,590		—		—
Weighted average shares outstanding (thousands)	219,644		225,419		205,599		198,914		198,967

WEYERHAEUSER 2001 ANNUAL REPORT 68

1996	1995		1994	1993		1992	1991

2.34	3.93		2.86	2.58		1.83	(.50)
—	—		—	.25	(7)	—	—
—	—		—	—		—	(.30	)(9)

2.34	3.93		2.86	2.83		1.83	(.80)

2.33	3.92		2.86	2.56		1.82	(.50)
—	—		—	.25	(7)	—	—
—	—		—	—		—	(.30	)(9)

2.33	3.92		2.86	2.81		1.82	(.80)

1.60	1.50		1.20	1.20		1.20	1.20
23.21	22.57		20.86	19.34		17.85	17.25

10,968	10,359		9,750	9,087		8,566	7,551
2,628	2,894		3,408	3,670		9,720	9,435

13,596	13,253		13,158	12,757		18,286	16,986

3,546	2,983		2,713	2,998		2,659	2,195
2	2		—	—		—	—
—	—		—	—		193	193
—	—		—	—		188	204

3,548	2,985		2,713	2,998		3,040	2,592

814	1,608		1,873	2,086		2,411	2,421

4,604	4,486		4,290	3,966		3,646	3,489
10.2%	18.2%		14.3%	15.2%		10.4%	(4.4)%

10,568	11,318		9,714	8,726		8,101	7,516
1,009	919		1,117	1,230		1,522	1,606

11,577	12,237		10,831	9,956		9,623	9,122

434	981		576	459		332	(25)
29	(182	)(6)	13	68		40	(76)

463	799		589	527		372	(101	)(8)
—	—		—	52	(7)	—	—
—	—		—	—		—	(61	)(9)

463	799		589	579		372	(162)

39,020	39,558		36,665	36,748		39,022	38,669
1,781	1,779		1,610	1,585		1,580	1,476
370	408		357	347		323	321
557	736		618	577		443	173

5,326	5,302		5,587	5,512		5,592	5,488
22,863	22,866		17,849	17,845		18,828	13,491

22,528	23,446		24,131	25,282		26,334	26,937
—	—		—	—		—	—
198,318	203,525		205,543	204,866		203,373	201,578

(1)	2001 results reflect charges of $157 million less related tax effect of $59 million, or $98 million, for the impairment of long-lived assets to be disposed of and integration costs of acquisitions and costs associated with streamlining internal support services. 2001 results also reflect one-time tax benefits of $29 million.

(2)	2000 results reflect charges of $205 million less related tax effect of $76 million, or $129 million, for settlement of hardboard siding claims, integration costs of acquisitions and costs associated with streamlining internal support services.

(3)	1999 results reflect charges of $276 million less related tax effect of $102 million, or $174 million, for the cumulative effect of a change in an accounting principle, impairment of long-lived assets to be disposed of, closure costs related to acquisitions and Year 2000 remediation.

(4)	1998 results reflect nonrecurring charges of $67 million less related tax effect of $25 million, or $42 million for closure of facilities.

(5)	1997 results reflect net nonrecurring charges of $13 million less related tax effect of $4 million, or $9 million for closure and restructuring charges, net of gains on the sale of businesses.

(6)	1995 results reflect a charge for disposal of certain real estate assets of $290 million less related tax effect of $106 million, or $184 million.

(7)	1993 results reflect an extraordinary net gain as a result of extinguishing certain debt obligations of $86 million less related tax effect of $34 million, or $52 million.

(8)	1991 results reflect restructuring and other charges of $445 million less related tax effect of $162 million, or $283 million.

(9)	1991 effects of accounting changes include a net after-tax charge of $61 million resulting from implementation of two financial accounting standards.

WEYERHAEUSER 2001 ANNUAL REPORT 69