Form 10-K, Exhibit 13
period 2003-12-28
WEYERHAEUSER CO
filed 2004-03-05
CIK 106535

2003 WEYERHAEUSER ANNUAL REPORT

LOCATIONS

Weyerhaeuser is one of the world’s largest timberland owners.

•	In the United States, the company owns 6.0 million acres and leases approximately 800,000 acres of timberland in 10 states.

•	In Canada, the company holds long-term licenses on 29.9 million acres (12.1 million hectares) of publicly owned timberland in five provinces and owns 663,000 acres (269,000 hectares) in British Columbia.

SUSTAINABILITY

We make sure that trees grow back on all areas we harvest so this valuable resource will be sustained for future generations. We accomplish this using several methods, including planting more than 100 million seedlings every year.

CERTIFICATION

Weyerhaeuser is obtaining independent certification of our forest practices and environmental systems. At the end of 2003:

•	100 percent of our forests in the United States were certified as meeting the standards of the Sustainable Forestry Initiative®.

•	71 percent of the Canadian forests managed by Weyerhaeuser were certified as meeting the Canadian Standards Association’s Sustainable Forest Management Standard. Remaining forests should be CSA-certified by the end of 2004.

•	92 percent of our forests worldwide were registered to the ISO 14001 standard for environmental management systems. Remaining forests will be registered to ISO 14001 by the end of 2004.

NET SALES	2003	2002	2001	2000	1999

In millions of dollars
To unaffiliated customers:
Raw materials (logs, chips & timber)	$835	$773	$607	$737	$637
Other products	89	97	78	36	30

	$924	$870	$685	$773	$667

Intersegment sales	$1,290	$1,291	$1,044	$1,116	$803

SALES VOLUMES

In millions
Raw materials (cubic feet)	413	370	286	310	287

ANNUAL PRODUCTION

In millions
Logs (cubic feet)	629	663	517	606	521
Fee depletion (cubic feet)	943	936	748	700	634

“Weyerhaeuser has a long history of carefully managing forests so they will grow and thrive for generations to come. Today, we have a strong, diversified timberlands portfolio that is unique and sustainable in its ability to generate shareholder value.
We’re dedicated to taking good care of this important resource.”

JACK P. TAYLOR, SENIOR VICE PRESIDENT, TIMBERLANDS

2003 WEYERHAEUSER ANNUAL REPORT

SOFTWOOD LUMBER

Across North America, Weyerhaeuser produces softwood lumber from a variety of species for structural and industrial uses around the world.

HARDWOOD LUMBER

Weyerhaeuser produces and sells branded hardwood lumber, proprietary quality boards and other specialty items to retailers, manufacturers and distributors throughout the world.

ENGINEERED PANEL PRODUCTS

Weyerhaeuser manufactures oriented strand board and plywood for residential and commercial construction. These structural panels are sold throughout North America, primarily to stocking dealers. Composite panels used for cabinets and furniture are sold to home improvement warehouses, retailers and industrial users in North America.

“We’re working aggressively to be successful under any market condition. Our strategy moving forward remains focused on converting timber efficiently, building on our strong market position, using technology to our advantage and closing or selling underperforming assets.”

WILLIAM R. CORBIN, EXECUTIVE VICE PRESIDENT WOOD PRODUCTS

ENGINEERED LUMBER PRODUCTS

Trus Joist manufactures a variety of engineered lumber products for structural framing and industrial uses. These branded and proprietary products are used worldwide for residential housing construction, industrial applications and light commercial construction.

WEYERHAEUSER BUILDING MATERIALS

With customer service centers across North America, Weyerhaeuser Building Materials provides branded products and sales, marketing, logistical and technical services to lumber dealers, home improvement warehouses, industrial manufacturers, and the manufactured housing and recreational vehicle industries.

NET SALES	2003	2002	2001	2000	1999

In millions of dollars
Softwood lumber	$3,281	$3,186	$2,751	$2,996	$2,415
Plywood and veneer	823	734	540	625	633
Oriented strand board and composite panels	1,502	1,028	741	892	839
Hardwood lumber	320	306	292	315	298
Engineered lumber products	1,179	1,148	1,070	966	409
Raw materials (logs, chips & timber)	321	472	433	492	211
Other products	818	718	666	776	715

	$8,244	$7,592	$6,493	$7,062	$5,520

SALES VOLUMES

In millions
Softwood lumber (board feet)	8,981	8,623	7,203	7,442	5,734
Plywood and veneer (square feet – 3/8”)	2,904	2,903	2,042	2,297	2,048
Composite panels (square feet – 3/4 ”)	1,210	1,147	253	379	410
Oriented strand board (square feet – 3/8”)	4,361	4,205	3,738	3,634	2,716
Hardwood lumber (board feet)	427	427	413	423	397
Raw materials (cubic feet)	488	595	549	692	305

ANNUAL PRODUCTION	CAPACITY	2003	2002	2001	2000	1999

In millions
Softwood lumber (board feet)	7,722	7,113	6,831	5,335	5,645	4,532
Plywood and veneer (square feet – 3/8”)	2,659	2,411	2,278	1,099	1,340	1,065
Composite panels (square feet – 3/4”)	1,095	988	864	93	206	281
Oriented strand board (square feet – 3/8”)	4,350	4,170	4,020	3,443	3,438	2,452
Hardwood lumber (board feet)	434	441	406	410	397	376

PRINCIPAL MANUFACTURING FACILITIES

Hardwood lumber	12	Composite panels	6	Engineered lumber products	19

Oriented strand board	10	Softwood lumber, plywood and veneer 56

2003 WEYERHAEUSER ANNUAL REPORT

PULP

Weyerhaeuser is one of the largest softwood pulp producers in the world, with facilities distributed across North America.

Our focus is predominantly softwood pulp and our primary markets are paper grade and fluff pulp.

We manufacture paper grade, absorbent, dissolving and specialty pulp grades for use in products such as fine writing, office and publication papers; diapers and absorbent personal care products; pharmaceuticals; and photographic-based papers.

FINE PAPER

Weyerhaeuser produces uncoated free sheet in eight mills distributed broadly across North America. Our machines are among the most modern in the industry, helping to position us as a low-cost producer.

The Printing and Publishing Papers group markets and sells opaque and offset printing papers along with a line of papers for book, catalog and magazine publishing.

The Business and Converting group markets and sells xerographic paper, envelope rolls, engineering rolls (used for architectural drawings), and letter and legal cut-size papers for electronic imaging applications.

The Enterprise Group distributes stock computer and other preprinted forms, digital papers and business papers. The organization is supported by a network of distribution centers in the United States.

LIQUID PACKAGING BOARD

Weyerhaeuser has one facility that manufactures liquid packaging board, used primarily for the production of liquid containers.

NEWSPRINT

Our newsprint business, NORPAC, is a joint venture with Nippon Paper Industries that makes high-quality newsprint used in the United States and Japan.

NET SALES	2003	2002	2001	2000	1999

In millions of dollars
Pulp	$1,305	$1,196	$1,134	$1,416	$1,192
Paper	2,182	2,163	1,037	1,115	937
Coated groundwood	140	126	148	169	160
Liquid packaging board	198	179	198	198	186
Other products	37	34	42	62	137

	$3,862	$3,698	$2,559	$2,960	$2,612

SALES VOLUMES

In thousands
Pulp (air-dry metric tons)	2,479	2,378	2,113	2,129	2,273
Paper (tons)[1]	2,822	2,742	1,301	1,375	1,240
Coated groundwood (tons)	234	210	206	214	220
Liquid packaging board (tons)	256	229	243	255	248
Paper converting (tons)	1,882	1,859	831	829	788

ANNUAL PRODUCTION	CAPACITY	2003	2002	2001	2000	1999

In thousands
Pulp (air-dry metric tons)	2,840	2,522	2,281	2,140	2,282	2,219
Paper (tons)[1]	3,045	2,833	2,611	1,244	1,388	1,292
Coated groundwood (tons)	240	239	210	211	215	219
Liquid packaging board (tons)	260	261	227	240	261	251
Paper converting (tons)	2,175	1,882	1,844	777	850	779

PRINCIPAL MANUFACTURING FACILITIES

Pulp	12	Liquid packaging board	1	Paper	8

Paper converting	16	Coated groundwood	1

“Through acquisitions and internal improvements, we’ve created a strong, streamlined, customer-focused organization. We believe our product range, market access and commitment to excellent service and quality give us a unique competitive advantage.”

MICHAEL R. ONUSTOCK, SENIOR VICE PRESIDENT, PULP & WHITE PAPER

1Includes unprocessed rolls and converted paper volumes.

2003 WEYERHAEUSER ANNUAL REPORT

CONTAINERBOARD

Weyerhaeuser manufactures a full range of corrugating medium and linerboard grades at 10 facilities in the United States and Mexico.

Linerboard is used for the inside and outside facing of a corrugated box.

Medium is used in forming the fluted, or wavy, portion of corrugated boxes to provide strength and product protection.

PACKAGING

Weyerhaeuser operates a network of 97 packaging plants that make corrugated boxes for a range of industrial, agricultural and consumer products in the United States and Mexico.

SPECIALTY PACKAGING

Weyerhaeuser operates a range of specialty packaging facilities that produce inks and plates, graphics, single-face and preprint products, and retail packaging displays.

The Kraft Bags division has four plants that manufacture paper bags used by grocery, department, drug and hardware stores, as well as fast-food restaurants.

RECYCLING

Weyerhaeuser Recycling collects and sorts more than 50 grades of recovered paper at 19 plants across the United States.

We are one of the world’s largest paper recyclers, with more than 6 million tons of recycled materials consumed or sold globally each year.

The business comprises three main areas: recovered-paper collection, recovered-paper purchase from outside sources (for use by Weyerhaeuser containerboard mills) and recovered-paper sales to outside manufacturers.

This business also provides document-destruction services and includes a large national brokerage system.

NET SALES	2003	2002	2001	2000	1999

In millions of dollars
Containerboard	$304	$350	$346	$450	$185
Packaging	3,544	3,466	2,471	2,670	2,083
Recycling	247	229	212	370	255
Bags	80	75	—	—	—
Other products	147	92	67	69	40

	$4,322	$4,212	$3,096	$3,559	$2,563

SALES VOLUMES

In thousands
Containerboard (tons)	890	983	883	1,055	576
Packaging (MSF)	72,741	70,330	48,870	52,886	45,203
Recycling (tons)	2,290	2,292	2,837	3,177	2,785
Kraft bags and sacks (tons)	100	93	—	—	—

ANNUAL PRODUCTION	CAPACITY	2003	2002	2001	2000	1999

In thousands
Containerboard (tons)	6,300	6,003	6,004	3,699	3,578	2,622
Packaging (MSF)	106,000	77,830	75,100	51,646	55,932	47,404
Recycling (tons)	—	6,216	6,092	4,726	4,448	4,287
Kraft bags and sacks (tons)	155	98	93	—	—	—

PRINCIPAL MANUFACTURING FACILITIES

Containerboard	10	Recycling	19

Packaging	97	Kraft bags and sacks	4

“Our business is fully integrated with a diverse product mix and modern machines.
We continue to improve efficiency and productivity throughout our system while relentlessly driving out cost. We’re responding to rapid changes in the marketplace by focusing on helping our customers meet the needs of their customers.”

JAMES R. KELLER, SENIOR VICE PRESIDENT, CONTAINERBOARD PACKAGING & RECYCLING

2003 WEYERHAEUSER ANNUAL REPORT

PARDEE HOMES

As a developer of master-planned communities, Pardee’s broad product line ranges from homes built for the first-time home buyer through luxurious move-up homes. Pardee is the largest homebuilder in the Weyerhaeuser Real Estate Company portfolio, serving the Los Angeles, San Diego and Las Vegas markets.

QUADRANT HOMES

Quadrant’s homes are priced to be below most new-home construction and to directly compete with area resale activity. Quadrant is the largest homebuilder in the Puget Sound region of Washington state.

TRENDMAKER HOMES

In its target segment of luxurious production homes, Trendmaker has a significant share of the market and has an excellent reputation in the Houston area.

WINCHESTER HOMES

Winchester’s unique product offering allows home buyers to customize their luxury homes in a production building environment. It serves the Maryland and Virginia suburbs of the Washington, D.C., metropolitan area.

WEYERHAEUSER REALTY INVESTORS

WRI is an investment manager of, and investor in, development financing for midsized homebuilders. It has active investments in major metropolitan areas throughout the West as well as in Maryland and Virginia.

REVENUE	2003	2002	2001	2000	1999

In millions of dollars
	$2,029	$1,750	$1,461	$1,377	$1,236

UNIT STATISTICS

Single-family homes sold	5,005	4,374	3,868	3,833	3,431
Single-family homes closed	4,626	4,280	3,651	3,369	3,431
Single-family homes sold but not closed	2,261	1,882	1,788	1,571	1,107
Single-family gross margin (%)	25.7%	24.2%	23.1%	22.1%	20.7%

TOTAL ASSETS

In millions of dollars
	$2,004	$1,970	$2,017	$2,035	$1,939

“Weyerhaeuser Real Estate Company is diversified across six geographic markets.
Each of our companies is locally managed, with a powerful regional brand focused on the single-family housing market. Our desirable land pipeline, market-driven approach and performance-oriented culture position us well to continue generating strong returns.”

DANIEL S. FULTON, PRESIDENT, WEYERHAEUSER REAL ESTATE COMPANY

1 Defined as all southern California counties except San Diego.

2 Defined as San Diego County.

Description of the Business of the Company

FOR THE FISCAL YEAR 2003

Weyerhaeuser Company was incorporated in the state of Washington in January 1900 as Weyerhaeuser Timber Company. It is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate development and construction.

     Weyerhaeuser Company, including all of its majority-owned domestic and foreign subsidiaries (the company), has approximately 55,200 employees, of whom 53,800 are employed in its timber-based businesses, and of this number, approximately 23,000 are covered by collective bargaining agreements, which generally are negotiated on a multi-year basis.

     Approximately 1,400 of the company’s employees are involved in the activities of its Real Estate and Related Assets segment.

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

     In 2003, the company’s sales to customers outside the United States totaled $3.6 billion (including exports of $1.6 billion from the United States, $1.5 billion of Canadian export and domestic sales and $0.5 billion of other foreign sales), or 18 percent of total consolidated sales and revenues, consistent with 18 percent in 2002. All sales to customers outside the United States are subject to risks related to international trade and to political, economic and other factors that vary from country to country.

     Throughout this document, the term “company” refers to Weyerhaeuser Company and all of its majority-owned domestic and foreign subsidiaries. The term “Weyerhaeuser” refers to the forest products-based operations and excludes the Real Estate and Related Assets operations.

BUSINESS SEGMENTS

Timberlands Weyerhaeuser is engaged in the management of 6.7 million acres of company-owned and .8 million acres of leased commercial forestland in North America (4.5 million acres in the southern United States and 3.0 million acres in the Pacific Northwest and Canada), most of it highly productive and located extremely well to serve both domestic and international markets. Weyerhaeuser also has renewable, long-term licenses on 29.9 million acres of forestland located in five provinces throughout Canada that are managed by our Canadian operations. The standing timber inventory on these lands is approximately 493 million cunits (a cunit is 100 cubic feet of solid wood). The relationship between cubic measurement and the quantity of end products that may be produced from timber varies according to the species, size and quality of timber, and will change through time as the mix of these variables changes. The end products are generally measured in board feet for lumber and square feet for panel products. To sustain the timber supply from its fee timberlands, Weyerhaeuser is engaged in extensive planting, suppression of nonmerchantable species, precommercial and commercial thinning, fertilization, and operational pruning, all of which increase the yield from its fee timberland acreage.

     Weyerhaeuser accounts for the revenues and expenses associated with the management of company-owned and leased forestland in its Timberlands segment. Revenues and expenses associated with the management of licensed forestlands are included with the results of the operations they support, generally in the Wood Products segment.

     The company also manages forestlands in the Southern Hemisphere. The results of these international operations are included in the Corporate and Other segment.

Wood Products Weyerhaeuser’s wood products businesses produce and sell softwood lumber, plywood and veneer, oriented strand board and composite panels, hardwood lumber, and engineered lumber products. These products are sold primarily through the company’s own sales organizations and building materials distribution business. The raw materials required to produce these products are purchased from third parties, transferred at market price from Weyerhaeuser’s Timberlands segment, or obtained from long-term licensing arrangements. Building materials, including products not produced by Weyerhaeuser, such as treated products, are sold to wholesalers, retailers and industrial users.

Pulp and Paper Weyerhaeuser’s pulp and paper businesses include: Pulp, which manufactures chemical wood pulp for world markets, and Paper, which manufactures a range of both coated and uncoated papers and business forms marketed

Financial Report    PAGE 26

through our own sales force and through paper merchants and printers. In addition, through its investment in North Pacific Paper Corporation, Weyerhaeuser has a 50 percent interest in NORPAC, a joint venture that owns a newsprint manufacturing facility in Washington state.

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

Real Estate and Related Assets The Real Estate and Related Assets segment includes Weyerhaeuser Real Estate Company (WRECO), a wholly-owned subsidiary, and the company’s other real estate related activities. WRECO is primarily engaged in developing single-family housing and residential lots for sale, including development of master-planned communities. Operations are concentrated mainly in selected metropolitan areas in southern California, Nevada, Washington, Texas, Maryland and Virginia.

Corporate and Other Corporate and Other includes marine transportation (Westwood Shipping Lines, a wholly-owned subsidiary), distribution and converting facilities located outside North America, and general corporate support activities.

     The following international operations are included in Corporate and Other:

•	Weyerhaeuser, through its wholly-owned subsidiary Weyerhaeuser New Zealand Inc., owns a 51 percent financial interest and has a 50 percent voting interest in Nelson Forests Joint Venture, a New Zealand joint venture located on the northern end of the South Island. The joint venture assets consist of 148,000 acres of Crown Forest License cutting rights, 39,000 acres of freehold land and the Kaituna sawmill, with a capacity of 19 million board feet. Weyerhaeuser is responsible for the management and marketing activities of this joint venture.

•	Weyerhaeuser, through its wholly-owned subsidiary Weyerhaeuser Australia Pty. Ltd., owns a 70 percent interest in Pine Solutions, Australia’s largest softwood timber distributor; two sawmills with a combined production capacity of 158 million board feet of lumber; and 2,400 acres of cutting rights.

•	Weyerhaeuser, through its wholly-owned subsidiary Weyerhaeuser Forestlands International, is a 50 percent owner and managing general partner in RII Weyerhaeuser World Timberfund, L.P. (WTF), a limited partnership, which makes investments outside the United States. In Australia, WTF owns 50,500 acres of freehold land; leases 8,200 acres of radiata pine plantations; and owns two softwood lumber mills with a capacity of 115 million board feet, a lumber treating operation, a pine moulding plant, a remanufacturing plant, a chip export business and a 30 percent interest in Pine Solutions. This partnership also owns a Uruguayan venture, Colonvade, S.A., which has acquired over 246,000 acres of private grazing land that is currently being converted into plantation forests.

•	Weyerhaeuser, through its wholly-owned subsidiary Southern Cone Timber Investors Holding Company, LLC, owns a 50 percent interest in Southern Cone Timber Investors Limited, a joint venture that focuses on plantation forests in the Southern Hemisphere. This joint venture holds as its principal assets 69,000 acres of intensively managed eucalyptus and pine tree plantings in Uruguay.

•	Weyerhaeuser owns three composite panel facilities in Europe with production capacity of 240 million square feet (3/4” basis) of particleboard and 311 million square feet (3/4” basis) of medium density fiberboard.

NATURAL RESOURCE AND ENVIRONMENTAL MATTERS

Growing and harvesting timber are subject to numerous laws and government policies to protect the environment, nontimber resources such as wildlife and water, and other social values. Changes in those laws and policies can significantly affect local or regional timber harvest levels and market values of timber-based raw materials.

     In the United States, a number of fish and wildlife species that inhabit geographic areas near or within company timberlands have been listed as threatened or endangered under the federal Endangered Species Act (ESA) or similar state laws. Federal ESA listings include the northern spotted owl, marbled murrelet, a number of salmon species, bull trout and steelhead trout in the Pacific Northwest and the red-cockaded woodpecker, gopher tortoise and American burying beetle in the Southeast. Listings of additional species or populations may result from pending or future citizen petitions or be initiated by federal or state agencies. Federal and state requirements to protect habitat for threatened and endangered species have resulted in restric-

Financial Report    PAGE 27

tions on timber harvest on some timberlands, including some timberlands of the company. Additional listings of fish and wildlife species as endangered, threatened or sensitive under the ESA and similar state laws as well as regulatory actions taken by federal or state agencies to protect habitat for these species may, in the future, result in additional restrictions on timber harvests and other forest management practices, could increase operating costs, and could affect timber supply and prices.

     In the United States, federal, state and local regulations protecting water quality and wetlands also could affect future harvest and forest management practices on some of the company’s timberlands. Forest practice acts in some states in the United States increasingly affect present or future harvest and forest management activities. For example, in some states, these acts limit the size of clearcuts, require some timber to be left unharvested to protect water quality and fish and wildlife habitat, regulate construction and maintenance of forest roads, require reforestation following timber harvest, and contain procedures for state agencies to review and approve proposed forest practice activities. Some states and some local governments regulate certain forest practices through various permit programs. Each state in which the company owns timberlands has developed “best management practices” (BMPs) to reduce the effects of forest practices on water quality and aquatic habitats. Additional and more stringent regulations may be adopted by various state and local governments to achieve water-quality standards under the federal Clean Water Act, protect fish and wildlife habitats, or achieve other public policy objectives.

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

     The regulatory and nonregulatory forest management programs described above have increased operating costs, resulted in changes in the value of timber and logs from the company’s timberlands, and contributed to increases in the prices paid for wood products and wood chips during periods of high demand. These kinds of programs also can make it more difficult to respond to rapid changes in markets, extreme weather or other unexpected circumstances. One additional effect may be further reductions in usage of, and some substitution of other products for, lumber and plywood. The company does not believe that these kinds of programs have had, or in 2004 will have, a significant effect on the company’s total harvest of timber in the United States or any major U.S. region, although they may have such an effect in the future. Further, the company does not expect to be disproportionately affected by these programs as compared with typical owners of comparable timberlands. Likewise, management does not expect that these programs will significantly disrupt its planned operations over large areas or for extended periods.

     Weyerhaeuser’s forest operations in Canada are primarily carried out on public forestlands under forest licenses, although the company also owns substantial amounts of timberland in western British Columbia (B.C.). All forest operations are subject to forest practices and environmental regulations, and operations under licenses also are subject to contractual requirements between the company and the relevant province designed to protect environmental and other social values. In Canada, the federal Species at Risk Act (SARA) was enacted late in 2002 and began coming into force in phases beginning in June 2003. SARA enacts protective measures for species identified as being at risk and for critical habitat. A number of SARA provisions will come into force in 2004. It is anticipated that SARA will result in some additional restrictions on timber harvests and other forest management practices and will increase some operating costs for operators of forestlands in Canada beginning in 2004. SARA is also expected to affect timber supply and prices in the future.

     The company participates in the Canadian Standards Association Sustainable Forest Management System standard, a voluntary certification system that further protects certain public resources and values. Compliance with this standard will result in some increases in operating costs and curtailment of timber harvests in some areas in Canada.

     Many of these Canadian forestlands also are subject to the constitutionally protected treaty or common-law rights of the aboriginal peoples of Canada. Most of B.C. is not covered by treaties and, as a result, the claims of B.C.’s aboriginal peoples relating to forest resources are largely unresolved, although many aboriginal groups are actively engaged in treaty discussions with the governments of B.C. and Canada. Final or interim resolution of aboriginal claims may be expected to result in a negotiated decrease in the lands or timber available for forest operations under license in B.C., including the company’s licenses. In a case brought by the Council of Haida Nations against B.C., a court of general jurisdiction in B.C. ruled in 2002 that both the province of B.C. and the company have legally enforceable duties to the Haida to consult with and accommodate them with respect to forestry activities on the Queen Charlotte Islands. The ruling is currently being appealed to the Supreme Court of Canada, and a decision is expected in 2004. The negotiation and resolution of aboriginal land claims and any claim such as that brought by the Haida are expected to result in additional restrictions on the sale or harvest of timber and may increase operating costs and affect timber supply and prices in Canada. The company believes that such claims will not have a significant effect on the company’s total harvest of timber or production of forest products in 2004, although they may have such an effect in the future.

     The company is also subject to federal, state and provincial, and local pollution controls with regard to air, water and land; solid and hazardous waste management, disposal and reme-

Financial Report    PAGE 28

diation laws and regulations in all areas in which it has operations; as well as market demands with respect to chemical content of some products and use of recycled fiber. Compliance with these laws, regulations and demands usually involves capital expenditures as well as additional operating costs. The company cannot easily quantify future amounts of capital expenditures required to comply with these laws, regulations and demands, or the effects on operating costs, because in some instances, compliance standards have not been developed or have not become final or definitive. In addition, compliance with standards frequently serves other purposes such as extension of facility life, increase in capacity, changes in raw material requirements, or increase in economic value of assets or products. While it is difficult to isolate the environmental component of most manufacturing capital projects, the company estimates that capital expenditures for environmental compliance were approximately $159 million (25 percent of total capital expenditures, excluding acquisitions and Real Estate and Related Assets) in 2003. Based on its understanding of current regulatory requirements in the United States and Canada, the company expects that expenditures will be approximately $50 million in 2004 (7 percent of expected total capital expenditures, excluding acquisitions and Real Estate and Related Assets).

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

     The company spent approximately $8 million in 2003 and expects to spend approximately $12 million in 2004 on environmental remediation of these sites. It is the company’s policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. Based on currently available information, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals of $51 million by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $70 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes.

     The United States Environmental Protection Agency (U.S. EPA) has promulgated regulations dealing with air emissions from pulp and paper manufacturing facilities, including regulations on hazardous air pollutants that require use of maximum achievable control technology (MACT) and controls for pollutants that contribute to smog and haze. In addition, the U.S. EPA is developing MACT standards for air emissions from wood products facilities. Depending on the content of the final rules, the company anticipates that it might spend between $64 million and $140 million over the next several years to comply with the MACT standards. The final Cluster Rule package of regulations affecting the Pulp and Paper segment of the industry went into effect in 1998. The company expects to spend approximately $30 million over the next few years to achieve compliance with the Cluster Rules. The company cannot quantify future capital requirements needed to comply with the new regulations being developed by the U.S. EPA or Canadian environmental agencies because final rules have not been promulgated. However, the company does not anticipate at this time that compliance with the new regulations will result in capital expenditures in any year that are material in relation to the company’s annual capital expenditures.

     The American Forest & Paper Association has made a commitment on behalf of all members of the association to reduce greenhouse gas intensity by 2012. The company also is actively participating in negotiations between the Forest Products Association of Canada and Natural Resources Canada to define industry obligations for complying with Canada’s national plan for reducing greenhouse gas emissions over the next several years. The company cannot estimate what expenditures may ultimately be required to contribute to these commitments but does not expect significant expenditures in 2004. During 2003, Weyerhaeuser worked with international, national and regional policy makers in their efforts to develop technically sound and economically viable policies, practices and procedures for measuring, reporting and managing greenhouse gas emissions.

     The U.S. EPA has repealed the regulations promulgated in 2000 that would have required states to develop total maximum daily load (TMDL) allocations for pollutants in water bodies determined to be water-quality-impaired. However, states continue to promulgate TMDL requirements. The state TMDL requirements may set limits on pollutants that may be discharged to a body of water or set additional requirements, such as best management practices for nonpoint sources, including timberland operations, to reduce the amounts of pollutants. It is not possible to estimate the capital expenditures that may be required for the company to meet pollution allocations across the various proposed state TMDL programs until a specific TMDL is promulgated.

Financial Report    PAGE 29

Financial Review

FOR THE FISCAL YEAR 2003

ECONOMIC AND INDUSTRY FACTORS AFFECTING OPERATIONS

Historically, the company’s operating results have been affected by a variety of market conditions that influence demand and pricing for the company’s products. Certain factors, such as the health of the economy and the strength of the U.S. dollar, are cyclical in nature. The recent global recession, which decreased demand for a number of the company’s products, began to improve in 2003. In addition, the U.S. dollar weakened in 2003, making the company’s exports more competitive in offshore markets and imports into the United States less competitive. Other factors, such as the countervailing duties (CVD) on softwood lumber exported to the United States from Canada, the surge in containerboard capacity in Asia, and a trend toward electronic substitution for paper, may represent fundamental changes in the marketplace for the company’s products. The company’s results have also been affected by recent acquisitions, which have added substantial production capacity and significantly strengthened the company’s position in key market segments.

     Market pulp and uncoated free sheet demand was weak in 2001 and 2002 due largely to a global economic recession. The global economy improved, and Asia experienced faster economic growth in 2003, which contributed to increased demand for market pulp. In addition, the U.S. dollar weakened relative to the euro, which improved the competitive position of North American market pulp producers by making North American market pulp less costly relative to European market pulp. Demand and prices for market pulp were higher in 2003, primarily due to these two factors. However, demand and prices for uncoated free sheet were negatively affected by high unemployment, a lower level of advertising and, to an unknown degree, electronic technologies that are believed to be displacing paper in various end uses. The company continued to rationalize capacity for uncoated free sheet production and took market-related downtime in 2003.

     Despite the recovery of the U.S. economy in 2003, industrial production of nondurable goods fell for the third year in a row. As a result, demand for boxes also declined in 2003. To balance production and orders, the company permanently closed manufacturing facilities in 2002 and 2003 and took market-related downtime in 2003 for the fourth year in a row. The weakening of the U.S. dollar in 2003 aided the recovery of some manufacturing sectors in 2003.

     Low interest rates contributed to continued strength in the housing market and strong housing starts in the United States in 2003. As of the end of 2003, U.S. single-family housing starts were approximately 17 percent above year-ago levels on an annual basis. As a result, the Real Estate and Related Assets segment produced strong earnings in 2003. In addition, the oriented strand board (OSB) business benefited from strong demand for single-family construction in 2003. The strong demand for structural panels, combined with limited capacity growth, led to a tight OSB market, resulting in substantial increases in OSB prices from June 2003 to the end of the third quarter of 2003.

     Demand for lumber remained strong in 2003 due to the high level of housing starts, growing remodeling activity and a decline in lumber imports from Europe, South America and New Zealand in 2003. The weakening of the U.S. dollar in 2003 has also helped North American lumber producers regain market share in Japan. Lumber prices improved in 2003 after the difficult years of 2001 and 2002. The expiration of the Softwood Lumber Agreement in May 2001, and the resulting uncertainty about the imposition of CVD and anti-dumping penalties by the U.S. government, contributed to price volatility in 2001 and 2002. The trade restrictions also forced Canadian producers to lower production costs wherever possible. By late 2002, lumber prices, net of the trade duties, fell below the production costs of an average producer in interior British Columbia (as estimated by mill survey data taken by Resource Information Systems, Inc. — RISI). In 2003, the market finally reflected the full cost of the CVD and anti-dumping penalties that Canadian producers incurred when shipping lumber to the United States. The strengthening of the Canadian dollar relative to the U.S. dollar has also caused production costs of Canadian mills to increase in U.S. dollar terms.

     The timberlands business is influenced by several factors: demand for wood products, both domestic and international; weather and weather-related factors such as fires, which affect the company’s ability to harvest timber; and changes in foreign exchange rates. U.S. timber prices have remained relatively stable over the last few years despite the volatility in lumber and plywood prices. Western timber values have benefited from strong demand for Douglas Fir lumber in California and improving log export prices on shipments to Japan, while Southern timber prices have benefited from tight supply conditions brought on by weather and market-related factors.

Financial Report    PAGE 30

     RESULTS OF OPERATIONS

Consolidated Results				Amount of Change

Dollar amounts in millions, except per-share figures	2003	2002	2001	2003 vs. 2002	2002 vs. 2001

Net sales and revenues	$19,873	$18,521	$14,545	$1,352	$3,976
Operating income	1,168	1,063	757	105	306
Net earnings	277	241	354	36	(113)
Net earnings per share, basic and diluted	1.25	1.09	1.61	0.16	(0.52)

Net sales and revenues increased $1.4 billion, or 7 percent, in 2003 as compared with 2002. Third-party sales were up in all of the company’s segments in 2003. The largest contributors to the increase consisted of a $474 million increase in OSB and composite panel sales, due primarily to exceptionally strong demand and prices in the second half of 2003, and a $275 million increase in single-family home sales, due to both strong demand and higher average sales prices realized in 2003.

     Net sales and revenues increased $4.0 billion, or 27 percent, in 2002 as compared with 2001. The increase is primarily due to the inclusion of sales from the former Willamette operations beginning February 11, 2002.

A summary of some significant items that are included in operating income and net earnings follows:

	Operating income			Net earnings

Dollar amounts in millions	2003	2002	2001	2003	2002	2001

(Charge) benefit:
Gains on sales of nonstrategic timberlands	$331	$247	$110	$218	$161	$76
Integration and restructuring	(103)	(72)	(14)	(68)	(47)	(10)
Facility closures or sales	(143)	(95)	(71)	(94)	(62)	(49)
Pension and other postretirement benefits	(140)	28	194	(92)	18	133
Countervailing and anti-dumping charges	(97)	(64)	(50)	(64)	(42)	(34)
Countervailing duty reversal	—	47	—	—	31	—
Net litigation charges	(84)	—	—	(65)	—	—
Change in accounting principle	—	—	—	(11)	—	—
Write-off of debt costs	—	—	—	—	(23)	—

These and other factors that affected the comparison of net sales and revenues, operating income and net earnings are discussed below in the segment analyses. See Item 7 in the company’s Annual Report on Form 10-K for the year ended December 28, 2003, for a discussion of the company’s expectations of segment performance in the first quarter of 2004.

Timberlands

Timberlands sales volume and annual production data is located on page 15 of this report. Following is a comparison of Timberlands net sales and revenues and contribution to earnings from year to year:

				Amount of Change

Dollar amounts in millions	2003	2002	2001	2003 vs. 2002	2002 vs. 2001

Net sales and revenues:
Raw materials (logs, chips and timber)	$835	$773	$607	$62	$166
Other products	89	97	78	(8)	19

	$924	$870	$685	$54	$185

Contribution to earnings	$777	$702	$473	$75	$229

2003 COMPARED WITH 2002

•	Net sales and revenues increased $54 million, or 6 percent, in 2003. The increase is primarily due to the inclusion of sales of raw materials from the former Willamette timberlands beginning February 11, 2002, while 2003 sales include a full period of sales from the former Willamette timberlands. The volume of raw materials sold increased approximately 43 million cubic feet, or 12 percent, in 2003. The impact of the increase in volumes was partially offset by a slight decrease in average prices realized for the sale of raw materials.

•	Gains on sales of nonstrategic timberlands increased $84 million, or 34 percent, in 2003. See Note 18 of Notes to Financial Statements for information about the largest nonstrategic timberlands sales that were closed in 2003 and 2002.

Financial Report    PAGE 31

2002 COMPARED WITH 2001

•	Net sales and revenues increased $185 million, or 27 percent, in 2002. The increase is primarily due to the fact that the segment’s results include raw material sales from the former Willamette timberlands beginning February 11, 2002. The segment’s sales of logs, timber and chips increased 27 percent in 2002 on a 29 percent increase in sales volume. Declines in log prices partially offset the increases in sales volume.

•	Gains on sales of nonstrategic timberlands increased $137 million in 2002. See Note 18 of Notes to Financial Statements for information about the largest nonstrategic timberlands sale that was closed in 2002.

•	A higher 2002 harvest volume resulting from the acquisition of Willamette, net of higher depletion and other costs, contributed approximately $110 million to the segment’s earnings.

Wood Products

Wood Products sales volume and annual production data is located on page 17 of this report. Following is a comparison of Wood Products net sales and revenues and contribution (charge) to earnings from year to year:

				Amount of Change

Dollar amounts in millions	2003	2002	2001	2003 vs. 2002	2002 vs. 2001

Net sales and revenues:
Softwood lumber	$3,281	$3,186	$2,751	$95	$435
Plywood and veneer	823	734	540	89	194
Oriented strand board and composite panels	1,502	1,028	741	474	287
Hardwood lumber	320	306	292	14	14
Engineered lumber products	1,179	1,148	1,070	31	78
Raw materials (logs, chips and timber)	321	472	433	(151)	39
Other products	818	718	666	100	52

	$8,244	$7,592	$6,493	$652	$1,099

Contribution (charge) to earnings	$59	$(20)	$16	$79	$(36)

2003 COMPARED WITH 2002

•	Net sales and revenues increased $652 million, or 9 percent, in 2003 compared with 2002. The increase is primarily due to higher average sales prices realized for OSB and plywood, offset somewhat by lower sales prices realized for structural and appearance grades of softwood lumber. Partially offsetting this increase was a $151 million decrease in net raw materials sales and revenues compared with 2002. Most of this decrease was in the segment’s coastal British Columbia operations, which experienced a strike in the latter part of 2003. 2002 results for Wood Products include sales made by former Willamette facilities beginning February 11, 2002, while results for 2003 include sales made by former Willamette facilities for the full year.

•	Contribution to earnings in 2003 was favorably impacted by price increases in structural panels due to strong demand and restricted supply. Low dealer inventories early in the year, coupled with no major new capacity added by the industry in 2003, served to create significant upward pressure on OSB and plywood prices in the second half of 2003. The Random Lengths 7/16” North Central indicator for OSB peaked at $465 per thousand square feet and remained at that level for eight weeks until it dropped sharply at the end of November and ultimately hit $220 per thousand square feet in early December. Plywood experienced a similar pricing trend. The increase in average realizations for OSB, plywood and veneer, net of the effect of increased OSB, plywood and veneer costs, contributed approximately $430 million to earnings in 2003.

•	Softwood lumber unit shipments increased 358 million board feet, or 4 percent, in 2003, which was partially offset by a decline in average sales prices realized of $4 per thousand board feet. Most of the decline in the average lumber prices realized is due to the CVD and anti-dumping duties incurred by the segment for the full year of 2003, compared with the partial period from May 22 to December 29 in 2002. This combination of price/mix and volume effects for softwood lumber had an unfavorable effect of approximately $100 million on the segment’s contribution to earnings.

•	OSB and veneer comprise a significant portion of the raw material base for engineered wood products. Consequently, the rise in OSB and veneer prices had a negative effect on this portion of the segment’s business, and gross margins for engineered wood products declined approximately $50 million in 2003 when compared with 2002. This decline occurred despite very robust demand. A price increase was announced for engineered wood in the fourth quarter of 2003, but the segment does not expect to fully realize the effect of the price increase until the first quarter of 2004.

•	The company recognized a charge of $79 million against first quarter 2003 earnings as a result of an adverse verdict in an alder log antitrust case. See Note 14 of Notes to Financial Statements.

Financial Report    PAGE 32

•	Net pension expense was $22 million in 2003 compared with pension income of $55 million in 2002. This change in pension cost negatively affected the segment’s contribution to earnings by $77 million in 2003 as compared with 2002.

•	Wood Products recognized charges for integration, restructuring and closure or sale of facilities of $101 million in 2003 compared with charges of $55 million in 2002.

2002 COMPARED WITH 2001

•	Net sales and revenues increased $1.1 billion, or 17 percent, in 2002, compared with the same period in 2001, primarily as a result of additional unit shipments due to the inclusion of the Willamette operations beginning in February 2002.

•	Contribution to earnings was unfavorably affected by lower sales prices realized for softwood lumber, as the lumber producers and the marketplace adjusted to the effects of the CVD and anti-dumping duties on imports of Canadian softwood lumber. OSB prices were stable from 2001 to 2002, and plywood prices declined.

•	Pension income decreased $34 million from 2001 to 2002.

•	Charges for CVD and anti-dumping duties increased $14 million from 2001 to 2002, a result of the timing of the preliminary duty determinations which started in June 2001 for CVD and November 2001 for anti-dumping duties, compared with May 22, 2002, which was the effective date for the existing set of duties. In 2002, the segment reversed $47 million of duties accrued in 2001, when it was ruled that critical circumstances did not apply.

•	Charges for integration, restructuring, facility closures and sales totaled $55 million in 2002 and $51 million in 2001.

Pulp and Paper

Pulp and Paper sales volume and annual production data is located on page 19 of this report. Following is a comparison of Pulp and Paper net sales and revenues and contribution (charge) to earnings from year to year:

				Amount of Change

Dollar amounts in millions	2003	2002	2001	2003 vs. 2002	2002 vs. 2001

Net sales and revenues:
Pulp	$1,305	$1,196	$1,134	$109	$62
Paper	2,182	2,163	1,037	19	1,126
Coated groundwood	140	126	148	14	(22)
Liquid packaging board	198	179	198	19	(19)
Other products	37	34	42	3	(8)

	$3,862	$3,698	$2,559	$164	$1,139

Contribution (charge) to earnings	$(82)	$82	$69	$(164)	$13

2003 COMPARED WITH 2002

•	Net sales and revenues increased $164 million, or 4 percent, in 2003 due primarily to an increase in pulp unit shipments of 101,000 tons and a 5 percent increase in the prices realized for pulp sales. The price increase was largely driven by improved demand and pricing for paper grade pulp in North America, Europe and Asia. Fine paper unit shipments increased 80,000 tons, and sales prices realized for fine paper declined 2 percent in 2003 as compared with 2002. The 2003 results include sales made by former Willamette facilities for the full period, while 2002 results include sales made by the former Willamette facilities beginning February 11, 2002.

•	Market-related downtime at the fine paper mills increased by 176,000 tons in 2003 compared with 2002 in spite of the permanent closure of two paper machines during 2003 as productivity continues to increase.

•	The strengthening of the Canadian dollar against the U.S. dollar in 2003 had a negative impact on the segment’s net manufacturing costs, primarily due to the size of its presence in Canada.

•	Integration, restructuring and facility closure charges were $68 million higher in 2003.

•	Depreciation expense increased approximately $64 million in 2003, mostly due to inclusion of depreciation on the assets acquired from Willamette for the full year in 2003 and capital additions completed in 2002 and 2003.

•	An increase in net pension expense negatively affected the segment’s contribution to earnings $31 million in 2003 as compared with 2002.

2002 COMPARED WITH 2001

•	Net sales and revenues increased $1.1 billion, or 45 percent, in 2002. The increase is primarily due to the fact that 2002 results include sales made by former Willamette facilities beginning February 11, 2002. Fine paper unit shipments were approximately 1.4 million tons, or 111 percent, higher in 2002 than in 2001.

•	Costs of goods manufactured benefited from the integration of low-cost Willamette facilities, optimization of delivery costs, and improvement in productivity at the legacy Weyerhaeuser fine paper facilities.

Financial Report    PAGE 33

Containerboard, Packaging and Recycling

Containerboard, Packaging and Recycling sales volume and annual production data is located on page 21 of this report. Following is a comparison of Containerboard, Packaging and Recycling net sales and revenues and contribution to earnings from year to year:

				Amount of Change

Dollar amounts in millions	2003	2002	2001	2003 vs. 2002	2002 vs. 2001

Net sales and revenues:
Containerboard	$304	$350	$346	$(46)	$4
Packaging	3,544	3,466	2,471	78	995
Recycling	247	229	212	18	17
Kraft bags and sacks	80	75	—	5	75
Other products	147	92	67	55	25

	$4,322	$4,212	$3,096	$110	$1,116

Contribution to earnings	$262	$335	$290	$(73)	$45

2003 COMPARED WITH 2002

•	Net sales and revenues increased $110 million, or 3 percent, in 2003. The increase is primarily due to the inclusion of sales made by former Willamette facilities for the full year in 2003, while 2002 results include sales made by the former Willamette facilities beginning February 11, 2002. This increase was primarily evident in packaging, where unit shipments increased approximately 2.4 billion square feet, or 3 percent, in 2003. Conversely, containerboard unit shipments declined 93,000 tons, or 9 percent, due primarily to a higher degree of integration within the company facilitated by the Willamette acquisition. Prices realized for containerboard and packaging were down 4 percent and 1 percent, respectively, in 2003, due largely to sluggish economic conditions.

•	Contribution to earnings was negatively impacted by higher manufacturing costs. Energy and chip costs increased significantly in 2003, primarily due to an increase in purchase prices for these items. These increases were mostly offset by lower maintenance and other manufacturing costs, coupled with a decrease in the delivered cost for old corrugated containers (OCC).

•	Market-related downtime at the containerboard mills increased by approximately 108,000 tons in 2003 compared with 2002 in spite of the permanent closure of three machines in 2002 and one machine in 2003.

•	Integration, restructuring and facility closure costs were $18 million in 2003, or $42 million less than the amount that was recognized in 2002.

•	A charge of $23 million was recognized in the third quarter of 2003 for the settlement of the class action linerboard antitrust lawsuit. See Note 14 of Notes to Financial Statements.

•	Net pension expense was $2 million in 2003 compared with pension income of $47 million in 2002, resulting in a negative impact on contribution to earnings of $49 million.

2002 COMPARED WITH 2001

•	Net sales and revenues increased $1.1 billion, or 36 percent, in 2002. The increase is primarily due to the fact that the segment’s results include sales made by former Willamette facilities beginning February 11, 2002. Packaging unit shipments increased 21.5 billion square feet, or 44 percent, and containerboard unit shipments increased 100,000 tons, or 11 percent. The impact of these increases was partially offset by a 3 percent decline in box prices realized and a 9 percent decline in containerboard prices realized.

•	Contribution to earnings was positively impacted in 2002 by the net effect of increases in sales volumes, due primarily to the Willamette acquisition.

Real Estate and Related Assets

				Amount of Change

Dollar amounts in millions	2003	2002	2001	2003 vs. 2002	2002 vs. 2001

Net sales and revenues	$2,029	$1,750	$1,461	$279	$289

Contribution to earnings	$392	$336	$264	$56	$72

Financial Report    PAGE 34

Single-family unit statistics for Real Estate and Related Assets are located on page 23 of this report. Following are the key items that affected the comparison of net sales and revenues and contribution to earnings for Real Estate and Related Assets from year to year:

				Amount of Change

Dollar amounts in millions, except average sales price	2003	2002	2001	2003 vs. 2002	2002 vs. 2001

Single-family operations:
Net sales and revenues	$1,730	$1,455	$1,218	$275	$237
Units closed	4,626	4,280	3,651	346	629
Average sales price	$374,000	$340,000	$334,000	$34,000	$6,000

The increases in net sales and revenues and contribution to earnings from 2001 to 2002 and from 2002 to 2003 were due primarily to increases in the quantity and prices for single-family home sales closed in the respective years. In addition, all of the geographic markets in which Real Estate and Related Assets’ homebuilding businesses operate have been strong over the last few years due largely to low mortgage interest rates. Real Estate and Related Assets has a backlog of approximately six months of homes sold, but not closed. Gross profit margin for the homebuilding businesses (net sales less cost of goods sold and period costs) was 25.7 percent, 24.2 percent and 23.1 percent for 2003, 2002 and 2001, respectively.

Corporate and Other

				Amount of Change

Dollar amounts in millions	2003	2002	2001	2003 vs. 2002	2002 vs. 2001

Net sales and revenues	$492	$399	$251	$93	$148

Contribution (charge) to earnings	$(176)	$(293)	$(258)	$117	$(35)

Corporate and Other includes marine transportation (Westwood Shipping Lines, a wholly owned subsidiary); distribution and converting facilities located outside North America; and general corporate support activities. Following are the key items that affected the comparison of Corporate and Other’s contribution to earnings from year to year:

				Amount of Change

Dollar amounts in millions	2003	2002	2001	2003 vs. 2002	2002 vs. 2001

Foreign exchange transaction gains (losses)	$108	$33	$(12)	$75	$45
Gain for settlement of Cemwood insurance claim	25	—	—	25	—
Variable compensation expense	(44)	(10)	(34)	(34)	24
Charges for termination of MacMillan Bloedel pension plan for U.S. employees	(6)	(35)	—	29	(35)

Foreign exchange transaction gains and losses result from changes in exchange rates primarily related to the company’s Canadian and New Zealand operations.

     The increase in net sales and revenues from 2001 to 2002 was largely due to the inclusion of results of former Willamette operations beginning February 11, 2002. Corporate and Other expenses increased in 2002, relative to 2001, due primarily to the inclusion of former Willamette activities beginning February 11, 2002.

Financial Report    PAGE 35

Interest Expense

Interest expense incurred by Weyerhaeuser was $815 million, $821 million and $358 million in 2003, 2002 and 2001, respectively. The 2002 interest expense includes a pretax charge of $35 million that was recognized in the first quarter of 2002 related to the write-off of debt issuance costs when bridge loans for the acquisition of Willamette were replaced with permanent financing. Excluding this write-off, 2003 interest expense increased over the prior year. This increase, along with the increase from 2001 to 2002, is principally due to the debt issued during the first quarter of 2002 to finance the Willamette acquisition. Weyerhaeuser expects to repay additional debt and to return to historic debt ratios within five years from the time of the Willamette acquisition.

Income Taxes

The company’s effective income tax rate was 34.0 percent, 35.0 percent and 31.3 percent for 2003, 2002 and 2001, respectively. The company’s effective income tax rate is affected by state income taxes and the benefits of tax credits and the export sales incentive.

Cumulative Effect of a Change in Accounting Principle

The company adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of the beginning of 2003. The cumulative effect of adopting the accounting principle was $11 million, or 5 cents per share, after taxes. The effect on results reported for 2002 and 2001 would not have been material had the provisions of Statement 143 been in place during the comparable periods.

LIQUIDITY AND CAPITAL RESOURCES

General The company is committed to the maintenance of a sound capital structure. This commitment is based upon two considerations: the obligation to protect the underlying interests of its shareholders and lenders and the desire to have access, at all times, to all major financial markets.

     The important elements of the policy governing the company’s capital structure are as follows:

•	To view separately the capital structures of Weyerhaeuser and Weyerhaeuser Real Estate Company (WRECO) and related assets, given the very different nature of their assets and business activities. The amount of debt and equity associated with the capital structure of each will reflect the basic earnings capacity, real value, and unique liquidity characteristics of the assets dedicated to that business.

•	The combination of maturing short-term debt and the structure of long-term debt will be managed judiciously to minimize liquidity risk.

Operations Consolidated net cash provided by operations was $1.8 billion in 2003, an increase of $304 million from $1.5 billion in 2002. The primary components of that change are as follows:

•	Cash received by the company from customers was up approximately $1.4 billion in 2003 as compared with 2002. The primary two factors that drove this increase include an increase in cash received from the sale of oriented strand board and composite panels and the inclusion of activity of the former Willamette operations for a full year in 2003 and only after February 11 in 2002.

•	Net cash paid to employees, suppliers and others by the company increased approximately $900 million in 2003, as compared with 2002. The increase is largely attributable to an increase in manufacturing costs and unit shipments in certain of the company’s product lines, due in part to inclusion of activity of the former Willamette operations for a full year in 2003 and only after February 11 in 2002. See the segment discussions in “Results of Operations.”

•	Cash paid for interest, net of the amount capitalized, was $188 million higher in 2003 than in 2002. The increase is due to a higher average level of debt outstanding during 2003, primarily as a result of the Willamette acquisition.

•	Net cash paid (received) for income taxes was ($21) million in 2003, which represents a net increase of $67 million over cash paid of $46 million in 2002.

Consolidated net cash provided by operations was $1.5 billion in 2002 and $1.1 billion in 2001. The primary components of that change are as follows:

•	Cash received by the company from customers, net of cash paid to employees, suppliers and others, increased approximately $600 million in 2002 as compared with 2001. The primary factors contributing to this increase were the addition of the results of the former Willamette operations after February 11, 2002, and higher sales of commercial properties, apartment buildings and single-family homes in 2002.

•	Cash paid for interest, net of the amount capitalized, was $278 million higher in 2002 than in 2001. The increase is due to a higher level of debt outstanding during the 2002 period, primarily as a result of the Willamette acquisition.

Financial Report    PAGE 36

Investing Capital spending by segment, excluding acquisitions and Real Estate and Related Assets, were as follows:

Dollar amounts in millions	2003	2002	2001

Timberlands	$58	$63	$46
Wood Products	145	219	198
Pulp and Paper	290	424	234
Containerboard, Packaging and Recycling	86	167	165
Corporate and Other	47	87	40

	$626	$960	$683

Weyerhaeuser currently anticipates capital expenditures, excluding acquisitions and Real Estate and Related Assets, to approximate $750 million for 2004; however, this expenditure level could increase or decrease as a consequence of future economic conditions.

     Weyerhaeuser received net cash proceeds of $358 million associated with the significant sales of nonstrategic timberlands in western Washington, Tennessee and the Carolinas in 2003. Weyerhaeuser received net cash proceeds of $155 million from the sale of western Washington timberlands in the fourth quarter of 2002. See Note 18 of Notes to Financial Statements.

     The company spent $6.1 billion, net of cash acquired, during the first quarter of 2002 to purchase the outstanding shares of Willamette stock. During 2001, the company spent $261 million, net of cash acquired, to purchase the remaining interest in Cedar River Paper Company from its joint venture partner and pay down the outstanding debt of the partnership.

     Internally generated cash flows provided the cash needed to meet the company’s capital expenditure, investment and other requirements in 2003.

Financing Weyerhaeuser’s interest-bearing debt at December 28, 2003, was $11.6 billion, or approximately $1.1 billion less than the outstanding balance at December 29, 2002. Available cash generated by operations and the significant sales of nonstrategic timberlands in western Washington, Tennessee and the Carolinas was used to pay down debt in 2003.

     Weyerhaeuser’s debt-to-total-capital ratio, excluding Real Estate and Related Assets, was 52.0 percent as of December 28, 2003, compared with 55.6 percent at the end of 2002 and 37.7 percent at the end of 2001. Debt reduction is the company’s highest priority, and Weyerhaeuser expects to return to historic debt ratios within five years from the time of the Willamette acquisition. For purposes of computing this ratio, debt includes Weyerhaeuser’s interest-bearing debt and capital lease obligations and total capital consists of debt, shareholders’ interest, deferred taxes and minority interest in subsidiaries, net of Weyerhaeuser’s investments in Real Estate and Related Assets subsidiaries.

     The company is currently a defendant in four lawsuits that have gone, or will go, to trial in the first and second quarters of 2004. Findings of fact and conclusions of law on the damages phase in the Paragon Trade Brands litigation were due February 9, 2004. Trial in the Westwood alder litigation is scheduled to occur in March 2004, trial in the Coast Mountain alder litigation is scheduled to occur in June 2004, and trial in the Washington Alder litigation is scheduled to occur in May 2004. These cases are described in Note 14 of Notes to Financial Statements. The company has not recorded a reserve related to these four lawsuits and is unable to estimate at this time the amount of the damages, if any, that may be awarded in these lawsuits. The company disagrees with the assertions in these four lawsuits and plans to appeal any judgments of liability and damage awards that may be issued in these lawsuits. In the event of any such appeal, the company will be required to post cash or bonds in the amount of the damage award being appealed. The company believes that even if judgments in all four of these lawsuits are entered against the company and damages are awarded in the amounts claimed by the plaintiffs, the company has sufficient liquidity to enable the company to post the required appeal bonds.

     The company paid dividends of $355 million in 2003, $353 million in 2002 and $351 million in 2001. Common share dividends have exceeded the company’s target ratio in recent years. The intent, over time, is to pay dividends to common shareholders in the range of 35 to 45 percent of common share earnings. Weyerhaeuser received payments of $157 million, $170 million and $30 million in 2003, 2002 and 2001, respectively, from its Real Estate and Related Assets subsidiaries in the form of intercompany dividends and returns of capital. These intercompany payments are eliminated on a consolidated basis.

     Weyerhaeuser Company and WRECO have established 364-day and multi-year revolving lines of credit in the maximum aggregate amount of $2.5 billion as of December 28, 2003. The multi-year revolving line of credit expires in March 2007. WRECO can borrow up to $600 million under the 364-day facility. Neither of the entities is a guarantor of the borrowing of the other under either of these credit facilities. As of December 28, 2003, the full $2.5 billion was available under these bank facilities for incremental borrowings.

Financial Report    PAGE 37

Off-Balance Sheet Arrangements The company utilized four qualifying special purpose entities (SPEs) in 2002 and 2003 to monetize buyer notes received as consideration for sales of nonstrategic timberlands. The company received cash of $91 million in 2002 and $358 million in 2003 from the SPEs, which was used to pay down the company’s debt. The company’s investment in the four SPEs was $57 million as of December 28, 2003. See Notes 3 and 18 of Notes to Financial Statements.

     The company’s other off-balance sheet arrangements have not had, and are not reasonably likely to have, a current or future effect on the company’s financial condition, results of operations or cash flows that is material. See Notes 1, 11 and 14 of Notes to Financial Statements for disclosures of the company’s accounts receivable sales, surety bonds, letters of credit and guarantees.

Contractual Obligations and Commercial Commitments The following table summarizes the company’s significant contractual obligations as of December 28, 2003. See Notes 6, 12 and 14 of Notes to Financial Statements.

	Payments Due by Period

		LESS THAN			MORE THAN
Dollar amounts in millions	TOTAL	1 YEAR	1–3 YEARS	3–5 YEARS	5 YEARS

Long-term debt obligations:
Weyerhaeuser	$11,603	$90	$2,193	$1,953	$7,367
Real Estate and Related Assets	893	23	264	142	464
Operating lease obligations:
Weyerhaeuser	597	125	154	80	238
Real Estate and Related Assets	62	12	18	11	21
Purchase obligations(1)	2,020	580	525	410	505
Estimated minimum pension funding requirement	43	43	—	—	—

Total	$15,218	$873	$3,154	$2,596	$8,595

(1)Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on the company and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude arrangements that the company can cancel without penalty.

Market Risk of Financial Instruments The fair value of the company’s fixed-rate debt is affected by changes in market rates of interest. A summary of the company’s long-term debt obligations, including scheduled principal repayments and weighted average interest rates, as of December 28, 2003, follows:

Dollar amounts in millions	2004	2005	2006	2007	2008	THEREAFTER	TOTAL	FAIR VALUE

Weyerhaeuser:
Fixed-rate debt	$81	$1,181	$1,000	$1,166	$773	$7,115	$11,316	$12,291
Average interest rate	7.73%	5.63%	6.10%	6.43%	5.98%	7.08%	6.70%
Variable-rate debt	$9	$6	$6	$4	$10	$252	$287	$287
Average interest rate	2.10%	2.23%	2.23%	2.23%	5.78%	2.05%	2.19%
Real Estate and Related Assets:
Fixed-rate debt	$23	$14	$250	$3	$139	$439	$868	$928
Average interest rate	6.32%	6.54%	6.94%	5.89%	6.59%	6.12%	6.44%
Variable-rate debt	$—	$—	$—	$—	$—	$25	$25	$25
Average interest rate	—	—	—	—	—	1.70%	1.70%

Occasionally, the company utilizes derivative instruments to achieve a desired mix of fixed versus floating-rate debt in its capital structure, to hedge commitments for short or long positions in commodities the company produces or purchases, to manage exposure to foreign exchange rate fluctuations, and to eliminate or create other exposures to investments or liability commitments that are less efficiently managed in the cash or physical markets. The fair value of derivative contracts may vary due to the volatility of the expected underlying forward prices or index rates associated with such contracts.

     As of December 28, 2003, the company had commodity swaps with an annual notional value of $93 million, an aggregate notional value of $194 million and fair value of $7 million. All of these commodity swaps were designated as cash flow hedges. A 10 percent change in the forward price levels would result in a change in the fair value of the commodity swaps of approximately $19 million. This sensitivity excludes the offsetting impact of the price changes on underlying physical product purchases or sales.

Financial Report    PAGE 38

     The company had an interest rate swap with a notional value of $50 million and a fair value approximating zero at December 28, 2003. This swap expired on January 1, 2004.

     The company had an investment swap with a notional value of $179 million and a fair value of $1 million at December 28, 2003. The value at risk for this derivative is $8 million, calculated by applying conservative probabilities of changes in the expected return based on historical results.

     As of December 28, 2003, the company had no foreign exchange contracts in place.

ENVIRONMENTAL MATTERS, LEGAL PROCEEDINGS AND OTHER CONTINGENCIES

Hardboard Siding Claims The company announced in June 2000 it had entered into a proposed nationwide settlement of its hardboard siding class action cases and, as a result, took a pretax charge of $130 million to cover the estimated cost of the settlement and related claims. The court approved the settlement in December 2000. An appeal of the settlement was denied in March 2002, and the settlement is now binding on all parties.

     The company reassessed the adequacy of these reserves and increased its reserves by an additional $43 million during 2001. Claims and related costs in the amount of $11 million in 2003, $11 million in 2002 and $37 million in 2001 were paid against the reserve.

     The company has negotiated settlements with its insurance carriers for recovery of certain costs related to these claims. As of the end of 2003, the company had received recoveries from insurance carriers in the amount of $52 million. See further discussion regarding this matter, including claims data, in Note 14 of Notes to Financial Statements.

Other See additional discussion of environmental matters, legal proceedings and other contingencies in Note 14 of Notes to Financial Statements.

ACCOUNTING MATTERS

Prospective Pronouncements
See Note 1 of Notes to Financial Statements.

Critical Accounting Policies

The company’s significant accounting policies are described in Note 1 of Notes to Financial Statements. The company’s critical accounting policies are those that may involve a higher degree of judgment, estimates and complexity. The company believes its most critical accounting policies include those related to the company’s pension and postretirement benefit plans, potential impairments of long-lived assets and goodwill, reserves for matters such as legal and environmental issues and product liability reserves, and depletion accounting. While the company bases its judgments and estimates on historical experience and other assumptions that management believes are appropriate and reasonable under current circumstances, actual resolution of these matters may differ from recorded estimated amounts.

Pension And Post Retirement Benefit Plans The company sponsors several pension and postretirement benefit plans for its employees. Key assumptions used to determine the amounts recorded in the company’s financial statements include the discount rate, the expected return on plan assets, anticipated trends in health care costs, assumed increases in salaries, mortality rates, and other factors. These assumptions are reviewed with external advisors at the end of each fiscal year and are updated as appropriate. Actual experience that differs from the assumptions could have a significant effect on the company’s financial position, results from operations or cash flows. Other factors that affect the level of net periodic benefit income or expense that is recognized in a given year include actual pension fund performance, plan changes, and changes in plan participation or coverage.

     The company’s expected rate of return on plan assets reflects the assumption that its plan assets will continue to outperform a benchmark rate of return, assuming a portfolio of investments comprised of 60 percent equities, 35 percent bonds and 5 percent cash. As of December 1, 2003, the equity target was reduced to 55 percent and the bond target was increased to 40 percent. Over the last 19 years, actual returns on the company’s plan assets have exceeded the benchmark rate of return of 11.0 percent by 6.4 percentage points. As of December 28, 2003, the company is using an expected rate of return on pension plan assets assumption of 9.5 percent, reflecting the assumptions that the long-term benchmark return will be 6.5 percent and that the company’s pension plan assets will outperform the benchmark by 3.0 percent. This assumption, which will be used in the determination of the 2004 net periodic benefits costs, is the same assumption that was used for 2003. Each 0.5 percent reduction in the expected return on plan assets would increase the 2004 pension plan expense by approximately $17 million for the company’s U.S. qualified pension plans and by approximately $3 million for the company’s Canadian registered pension plans.

     The discount rate is based on rates of interest on long-term corporate bonds. As of December 28, 2003, the company reduced the discount rate from 6.75 percent to 6.25 percent for U.S. plans and from 6.5 percent to 6.25 percent for Canadian plans to reflect decreases in the benchmark rates of interest. Pension and postretirement benefit expenses for 2004 will be based on the 6.25 percent assumed discount rate for U.S. and Canadian plans. Future discount rates may differ. Each 0.5

Financial Report    PAGE 39

percent reduction in the assumed discount rate is expected to increase pension expense by approximately $33 million for the company’s U.S. qualified pension plans and by approximately $6 million for the company’s Canadian registered pension plans.

     The company doesn’t expect to make or be required to make any contributions to its U.S. plans during 2004. The company expects to contribute approximately $43 million to its Canadian pension plans in 2004, which includes $3 million for the terminations of the pension plans at its Sturgeon Falls and Grande Cache operations. In 2003, the company made contributions of $12 million to its U.S. plans, primarily to fund the termination of the MacMillan Bloedel salaried pension plan for U.S. employees and $11 million to the Canadian plans.

Long - Lived Assets and Goodwill The company reviews the carrying value of its long-lived assets and goodwill when events and changes in circumstances indicate that the carrying value of an asset group may not be recoverable through future operations. To determine whether the carrying value of an asset group is impaired, the company estimates the cash flows that could be generated after considering the range and likelihood of possible outcomes. If the carrying value of an asset group is not recoverable through the weighted average cash flows under the possible outcomes, it is considered impaired. When necessary, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its estimated fair value. Estimated fair value is based on market comparisons, when available, or discounted cash flows under the possible outcomes.

     The valuation of goodwill is assessed annually. If goodwill is considered impaired, the company is required to estimate the fair values of the assets and liabilities of the reporting unit carrying the goodwill, similar to the fair-value allocation under the purchase method of accounting for a business combination. The excess of the fair value of the reporting unit over the fair value of the assets and liabilities of the reporting unit equals the implied value of goodwill. When necessary, an impairment charge is recognized to the extent the carrying value of goodwill of the reporting unit exceeds its implied fair value.

     The company has grown substantially through acquisitions in recent years. A large portion of the net book value of the company’s property and equipment and timber and timberlands represent amounts allocated to those assets as part of the allocation of the purchase price of recent acquisitions. Due to these allocations, a large portion of the company’s long-term assets are valued at relatively current amounts. In addition, the company had goodwill of $3.2 billion as of December 28, 2003, which represented approximately 12 percent of the company’s consolidated assets.

     In order to determine the amount and timing of impairment charges for these assets, the company is required to estimate future cash flows, residual values and fair values of the related assets, and the probability of alternative outcomes. In addition, the company must make assumptions regarding product pricing, raw material costs, volumes of product sold, and discount rates to analyze the future cash flows for goodwill impairment assessments. Management believes that the estimates of future cash flows and fair values are reasonable; however, changes in estimates of such cash flows, changes in the likelihood of alternative outcomes, and changes in estimates of fair value could affect the evaluations.

Legal, Environmental and Product Liability Reserves Contingent liabilities, principally for legal, environmental and product liability matters, are recorded when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Liabilities accrued for legal matters require judgments regarding projected outcomes and range of loss based on historical experience and recommendations of legal counsel. However, litigation is inherently unpredictable, and excessive verdicts do occur. As disclosed in Note 14 of Notes to Financial Statements, the company’s legal exposures are significant and the ultimate outcome of these legal proceedings could be material to operating results or cash flows in any given quarter or year.

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

Depletion Depletion, or costs attributed to timber harvested, is recorded as trees are harvested. Depletion rates are adjusted annually. Depletion rates are computed by dividing the original cost of the timber less previously recorded depletion by the total timber volume that is estimated to be harvested over the harvest cycle. The length of the harvest cycle varies by geographic region and species of timber. The depletion rate calculations do not include an estimate for future silviculture costs associated with existing stands, future reforestation costs associated with a stand’s final harvest, or future volume in connection with the replanting of a stand subsequent to its final harvest.

Financial Report    PAGE 40

     Significant estimates and judgments are required to determine the volume of timber available for harvest over the harvest cycle. Some of the factors affecting the estimates are changes in weather patterns, the effect of fertilizer and pesticide applications, changes in environmental regulations and restrictions that may limit the company’s ability to harvest certain timberlands, changes in harvest plans, the scientific advancement in seedling and growing technology, and changes in harvest cycles.

Audit Committee

The Audit Committee is comprised of four independent directors (as defined by the New York Stock Exchange listing rules) and is responsible for appointing the independent public auditors, overseeing the audit work, and establishing procedures for receiving and processing complaints regarding accounting, internal controls or auditing matters. The Audit Committee reviewed with the company’s management and with its independent public auditors the scope and results of the company’s internal and external audit activities and the adequacy of the company’s internal controls over financial reporting. The committee also reviewed current and emerging accounting and reporting requirements and practices affecting the company.

Certifications

The company has filed certifications under Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended, as exhibits to its Annual Report on Form 10-K, filed March 5, 2004. In addition, the company has submitted to the New York Stock Exchange a certification that it is in compliance with the listing standards of the New York Stock Exchange.

Financial Report    PAGE 41

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of Weyerhaeuser Company:

We have audited the accompanying consolidated balance sheets of Weyerhaeuser Company and subsidiaries as of December 28, 2003, and December 29, 2002, and the related consolidated statements of earnings, cash flows and shareholders’ interest for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of Weyerhaeuser Company and subsidiaries as of December 30, 2001, and for the year then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements, before the revisions described in Notes 4 and 22 to the financial statements, in their report dated February 11, 2002.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 2003 and 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Weyerhaeuser Company and subsidiaries as of December 28, 2003, and December 29, 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

     As discussed above, the consolidated financial statements of Weyerhaeuser Company and subsidiaries as of December 30, 2001, and for the year then ended were audited by other auditors who have ceased operations. As described in Note 4 to the consolidated financial statements, those financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the company as of December 31, 2001. Further, as described in Note 22 to the consolidated financial statements, the company changed the composition of its reportable segments in 2003 and 2002, and the amounts in the 2001 financial statements relating to reportable segments have been restated to conform to the 2003 composition of reportable segments. We audited the 2001 adjustments to Note 4 and the adjustments that were applied to restate the disclosures for reportable segments reflected in the 2001 financial statements. In our opinion, the 2001 disclosure in Note 22 is appropriate and the 2001 adjustments to Note 4 are appropriate and have been properly applied. However, we were not engaged to audit, review or apply any procedures to the 2001 financial statements of the company other than with respect to such disclosures and adjustments, and accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

     As discussed in Note 1 to the consolidated financial statements, Weyerhaeuser Company and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2003.

Seattle, Washington
February 11, 2004

KPMG LLP

Financial Report    PAGE 42

CONSOLIDATED STATEMENT OF EARNINGS (Dollar amounts in millions except per-share figures)

For the Three-Year Period Ended December 28, 2003	2003	2002	2001

Net sales and revenues:
Weyerhaeuser	$17,844	$16,771	$13,084
Real Estate and Related Assets	2,029	1,750	1,461

Total net sales and revenues	19,873	18,521	14,545

Costs and expenses:
Weyerhaeuser:
Costs of products sold	14,078	13,211	10,283
Depreciation, amortization and fee stumpage	1,307	1,214	869
Selling expenses	457	450	380
General and administrative expenses	950	847	663
Research and development expenses	51	52	55
Taxes other than payroll and income taxes	185	178	148
Charges for integration and restructuring (Note 16)	103	72	14
Charges for closure of facilities (Note 17)	127	95	71
Other operating costs, net (Note 15)	(244)	(139)	68

	17,014	15,980	12,551

Real Estate and Related Assets:
Costs and operating expenses	1,516	1,326	1,108
Depreciation and amortization	11	11	7
Selling expenses	107	90	81
General and administrative expenses	63	48	42
Taxes other than payroll and income taxes	3	4	5
Other operating costs, net	(9)	(1)	(6)

	1,691	1,478	1,237

Total costs and expenses	18,705	17,458	13,788

Operating income	1,168	1,063	757
Interest expense and other:
Weyerhaeuser:
Interest expense incurred	(815)	(821)	(358)
Less interest capitalized	19	50	19
Interest income and other	17	28	23
Equity in income (loss) of affiliates (Note 3)	(6)	(13)	33
Real Estate and Related Assets:
Interest expense incurred	(53)	(53)	(68)
Less interest capitalized	53	53	63
Interest income and other	33	33	20
Equity in income of unconsolidated entities (Note 3)	20	31	27

Earnings before income taxes and cumulative effect of a change in accounting principle	436	371	516
Income taxes (Note 5)	(148)	(130)	(162)

Earnings before cumulative effect of a change in accounting principle	288	241	354
Cumulative effect of a change in accounting principle, net (Note 1)	(11)	—	—

Net earnings	$277	$241	$354

Basic and diluted net earnings per share (Note 2):
Before cumulative effect of a change in accounting principle	$1.30	$1.09	$1.61
Cumulative effect of a change in accounting principle, net	(0.05)	—	—

Net earnings	$1.25	$1.09	$1.61

Dividends paid per share	$1.60	$1.60	$1.60

See notes on pages 49 through 81.

Financial Report    PAGE 43

CONSOLIDATED BALANCE SHEET (Dollar amounts in millions)

Assets	DECEMBER 28, 2003	DECEMBER 29, 2002

Weyerhaeuser
Current assets:
Cash and cash equivalents	$171	$115
Receivables, less allowances of $16 and $13	1,484	1,413
Inventories (Note 7)	1,911	1,941
Prepaid expenses	455	419

Total current assets	4,021	3,888
Property and equipment, net (Note 8)	12,243	12,278
Construction in progress	403	687
Timber and timberlands at cost, less fee stumpage charged to disposals	4,287	4,402
Investments in and advances to equity affiliates (Note 3)	603	578
Goodwill (Note 4)	3,237	3,131
Deferred pension and other assets (Note 6)	1,311	1,285

	26,105	26,249

Real Estate and Related Assets
Cash and cash equivalents	31	7
Receivables, less discounts and allowances of $6 and $6	64	70
Real estate in process of development and for sale (Note 9)	723	696
Land being processed for development	922	962
Investments in unconsolidated entities, less reserves of $3 and $3 (Note 3)	38	28
Other assets	226	207

	2,004	1,970

Total assets	$28,109	$28,219

See notes on pages 49 through 81.

Financial Report    PAGE 44

CONSOLIDATED BALANCE SHEET (Continued)

Liabilities and Shareholders’ Interest	DECEMBER 28, 2003	DECEMBER 29, 2002

Weyerhaeuser
Current liabilities:
Notes payable and commercial paper (Note 11)	$4	$2
Current maturities of long-term debt (Notes 12 and 13)	90	786
Accounts payable	1,041	983
Accrued liabilities (Note 10)	1,390	1,223

Total current liabilities	2,525	2,994
Long-term debt (Notes 12 and 13)	11,503	11,907
Deferred income taxes (Note 5)	4,294	4,056
Deferred pension, other postretirement benefits and other liabilities (Note 6)	1,377	1,290
Commitments and contingencies (Note 14)

	19,699	20,247

Real Estate and Related Assets
Notes payable and commercial paper (Note 11)	1	63
Long-term debt (Notes 12 and 13)	893	814
Other liabilities	407	472
Commitments and contingencies (Note 14)

	1,301	1,349

Total liabilities	21,000	21,596

Shareholders’ interest (Note 19):
Common shares: $1.25 par value; authorized 400,000,000 shares; issued and outstanding: 220,200,564 and 218,950,302 shares	275	274
Exchangeable shares: no par value; unlimited shares authorized; issued and held by nonaffiliates: 2,292,825 and 2,302,873 shares	156	156
Other capital	2,940	2,875
Retained earnings	3,662	3,740
Cumulative other comprehensive income (loss)	76	(422)

Total shareholders’ interest	7,109	6,623

Total liabilities and shareholders’ interest	$28,109	$28,219

Financial Report    PAGE 45

CONSOLIDATED STATEMENT OF CASH FLOWS (Dollar amounts in millions)

	Consolidated

For the Three-Year Period Ended December 28, 2003	2003	2002	2001

Cash flows from operations:
Net earnings	$277	$241	$354
Noncash charges (credits) to income:
Depreciation, amortization and fee stumpage	1,318	1,225	876
Deferred income taxes, net (Note 5)	18	57	58
Pension and other postretirement benefits expense (income) (Note 6)	140	(28)	(194)
Equity in (income) loss of affiliates and unconsolidated entities	(14)	(18)	(60)
Countervailing duties and anti-dumping penalties (Note 14)	—	(47)	50
Charges for litigation (Note 14)	109	—	43
Credit for Cemwood settlement (Note 15)	(25)	—	—
Charges for impairment of long-lived assets (Notes 15 and 17)	103	64	62
Loss on early extinguishment of debt	—	35	—
Cumulative effect of a change in an accounting principle (Note 1)	17	—	—
Decrease (increase) in working capital, net of acquisitions:
Receivables	(9)	31	234
Inventories, real estate and land	199	17	32
Prepaid expenses	7	18	9
Mortgage-related financial instruments	1	29	2
Accounts payable and accrued liabilities	129	(88)	(265)
Gain on significant sales of nonstrategic timberlands (Note 18)	(205)	(117)	—
(Gain) loss on disposition of other assets	(5)	7	2
Foreign exchange transaction (gains) losses	(108)	(33)	12
Other	(138)	117	(97)

Net cash from operations	1,814	1,510	1,118

Cash flows from investing activities:
Property and equipment	(608)	(930)	(660)
Timberlands reforestation	(34)	(36)	(25)
Acquisition of timberlands	(129)	(89)	(131)
Acquisition of businesses and facilities, net of cash acquired (Note 21)	(8)	(6,119)	(261)
Net distributions from (investments in) equity affiliates	(10)	33	132
Proceeds from sale of:
Property, equipment and other assets	119	75	74
Significant nonstrategic timberlands (Note 18)	358	155	—
Mortgage-related financial instruments	1	35	12
Intercompany advances	—	—	—
Other	(42)	(8)	(23)

Net cash from investing activities	(353)	(6,884)	(882)

Cash flows from financing activities:
Issuances of debt	194	14,432	1,977
Notes, commercial paper borrowings and revolving credit facility, net	(380)	(523)	(1,460)
Cash dividends	(355)	(353)	(351)
Intercompany return of capital and cash dividends	—	—	—
Payments on debt	(898)	(8,322)	(280)
Exercise of stock options	60	67	30
Other	(2)	(9)	(71)

Net cash from financing activities	(1,381)	5,292	(155)

Net change in cash and cash equivalents	80	(82)	81
Cash and cash equivalents at beginning of year	122	204	123

Cash and cash equivalents at end of year	$202	$122	$204

Cash paid (received) during the year for:
Interest, net of amount capitalized	$789	$601	$323

Income taxes	$(21)	$46	$119

See notes on pages 49 through 81.

Financial Report    PAGE 46

CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

	Weyerhaeuser			Real Estate and Related Assets

For the Three-Year Period Ended December 28, 2003	2003	2002	2001	2003	2002	2001

Cash flows from operations:
Net earnings	$32	$30	$180	$245	$211	$174
Noncash charges (credits) to income:
Depreciation, amortization and fee stumpage	1,307	1,214	869	11	11	7
Deferred income taxes, net (Note 5)	41	56	60	(23)	1	(2)
Pension and other postretirement benefits expense (income) (Note 6)	137	(28)	(189)	3	—	(5)
Equity in (income) loss of affiliates and unconsolidated entities	6	13	(33)	(20)	(31)	(27)
Countervailing duties and anti-dumping penalties (Note 14)	—	(47)	50	—	—	—
Charges for litigation (Note 14)	109	—	43	—	—	—
Credit for Cemwood settlement (Note 15)	(25)	—	—	—	—	—
Charges for impairment of long-lived assets (Notes 15 and 17)	102	63	62	1	1	—
Loss on early extinguishment of debt	—	35	—	—	—	—
Cumulative effect of a change in an accounting principle (Note 1)	17	—	—	—	—	—
Decrease (increase) in working capital, net of acquisitions:
Receivables	(16)	30	229	7	1	5
Inventories, real estate and land	133	14	114	66	3	(82)
Prepaid expenses	10	32	5	(3)	(14)	4
Mortgage-related financial instruments	—	—	—	1	29	2
Accounts payable and accrued liabilities	188	(168)	(265)	(59)	80	—
Gain on significant sales of nonstrategic timberlands (Note 18)	(205)	(117)	—	—	—	—
(Gain) loss on disposition of other assets	3	8	5	(8)	(1)	(3)
Foreign exchange transaction (gains) losses	(108)	(33)	12	—	—	—
Other	(82)	156	(27)	(56)	(39)	(70)

Net cash from operations	1,649	1,258	1,115	165	252	3

Cash flows from investing activities:
Property and equipment	(592)	(924)	(658)	(16)	(6)	(2)
Timberlands reforestation	(34)	(36)	(25)	—	—	—
Acquisition of timberlands	(129)	(89)	(131)	—	—	—
Acquisition of businesses and facilities, net of cash acquired (Note 21)	(8)	(6,119)	(261)	—	—	—
Net distributions from (investments in) equity affiliates	5	(17)	(38)	(15)	50	170
Proceeds from sale of:
Property, equipment and other assets	78	75	61	41	—	13
Significant nonstrategic timberlands (Note 18)	358	155	—	—	—	—
Mortgage-related financial instruments	—	—	—	1	35	12
Intercompany advances	7	51	(16)	(7)	(51)	16
Other	(40)	(6)	(17)	(2)	(2)	(6)

Net cash from investing activities	(355)	(6,910)	(1,085)	2	26	203

Cash flows from financing activities:
Issuances of debt	44	14,142	1,577	150	290	400
Notes, commercial paper borrowings and revolving credit facility, net	(318)	(228)	(1,041)	(62)	(295)	(419)
Cash dividends	(355)	(353)	(351)	—	—	—
Intercompany return of capital and cash dividends	157	170	30	(157)	(170)	(30)
Payments on debt	(824)	(8,224)	(117)	(74)	(98)	(163)
Exercise of stock options	60	67	30	—	—	—
Other	(2)	(9)	(71)	—	—	—

Net cash from financing activities	(1,238)	5,565	57	(143)	(273)	(212)

Net change in cash and cash equivalents	56	(87)	87	24	5	(6)
Cash and cash equivalents at beginning of year	115	202	115	7	2	8

Cash and cash equivalents at end of year	$171	$115	$202	$31	$7	$2

Cash paid (received) during the year for:
Interest, net of amount capitalized	$789	$600	$315	$—	$1	$8

Income taxes	$(265)	$(39)	$23	$244	$85	$96

See notes on pages 49 through 81.

Financial Report    PAGE 47

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ INTEREST (Dollar amounts in millions)

For the Three-Year Period Ended December 28, 2003	2003	2002	2001

Common shares:
Balance at beginning of year	$274	$271	$268
Issued for exercise of stock options	1	2	1
Issued in retraction of exchangeable shares	—	1	2

Balance at end of year	$275	$274	$271

Exchangeable shares:
Balance at beginning of year	$156	$224	$361
Retraction	—	(68)	(137)

Balance at end of year	$156	$156	$224

Other capital — common and exchangeable:
Balance at beginning of year	$2,875	$2,693	$2,532
Stock options exercised	59	65	29
Retraction of exchangeable shares	1	67	135
Other transactions, net	5	50	(3)

Balance at end of year	$2,940	$2,875	$2,693

Retained earnings:
Balance at beginning of year	$3,740	$3,852	$3,849
Net earnings	277	241	354
Cash dividends on common shares	(355)	(353)	(351)

Balance at end of year	$3,662	$3,740	$3,852

Cumulative other comprehensive income (loss):
Balance at beginning of year	$(422)	$(345)	$(178)
Annual changes — net of tax:
Foreign currency translation adjustments	434	36	(136)
Additional minimum pension liability adjustments	60	(111)	(35)
Cash flow hedge fair value adjustments	2	(2)	4
Unrealized gain on available-for-sale securities	2	—	—

Balance at end of year	$76	$(422)	$(345)

Total shareholders’ interest:
Balance at end of year	$7,109	$6,623	$6,695

Comprehensive income:
Net earnings	$277	$241	$354
Other comprehensive income:
Foreign currency translation adjustments	434	36	(136)
Additional minimum pension liability adjustments, net of tax expense (benefit) of $32 in 2003, $(59) in 2002 and ($21) in 2001	60	(111)	(35)
Cash flow hedges:
Net derivative gains (losses), net of tax expense (benefit) of ($1) in 2003, ($2) in 2002 and $1 in 2001	(1)	(2)	3
Reclassification of losses, net of tax benefit of $3 in 2003 and $1 in 2001	3	—	1
Unrealized gain on available-for-sale securities	2	—	—

Total comprehensive income	$775	$164	$187

See notes on pages 49 through 81.

Financial Report    PAGE 48

Notes to Financial Statements

FOR THE THREE-YEAR PERIOD ENDED DECEMBER 28, 2003

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

Nature of Operations The company’s business segments are:

•	Timberlands, which manages 6.7 million acres of company-owned and .8 million acres of leased commercial forestlands in North America (4.5 million acres in the southern United States and 3.0 million acres in the Pacific Northwest and Canada).

•	Wood Products, which produces a full line of wood products that are sold primarily through Weyerhaeuser’s own sales organizations to wholesalers, retailers and industrial users in North America, the Pacific Rim and Europe.

•	Pulp and Paper, which manufactures and sells pulp, coated and uncoated paper, and liquid packaging board in North American, Pacific Rim and European markets.

•	Containerboard, Packaging and Recycling, which manufactures and sells containerboard in North American, Pacific Rim and European markets and packaging products for domestic and Mexican markets, and which operates an extensive wastepaper recycling system that serves Weyerhaeuser mills and worldwide markets.

•	Real Estate and Related Assets, which is primarily engaged in developing single-family housing and residential lots for sale, including master planned communities, mainly in selected metropolitan areas in southern California, Nevada, Washington, Texas, Maryland and Virginia.

Weyerhaeuser also has renewable long-term licenses on 29.9 million acres of forestland located in five provinces throughout Canada that are managed by Weyerhaeuser’s Canadian operations. Revenues and expenses associated with these licenses are included in the results of operations of the manufacturing operations they support. The terms of the licenses are described under “Timber and Timberlands” below.

Fiscal Year End The company’s fiscal year ends on the last Sunday of the calendar year. Fiscal years 2003, 2002 and 2001 all had 52 weeks.

Accounting Pronouncements Implemented The company adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of the beginning of 2003. Statement 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The cumulative effect of adopting the accounting principle, after a tax benefit of $6 million, was a charge of $11 million, or 5 cents per share. The effect on results reported for the years ended December 29, 2002, and December 30, 2001, would not have been material had the provisions of Statement 143 been in place during those years.

     The company adopted the provisions of Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, as of January 1, 2003. Statement 146 requires companies to recognize certain costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Adoption of Statement 146 did not have a material effect on the company’s financial position, results of operations, or cash flows.

     Statement of Financial Accounting Standards No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106, pertains to the company’s annual financial statements as of December 28, 2003. The expanded disclosure requirements of Statement 132 (revised) are included in Note 6: Pension and Other Postretirement Benefit Plans. Statement 132 (revised) added requirements to describe the type of plan assets, investment strategy, measurement dates, plan obligations and cash flows in annual financial statements. The disclosure of the timing of expected future benefit payments will be included in the footnotes to the company’s 2004 financial

Financial Report    PAGE 49

statements in accordance with the transition provisions of Statement 132 (revised).

     On December 8, 2003, President Bush signed the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) into law. The company has elected to defer recognizing the effects of the Act in the accounting for its plans under Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, and in providing disclosures related to the plans under Statement 132 (revised) as permitted by Financial Accounting Standards Board (FASB) Staff Position No. FAS 106-1. The measure of net periodic benefit cost in these financial statements and accompanying notes does not reflect the effects of the Act on the plans. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require the company to change previously reported information.

     The company adopted the disclosure requirements of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, as of December 29, 2002. Interpretation 45 requires companies to make expanded disclosures of guarantees and to recognize a liability for obligations to stand ready to perform under guarantees made or modified after December 31, 2002. Interpretation 45 did not have a material effect on the company’s financial position, results of operations or cash flows.

     The company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of the beginning of 2002. In accordance with Statement 142, the company no longer amortizes goodwill. Rather, the company assesses goodwill for impairment by applying a fair-value-based test at least annually. See Note 4: Goodwill for the impact that the cessation of goodwill amortization had on the comparability of the company’s net earnings and basic and diluted earnings per share.

     The company adopted the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as of the beginning of 2002. Statement 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and eliminates the exception to consolidation of a subsidiary for which control is likely to be temporary. Statement 144 supersedes Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and supersedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. Implementation of Statement 144 did not have a material effect on the company’s financial position, results of operations or cash flows.

     The company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, as of December 29, 2002. Statement 148 amended the disclosure requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, and provided alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. The company continues to apply the intrinsic-value method for stock-based compensation to employees prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

     In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Statement 145 rescinds the requirements to present a gain or loss on the extinguishment of debt as an extraordinary item, eliminates an inconsistency between the accounting required for sale-leaseback transactions and for certain lease modifications that have similar economic effects, and amends other existing pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. As a result of the rescission of Statement 4, the extraordinary loss from early extinguishment of debt presented in the company’s interim financial reports during 2002 was reclassified into interest expense in the company’s 2002 financial statements. The provisions amending Statement 13 and all other provisions are effective for transactions occurring or financial statements issued on or after May 15, 2002. Compliance with these provisions had no effect on the company’s financial position, results of operations or cash flows.

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

     Effective January 1, 2001, the company adopted the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. Statement 133, as amended, establishes accounting and reporting standards that require derivative instruments to be recorded in the balance sheet as either assets or liabilities

Financial Report    PAGE 50

measured at their fair value. Statement 133 requires changes in the fair values of derivatives to be recognized currently in earnings unless specific hedge accounting criteria are met. Statement 133 also requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Implementation of Statement 133, as amended, as of January 1, 2001, increased assets by approximately $37 million and increased liabilities by approximately $24 million, with a net offsetting amount of $13 million recorded in cumulative other comprehensive income (loss).

Prospective Accounting Pronouncements The FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, in January 2003. The consolidation provisions of the Interpretation were originally to apply immediately to variable interest entities created, and to variable interest entities in which the company obtained an interest, after January 31, 2003. FASB Staff Position No. 46-6 delayed the required adoption date of the consolidation provisions of Interpretation No. 46 to the end of 2003 for variable interest entities in which the company acquired its interest prior to February 1, 2003. The FASB issued a revised version of Interpretation 46 in December 2003 to include technical corrections and to clarify the application of Interpretation 46. Interpretation 46 (revised) also delayed the effective date for variable interests in non-special-purpose entities to the end of the first quarter of 2004 if the provisions of the original Interpretation 46 have not yet been applied.

     The Interpretation addresses consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The company’s analysis is not complete, and the company has not fully adopted the provisions of the Interpretation. Implementation to date of the Interpretation has not had a material effect on the company’s financial position, results of operations, or cash flows. The company is not able to estimate at this time the effect that the Interpretation will have on its financial position, results of operations, or cash flows when the Interpretation is fully adopted. The company’s remaining analysis includes approximately 50 individual transactions in which the company’s real estate development subsidiaries have made deposits of approximately $53 million to acquire lots and/or land from potential variable interest entities. The total amount that would be paid under these purchase contracts, if fully exercised, is approximately $570 million.

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

Financial Instruments The company has, where appropriate, estimated the fair value of financial instruments. These fair value amounts may be significantly affected by the assumptions used, including the discount rate and estimates of cash flows. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange. Where these estimates approximate carrying value, no separate disclosure of fair value is shown.

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

     Commodity contracts, the objective of which is to hedge the variability of future cash flows associated with certain commodity transactions, have been formally designated as cash flow hedges. Gains or losses related to the cash flow hedges that have been recorded in other comprehensive income are reclassified into earnings at the contracts’ respective settlement dates.

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

Financial Report    PAGE 51

payments calculated on a notional amount. The swap, which was acquired as part of the Cedar River Paper Company acquisition (see Note 21: Acquisitions), cannot be designated as a hedge for accounting purposes; however, it fixes $50 million of the company’s variable rate tax-exempt bond exposure. The swap is marked to market quarterly, and any unrealized gains and losses are recognized in earnings currently. This swap expired on January 1, 2004.

•	Lumber and other commodity futures designed to manage the consolidated exposure to changes in inventory values due to fluctuations in market prices for selected business units. The company’s commodity futures positions are marked to market at each reporting date and all unrealized gains and losses are recognized in earnings currently. These contract positions have not had a material effect on the company’s financial position, results of operations or cash flows. These futures contracts settle daily, and as a result, the company’s net open position as of December 28, 2003, was immaterial.

The company is exposed to credit-related gains or losses in the event of nonperformance by counterparties to financial instruments but does not expect any counterparties to fail to meet their obligations. The annual notional amounts of the company’s derivative financial instruments were $322 million and $230 million at December 28, 2003, and December 29, 2002, respectively. The aggregate notional amounts of these derivative financial instruments were $425 million and $264 million at December 28, 2003, and December 29, 2002, respectively. These notional amounts do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to the company through its use of derivatives. The exposure in a derivative contract is the net difference between what each party is required to pay based on contractual terms. The company’s use of the derivative instruments discussed above resulted in gains of $8 million in 2003, $11 million in 2002 and $5 million in 2001.

Cash and Cash Equivalents Short-term investments with original maturities of 90 days or less are considered cash equivalents. Short-term investments are stated at cost, which approximates market.

Inventories Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (LIFO) method is used to cost more than half of domestic raw materials, in process and finished goods inventories. LIFO inventories were $669 million and $743 million at December 28, 2003, and December 29, 2002, respectively. The balance of domestic raw material and product inventories, all materials and supplies inventories, and all foreign inventories is costed at either the first-in, first-out (FIFO) or moving average cost methods. Had the FIFO method been used to cost all inventories, the amounts at which product inventories are stated would have been $194 million and $199 million greater at December 28, 2003, and December 29, 2002, respectively.

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

Timber and Timberlands Timber and timberlands are carried at cost less fee stumpage charged to disposals. Fee stumpage is the cost of standing timber and is charged to fee timber disposals as fee timber is harvested, lost as a result of casualty, or sold. Generally, all initial site preparation and planting costs are capitalized as reforestation. Reforestation is transferred to a merchantable (harvestable) timber classification after 15 years in the South and 30 years in the West. Generally, costs incurred after the first planting, such as fertilization, vegetation and insect control, pruning and precommercial thinning, property taxes and interest, are considered to be maintenance of the forest and are expensed as incurred. Accounting practices for these costs do not change when timber becomes merchantable and harvesting commences.

     Fee stumpage depletion rates used to relieve timber inventory are determined with reference to the net carrying value of timber and the related volume of timber estimated to be available over the growth cycle. The growth cycle volume considers regulatory and environmental constraints affecting operable acres, management strategies to be applied, inventory data improvements, growth rate revisions and recalibrations, and the exclusion of known dispositions and inoperable acreage. The cost of timber harvested is included in the carrying values of raw material and product inventories and in the cost of products sold as these inventories are sold to third parties.

     Weyerhaeuser also holds forest management licenses in various Canadian provinces. The provincial governments grant these licenses for initial periods of 15–25 years, and the licenses are renewable every five years, provided Weyerhaeuser meets normal reforestation, operating and management guidelines. Calculation of fees payable on harvested volumes varies from province to province, but is tied to product market pricing and the allocation of land management responsibilities agreed to in the license.

Financial Report    PAGE 52

Goodwill As of the beginning of fiscal year 2002, the company accounts for goodwill in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Goodwill represents the excess of purchase price over fair value of net assets acquired. Goodwill is assessed for impairment at least annually using a fair-value-based approach. As described above in “Accounting Pronouncements Implemented,” the company’s accounting for goodwill changed upon implementation of Statement 142 at the beginning of fiscal 2002. Prior to the adoption of Statement 142, goodwill was amortized on a straight-line basis over 40 years, which was the expected period to be benefited. For a reconciliation of 2001 earnings excluding goodwill amortization, see Note 4: Goodwill.

Accounts Receivable The company periodically sells Canadian trade accounts receivable with limited recourse to an independently capitalized trust that, in turn, sells an undivided interest in the pool of receivables to a major international financial institution. The facility provides a competitive source of funding and is limited to $200 million (Canadian) at any one point in time, of which a maximum of $60 million can be denominated in U.S. dollars. The U.S. dollar equivalent of the sold receivables portfolio was $87 million as of December 28, 2003, and $77 million as of December 29, 2002.

Accounts Payable The company’s banking system provides for the daily replenishment of major bank accounts as checks are presented for payment. Accordingly, there were negative book cash balances of $200 million and $192 million at December 28, 2003, and December 29, 2002, respectively. Such balances result from outstanding checks that had not yet been paid by the bank and are reflected in accounts payable in the consolidated balance sheets.

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

Revenue Recognition The company’s forest products operations generally recognize revenue from product sales upon shipment to their customers, except for export sales where revenue is recognized when title transfers at the foreign port.

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

Financial Report    PAGE 53

The following table illustrates the effect on net earnings and net earnings per share as if the company had applied the fair-value-recognition provisions of Statement 123, Accounting for Stock-Based Compensation, to stock-based employee compensation. The company has consistently defined the past year as the service period for purposes of applying the fair value recognition provisions of Statement 123. As a result, stock-based employee compensation expense is reflected as of the option grant dates in the following table.

Dollar amounts in millions except per-share figures	2003	2002	2001

Net earnings, as reported	$277	$241	$354
Less incremental stock-based employee compensation expense determined under fair-value-based method for all awards, net of related tax effects	(25)	(31)	(18)

Pro forma net earnings	$252	$210	$336

Net earnings per share:
Basic — as reported	$1.25	$1.09	$1.61
Basic — pro forma	$1.14	$.95	$1.53
Diluted — as reported	$1.25	$1.09	$1.61
Diluted — pro forma	$1.13	$.95	$1.52

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

NOTE 2. NET EARNINGS PER SHARE

Basic net earnings per share are based on the weighted average number of common and exchangeable shares outstanding during the respective periods. Diluted net earnings per share is based on the weighted average number of common and exchangeable shares and stock options outstanding at the beginning of or granted during the respective periods.

     Options to purchase 4,377,743 shares in 2003, 4,514,884 shares in 2002 and 2,324,314 shares in 2001 were not included in the computation of diluted earnings per share because the option exercise prices were greater than the average market prices of common shares during those periods.

The dilutive effect of outstanding stock options on net earnings per share is presented in the following table:

		WEIGHTED AVERAGE
Dollar amounts in millions except per-share figures	NET EARNINGS	SHARES (000)	NET EARNINGS PER SHARE

2003:
Basic	$277	221,595	$1.25
Effect of dilutive stock options	—	405

Diluted	$277	222,000	$1.25

2002:
Basic	$241	220,927	$1.09
Effect of dilutive stock options	—	529

Diluted	$241	221,456	$1.09

2001:
Basic	$354	219,644	$1.61
Effect of dilutive stock options	—	313

Diluted	$354	219,957	$1.61

Financial Report    PAGE 54

NOTE 3. EQUITY AFFILIATES

Weyerhaeuser Weyerhaeuser’s investments in affiliated companies that are not majority owned or controlled are accounted for using the equity method. Weyerhaeuser’s significant equity affiliates as of December 28, 2003, are:

•	ForestExpress, LLC — A 34 percent owned joint venture formed to develop and operate a global, web-enabled, business-to-business marketplace for the forest products industry. Other equity members include Boise Cascade Corporation, Georgia-Pacific Corp., International Paper, MeadWestvaco Corporation and Morgan Stanley.

•	Jasmine Forests, LLC — A qualifying special purpose entity formed to monetize the note received as part of the consideration for the sale of 115,000 acres of timberlands in western Washington. (See Note 18: Significant Sales of Nonstrategic Timberlands.)

•	Jewel Forests, LLC — A qualifying special-purpose entity formed in 2003 to monetize the note received as part of the consideration for the sale of 104,000 acres of timberlands in western Washington. (See Note 18: Significant Sales of Nonstrategic Timberlands.)

•	MAS Capital Management Partners, L.P. — A 50 percent owned limited partnership formed for the purpose of providing specialized investment management services to institutional and individual investors.

•	Nelson Forests Joint Venture — An investment in which Weyerhaeuser owns a 51 percent financial interest and has a 50 percent voting interest, which holds Crown Forest License cutting rights and freehold land on the South Island of New Zealand.

•	North Pacific Paper Corporation — A 50 percent owned joint venture that has a newsprint manufacturing facility in Longview, Washington.

•	OptiFrame Software LLC — A 50 percent owned joint venture that develops whole-house design and optimization software for the building industry.

•	RII Weyerhaeuser World Timberfund, L.P. — A 50 percent owned limited partnership that invests in timberlands and related assets outside the United States. This partnership’s primary focus is in pine forests in the Southern Hemisphere.

•	SCA Weyerhaeuser Packaging Holding Company Asia Ltd. — A 50 percent owned joint venture formed to build or buy containerboard packaging facilities to serve manufacturers of consumer and industrial products in Asia. Two facilities are in operation in China.

•	Southern Cone Timber Investors Limited — A 50 percent owned joint venture that has invested in timberlands in Uruguay. The entity’s primary focus is on plantation forests in the Southern Hemisphere.

•	Wapawekka Lumber LP — A 51 percent owned limited partnership in Saskatchewan, Canada, that operates a sawmill. Substantive participating rights by the minority partner preclude consolidation of this partnership by Weyerhaeuser.

•	WY Carolina Holdings, LLC — A qualifying special-purpose entity formed in 2003 to monetize the note received as part of the consideration for the sale of 160,000 acres of timberlands in the Carolinas. (See Note 18: Significant Sales of Nonstrategic Timberlands.)

•	WY Tennessee Holdings, LLC — A qualifying special-purpose entity formed in 2003 to monetize the note received as part of the consideration for the sale of 168,000 acres of timberlands in Tennessee. (See Note 18: Significant Sales of Nonstrategic Timberlands.)

Unconsolidated financial information for affiliated companies, which are accounted for by the equity method, follows. Unconsolidated net sales and revenues and income (loss) include the results of Cedar River Paper Company for the periods prior to July 2001 and of Wilton Connor LLC for the periods prior to January 2003, the respective dates on which each became a wholly-owned subsidiary of Weyerhaeuser. (See Note 4: Goodwill and Note 21: Acquisitions.)

Dollar amounts in millions	DECEMBER 28, 2003	DECEMBER 29, 2002

Current assets	$180	$186
Noncurrent assets	1,682	1,309
Current liabilities	148	125
Noncurrent liabilities	788	424

Dollar amounts in millions	2003	2002	2001

Net sales and revenues	$600	$600	$757
Operating income (loss)	8	(29)	60
Net income (loss)	6	(34)	40

Financial Report    PAGE 55

Weyerhaeuser provides goods and services to these affiliates, which vary by entity, in the form of raw materials, management and marketing services, support services and shipping services. Additionally, Weyerhaeuser purchases finished product from certain of these entities. The aggregate total of these transactions is not material to Weyerhaeuser’s results of operations.

Real Estate and Related Assets Investments in unconsolidated entities that are not majority owned or controlled are accounted for using the equity method with taxes provided on undistributed earnings as appropriate. Net sales and revenues and income for 2001 include the results of certain non-real estate partnership investments that were liquidated during the first quarter of 2001.

Unconsolidated financial information for unconsolidated entities that are accounted for by the equity method is as follows:

Dollar amounts in millions	DECEMBER 28, 2003	DECEMBER 29, 2002

Current assets	$14	$8
Noncurrent assets	208	257
Current liabilities	21	11
Noncurrent liabilities	130	186

Dollar amounts in millions	2003	2002	2001

Net sales and revenues	$87	$58	$48
Operating income	47	37	29
Net income	34	13	17

NOTE 4. GOODWILL

The company implemented Statement 142 at the beginning of fiscal 2002 and no longer amortizes goodwill. The following table illustrates the effect of goodwill amortization on 2001 net earnings and net earnings per share:

Dollar amounts in millions, except per-share figures	2003	2002	2001

Net earnings	$277	$241	$354
Add back goodwill amortization	—	—	35

Adjusted net earnings	$277	$241	$389

Basic and diluted earnings per share:
Reported net earnings per share	$1.25	$1.09	$1.61
Add back goodwill amortization	—	—	.16

Adjusted net earnings per share	$1.25	$1.09	$1.77

The changes in the carrying amount of goodwill for 2003 are as follows:

				CONTAINERBOARD,
		WOOD	PULP	PACKAGING	CORPORATE
Dollar amounts in millions	TIMBERLANDS	PRODUCTS	AND PAPER	AND RECYCLING	AND OTHER	TOTAL

Balance as of December 29, 2002	$230	$799	$860	$1,242	$—	$3,131
Goodwill transferred from Timberlands to Corporate and Other (Note 22)	(12)	—	—	—	12	—
Goodwill transferred from investments in and advances to equity affiliates	—	—	—	34	—	34
Impairment of goodwill	—	(3)	—	—	—	(3)
Effect of foreign currency translation and other adjustments	22	45	(1)	4	5	75

Balance as of December 28, 2003	$240	$841	$859	$1,280	$17	$3,237

Financial Report    PAGE 56

The company acquired the remaining 50 percent interest in Wilton Connor LLC at the beginning of 2003 for cash paid of $4 million and the payment of Wilton Connor debt of $4 million. Goodwill of $34 million associated with the company’s purchase of its initial 50 percent interest in 1998 was reclassified from investments in and advances to equity affiliates to goodwill.

NOTE 5. INCOME TAXES

Earnings before income taxes and the cumulative effect of a change in accounting principle are comprised of the following:

Dollar amounts in millions	2003	2002	2001

Domestic earnings	$514	$379	$685
Foreign earnings (loss)	(78)	(8)	(169)

	$436	$371	$516

Provisions for income taxes include the following:

Dollar amounts in millions	2003	2002	2001

Federal:
Current	$71	$23	$70
Deferred	58	71	142

	129	94	212

State:
Current	29	27	16
Deferred	(7)	6	5

	22	33	21

Foreign:
Current	25	23	18
Deferred	(28)	(20)	(89)

	(3)	3	(71)

	$148	$130	$162

A reconciliation between the federal statutory tax rate and the company’s effective tax rate is as follows:

	2003	2002	2001

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	3.4	6.8	3.0
Foreign income tax	4.2	0.4	1.8
Reduction in Canadian tax rates	—	—	(5.6)
Tax credits	(5.8)	(4.7)	(0.5)
Export sales incentive	(1.7)	(2.0)	(1.6)
All other, net	(1.1)	(0.5)	(0.8)

Effective income tax rate	34.0%	35.0%	31.3%

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

Financial Report    PAGE 57

The net deferred income tax assets (liabilities) include the following components:

Dollar amounts in millions	DECEMBER 28, 2003	DECEMBER 29, 2002

Current (included in prepaid expenses)	$272	$229
Noncurrent	(4,294)	(4,056)
Real Estate and Related Assets (included in other liabilities)	10	(15)

Total	$(4,012)	$(3,842)

The deferred tax assets (liabilities) are comprised of the following:

Dollar amounts in millions	DECEMBER 28, 2003	DECEMBER 29, 2002

Postretirement benefits	$206	$187
Net operating loss carryforwards	162	102
Other	692	613

Gross deferred tax assets	1,060	902
Valuation allowance	(61)	(33)

Net deferred tax assets	999	869

Depreciation	(3,058)	(2,932)
Depletion	(1,369)	(1,193)
Pension	(278)	(242)
Other	(306)	(344)

Deferred tax liabilities	(5,011)	(4,711)

	$(4,012)	$(3,842)

As of December 28, 2003, the company and its subsidiaries have $28 million of U.S. net operating loss carryforwards, which expire in 2018; foreign net operating loss carryforwards of $465 million, which expire from 2007 through 2010; and $39 million of Canadian investment tax credits, which expire from 2003 through 2010. In addition, the company has $17 million of alternative minimum tax credit carryforwards which do not expire.

     The company intends to reinvest undistributed earnings of certain foreign subsidiaries; therefore, no U.S. taxes have been provided. These earnings totaled approximately $1.3 billion at the end of 2003. Determination of the income tax liability that would result from repatriation is not practicable.

     As of December 28, 2003, $14 million of the valuation allowance would be allocated to reduce goodwill for subsequently recognized tax benefits. The $28 million increase in the valuation allowance from December 29, 2002, to December 28, 2003, is primarily due to uncertainties of realizing certain state and investment tax credit carryforwards.

NOTE 6. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

The company sponsors several retirement programs for its employees. In the United States, this includes pension plans that are qualified under the Internal Revenue Code (qualified) as well as a plan that provides benefits in addition to those provided under the qualified plans for a select group of employees, which is not qualified under the Internal Revenue Code (nonqualified). In Canada, plans are registered under the Income Tax Act and under their respective provincial pension acts (registered), or plans may provide additional benefits to a select group of employees, and not be registered under the Income Tax Act or provincial pension acts (nonregistered). Retiree medical and life plans are offered in both countries. These plans are typically not prefunded. The company uses a December 31 measurement date for its plans.

Financial Report    PAGE 58

The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of plan assets over the two-year period ended December 28, 2003:

	Pension		Other Postretirement Benefits

Dollar amounts in millions	2003	2002	2003	2002

Reconciliation of benefit obligation:
Benefit obligation as of prior year-end	$3,871	$2,869	$753	$432
Service cost	115	97	26	19
Interest cost	252	240	51	46
Plan participants’ contributions	2	2	6	6
Actuarial loss	209	323	138	187
Foreign currency exchange rate changes	147	11	30	2
Benefits paid	(324)	(253)	(58)	(53)
Plan amendments	22	161	(159)	36
Acquisitions	—	483	—	78
Curtailments	—	3	—	—
Settlements	(12)	(65)	—	—
Special termination benefits	3	—	—	—

Benefit obligation at end of year	$4,285	$3,871	$787	$753

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of year (actual)	$3,455	$3,703	$8	$—
Actual return on plan assets	1,029	(517)	—	5
Foreign currency exchange rate changes	123	8	—	—
Employer contributions	36	40	48	37
Plan participants’ contributions	2	2	6	6
Benefits paid	(324)	(253)	(58)	(48)
Acquisitions	—	576	—	8
Settlements	(12)	(65)	—	—
Transfer to 401(h) account	—	(20)	—	—

Fair value of plan assets at end of year (estimated)	$4,309	$3,474	$4	$8

The company funds its qualified and registered pension plans and a portion of its nonregistered plans. The company accrues for nonqualified pension benefits and health and life postretirement benefits. The company expects to contribute approximately $43 million to its Canadian pension plans in 2004. The funded status of these plans at December 28, 2003, and December 29, 2002, is as follows:

	Pension		Other Postretirement Benefits

Dollar amounts in millions	DECEMBER 28, 2003	DECEMBER 29, 2002	DECEMBER 28, 2003	DECEMBER 29, 2002

Funded status	$24	$(397)	$(783)	$(745)
Unrecognized prior service cost	288	296	(114)	42
Unrecognized net loss	504	920	347	215

Prepaid (accrued) benefit cost	$816	$819	$(550)	$(488)

Amounts recognized in balance sheet consist of:
Prepaid benefit cost	$864	$840
Accrued liability	(219)	(285)
Intangible asset	23	24
Cumulative other comprehensive loss	148	240

Net amount recognized	$816	$819

Financial Report    PAGE 59

The accumulated benefit obligation for all of the company’s defined benefit pension plans was $3.9 billion and $3.6 billion at December 28, 2003, and December 29, 2002, respectively.

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $862 million, $776 million and $562 million, respectively, as of December 28, 2003, and $817 million, $803 million and $524 million, respectively, as of December 29, 2002.

     The following plans have assets held in separate trusts: the U.S. qualified plans, the Canadian registered plans, the Canadian nonregistered plans, and the U.S. retiree life insurance plan for salaried employees. The U.S. qualified plans and Canadian registered plans are combined for disclosure purposes along with the U.S. nonqualified plans and the Canadian nonregistered plans. However, the asset information for the Canadian nonregistered plans is shown separately since it currently has a different investment strategy.

Allocation of Assets by Category

Qualified and registered pension plans	DECEMBER 28, 2003	DECEMBER 29, 2002

Private equity and related funds	29.2%	32.2%
Real estate and related funds	13.0	16.9
Common stock and S&P 500 total return index exposure	5.1	(10.1)
Bonds, Lehman government/credit and T-bills	0.3	0.4
Short-term investments, cash and cash equivalents	21.2	18.0
Hedge funds	31.2	43.3
Net receivables	0.5	0.6
Accrued liabilities	(0.5)	(1.3)

Total	100.0%	100.0%

Nonregistered plans	DECEMBER 28, 2003	DECEMBER 29, 2002

Equities	37.7%	38.2%
Cash and cash equivalents	62.3	61.8

Total	100.0%	100.0%

Retiree life insurance	DECEMBER 28, 2003	DECEMBER 29, 2002

Bonds	84.4%	80.0%
Commercial mortgages	9.0	9.6
Hedge funds	2.8	1.0
Short-term investments, cash and cash equivalents	2.7	8.7
Real estate	0.7	0.3
Equities	0.2	0.2
Other	0.2	0.2

	100.0%	100.0%

Description of Investment Policies and Strategies

Qualified And Registered Plans The strategy of the U.S. pension trust is to invest directly and via total return partnership swaps in a diversified mix of nontraditional strategies, including hedge funds, private equity, opportunistic real estate and other externally managed alternative investment funds. Various financial instruments, such as S&P 500 swaps and fixed income futures, are used to supplement the market exposures embedded in such investments so the total effective exposures are maintained close to a target benchmark of 60 percent equity, 35 percent bonds and 5 percent cash on the trust’s net asset value. As of December 1, 2003, the equity target was changed to 55 percent and the bond target was changed to 40 percent. The Canadian pension trust has a similar benchmark exposure strategy and expected long-term average minimum return over the benchmark. However, it concentrates direct investments into cash and cash equivalents while gaining return exposures through financial instruments, such as total return and index swaps, to the benchmark and to a similarly diversified mix of nontraditional strategies, primarily hedge funds.

Nonregistered Plans The Canadian nonregistered plans are funded using Retirement Compensation Arrangements (RCAs). Under Canadian tax rules, 50 percent of any contribution to an RCA goes to a non-interest-bearing refundable tax account held by the government. This means that on average over time, it is expected that approximately 50 percent of the plans’ assets are not invested. The invested portion of the plans’ assets consists of a portfolio of equities.

     Beginning in 2004, the company intends to mirror the investment strategy used for the qualified and registered plans for the RCAs.

Financial Report    PAGE 60

Retiree Life Insurance The plan is funded by a Premium Deposit Fund (PDF) held by the insurance carrier. The fund is used to pay premiums for current retirees covered under the U.S. retiree life insurance plan for salaried employees. The company’s intent is to pay these premiums from the fund and to make no future contributions to the fund. It is expected that the fund will be fully drawn down in the next fiscal year or shortly thereafter.

The assumptions used in the measurement of the company’s benefit obligations are as follows:

	Pension		Other Postretirement Benefits

	DECEMBER 28, 2003	DECEMBER 29, 2002	DECEMBER 28, 2003	DECEMBER 29, 2002

Discount rate:
United States	6.25%	6.75%	6.25%	6.75%
Canada	6.25%	6.50%	6.25%	6.50%
Rate of compensation increase:
Salaried (United States and Canada)	3.50%	3.50%	3.50%	3.50%
Hourly:
United States	3.00%	3.00%	3.00%	3.00%
Canada	3.50%	3.50%	N/A	N/A

The components of net periodic benefit costs (income) are:

				Other Post-
		Pension		Retirement Benefits

Dollar amounts in millions	2003	2002	2001	2003	2002	2001

Service cost	$115	$97	$70	$26	$19	$9
Interest cost	251	240	198	50	46	30
Expected return on plan assets	(379)	(465)	(437)	—	—	—
Amortization of loss (gain)	20	(39)	(68)	18	8	(1)
Amortization of prior service cost	32	22	15	(3)	5	2
Amortization of unrecognized transition asset	—	(1)	(5)	—	—	—
Loss (gain) due to closure, sale, plan termination and other	10	40	(7)	—	—	—

	$49	$(106)	$(234)	$91	$78	$40

The assumptions used in the measurement of the company’s net periodic benefit costs (income) are as follows:

				Other Post-
		Pension		Retirement Benefits

	2003	2002	2001	2003	2002	2001

Discount rate:
United States	6.75%	7.25%	7.75%	6.75%	7.25%	7.75%
Canada	6.50%	7.00%	7.00%	6.50%	7.00%	7.00%
Expected return on plan assets:
Qualified/registered plans	9.50%	10.50%	11.00%
Nonregistered plans	4.75%	5.25%	5.50%
Retiree life insurance				4.59%	—	5.75%
Rate of compensation increase:
Salaried (United States and Canada)	3.50%	3.50%	3.50%	3.50%	3.50%	3.50%
Hourly:
United States	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%
Canada	3.50%	3.50%	3.50%	N/A	N/A	N/A

Financial Report    PAGE 61

Determination of Expected Return on Plan Assets Assumption

Qualified And Registered Plans The expected return on plan assets assumption is based on the long-term expected return on the U.S. portfolio. The portfolio return is comprised of a return on a benchmark plus the expected excess return over the benchmark, termed “alpha.” The expectation of alpha is the result of experience with the underlying investment strategy. The expected return assumption is based on historical fund returns using this strategy and information from our investment advisors. The Canadian fund’s investment strategy has mirrored that of the U.S. plan since 1998. The expected return assumption of 9.5 percent used for 2003 assumes a benchmark return of 6.5 percent and an assumption of alpha of 3 percent. Over the period of 19 years during which this strategy has been in place, the U.S. fund has achieved a net compound annual return of 17.4 percent, or 6.4 percentage points in excess of the benchmark return of 11.0 percent.

Nonregistered Plans The expected rate of return on the assets supporting the nonregistered plans is 4.75 percent per year. This includes an expected long-term rate of return on the equity portion of this portfolio of 9.5 percent per year based on a combination of historical experience and future return expectations.

Retiree Life Insurance The expected long-term rate of return on this fund is 4.59 percent. This is based on historical interest credited on the fund.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. For measurement purposes, the following assumptions were used for the annual rate of increase in the per capita cost of covered health care benefits:

	2003		2002

	UNITED STATES	CANADA	UNITED STATES	CANADA

Health care cost trend rate assumed for next year	9.0%	11.0%	8.0%	11.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%	4.5%	5.0%
Year that the rate reaches the ultimate trend rate	2010	2010	2008	2009

In the company-sponsored plan where the company’s cost is tied to participants’ years of service, the company’s net periodic postretirement benefit cost for 2002 assumed a trend of 6 percent for 2002 and 2003, 5 percent for 2004 and 2005, and 4.5 percent thereafter. For 2003, the assumptions used for this plan were the same as those presented in the table above. A one percent change in assumed health care cost trend rates would have the following effects:

As of December 28, 2003 (Dollar amounts in millions)	1% INCREASE	(1% DECREASE)

Effect on total of service and interest cost components	$11	$(9)
Effect on accumulated postretirement benefit obligation	94	(78)

In addition to the company-sponsored pension and postretirement plans discussed above, approximately 7,150 employees are covered by union-administered multi-employer pension plans to which the company makes negotiated contributions based generally on fixed amounts per hour per employee. Contributions to these plans were $16 million in 2003, $10 million in 2002 and $11 million in 2001.

     The company also sponsors multiple defined benefit postretirement plans for its U.S. employees. Medical plans have various levels of coverage and plan participant contributions. Life insurance plans are noncontributory. Canadian employees are covered under multiple defined benefit postretirement plans that provide medical and life insurance benefits.

     The company sponsors various defined contribution plans for U.S. salaried and hourly employees. The basis for determining plan contributions varies by plan. The amounts contributed to the plans for participating employees were $50 million, $64 million and $42 million in 2003, 2002 and 2001, respectively.

Financial Report    PAGE 62

NOTE 7. INVENTORIES

Dollar amounts in millions	DECEMBER 28, 2003	DECEMBER 29, 2002

Logs and chips	$169	$177
Lumber, plywood, panels and engineered lumber	413	456
Pulp and paper	376	351
Containerboard and packaging	248	282
Other products	190	202
Materials and supplies	515	473

	$1,911	$1,941

NOTE 8. PROPERTY AND EQUIPMENT

Dollar amounts in millions	DECEMBER 28, 2003	DECEMBER 29, 2002

Property and equipment, at cost:
Land	$318	$309
Buildings and improvements	2,989	2,954
Machinery and equipment	17,290	16,133
Rail and truck roads	550	624
Other	361	221

	21,508	20,241
Less allowance for depreciation and amortization	(9,265)	(7,963)

	$12,243	$12,278

NOTE 9. REAL ESTATE IN PROCESS OF DEVELOPMENT AND FOR SALE

Properties held by the company’s Real Estate and Related Assets segment include:

Dollar amounts in millions	DECEMBER 28, 2003	DECEMBER 29, 2002

Dwelling units	$382	$350
Residential lots	304	288
Commercial lots	34	49
Commercial projects	—	4
Acreage	2	4
Other inventories	1	1

	$723	$696

NOTE 10. ACCRUED LIABILITIES

Dollar amounts in millions	DECEMBER 28, 2003	DECEMBER 29, 2002

Payroll — wages and salaries, incentive awards, retirement and vacation pay	$542	$505
Income taxes	160	11
Taxes — Social Security and real and personal property	72	70
Current portion of product liability reserves	21	25
Interest	236	229
Other	359	383

	$1,390	$1,223

Financial Report    PAGE 63

NOTE 11. SHORT-TERM BORROWINGS AND LINES OF CREDIT

Borrowings At December 28, 2003, Weyerhaeuser had $4 million in short-term borrowings outstanding. At December 29, 2002, Weyerhaeuser had $2 million in short-term borrowings outstanding.

     The Real Estate and Related Assets segment’s short-term borrowings were $1 million with a weighted average interest rate of 3.4 percent at December 28, 2003, and $63 million with a weighted average interest rate of 1.6 percent at December 29, 2002. Weyerhaeuser Company guarantees commercial paper borrowings of Weyerhaeuser Real Estate Company (WRECO) in return for a fee equal to one-quarter of 1 percent of the outstanding commercial paper balance. To keep the guarantee, WRECO has agreed to maintain unused nonguaranteed credit arrangements that are equal to or greater than the outstanding commercial paper. Fees paid by WRECO to Weyerhaeuser Company were less than $1 million in 2003 and $1 million in each of 2002 and 2001.

Lines of Credit Weyerhaeuser Company had short-term bank credit lines of $1.2 billion at December 28, 2003, and $1.3 billion at December 29, 2002. Both Weyerhaeuser Company and WRECO can borrow against this facility. WRECO has access to $600 million of the $1.2 billion facility. Neither Weyerhaeuser nor WRECO had any outstanding borrowings against this facility as of December 28, 2003, or December 29, 2002. Neither Weyerhaeuser Company nor WRECO is a guarantor of the borrowings of the other under this facility.

     In addition, Weyerhaeuser Company has a five-year revolving credit facility agreement entered into with a group of banks that provides for borrowings up to a total amount of $1.3 billion, all of which is available to Weyerhaeuser Company. This credit facility expires March 2007. Borrowings are at LIBOR plus a spread or other such interest rates mutually agreed to between the borrower and lending banks. At the end of 2003, Weyerhaeuser Company had $1.3 billion available under this facility. See also Note 12: Long-Term Debt.

Other Weyerhaeuser has entered into letters of credit in the amount of $118 million and surety bonds with an estimated amount of $229 million as of December 28, 2003. As of December 29, 2002, Weyerhaeuser had entered into letters of credit in the amount of $31 million and surety bonds with an estimated amount of $124 million.

     The Real Estate and Related Assets segment has entered into letters of credit in the amount of $43 million and $39 million and surety bonds with an estimated amount of $542 million and $544 million as of December 28, 2003, and December 29, 2002, respectively.

     The company’s compensating balance requirements were not significant.

Financial Report    PAGE 64

NOTE 12. LONG-TERM DEBT

Weyerhaeuser long-term debt, including the current portion, is as follows:

Dollar amounts in millions	December 28, 2003	December 29, 2002

9.05% notes due 2003	$—	$200
Variable rate notes due 2003	—	500
9.125% debentures due 2003	—	50
8.50% debentures due 2004	55	55
5.50% notes due 2005	1,000	1,000
6.45% debentures due 2005	100	100
6.75% notes due 2006	150	150
6.00% notes due 2006	840	840
8.375% debentures due 2007	150	150
6.125% notes due 2007	1,000	1,000
5.95% debentures due 2008	750	750
5.25% notes due 2009	325	325
6.75% notes due 2012	1,745	1,750
7.50% debentures due 2013	250	250
7.25% debentures due 2013	250	250
6.95% debentures due 2017	300	300
7.00% debentures due 2018	100	100
9.00% debentures due 2021	150	150
7.125% debentures due 2023	250	250
8.50% debentures due 2025	300	300
7.95% debentures due 2025	250	250
7.70% debentures due 2026	150	150
7.35% debentures due 2026(1)	200	200
7.85% debentures due 2026	200	200
6.95% debentures due 2027	300	300
7.375% notes due 2032	1,250	1,250
6.875% notes due 2033	275	275
Industrial revenue bonds, rates from 1.1% (variable) to 9.0% (fixed), due 2004–2029	970	984
Medium-term notes, rates from 6.43% to 7.30%, due 2005–2013	233	246
Borrowings under five-year revolving credit facility	—	320
Other	60	60

	11,603	12,705
Less unamortized discounts	(10)	(12)

	$11,593	$12,693

Portion due within one year	$90	$786

(1)Holders have the option to demand repayment in 2006.

Real Estate and Related Assets segment long-term debt, including the current portion, is as follows:

Dollar amounts in millions	December 28, 2003	December 29, 2002

Notes payable, unsecured; weighted average interest rates are approximately 6.3% and 6.4%	$892	$812
Notes payable, secured; weighted average interest rates are approximately 8.5% and 8.7%	1	2

	$893	$814

Portion due within one year	$23	$69

Financial Report    PAGE 65

	December 28, 2003

Dollar amounts in millions	WEYERHAEUSER	REAL ESTATE AND RELATED ASSETS

Long-term debt maturities:
2004	$90	$23
2005	1,187	14
2006	1,006	250
2007	1,170	3
2008	783	139
Thereafter	7,367	464

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

	December 28, 2003		December 29, 2002

Dollar amounts in millions	CARRYING VALUE	FAIR VALUE	CARRYING VALUE	FAIR VALUE

Weyerhaeuser:
Financial liabilities:
Long-term debt (including current maturities)	$11,593	$12,578	$12,693	$13,670

Real Estate and Related Assets:
Financial liabilities:
Long-term debt (including current maturities)	$893	$953	$814	$858

The fair value of long-term debt, including the Real Estate and Related Assets segment, is estimated based on quoted market prices for the same issues or on the discounted value of the future cash flows expected to be paid using incremental rates of borrowing for similar liabilities.

NOTE 14. LEGAL PROCEEDINGS, COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Hardboard Siding Claims The company announced in June 2000 it had entered into a proposed nationwide settlement of its hardboard siding class action cases and, as a result, took a charge of $130 million before taxes to cover the estimated cost of the settlement and related claims. The court approved the settlement in December 2000. An appeal from the settlement was denied in March 2002, and the settlement is now binding on all parties. In the third quarter of 2001, the company reassessed the adequacy of the reserve and increased the reserve by an additional $43 million. The company incurred claims and related costs in the amount of $11 million in 2003, $11 million in 2002 and $37 million in 2001 and charged these costs against the reserve. As of December 28, 2003, the company had approximately $83 million in reserves remaining for hardboard siding claims. While the company believes that the reserve balances established for these matters are adequate, the company is unable to estimate at this time the amount of additional charges, if any, that may be required for these matters in the future.

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

The following table presents an analysis of the claims activity related to the hardboard siding class action cases:

	2003	2002	2001

Number of claims filed during the period	3,830	2,995	6,480
Number of claims resolved	4,245	4,690	2,580
Number of claims unresolved at end of period	1,830	2,245	3,940
Number of damage awards paid	1,770	1,830	400
Average damage award paid	$3,400	$1,900	$1,700

Financial Report    PAGE 66

The increase in the average damage award paid in 2003 was due primarily to the existence of more awards for multi-family structures and fewer awards for single-family residences in 2003 than in 2002 or 2001.

     The company negotiated settlements with its insurance carriers for recovery of $52 million of costs related to these claims. The company has received the full $52 million in recoveries from its insurance carriers.

     The company is a defendant in state trial court in three cases that are outside of the settlement involving primarily multi-family structures and residential developments. One of those cases was settled in January 2004, and the impact was not significant. The company anticipates that other individuals and entities that have opted out of the settlement may file lawsuits against the company. In January 2002, a jury returned a verdict in favor of the company in a lawsuit involving hardboard siding manufactured by the company and installed by a developer in a residential development located in Modesto, California. The verdict has been appealed and is not included in the three cases mentioned at the state court level.

Antitrust Litigation In May 1999, two civil antitrust lawsuits were filed against the company in U.S. District Court, Eastern District of Pennsylvania. Both suits name as defendants several other major containerboard and packaging producers. The complaint in the first case alleges the defendants conspired to fix the price of linerboard and that the alleged conspiracy had the effect of increasing the price of corrugated containers. The suit requested class certification for purchasers of corrugated containers during the period from October 1993 through November 1995. The complaint in the second case alleges that the company conspired to manipulate the price of linerboard and thereby the price of corrugated sheets. The suit requested class certification for purchasers of corrugated sheets during the period October 1993 through November 1995. Both suits seek damages, including treble damages, under the antitrust laws. No specific damage amounts have been claimed. In September 2001, the district court certified both classes. Class certification was upheld on appeal and class members were given until June 9, 2003, to opt out of the class. Approximately 165 members of the classes have opted out and filed lawsuits against the company in federal and state courts. In September 2003, the company, Georgia-Pacific and International Paper filed a motion with the court requesting preliminary approval of a $68 million settlement of the class action litigation. Weyerhaeuser’s portion was approximately $23 million before taxes. The company recognized an after-tax charge of $15 million, or 7 cents per share, in the third quarter of 2003. The court granted final approval of the settlement in December 2003. Since no objections were filed, the settlement is final and binding on the companies and class members. The company has not recorded a reserve for the opt-out cases and is unable to estimate at this time the amount of charges, if any, that may be required for this matter in the future.

     In December 2000, a lawsuit was filed against the company in U.S. District Court in Oregon alleging that from 1996 to present, the company had monopoly power or attempted to gain monopoly power in the Pacific Northwest market for alder logs and finished alder lumber. In August 2001, the complaint was amended to add an additional plaintiff. Prior to trial, one of the plaintiffs withdrew from the litigation. In April 2003, the jury returned a verdict in favor of one of the plaintiffs in the amount of $26 million, which was automatically trebled to $79 million under the antitrust laws. The company took a pretax charge of $79 million in its first quarter 2003 results. The company’s motion for a judgment notwithstanding the verdict was denied in July 2003. The company has appealed the matter to the U.S. Court of Appeals for the Ninth Circuit. While the company believes that the reserve balance established for this matter is adequate, the company is unable to estimate at this time the amount of additional charges, if any, which may be required for this matter in the future.

     In April 2003, two separate lawsuits were filed in U.S. District Court in Oregon alleging that the company violated antitrust laws by monopolizing the markets for alder sawlogs and finished alder lumber. In June 2003, amended complaints were filed in both matters. The first suit (the Westwood case) was brought by four separate corporations located in Oregon and Washington that allege that between 1999 and the present, they suffered damages and asked the court to award damages, after trebling, of $101 million. Plaintiffs’ request for a temporary restraining order prohibiting the company from certain alder log-buying practices was denied by the court. The complaint also requests divestiture of a number of alder sawmills in Oregon, Washington and British Columbia. In July 2003, the company filed a motion to dismiss based on the insufficiencies in the pleadings. The judge directed the plaintiffs to correct deficiencies in the pleadings but refused to dismiss the case. The company renewed its motion to dismiss after review of the amended complaint. In November 2003, the court granted the company’s motion to dismiss the amended complaint because it failed to state a claim under the federal antitrust laws. The judge gave the plaintiffs five business days to file a new complaint to correct the deficiencies in the amended complaint. In November 2003 the court allowed a third amended complaint to be filed. The court also ruled that Weyerhaeuser would be precluded from litigating whether it attempted to and did willfully acquire and maintain monopoly power over alder sawlogs in the Pacific Northwest through anti-competitive conduct between 1996 and 2001. The court also precluded Weyerhaeuser from contesting that its conduct did not cause the prevailing plaintiff in the alder case that is on appeal material antitrust injury. We believe the court’s rulings are wrong as a matter of law and filed a

Financial Report    PAGE 67

motion to certify the matter for immediate appellate review by the Court of Appeals for the Ninth Circuit or, in the alternative, for reconsideration by the trial court. The trial court denied both motions in December 2003. The case is scheduled to go to trial on March 9, 2004. We have recently received information from plaintiffs seeking a range of damages, after trebling, of between $81 million and $118 million. The second suit was brought by Coast Mountain Hardwoods, Inc., a Canadian company that sold its assets to the company in 2000. In its proposed third amended complaint, the plaintiff alleges two causes of action, one for attempted monopolization of alder saw log and finished lumber markets, and a second cause of action for fraud and breach of fiduciary duty. On the antitrust cause of action, the plaintiff seeks damages, after trebling, in the amount of $90 million (plus attorney’s fees, costs and disbursements). On the fraud and breach of fiduciary cause of action, plaintiff seeks compensatory damages in the amount of $30 million and punitive damages of $300 million. There is no trebling associated with the second cause of action. Request for divestiture of the company’s Northwest Hardwoods Division; a portion of its alder sawmills in British Columbia, Oregon and Washington; and certain forest licenses acquired in Canada have been dropped from the complaint. The company filed a motion to dismiss on the basis that the case should be heard in Canada rather than the United States because it involves an acquisition approved by Canadian regulatory bodies. The motion to dismiss was denied in October 2003. The company filed a motion for summary judgment on all antitrust claims. The court denied this motion in February 2004. Trial of this case is scheduled to begin on June 1, 2004. In June 2003, an alder antitrust complaint was filed in U.S. District Court in Oregon by Washington Alder, an alder sawmill located in Washington. The complaint alleges monopolization of the alder log and lumber markets from 1998 to present and seeks damages, after trebling, of $32 million. The company filed a motion to dismiss based on insufficiencies in the pleadings. In November 2003, the court granted the company’s motion to dismiss the amended complaint because it failed to state a claim under the federal antitrust laws. The judge gave the plaintiff five business days to file a new complaint to correct the deficiencies in the amended complaint. In November 2003, a second amended complaint was filed. In December 2003, the court denied our motion to consolidate this matter with the Westwood case and trial is scheduled to begin on May 11, 2004. Although the company denies liability and is vigorously defending these follow-on cases, all of the follow-on cases will be decided by the same judge who presided in the case that is on appeal and the judge has issued a number of ruling adverse to the company, inluding a ruling in the Westwood case precluding the company from contesting key issues that were decided against the company in the alder lawsuit on appeal. Accordingly, the company recognizes that the company is not likely to prevail at the trial court level in these cases and intends to appeal any adverse judgements in these cases. The company has not recorded reserves related to these lawsuits and is unable to estimate at this time the amount of charges, if any, that may be required for these lawsuits in the future.

Paragon Trade Brands, Inc., Litigation In May 1999, the Equity Committee (Committee) in the Paragon Trade Brands, Inc. (Paragon), bankruptcy proceeding filed a motion in U.S. Bankruptcy Court for the Northern District of Georgia for authority to prosecute claims against the company in the name of the debtor’s estate. Specifically, the Committee asserted that the company breached certain warranties in agreements entered into between Paragon and the company in connection with Paragon’s public offering of common stock in January 1993. The Committee seeks to recover damages sustained by Paragon as a result of two patent infringement cases, one brought by Procter & Gamble and the other by Kimberly-Clark. In September 1999, the court authorized the Committee to commence an adversary proceeding against the company. The Committee commenced this proceeding in October 1999. Pursuant to a reorganization of Paragon, the litigation claims representative for the bankruptcy estate became the plaintiff in the proceeding. In June 2002, the Bankruptcy Court issued an oral opinion granting the plaintiff’s motion for partial summary judgment, holding the company liable to plaintiff for breaches of warranty and denying the company’s motion for summary judgment. In October 2002, the Bankruptcy Court issued a written order confirming the June oral opinion. In November 2002, the company filed a motion for reconsideration with the Bankruptcy Court. In June 2003, the judge issued an oral ruling denying the motion for reconsideration and set an October 30, 2003, trial date for determination of the damages. In September 2003, the U.S. District Court declined to grant discretionary review of the bankruptcy court’s partial summary judgment decision on liability. The damages phase of the case began on October 30, 2003, and was concluded on December 16, 2003. The bankruptcy court initially asked both parties to present findings of fact and conclusions of law by the end of January 2004 but then extended the date to February 9, 2004. The damages requested by the plaintiff have changed. In October 1999, the plaintiff was seeking damages in excess of $420 million. In its proposed findings of fact and conclusions of law, the plaintiff requested damages in the range of $675 million to $832 million, primarily as a result of a new request for prejudgment interest. The company believes the plaintiff is not entitled to prejudgment interest under applicable law. The amount of damages, if any, the company may ultimately be exposed to is dependent on many unknown factors such as how the damages issues

Financial Report    PAGE 68

remaining to be decided by the bankruptcy court are resolved; whether an appeal to the U.S. District Court and/or Court of Appeals for the 11th Circuit is successful; the outcome of any retrial ordered by an appellate court; and whether a summary judgment in favor of the company on liability is ordered by an appellate court. The company has not established a reserve for this matter and is unable to estimate at this time the amount of charges, if any, that may be required in the future. The company plans to appeal the partial summary judgment decision on liability and any damages award on completion of the damages phase of the trial.

Other Litigation The company is a party to other matters generally incidental to its business in addition to the matters described above.

Summary Although the final outcome of any legal proceeding is subject to a great many variables and cannot be predicted with any degree of certainty, management currently believes that adequate reserves have been established for probable losses from litigation when the amount could be reasonably determined. Management further believes that the ultimate outcome of these legal proceedings could be material to operating results or cash flows in any given quarter or year but will not have a material adverse effect on the company’s long-term results of operations, liquidity or financial position.

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

     In March 2002, the Department confirmed its preliminary finding that certain Canadian provinces were subsidizing logs by failing to collect full market price for stumpage. The Department established a final CVD rate of 18.79 percent. In the anti-dumping proceedings, the Department found that the six Canadian manufacturers examined, including the company, were engaged in sales at less than fair value and set cash deposit rates ranging from 2.18 percent to 12.44 percent. The company’s deposit rate was set at 12.39 percent. Because of statutory limitations that affected timing, the bonds covering duties following the preliminary determinations were released by the United States. The resulting reversal of accrued expenses was included in earnings during 2002.

In May 2002, the ITC confirmed its earlier ruling that U.S. industry is threatened by subsidized and dumped imports. As a result, the company has made cash deposits relating to the CVD and anti-dumping actions at the rate of approximately $25 million to $30 million a quarter. Following is a summary of the CVD and anti-dumping amounts recorded in the company’s statement of earnings:

Dollar amounts in millions	2003	2002	2001

Charges for CVD and anti-dumping duties	$97	$64	$50
Reversals of 2001 charges for estimated CVD and anti-dumping duties	—	(47)	—

	$97	$17	$50

In June 2003, the Department began the process of an annual review to determine whether the company had engaged in dumping and whether Canada continued to subsidize softwood logs and, if so, the dumping duty and CVD to impose. It is expected that final verification and determination should be complete in late 2004. The determination will be subject to further review if appealed. The annual review process will be conducted for a period of five years. In 2007, both the countervailing duty and anti-dumping orders will be automatically reviewed in a “sunset” proceeding to determine whether dumping will continue or a countervailing subsidy is likely to recur.

     The Canadian Government, the company and other Canadian companies appealed the Department’s (anti-dumping and CVD) and the ITC’s (injury) 2002 determinations in separate appeals under the North American Free Trade Agreement (NAFTA). The panel convened to review the Department’s findings on anti-dumping ruled that the Department must change its methodology for computing differences in merchandise when there is no product sold domestically that is similar to the exported product and, as a result, “comparable” products are used to calculate whether dumping is occurring. The panel convened to review the CVD decision ruled that cross-border comparisons are an invalid method to determine and measure subsidies. Finally, the panel convened to review the ITC finding of a threat of injury found that the ITC’s findings were not supported by the record and ordered the ITC to reconsider the findings. If the ITC fails to support its findings of threat of injury, the deposits collected to date would be refunded.

     With the support of provincial governments, the federal government of Canada also moved for review by dispute settlement panels under the World Trade Organization (WTO) and those reviews are currently in process. One WTO panel has

Financial Report    PAGE 69

also issued an opinion finding that cross-border comparisons to determine and measure subsidies are not proper. In addition, the WTO appeals body has affirmed a panel ruling against the United States that the so-called “Byrd Amendment,” which gives U.S. firms cash from anti-dumping and countervailing duties applied on foreign imports, is inconsistent with U.S. international obligations. The U.S. administration has recommended that the law be changed to comply with that ruling, but whether or when Congress will implement that recommendation is uncertain.

     In December 2003, the Department issued a decision on the remand from the NAFTA Panel in the CVD investigation. If the decision on remand is not further appealed or altered, it would have the effect of reducing the applicable CVD deposit rate to 13.3 percent. In addition, the WTO appellate body recently issued a decision in the CVD case, and a WTO panel is expected to issue a decision shortly in the anti-dumping case. It is not possible to predict whether these decisions will be appealed or their impact on Weyerhaeuser’s business at this time.

     It is difficult to predict the net effect final duties will have on the company. In the event that final rates differ from the depository rates, ultimate charges may be higher or lower than those recorded to date. The company is unable to estimate at this time the amount of additional charges or reversals that may be necessary for this matter in the future. The U.S. and Canadian governments continue to discuss ways to settle the softwood lumber dispute, but there can be no assurance that they will be able to reach an agreement or the terms and conditions of any agreement.

Environmental

It is the company’s policy to accrue for environmental remediation costs when it is determined that it is probable that such an obligation exists and the amount of the obligation can be reasonably estimated. The company has established reserves for remediation costs on all of the approximately 73 active sites across the company’s operations as of the end of 2003 in the aggregate amount of $51 million, down from $54 million at the end of 2002. This decrease reflects the incorporation of new information on all sites concerning remediation alternatives, updates on prior cost estimates and new sites, less the costs incurred to remediate these sites during this period. The company accrued remediation costs of $14 million in 2003 and $18 million in 2002. In 2001, the company reduced the accruals by $8 million. The company incurred remediation costs of $8 million in 2003, $9 million in 2002 and $14 million in 2001 and charged these costs against the reserve. Additionally, as discussed in Note 1, the company adopted the provisions of Statement 143 as of the beginning of 2003. Because the asset retirement obligations associated with landfills are accounted for separately, the company reduced its remediation cost accrual by $9 million as of the date it adopted the provisions of Statement 143. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by amounts that may prove insignificant or that could range, in the aggregate, up to approximately $70 million over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes. In estimating both its current accruals for environmental remediation and the possible range of additional future costs, the company has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, based generally on each party’s financial condition and probable contribution on a per-site basis.

Guarantees

Weyerhaeuser Company has guaranteed approximately $65 million of debt of unconsolidated entities and other parties, which includes the guarantee of $25 million of debt that has been legally defeased. In connection with the defeasance, Weyerhaeuser Company would be required to pay under the guarantee if the U.S. government securities set aside in an escrow account are insufficient to pay off the debt in 2005. The value of the assets in the escrow account as of December 2003 is approximately $29 million. With respect to the other guarantees, approximately $35 million expire in 2004, $2 million expire in 2005, $2 million expire in 2006, and the remaining guarantees expire in 2007. As of December 28, 2003, Weyerhaeuser accrued liabilities include obligations of approximately $8 million recorded in connection with these guarantees.

     As of December 28, 2003, the Real Estate and Related Assets segment has guaranteed performance under two operating leases with future lease payments of approximately $28 million and $27 million of mortgages sold with recourse. In each case, the Real Estate and Related Assets segment would be required to perform if the obligor were to default. The mortgage guarantees expire as the underlying loans mature through 2019.

Warranties

WRECO provides warranties on homes closed that vary depending on state and local laws. The reserves for these warranties are determined by applying the provisions of Statement of Financial Accounting Standards No. 5, Accounting for Contingencies. The liability was approximately $10 million and $7 million at December 28, 2003, and December 29, 2002, respectively.

Financial Report    PAGE 70

Operating Leases

The company leases various equipment, office and wholesale space, and model homes under operating leases. The equipment leases cover items including aircraft, vessels, rail and logging equipment, lift trucks, automobiles and office equipment. The company recognized rent expense of approximately $179 million, $162 million and $130 million in 2003, 2002 and 2001, respectively.

The company’s future commitments under operating leases are as follows:

Dollar amounts in millions	2004	2005	2006	2007	2008	THEREAFTER

Weyerhaeuser	$125	$90	$64	$45	$35	$238
Real Estate and Related Assets	12	10	8	6	5	21

	$137	$100	$72	$51	$40	$259

NOTE 15. OTHER OPERATING COSTS, NET

Other operating costs, net, is an aggregation of both recurring and occasional income and expense items and, as a result, can fluctuate from year to year. Weyerhaeuser’s other operating costs, net, include the following (income) and expenses:

Dollar amounts in millions	2003	2002	2001

Gain on significant sales of nonstrategic timberlands (Note 18)	$(205)	$(117)	$—
Asset impairment charge on facility sale	16	—	—
Charge for alder antitrust case (Note 14)	79	—	—
Charge for linerboard antitrust settlement (Note 14)	23	—	—
Charge for settlement of workers compensation claims	7	—	—
Cemwood insurance settlement recovery	(25)	—	—
Adjustment to reserve for hardboard siding claims	—	—	(8)
Foreign exchange transaction (gains) losses	(108)	(33)	12
Costs associated with support alignment initiatives	—	4	62
Cost associated with the transition to Westwood Shipping Lines’ new fleet	—	—	10
Other, net	(31)	7	(8)

	$(244)	$(139)	$68

In 1999, American Cemwood Corporation (Cemwood), a subsidiary of MacMillan Bloedel Limited, which had been acquired by the company, settled a class action suit involving claims alleging the failure of its cement fiber roofing products. The settlement provided an opportunity for the company to recover a portion of the settlement amount, depending on the outcome of a lawsuit filed by the class against Cemwood’s insurance companies. As a result of a settlement with the insurance companies, Weyerhaeuser recognized a net pretax benefit of $25 million in the second quarter of 2003. The company has an unresolved claim outstanding against a reinsurer.

     Foreign exchange transaction gains and losses result from changes in exchange rates, primarily related to Weyerhaeuser’s Canadian and New Zealand operations.

     Support alignment costs include costs associated with Weyerhaeuser’s initiative to streamline and improve delivery of internal support services. Weyerhaeuser began implementation of these plans during 2000.

     In 2001, Weyerhaeuser incurred $62 million of pretax charges related to the support alignment initiative. These costs include $41 million recognized in conjunction with Weyerhaeuser’s decision to outsource certain information technology services, $20 million of which relates to the impairment of information technology assets sold for $10 million to the outsourcer and $21 million of additional costs such as retention bonuses, severance and other transition costs. Also included in the total 2001 spending are $21 million of costs representing severance, relocation and outplacement costs as new regional centers that deliver support services were created.

     During 2002, Weyerhaeuser incurred $4 million of severance, relocation and other costs in connection with the support alignment initiative. Severance costs associated with the support alignment initiative were generally paid as incurred.

     Weyerhaeuser ceased tracking support alignment costs concurrent with the acquisition of Willamette (see Note 21: Acquisitions). Beginning in the second quarter of 2002, costs incurred in connection with Weyerhaeuser’s integration and cost-reduction efforts are included in charges for integration and restructuring. (See Note 16: Charges for Integration and Restructuring.)

Financial Report    PAGE 71

NOTE 16. CHARGES FOR INTEGRATION AND RESTRUCTURING

As Weyerhaeuser has acquired businesses and consolidated them into its existing operations, Weyerhaeuser has incurred charges associated with the transition and integration of those activities. In 2003 and 2002, charges for integration of acquisitions include costs associated with the integration of Willamette and Weyerhaeuser’s overall cost-reduction efforts. In 2001, the charges include costs associated with transition and integration activities related to the MacMillan Bloedel and Trus Joist acquisitions.

     In connection with the Willamette acquisition, Weyerhaeuser entered into change-in-control agreements with several key Willamette employees. Under these agreements, Weyerhaeuser is obligated to make payments of approximately $113 million through January 2004. Approximately $23 million of these payments represent severance and other benefits paid to terminated Willamette employees. These costs have been included in the total purchase price of the Willamette acquisition (see Note 21: Acquisitions). Approximately $48 million represents other payments to terminated Willamette employees, primarily under consulting and noncompete agreements that extend through the third quarter of 2004. Approximately $42 million represents payments to retained Willamette employees under retention and incentive agreements extending through the first quarter of 2004 and noncompete agreements extending through the third quarter of 2005. Costs associated with future services are being recognized over the periods benefited.

Costs incurred consist of the following:

Dollar amounts in millions	2003	2002	2001

Change in control agreements	$38	$37	$6
Severance and outplacement costs	49	12	4
Relocation costs	3	5	—
Professional services	6	10	—
Other	7	8	4

	$103	$72	$14

As of December 28, 2003, Weyerhaeuser accrued liabilities include $18 million of severance accruals related to integration and restructuring charges recognized from 2001 through 2003. These accruals are associated with approximately 240 employee terminations expected to occur during 2004.

NOTE 17. CHARGES FOR CLOSURE OF FACILITIES

Changing market conditions, increasing productivity at many of the company’s operating facilities and increased scale as a result of the Willamette, MacMillan Bloedel and Trus Joist acquisitions have provided the company with opportunities to rationalize its production capacity while retaining its ability to fulfill customer needs. Facilities that do not represent a long-term strategic fit, or that cannot achieve top-quartile performance without significant capital investments, are assessed for closure or sale.

     Weyerhaeuser closed a number of facilities during 2003, 2002 and 2001. Closures of acquired facilities identified in the integration planning process were accounted for as exit activities in connection with the acquisitions, and no charges to earnings were recognized. Charges for all other closures have been recognized in the consolidated statement of earnings. During 2003, Weyerhaeuser recognized closure costs in connection with the announced closures of eight wood products facilities, two fine paper machines, one containerboard mill and one packaging plant. Activities associated with the 2003 closures are expected to be completed by December 2004, and Weyerhaeuser does not expect to incur any additional material charges related to these closures. In 2002, Weyerhaeuser recognized charges related to the closure of four wood products facilities; six containerboard, packaging and recycling facilities; a containerboard paper machine; and a decision to outsource certain logging operations in Canada. In 2001, Weyerhaeuser announced the closure of four wood products facilities and two paper machines.

These charges include:

Dollar amounts in millions	2003	2002	2001

Impairments of long-lived assets	$86	$63	$42
Severance and outplacement costs	32	25	24
Other closure costs	13	15	5
Reversals of closure charges recorded in prior periods	(4)	(8)	—

	$127	$95	$71

Financial Report    PAGE 72

Changes in accrued severance during the year ended December 28, 2003, were as follows:

Dollar amounts in millions

Accrued severance as of December 29, 2002	$23
Cost incurred and charged to expense	32
Payments	(31)
Other adjustments	(1)

Accrued severance as of December 28, 2003	$23

NOTE 18. SIGNIFICANT SALES OF NONSTRATEGIC TIMBERLANDS

During 2003 and 2002, the company closed the following significant sales of nonstrategic timberlands:

Dollar amounts in millions	WHITE RIVER	SNOQUALMIE	TENNESSEE	CAROLINAS

Sale closing	December 2002	May 2003	December 2003	December 2003
Acres	115,000	104,000	168,000	160,000
Pretax gain	$140 (1)	$121	$1	$60
Note monetization proceeds	$91	$151	$68	$139

(1)$117 million of the pretax gain on the sale of the White River Tree Farm was recognized in the fourth quarter of 2002. The remaining $23 million was recognized in the second quarter of 2003 when a contingency lapsed on a portion of the timberlands sale.

     The buyer notes in the White River and Snoqualmie transactions are each backed by irrevocable standby letters of credit from a bank. The buyer notes in the Tennessee and Carolinas transactions are each backed by bank guarantees. Weyerhaeuser is exposed to credit-related gains or losses in the event of nonperformance by the banks, but does not expect the banks to fail to meet their obligations.

     Weyerhaeuser transferred the buyer notes to qualifying special purpose entities (SPEs) in each of the transactions in a manner that qualifies as a sale for accounting purposes. The gain or loss on the sale of the buyer notes was immaterial in each case. Because the SPEs are separate and distinct legal entities from Weyerhaeuser, the assets of the SPEs are not available to satisfy the liabilities and obligations of the company. The company does not consolidate the SPEs. The company estimated the fair value of its beneficial interest in the SPEs using a discounted cash flow model. The key assumption used to estimate fair value was discount rates based on U.S. Treasury rates as of the date each note was sold, adjusted for the appropriate interest rate spread.

NOTE 19. SHAREHOLDERS’ INTEREST

Preferred and Preference Shares The company is authorized to issue:

•	7,000,000 preferred shares having a par value of $1.00 per share, of which none were issued and outstanding at December 28, 2003, and December 29, 2002; and

•	40,000,000 preference shares having a par value of $1.00 per share, of which none were issued and outstanding at December 28, 2003, and December 29, 2002.

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

A reconciliation of common share activity for the three years ended December 28, 2003, is as follows:

In thousands	2003	2002	2001

Shares outstanding at beginning of year	218,950	216,574	213,898
Retraction of exchangeable shares	10	986	2,026
Stock options exercised	1,241	1,390	650

Shares outstanding at end of year	220,201	218,950	216,574

Financial Report    PAGE 73

Exchangeable Shares In connection with the acquisition of MacMillan Bloedel in 1999, Weyerhaeuser Company Ltd., a wholly-owned Canadian subsidiary of the company, issued 13,565,802 exchangeable shares to common shareholders of MacMillan Bloedel as part of the purchase price of that company. No additional shares have been issued. These exchangeable shares are, as nearly as practicable, the economic equivalent of the company’s common shares; i.e., they have the following rights:

•	The right to exchange such shares for common shares of the company on a one-to-one basis.

•	The right to receive dividends, on a per-share basis, in amounts that are the same as, and are payable at the same time as, dividends declared on the company’s common shares.

•	The right to vote at all shareholder meetings at which the company’s shareholders are entitled to vote on the basis of one vote per exchangeable share.

•	The right to participate upon a liquidation event on a pro-rata basis with the holders of the company’s common shares in the distribution of assets of the company.

A reconciliation of exchangeable share activity for the three years ended December 28, 2003, is as follows:

In thousands	2003	2002	2001

Shares outstanding at beginning of year	2,303	3,289	5,315
Retraction	(10)	(986)	(2,026)

Shares outstanding at end of year	2,293	2,303	3,289

Cumulative Other Comprehensive Income (Loss) The company’s cumulative other comprehensive income (loss) includes:

Dollar amounts in millions	DECEMBER 28, 2003	DECEMBER 29, 2002

Foreign currency translation adjustments	$164	$(270)
Additional minimum pension liability adjustments	(94)	(154)
Cash flow hedge fair value adjustments	4	2
Unrealized gains on available-for-sale securities	2	—

	$76	$(422)

NOTE 20. STOCK-BASED COMPENSATION PLANS

The company’s Long-Term Incentive Compensation Plan (the “Long-Term Incentive Plan”) was approved at the 1998 Annual Meeting of Shareholders, and amendments to the Long-Term Incentive Plan were approved at the 2001 Annual Meeting of Shareholders. The Plan provides for the purchase of the company’s common stock at its market price on the date of grant by certain key officers and other employees of the company and its subsidiaries who are selected from time to time by the Compensation Committee of the Board of Directors. No more than 20 million shares may be issued under the Plan. If all options outstanding at December 28, 2003, including some options that were granted under a previous plan, and all remaining options that could be granted under the Plan were exercised, the company’s common shares would increase by approximately 21 million shares. The term of options granted under the Plan may not exceed 10 years from the grant date. Grantees are 25 percent vested after one year, 50 percent after two years, 75 percent after three years, and 100 percent after four years.

     During 2001, the Weyerhaeuser Company Board of Directors approved a program for a limited number of company employees who had been prohibited for more than two years from exercising options previously granted to them under company option plans as a result of prohibitions on trading put in place by the company in connection with material transactions. The program, which was open to the company’s executive officers, allowed participants to exercise options granted to them under the company’s Long-Term Incentive Plan and prior company option plans and sell to the company the shares acquired upon exercise. The company purchased the shares at their market price on the date of exercise. The remaining terms of the options were governed by the plans under which the options were granted. The program terminated at the end of 2002. The options that were subject to the company repurchase program are subject to variable stock compensation accounting.

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

     Stock appreciation rights were issued to former MacMillan Bloedel employees in connection with the company’s acquisition of MacMillan Bloedel in 1999. In addition, stock appreciation rights are granted to certain Canadian employees from time to time. As of December 28, 2003, 932,680 stock appreciation rights were outstanding, with strike prices ranging from $39.41 per right to $65.56 per right. These stock

Financial Report    PAGE 74

appreciation rights are included in the stock option information presented below.

     The company allows certain employees to defer all or a portion of their bonus into company share equivalents, with a 15 percent premium applied if payment is delayed for at least five years. The deferred account increases or decreases based on the performance of the company’s stock plus dividends.

     The compensation benefit (expense) recognized for all of the incentive plans was ($7) million in 2003, $4 million in 2002 and ($6) million in 2001.

Changes in the number of shares subject to option are summarized as follows:

	2003	2002	2001

Shares (in thousands):
Outstanding, beginning of year	13,853	10,070	8,721
Granted	3,416	3,034	2,289
Exercised	(1,402)	(1,781)	(822)
Forfeited	(172)	(86)	(111)
Expired	(3)	(1)	(7)
Acquired	—	2,617	—

Outstanding, end of year	15,692	13,853	10,070

Exercisable, end of year	7,463	7,242	4,798

Weighted average exercise price:
Outstanding, beginning of year	$54.26	$51.35	$50.51
Granted	49.57	60.86	52.69
Exercised	48.61	47.45	46.02
Forfeited	54.70	54.92	45.94
Expired	42.31	36.63	25.25
Acquired	—	53.20	—
Outstanding, end of year	53.75	54.26	51.35
Weighted average grant date fair value of options	12.57	16.43	13.09

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

	2003	2002	2001

Risk-free interest rate	2.85%	4.87%	5.10%
Expected life	5.3 years	5.2 years	4.7 years
Expected volatility	34.37%	29.92%	29.34%
Expected dividend yield	3.23%	2.62%	3.04%

The following table summarizes information about stock options outstanding at December 28, 2003 (shares in thousands):

		WEIGHTED		WEIGHTED	WEIGHTED AVERAGE
		AVERAGE EXERCISE		AVERAGE EXERCISE	REMAINING
	OPTIONS	PRICE OPTIONS	OPTIONS	PRICE OPTIONS	CONTRACTUAL
PRICE RANGE	OUTSTANDING	OUTSTANDING	EXERCISABLE	EXERCISABLE	LIFE (YEARS)

$25–$39	226	$34.30	221	$34.17	2.53
$40–$49	4,305	48.59	883	44.65	7.95
$50–$69	11,161	56.13	6,359	55.77	6.76

	15,692		7,463

Financial Report    PAGE 75

NOTE 21. ACQUISITIONS

Willamette On February 11, 2002, the company acquired 97 percent of the outstanding shares of common stock of Willamette through a tender offer. The results of Willamette’s operations have been included in the consolidated financial statements since that date. Upon the consummation of the merger between Willamette and a wholly-owned subsidiary of the company on March 14, 2002, all remaining outstanding Willamette shares were converted into the right to receive $55.50 in cash.

     Willamette was an integrated forest products company that produced building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags in over 100 plants located in the United States, Europe and Mexico and owned 1.7 million acres of forestlands in the United States.

     The company believes the Willamette assets fit well with the company’s and enhance the company’s capabilities in a number of its core product markets. The acquisition creates a larger company that is a leading producer in its major product lines and is better able to meet the needs of its customers. The company also expects to reduce combined general and administrative costs through economies of scale. The company believes the acquisition has positioned the company to increase shareholder value. These factors contributed to the $2.0 billion of goodwill that was recognized on the acquisition.

The total purchase price, including assumed debt of $1.8 billion, was $8.1 billion. The following table summarizes the estimated fair value of the assets and liabilities assumed as of February 11, 2002.

Dollar amounts in millions

Current assets	$1,050
Property and equipment	4,504
Timber and timberlands	2,692
Other assets	125
Goodwill	2,039

Total assets acquired	10,410

Current liabilities	562
Long-term debt	1,826
Deferred taxes	1,664
Other liabilities	97

Total liabilities assumed	4,149

Net assets acquired	$6,261

Goodwill was assigned to the following reporting units:

Dollar amounts in millions

Containerboard, Packaging and Recycling	$1,092
Paper	752
Pulp	105
Wood Products	90

Total goodwill	$2,039

Goodwill is not expected to be deductible for tax purposes.

The following table summarizes unaudited pro forma information assuming this acquisition occurred at the beginning of the years presented.

Pro Forma Information (unaudited)

Dollar amounts in millions
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

Financial Report    PAGE 76

NOTE 22. BUSINESS SEGMENTS

The company is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate development and construction. The company’s principal business segments are:

•	Timberlands, which includes logs, chips and timber.

•	Wood Products, which includes softwood lumber, plywood and veneer, composite panels, oriented strand board, hardwood lumber, engineered lumber, raw materials and building materials distribution.

•	Pulp and Paper, which includes pulp, paper and liquid packaging board.

•	Containerboard, Packaging and Recycling.

•	Real Estate and Related Assets.

During the first quarter of 2003, the company changed the structure of its internal organization. As a result, the company’s distribution and converting facilities located outside North America, which were formerly reported in Timberlands, are now reported in Corporate and Other. During the fourth quarter of 2003, the company changed the structure of its raw materials sourcing operations in Canada. As a result, raw materials that used to be purchased by the Wood Products and Pulp and Paper segments are now managed by and reported as intersegment sales of the Timberlands segment. Comparative information has been restated to conform to the new presentation.

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

     The timber-based businesses involve a high degree of integration among timber operations; building materials conversion facilities; and pulp, paper, containerboard and liquid packaging board primary manufacturing and secondary conversion facilities. This integration includes extensive transfers of raw materials, semi-finished materials and end products between and among these groups. The company’s accounting policies for segments are the same as those described in Note 1: Summary of Significant Accounting Policies.

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

Financial Report    PAGE 77

An analysis and reconciliation of the company’s business segment information to the respective information in the consolidated financial statements is as follows:

For the three-year period ended December 28, 2003 (Dollar amounts in millions)	2003	2002	2001

Sales to and revenues from unaffiliated customers:
Timberlands	$924	$870	$685
Wood Products	8,244	7,592	6,493
Pulp and Paper	3,862	3,698	2,559
Containerboard, Packaging and Recycling	4,322	4,212	3,096
Real Estate and Related Assets	2,029	1,750	1,461
Corporate and Other	492	399	251

	$19,873	$18,521	$14,545

Intersegment sales:
Timberlands	$1,290	$1,291	$1,044
Wood Products	302	221	204
Pulp and Paper	147	155	151
Containerboard, Packaging and Recycling	49	70	11
Corporate and Other	13	10	13

	1,801	1,747	1,423

Total sales and revenues	21,674	20,268	15,968
Intersegment eliminations	(1,801)	(1,747)	(1,423)

	$19,873	$18,521	$14,545

Contribution (charge) to earnings:
Timberlands	$777	$702	$473
Wood Products	59	(20)	16
Pulp and Paper	(82)	82	69
Containerboard, Packaging and Recycling	262	335	290
Real Estate and Related Assets(1)	392	336	264
Corporate and Other	(176)	(293)	(258)

	1,232	1,142	854
Interest expense(1)	(868)	(874)	(420)
Less capitalized interest	72	103	82

Earnings before income taxes and cumulative effect of a change in accounting principle	436	371	516
Income taxes	(148)	(130)	(162)

Earnings before cumulative effect of a change in accounting principle	288	241	354
Cumulative effect of a change in accounting principle	(11)	—	—

	$277	$241	$354

Depreciation, amortization and fee stumpage:
Timberlands	$123	$123	$66
Wood Products	344	334	271
Pulp and Paper	449	378	252
Containerboard, Packaging and Recycling	326	330	223
Real Estate and Related Assets	11	11	7
Corporate and Other	65	49	57

	$1,318	$1,225	$876

Charges for integration and restructuring:
Timberlands	$2	$—	$—
Wood Products	7	4	12
Pulp and Paper	30	2	—
Containerboard, Packaging and Recycling	1	8	—
Corporate and Other	63	58	2

	$103	$72	$14

Charges for closure of facilities:
Wood Products	$78	$51	$39
Pulp and Paper	32	(8)	19
Containerboard, Packaging and Recycling	17	52	13

	$127	$95	$71

Equity in income (loss) of equity affiliates and unconsolidated entities:
Wood Products	$(3)	$(3)	$—
Pulp and Paper	(6)	(11)	8
Containerboard, Packaging and Recycling	(1)	(1)	27
Real Estate and Related Assets	20	31	27
Corporate and Other	4	2	(2)

	$14	$18	$60

Capital expenditures:
Timberlands	$58	$63	$46
Wood Products	145	219	198
Pulp and Paper	290	424	234
Containerboard, Packaging and Recycling	86	167	165
Real Estate and Related Assets	16	6	2
Corporate and Other	47	87	40

	$642	$966	$685

Investments in and advances to equity affiliates and unconsolidated entities:
Wood Products	$7	$7	$—
Pulp and Paper	165	167	173
Containerboard, Packaging and Recycling	7	48	50
Real Estate and Related Assets (less reserves)	38	28	60
Corporate and Other	424	356	318

	$641	$606	$601

Assets:
Timberlands	$4,994	$5,069	$2,304
Wood Products	4,863	4,988	4,209
Pulp and Paper	7,604	7,525	4,086
Containerboard, Packaging and Recycling	5,834	6,149	2,985
Real Estate and Related Assets	2,004	1,970	2,017
Corporate and Other	3,513	3,138	3,148

	28,812	28,839	18,749
Less: Intersegment eliminations	(703)	(620)	(456)

	$28,109	$28,219	$18,293

(1)Interest expense of $6 million in 2001 is included in the determination of “contribution to earnings” and excluded from “interest expense” for financial services businesses.

Financial Report    PAGE 78

NOTE 23. GEOGRAPHICAL AREAS

The company attributes sales to and revenues from unaffiliated customers in different geographical areas on the basis of the location of the customer.

     Export sales from the United States consist principally of pulp, liquid packaging board, logs, lumber and wood chips to Japan; containerboard, pulp, lumber and recycling material to other Pacific Rim countries; and pulp and hardwood lumber to Europe.

     Long-lived assets consist of goodwill, timber and timberlands and property and equipment used in the generation of revenues in the different geographical areas.

Selected information related to the company’s operations by geographical area is as follows:

For the three-year period ended December 28, 2003 (Dollar amounts in millions)	2003	2002	2001

Sales to and revenues from unaffiliated customers:
United States	$16,235	$15,253	$11,794
Japan	761	753	695
Canada	1,388	1,025	1,100
Europe	665	565	417
Other foreign countries	824	925	539

	$19,873	$18,521	$14,545

Export sales from the United States:
Japan	$575	$548	$493
Other	983	929	758

	$1,558	$1,477	$1,251

Earnings before income taxes and cumulative effect of a change in accounting principle:
United States	$514	$379	$685
Foreign entities	(78)	(8)	(169)

	$436	$371	$516

Long-lived assets:
United States	$16,216	$17,034	$8,349
Canada	3,733	3,258	3,205
Other foreign countries	221	206	67

	$20,170	$20,498	$11,621

NOTE 24. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	FIRST	SECOND	THIRD	FOURTH
Dollar amounts in millions except per-share figures	QUARTER	QUARTER	QUARTER	QUARTER	YEAR

Net sales and revenues:
2003	$4,614	$4,930	$5,184	$5,145	$19,873
2002	3,991	4,922	4,890	4,718	18,521
Operating income:
2003	121	413	304	330	1,168
2002	207	299	194	363	1,063
Earnings before income taxes and a cumulative effect of a change in accounting principle:
2003	(65)	238	124	139	436
2002	46	111	20	194	371
Net earnings:
2003	(54)	157	82	92	277
2002	30	72	13	126	241
Basic and diluted net earnings per share:
2003	(.24)	.71	.37	.41	1.25
2002	.14	.32	.06	.57	1.09
Dividends per share:
2003	.40	.40	.40	.40	1.60
2002	.40	.40	.40	.40	1.60
Market prices — high/low:
2003	53.58–45.80	53.76–47.83	62.00–52.50	63.01–56.01	63.01–45.80
2002	65.52–50.93	67.83–57.85	62.88–43.77	52.60–38.04	67.83–38.04

Financial Report    PAGE 79

NOTE 25. HISTORICAL SUMMARY (Dollar amounts in millions except per-share figures)

Per Share	2003		2002	2001	2000	1999

Basic net earnings before effect of accounting changes	$1.30		1.09	1.61	3.72	2.99
Effect of accounting changes	(.05)	(1)	—	—	—	(.43	)(5)

Basic net earnings	$1.25		1.09	1.61	3.72	2.56

Diluted net earnings before effect of accounting changes	$1.30		1.09	1.61	3.72	2.98
Effect of accounting changes	(.05)	(1)	—	—	—	(.43	)(5)

Diluted net earnings	$1.25		1.09	1.61	3.72	2.55

Dividends paid	$1.60		1.60	1.60	1.60	1.60
Shareholders’ interest (end of year)	$31.95		29.93	30.45	31.17	30.54

Financial Position	2003	2002	2001	2000	1999

Total assets:
Weyerhaeuser	$26,105	26,249	16,276	16,139	16,400
Real Estate and Related Assets	2,004	1,970	2,017	2,035	1,939

	$28,109	28,219	18,293	18,174	18,339

Long-term debt (net of current portion):
Weyerhaeuser:
Long-term debt	$11,503	11,907	5,095	3,953	3,945
Capital lease obligations	3	1	—	2	1

	$11,506	11,908	5,095	3,955	3,946

Real Estate and Related Assets:
Long-term debt	$870	745	522	200	357

Shareholders’ interest	$7,109	6,623	6,695	6,832	7,173
Percent earned on shareholders’ interest	4.0%	3.6%	5.2%	12.0%	9.0%

Operating Results	2003		2002		2001		2000		1999

Net sales and revenues:
Weyerhaeuser	$17,844		16,771		13,084		14,603		11,544
Real Estate and Related Assets	2,029		1,750		1,461		1,377		1,236

	$19,873		18,521		14,545		15,980		12,780

Net earnings before effect of accounting changes:
Weyerhaeuser	$43	(1)	30	(2)	180	(3)	676	(4)	495	(5)
Real Estate and Related Assets	245		211		174		164		121

	288		241		354		840		616
Effect of accounting changes	(11	)(1)	—		—		—		(89	)(5)

Net earnings	$277		241		354		840		527

Statistics (Unaudited)	2003	2002	2001	2000	1999

Number of employees	55,162	56,787	44,843	47,244	44,770
Salaries and wages	$3,043	2,928	2,296	2,260	1,895
Employee benefits	$801	689	483	500	392
Total taxes	$579	528	486	826	579
Timberlands (thousands of acres):
U.S. and Canadian fee ownership	6,677	7,159	5,935	5,938	5,914
U.S. and Canadian long-term leases	788	802	514	521	495
Long-term license arrangements in Canada	29,862	34,715	32,605	31,648	32,786
Number of shareholder accounts at year-end:
Common	13,726	14,551	16,127	17,437	18,732
Exchangeable	1,388	1,450	1,573	1,736	1,590
Weighted average shares outstanding (thousands)	221,595	220,927	219,644	225,419	205,599

Financial Report    PAGE 80

NOTE 25. HISTORICAL SUMMARY (Dollar amounts in millions except per-share figures)

Per Share	1998	1997	1996	1995	1994	1993

Basic net earnings before effect of accounting changes	$1.48	1.72	2.34	3.93	2.86	2.83
Effect of accounting changes	—	—	—	—	—	—

Basic net earnings	$1.48	1.72	2.34	3.93	2.86	2.83

Diluted net earnings before effect of accounting changes	$1.47	1.72	2.33	3.92	2.86	2.81
Effect of accounting changes	—	—	—	—	—	—

Diluted net earnings	$1.47	1.72	2.33	3.92	2.86	2.81

Dividends paid	$1.60	1.60	1.60	1.50	1.20	1.20
Shareholders’ interest (end of year)	22.74	23.30	23.21	22.57	20.86	19.34

Financial Position	1998	1997	1996	1995	1994	1993

Total assets:
Weyerhaeuser	$10,934	11,071	10,968	10,359	9,750	9,087
Real Estate and Related Assets	1,900	2,004	2,628	2,894	3,408	3,670

	$12,834	13,075	13,596	13,253	13,158	12,757

Long-term debt (net of current portion):
Weyerhaeuser:
Long-term debt	$3,397	3,483	3,546	2,983	2,713	2,998
Capital lease obligations	2	2	2	2	—	—

	$3,399	3,485	3,548	2,985	2,713	2,998

Real Estate and Related Assets:
Long-term debt	$580	682	814	1,608	1,873	2,086

Shareholders’ interest	$4,526	4,649	4,604	4,486	4,290	3,966
Percent earned on shareholders’ interest	6.4%	7.4%	10.2%	18.2%	14.3%	15.2%

Operating Results	1998		1997		1996	1995		1994	1993

Net sales and revenues:
Weyerhaeuser	$10,050		10,611		10,568	11,318		9,714	8,726
Real Estate and Related Assets	1,192		1,093		1,009	919		1,117	1,230

	$11,242		11,704		11,577	12,237		10,831	9,956

Net earnings before effect of accounting changes:
Weyerhaeuser	$214	(5)	271	(7)	434	981		576	511
Real Estate and Related Assets	80		71		29	(182	)(8)	13	68

	$294		342		463	799		589	579
Effect of accounting changes	—		—		—	—		—	—

Net earnings	294		342		463	799		589	579

Statistics (Unaudited)	1998	1997	1996	1995	1994	1993

Number of employees	36,309	35,778	39,020	39,558	36,665	36,748
Salaries and wages	$1,695	1,706	1,781	1,779	1,610	1,585
Employee benefits	$351	355	370	408	357	347
Total taxes	$437	478	557	736	618	577
Timberlands (thousands of acres):
U.S. and Canadian fee ownership	5,099	5,171	5,326	5,302	5,587	5,512
U.S. and Canadian long-term leases	241	237	229	171	156	158
Long-term license arrangements in Canada	27,002	23,715	22,863	22,866	17,849	17,845
Number of shareholder accounts at year-end:
Common	19,559	20,981	22,528	23,446	24,131	25,282
Exchangeable	—	—	—	—	—	—
Weighted average shares outstanding (thousands)	198,914	198,967	198,318	203,525	205,543	204,866

(1)2003 results reflect charges of $379 million less related tax effect of $130 million, or $249 million, for the sale or closure of facilities, integration and restructuring, terminating the MacMillan Bloedel pension plan for salaried employees in the United States, litigation charges, and the cumulative effect of a change in an accounting principle. 2003 results also reflect benefits of $230 million less related tax effects of $88 million, or $142 million, for the significant sales of nonstrategic timberlands in western Washington, Tennessee and the Carolinas and a gain on the settlement of an insurance claim.

(2)2002 results reflect charges of $249 million less related tax effect of $86 million, or $163 million, for the closure of facilities, integration of acquisitions, terminating the MacMillan Bloedel pension plan for salaried employees in the United States, business interruption costs, and the write-off of debt issuance costs. 2002 results also reflect benefits of $164 million less related tax effects of $57 million, or $107 million, for the reversal of countervailing and anti-dumping accruals and a sale of western Washington timberlands.

(3)2001 results reflect charges of $157 million less related tax effect of $59 million, or $98 million, for the closure of facilities and integration of acquisitions, costs associated with streamlining internal support services, and costs of transitioning to a new shipping fleet. 2001 results also reflect tax benefits of $29 million.

(4)2000 results reflect charges of $205 million less related tax effect of $76 million, or $129 million, for settlement of hardboard siding claims, closure of facilities, integration of acquisitions, and costs associated with streamlining internal support services.

(5)1999 results reflect charges of $276 million less related tax effect of $102 million, or $174 million, for the cumulative effect of a change in an accounting principle, impairment of long-lived assets to be disposed of, closure costs related to acquisitions and Year 2000 remediation.

(6)1998 results reflect charges of $67 million less related tax effect of $25 million, or $42 million for closure of facilities.

(7)1997 results reflect net charges of $13 million less related tax effect of $4 million, or $9 million, for closure and restructuring charges, net of gains on the sale of businesses.

(8)1995 results reflect a charge for disposal of certain real estate assets of $290 million less related tax effect of $106 million, or $184 million.

Financial Report    PAGE 81